UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 11-K
ANNUAL REPORT
Pursuant to Section 15 (d) of the
Securities Exchange Act of 1934
For the fiscal year ended December 31, 2025
Commission File No. 1-442
THE BOEING COMPANY 401(k) RETIREMENT PLAN
THE BOEING COMPANY
929 Long Bridge Drive
Arlington, Virginia 22202

The Boeing Company 401(k) Retirement Plan
Employer ID No: 91-0425694
Plan Number: 002
Financial Statements as of December 31, 2025 and 2024 and for the Year Ended December 31, 2025, Supplemental Schedules as of and for the Year Ended December 31, 2025, and Report of Independent Registered Public Accounting Firm

THE BOEING COMPANY 401(k) RETIREMENT PLAN

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2025 and 2024	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2025	3
Notes to Financial Statements as of December 31, 2025 and 2024 and for the Year Ended December 31, 2025	4
SUPPLEMENTAL SCHEDULES:
Form 5500, Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2025	18
Form 5500, Schedule H, Line 4(a) - Schedule of Delinquent Participant Contributions for the Year Ended December 31, 2025	207
Form 5500, Schedule G, Part III - Schedule of Nonexempt Transactions for the Year Ended December 31, 2025	208
SIGNATURE	209

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Participants and Plan Administrator of
The Boeing Company 401(k) Retirement Plan
Arlington, Virginia

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Boeing Company 401(k) Retirement Plan, (the "Plan") as of December 31, 2025 and 2024, the related statement of changes in net assets available for benefits for the year ended December 31, 2025, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2025 and 2024, and the changes in net assets available for benefits for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedules

The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2025, the Schedule of Delinquent Participant Contributions for the year ended December 31, 2025, and the Schedule of Nonexempt Transactions for the year ended December 31, 2025 have been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedules are the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Deloitte & Touche LLP
Chicago, Illinois
June 16, 2026

We have served as the auditor of the Plan since at least 1990; however, an earlier year could not be reliably determined.

THE BOEING COMPANY 401(k) RETIREMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2025 AND 2024

(Dollars in millions)	2025	2024
ASSETS:
Investments — interest in Master Trust	$79,581	$73,154

Receivables:
Participant contributions	52	—
Employer contributions	58	50
Notes receivable from participants	719	706

Total receivables	829	756

NET ASSETS AVAILABLE FOR BENEFITS	$80,410	$73,910
See notes to financial statements.

THE BOEING COMPANY 401(k) RETIREMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2025

(Dollars in millions)
Net Master Trust activity	$10,998
Interest income from notes receivable from participants	48
Contributions:
Employer — Boeing common stock	1,538
Participant	2,226
Total contributions	3,764
Benefits paid	8,310
NET INCREASE	6,500

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	73,910
End of year	$80,410
See notes to financial statements.

THE BOEING COMPANY 401(k) RETIREMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2025 AND 2024 AND FOR THE YEAR ENDED DECEMBER 31, 2025
(Dollars in millions)
1.    DESCRIPTION OF PLAN
The following description of The Boeing Company 401(k) Retirement Plan (the “Plan”) provides only general information. Participants, as defined by the Plan (“Members” or “Participants”), should refer to the plan document for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution plan intended to qualify under the Internal Revenue Code (“IRC”) as a profit sharing plan with a cash or deferred arrangement and employee stock ownership plan component, and is designed to provide Members with a means of making regular savings for their retirement. An eligible employee of The Boeing Company (the “Company” or “Boeing”) or one of its adopting subsidiaries becomes eligible to participate on the first day of employment.
The Plan includes an auto-enrollment provision for newly-eligible employees unless they affirmatively elect not to participate in the Plan. Automatically enrolled Members have their deferral rate set at a percentage of eligible compensation as defined in the plan document and their contributions are invested in a qualified default investment alternative (“QDIA”) until changed by the Members. The current QDIA for the Plan is the applicable custom target date fund.
The assets of the Plan, excluding notes receivable from participants, are held in The Boeing Company Employee Savings Plans Master Trust (the “Master Trust”). The Northern Trust Company (“NT”) serves as trustee for the Master Trust. The Employee Benefit Plans Committee oversees the operation and administration of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.
Contributions — Members may elect to contribute to the Plan a percentage of their eligible compensation through either pretax, after-tax, or Roth contributions, or a combination of those contribution types, as defined in the plan document and subject to statutory limitations. Members who have attained age 50 before the end of the plan year are eligible to make catch-up contributions, as defined in the plan document and subject to statutory limits. The Plan also accepts certain rollover contributions.
Under the terms of the Plan, Boeing makes employer matching and Company contributions for eligible Members. Catch-up contributions are ineligible for an employer matching contribution for certain Members. During 2025 and 2024, Boeing’s contributions were made in the form of shares of Company common stock and immediately transferred to other investment funds in accordance with Members’ current investment elections.
Employer contributions receivables as of December 31, 2025 and 2024, included the following:

	2025	2024
Employer matching and Company contributions	$41	$—
Employer matching true-up contributions	11	29
Student loan matching contributions	6	21
Total receivables: Employer contributions	$58	$50
Members may elect to change their contribution percentages. These changes are effective the next pay period after the request is received, or as soon as administratively possible thereafter. The allocation of both Members’ contributions and employer contributions to the funds may be changed at any time and become effective on the day of the change or the next business day, according to the time of the request for a change in relation to the stock market close of business.

Members’ Accounts — Individual accounts are maintained for each Member. Each Member’s account is credited with the Member’s contributions, Boeing’s contributions, and allocations of Plan earnings (losses) from the funds in which the account is invested. Each Member’s account is charged with an allocation of certain administrative and investment-related expenses, and Member-specific charges, if applicable. Allocations are based on Member earnings or account balances, as defined by the plan document. The benefit to which a Member is entitled is the benefit that can be provided from the Member’s account.
Investment Funds — Upon enrollment in the Plan, Members may direct the investment of their contributions and any employer contributions to the investment funds offered under the Plan. These investment funds consisted of common/collective trusts, separately managed U.S. equity accounts, separately managed non-U.S. equity accounts, a separately managed fixed-income account, custom target date funds, a stable value fund (composed of synthetic-guaranteed investment contracts (“synthetic GICs”)), and Boeing common stock, which is the Boeing Stock Fund, as of December 31, 2025 and 2024. The Boeing Stock Fund consists of Boeing common stock and cash held in the cash sweep fund. Members may elect that dividends received with respect to their investments in the Boeing Stock Fund be distributed to them in cash or reinvested in the Boeing Stock Fund (a dividend payout program). Investment funds are valued daily and Members may elect to change their investment allocations on a daily basis.
Vesting — Member contributions, Boeing’s contributions, and earnings on those contributions are immediately vested.
Withdrawals — Members may elect to withdraw all or a portion of their accounts, at any time on or after the day the Member attains age 59 1/2. If a Member is under age 59 1/2, withdrawals from his or her accounts are subject to restrictions for certain accounts and certain hardship rules as provided by the Plan. If a Member takes a hardship withdrawal, the Member may continue contributions to the Plan; however, for certain Members, employer matching contributions will be suspended for six months following the hardship withdrawal.
In addition, a Member may elect to withdraw all or part of his or her employer matching contribution account before the Member attains age 59 1/2, but only if the Member has attained his or her fifth anniversary of employment. If such a withdrawal is made, employer matching contributions will generally be suspended for six months following the withdrawal. Company contributions may be fully withdrawn upon termination of employment. Withdrawals of after-tax contributions and rollover contributions can be made at any time. Effective August 1, 2025, employer match or after-tax withdrawals cannot be made if a Member (excluding certain unions) has taken an employer match or after-tax withdrawal, respectively, during the preceding six-month period. Qualified reservist distributions, active military leave distributions, withdrawals upon disability, qualified birth and adoption withdrawals, domestic abuse withdrawals, emergency personal expense withdrawals, and qualified disaster recovery withdrawals are also available to eligible Members.
In the event of illness or injury and if eligible Members have used all of their regular sick leave benefits, the eligible Members may elect to withdraw, subject to Plan requirements, all or a portion of their salary continuation balance, if applicable.
Notes Receivable from Participants — Members may borrow from their fund accounts a minimum of one thousand dollars up to a maximum equal to the lesser of fifty thousand dollars or 50% of their account balance (subject to restrictions for certain accounts and minus any current outstanding loan balance), reduced by the highest outstanding loan balance under all of the Company’s savings plans during the last 12 months. Members may generally have a maximum of two loans outstanding under the Plan at any time. Loans may be additionally limited in accordance with the Plan provisions and/or loan policies and procedures. The interest rate on new loans is set every month and is equal to the prime rate published in the Wall Street Journal as of the last business day of the calendar month immediately preceding the date of the loan. Interest rates on outstanding loans ranged from 3.25% to 9.50% at December 31, 2025, with loans maturing at various dates through December 2045.
Loan repayments are made through regular payroll deductions for a period of up to 60 months for general loans and over a longer period for loans used to finance the purchase of a principal residence. If a Member’s employment terminates for any reason, and the loan balances are not paid in full by the termination date, the

Member may continue to make monthly loan repayments until the loan is scheduled to be paid off. A loan will generally be subject to default if a payment has not been made for 90 days, an outstanding loan balance remains 30 days after the scheduled payoff date, or the Member takes a full distribution of his or her net account balance before the loan is paid off. If the loan defaults, the loan balance will become taxable income to the Member.
Benefit Payments — Upon termination of service, a Member may elect to receive a lump-sum amount equal to the full value of the Member’s vested interest in his or her account; a partial payment amount; or monthly, quarterly, semiannual, or annual installments of a fixed dollar amount or for a specific number of years, up to 10 years. Generally, a Member may also elect to have all or a portion of his or her Boeing Stock Fund balance paid in shares and/or cash. A Member also has the option to elect to apply all or a part of his or her account toward the purchase of an annuity contract with payments for a specified number of years, from a provider made available by the Plan administrator in accordance with the procedures established by the Plan administrator. If a Member makes no election, annual distributions of the required minimum amount will generally begin after age 73, in accordance with applicable Plan provisions. Notwithstanding the foregoing, following a Member’s termination of service, if his or her account balance is one thousand dollars or less, it will automatically be paid out to the Member in accordance with applicable Plan provisions.
Plan Amendments — Effective January 1, 2025, as specified in the Plan provisions, the Plan document was amended to update the list of eligible incentive plans, include a separate catch-up contribution election for all Members who are catch-up eligible, and reflect mandatory Roth catch-up contributions for certain Members who are catch-up eligible.
Effective January 1, 2026, the Plan document was amended to allow Members ages 60-63 to make catch-up contributions up to the increased limits permitted under SECURE 2.0 Act of 2022.
Subsequent Events — Subsequent events were evaluated through June 16, 2026, the date the financial statements were issued.
2.    SUMMARY OF ACCOUNTING POLICIES
Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Risks and Uncertainties — The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Market risks include global events, such as a pandemic or international conflict, which could impact the value of investment securities. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.
Valuation of Investments — Investments in the Master Trust are stated at fair value, except for fully benefit-responsive investment contracts (“FBRICs”) or synthetic GICs, which are reported at contract value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. Securities traded in markets that are not considered active may be valued using unobservable inputs, such as less recent trade prices, single broker-dealer quotations, related yield curves, and other assumptions about the security. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan (see Note 3). The Master Trust’s investments, as discussed in Note 4, are valued as follows:
•Common stock, including Boeing common stock, preferred stock, and other investments (rights, warrants, exchange-traded funds, exchange-traded options, and other exchange-traded derivatives) traded in active markets on national and international exchanges are primarily valued using a market approach based on the closing market prices of identical instruments on the last trading day of the year. The other exchange-traded derivatives are included in other receivables and other liabilities on the Master Trust’s statements of net assets.
•Forward and spot currency contracts are valued using a market value approach based on spot foreign currency rates if the contract tenor is two days or less and on interpolated forward rates for any contracts with a tenor greater than two days. Forward and spot currency contracts are included in other receivables and other liabilities on the Master Trust’s statements of net assets.
•Investments in common/collective trust funds are valued based on the year-end unit net asset value (“NAV”). The NAV is used as a practical expedient to estimate fair value. Unit values are determined by the issuer or third party administrator by dividing the fair values of the total net assets at year-end by the outstanding units. There were no unfunded commitments, no restrictions on redemption frequency, and no advance notice periods required for redemption for these investments.
•Synthetic GICs are stated at contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts were valued based on the pricing methodology stated below for fixed-income securities.
•Fixed-income securities, including government and agency securities, corporate bonds, and mortgage and asset-backed securities, are primarily valued using a market approach using matrix pricing, which considers a security’s relationship to other securities for which quoted prices in an active market may be available, or alternatively based on an income approach, which uses valuation techniques to convert future cash flows to a single present value amount. The valuation approach is designed to maximize the use of observable inputs, such as observable trade prices, multiple broker-dealer quotations, related yield curves, and other assumptions about the security (prepayment projections, cash flows, other security characteristics, etc.) and minimize unobservable inputs. The securities are valued as of the last trading day of the year. Fixed-income instruments that have a delayed future settlement such as to-be-announced securities (“TBAs”) are valued similarly to fixed-income securities in active markets. TBAs are included in the underlying assets associated with the synthetic GICs, other receivables, and other liabilities on the Master Trust’s statements of net assets.
•Mutual funds, which are registered investment companies, are valued at the daily closing price as reported by the fund. Funds held by the Master Trust are open-ended funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price.
•Short-term investments include certificates of deposits, commercial paper, treasury bills, and discounted notes with original maturities greater than three months, but less than one year. These investments are primarily valued using a market approach in the same manner as fixed-income securities referenced above.
•Other investments include physical commodities and over-the-counter (“OTC”) derivatives, such as options and swap contracts. Physical commodities are valued on a market approach using the front month futures contract for the specific commodity. The derivatives are valued using a market approach and are based upon the expected amount that the Master Trust would receive or pay to exit the derivative at the reporting date. The valuation methodology relies on inputs, including, but not limited to, benchmark yields, swap curves, cash flow analysis, ratings updates, and interdealer broker rates. Credit risk of the derivative counterparties is offset by collateralizing the expected amount that the Master Trust would receive or pay to terminate the derivative.
In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services - Investment Companies, the synthetic GICs are included at contract value in participant-directed investments in the statements of net assets available for benefits. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan and the terms of the synthetic GICs. The statement of changes in net assets available for benefits is presented on a contract-value basis.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation/depreciation of investments includes both realized and unrealized gains or losses and is calculated as the difference between the fair value of the investments as of the beginning of the plan year or the purchase date in the current year and either the sales price or the end-of-year fair value.
Cash and Cash Equivalents — Cash and cash equivalents include cash and cash collateral. Cash collateral is related to the collateral posted on derivatives.
Valuation Oversight — Plan management has implemented processes that are designed to ensure that fair value measurements used by the Master Trust are appropriate and reliable, that they are based on observable inputs wherever possible, and that the valuation approaches are consistently applied and the assumptions used are reasonable. The valuation framework has a set of processes that provides for oversight and validation of the fair value methodologies as well as valuations.
The Board of Directors of the Company has delegated the fiduciary oversight of plan assets within the Master Trust structures to the Employee Benefit Investment Committee (“EBIC”). The EBIC has sub-delegated this responsibility to the Chief Investment Officer (“CIO”), who manages Trust Investments and chairs the Valuation Committee. Trust Investments is responsible for the oversight of the Plan assets including selection and monitoring of investment managers, asset strategies, and risk management. The Valuation Committee is responsible for the oversight of the valuation practices of the Master Trust and is composed of the Managing Directors of Trust Investments, including Risk Management and Trust Operations and each of the Investment teams, along with the Director of Actuarial Services and Enterprise Benefits Accounting. The Valuation Committee meets periodically with the purpose of fulfilling the following responsibilities and provides an annual review to the EBIC of its findings and actions:
•Review and approve annually the Trust Investments valuation practices, and review valuation practices used by third parties
•Review and approve the year-end valuations, including the methods used to develop and substantiate the unobservable inputs used in the fair value measurement
•Review analysis and benchmarks used by the Company and the Master Trust to assess the reasonableness of the year-end valuations and changes in fair value measurements from period to period
•Review and approve annual financial statement disclosures of the investments held in the Master Trust
Common/collective trust funds are generally valued using the NAV or its equivalent. Valuations provided by the funds are reviewed at least quarterly. The asset managers’ audited financial statements are used in the Master Trust's annual financial reporting process, where applicable. Assessments of reasonableness include regular asset manager meetings and review of quarterly reports, third-party reviews and reconciliations, which includes escalation to Trust Investments for exceptions, quarterly CIO investment reviews, and reviews of manager valuation policies. Valuation policies are reviewed when a new mandate is entered into with an asset manager or as changes to policies are provided by managers.
Fixed income, equity, and derivative instruments are generally valued using valuations obtained from pricing vendors. Pricing vendor valuation methodologies and custodian pricing controls and related documentation are assessed for reasonableness on an annual basis. The pricing vendor due diligence process includes reviews of pricing controls and procedures, as well as discussions in order to maintain a current understanding of the valuation processes and related assumptions and inputs that may be used by the vendors to price instruments. The custodian due diligence process includes reviews of pricing controls and procedures that are carried out on the Master Trust's behalf. This includes various levels of tolerances checks on price changes, review of stale or unchanged prices, multi-price source comparisons, and vendor price challenges. Additionally, on a monthly basis, the custodian reconciles its valuations to valuations obtained from each investment manager and any exceptions are reported to Trust Investments for resolution, which may include escalation to the Valuation Committee.

Contributions — Contributions from Members and the matching contributions from the Company are recorded in the year in which the employee contributions are withheld from compensation.
Benefits — Benefits are recorded when paid.
Expenses — Necessary and proper expenses of the Plan are paid from the Plan assets at the Master Trust level, except for those expenses the Company is required by law or chooses to pay. Expenses are paid at the Master Trust level, deducted from income earned and therefore are recorded as a reduction of investment return and are not separately reflected in the Plan’s statement of changes in net assets available for benefits.
Notes Receivable from Participants — Notes receivable from participants are measured at the unpaid principal balance, plus any accrued but unpaid interest. Delinquent Member loans are recorded as distributions based on the terms of the plan document.
3.    SYNTHETIC GUARANTEED INVESTMENT CONTRACTS
The Master Trust includes the Stable Value Fund (“SVF”), which is managed by Goldman Sachs Asset Management, L.P. (“GSAM”). The SVF holds synthetic GICs.
A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, backed by diversified fixed income and cash portfolios that are owned by the SVF. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the SVF, but rather are amortized, over the duration of the underlying assets or other agreed upon period, through adjustments to the contracts’ future crediting rates. Primary variables impacting the future crediting rate of the SVF include the crediting rates of the various wrap contracts, broader market interest rates, the current yield and historical investment performance of the underlying assets, the duration of the underlying assets covered by the wrap contracts, the existing difference between the market value of the SVF’s investment portfolios and the associated wrap contracts’ book value, the timing and amount of participant contributions and withdrawals made to or from the SVF, the percentage of the SVF invested in cash, and SVF expenses, among other factors. The contract issuers guarantee (subject to the terms, conditions and exceptions in the wrap contracts) that all qualified participant withdrawals will occur at contract value (or book value), which represents contributions made under the contract, plus credited interest, less withdrawals made under the contract, and less administrative expenses.
The synthetic GICs are included in the Master Trust’s statements of net assets, as discussed in Note 2, at contract value. There are no reserves against contract value for credit risk of the contract issuers. The fixed income securities underlying the contracts are valued based on the valuation methodology stated in Note 2.
The assets underlying the synthetic GICs are owned by the SVF, which is part of the Master Trust. NT is the custodian for the Master Trust assets. The underlying assets of the synthetic GICs are invested in diversified fixed income and cash portfolios managed by BlackRock Financial Management, Voya Investment Management Co., J.P. Morgan Investment Management (“JPM”), Pacific Investment Management Company, and PGIM (the global investment management business of Prudential Financial). In addition to the diversified fixed income portfolios, GSAM oversees an allocation to a cash component, which is invested in a separately managed account, managed by JPM.
The wrap providers are each contractually obligated to pay the principal and specified crediting rate that is guaranteed to the SVF, subject to the terms, conditions and exceptions of each wrap contract. The respective crediting rates are each based on a formula agreed upon with each wrap contract issuer; each contract provides an interest rate floor of 0%. Such contract crediting rates are reset on a monthly basis while the crediting rate for the SVF is reset on a daily basis.
Certain events, including but not limited to a Plan termination or a Plan merger outside the Master Trust initiated by the Company, could limit the ability of the SVF to transact at contract value or may allow for the termination of the wrap contract at less than contract value. The Company does not believe that any events are probable of occurring that could limit the ability of the SVF to transact at contract value.

4.    MASTER TRUST
The Master Trust assets are invested and records are maintained by each investment fund option. Funds are allocated to the participating plans in accordance with the Plan provisions and Member allocation elections. The allocation of net assets is based on the respective number of units held by the plans’ Members as of year-end. The allocation of the changes in net assets is calculated daily based on the units held by the plans’ Members as of that day’s end.
The Plan’s interest in the Master Trust represented 100% of the Master Trust’s net assets at December 31, 2025 and 2024.
Although the Plan is the only participating plan in the Master Trust as of December 31, 2025, the Company intends to keep the Master Trust for potential future acquired plans and file a Form 5500 as a master trust.

The Master Trust’s statements of net assets as of December 31, 2025 and 2024, are as follows:

	2025	2024
ASSETS:
Investments — at fair value:
Common/collective trusts	$49,406	$45,742
Common and preferred stock	10,768	8,867
Government and agency securities	976	737
Corporate bonds	699	553
Mortgage and asset-backed securities	281	356
Boeing common stock	6,402	5,434
Mutual funds	175	133
Short-term investments	31	42
Other investments	10	15
Total investments — at fair value	68,748	61,879
Investments — at contract value:
Synthetic GICs/SVF	10,853	11,231
Total Master Trust investments	79,601	73,110
Cash and cash equivalents	111	180
Receivables:
Receivables for securities sold	86	166
Accrued investment income	45	38
Other	5	6
Total receivables	136	210
Total assets	79,848	73,500

LIABILITIES:
Payables for securities purchased	218	296
Accrued investment and administration expenses	30	26
Other	19	24
Total liabilities	267	346
NET ASSETS	$79,581	$73,154

The statement of changes in net assets for the Master Trust for the year ended December 31, 2025 is as follows:

Net appreciation of investments	$10,476
Interest income	461
Dividend income	170
Investment income	631
Net investment income	11,107
Amounts received from participating plan	4,032
Deductions:
Amounts paid to participating plan	8,603
Investment and administration expenses	109
Total deductions	8,712

Increase in net assets	6,427
Beginning of year	73,154
End of year	$79,581
5.    FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
ASC 820, Fair Value Measurement, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 for financial assets and financial liabilities are described below:
Level 1 — Values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Values are based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in nonactive markets; or (c) valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The following tables set forth by level within the fair value hierarchy a summary of Master Trust investments by general types of assets and liabilities measured at fair value on a recurring basis as of December 31, 2025 and 2024. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2025
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$10,763	$—	$5	$—	$10,768
Government and agency securities	—	967	9	—	976
Corporate bonds	—	699	—	—	699
Mortgage and asset-backed securities	—	272	9	—	281
Boeing common stock	6,402	—	—	—	6,402
Mutual funds	175	—	—	—	175
Short-term investments	—	31	—	—	31
Other investments	—	10	—	—	10
Total investments in the fair value hierarchy	17,340	1,979	23	—	19,342
Investments measured at net asset value:
Common/collective trusts	—	—	—	49,406	49,406
Total investments — at fair value	17,340	1,979	23	49,406	68,748
Investments measured at contract value:
Synthetic GICs/SVF	—	—	—	10,853	10,853
Cash and cash equivalents	—	—	—	111	111
Receivables:
Receivables for securities sold	—	—	—	86	86
Accrued investment income	—	—	—	45	45
Other	1	4	—	—	5
Total receivables	1	4	—	131	136
Total assets	17,341	1,983	23	60,501	79,848

Liabilities:
Payables for securities purchased	—	—	—	218	218
Accrued investment and administration expenses	—	—	—	30	30
Other	3	6	—	10	19
Total liabilities	3	6	—	258	267

NET ASSETS	$17,338	$1,977	$23	$60,243	$79,581

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2024
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$8,863	$—	$4	$—	$8,867
Government and agency securities	—	727	10	—	737
Corporate bonds	—	552	1	—	553
Mortgage and asset-backed securities	—	330	26	—	356
Boeing common stock	5,434	—	—	—	5,434
Mutual funds	133	—	—	—	133
Short-term investments	—	42	—	—	42
Other investments	—	15	—	—	15
Total investments in the fair value hierarchy	14,430	1,666	41	—	16,137
Investments measured at net asset value:
Common/collective trusts	—	—	—	45,742	45,742
Total investments — at fair value	14,430	1,666	41	45,742	61,879
Investments measured at contract value:
Synthetic GICs/SVF	—	—	—	11,231	11,231
Cash and cash equivalents	—	—	—	180	180
Receivables:
Receivables for securities sold	—	—	—	166	166
Accrued investment income	—	—	—	38	38
Other	1	5	—	—	6
Total receivables	1	5	—	204	210
Total assets	14,431	1,671	41	57,357	73,500

Liabilities:
Payables for securities purchased	—	—	—	296	296
Accrued investment and administration expenses	—	—	—	26	26
Other	1	10	—	13	24
Total liabilities	1	10	—	335	346

NET ASSETS	$14,430	$1,661	$41	$57,022	$73,154
*The amounts not leveled are related to investments using NAV as a practical expedient to estimate fair value, investments measured at contract value, and non-investment assets and liabilities. The amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Master Trust’s statements of net assets.
Master Trust net assets at fair value classified within Level 3 consisted of common and preferred stock, government and agency securities, corporate bonds, and mortgage and asset-backed securities. Such amounts were 0.03% and 0.06% of the Master Trust’s net assets as of December 31, 2025 and 2024, respectively.
Level 3 Transfers — The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to net assets. There were no significant transfers into or out of Level 3 for the years ended December 31, 2025 and 2024.

6.     DERIVATIVE FINANCIAL INSTRUMENTS
ASC 815, Derivatives and Hedging, requires disclosures on how and why derivatives are used, accounted for, and affect the results of operations and financial position. Derivative instruments held by the Master Trust are not designated as hedging instruments under ASC 815. The Master Trust investments are exposed to the following financial instrument risks:

Interest Rate Risk — Interest rate risk is the risk of change in the market value of the assets due to a change in interest rates. Bond futures, interest rate swaps, and interest rate swaptions are generally used to manage interest rate risk or adjust portfolio duration. A futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Interest rate swap agreements involve the exchange of respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments, with respect to the notional amount of principal between the Master Trust and a counterparty. Interest rate swaptions are options to enter into an interest rate swap based on predetermined conditions.

Credit Risk — Credit risk is the risk of change in the market value of assets due to the change in creditworthiness of the underlying issuer. Credit default swaps are used to manage the credit exposure of a security or basket of securities. Credit default swap agreements involve one party (referred to as the buyer of protection) making a stream of payments to another party (the seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event for the referenced entity, obligation, or index.

Foreign Currency Risk — Currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Generally, currency futures and forward contracts are used to achieve the desired currency exposure, or generate value-added performance. Foreign currency futures and forwards are agreements between two parties to buy and sell a set of currencies at a set exchange rate on a specified future date. A currency option gives the buyer the right, but not the obligation, to buy one currency or sell another currency at a set exchange rate on or before a given date.

Equity Risk — Equity risk is the risk of a change in market value of assets due to the change in equity or equity index prices. Equity futures and swaps are generally used to manage the market exposure of a security or index, or rebalance the total portfolio to the target asset allocation. An equity futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Equity swaps generally exchanges the return on a stock or stock index for the return of another financial instrument such as a different stock or equity index or LIBOR.

Future Settlement Risk — Future settlement risk is the risk of counterparty nonperformance resulting in not receiving the asset or associated gains specified in the contract. Gains are derived from the change in market value of the contract due to a change in price of the underlying security. Mortgage-backed TBAs are used to manage the market exposure of a security or asset class. A TBA is a contract for the purchase or sale of agency mortgage-backed securities to be delivered at a future agreed-upon date.
As of December 31, 2025 and 2024, the Master Trust has invested in derivative contracts. The fair value of these contracts is included in the Master Trust’s statements of net assets, as discussed in Note 4, and was not material.
Derivative contracts realized gains and losses and the change in unrealized gains and losses are reflected in the Master Trust’s statement of changes in net assets as net appreciation or depreciation of investments. The effect of derivative contracts realized gains and losses and the change in unrealized gains and losses for the year ended December 31, 2025 was not material.
The following table summarizes the gross notional value of derivative contracts outstanding as of December 31, 2025 and 2024. The gross notional amounts give an indication of the volume of the Master Trust’s derivative activity and significantly exceed the fair value of the derivative investments, which is more representative of the economic exposure associated with derivatives in the Master Trust.

	Interest Rate	Credit	Foreign Currency	Equity	Future Settlement	Total
December 31, 2025
Forward contracts	$—	$—	$471	$—	$—	$471
Futures	3,262	—	11	304	—	3,577
Options	2	—	—	—	—	2
Swaps	997	9	—	—	—	1,006
TBAs	—	—	—	—	677	677
Total	$4,261	$9	$482	$304	$677	$5,733
December 31, 2024
Forward contracts	$—	$—	$276	$—	$—	$276
Futures	2,793	—	5	277	—	3,075
Options	53	—	16	—	—	69
Swaps	1,294	50	—	—	—	1,344
TBAs	—	—	—	—	725	725
Total	$4,140	$50	$297	$277	$725	$5,489
Derivatives are generally used to manage the market exposure of a security, index or currency, or adjust the portfolio duration. Derivative contracts are instruments that derive their value from underlying assets, indices, reference interest rates, or a combination of these factors. Refer to Note 2 for further description of how derivative instruments are valued. Certain cash instruments, such as mortgage-backed TBAs meet the definition of a derivative instrument under GAAP.
The nature of the counterparty and the settlement mechanism of the derivative affect the credit risk to which the Master Trust is exposed. For OTC derivatives such as swaps, forwards, options and TBAs, the Master Trust is exposed to the credit risk of the derivative counterparty.
For exchange-traded derivatives, such as futures and options, and “cleared” OTC swaps, the Master Trust is generally exposed to the credit risk of the relevant exchange or clearinghouse. Where possible, the Master Trust seeks to mitigate its credit risk exposures arising on derivative transactions through the use of legally enforceable master netting arrangements and collateral agreements.
The Master Trust is also exposed to liquidity risk in the following situations:
1) When the derivative contracts require the Master Trust to post additional cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor and the Master Trust’s receivables under related contracts are unavailable for offset or insufficient in value to offset the payment obligation to the counterparty.
2) When certain derivative contracts have credit-related contingent features under the International Swaps and Derivatives Association Master Agreement (generally swaps) with counterparties for contracts in a net liability position.
The Master Trust has liquidity risk if its assets decline by various, pre-specified rates over predetermined time periods. If this occurs, the Master Trust is required to post more collateral or may be required to pay off the open liability contracts given the counterparty’s right to terminate the contract. At December 31, 2025 and 2024, the Master Trust had an insignificant amount of contracts in a net liability position with contingent features with an insignificant amount posted in collateral against those positions.
7.    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements as of December 31, 2025 and 2024, to Form 5500:

	2025	2024
Net assets available for benefits per the financial statements	$80,410	$73,910
Amounts allocated to withdrawing Members	(73)	(76)
Net assets available for benefits per Form 5500	$80,337	$73,834
The following is a reconciliation of benefits paid per the financial statements for the year ended December 31, 2025, to total benefit payments per Form 5500:

Benefits paid per the financial statements	$8,310
Amounts allocated to withdrawing Members — December 31, 2025	73
Amounts allocated to withdrawing Members — December 31, 2024	(76)
Amounts deemed distributions of Member loans as reflected in the Form 5500	(2)
Total benefit payments per Form 5500	$8,305
Amounts allocated to withdrawing Members are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.
Amounts deemed distributions of Member loans as reflected in the Form 5500 are for loans that Members failed to make a payment within 30 days of the expected payment date and did not bring loan payments current within 90 days of the end of the calendar quarter in which the payment was missed, Members failed to repay the loan in full within 30 days after the end of the repayment period, or Members whose loans are in default and have not reached a distributable event and are not eligible for an in-service withdrawal in the amount of the defaulted loan balance.
8.    RELATED PARTY AND PARTY-IN-INTEREST TRANSACTIONS
Certain Master Trust investments are managed by NT. NT is the trustee as defined by the Plan and, therefore, these transactions qualify as related party and party-in-interest transactions.
As of December 31, 2025 and 2024, the Plan held approximately 29 million and 31 million shares of common stock of the Company, with a cost basis of $5,274 and $5,291, respectively. During the years ended December 31, 2025 and 2024, purchases of shares by the Plan totaled $313 and $227, respectively, and sales of shares by the Plan totaled $1,998 and $2,105, respectively. Boeing contributed $1,538 in Company common stock to the Plan during the year ended December 31, 2025.
Newport Trust Company (“Newport”), is the independent fiduciary and investment manager of the Boeing Stock Fund. The Plan has authorized Newport with sole responsibility for deciding whether to restrict investment in the Boeing Stock Fund, or to sell or otherwise dispose of all or any portion of the stock held in the Boeing Stock Fund if Newport determines it is in the best interests of the Members. In the event Newport determined to sell or dispose of stock in the Boeing Stock Fund, Newport would designate an alternative investment fund under the Plan for the temporary investment of any proceeds from the sale or other disposition of the Company’s common stock.
9.    NONEXEMPT PARTY-IN-INTEREST TRANSACTIONS
The Boeing Distribution Services, Inc. Retirement Plan (“BDSI Plan”) was merged into the Plan effective December 31, 2024. Prior to this merger, participant contributions totaling seven thousand five hundred eighty-three dollars, from various pay periods in 2024, were remitted late to the BDSI Plan. The late contributions were not fully corrected by Boeing Distribution Services, Inc. (“BDSI”) prior to the merger. The late contributions were partially corrected by the Company in 2025 and are expected to be fully corrected in 2026. Impacted participant accounts were credited or will be credited with lost earnings calculated according to the guiding principles of the Department of Labor’s (“DOL’s”) Voluntary Fiduciary Correction Program (“VFCP”). In addition, both the Company and BDSI filed or will file Forms 5330 with the IRS and paid or will pay the required excise tax.

Between December 12, 2024 and September 18, 2025, reportable nonexempt party-in-interest transactions occurred. Plan assets in excess of expenses were paid to a third-party provider. This was corrected according to the guiding principles of the DOL’s VFCP, which involved remitting the total principal amount of four thousand seven hundred dollars on April 2, 2026, and associated earnings in the amount of three hundred eleven dollars on April 9, 2026 to the Plan.
10.    TAX STATUS
The IRS has determined and informed the Company by a letter, dated May 11, 2015, that the Plan is designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, the Plan administrator believes that the tax-exempt status of the Plan and related trust has not been affected and no provision for income taxes has been included in the Plan’s financial statements.
GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2022.
11.     PLAN TERMINATION
Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, both Member and employer contributions, including any income earned, will be distributed to the Members.

*  *  *  *  *  *

SUPPLEMENTAL SCHEDULES
THE BOEING COMPANY 401(k) RETIREMENT PLAN
FORM 5500, SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2025

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
10X GENOMICS INC CL A CL A			**	$403,297
1166 AVE OF THE 5.6896% DUE 10-13-2037	10/13/2037	5.69%	**	2,889,531
1345 TR 2025-AOA COML MTG PASSTHRU CTF CL A 5.28019% 06-15-2042	6/15/2042	5.35%	**	2,507,778
1CMO BENCHMARK MORTGAGE TRUST SER 20-B21 CL A5 2.014% DUE 12-15-2053 BEO	12/17/2053	1.98%	**	9,961,954
1ST INDL RLTY TR INC COM			**	1,826,455
1ST INVS AUTO 4.31% DUE 12-15-2028	12/15/2028	4.31%	**	2,292,159
1ST PACIFIC CO USD0.01			**	59,726
1ST SOURCE CORP COM			**	43,493
361 DEGREES INTERN HKD0.10			**	64,621
3650R 2021-PF1 COML MTG TR COML MTG PASSTHRU CTF CL 2.372% 11-15-2054	11/15/2054	2.37%	**	4,969,282
37 INTERACTIVE ENTERTAINMENT NETWORK TECHNOLOGY GROUP CO LTD 'A'CNY1			**	2,666,346
3M CO 4.8% 03-15-2030	3/15/2030	4.80%	**	453,171
3M CO COM			**	5,579,005
3SBIO INC USD0.00001 REG'S'/144A			**	365,022
5N PLUS INC COM			**	523,553
5TH 3RD BK CIN OH 3.85% DUE 03-15-2026	3/15/2026	3.85%	**	1,330,958
8X8 INC NEW COM			**	75,130
99 SPEED MART RETA NPV			**	122,994
A&D HOLON HOLDINGS CO LTD NPV			**	178,390
A.P. MOLLER-MAERSK SER'B'DKK1000			**	5,837,952
A10 NETWORKS INC COM			**	36,371
A2A SPA EUR0.52			**	1,991,175
AAC TECHNOLOGIES HOLDINGS INC			**	350,742
AAON INC COM PAR $0.004 COM PAR $0.004			**	10,208,121
AAYAN LEASING &INV KWD0.1			**	181,207
ABB LTD CHF0.12 (REGD)			**	15,340,053
ABBISKO CAYMAN LTD USD0.00001			**	180,520
ABBOTT LAB COM			**	16,951,486
ABBVIE INC 3.2% 11-21-2029	11/21/2029	3.20%	**	8,439,944
ABBVIE INC 3.2% DUE 05-14-2026	5/14/2026	3.20%	**	562,746
ABBVIE INC 4.05% DUE 11-21-2039 REG	11/21/2039	4.05%	**	1,002,378
ABBVIE INC 4.25% DUE 11-14-2028	11/14/2028	4.25%	**	252,840
ABBVIE INC 4.25% DUE 11-21-2049 REG	11/21/2049	4.25%	**	1,310,135
ABBVIE INC 4.4% DUE 11-06-2042	11/6/2042	4.40%	**	223,016
ABBVIE INC 4.45% DUE 05-14-2046	5/14/2046	4.45%	**	174,289
ABBVIE INC 4.8% 03-15-2029	3/15/2029	4.80%	**	1,629,189
ABBVIE INC 5.05% 03-15-2034	3/15/2034	5.05%	**	5,682,212
ABBVIE INC 5.4% 03-15-2054	3/15/2054	5.40%	**	175,610
ABBVIE INC COM USD0.01			**	42,180,853
ABBVIE INC FIXED 2.95% DUE 11-21-2026	11/21/2026	2.95%	**	6,177,981
ABDULLAH AL OTHAIM SAR1			**	11,239
ABERCROMBIE & FITCH CO CL A CL A			**	48,963
ABM INDS INC COM			**	5,457

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ABN AMRO BANK N.V. DR EACH REP SHS			**	7,006,645
ABN AMRO BK N V 4.197% DUE 07-07-2028	7/7/2028	4.20%	**	3,539,680
ABN AMRO BK N V 6.339% DUE 09-18-2027	9/18/2027	6.34%	**	4,467,799
ABSA GROUP LTD ZAR2			**	1,917,538
ABU DHABI COMM.BK. AED1			**	4,072,796
ABU DHABI ISLAM BK AED1			**	377,472
ABU DHABI NATL CO AED0.08			**	821,179
ABU DHABI SHIP AED1			**	130,337
ACADEMEDIA AB NPV			**	902,178
ACADIA HEALTHCARE CO INC COM			**	522,008
ACADIAN ASSET MANAGEMENT INC COM USD0.001			**	682,346
ACCEL ENTMT INC COM CL A-1 COM CL A-1			**	99,655
ACCELLERON INDUSTR CHF0.01			**	1,948,080
ACCENTURE CAP INC 4.25% 10-04-2031	10/4/2031	4.25%	**	476,090
ACCENTURE CAP INC 4.5% 10-04-2034	10/4/2034	4.50%	**	380,359
ACCENTURE PLC CLS A			**	28,045,399
ACCOR SA EUR3			**	604,207
ACERINOX SA EUR0.25			**	70,774
ACI WORLDWIDE INC COM STK			**	3,467,898
ACKERMANS NPV			**	725,867
ACOMO			**	540,643
ACTER GROUP CORPOR TWD5			**	621,410
ACTION CONSTR CMSTK			**	56,148
ACUITY INC			**	2,428,830
ADANI PORT AND SPECIAL ECONOMIC ZON LIMITED			**	80,931
ADAPTIVE BIOTECHNOLOGIES CORP COM USD0.0001			**	189,537
ADATA TECHNOLOGY TWD10			**	435,878
ADDTECH AB SER'B'NPV			**	48,832
ADDUS HOMECARE CORP COM STK			**	480,463
ADIDAS AG			**	5,264,905
ADIENT PLC ADIENT PLC LTD COM			**	5,387
ADITYA BIRLA INR5.00			**	151,796
ADMA BIOLOGICS INC COM			**	6,728,918
ADNOC MURBAN RSC LTD GLOBAL MEDIUM 5.125% 09-11-2054	9/11/2054	5.12%	**	375,868
ADOBE INC COM			**	7,020,799
ADR ARCELORMITTAL N Y REGISTRY SHS NEW 2017 N Y REGISTRY SHS NEW 2017			**	1,835,970
ADR ARGENX SE SPONSORED ADS			**	1,008,299
ADR ASML HLDG NV NY REG 2012 (POST REV SPLIT)			**	9,545,291
ADR ASTRAZENECA PLC SPONSORED ADR UNITEDKINGDOM			**	5,020,481
ADR AUTOHOME INC SPONSORED ADR REPST CL A			**	1,989,020
ADR BANCO BRADESCO S A SPONSORED ADR REPSTG PFD SHS NEW 2004			**	2,155,889
ADR BARCLAYS PLC ADR			**	12,675,093
ADR BHP GROUP LTD SPONSORED ADR			**	741,162
ADR BP P L C SPONSORED ADR			**	8,892,512
ADR CEMEX SAB DE CV			**	1,515,106
ADR COCA-COLA FEMSA S.A.B DE C.V.			**	157,882
ADR COMPANIA DE MINAS BUENAVENTURA S A SPONSORED ADR REPSTG SER B SHS			**	1,503
ADR DINGDONG CAYMAN LTD SPN ADR			**	18,976

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ADR DRDGOLD LTD SPONSORED ADR REPSTG 10 SHS			**	65,307
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS			**	1,696,858
ADR FOMENTO ECONOMICO MEXICANO SAB DE CV			**	1,563,452
ADR FUTU HLDGS LTD SPONSORED ADS			**	2,431,129
ADR GAOTU TECHEDU INC			**	1,213
ADR GOLD FIELDS LTD NEW SPONSORED ADR			**	2,280,624
ADR GRAVITY CO LTD SPONSORED ADR NEW			**	109,432
ADR GRUPO CIBEST SA SPON ADS EACH REP 4 PRF SHS			**	15,966
ADR GSK PLC			**	21,696,375
ADR HARMONY GOLD MNG LTD SPONSORED ADR			**	1,305,102
ADR HDFC BK LTD ADR REPSTG 3 SHS			**	119,193
ADR HELLO GROUP INC ADR			**	43,125
ADR HONDA MTR LTD ADR REPRESENTING 3 ORDSHS			**	451,575
ADR HSBC HLDGS PLC SPONSORED ADR NEW			**	817,381
ADR HUYA INC ADS REPSTG CL A SHS			**	27,752
ADR ICICI BK LTD			**	1,372,648
ADR INTERCONTINENTAL HOTELS GROUP PLC NEW SPON ADS EACH REPR 1 ORD SHS			**	11,830
ADR JINKOSOLAR HLDG CO LTD			**	198,685
ADR JOYY INC ADS REPSTG COM CL A			**	709,252
ADR KANZHUN LTD SPONSORED ADS			**	4,206,004
ADR KB FINL GROUP INC SPONSORED ADR REPSTG 1 COM SH ADR			**	6,367
ADR KOREA ELEC PWR CORP SPONSORED ADR ISIN #US5006311063			**	87,219
ADR NICE LTD SPONSORED ADR			**	1,434,365
ADR NOAH HLDGS LTD SPONSORED ADS			**	132,528
ADR NOKIA CORP SPONSORED ADR			**	2,714,864
ADR NOVABRIDGE BIOSCIENCES			**	13,007
ADR NOVARTIS AG			**	1,213,394
ADR POSCO HOLDINGS INC ADR EACH REP 1/4 ORD KRW5000 (BNY)			**	7,875
ADR PRUDENTIAL PLC ADR ISIN #US74435K2042			**	322,621
ADR PT BK RAKYAT ADR TO PUR SHS B			**	68,738
ADR QFIN HOLDINGS INC			**	10,406
ADR RECKITT BENCKISER GROUP PLC SPONSORED ADR			**	8,079,133
ADR RELX PLC SPONSORED ADR			**	889
ADR RLX TECHNOLOGY INC SPONSORED ADS			**	73,884
ADR RYANAIR HLDGS PLC SPONSORED ADR NEW			**	15,777,558
ADR SASOL LTD SPONSORED ADR			**	1,204
ADR SEA LTD ADR			**	727,277
ADR SHINHAN FINL GROUP CO LTD SPONSORED ADR			**	19,092
ADR SIBANYE STILLWATER LTD SPONSORED ADR			**	2,454,392
ADR SILICON MOTION TECHNOLOGY CORP SPONSORED ADR REPSTG SHS			**	2,443,943
ADR SOCIEDAD QUIMICA Y MINERA DE CHILE SA SPONSORED ADR REPSTG SER B SHS			**	1,284,152
ADR STRUCTURE THERAPEUTICS INC SPONSOREDADR			**	514,253
ADR TAIWAN SEMICONDUCTOR MANUFACTURING ADS REP 5 TWD10			**	34,372,998
ADR TAL ED GROUP ADS REPSTG COM SHS ADR			**	6,415
ADR TURKCELL ILETISIM HIZMET ADS EACH REPR 2.5 TRADABLE SHS TRY1			**	43,519
ADR UNILEVER PLC SPONSORED ADS EACH 1 ORD REV SPT			**	6,904,736
ADR UP FINTECH HLDG LTD SPONSORED ADR REPSTG CL A ORD SHS			**	103,678
ADR VALE S A ADR			**	2,219,765

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ADR VIPSHOP HLDGS LTD SPONSORED ADR			**	4,459,596
ADR VODAFONE GROUP PLC NEW SPONSORED ADRNO PAR			**	256,697
ADR WOORI FINL GROUP INC			**	13,522
ADR WPP PLC ADR DR EACH REPR 5 SHS			**	6,401,100
ADR XUNLEI LTD SPONSORED ADS			**	40,853
ADR YIREN DIGITAL LTD			**	35,442
ADR YOUDAO INC SPONSORED ADS REPSTG SHS CL A			**	7,510
ADR ZEPP HEALTH CORPORATION SPON ADS EACH REP 16 ORD CL A (P/S)			**	38,686
ADT INC DEL COM			**	18,004
ADTALEM GLOBAL ED INC COM			**	235,912
ADVANCE RES INV REIT			**	165,118
ADVANCED DRAIN SYS INC DEL COM			**	1,099,694
ADVANCED ENERGY INDS INC COM			**	6,909
ADVANCED ENERGY SO TWD10			**	84,658
ADVANCED MICRO DEVICES 4.212% 09-24-2026	9/24/2026	4.21%	**	1,240,911
ADVANCED MICRO DEVICES INC 4.319% 03-24-2028	3/24/2028	4.32%	**	676,265
ADVANCED MICRO DEVICES INC 4.393% DUE 06-01-2052	6/1/2052	4.39%	**	246,298
ADVANCED MICRO DEVICES INC COM			**	48,700,412
ADVANSIX INC COM			**	290,778
ADVANTEST CORP NPV			**	3,870,755
ADVENTIST HLTH 2.952% DUE 03-01-2029	3/1/2029	2.95%	**	5,150,112
ADYEN NV EUR0.01			**	4,340,768
AECI ZAR1			**	19,961
AECON GROUP INC. COM NPV			**	91,279
AEGIS LOGISTICS INR1			**	20,934
AEP TEX INC 3.45% DUE 01-15-2050	1/15/2050	3.45%	**	226,383
AEP TEX INC 4.15% DUE 05-01-2049	5/1/2049	4.15%	**	192,690
AEP TEX INC 5.25% DUE 05-15-2052	5/15/2052	5.25%	**	156,657
AEP TEX INC 5.45% 05-15-2029	5/15/2029	5.45%	**	808,129
AEP TEXAS CENT CO FIXED 3.95% DUE 06-01-2028	6/1/2028	3.95%	**	3,196,774
AEP TRANSM CO LLC 3.1% DUE 12-01-2026	12/1/2026	3.10%	**	754,352
AERCAP HOLDINGS N.V. EUR0.01			**	6,575,151
AERCAP IRELAND CAP / GLOBA 3.3% DUE 01-30-2032 BEO	1/30/2032	3.30%	**	1,414,699
AERCAP IRELAND CAP / GLOBA 3.0% DUE 10-29-2028	10/29/2028	3.00%	**	5,096,451
AERCAP IRELAND CAP DESIGNATED 5.0% 11-15-2035	11/15/2035	5.00%	**	227,795
AERCAP IRELAND CAP DESIGNATED GTD SR NT 4.375% 11-15-2030	11/15/2030	4.38%	**	488,912
AERCAP IRELAND CAP/GLOBA 2.45% DUE 10-29-2026 BEO	10/29/2026	2.45%	**	7,607,693
AERCAP IRELAND CAP/GLOBA 5.1% 01-19-2029	1/19/2029	5.10%	**	429,612
AEROPORTO GUGLIELM NVP			**	27,029
AERSALE CORP COM			**	2,112
AES CORP 5.45% 06-01-2028	6/1/2028	5.45%	**	613,785
AES CORP COM			**	875
AES CORP SR NT 1.375% 01-15-2026	1/15/2026	1.38%	**	1,227,579
AETNA INC NEW 4.5% DUE 05-15-2042	5/15/2042	4.50%	**	171,912
AETNA INC NEW 6.75% DUE 12-15-2037	12/15/2037	6.75%	**	99,307
AFFIRM HLDGS INC CL A CL A			**	1,278,707
AFLAC INC 1.125% DUE 03-15-2026	3/15/2026	1.12%	**	687,342
AFLAC INC COM			**	388,040

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AGCO CORP DEL 5.45% 03-21-2027	3/21/2027	5.45%	**	1,064,250
AGESA HAYAT VE EMEKLILIK AS			**	355,766
AGILENT TECHNOLOGIES INC COM			**	22,477,403
AGILITY PUBLIC WAR KWD0.100			**	164,142
AGILON HEALTH INC COM			**	82,437
AGIOS PHARMACEUTICALS INC COM			**	575,621
AGL CAP CORP 5.875% DUE 03-15-2041	3/15/2041	5.88%	**	25,868
AGNICO EAGLE MINES LTD COM NPV			**	1,952,756
AGNICO-EAGLE MINES LTD COM NPV			**	256,160
AGORA INC ADS SPON ADS EACH REP 4 ORD SHS			**	29,219
AI HOLDINGS CORPOR NPV			**	108,252
AIA ENGINEERING INR2			**	20,249
AIA GROUP LTD NPV			**	12,131,537
AIB GROUP PLC ORD EUR0.625			**	11,336,695
AICA KOGYO CO NPV			**	67,332
AICHI CORPORATION NPV			**	19,215
AIG GLOBAL FDG SR FLTG RT 4.990643% DUE 09-25-2026	9/25/2026	5.02%	**	1,917,495
AIMS APAC REIT MANAGEMENT LTD			**	1,241,641
AIN HOLDINGS INC			**	68,238
AIPHONE CO LTD NPV			**	39,483
AIR ARABIA AED1			**	320,267
AIR FRANCE-KLM EUR1 (POST CONSOLIDATION)			**	155,696
AIR LEASE CORP CL A CL A			**	30,060
AIR LIQUIDE(L') EUR5.50			**	19,954,806
AIR PRODS & CHEMS FIXED 2.7% DUE 05-15-2040	5/15/2040	2.70%	**	127,876
AIR PRODUCTS & CHEMICALS INC 4.3% 06-11-2028	6/11/2028	4.30%	**	1,227,697
AIRBNB INC CL A COM USD0.0001 CL A			**	641,820
AIRBUS SE EUR1			**	2,816,636
AIRPORTS OF THAILA THB1.00(NVDR)			**	1,541,130
AIRTEL AFRICA PLC ORD USD0.5			**	1,428,235
AIRTRIP CORP NPV			**	18,885
AISAN INDUSTRY CO NPV			**	430,617
AISIN CORPORATION NPV			**	492,816
AJANTA PHARMACEUTICAL INR2			**	23,136
AKATSUKI INC NPV			**	546,490
AKEBIA THERAPEUTICS INC COM			**	123,402
AKER SOLUTIONS ASA			**	179,413
AKIS GAYRIMENKUL Y TRY1 (B SHARES)			**	20,283
AKITA BANK NPV			**	46,222
AL BABTAIN POWER SAR10			**	866,773
AL NAHDI MED CO SAR10			**	20,946
AL RAJHI BANK SAR10			**	138,498
ALA TR 2025-OANA COML MTG PASS THRU CTF CL A 5.42363% 06-15-2040	6/15/2040	5.49%	**	2,573,610
ALABAMA PWR CO 3.45% DUE 10-01-2049	10/1/2049	3.45%	**	249,904
ALABAMA PWR CO 3.75% DUE 09-01-2027	9/1/2027	3.75%	**	1,647,326
ALBA PLC FLT 15/12/2038	12/15/2038	2.17%	**	190,790
ALBANY INTL CORP NEW CL A			**	2,336,205
ALBARAKA TURK NPV			**	57,698

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ALBEMARLE CORP 4.65% 06-01-2027	6/1/2027	4.65%	**	1,053,721
ALBEMARLE CORP COM			**	725,021
ALBERTA PROV CDA BD 3.3% DUE 03-15-2028 REG	3/15/2028	3.30%	**	495,864
ALBERTA PROV CDA USD BD 1.3% DUE 07-22-2030 REG	7/22/2030	1.30%	**	818,089
ALCONIX CORPORATIO NPV			**	17,664
ALDAR PROPERTIES AED1			**	1,669,988
ALDEYRA THERAPEUTICS INC FORMERLY ALDEXATHERAPEUTICS INC 03/17/2014 COM			**	223,538
ALECTOR INC COM			**	53,003
ALEXANDER & BALDWIN INC			**	102,705
ALEXANDERS INC COM REIT FUND			**	332,794
ALEXANDRIA REAL 4% DUE 02-01-2050	2/1/2050	4.00%	**	224,631
ALEXANDRIA REAL ESTATE E 2.0% DUE 05-18-2032	5/18/2032	2.00%	**	1,549,740
ALEXANDRIA REAL ESTATE EQUITIES 2.95% 03-15-2034	3/15/2034	2.95%	**	364,466
ALEXANDRIA REAL ESTATE EQUITIES INC COM			**	124,210
ALFA FINANCIAL SOF ORD GBP0.001			**	134,277
ALGONQUIN POWER & UTILITIES CORP STEP UP06-15-2026	6/15/2026	5.36%	**	2,300,839
ALGONQUIN PWR&UTIL COM NPV			**	123,760
ALIBABA GROUP HOLDING LTD			**	10,153,101
ALIGHT INC CL A			**	10,865
ALIGN TECHNOLOGY INC COM			**	458,144
ALIGNMENT HEALTHCARE INC COM			**	743,489
ALIMENTATION 3.55% DUE 07-26-2027	7/26/2027	3.55%	**	4,617,808
ALIMENTATION COUCHE-TARD INC SR NT 144A 4.148% 09-29-2028	9/29/2028	4.15%	**	3,650,191
ALIOR BANK SA PLN10.00			**	1,594,846
ALK-ABELLO A/S SER'B'DKK0.50			**	629,049
ALKANE RESOURCES LTD COMSTK			**	4,064
ALKERMES PLC SHS			**	237,690
ALKHALEEJ TAKAFUL QAR1			**	105,694
ALLEGIANT TRAVEL CO COM			**	727,779
ALLEGION PLC COMMON STOCK			**	485,621
ALLEGRO MICROSYSTEMS INC DEL COM			**	536,121
ALLIED GOLD CORP COM NPV (REV SPT)			**	114,718
ALLISON TRANSMISSION HOLDING			**	703,509
ALLOS S.A COM NPV			**	538,433
ALLSTATE CORP COM			**	2,285,903
ALLY AUTO 4.94% DUE 10-15-2029	10/15/2029	4.94%	**	2,490,223
ALLY AUTO RECEIVABLES TR SR 24-1 CL A3 5.17% 12-15-2028	12/15/2028	5.08%	**	525,048
ALLY AUTO RECEIVABLES TRUST SER 23-1 CL A3 5.46% DUE 05-15-2028	5/15/2028	5.46%	**	1,052,063
ALLY FINANCIAL INC 5.737% 05-15-2029	5/15/2029	5.74%	**	1,446,241
ALLY FINL INC 6.848% 01-03-2030	1/3/2030	6.85%	**	849,203
ALLY FINL INC COM			**	7,126,110
ALMAJED FOR OUD CO SAR10			**	20,317
ALMASANE ALKOBRA SAR10			**	1,314,275
ALMIRALL SA EUR0.12			**	457,224
ALMONTY INDUSTRIES INC COM NPV (POST REV SPLIT)			**	3,007,276
ALNYLAM PHARMACEUTICALS INC COM			**	866,082
ALPARGATAS SA PRF NPV			**	97,616
ALPHA & OMEGA SEMICONDUCTOR LTD COM STK			**	186,749

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ALPHA BANK S.A. EUR0.29			**	1,556,063
ALPHA METALLURGICAL RES INC COM			**	123,726
ALPHA SYSTEMS INC NPV			**	54,126
ALPHABET INC 1.1% DUE 08-15-2030	8/15/2030	1.10%	**	342,295
ALPHABET INC 1.9% DUE 08-15-2040	8/15/2040	1.90%	**	112,733
ALPHABET INC 3.875% 11-15-2028	11/15/2028	3.88%	**	2,030,901
ALPHABET INC 4.1% 11-15-2030	11/15/2030	4.10%	**	1,616,756
ALPHABET INC 4.375% 11-06-2064	11/6/2064	4.38%	**	224,463
ALPHABET INC 4.375% DUE 11-15-2032	11/15/2032	4.38%	**	271,319
ALPHABET INC 4.7% 11-15-2035	11/15/2035	4.70%	**	1,192,633
ALPHABET INC 5.25% 15 MAY 2055	5/15/2055	5.25%	**	201,989
ALPHABET INC 5.3% 05-15-2065	5/15/2065	5.30%	**	268,921
ALPHABET INC 5.45% 11-15-2055	11/15/2055	5.45%	**	231,270
ALPHABET INC CAP STK USD0.001 CL C			**	77,230,887
ALPHABET INC CAPITAL STOCK USD0.001 CL A			**	224,065,006
ALPHAMAB ONCOLOGY USD0.000002			**	1,259
ALS LIMITED NPV			**	1,453,526
ALSTOM EUR7.0			**	307,877
ALTRIA GROUP INC 3.875% DUE 09-16-2046	9/16/2046	3.88%	**	135,755
ALTRIA GROUP INC 4.5% 08-06-2030	8/6/2030	4.50%	**	2,583,130
ALTRIA GROUP INC 4.8% DUE 02-14-2029	2/14/2029	4.80%	**	4,046,015
ALTRIA GROUP INC 4.875% 02-04-2028	2/4/2028	4.88%	**	930,305
ALTRIA GROUP INC 6.2% 11-01-2028	11/1/2028	6.20%	**	684,631
ALTRIA GROUP INC BNDS 2.625% 09-16-2026	9/16/2026	2.62%	**	2,195,477
ALTRIA GROUP INC COM			**	3,057,767
ALTRIA GROUP INC FIXED 3.4% DUE 05-06-2030	5/6/2030	3.40%	**	727,578
ALTRIA GROUP INC FIXED 4.4% DUE 02-14-2026	2/14/2026	4.40%	**	5,207,837
ALUMINUM CORP CHN. 'H'CNY1			**	347,111
AMADA CO LTD			**	1,697,869
AMADEUS IT GROUP EUR0.01			**	10,414,854
AMATA CORP THB1(NVDR)			**	160,968
AMAZON COM INC 2.5% DUE 06-03-2050	6/3/2050	2.50%	**	114,289
AMAZON COM INC 3.9% 11-20-2028	11/20/2028	3.90%	**	3,015,534
AMAZON COM INC 4.1% 11-20-2030	11/20/2030	4.10%	**	2,504,990
AMAZON COM INC 5.55% 11-20-2065	11/20/2065	5.55%	**	146,038
AMAZON COM INC COM			**	248,816,805
AMAZON COM INC FIXED 3.875% DUE 08-22-2037	8/22/2037	3.88%	**	505,550
AMAZON COM INC NT 3.1% 05-12-2051	5/12/2051	3.10%	**	444,819
AMBARELLA INC SHS			**	1,100,924
AMBEA AB NPV			**	2,011,657
AMBEV SA COM NPV ABEV3			**	1,721,703
AMCOR FLEXIBLES NORTH AMER INC 4.8% 03-17-2028	3/17/2028	4.80%	**	1,182,506
AMCOR FLEXIBLES NORTH AMER INC 5.1% 03-17-2030	3/17/2030	5.10%	**	581,484
AMDOCS ORD GBP0.01			**	11,409,958
AMER ELEC PWR CO INC COM			**	5,997,734
AMER MED SYS EUR B 3% GTD SNR 08/03/2031EUR	3/8/2031	3.00%	**	2,799,061
AMER SPORTS INC COM EUR0.030058			**	1,108,735
AMERANT BANCORP INC CL A CL A			**	1,058,047

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AMEREN CORP 1.95% 03-15-2027	3/15/2027	1.95%	**	4,910,334
AMEREN CORP 5.7% 12-01-2026	12/1/2026	5.70%	**	6,522,754
AMEREN CORP COM			**	422,707
AMEREN ILL CO 3.7% 12-01-2047	12/1/2047	3.70%	**	191,403
AMEREN ILL CO 3.8% DUE 05-15-2028	5/15/2028	3.80%	**	5,197,577
AMEREN ILL CO 5.55% DUE 07-01-2054	7/1/2054	5.55%	**	1,479,844
AMERESCO INC			**	187,280
AMERICAN AIRLINES INC COM USD1			**	74,335
AMERICAN AIRLS INC 3.0% 10-15-2028	10/15/2028	3.00%	**	32,720
AMERICAN AIRLS PASS THRU 2016-2 AA 3.2% DUE 12-15-2029	12/15/2029	3.20%	**	628,746
AMERICAN ASSETS TR INC COM			**	229,242
AMERICAN AXLE & MFG HLDGS INC COM			**	113,265
AMERICAN COASTAL INSURANCE CORPORATION			**	114,415
AMERICAN EAGLE OUTFITTERS INC NEW COM			**	33,068
AMERICAN ELEC PWR CO INC 5.2% 01-15-2029	1/15/2029	5.20%	**	1,470,397
AMERICAN EXPRESS CO			**	59,952,987
AMERICAN EXPRESS CO 2.55% DUE 03-04-2027BEO	3/4/2027	2.55%	**	985,694
AMERICAN EXPRESS CO 3.433% 05-20-2032	5/20/2032	3.43%	**	945,507
AMERICAN EXPRESS CO 4.351% 07-20-2029	7/20/2029	4.35%	**	4,544,479
AMERICAN EXPRESS CO 4.42% 08-03-2033	8/3/2033	4.42%	**	4,025,513
AMERICAN EXPRESS CO 4.731% 04-25-2029	4/25/2029	4.73%	**	4,006,720
AMERICAN EXPRESS CO 4.918% 07-20-2033	7/20/2033	4.92%	**	3,769,805
AMERICAN EXPRESS CO 5.098% 02-16-2028	2/16/2028	5.10%	**	8,807,933
AMERICAN EXPRESS CO 5.389% 07-28-2027	7/28/2027	5.39%	**	1,197,200
AMERICAN EXPRESS CO 5.645% 04-23-2027	4/23/2027	5.64%	**	1,125,395
AMERICAN EXPRESS CR ACCOUNT MASTER TR SER 23-3 CL A 5.23% 09-15-2028	9/15/2028	5.23%	**	6,337,928
AMERICAN HEALTHCARE REIT INC COM			**	4,653,387
AMERICAN HOMES 4 RENT 5.25% 03-15-2035	3/15/2035	5.25%	**	406,704
AMERICAN HOMES 4 RENT COMMON STOCK			**	493,923
AMERICAN HONDA FIN 4.95% 01-09-2026	1/9/2026	4.95%	**	1,949,350
AMERICAN HONDA FIN CORP MED TERM NTS BOO4.9% DUE 03-12-2027	3/12/2027	4.90%	**	1,016,126
AMERICAN HONDA FINANCE 4.4% 10-05-2026	10/5/2026	4.40%	**	496,739
AMERICAN HONDA FINANCE 4.45% 10-22-2027	10/22/2027	4.45%	**	962,417
AMERICAN HONDA FINANCE VAR RT 12-11-2026	12/11/2026	4.35%	**	5,006,119
AMERICAN INTEGRITY INS GROUP INC COM			**	142,561
AMERICAN INTERNATIONAL GROUP INC COM			**	25,733,440
AMERICAN INTL GROUP INC 4.9% 05-07-2030	5/7/2030	4.85%	**	799,928
AMERICAN MUN PWR OHIO INC REV 6.449% 02-15-2044 BEO TAXABLE	2/15/2044	6.45%	**	5,262,220
AMERICAN STS WTR CO COM			**	14,496
AMERICAN TOWER CORP			**	3,151,833
AMERICAN TOWER CORP 3.65% DUE 03-15-2027	3/15/2027	3.65%	**	1,292,325
AMERICAN TOWER CORP 5.0% 01-31-2030	1/31/2030	5.00%	**	466,393
AMERICAN TOWER CORP 5.2% 02-15-2029	2/15/2029	5.20%	**	2,339,425
AMERICAN TOWER CORP 5.25% 07-15-2028	7/15/2028	5.25%	**	179,981
AMERICAN TOWER CORP NEW 1.875% DUE 10-15-2030	10/15/2030	1.88%	**	669,665
AMERICAN TOWER CORP NEW 2.3% 09-15-2031	9/15/2031	2.30%	**	4,446,750
AMERICAN TOWER CORP NEW 4.7% 12-15-2032	12/15/2032	4.70%	**	1,337,021
AMERICAN TOWER CORP NEW 5.5% 03-15-2028	3/15/2028	5.50%	**	1,535,421

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AMERICAN TOWER CORP NEW 5.8% 11-15-2028	11/15/2028	5.80%	**	291,339
AMERICAN TOWER CORP NEW 5.9% 11-15-2033	11/15/2033	5.90%	**	2,460,758
AMERICAN VANGUARD CORP COM			**	127,324
AMERICAN WTR CAP CORP 5.7% 09-01-2055	9/1/2055	5.70%	**	191,120
AMERICREDIT 1.41% DUE 08-18-2027	8/18/2027	1.41%	**	2,055,331
AMERICREDIT 5.38% DUE 06-18-2029	6/18/2029	5.38%	**	5,014,558
AMERICREDIT 5.81% DUE 05-18-2028	5/18/2028	5.81%	**	1,010,686
AMERICREDIT AUTOMOBILE RECEIVABLES AUTO RECEIVABLES BACKED NT 5.62% 11-18-2027	11/18/2027	5.62%	**	320,376
AMERICREDIT AUTOMOBILE RECEIVABLES AUTO RECEIVABLES BACKED NT 5.8% 12-18-2028	12/18/2028	5.80%	**	5,769,250
AMERIPRISE FINL INC 4.5% 05-13-2032	5/13/2032	4.50%	**	1,818,044
AMERIPRISE FINL INC COM			**	9,757,276
AMERIS BANCORP COM			**	1,293,561
AMERISAFE INC COM			**	18,590
AMERN AIRLINES INC 3.7% DUE 10-01-2026	10/1/2026	3.70%	**	1,443,430
AMERN CR ACCEP 5.59% DUE 04-12-2029	4/12/2029	5.59%	**	2,547
AMERN EXPRESS CO FLTG RT 5.016% DUE 04-25-2031	4/25/2031	5.02%	**	618,837
AMERN EXPRESS CO FLTG RT 5.442% DUE 01-30-2036	1/30/2036	5.44%	**	541,089
AMERN EXPRESS CO FLTG RT 5.667% DUE 04-25-2036	4/25/2036	5.67%	**	635,143
AMERN EXPRESS CR 5.24% DUE 04-15-2031	4/15/2031	5.24%	**	6,255,988
AMERN HONDA FIN 1.3% DUE 09-09-2026	9/9/2026	1.30%	**	228,848
AMERN HONDA FIN 4.25% DUE 09-01-2028	9/1/2028	4.25%	**	6,415,869
AMERN HONDA FIN CORP MED TERM NTS TRANCHE # TR 149 VAR DTD 4.52 07-09-2027	7/9/2027	4.87%	**	1,122,584
AMERN TOWER CORP 2.9% DUE 01-15-2030	1/15/2030	2.90%	**	1,467,990
AMERN TOWER CORP 3.125% DUE 01-15-2027	1/15/2027	3.12%	**	3,070,807
AMERN TOWER CORP 3.55% DUE 07-15-2027	7/15/2027	3.55%	**	3,513,341
AMERN TOWER CORP 3.8% DUE 08-15-2029	8/15/2029	3.80%	**	1,176,397
AMERN TOWER CORP 4.9% DUE 03-15-2030	3/15/2030	4.90%	**	2,509,303
AMERN TOWER CORP FIXED 1.45% DUE 09-15-2026	9/15/2026	1.45%	**	2,439,771
AMERN WOODMARK CORP COM			**	385,924
AMETEK INC NEW COM			**	5,144,863
AMG CRITICAL MATER EUR0.02			**	1,801,003
AMGEN INC 1.65% DUE 08-15-2028 BEO	8/15/2028	1.65%	**	423,322
AMGEN INC 2.6% DUE 08-19-2026	8/19/2026	2.60%	**	2,178,075
AMGEN INC 4.05% DUE 08-18-2029	8/18/2029	4.05%	**	3,471,171
AMGEN INC 5.25% 03-02-2030	3/2/2030	5.25%	**	2,824,002
AMGEN INC 5.25% DUE 03-01-2033	3/2/2033	5.25%	**	10,365,630
AMGEN INC 5.6% DUE 03-01-2043	3/2/2043	5.60%	**	1,190,778
AMGEN INC 5.65% 03-02-2053	3/2/2053	5.65%	**	472,035
AMGEN INC 5.75% DUE 03-02-2063	3/2/2063	5.75%	**	529,094
AMGEN INC COM			**	3,973,543
AMGEN INC FIXED 5.15% 03-02-2028	3/2/2028	5.15%	**	8,035,318
AMKOR TECHNOLOGY INC COM			**	88,554
AMMB HOLDINGS BHD MYR1			**	86,175
AMP LIMITED NPV			**	307,684
AMPHENOL CORP 3.9% 11-15-2028	11/15/2028	3.90%	**	4,047,080
AMPHENOL CORP 5.3% 11-15-2055	11/15/2055	5.30%	**	844,151
AMPHENOL CORP NEW 4.375% DUE 06-12-2028	6/12/2028	4.38%	**	1,637,424
AMPHENOL CORP NEW CL A			**	28,130,607

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AMPOL LTD NPV			**	892,157
AMPRIUS TECHNOLOGIES INC COM			**	1,029,306
AMRIZE FIN US LLC 4.95% 04-07-2030	4/7/2030	4.95%	**	1,038,630
AMTRAN TECHNOLOGY TWD10			**	69,205
AMUNDI EUR2.5			**	990,268
AMYLYX PHARMACEUTICALS INC COM			**	3,805
ANA HOLDINGS INC NPV			**	319,291
ANADOLU SIGORTA TRY1 (B SHARES)			**	36,923
ANALOG DEVICES INC 4.25% 06-15-2028	6/15/2028	4.25%	**	2,454,726
ANALOG DEVICES INC 5.3% 04-01-2054	4/1/2054	5.30%	**	386,260
ANALOG DEVICES INC COM			**	26,788,865
ANAND RATHI WEALTH INR5			**	74,555
ANAPASS INC KRW500			**	24,678
ANAPTYSBIO INC COM			**	207,446
ANDERSONS INC COM			**	1,006,987
ANDREW W MELLON .947% DUE 08-01-2027	8/1/2027	0.95%	**	9,458,805
ANE (CAYMAN) INC. USD0.00002			**	44,799
ANEKA TAMBANG TBK IDR100			**	715,650
ANEST IWATA CORP NPV			**	19,807
ANGI INC COM USD0.001 WI			**	392,154
ANGLO AMERICAN ORD USD0.623855311355311			**	1,645,852
ANGLOGOLD ASHANTI PLC ORD USD1			**	5,393,022
ANHEUSER-BUSCH COS LLC CORP 4.7% 02-01-2036	2/1/2036	4.70%	**	1,051,464
ANHEUSER-BUSCH COS LLC CORP 4.9% 02-01-2046	2/1/2046	4.90%	**	260,160
ANHEUSER-BUSCH INBEV WOR 8.2 DUE 01-15-2039	1/15/2039	8.20%	**	284,313
ANHUI CONCH CEMENT 'H'CNY1			**	842,521
ANHUI HUILONG AGRICULTURAL MEANS OF 'A'CNY			**	465,724
ANI PHARMACEUTICALS INC COM			**	4,150,665
ANNALY CAPITAL MANAGEMENT INC COM NEW COM USD0.01(POST REV SPLT)			**	777,144
ANNEXON INC COM			**	186,543
ANRITSU CORP NPV			**	306,436
ANTARES HLDGS LP 2.75% 01-15-2027	1/15/2027	2.75%	**	6,156,370
ANTERO MIDSTREAM CORPORATION COM USD1.00			**	425,412
ANTERO RES CORP COM			**	3,522,605
ANTHEM INC FIXED 2.25% DUE 05-15-2030	5/15/2030	2.25%	**	170,055
ANTHEM INC NT 1.5% 03-15-2026	3/15/2026	1.50%	**	5,615,679
AON NORTH AMER INC 5.125% 03-01-2027	3/1/2027	5.12%	**	549,734
AON NORTH AMER INC 5.45% 03-01-2034	3/1/2034	5.45%	**	832,984
AON NORTH AMER INC FIXED 5.15% 03-01-2029	3/1/2029	5.15%	**	2,458,836
AON PLC			**	20,406,345
AOYAMA TRADING CO NPV			**	24,269
AP MEMORY TECHNOLO TWD5			**	570,328
APA CORP COM			**	24,751,074
APEX MINING CO PHP1			**	21,504
APG SGA SA CHF2.60			**	10,603
API GROUP CORPORATION COM USD0.0001			**	8,057,518
APOGEE ENTERPRISES INC COM			**	3,522,704
APOGEE THERAPEUTICS INC COM			**	341,396

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
APOLLO HOSPITALS ENTERPRISE COMSTK			**	1,075,657
APOLLO TYRES COMMON STK			**	502,473
APPFOLIO INC COM CL A COM CL A			**	5,348,624
APPIAN CORP CL A CL A			**	1,076,733
APPLE INC 1.65% DUE 05-11-2030	5/11/2030	1.65%	**	6,409,208
APPLE INC 2.65% 02-08-2051	2/8/2051	2.65%	**	211,126
APPLE INC 2.65% DUE 05-11-2050 REG	5/11/2050	2.65%	**	677,827
APPLE INC 3.85% DUE 08-04-2046	8/4/2046	3.85%	**	74,824
APPLE INC COM STK			**	356,951,575
APPLE INC FIXED 2.95% 09-11-2049	9/11/2049	2.95%	**	234,610
APPLE INC FIXED 3.75% 11-13-2047	11/13/2047	3.75%	**	596,572
APPLIED DIGITAL CORPORATION			**	11,482,054
APPLIED INDL TECHNOLOGIES INC COM			**	2,660,394
APPLIED MATERIALS INC COM			**	2,512,848
APPLIED MATLS INC 4.0% 01-15-2031	1/15/2031	4.00%	**	1,165,334
APPLOVIN CORP 5.125% DUE 12-01-2029	12/1/2029	5.12%	**	10,180,838
APPLOVIN CORP COM CL A COM CL A			**	13,162,400
APR CO LTD KRW100			**	1,163,379
APTIV PLC NEW ORD USD0.01			**	7,205,723
AQ GROUP AB NPV			**	1,018,279
ARAB NATIONAL BANK SAR10			**	1,510,800
ARABIAN DRILLING SAR10			**	661,958
ARABIAN INTERNET & SAR10			**	881,604
ARABIAN PIPE CO SAR1			**	286,465
ARAMARK COM			**	4,692,278
ARCADYAN TECHNOLOG TWD10			**	1,007,877
ARCBEST CORP COM USD0.01			**	946,516
ARCELLX INC COM			**	691,446
ARCELORMITTAL NPV			**	1,890,130
ARCH CAP FIN LLC 4.011% DUE 12-15-2026	12/15/2026	4.01%	**	684,970
ARCHER-DANIELS-MIDLAND CO COM			**	123,604
ARCHOSAUR GAMES IN HKD0.00001			**	16,962
ARCTURUS THERAPEUTICS HLDGS INC COM			**	34,389
ARCUS BIOSCIENCES INC COM			**	980,986
ARDAGH METAL PACKAGING SA			**	116,440
ARDENT HEALTH INC			**	152,627
ARDENTEC CORP TWD10			**	43,586
AREIT 2022-CRE7 LLC SR SECD NT CL A 144A5.91736% 06-17-2039	6/17/2039	5.98%	**	1,180,286
ARENA REIT STAPLED UNITS			**	292,302
ARES FIN CO IV LLC SR NT 144A 3.65% 02-01-2052	2/1/2052	3.65%	**	1,048,425
ARES MANAGEMENT CORPORATION 5.6% 10-11-2054	10/11/2054	5.60%	**	4,762,125
ARES MANAGEMENT LP COM SHS REPSTG LTD PARTNER			**	5,208,688
ARES STRATEGIC INC 5.15% DUE 01-15-2031	1/15/2031	5.15%	**	589,380
ARES STRATEGIC INCOME FD NT 144A 5.45% 09-09-2028	9/9/2028	5.45%	**	403,495
ARGAN EUR2			**	420,279
ARGAN INC COM			**	6,986,096
ARGENT SECS INC 2003-W3 ASSET BKD CTF M-1 FLTG 09-25-2033 REG	9/25/2033	4.97%	**	290,797
ARGOSY RESEARCH TWD10			**	273,261
ARISTA NETWORKS INC COM NEW			**	6,154,479

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ARISTOCRAT LEISURE NPV			**	8,294,753
ARITZIA INC SUB VTG SHS			**	453,733
ARIZONA PUB SVC CO 2.55% DUE 09-15-2026	9/15/2026	2.55%	**	4,270,428
ARIZONA PUB SVC CO 2.6% DUE 08-15-2029	8/15/2029	2.60%	**	3,503,979
ARIZONA PUB SVC CO NT 2.2% 12-15-2031	12/15/2031	2.20%	**	2,838,805
ARKO CORP COM			**	85,747
ARMSTRONG WORLD INDS INC NEW COM STK			**	303,658
AROUNDTOWN SA EUR0.01			**	214,586
ARROWHEAD PHARMACEUTICALS INC COM			**	346,489
ARTERIS INC COM			**	124,946
ARTHUR J GALLAGHER & CO 4.85% 12-15-2029	12/15/2029	4.85%	**	1,539,727
ARTHUR J GALLAGHER & CO 5.15% 02-15-2035	2/15/2035	5.15%	**	405,089
ARTIENCE CO LTD NPV			**	215,075
ARVINAS INC COM			**	282,209
ARZ TR 2024-BILT 5.772% 06-11-2039	6/11/2039	5.77%	**	1,028,437
ASAHI INTECC CO LT NPV			**	133,058
ASAHI KASEI CORP NPV			**	68,234
ASAHI KOGYOSHA CO NPV			**	17,659
ASANA INC CL A			**	747,620
ASANUMA CORP NPV			**	20,212
ASCENTAGE PHARMA G USD0.0001			**	318,192
ASCLETIS PHARMA USD0.0001			**	27,804
ASHOK LEYLAND LTD INR1			**	2,777,545
ASIA PILE HLDG CO NPV			**	139,430
ASIA VITAL COMPONE TWD10			**	336,405
ASIAN DEVELOPMENT BANK 4.875% 09-26-2028	9/26/2028	4.88%	**	5,494,472
ASICS CORP NPV			**	2,457,897
ASK AUTOMOTIVE LIM INR2			**	44,004
ASM INTL NV EUR0.04			**	1,798,762
ASMEDIA TECHNOLOGY SHS			**	192,549
ASML HOLDING NV EUR0.09			**	2,719,414
ASMPT LTD HKD0.10			**	627,879
ASPEED TECHNOLOGY TWD10			**	924,237
ASPEN AEROGELS INC COM			**	76,716
ASROCK INCORPORATI TWD10			**	1,191,833
ASSURED GUARANTY LTD COMMON STK			**	727,767
ASTEC INDS INC COM			**	71,435
ASTELLAS PHARMA NPV			**	2,455,598
ASTER DM HEALTHCAR INR10			**	233,242
ASTERA LABS INC COM			**	591,077
ASTRA AGRO LESTARI IDR500			**	14,507
ASTRA OTOPARTS			**	13,309
ASTRANA HEALTH INC COM USD0.001			**	459,134
ASTRAZENECA FINANCE LLC. 4.8% 02-26-2027	2/26/2027	4.80%	**	565,291
ASTRAZENECA PLC 6.45% DUE 09-15-2037	9/15/2037	6.45%	**	400,010
ASURANSI TUGU INDONESI			**	32,571
ASUSTEK COMPUTER TWD10			**	4,046,276
ASX LTD NPV			**	176,591

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AT&T INC 1.65% DUE 02-01-2028	2/1/2028	1.65%	**	1,852,527
AT&T INC 1.7% DUE 03-25-2026 BEO	3/25/2026	1.70%	**	680,543
AT&T INC 2.3% DUE 06-01-2027	6/1/2027	2.30%	**	47,886
AT&T INC 2.55% DUE 12-01-2033	12/1/2033	2.55%	**	8,879,080
AT&T INC 3.5% DUE 06-01-2041	6/1/2041	3.50%	**	496,961
AT&T INC 3.5% DUE 09-15-2053 REG	9/15/2053	3.50%	**	6,720,937
AT&T INC 3.55% DUE 09-15-2055	9/15/2055	3.55%	**	1,043,658
AT&T INC 3.65% DUE 06-01-2051	6/1/2051	3.65%	**	176,387
AT&T INC 3.65% DUE 09-15-2059	9/15/2059	3.65%	**	3,518,489
AT&T INC 4.35% DUE 03-01-2029	3/1/2029	4.35%	**	542,064
AT&T INC 4.5% DUE 05-15-2035	5/15/2035	4.50%	**	620,724
AT&T INC COM			**	7,268,383
AT&T INC FIXED 4.3% 02-15-2030	2/15/2030	4.30%	**	513,064
ATALAYA MINING COPPER SA			**	186,970
ATCO LTD CLASS I NON-VOTING COM NPV			**	49,357
ATHENE GLOBAL FDG 5.516% DUE 03-25-2027	3/25/2027	5.52%	**	304,670
ATHENE GLOBAL FDG MEDIUM TERM SR TRANCHE# TR 00796 1.73% 10-02-2026	10/2/2026	1.73%	**	343,798
ATI INC COM			**	625,098
ATKORE INC			**	698,723
ATLANTA BRAVES HLDGS INC COM SER C			**	535,731
ATLANTICUS HLDGS CORP COM			**	98,350
ATLAS ENERGY SOLUTIONS INC NEW CL A			**	4,434,936
ATLASSIAN CORP CL A			**	1,750,139
ATMOS ENERGY CORP 1.5% DUE 01-15-2031	1/15/2031	1.50%	**	175,639
ATMOS ENERGY CORP 4.125% DUE 10-15-2044	10/15/2044	4.12%	**	352,780
ATMOS ENERGY CORP COM			**	3,358,802
ATOS SE EUR1(POST CONS)			**	6,835
ATOUR LIFESTYLE HLDGS LTD			**	848,006
ATRAE INC NPV			**	18,572
ATRICURE INC COM STK			**	4,055,573
ATRIUM HOTEL 6.09025% DUE 11-10-2029	11/10/2029	6.09%	**	1,327,841
ATTENDO AB NPV			**	2,114,645
AUCNET INC NPV			**	42,280
AUMOVIO SE NPV			**	1,614,646
AURA MINERALS INC. BDR EACH 3 REPR 1 COM			**	506,319
AURAS TECHNOLOGY TWD10			**	1,253,640
AURINIA PHARMACEUTICALS INC COM			**	1,014,755
AURIZON HOLDINGS NPV			**	88,262
AUROBINDO PHARMA INR1			**	75,234
AUSTAL LIMITED NPV			**	131,869
AUSTRALIAN CLINICA NPV			**	56,282
AUSTRALIAN GOVERNMENT 2.75% 21/06/2035	6/21/2035	2.75%	**	226,817
AUTOBACS SEVEN CO NPV			**	36,821
AUTODESK INC COM			**	2,156,729
AUTOMATIC DATA PROCESSING INC COM			**	1,170,911
AUTOZONE INC 3.125% 04-21-2026	4/21/2026	3.12%	**	500,523
AUTOZONE INC 3.75% DUE 04-18-2029	4/18/2029	3.75%	**	3,267,937
AUTOZONE INC 5.4% 07-15-2034	7/15/2034	5.40%	**	279,805

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AUTOZONE INC COM			**	2,367,267
AUTOZONE INC SR NT 5.125% 06-15-2030	6/15/2030	5.12%	**	3,303,168
AVALONBAY CMNTYS 2.95% DUE 05-11-2026	5/11/2026	2.95%	**	2,238,773
AVALONBAY CMNTYS REIT			**	199,985
AVANT GROUP CORPORATION NPV			**	99,365
AVANTOR INC COM			**	596,046
AVEANNA HEALTHCARE HLDGS INC COM			**	236,767
AVERY DENNISON CORP COM			**	4,565,188
AVI LTD ZAR0.05			**	85,712
AVIENT CORPORATION			**	4,974,283
AVILEASE CAP LTD 4.75% DUE 11-12-2030	11/12/2030	4.75%	**	297,782
AVIS BUDGET RENT 5.2% DUE 10-20-2027	10/20/2027	5.20%	**	905,833
AVIS BUDGET RENT 5.24% DUE 08-20-2029	8/20/2029	5.24%	**	2,033,579
AVIS BUDGET RENT 5.25% DUE 04-20-2029	4/20/2029	5.25%	**	3,064,891
AVIS BUDGET RENT 5.78% DUE 04-20-2028	4/20/2028	5.78%	**	3,052,200
AVIS BUDGET RENT 5.81% DUE 12-20-2029	12/20/2029	5.81%	**	1,456,187
AVIS BUDGET RENTAL CAR FUNDING 5.46000003815% 02-20-2029	2/20/2029	5.46%	**	2,037,793
AVNET INC COM			**	990,448
AVOLON HLDGS FDG 2.125% DUE 02-21-2026	2/21/2026	2.12%	**	523,266
AVOLON HLDGS FDG 4.25% DUE 04-15-2026	4/15/2026	4.25%	**	499,885
AVOLON HLDGS FDG 4.375% DUE 05-01-2026	5/1/2026	4.38%	**	675,203
AVON TECHNOLOGIES PLC ORD GBP1			**	356,180
AXALTA COATING SYSTEMS LTD COM USD1.00			**	914,761
AXELL CORP NPV			**	16,184
AXIATA GROUP BERHAD MYR1			**	48,748
AXIOMTEK CO TWD10			**	77,911
AXIS CAPITAL HOLDINGS LTD COM USD0.0125			**	725,856
AXOGEN INC COM USD0.01			**	711,059
AXON ENTERPRISE INC COM			**	5,644,656
AXSOME THERAPEUTICS INC. COM			**	2,434,409
AYDEM YENILENEBILI TRY1			**	64,153
AYEN ENERJI AS TRY1			**	13,481
AYGAZ TRY1			**	93,205
AYVENS EUR1.5			**	11,944
AZAD ENGINERIN LTD INR2			**	80,250
B & M EUROPEAN VALUE RETAIL SA ORD GBP0.1			**	24,003
B A T CAP CORP 2.259% DUE 03-25-2028	3/25/2028	2.26%	**	3,724,923
B A T CAP CORP 4.39% 08-15-2037	8/15/2037	4.39%	**	276,942
B A T CAP CORP 4.54% 08-15-2047	8/15/2047	4.54%	**	44,959
B A T CAP CORP FIXED 3.557% DUE 08-15-2027	8/15/2027	3.56%	**	5,172,713
B A T INTL FIN PLC FIXED 1.668% DUE 03-25-2026	3/25/2026	1.67%	**	3,606,663
B2 GOLD CORP COMMON STOCK			**	251,122
B2 IMPACT ASA			**	153,490
B2GOLD CORP COM STK			**	5,890
BABCOCK & WILCOX ENTERPRISES INC COM NEWCOM NEW			**	1,945,049
BABCOCK INTL GROUP ORD GBP0.60			**	288,653
BAE SYS PLC 3.4% DUE 04-15-2030	4/15/2030	3.40%	**	561,062
BAFANG YUNJI INTL CO LTD			**	90,944

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BAHNHOF AB SER'B'NPV			**	303,756
BAIC MOTOR CORPORATION LIMITED 'H'CNY1			**	31,739
BAIDU INC USD0.000000625 A CLASS			**	5,255,101
BAIN CAP CR CLO FLTG RT 0% DUE 04-23-2035	4/23/2035	4.85%	**	6,294,029
BAKER HUGHES CO			**	28,449,952
BAKER HUGHES LLC/CO-OBL 2.061% 12-15-2026	12/15/2026	2.06%	**	1,103,529
BALCHEM CORP COM			**	3,834
BALFOUR BEATTY GBP0.50			**	244,505
BALMER LAWRIE INVESTMENT LTD. FV INR 1 DEMAT EQUITY			**	48,845
BALT GAS & ELEC CO 3.2% DUE 09-15-2049	9/15/2049	3.20%	**	152,566
BALT GAS & ELEC CO 3.5% DUE 08-15-2046	8/15/2046	3.50%	**	19,314
BALT GAS & ELEC CO FIXED 2.9% DUE 06-15-2050	6/15/2050	2.90%	**	301,934
BAMLL COML MTG FLTG RT 4.84548% DUE 09-15-2038	9/15/2038	4.92%	**	4,821,102
BANC CALIF INC COM			**	10,648
BANCA IFIS EUR1			**	233,453
BANCA MEDIOLANUM BANCA MEDIOLANUM SPA			**	2,279,749
BANCA MONTE DEI PASCHI S .875% 08/10/2027	10/8/2027	0.88%	**	465,347
BANCA SISTEMA SPA EUR0.12			**	243,171
BANCO ABC BRASIL PRF NPV			**	33,303
BANCO ABC BRASIL SA RIGHTS 02/02/2026			**	376
BANCO BILBAO VIZCA EUR0.49			**	21,620,485
BANCO DE CHILE COM NPV			**	33,155
BANCO DEL BAJIO COM MXN2 SER'O'			**	14,165
BANCO LATINOAMERICANO DE COMERCIO EXTERIOR SA			**	193,252
BANCO SANTANDER EUR0.50(REGD)			**	2,523,998
BANCO SANTANDER S A 2.749% DUE 12-03-2030	12/3/2030	2.75%	**	181,969
BANCO SANTANDER S A 5.127% 11-06-2035	11/6/2035	5.13%	**	601,322
BANCO SANTANDER SA 4.175% 03-24-2028	3/24/2028	4.18%	**	3,401,508
BANCO SANTANDER SA 5.538% 03-14-2030	3/14/2030	5.54%	**	413,919
BANCO SANTANDER SA 5.588% 08-08-2028	8/8/2028	5.59%	**	1,244,021
BANCO SANTANDER SA FLTG RT 07-15-2028	7/15/2028	5.36%	**	8,155,015
BANCO SANTANDER SA SR NON PFD FIXED-FIXED RATE 1.722% 09-14-2027	9/14/2027	1.72%	**	4,128,978
BANCO SANTANDER SA SR NT NON PFD 2.958% 03-25-2031	3/25/2031	2.96%	**	9,463,554
BANDWIDTH INC CL A CL A			**	248,189
BANGKOK BANK THB10 (NVDR)			**	5,527,513
BANK 2017-BNK9 3.47% DUE 11-15-2054	11/15/2054	3.47%	**	1,292,399
BANK 2020-BNK30 1.65% DUE 12-15-2053	12/15/2053	1.65%	**	1,318,586
BANK AMER CORP 2.496% 02-13-2031	2/13/2031	2.50%	**	615,282
BANK AMER CORP 2.572% 10-20-2032	10/20/2032	2.57%	**	1,209,602
BANK AMER CORP 2.687% DUE 04-22-2032	4/22/2032	2.69%	**	13,778,674
BANK AMER CORP 3.194% 07-23-2030	7/23/2030	3.19%	**	1,555,171
BANK AMER CORP 3.419% 12-20-2028	12/20/2028	3.42%	**	4,906,535
BANK AMER CORP 3.559% 04-23-2027	4/23/2027	3.56%	**	5,528,399
BANK AMER CORP 3.593% 07-21-2028	7/21/2028	3.59%	**	13,348,999
BANK AMER CORP 3.705% 04-24-2028	4/24/2028	3.70%	**	764,595
BANK AMER CORP 4.376% 04-27-2028	4/27/2028	4.38%	**	205,839
BANK AMER CORP 4.45% DUE 03-03-2026	3/3/2026	4.45%	**	3,402,462
BANK AMER CORP 4.623% 05-09-2029	5/9/2029	4.62%	**	8,195,818

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BANK AMER CORP 5.933% DUE 09-15-2027	9/15/2027	5.93%	**	506,483
BANK BJB LKD SHS (IDR250 'A' & 'B')			**	7,666
BANK HAPOALIM B.M. ILS1			**	783,053
BANK MILLENNIUM SA PLN1.00			**	128,009
BANK MONTREAL 0.949% 01-22-2027	1/22/2027	0.95%	**	2,983,045
BANK MONTREAL 5.266% 12-11-2026	12/11/2026	5.27%	**	3,180,373
BANK MONTREAL QUE 4.35% 09-22-2031	9/22/2031	4.35%	**	744,652
BANK MONTREAL QUE 5.3% 06-05-2026	6/5/2026	5.30%	**	892,230
BANK MONTREAL QUE FIXED 5.203% DUE 02-01-2028	2/1/2028	5.20%	**	2,610,181
BANK N S HALIFAX COM STK			**	117,462
BANK NEW YORK MELLON CORP 4.947% DUE 04-26-2027	4/26/2027	4.95%	**	1,553,018
BANK NOVA SCOTIA 4.043% 09-15-2028	9/15/2028	4.04%	**	815,178
BANK NT BUTTERFIELD COM BMD1(POST REV SPLIT)			**	622,750
BANK OF AMERICA CORP			**	21,577,115
BANK OF AMERICA CORP 1.734% 07-22-2027	7/22/2027	1.73%	**	10,104,494
BANK OF AMERICA CORP 2.299% 07-21-2032	7/21/2032	2.30%	**	4,694,219
BANK OF AMERICA CORP 2.884% 10-22-2030	10/22/2030	2.88%	**	2,565,629
BANK OF AMERICA CORP 4.979% 01-24-2029	1/24/2029	4.98%	**	9,275,890
BANK OF AMERICA CORP 5.162% 01-24-2031	1/24/2031	5.16%	**	8,487,350
BANK OF AMERICA CORP 5.511% 01-24-2036	1/24/2036	5.51%	**	1,359,170
BANK OF AMERICA CORPORATION 1.658% 03-11-2027	3/11/2027	1.66%	**	19,384,228
BANK OF AMERICA CORPORATION 2.087% 06-14-2029	6/14/2029	2.09%	**	4,167,033
BANK OF AMERICA CORPORATION 2.551% 02-04-2028	2/4/2028	2.55%	**	1,824,934
BANK OF AMERICA CORPORATION 2.651% 03-11-2032	3/11/2032	2.65%	**	4,045,885
BANK OF AMERICA CORPORATION 2.676% DUE 06-19-2041/06-19-2020 REG	6/19/2041	2.68%	**	851,109
BANK OF AMERICA CORPORATION 3.97% 03-05-2029	3/5/2029	3.97%	**	349,532
BANK OF AMERICA CORPORATION 4.078% 04-23-2040	4/23/2040	4.08%	**	1,253,255
BANK OF AMERICA CORPORATION 4.33% 03-15-2050	3/15/2050	4.33%	**	421,783
BANK OF AMERICA CORPORATION 5.202% 04-25-2029	4/25/2029	5.20%	**	9,523,555
BANK OF AMERICA CORPORATION 5.288% 04-25-2034	4/25/2034	5.29%	**	206,251
BANK OF AMERICA CORPORATION 5.468% 01-23-2035	1/23/2035	5.47%	**	9,416,217
BANK OF AMERICA CORPORATION 6.11% 01-29-2037	1/29/2037	6.11%	**	378,040
BANK OF CHINA LTD 'H'CNY1			**	29,796
BANK OF CHONGQING CO LTD COMMON STOCK			**	68,077
BANK OF IRELAND GR ORD EUR1.00			**	6,253,258
BANK OF MONTREAL 4.062% 09-22-2028	9/22/2028	4.06%	**	2,837,568
BANK OF MONTREAL 4.1% 12-15-2027	12/15/2027	4.10%	**	3,696,438
BANK OZK COM			**	2,534,782
BANK PEKAO SA PLN1.00			**	3,462,375
BANK SER 2017-BNK8 CL A-3 3.229% 11-15-2050	11/15/2050	3.23%	**	1,627,100
BANK ST PETERSBURG COM			**	1,279,571
BANK TABUNGAN NEG IDR500			**	47,092
BANK5 2024-5YR10 COML MTG PASS THRU CTF CL 5.30200004578% 10-15-2057	10/15/2057	5.30%	**	7,887,784
BANK5 2024-5YR10 COML MTG PASS THRU CTF CL B 6.14% 10-15-2057	10/15/2057	6.14%	**	2,058,605
BANK5 2025-5YR14 5.646% DUE 04-15-2058	4/15/2058	5.65%	**	5,703,576
BANK5 2025-5YR15 MTG PASS THRU CTF CL A-3 5.452% 07-15-2058	7/15/2058	5.45%	**	4,209,384
BANKINTER SA EUR0.30(REGD)			**	989,763
BANKUNITED INC			**	1,695,933

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BANKWELL FINL GROUP INC COM			**	22,085
BANNER CORP COM NEW COM NEW			**	4,579,945
BANQUE SAUDI FRANS SAR10			**	220,447
BARCLAYS PLC 2.279% DUE 11-24-2027	11/24/2027	2.28%	**	6,636,379
BARCLAYS PLC 4.972% 05-16-2029	5/16/2029	4.97%	**	6,111,643
BARCLAYS PLC 5.335% 09-10-2035	9/10/2035	5.34%	**	122,208
BARCLAYS PLC 5.501% DUE 08-09-2028	8/9/2028	5.50%	**	1,859,722
BARCLAYS PLC 5.69% 03-12-2030	3/12/2030	5.69%	**	2,082,813
BARCLAYS PLC 5.785% 02-25-2036	2/25/2036	5.78%	**	733,577
BARCLAYS PLC 5.86% 08-11-2046	8/11/2046	5.86%	**	246,742
BARCLAYS PLC DUE 11-02-2028/05-02-2023 BEO	11/2/2028	7.38%	**	2,076,975
BARCLAYS PLC FIXED 2.645% DUE 06-24-2031	6/24/2031	2.64%	**	9,266,010
BARCLAYS PLC FLTG RT 4.837% DUE 09-10-2028	9/10/2028	4.84%	**	2,701,698
BARCLAYS PLC ORD GBP0.25			**	4,693,058
BARCLAYS PLC SR NT FIXED/FLTG 4.47% 11-11-2029	11/11/2029	4.47%	**	5,193,488
BARCO NPV			**	545,290
BARITO PACIFIC TBK IDR100			**	265,110
BARRETT BUSINESS SVCS INC COM			**	345,950
BASE CO LTD NPV			**	28,626
BASF - ORD SHS COMSTK			**	2,889,408
BASILEA PHARMACEU CHF1 (REGD)			**	957,915
BAT CAPITAL CORPORATION 6.343% DUE 08-02-2030	8/2/2030	6.34%	**	3,723,148
BAT CAPITAL CORPORATION 7.081% DUE 08-02-2053	8/2/2053	7.08%	**	284,324
BAT INTL FINANCE PLC 5.931% 02-02-2029	2/2/2029	5.93%	**	4,450,977
BATH & BODY WORKS INC COM USD0.5 WI			**	119,536
BAUSCH HEALTH COMP COM NPV			**	736,462
BAVARIAN NORDIC DKK10			**	619,551
BAWAG GROUP AG COMMON STOCK			**	721,657
BAXTER INTL INC 4.9% 12-15-2030	12/15/2030	4.90%	**	2,591,493
BAXTER INTL INC COM			**	3,294,602
BAYER US FIN II 4.375% DUE 12-15-2028	12/15/2028	4.38%	**	3,303,875
BAYERISCHE MOTOREN WERKE A G COM			**	1,523,669
BAYVIEW 5.67% DUE 08-15-2028	8/15/2028	5.67%	**	1,007,623
BAYVIEW MSR 3% DUE 11-25-2051	11/25/2051	3.00%	**	1,305,524
BBCMS MTG TR 1.617% DUE 10-15-2053	10/15/2053	1.62%	**	5,615,439
BBCMS MTG TR 2024-5C27 COML MTG PASS THRU CTF CL 6.014% 07-15-2057	7/15/2057	6.01%	**	295,375
BBCMS MTG TR 2024-5C31 COML MTG PASSTHRUCTF CL 5.137% 12-15-2057	12/15/2057	5.14%	**	2,155,038
BBCMS MTG TR 2025-5C36 COML MTG PASS THRU CTF CL 5.517% 08-15-2058	8/15/2058	5.52%	**	1,735,054
BCO DO BRASIL SA COM NPV			**	465,841
BCO EST R GDE SUL PRF CLASS 'B' NPV			**	50,895
BE SEMICONDUCTOR INDUSTRIES NV EUR0.01			**	1,776,762
BEACON FINANCIAL CORP. COM USD0.01			**	242,762
BEAR STEARNS ARM FLTG RT 4.28249% DUE 05-25-2034	5/25/2034	4.28%	**	2,835
BEAR STEARNS ASSET BACKED SECS I LLC ASSASSET BKD CTF CL I-A-1A 5.5 25 AUG 2036	8/25/2036	5.50%	**	19,072
BEAUTY FARM MED & HKD			**	92,606
BEAZLEY PLC (UK) ORD GBP0.05			**	1,065,925
BECTON DICKINSON & CO 4.693% 02-13-2028	2/13/2028	4.69%	**	1,665,167
BECTON DICKINSON & FIXED 6.7% DUE 12-01-2026	12/1/2026	6.70%	**	1,544,425

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BED BATH & BEYOND INC			**	1,960
BEIERSDORF AG EUR1			**	9,413,634
BEIJING ENTERPRISE NPV			**	118,556
BEIJING JINGNENG CLEAN ENRGY CO LTD REGISTEREDSHARES			**	46,080
BEIJING URBAN CONSTRUCTION COMSTK			**	25,541
BELL FOOD GROUP AG CHF0.5 (REGD)			**	38,649
BELLEVUE GOLD LTD NPV			**	572,402
BELLRING BRANDS INC COM USD0.01			**	311,832
BENCHMARK 2020-B20 1.94539999962% DUE 10-15-2053	10/15/2053	1.95%	**	3,482,985
BENCHMARK 2021-B24 2.0103% DUE 03-15-2054	3/15/2054	2.01%	**	4,721,507
BENCHMARK 2021-B27 1.792% DUE 07-15-2054	7/15/2054	1.79%	**	6,891,121
BENCHMARK 2021-B27 2.163% DUE 07-15-2054	7/15/2054	2.16%	**	4,265,837
BENCHMARK 2021-B29 FLTG RT 2.284% DUE 09-15-2054	9/15/2054	2.28%	**	3,936,804
BENCHMARK 2021-B30 2.329% DUE 11-15-2054	11/15/2054	2.33%	**	3,557,192
BENCHMARK 2023-B38 MTG TR MTG PASS THRU CTF CL A-2 5.62599992752% 04-15-2056	4/15/2056	5.63%	**	5,101,572
BENCHMARK 2024-V10 5.2774% DUE 09-15-2057	9/15/2057	5.28%	**	5,149,652
BENCHMARK 2024-V12 5.73845% DUE 12-15-2057	12/15/2057	5.74%	**	3,663,857
BENCHMARK 2025-V14 5.6599% DUE 04-15-2057	4/15/2057	5.66%	**	7,285,113
BENCHMARK 2025-V18 MTG TR COML MTG PASSTHRU CTF CL 5.18365% 10-15-2058	10/15/2058	5.18%	**	3,298,296
BENCHMARK 2025-V19 5.249% DUE 01-15-2058	1/15/2058	5.25%	**	4,135,576
BENCHMARK ELECTRS INC COM			**	6,286
BEONE MEDICINES AG			**	1,356,815
BERKLEY W R CORP COM			**	242,755
BERKSHIRE HATHAWAY 3.25% DUE 04-15-2028	4/15/2028	3.25%	**	394,344
BERKSHIRE HATHAWAY ENERGY CO 3.7% 07-15-2030	7/15/2030	3.70%	**	1,879,367
BERKSHIRE HATHAWAY FIN CORP 2.85% DUE 10-15-2050	10/15/2050	2.85%	**	323,032
BERKSHIRE HATHAWAY FIN CORP 4.2% DUE 08-15-2048 REG	8/15/2048	4.20%	**	175,945
BERKSHIRE HATHAWAY FINANCE CORP 3.85% 03-15-2052	3/15/2052	3.85%	**	1,105,644
BERKSHIRE HATHAWAY INC COM USD0.0033 CLASS'B'			**	17,377,616
BERNER KTBK CHF20 (REGD)			**	366,439
BERRY GLOBAL INC 1.57% DUE 01-15-2026	1/15/2026	1.57%	**	14,175,797
BERRY GLOBAL INC 5.5% 04-15-2028	4/15/2028	5.50%	**	721,518
BEST BUY INC COM STK			**	1,153,472
BETAGRO PCL THB5 (NVDR)			**	138,702
BETSSON AB NPV B			**	562,374
BEZEQ ISRAEL TELCM ILS1			**	869,310
BGC GROUP INC SR NT 6.15% 04-02-2030	4/2/2030	6.15%	**	518,034
BHARAT BIJLEE INR5			**	128,228
BHARAT DYNAMICS INR 5 (POST SUB)			**	318,706
BHARAT PETROL CORP INR10			**	841,080
BHARTI AIRTEL LTD COMSTK			**	5,087,349
BHG SECURITIZATION 4.84% DUE 09-17-2036	9/17/2036	4.84%	**	2,350,215
BHI CO LTD KRW500			**	211,952
BHP BILLITON FIN USA LTD 5.25% 09-08-2026	9/8/2026	5.25%	**	565,109
BHP BILLITON FIN USA LTD 5.75% 09-05-2055	9/5/2055	5.75%	**	440,117
BHP GROUP LIMITED			**	136,599
BILFINGER SE BILFINGER SE			**	264,885
BILIBILI INC USD0.0001 Z CLASS			**	2,847,242

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BILL HOLDINGS INC COM USD0.00001			**	1,054,095
BINJIANG SVC GROUP USD0.0001			**	12,210
BIOAGE LABS INC COM			**	185,022
BIOCON LTD INR5			**	778,339
BIOCRYST PHARMACEUTICALS INC COM			**	568,628
BIOGAIA AB SER'B'NPV			**	203,073
BIOGEN INC 5.75% 05-15-2035	5/15/2035	5.75%	**	131,824
BIOGEN INC 6.45% 05-15-2055	5/15/2055	6.45%	**	295,296
BIOGEN INC COMMON STOCK			**	195,701
BIO-TECHNE CORP COM			**	813,166
BIPROGY INC NPV			**	1,233,084
BIRKENSTOCK HOLDING PLC COM NPV			**	2,621,690
BIZLINK HOLDING IN TWD10			**	339,552
BK CIMB NIAGA LKD SHS (IDR5000 & IDR50)			**	29,080
BK LEUMI LE ISRAEL ILS1			**	70,793
BK NEW YORK MELLON 4.289% DUE 06-13-2033	6/13/2033	4.29%	**	3,186,669
BK NEW YORK MELLON FLTG RT 5.316% DUE 06-06-2036	6/6/2036	5.32%	**	5,190
BK NEW YORK MELLON VAR RT 4.729% DUE 04-20-2029	4/20/2029	4.73%	**	274,445
BK OF AMER CR CARD FIXED 4.98% DUE 11-15-2028	11/15/2028	4.98%	**	1,463,046
BK OF AMERICA CORP 3.261%-FRN SNR 28/01/31 EUR	1/28/2031	3.26%	**	354,195
BK OF INDIA INR10			**	104,873
BK OF MAHARASHTRA INR10			**	166,776
BK OF NOVA SCOTIA 0.01%-FRN GTD 14/09/29EUR	9/14/2029	0.01%	**	533,139
BK OF NOVA SCOTIA COM NPV			**	14,784,786
BK RAKYAT IDR50			**	366,812
BKV CORP COM			**	234,332
BLACK HILLS CORP COM			**	721,968
BLACK ROCK COFFEE BAR INC CL A CL A			**	485,273
BLACKROCK INC NEW COM			**	18,898,993
BLACKSTONE INC COM USD0.00001			**	20,455,544
BLACKSTONE REG FINANCE CO LLC 4.3% 11-03-2030	11/3/2030	4.30%	**	800,388
BLOCK INC			**	1,467,324
BLOOM ENERGY CORP CL A CL A			**	5,978,553
BLP COML MTG FLTG RT 5.37184% DUE 03-15-2041	3/15/2041	5.44%	**	857,183
BLUE BIRD TBK PT IDR100			**	88,013
BLUE OWL CAP INC COM CL A			**	9,247,337
BLUELINX HLDGS INC COM NEW COM NEW			**	299,164
BLUESCOPE STEEL NPV			**	3,069,753
BMO 2024-5C5 MTG TR COML MTG PASS THRU CTF CL 5.4621% 02-15-2057	2/15/2057	5.46%	**	2,055,480
BMO 2024-5C6 MTG TR MTG PASS THRU CTF CLA-3 5.31610012054% 09-15-2057	9/15/2057	5.32%	**	6,323,842
BMO 2024-5C6 MTG TR MTG PASS THRU CTF CLB 6.08629989624% 09-15-2057	9/15/2057	6.09%	**	1,029,816
BMO 2024-5C7 MTG TR COML MTG PASSTHRU CTF CL 5.09159994125% 11-15-2057	11/15/2057	5.09%	**	5,110,600
BMO MORTGAGE TRUST SR 24-5C7 CL A3 5.5657% 11-15-2057	11/15/2057	5.57%	**	4,535,557
BMW VEH LEASE TR 5% DUE 06-25-2027	6/25/2027	5.00%	**	4,877,778
BMW VEHICLE LEASE TRUST SR 25-1 CL A2A 4.43% 09-27-2027	9/27/2027	4.43%	**	1,469,326
BMW VEHICLE LEASE TRUST SR 25-2 CL A2A 3.94% 11-26-2027	11/26/2027	3.94%	**	5,649,123
BNK FINANCIAL GROUP INC			**	1,200,999
BNP PARIBAS EUR2			**	34,192,335

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BNP PARIBAS SR NON VAR RT 5.085% DUE 05-09-2031	5/9/2031	5.08%	**	1,001,128
BOARDWALK R/EST IN TRUST UNITS			**	1,707,127
BOC HONG KONG HLDG NPV			**	268,422
BOE TECH GP (STOCK CONNECT)			**	3,565,015
BOE VARITRONIX LTD HKD0.25			**	67,227
*BOEING CO COM USD5.00			**	6,401,994,458
BOISE CASCADE CO COM			**	1,711,347
BOK FINL CORP COM NEW			**	243,909
BOLIDEN AB NPV			**	2,611,487
BONAVA AB COMMON STOCK			**	48,815
BONOS DE TESORERIA 5.35% GTD SNR BDS 12/08/40	8/12/2040	5.35%	**	158,486
BOOKING HLDGS INC COM			**	3,802,284
BOOT BARN HLDGS INC COM			**	3,654,517
BORAL FIN PTY LTD 3.75% 05-01-2028	5/1/2028	3.75%	**	127,074
BORG WARNER INC COM			**	8,498,586
BORGWARNER INC 4.95% 08-15-2029	8/15/2029	4.95%	**	737,313
BORYUNG CORPORATION KRW2500.00			**	108,435
BOSCH HOME COMFORT INDIA LTD			**	65,570
BOSTON BEER INC CL A CL A			**	1,366
BOSTON SCIENTIFIC CORP COM			**	15,465,389
BOYD GAMING CORP COM			**	21,821
BP CAP MKTS AMER 1.749% DUE 08-10-2030	8/10/2030	1.75%	**	332,833
BP CAP MKTS AMER 2.939% DUE 06-04-2051	6/4/2051	2.94%	**	399,374
BP CAP MKTS AMER INC 3.0% DUE 02-24-2050	2/24/2050	3.00%	**	615,495
BP CAP MKTS AMER INC 5.227% 11-17-2034	11/17/2034	5.23%	**	206,773
BPCE S A MEDIUM 1% DUE 01-20-2026	1/20/2026	1.00%	**	1,572,593
BPCE SR NON PFD VAR RT 2.045% DUE 10-19-2027	10/19/2027	2.04%	**	1,382,187
BPER BANCA NPV			**	4,223
BRAVURA SOLUTIONS NPV			**	16,535
BRAZE INC CL A CL A			**	27,809
BREAD FINANCIAL HOLDINGS INC COM USD0.01			**	1,650,943
BRIDGEBIO PHARMA INC COM			**	2,737,654
BRIDGECREST 5.65% DUE 04-16-2029	4/16/2029	5.65%	**	3,534,843
BRIDGECREST 5.94% DUE 02-15-2030	2/15/2030	5.94%	**	3,528,463
BRIDGECREST 6.8% DUE 08-15-2029	8/15/2029	6.80%	**	486,821
BRIDGECREST 7.1% DUE 08-15-2029	8/15/2029	7.10%	**	2,544,243
BRIDGECREST LENDING AUTO 25-2 CL C 5.17% 03-17-2031Q	3/17/2031	5.17%	**	577,405
BRIDGECREST LENDING AUTO SECURITIZATION SER 25-1 CL B 4.92% 03-15-2029	3/15/2029	4.92%	**	2,641,683
BRIDGEWATER BANCSHARES INC COM			**	56,096
BRIGHT HORIZONS FA COM USD0.001			**	927,709
BRIGHTVIEW HLDGS INC COM			**	4,845,680
BRILLIANCE CHINA USD0.01			**	151,937
BRISTOL MYERS FIXED 4.25% DUE 10-26-2049	10/26/2049	4.25%	**	61,478
BRISTOL MYERS FIXED 4.35% DUE 11-15-2047	11/15/2047	4.35%	**	907,564
BRISTOL MYERS SQUIBB CO COM			**	11,262,726
BRISTOL-MYERS SQUIBB CO 5.1% 02-22-2031	2/22/2031	5.10%	**	312,611
BRISTOL-MYERS SQUIBB CO 5.2% 02-22-2034	2/22/2034	5.20%	**	599,109
BRIT COLUMBIA(PROV 4.15% BDS 18/06/2034 CAD1	6/18/2034	4.15%	**	150,766

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BRITANNIA INDUSTRIES COMMON STOCK NR1(POST SUBDIVISION)			**	2,133,477
BRITISH AMERICAN TOBACCO ORD GBP0.25			**	13,796,579
BRITISH COLUMBIA PROV CDA 4.8% 06-11-2035	6/11/2035	4.80%	**	4,702,281
BRITISH COLUMBIA(PROVINCE OF)CANADA 1.3% 01-29-2031	1/29/2031	1.30%	**	4,928,036
BRITISH LAND CO ORD GBP0.25			**	501,424
BRITISH TELECOMMUNICATIONS P L C NT STEPUP 12-15-2030 12-12-2000	12/15/2030	9.62%	**	183,261
BRIXMOR OPER 2.5% DUE 08-16-2031	8/16/2031	2.50%	**	180,027
BRIXMOR OPER PARTNERSHIP LP SR NT 2.25% 04-01-2028	4/1/2028	2.25%	**	240,096
BROADCOM INC 2.45% 02-15-2031	2/15/2031	2.45%	**	663,685
BROADCOM INC 3.419% 04-15-2033	4/15/2033	3.42%	**	2,361,844
BROADCOM INC 3.459% 09-15-2026	9/15/2026	3.46%	**	5,358,080
BROADCOM INC 3.469% 04-15-2034	4/15/2034	3.47%	**	7,094,314
BROADCOM INC 4.11% DUE 09-15-2028 REG	9/15/2028	4.11%	**	902,669
BROADCOM INC 4.15% 02-15-2028	2/15/2028	4.15%	**	1,579,761
BROADCOM INC 4.2% 10-15-2030	10/15/2030	4.20%	**	545,194
BROADCOM INC 4.3% DUE 11-15-2032 BEO	11/15/2032	4.30%	**	1,481,850
BROADCOM INC 4.55% 02-15-2032	2/15/2032	4.55%	**	702,885
BROADCOM INC 4.6% 07-15-2030	7/15/2030	4.60%	**	1,876,000
BROADCOM INC 4.8% 04-15-2028	4/15/2028	4.80%	**	351,261
BROADCOM INC 4.8% 10-15-2034	10/15/2034	4.80%	**	150,577
BROADCOM INC 5.05% 07-12-2029	7/12/2029	5.05%	**	5,403,976
BROADCOM INC COM			**	202,910,816
BROADCOM INC FIXED 4.15% DUE 11-15-2030	11/15/2030	4.15%	**	2,721,303
BROADCOM INC SR NT 144A 4% 04-15-2029	4/15/2029	4.00%	**	832,051
BROADCOM INC SR NT 4.8% 02-15-2036	2/15/2036	4.80%	**	292,685
BROADCOM INC SR NT 5.15% 11-15-2031	11/15/2031	5.15%	**	322,092
BROADCOM INC SR NT 5.2% 07-15-2035	7/15/2035	5.20%	**	518,747
BROOKDALE SR LIVING INC COM STK			**	911,949
BROOKFIELD ASSET MANAGEMENT LTD 5.795% 04-24-2035	4/24/2035	5.80%	**	314,597
BROOKFIELD CAP FIN LLC SR NT 6.087% 06-14-2033	6/14/2033	6.09%	**	1,820,262
BROOKFIELD EXCHANGEABLE SUB VTG SHS CL			**	22,728
BROOKFIELD FIN INC 3.5% DUE 03-30-2051	3/30/2051	3.50%	**	1,741,257
BROOKFIELD FIN INC 5.968% 03-04-2054	3/4/2054	5.97%	**	80,947
BROOKFIELD RENB CL A EXCHANGEABLE SUB VTG			**	288,072
BROTHER INDUSTRIES NPV			**	1,444,033
BROWN & BROWN INC 2.375% DUE 03-15-2031	3/15/2031	2.38%	**	381,440
BROWN & BROWN INC 4.7% 06-23-2028	6/23/2028	4.70%	**	5,447,153
BROWN & BROWN INC 4.9% 06-23-2030	6/23/2030	4.90%	**	507,515
BROWN & BROWN INC 6.25% 06-23-2055	6/23/2055	6.25%	**	276,537
BRUKER CORP			**	306,922
BRUNSWICK CORP COM			**	12,438,541
BSTN SCIENTIFIC 2.65% DUE 06-01-2030	6/1/2030	2.65%	**	53,676
BUILD-A-BEAR WORKSHOP INC COM STK			**	520,734
BUILDERS FIRSTSOURCE INC COM STK			**	472,368
BUKIT ASAM TBK IDR500 SER'B'			**	48,223
BUMBLE INC COM CL A COM CL A			**	337,394
BUMI RESOURCES TBK IDR500			**	186,360
BUMITAMA AGRI LTD NPV			**	630,490

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BUMRUNGRAD HOPTL THB1(NVDR)			**	769,378
BUNGE GLOBAL SA F COMMON STOCK			**	76,876
BUNGE LTD FIN CORP 2.0% 04-21-2026	4/21/2026	2.00%	**	3,975,258
BUNGE LTD FIN CORP FIXED 2.75% 05-14-2031	5/14/2031	2.75%	**	643,294
BUNGE LTD FINANCE CORP 4.2% 09-17-2029	9/17/2029	4.20%	**	2,943,432
BUNGE LTD FINANCE CORP 5.15% 08-04-2035	8/4/2035	5.15%	**	483,763
BURBERRY GROUP ORD GBP0.0005			**	1,346,754
BURCKHARDT COMPRES CHF			**	247,867
BUREAU VERITAS EUR0.12			**	19,855
BURFORD CAPITAL LTD ORD NPV (DI)			**	5,650,552
BURGAN BANK COM STK			**	46,008
BURKHALTER HOLDING CHF0.04			**	102,993
BURL NORTHN SANTA 4.375% DUE 09-01-2042	9/1/2042	4.38%	**	854,056
BURL NORTHN SANTA 5.75% DUE 05-01-2040	5/1/2040	5.75%	**	84,759
BURLINGTN NORTH SANTA FE 5.55% 03-15-2056	3/15/2056	5.55%	**	217,799
BURLINGTON NORTHN SANTA FE LLC 5.2% 04-15-2054	4/15/2054	5.20%	**	264,347
BURLINGTON STORES INC COM			**	857,018
BUSINESS BRAIN SHO NPV			**	40,882
BUSINESS ENGINEERI NPV			**	65,265
BUSINESS FIRST BANCSHARES INC COM			**	26,375
BUTTERFLY NETWORK INC CL A CL A			**	4,289,178
BUY TO OPEN REPO W/BOFA SECU 3.9% FROM 12-31-2025 TO 01-02-2026			**	13,000,000
BUY TO OPEN REPO W/DBSI/FIXE 3.87% FROM 12-31-2025 TO 01-05-2026			**	102,400,000
BWAY 2021-1450 MTG FLTG RT 5.04467% DUE 09-15-2036	9/15/2036	5.11%	**	1,952,683
BX 2021-21M MTG TR FLTG RT 4.52448% DUE 10-15-2036	10/15/2036	4.59%	**	594,677
BX COML MORTAGE TR 2025-BCAT 5.73% 08-15-2042	8/15/2042	5.13%	**	1,918,957
BX COML MTG TR 2.843% DUE 03-09-2044	3/9/2044	2.84%	**	3,718,089
BX COML MTG TR 2021-CIP 4.71548% 12-15-2038	12/15/2038	4.79%	**	2,991,219
BX COML MTG TR 2024-AIRC COML MTG PASSTHRU CTF CL A 5.37143% 08-15-2039	8/15/2039	5.44%	**	2,560,579
BX COML MTG TR 2024-GPA3 MTG PASS THRU CTF CL A 144A 4.97301% 12-15-2039	12/15/2039	5.04%	**	1,011,350
BX COML MTG TR 2024-MDHS COML MTG PASSTHRU CTF CL A 5.32149% 05-15-2041	5/15/2041	5.39%	**	731,751
BX COML MTG TR FLTG RT 4.48298% DUE 10-15-2038	10/15/2038	4.55%	**	774,277
BX COML MTG TR FLTG RT 5.1218% DUE 02-15-2039	2/15/2039	5.19%	**	3,562,819
BX TR 2021-ACNT FLTG RT 5.04448% DUE 11-15-2038	11/15/2038	5.11%	**	389,611
BX TR 2021-LGCY COML MTG PASS THRU CTF CL A 4.30048% 10-15-2036	10/15/2036	4.37%	**	1,995,805
BX TR 2021-SDMF FLTG RT 4.53248% DUE 09-15-2034	9/15/2034	4.60%	**	5,640,406
BX TR 2022-LBA6 FLTG RT 4.68019% DUE 01-15-2039	1/15/2039	4.75%	**	5,806,411
BX TR 2024-BIO MTG PASSTHRU CTF CL A 144A 5.32219% 02-15-2041	2/15/2041	5.39%	**	3,668,025
BX TR 2025-LUNR COML MTG PASSTHRU CTF CLB 5.53019% 06-15-2040	6/15/2040	5.53%	**	888,789
BX TR 2025-OMG 5.031% 10-15-2042	10/15/2042	5.10%	**	2,001,247
BXCOMMERCIAL MTG FLTG RT 5.44161% DUE 12-09-2040	12/9/2040	5.51%	**	1,720,014
BXSC COML MTG TR 2022-WSS COML MTG PASS THRU CTF CL B 5.773% 03-15-2035	3/15/2035	5.84%	**	2,983,953
BYD COMPANY LTD 'H'CNY1			**	493,686
C H ROBINSON WORLDWIDE INC COM NEW COM NEW			**	9,299,162
C&A MODAS SA COM NPV			**	236,350
C. UYEMURA & CO NPV			**	823,044
CABOT CORP COM			**	1,094,879

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CAC HOLDINGS CORP			**	106,246
CACTUS INC CL A CL A			**	948,728
CADENCE BK COM			**	315,217
CADENCE DESIGN SYS 4.3% DUE 09-10-2029	9/10/2029	4.30%	**	186,085
CADENCE DESIGN SYS 4.7% 09-10-2034	9/10/2034	4.70%	**	235,369
CADENCE DESIGN SYS INC 4.2% 09-10-2027	9/10/2027	4.20%	**	779,361
CADENCE DESIGN SYS INC COM			**	19,286,499
CAIRO COMSTK			**	11,148
CAIXABANK SA EUR1			**	10,433,784
CAL MAINE FOODS INC COM NEW STK			**	89,914
CALAVO GROWERS INC COM			**	164,495
CALFRAC WELL SVCS LTD COM NPV			**	225,683
CALIFORNIA WTR SVC GROUP COM			**	1,213
CALIX NETWORKS INC COMMON STOCK			**	1,490,244
CALLAWAY GOLF COMPANY			**	84,024
CAMDEN PPTY TR SH BEN INT			**	4,690,399
CAMPING WORLD HLDGS INC CL A CL A			**	892,582
CANADA(GOVT OF) 3% BDS 01/06/2034 CAD1000	6/1/2034	3.00%	**	2,210,549
CANADA(GOVT OF) 3.25% BDS 01/12/2034 CAD1	12/1/2034	3.25%	**	1,665,438
CANADA(GOVT OF) I/L 1.5% BDS 01/12/44 CAD1000	12/1/2044	2.14%	**	495,473
CANADIAN IMPERIAL BANK 4.857% 03-30-2029	3/30/2029	4.86%	**	6,493,423
CANADIAN IMPERIAL BANK 4.243% 09-08-2028	9/8/2028	4.24%	**	4,282,002
CANADIAN IMPERIAL BANK OF COMMERCE 5.001% DUE 04-28-2028	4/28/2028	5.00%	**	2,454,796
CANADIAN IMPERIAL BK 5.245% DUE 01-13-2031	1/13/2031	5.24%	**	825,582
CANADIAN IMPERIAL BK COMM TORONTO BRH 5.926% 10-02-2026	10/2/2026	5.93%	**	3,131,204
CANADIAN IMPERIAL BK COMM TORONTO BRH 4.508% 09-11-2027	9/11/2027	4.51%	**	2,175,433
CANADIAN IMPERIAL BK COMM TORONTO ONT COM STK			**	77,472
CANADIAN NAT RES LTD NT 5% 12-15-2029	12/15/2029	5.00%	**	1,359,461
CANADIAN NATL RY CO COM			**	10,341,687
CANADIAN PAC RY CO NEW 3.0% DUE 12-02-2041 BEO	12/2/2041	3.00%	**	374,796
CANARA BANK INR2			**	2,280,155
CANFIN HOMES LTD			**	428,573
CANNY ELEVATOR CO 'A'CNY1 (STOCK CONNECT)			**	270,901
CANSINO BIOLOGICS H			**	526,705
CANTOR FITZGERALD L P SR NT 144A 4.5% 04-14-2027	4/14/2027	4.50%	**	2,995,745
CANYON CLO 2018-1 LTD / CANYON CLO 5.0038% 07-15-2031	7/15/2031	5.24%	**	313,968
CAP 1 FINL CORP 3.75% DUE 03-09-2027	3/9/2027	3.75%	**	1,553,545
CAP 1 FINL CORP 3.8% DUE 01-31-2028	1/31/2028	3.80%	**	607,743
CAP 1 FINL CORP 7.149% DUE 10-29-2027	10/29/2027	7.15%	**	1,894,233
CAP 1 MULTI-ASSET 2.06% DUE 08-15-2028	8/15/2028	2.06%	**	3,868,087
CAP 1 PRIME AUTO 3.17% DUE 04-15-2027	4/15/2027	3.17%	**	448,420
CAP 1 PRIME AUTO 3.69% DUE 12-15-2027	12/15/2027	3.69%	**	1,245,550
CAP PWR US HLDGS 5.257% DUE 06-01-2028	6/1/2028	5.26%	**	1,319,600
CAPGEMINI EUR8			**	11,248,856
CAPITAL BANCORP INC MD COM			**	31,917
CAPITAL ONE FINANCIAL CORP 4.493% 09-11-2031	9/11/2031	4.49%	**	1,548,850
CAPITAL ONE FINANCIAL CORP 5.468% DUE 02-01-2029	2/1/2029	5.47%	**	6,430,468
CAPITAL ONE FINANCIAL CORP 6.312% 06-08-2029	6/8/2029	6.31%	**	1,697,499

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CAPITAL ONE FINL CORP 1.878% 11-02-2027	11/2/2027	1.88%	**	2,055,719
CAPITAL ONE FINL CORP 5.197% 09-11-2036	9/11/2036	5.20%	**	1,191,465
CAPITAL ONE FINL CORP 5.7% 02-01-2030	2/1/2030	5.70%	**	1,577,257
CAPITAL ONE FINL CORP 6.051% 02-01-2035	2/1/2035	6.05%	**	585,464
CAPITAL ONE FINL CORP COM			**	8,584,149
CAPITAL ONE FINL CORP SR NT FIXED / FLTG5.268% 05-10-2033	5/10/2033	5.27%	**	513,541
CAPITAL ONE MULTI-ASSET EXECUTION TR SER25-1 CL A 3.82% 09-16-2030	9/15/2030	3.82%	**	5,805,164
CAPITAL ONE MULTI-ASSET EXECUTION TR SR 23-A1CLS A 4.42% 05-15-2028	5/15/2028	4.42%	**	11,335,779
CAPITAL SOUTHWEST CORP COM STK			**	11,806
CAPITOL FED FINL INC COM .			**	11,781
CAPLIN POINT LABORATORIES			**	433,576
CAPRICORN METALS L NPV			**	820,653
CAPSTONE COPPER COM NPV			**	1,595,464
CARDINAL HEALTH INC 4.7% 11-15-2026	11/15/2026	4.70%	**	809,196
CARDINAL HEALTH INC 5.125% 02-15-2029	2/15/2029	5.12%	**	628,077
CARDINAL HEALTH INC 5.15% 09-15-2035	9/15/2035	5.15%	**	213,881
CARDINAL HLTH INC			**	3,362,597
CARDINAL HLTH INC 4.368% DUE 06-15-2047	6/15/2047	4.37%	**	161,842
CARDINAL HLTH INC 5% DUE 11-15-2029	11/15/2029	5.00%	**	678,352
CARE PROPERTY INV NPV SICAFI			**	21,270
CAREDX INC COM			**	459,602
CARETRUST REIT INC COM			**	2,687,592
CARGURUS INC CL A CL A			**	1,907,874
CARIS LIFE SCIENCES INC COM			**	253,801
CARLISLE COMPANIES INC COM			**	5,146,547
CARLSBERG SER'B'DKK20			**	9,585,179
CARLYLE GROUP INC COM			**	18,669,480
CARMAX AUTO OWNER 1.95% DUE 09-15-2027	9/15/2027	1.95%	**	1,492,209
CARMAX AUTO OWNER 4.65% DUE 11-15-2030	11/15/2030	4.65%	**	2,090,422
CARMAX AUTO OWNER FIXED 1.7% DUE 08-16-2027	8/16/2027	1.70%	**	549,367
CARMAX AUTO OWNER FIXED 6% DUE 07-17-2028	7/17/2028	6.00%	**	2,898,192
CARMAX AUTO OWNER TR 2024-2 ASSET BACKEDNT CL A-3 5.5% 01-16-2029	1/16/2029	5.50%	**	6,082,423
CARMAX AUTO OWNER TR SR 24-1 CL A3 4.92% 10-16-2028	10/16/2028	4.92%	**	306,604
CARMAX AUTO OWNER TR SR 25-1 CL A3 4.84% 01-15-2030	1/15/2030	4.84%	**	11,162,421
CARMAX AUTO OWNER TR SR 25-2 CL A3 4.48% 03-15-2030	3/15/2030	4.48%	**	333,641
CARMAX AUTO OWNER TRUST SER 23-3 CL A3 6% 05-15-2028	5/15/2028	5.28%	**	1,433,257
CARMAX AUTO OWNER TRUST SER 22-4 CL A3 5.34% DUE 08-16-2027 REG	8/16/2027	5.34%	**	722,173
CARMAX INC COM			**	13,254
CARMAX OWNER TR 4.65% DUE 01-16-2029	1/16/2029	4.65%	**	965,390
CARMAX SELECT 5.35% DUE 01-15-2030	1/15/2030	5.35%	**	740,668
CARMILA EUR6			**	718,604
CARNIVAL CORP COM PAIRED			**	1,604,266
CARPENTER TECHNOLOGY CORP COM			**	902,331
CARRIER GLOBAL CORPORATION COM USD0.01 WI			**	6,352,530
CARVANA AUTO 4.04% DUE 11-11-2030	11/11/2030	4.04%	**	5,955,930
CARVANA AUTO 4.24% DUE 08-11-2031	8/11/2031	4.24%	**	4,420,014
CARVANA AUTO 5.21% DUE 06-10-2030	6/10/2030	5.21%	**	2,865,485
CARVANA AUTO RECEIVABLES TR 2021-N1 ASSET BACKED CTF CL C 1.3% 01-10-2028	1/10/2028	1.30%	**	121,598

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CARVANA AUTO RECEIVABLES TR 2021-N4 ASSET BACKED NT CL C 1.72% 09-11-2028	9/11/2028	1.72%	**	113,033
CARVANA AUTO RECEIVABLES TR 2022-P3 SR 22-P3 CL A3 4.61% DUE 11-10-2027 BEO	11/10/2027	4.61%	**	98,839
CARVANA CO CL A CL A			**	1,677,530
CASELLA WASTE SYS INC CL A COM STK			**	7,682,120
CASEYS GEN STORES INC COM			**	2,199,233
CASSA DEPOSITI E PRESTITI S P A 5.75% 05-05-2026	5/5/2026	5.75%	**	5,328,655
CASTLE BIOSCIENCES INC COM			**	119,151
CASTROL INDIA INR5			**	85,112
CATERPILLAR FINL SERV CRP 4.4% 03-03-2028	3/3/2028	4.40%	**	869,606
CATERPILLAR FINL SVCS CORP 4.8% 01-08-2030	1/8/2030	4.80%	**	225,485
CATERPILLAR FINL VAR RT 4.183239% DUE 07-07-2027	7/7/2027	4.54%	**	3,461,807
CATERPILLAR INC 2.6% DUE 04-09-2030 BEO	4/9/2030	2.60%	**	1,069,915
CATERPILLAR INC COM			**	17,471,389
CATHAY FINL HLDG TWD10			**	571,748
CAVA GROUP INC COM			**	6,554,206
CBL & ASSOCIATES PROPERTIES			**	117,364
CBOE GLOBAL MARKETS INC			**	487,442
CBRE SVCS INC 5.5% 06-15-2035	6/15/2035	5.50%	**	620,981
CCK CONSOLIDATED NPV			**	68,369
CCL PRODUCTS(INDIA)LTD INR2			**	202,120
CD 2016-CD2 MTG TR 3.348% DUE 11-10-2049	11/10/2049	3.35%	**	972,258
CD 2017-CD6 MTG TR 3.19% DUE 11-13-2050	11/13/2050	3.19%	**	2,865,424
CD PROJEKT SA PLN1.00			**	901,605
CDN APARTMENT PROP TRUST UNITS			**	1,713,382
CDN IMPERIAL BK COMM TORONTO BRH COVEREDBD SER CBL59 144A 4.876% 01-14-2030	1/14/2030	4.88%	**	8,283,083
CDN IMPERIAL BK FLTG RT 4.862% 01-13-2028	1/13/2028	4.86%	**	4,592,482
CDN UTILITIES CLASS'A'COM NON-VTG NPV			**	87,284
CDW LLC/CDW FIN FIXED 2.67% DUE 12-01-2026	12/1/2026	2.67%	**	5,086,925
CEAT LTD INR10			**	751,369
CELCUITY INC COM			**	107,320
CELESTICA INC COM NPV			**	1,188,943
CELESTICA INC NPV			**	1,629,075
CELLDEX THERAPEUTICS INC NEW SHS			**	210,843
CELSIUS HLDGS INC COM NEW COM NEW			**	7,893,718
CEMBRA MONEY BANK CHF1 (REGD)			**	39,753
CENCORA INC 5.125% 02-15-2034	2/15/2034	5.12%	**	924,677
CENCORA INC 5.15% 02-15-2035	2/15/2035	5.15%	**	486,503
CENOVUS ENERGY INC 2.65% 01-15-2032	1/15/2032	2.65%	**	267,009
CENOVUS ENERGY INC 4.65% 03-20-2031	3/20/2031	4.65%	**	199,506
CENT ASIA METALS COMSTK			**	1,180,994
CENTENE CORP DEL 3% DUE 10-15-2030	10/15/2030	3.00%	**	894,538
CENTENE CORP DEL COM			**	1,876,234
CENTERPOINT ENERGY 2.4% DUE 09-01-2026	9/1/2026	2.40%	**	2,331,400
CENTERPOINT ENERGY 3.95% 03-01-2048	3/1/2048	3.95%	**	25,579
CENTERPOINT ENERGY 5.85 DUE 01-15-2041	1/15/2041	5.85%	**	83,378
CENTERPOINT ENERGY HOUSTON ELEC LLC 4.8%DUE 03-15-2030	3/15/2030	4.80%	**	1,289,329
CENTERPOINT ENERGY RES CORP 1.75% DUE 10-01-2030	10/1/2030	1.75%	**	267,507
CENTERPOINT ENERGY RES CORP 5.25% 03-01-2028	3/1/2028	5.25%	**	65,608

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CENTERRA GOLD INC COM NPV			**	2,006,979
CENTERSPACE			**	687,216
CENTRAL DEPOSITORY INR10			**	443,700
CENTRAL SEC PATROL NPV			**	50,509
CENTRICA ORD GBP0.061728395			**	2,014,269
CENTRUS ENERGY CORP CL A COM			**	165,562
CENTURION CORP LTD NPV			**	203,188
CENTURY ALUM CO COM			**	124,984
CENTURY CMNTYS INC COM			**	621,632
CENTURY IRON & STE TWD10			**	128,754
CERES POWER HLDGS ORD GBP0.10			**	7,153
CES ENERGY SOLUTIO COM NPV			**	3,565,662
CESC INR1			**	66,939
CEWE STIFTUNG & CO NPV			**	111,790
CF INDUSTRIES INC 5.3% 11-26-2035	11/26/2035	5.30%	**	988,366
CF JPMCB LIQUIDITY FD			**	335,292,792
CG ONCOLOGY INC COM			**	247,044
CGN NEW ENERGY HOL HKD0.0001			**	22,394
CHAM SWISS PROPERTIES AG			**	61,173
CHAMPION HOMES INC			**	4,702,087
CHANG HWA COMMERC TWD10			**	321,194
CHANGJIANG & JING A CNY1			**	422,613
CHANNEL WELL TECHN TWD10			**	346,551
CHARLES RIV LABORATORIES INTL INC COM			**	7,110,664
CHARLES SCHWAB CORP 6.196% 11-17-2029	11/17/2029	6.20%	**	484,582
CHAROEN POK PHAND TWD10			**	50,222
CHAROEN POKPHAND INDONESI PT			**	6,167
CHARTER 2.3% DUE 02-01-2032	2/1/2032	2.30%	**	5,490,933
CHARTER 3.5% DUE 06-01-2041	6/1/2041	3.50%	**	598,932
CHARTER 6.384% DUE 10-23-2035	10/23/2035	6.38%	**	227,314
CHARTER 6.484% DUE 10-23-2045	10/23/2045	6.48%	**	527,535
CHARTER COMMUNICATIONS INC NEW CL A CL A			**	417,083
CHARTER COMMUNICATIONS OPER LLC 5.85% 12-01-2035	12/1/2035	5.85%	**	500,026
CHARTER COMMUNICATIONS OPER LLC/CAP 06-01-2029	6/1/2029	6.10%	**	2,219,203
CHARTER COMMUNICATIONS OPER LLC/CHARTE 2.8% DUE 04-01-2031/04-17-2020 REG	4/1/2031	2.80%	**	2,356,157
CHARTER COMMUNICATIONS OPER LLC/CHARTE 4.2% DUE 03-15-2028 BEO	3/15/2028	4.20%	**	1,740,740
CHARTER COMMUNICATIONS OPER LLC/CHARTE 4.8% DUE 03-01-2050	3/1/2050	4.80%	**	444,768
CHARTER FIXED 2.25% DUE 01-15-2029	1/15/2029	2.25%	**	4,749,952
CHARTER HALL GROUP NPV (STAPLED)			**	196,616
CHARTER HALL LONG NPV (STAPLED)			**	44,514
CHARTER HALL RETAI UNITS NPV			**	888,101
CHARTER HALL SOCIA NPV			**	340,230
CHASE AUTO OWNER TR 2023-A ASSET BACKED NT CL A-3 144A 5.68% 01-25-2029	1/25/2029	5.68%	**	970,497
CHASE HOME LENDING 3.25% DUE 09-25-2063	9/25/2063	3.25%	**	380,283
CHASE HOME LENDING MTG TR 2025-5 MTG PASS THRU CTF CL A-11 5.19728 04-25-2056	4/25/2056	5.37%	**	2,717,602
CHASE ISSUANCE TRUST SER 23-A CL A 5.16% 09-15-2028	9/15/2028	5.16%	**	8,257,013
CHATHAM LODGING TR COM			**	68,236
CHECK PT SOFTWARE TECHNOLOGIES ORDILS.01			**	15,538,238

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CHEERWIN GRP LTD USD0.0000002			**	53,881
CHEGG INC COM			**	96,524
CHEIL WORLDWIDE KRW200			**	41,707
CHEMED CORP NEW COM			**	3,427,159
CHEMRING GROUP ORD GBP0.01(POST SUBD)			**	92,833
CHENBRO MICOM CO			**	159,927
CHENIERE CORPUS CHRISTI HLDGS LLC 3.7% 11-15-2029	11/15/2029	3.70%	**	3,245,085
CHENIERE CORPUS CHRISTI HLDGS LLC 5.125% 06-30-2027	6/30/2027	5.12%	**	4,917,450
CHENIERE ENERGY 5.65% DUE 04-15-2034	4/15/2034	5.65%	**	1,256,900
CHENIERE ENERGY FIXED 4% DUE 03-01-2031	3/1/2031	4.00%	**	383,092
CHENIERE ENERGY FIXED 4.5% DUE 10-01-2029	10/1/2029	4.50%	**	10,829,787
CHENIERE ENERGY INC COM NEW			**	2,287,970
CHENNAI PETRO CP INR10(DEMAT)			**	76,680
CHERVON HLDGS LTD NPV			**	2,773
CHES FDG II LLC 5.52% DUE 05-15-2036	5/15/2036	5.52%	**	520,110
CHESTER CNTY PA HLTH & ED FACS AUTH HLTHSYS REV 3.314 06-01-2051 BEO TAXABLE	6/1/2051	3.31%	**	259,535
CHEVRON CORP COM			**	20,869,196
CHEVRON U S A INC 4.05% 08-13-2028	8/13/2028	4.05%	**	226,811
CHEVRON U S A INC 4.3% 10-15-2030	10/15/2030	4.30%	**	735,680
CHEVRON U S A INC 4.475% 02-26-2028	2/26/2028	4.48%	**	907,108
CHEVRON USA INC 4.687% 04-15-2030	4/15/2030	4.69%	**	442,332
CHEWY INC CLASS A			**	453,512
CHIME FINL INC CL A CL A			**	2,993,468
CHIN WELL HOLDS BERHAD MYR0.50			**	3,105
CHINA AIRLINES TWD10			**	94,505
CHINA CONSTRUCTION BANK HCNY1			**	3,722,737
CHINA DTNG CO RNWB 'H'CNY1			**	17,732
CHINA EAST EDUCATI HKD0.0001			**	14,076
CHINA EVERBRIGHT ENVIRONMENT GROUP LTD			**	21,674
CHINA FEIHE LTD USD0.000000025			**	18,257
CHINA FOODS LTD HKD0.10			**	161,701
CHINA GOLD INTL RE COM NPV			**	487,824
CHINA HONGQIAO GRO USD0.01			**	963,911
CHINA INTL MARINE COMSTK			**	23,905
CHINA LESSO GROUP HKD0.05			**	19,672
CHINA LIFE INSURANCE CO H CNY1			**	98,496
CHINA MEDICAL SYS USD0.005			**	217,113
CHINA MERCHANTS BK COM STK			**	579,996
CHINA MERCHANTS PO NPV			**	66,135
CHINA NONFERRO MNG NPV			**	1,430,751
CHINA OILFIELD SERVICES H CNY1			**	10,777
CHINA ORIENTAL GP HKD0.10			**	220,479
CHINA OVERSEAS LAND & INVESTMNT HKD0.10			**	1,469,182
CHINA PACIFIC INSU 'H'CNY1			**	27,134
CHINA RES BEER HLD NPV			**	1,423,261
CHINA SUNTIEN GREE 'H'CNY1			**	27,841
CHINA TAIPING INSU NPV			**	391,401
CHINA TOBACCO INTL (HK) CO LTD NPV			**	264,683

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CHINA TOURISM GROU CNY1 H			**	802,328
CHINA WATER AFFAIR HKD0.01			**	21,379
CHINA XLX FERTILSE NPV			**	61,283
CHINA YUCHAI INTL LTD COM			**	866,307
CHINA YUHUA EDUCAT HKD0.00001			**	191,142
CHIPMOS TECHNOLOGI TWD10			**	256,605
CHIPOTLE MEXICAN GRILL INC COM STK			**	14,956,177
CHIYODA INTEGRE CO NPV			**	65,171
CHOICE INTL INR10			**	121,364
CHONGQING MACHINER 'H'CNY1			**	70,616
CHORD ENERGY CORPORATION COM USD0.01			**	1,272,678
CHORUS AVIATION IN COM VTG & VARIABLE VTG (R/S			**	97,927
CHOW SANG SANG HLD HKD0.25			**	566,470
CHROMA ATE INC TWD10			**	1,479,926
CHUBB INA HLDGS INC 4.9% 08-15-2035	8/15/2035	4.90%	**	2,781,362
CHUBB LTD ORD CHF24.15			**	23,174,910
CHUGAI PHARMACY CO. LTD NPV			**	3,970,439
CHUNGHWA PRECISION TWD10			**	509,063
CIA DE SANEAMENTO UNITS (1 COM & 4 PRF)			**	558,733
CIA ENERG MG-CEMIG PRF BRL5.00			**	144,503
CIA SANEAMENTO MIN COM NPV			**	188,352
CICOR TECHNOLOGIES CHF10(REGD)			**	843,033
CIE DE ST-GOBAIN EUR4			**	11,507,314
CIENA CORP COM NEW			**	6,952,020
CIGNA CORP 1.25% 03-15-2026	3/15/2026	1.25%	**	456,376
CIGNA CORP 2.375% DUE 03-15-2031 BEO	3/15/2031	2.38%	**	798,071
CIGNA CORP NEW 3.4% DUE 03-01-2027 BEO	3/1/2027	3.40%	**	1,699,371
CIGNA CORP NEW CORP 4.375% 10-15-2028	10/15/2028	4.38%	**	6,680,861
CIGNA CORP NEW FIXED 3.2% DUE 03-15-2040	3/15/2040	3.20%	**	197,892
CIGNA GROUP 4.5% 09-15-2030	9/15/2030	4.50%	**	866,694
CIGNA GROUP 5.125% 05-15-2031	5/15/2031	5.12%	**	931,159
CIGNA GROUP 5.25% 01-15-2036	1/15/2036	5.25%	**	1,275,404
CIGNA GROUP 6.0% 01-15-2056	1/15/2056	6.00%	**	216,880
CIKARANG LISTRINDO IDR200			**	55,660
CIM TR 2023-R2 FLTG RT 5.5% DUE 08-25-2064	8/25/2064	5.50%	**	7,334,952
CIMC ENRIC HLDG LT HKD0.01			**	349,663
CIN FINL CORP 6.92% DUE 05-15-2028	5/15/2028	6.92%	**	213,079
CINEMARK HLDGS INC COM			**	984,121
CINTAS CORP COM			**	4,272,574
CIPHER MNG INC COM			**	535,183
CIPLA LTD INR2			**	471,166
CIR SPA- COMPAGNIE INDUSTRIALI RIUNITE			**	73,730
CIRRUS LOGIC INC COM			**	1,834,617
CISCO SYS INC 4.55% 02-24-2028	2/24/2028	4.55%	**	669,890
CISCO SYS INC 4.75% 02-24-2030	2/24/2030	4.75%	**	226,404
CISCO SYS INC 5.3% 02-26-2054	2/26/2054	5.30%	**	365,806
CISCO SYSTEMS INC			**	1,671,551
CIT HOME EQUITY LN TR 2002-1 ASSET BKD CTF CL AF-5 02-25-2033 BEO	2/25/2033	7.21%	**	47,931

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CITI TRENDS INC COM ORD USD1			**	198,283
CITIBANK CR CARD 6.15% DUE 06-15-2039	6/15/2039	6.15%	**	4,219,722
CITIBANK N A 4.876% 11-19-2027	11/19/2027	4.88%	**	6,720,645
CITIBANK N A 4.914% 05-29-2030	5/29/2030	4.91%	**	2,527,144
CITIBANK N A 5.803% 09-29-2028	9/29/2028	5.80%	**	3,325,902
CITIBANK NA FLTG 04-30-2026	4/30/2026	4.52%	**	2,101,559
CITIC TEL INT HLDGS HKD0.10			**	55,851
CITIGROUP COML MTG 2.646% DUE 07-10-2049	7/10/2049	2.65%	**	1,063,694
CITIGROUP COML MTG TR 2016-C2 COML MTG PASSTHRU CTF CL D 3.25% 08-10-2049	8/10/2049	3.25%	**	1,502,355
CITIGROUP INC 1.122% DUE 01-28-2027	1/28/2027	1.12%	**	1,197,272
CITIGROUP INC 1.462% DUE 06-09-2027 BEO	6/9/2027	1.46%	**	11,160,992
CITIGROUP INC 2.561% DUE 05-01-2032 BEO	5/1/2032	2.56%	**	1,553,014
CITIGROUP INC 2.572% 06-03-2031	6/3/2031	2.57%	**	5,235,510
CITIGROUP INC 3.668% 07-24-2028	7/24/2028	3.67%	**	298,129
CITIGROUP INC 3.7% DUE 01-12-2026	1/12/2026	3.70%	**	754,909
CITIGROUP INC 3.887% 01-10-2028	1/10/2028	3.89%	**	5,535,194
CITIGROUP INC 4.412% 03-31-2031	3/31/2031	4.41%	**	300,171
CITIGROUP INC 4.45% DUE 09-29-2027	9/29/2027	4.45%	**	5,546,199
CITIGROUP INC 4.503% 09-11-2031	9/11/2031	4.50%	**	10,861,870
CITIGROUP INC 4.542% 09-19-2030	9/19/2030	4.54%	**	5,920,984
CITIGROUP INC 4.6% DUE 03-09-2026	3/9/2026	4.60%	**	810,736
CITIGROUP INC 4.643% 05-07-2028	5/7/2028	4.64%	**	15,646,423
CITIGROUP INC 4.786% 03-04-2029	3/4/2029	4.79%	**	9,102,160
CITIGROUP INC 5.174% 09-11-2036	9/11/2036	5.17%	**	783,900
CITIGROUP INC 5.174% 02-13-2030	2/13/2030	5.17%	**	5,617,962
CITIGROUP INC 5.316% 09-26-2020 REG	3/26/2041	5.32%	**	682,640
CITIGROUP INC 5.449% 06-11-2035	6/11/2035	5.45%	**	518,611
CITIGROUP INC 5.612% 03-04-2056	3/4/2056	5.61%	**	249,761
CITIGROUP INC COM NEW COM NEW			**	67,880,090
CITIGROUP INC FLTG RT 4.952% DUE 05-07-2031	5/7/2031	4.95%	**	6,664,597
CITIGROUP INC NEW 2.976% 11-05-2030	11/5/2030	2.98%	**	3,745,659
CITIGROUP INC SR NT 3.057% 01-25-2033	1/25/2033	3.06%	**	1,252,694
CITIGROUP MTG LN TR 2004-RES1 MTG PASSTHRU CTF M-1 VAR 11-25-2034 REG	11/25/2034	4.82%	**	178,733
CITIZEN WATCH CO NPV			**	259,685
CITIZENS AUTO 5.83% DUE 02-15-2028	2/15/2028	5.83%	**	1,077,348
CITIZENS AUTO 5.84% DUE 01-18-2028	1/18/2028	5.84%	**	1,387,922
CITIZENS FINL GROUP INC 5.967% 07-23-2032	7/23/2032	5.72%	**	1,259,965
CITIZENS FINL GROUP INC COM			**	11,769,615
CITY UNION BK COMMON STK			**	84,131
CIVISTA BANCSHARES INC COM NO PAR COM NOPAR			**	9,821
CJ ENM CO LTD			**	11,076
CK HUTCHISON HLDGS HKD1			**	350,347
CLAS OHLSON AB SER'B'NPV			**	168,274
CLEAN HBRS INC COM			**	6,023,791
CLEAR SECURE INC CL A CL A			**	2,442,515
CLEARWATER ANALYTICS HLDGS INC CL A CL A			**	3,391,513
CLEARWATER PAPER CORP COM STK			**	188,616
CLEARWAY ENERGY INC CL C CL C			**	797,142

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CLECO SECURITIZATION II LLC 5.346% 06-01-2047	6/1/2047	5.35%	**	150,932
CLEV ELEC ILLUM CO 4.55% DUE 11-15-2030	11/15/2030	4.55%	**	184,166
CLEVELAND CLIFFS USD0.125			**	283,462
CLOUDFLARE INC COM			**	979,047
CLP HOLDINGS LTD NPV			**	630,410
CLSA (SHANGHAI PUTAILAI NEW ENERGY TECHNO) P-NOTE 02/09/2030			**	977,834
CLSA(SHENZHEN SUNLORD ELECTRONICS CO LTD) P-NOTE 31/12/2049			**	835,862
CMC MARKETS ORD GBP0.25			**	68,984
CME GROUP INC 4.4% 03-15-2030	3/15/2030	4.40%	**	782,610
CME GROUP INC COM STK			**	5,581,209
CME_OIS CHASUS33 02/01/2029 BRL P 1DBZDIO / R 13.4% SWU02JCH4			**	547
CME_OIS MSNYUS33 01/04/2030 MXN P 1DMXIBTIEF / R 7.75% SWU02GPZ6			**	3,361
CME_OIS MSNYUS33 01/04/2030 MXN P 1DMXIBTIEF / R 7.775 SWU02GP78			**	4,744
CME_OIS MSNYUS33 01/04/2030 MXN P 1DMXIBTIEF / R 7.79% SWU02GP60			**	926
CME_OIS MSNYUS33 06/24/2027 USD P 1DSOFR / R 3.9% SWU027CQ0			**	167,021
CME_OIS MSNYUS33 06/24/2030 USD P 1DSOFR / R 3.7% SWU027CS6			**	109,763
CME_OIS MSNYUS33 06/24/2035 USD P 3.7% / R 1DSOFR SWU027CR8			**	56,926
CME_OIS MSNYUS33 06/24/2055 USD P 3.5% / R 1DSOFR SWU027CT4			**	407,513
CME_OIS MSNYUS33 12/21/2052 USD P 1.75% / R 1DSOFR SWU01JI06			**	4,150,181
CME_OIS MSNYUS33 29/03/2032 MXN P 1DMXIBTIEF / R 7.91% SWU02GP45			**	286
CMO ADJBL RATE MTG TR DUE 09-25-2035 BEO	9/25/2035	5.28%	**	126,940
CMO BANK 2017-BNK4 MTG PASS THRU CTF CL A-SB 3.419% DUE 05-15-2050 REG	5/15/2050	3.42%	**	159,958
CMO BANK 2019-BNK22 COML MTG PASS THRU CTF CL A-4 2.978% DUE 11-15-2062 REG	11/15/2062	2.98%	**	3,694,443
CMO BANK 2022-BNK39 CL A4 2.854% DUE 02-15-2055 BEO	2/15/2055	2.93%	**	1,861,751
CMO BANK 2024-BNK48 SR 24-BNK48 CL AS 5.053% 09-15-2034	10/15/2057	5.05%	**	3,565,055
CMO BANK5 SR 23-5YR1 CL A3 6.26% 03-15-2056	4/15/2056	6.26%	**	6,223,042
CMO BARCLAYS COMMERCIAL MORTGAGE SR 22-C17 CL A5 4.441% 09-15-2055	9/15/2055	4.44%	**	3,200,183
CMO BARCLAYS COMMERCIAL MORTGAGE SEC SR 25-5C37 CL A3 5.015% DUE 09-15-2058 REG	9/15/2058	5.02%	**	3,481,007
CMO BARCLAYS COMMERCIAL MORTGAGE SECURITIES SR 25-C35 CL A5 5.586% 07-15-2058	7/15/2058	5.59%	**	2,421,211
CMO BARCLAYS COMMERCIAL MORTGAGE SR 25-C32 CL A5 FRN 02-15-2062	2/15/2062	5.72%	**	6,394,369
CMO BARCLAYS COMMERCIAL MORTGAGE SR 25-C39 CL AS 5.29694% 12-15-2058	12/15/2058	5.30%	**	3,100,704
CMO BARCLAYS COMMERCIAL MTGE SECURITIES SR 25-5C33 CL A4 5.839% 03-15-2058	3/15/2058	5.84%	**	258,105
CMO BBCMS MTG TR 2018-C2 MTG PASS THRU CTF CL A-3 4.052% DUE 12-15-2051 REG	12/15/2051	4.05%	**	7,082,978
CMO BBCMS MTG TR SER 24-5C31 CL A3 5.6% 12-15-2057	12/15/2057	5.61%	**	1,788,894
CMO BBMCS MORTGAGE TRUST SER 23-C19 CL A2A 5.756% 04-15-2056	4/15/2056	5.76%	**	3,303,768
CMO BEAR STEARNS ALT-A TR SER 2005-4 CL II-3A-2 DUE 05-25-2035 REG	5/25/2035	5.40%	**	182,646
CMO BEAR STEARNS ARM TR 2000-2 MTG PASS THRU CTF CL A-1 VAR RATE 11-25-2030 BEO	11/25/2030	4.79%	**	5,689
CMO BEAR STEARNS ARM TR 2002-11 CL I-A-1DUE 02-25-2033/04-25-2006 BEO	2/25/2033	6.12%	**	80
CMO BEAR STEARNS ARM TR 2004-10 MTG DUE 01-25-2035	1/25/2035	5.13%	**	13,026
CMO BEAR STEARNS ARM TR DUE 02-25-2034 REG	2/25/2034	5.57%	**	54,854
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 DUE 12-25-2046 REG	12/26/2046	3.88%	**	685,748
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 MTG PASSTHRU CTF CL I-A-1 VAR DUE	1/26/2036	4.98%	**	13,516
CMO BENCHMARK 2018-B4 MTG TRSE 2018-B4 CL A3 3.886% DUE 07-15-2051	7/15/2051	3.89%	**	5,962,643
CMO BENCHMARK 2019-B11 MTG TR SER 2019-B11 CLS A4 3.2805% 05-15-2052	5/15/2052	3.28%	**	7,553,350
CMO BENCHMARK 2020-B16 MTG TR 2.475% 12-15-2057	2/15/2053	2.48%	**	4,975,916
CMO BENCHMARK 2022-B32 MTG TR CL A5 2.9089% DUE 01-15-2055 BEO	1/15/2055	3.00%	**	1,766,195
CMO BENCHMARK MORTGAGE TRUST SR 24-V11 CL A3 5.909% 11-15-2057	11/15/2057	5.91%	**	6,856,491
CMO BENCHMARK SER 19-B14 CL A5 3.0486% DUE 12-15-2061	12/15/2062	3.05%	**	8,532,616

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CMO BMO MORTGAGE TRUST SER 24-5C5 CLS A3 5.8574% 02-15-2057	2/15/2057	5.86%	**	7,837,634
CMO BMO MORTGAGE TRUST SR 24-5C8 CL A3 VAR RT 12-15-2057	12/15/2057	5.63%	**	4,697,771
CMO BMO MRTG TR SR 25-5C9 CL A3 5.7785% 12-15-2057	4/15/2058	5.78%	**	4,918,904
CMO BMO MTG TR SR 25-SC10 CL A3 5.57840%05-15-2058	5/15/2058	5.58%	**	5,105,844
CMO CHASE MTG FIN TR SER 2007-A1 PASSTHRU CTF CL 1-A1 4.366 03-25-37 REG	2/25/2037	6.65%	**	3,912
CMO CITIGROUP COML MTG TR 2016-C3 COML MTG CTF CL A-3 2.86% 11-15-2049	11/15/2049	2.90%	**	5,414,664
CMO CITIGROUP COML MTG TR 2016-P3 BNDS 3.495% 04-15-2049	4/15/2049	3.33%	**	996,859
CMO CITIGROUP COML MTG TR 2016-P5 2.684%DUE 10-10-2049 REG	10/10/2049	2.68%	**	6,575,025
CMO CITIGROUP COML MTG TR 2017-B1 COML MTG CTF CL A-AB 3.243% 08-15-2050	8/15/2050	3.24%	**	570,233
CMO CITIGROUP COML MTG TR SER 2016-P6 CLS A4 3.458% 12-10-2049	12/10/2049	3.46%	**	1,429,150
CMO CITIGROUP MTG LN TR SER 2005-6 CL A1FLT RT DUE 09-25-2035/12-25-2021 BEO	9/25/2035	5.75%	**	2,282
CMO COMM 2019-GC44 MTG TR SER 19-GC44 CLS A3 2.688% DUE 08-15-2057 REG	8/15/2057	2.69%	**	5,356,122
CMO CREDIT SUISSE 1ST BSTN MTG SECS CORPSER 2004-8 CL 6A1 4.5 DUE 12-25-2019 REG	3/25/2060	4.50%	**	10,548
CMO CWMBS INC SER 2005-11 CL 3-A-1 FLT RT DUE 04-25-2035 REG	4/25/2035	3.64%	**	231,464
CMO FREMF 2016-K53 MTG TR MTG PASSTHRU CTF CL B 144A DUE 03-25-2049 BEO	3/25/2049	4.13%	**	164,128
CMO GS MTG SECS CORP 2003-2F CL IIIA-1 6% DUE 03-25-2032 BEO	3/25/2032	6.00%	**	831
CMO GS MTG SECS TR 2017-GS7 COML MTG PASSTHRU CTF CL A-4 0 DUE 08-10-2050 REG	8/10/2050	3.43%	**	4,167,098
CMO GS MTG SECS TR SER 2016-GS3 CL AAB 2.777% 10-10-2049	10/10/2049	2.78%	**	15,772
CMO HARBORVIEW MTG LN TR 2003-1 CL A FLTG RT 05-19-2033	5/19/2033	4.92%	**	1,606
CMO HARBORVIEW MTG LN TR 2005-9 CL 2-A-1A DUE 06-20-2035 REG	6/20/2035	4.53%	**	71,429
CMO J P MORGAN CHASE CML MTG SECS TR 2016-N PTHRU CTF CL A 144A 10-06-38 BEO	9/6/2038	2.95%	**	2,620,719
CMO J P MORGAN MTG TR 2005-A1 MTG PASSTHRU CTF CL 6-T-1 DUE 02-25-2035 REG	2/25/2035	5.23%	**	29,384
CMO JJPMDB COML MTG SECS SER 17-C5 CL A4 3.4141% DUE 03-15-2050 REG	3/15/2050	3.41%	**	5,032,300
CMO JPMCC COML MTG SECS TR 2016-JP2 2.5589% DUE 08-15-2049 BEO	8/15/2049	2.56%	**	3,598,999
CMO JPMCC COML MTG SECS TR 2017-JP7 CL A-3 3.3785% 09-15-2050	9/15/2050	3.38%	**	243,261
CMO JPMDB COML MTG SECS SR 2017-C7 CL A-5 3.4092% DUE 10-15-2050	10/15/2050	3.41%	**	5,748,906
CMO JPMDB COML MTG SECS TR 2020-COR7 SR 20-COR7 CL A-4 1.9152% 05-13-2053	5/13/2053	1.92%	**	7,434,818
CMO MASTR ADJ RATE MTGS TR 2003-6 MTG PASSTHRU CTF CL 3-A-1 DUE 12-25-2033 REG	12/25/2033	4.14%	**	11,695
CMO MELLON RESDNTL FDG CORP 2000-TBC2 MTG PASSTHRU CTF CL A-1 VAR 05-25-30	6/15/2030	4.34%	**	28,013
CMO MERRILL LYNCH MTG INVS INC 2004-A CLA-1 FLTG DUE 04-25-2029 REG	4/25/2029	4.31%	**	1,053
CMO MERRILL LYNCH MTG INVS INC SER 2003-C CL A1 6-25-28	6/25/2028	4.51%	**	14,231
CMO MERRILL LYNCH MTG INVS INC SER 2005-A5 CL A3 DUE 06-25-2035 REG	6/25/2035	4.80%	**	769,505
CMO MORGAN STANLEY BAML TRUST SR 25-SC1 CL A3 5.635% 03-15-2030	3/15/2058	5.64%	**	3,265,922
CMO MORGAN STANLEY BK AMER MERRILL TR 2017-C33 CL A-3 3.295% 05-15-2050	5/15/2050	3.30%	**	6,549,383
CMO MORGAN STANLEY CAP I TR 2018-H3 CL A-SB 4.12% 07-15-2051	7/15/2051	4.12%	**	2,176,388
CMO MORGAN STANLEY CAP I TR SER 2019-L2 CL A4 4.071% 03-15-2052	3/15/2052	4.07%	**	1,277,602
CMO MORGAN STANLEY MTG LN TR 2004-2AR DUE 01-25-2035 REG	1/25/2035	4.17%	**	21,318
CMO MSWF COMMERCIAL MORTGAGE TRUST SR 23-2 CL A5 VAR RT 12-15-2056	12/15/2056	6.01%	**	3,782,116
CMO RESDNTL FDG MTG SECS I INC MTG PASS 2003-S9 CL A-1 6.5 03-25-2032 REG	3/25/2032	6.50%	**	500
CMO SER 12-CR4 CL A3 2.853% DUE 10-15-2045 REG	10/15/2045	2.85%	**	129,134
CMO SMRT 2022-MINI COML MTG PASSTHRU CTFCL A 144A DUE 01-15-2039 BEO	1/15/2039	4.75%	**	409,999
CMO STRUCTU ASST MTG INVTS II INC 2004-AR1 FLT MTG PASS CTF CL IA1 3-19-34	3/19/2034	4.55%	**	26,123
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 2-A1 DUE 04-25-2034 REG	4/25/2034	5.08%	**	52,411
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 3-A2 DUE 04-25-2034 REG	4/25/2034	6.05%	**	184
CMO STRUCTURED AST MTG INVTS II INC DUE 05-19-2035 REG	5/19/2035	4.53%	**	1,367,597
CMO STRUCTURED AST MTG INVTS II INC DUE 07-19-2035 REG	7/19/2035	4.35%	**	190,967
CMO STRUCTURED AST SECS CORP 2004-1 MTG PASSTHRU CTF CL 4-A1 DUE 02-25-2034 REG	2/25/2034	6.14%	**	1,188
CMO STRUCTURED AST SECS CORP FOR FUTURE IS 2003-31A CL 2-A7 10-25-2033 REG	10/25/2033	5.76%	**	475,744

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CMO STRUCTURED AST SECS CORP FOR FUTURE IS DUE 06-25-2033 REG	6/25/2033	6.25%	**	10,651
CMO STRUCTURED AST SECS CORP SER 2003-22A CL 3-A 4.42 DUE 6-25-2033 REG	6/25/2033	5.86%	**	24,432
CMO UBS COML MTG TR SER 2017-C3 CL ASB 3.215% 08-15-2050	8/15/2050	3.22%	**	1,535,529
CMO WAMU MTG PASS-THROUGH CTFS 2005-AR2 CL 2A-1A VAR DUE 01-25-2045 REG	1/25/2045	4.47%	**	302,154
CMO WAMU MTG PASS-THRU CTFS TR 2002-AR2 MTG PASSTHRU CTF CL A VAR DUE 02-27-2034	2/27/2034	4.12%	**	282,659
CMO WELLS FARGO COML MTG SER 2017-C39 CL ASB 3.212% 09-15-2050	9/15/2050	3.21%	**	568,019
CMO WELLS FARGO COML MTG TR 2016-NXS5 CL A-6 01-15-2059	1/15/2059	3.64%	**	1,780,546
CMO WELLS FARGO COML MTG TR SR 25-5C3 CL A3 6.096% 01-15-2058	1/15/2058	6.10%	**	5,074,091
CMO WELLS FARGO COMMERCIAL MORTGAGE TRU SER 24-5C1 CL A3 5.928% 07-15-2057	7/15/2057	5.93%	**	7,122,851
CMOC GROUP LIMITED			**	3,531,943
CMOMORGAN STANLEY BK AMER MERRILL SER 2016-C31 CL A-SB 2.952% 12-15-2025	11/15/2049	2.95%	**	16,335
CNA FNCL CORP COM			**	81,206
CNH EQUIP TR 2022-B ASSET BACKED NT CL A-3 3.89% 08-16-2027	11/15/2027	3.89%	**	1,238,189
CNH INDL CAP LLC 5.1% 04-20-2029	4/20/2029	5.10%	**	705,714
CNH INDUSTRIAL NV COM STK			**	9,810,311
CNX RESOURCES CORPORATION COM			**	145,499
COAL INDIA LTD			**	6,178,730
COASTAL FINL CORP WA COM NEW COM NEW			**	2,369,721
COBANK ACB FXD RATE RESET NON CUM PERP 7.25% 12-31-2049	12/31/2049	7.25%	**	2,876,784
COCA COAL FEMSA SAB DE CV			**	74,215
COCA COLA CO 5.3% 05-13-2054	5/13/2054	5.30%	**	197,015
COCA COLA CO 5.4% 05-13-2064	5/13/2064	5.40%	**	360,939
COCA COLA CO COM			**	4,943,825
COCA COLA CO FIXED 2.5% DUE 06-01-2040	6/1/2040	2.50%	**	223,688
COCA-COLA EUROPACIFIC PARTNERS			**	5,210,352
COCA-COLA FEMSA S A B DE C V 1.85% DUE 09-01-2032/09-01-2020 REG	9/1/2032	1.85%	**	312,502
CODAN LTD NPV			**	1,405,890
COEUR MNG INC COM NEW COM NEW			**	566,780
COFORGE LIMITED FV INR 2 DEMAT EQUITY			**	450,020
COGECO INC SUB-VTG SHS NPV			**	14,005
COGENT BIOSCIENCES INC COM NEW COM USD			**	400,275
COGNA EDUCACAO SA COM NPV			**	369,310
COGNEX CORP COM			**	248,010
COGNIZANT TECH SOLUTIONS CORP CL A			**	2,895,040
COHERENT CORP COM			**	4,267,443
COHORT ORD GBP0.10			**	182,689
COLGATE-PALM (IND) INR1.00			**	106,349
COLLEGE AVE STUDENT LNS 2021-B LLC ASSETBACKED NT CL A-2 144A 1.76% 06-25-2052	6/25/2052	1.76%	**	1,100,477
COLOMBIA REP 7.5% 02-02-2034	2/2/2034	7.50%	**	208,400
COLOPL INC NPV			**	140,952
COLT CZ GROUP SE CZK0.10			**	324,964
COLUMBIA BKG SYS INC COM			**	7,747,964
COLUMBUS MCKINNON CORP N Y COM			**	190,613
COM ALCOA CORPORATION COM USD0.01			**	746,776
COM7 PCL THB0.25(NVDR)			**	219,361
COMCAST CORP NEW 2.8% DUE 01-15-2051/05-28-2020 REG	1/15/2051	2.80%	**	442,748
COMCAST CORP NEW 2.887% 11-01-2051 BEO	11/1/2051	2.89%	**	241,855
COMCAST CORP NEW 3.45% DUE 02-01-2050	2/1/2050	3.45%	**	670,532

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
COMCAST CORP NEW 3.75% DUE 04-01-2040	4/1/2040	3.75%	**	190,086
COMCAST CORP NEW 3.9% DUE 03-01-2038	3/1/2038	3.90%	**	794,506
COMCAST CORP NEW 3.999% 11-01-2049	11/1/2049	4.00%	**	413,708
COMCAST CORP NEW 4% DUE 03-01-2048	3/1/2048	4.00%	**	452,778
COMCAST CORP NEW 4.2% DUE 08-15-2034	8/15/2034	4.20%	**	143,487
COMCAST CORP NEW 4.25% DUE 01-15-2033	1/15/2033	4.25%	**	97,983
COMCAST CORP NEW FIXED 3.4% DUE 04-01-2030	4/1/2030	3.40%	**	844,475
COMCAST CORP NEW FIXED 3.969% DUE 11-01-2047	11/1/2047	3.97%	**	187,871
COMCAST CORP NEW SR NT 144A 5.168% 01-15-2037	1/15/2037	5.17%	**	872,599
COMCAST CORP NEW-CL A			**	30,042,678
COMFORT SYS USA INC COM			**	15,010,103
COMM 2018-HOME MTG VAR RT 3.81507% DUE 04-10-2033	4/10/2033	3.82%	**	7,111,177
COMM 2024-CBM MTG TR COML MTG PASSTHRU CTF CL 5.867% 12-10-2041	12/10/2041	5.87%	**	235,539
COMMERCE.COM INC SERIES 1			**	107,392
COMMERCIAL METALS CO COM			**	2,814,278
COMMONSPIRIT HEALTH 4.975% 09-01-2035	9/1/2035	4.98%	**	4,556,370
COMMONSPIRIT HEALTH 6.073% 11-01-2027	11/1/2027	6.07%	**	103,382
COMMONSPIRIT HLTH 2.782% DUE 10-01-2030	10/1/2030	2.78%	**	605,430
COMMONSPIRIT HLTH 4.352% DUE 09-01-2030	9/1/2030	4.35%	**	498,288
COMMONWEALTH EDISON CO 2.95% 08-15-2027	8/15/2027	2.95%	**	2,366,950
COMMONWEALTH EDISON CO 4.0% DUE 03-01-2048 REG	3/1/2048	4.00%	**	179,363
COMMUNITY FINANCIAL SYSTEM INC			**	3,913,215
COMMUNITY HEALTH SYS INC NEW COM			**	3,120
COMMUNITY HEALTHCARE TR INC REIT			**	6,240
COMMUNITY TR BANCORP INC COM			**	27,911
COMMUNITY WEST BANCSHARES NEW COM			**	27,158
COMP.FIN.RICHEMONT CHF1 (REGD)			**	17,877,564
COMPASS GROUP ORD GBP0.1105			**	15,418,931
COMPASS INC CL A CL A			**	2,159,736
COMPASS THERAPEUTICS INC COM			**	11,642
COMPEQ MFG TWD10			**	1,093,359
COMPUTERSHARE LTD NPV			**	186,820
COMSTOCK INC FORMERLY COMSTOCK MNG COM PAR $0.000666 NEW			**	1,096,484
COMSYS HOLDINGS CORPORATION NPV			**	278,914
COMTURE CORPORATIO NPV			**	19,637
COMWLTH BK 5.071% DUE 09-14-2028	9/14/2028	5.07%	**	8,688,866
COMWLTH EDISON CO 5.95% DUE 06-01-2055	6/1/2055	5.95%	**	364,820
CONAGRA BRANDS INC 5.75% 08-01-2035	8/1/2035	5.75%	**	511,784
CONAGRA BRANDS INC COM USD5			**	4,257,585
CONDUENT INC COM			**	76,381
CONE TR 2024-DFW1 MTG PASSTHRU CTF CL A 144A 5.32192% 08-15-2041	8/15/2041	5.39%	**	908,582
CONFLUENT INC CL A CL A			**	36,318
CONNECTICUT LIGHT & POWER CO 1ST MTG BD 4.65% 01-01-2029	1/1/2029	4.65%	**	225,308
CONOCOPHILLIPS CO 5.55% 03-15-2054	3/15/2054	5.55%	**	1,280,395
CONOCOPHILLIPS COM			**	30,022,599
CONOCOPHILLIPS COMPANY 5.5% 01-15-2055	1/15/2055	5.50%	**	479,771
CONS EDISON CO N Y 3.875% DUE 06-15-2047	6/15/2047	3.88%	**	70,038

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CONS EDISON CO N Y 4.2% DUE 03-15-2042	3/15/2042	4.20%	**	102,898
CONSOLIDATED EDISON CO N Y INC 4.125% 05-15-2049 REG	5/15/2049	4.12%	**	119,498
CONSOLIDATED EDISON CO N Y INC 5.75% 11-15-2055	11/15/2055	5.75%	**	205,293
CONSTELLATION BRANDS INC 2.25% DUE 08-01-2031 BEO	8/1/2031	2.25%	**	1,225,628
CONSTELLATION BRANDS INC CL A CL A			**	6,451,423
CONSTELLATION ENERGY CORPORATION COM NPV WI			**	16,467,328
CONSTELLATION ENERGY GENERATION LLC 5.6%DUE 03-01-2028	3/1/2028	5.60%	**	2,022,627
CONSTELLATION ENERGY GENERATION LLC 5.8%DUE 03-01-2033	3/1/2033	5.80%	**	298,220
CONSTELLATION ENERGY GENERATION LLC 6.5%10-01-2053	10/1/2053	6.50%	**	792,201
CONSTELLIUM SE (FRANCE) EUR0.02 CLASS A			**	79,660
CONSTRUTORA TENDA COM NPV			**	224,098
CONSUMERS 2023 SECURE FUND 5.21% 09-01-2030	9/1/2030	5.21%	**	1,856,333
CONSUMERS ENERGY 4.05% DUE 05-15-2048	5/15/2048	4.05%	**	201,994
CONSUMERS ENERGY CO 4.5% 01-15-2031	1/15/2031	4.50%	**	2,417,381
CONSUMERS ENERGY CO 4.9% 02-15-2029	2/15/2029	4.90%	**	1,672,455
CONSUMERS ENERGY COMPANY 4.6% 05-30-2029	5/30/2029	4.60%	**	513,564
CONSUMERS ENERGY FIXED 3.75% 02-15-2050	2/15/2050	3.75%	**	112,745
CONSUN PHARMACEUTI HKD0.1			**	468,185
CONTEMPORARY AMPER CNY1 H SHS			**	1,415,803
CONTINENTAL AG ORD NPV			**	2,567,190
CONTROLADORA NEMAK NPV 144A/REG S			**	49,829
CONVATEC GROUP PLC ORD GBP0.1 (WI)			**	1,061,322
COOPERATIEVE 3.75% DUE 07-21-2026	7/21/2026	3.75%	**	498,867
COOPERATIEVE 4.8% DUE 01-09-2029	1/9/2029	4.80%	**	1,645,115
COOPER-STANDARD HOLDING COM			**	242,417
COPA HOLDINGS SA COM STK			**	55,963
COPART INC COM			**	15,612,198
COPT DEFENSE PROPERTIES COM STK USD0.01			**	104,667
COPT DEFENSE PROPERTIES LP 4.5% 10-15-2030	10/15/2030	4.50%	**	99,632
CORE & MAIN INC COM CL A COM CL A			**	1,971,222
CORE NATURAL RESOURCES INC COM USD0.01			**	118,161
CORE SCIENTIFIC INC NEW COM			**	1,258,159
COREBRIDGE FINL INC COM			**	13,702,218
COREBRIDGE FINL INC SR NT 3.65% 04-05-2027	4/5/2027	3.65%	**	4,331,361
CORECIVIC INC COM			**	138,108
COREWEAVE INC COM CL A COM CL A			**	54,424
CORNING INC 3.9% DUE 11-15-2049	11/15/2049	3.90%	**	231,923
COROMANDEL INTL LTD			**	621,751
CORONATION FUND MA ZAR0.0001			**	152,807
CORP COMERCI SAB DE CV			**	17,269
CORPORACION ANDINA DE FOMENTO 2.25% 02-08-2027	2/8/2027	2.25%	**	1,050,665
CORPORACION ANDINA DE FOMENTO 5.0% 01-24-2029	1/24/2029	5.00%	**	1,344,998
CORPORACION NPV			**	256,767
CORPORATE OFFICE PPTYS L P 2.25% DUE 03-15-2026	3/15/2026	2.25%	**	79,648
CORPORATE OFFICE PPTYS L P GTD SR NT 2.75% 04-15-2031	4/15/2031	2.75%	**	2,533,723
CORTEVA INC COM USD0.01 WI			**	6,221,993
CORVEL CORP COM			**	105,633
COSCO SHIPPING PORTS LTD			**	44,607

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
COSCO SHIPPING INT HKD0.10			**	23,858
COSMO ENERGY HOLDINGS CO LTD COMSTK			**	628,601
COSTAIN GROUP ORD GBP0.01			**	82,311
COSTAMARE INC COM STK			**	282,357
COSTCO WHOLESALE CORP NEW COM			**	52,367,321
COTERRA ENERGY INC 4.375% 03-15-2029	3/15/2029	4.38%	**	2,076,462
COTERRA ENERGY INC COM			**	88,304
COTY INC COM CL A COM CL A			**	173,515
COUNTRYWIDE AST-BACKED CERTIFICATES SER 2007-13 RATE 02-25-2036 REG	10/25/2047	4.65%	**	1,399,411
COUPANG INC			**	341,512
COURSERA INC COM			**	192,825
COUSINS PPTYS INC			**	209,695
COVENANT LOGISTICS GROUP INC CL A			**	271,952
COVEO SOLUTIONS IN SUB VTG SHS			**	99,487
CPI EUROPE AG			**	127,630
CR ACCEP AUTO LN 4.68% DUE 09-15-2034	9/15/2034	4.68%	**	935,268
CR ACCEP AUTO LN 4.87% DUE 01-15-2036	1/15/2036	4.87%	**	1,353,343
CR ACCEP AUTO LN 5.95% DUE 06-15-2034	6/15/2034	5.95%	**	1,730,114
CR ACCEP AUTO LN 6.03% DUE 05-15-2034	5/15/2034	6.03%	**	2,134,085
CR ACCEP AUTO LN 6.48% DUE 03-15-2033	3/15/2033	6.48%	**	141,348
CR ACCEP AUTO LN 7.02% DUE 05-16-2033	5/16/2033	7.02%	**	2,015,319
CR ACCEP AUTO LN 7.71% DUE 07-15-2033	7/15/2033	7.71%	**	1,528,180
CR AGRICOLE S A FLTG RT 4.818% DUE 09-25-2033	9/25/2033	4.82%	**	340,043
CRAFTSMAN AUTO LTD INR100			**	408,090
CRANE CO NEW COM			**	790,283
CRANEWARE PLC ORD GBP0.01			**	333,008
CREDIT AGRICOLE SA EUR3			**	205,766
CREDIT SAISON CO NPV			**	638,938
CREDIT SUISSE AG NEW YORK 1.25% 08-07-2026	8/7/2026	1.25%	**	246,223
CREDITACCESS GRAME INR10			**	7,071
CREDITO EMILIANO EUR1			**	31,405
CREDO TECHNOLOGY GROUP HOLDING LTD			**	2,874,778
CREEK & RIVER NPV			**	58,959
CRH AMER FIN INC 5.0% 02-09-2036	2/9/2036	5.00%	**	306,656
CRH ORD EUR 0.32			**	10,353,034
CRH SMW FIN DESIGNATED ACTIVITY CO 5.2% 05-21-2029	5/21/2029	5.20%	**	3,367,483
CRICUT INC CL A COM CL A COM			**	81,274
CRINETICS PHARMACEUTICALS INC COM			**	1,452,313
CROSSROADS AST TR 4.91% DUE 02-20-2032	2/20/2032	4.91%	**	395,308
CROWDSTRIKE HLDGS INC CL A CL A			**	16,666,293
CROWN CASTLE INC 5.6% 06-01-2029	6/1/2029	5.60%	**	493,069
CROWN CASTLE INC COM			**	716,825
CROWN CASTLE INTL 2.25% DUE 01-15-2031	1/15/2031	2.25%	**	4,487,921
CROWN CASTLE INTL 3.65% DUE 09-01-2027	9/1/2027	3.65%	**	1,216,719
CROWN CASTLE TOWERS LLC/CROWN PPN BOND 4.241% 07-15-2028	7/15/2048	4.24%	**	8,175,404
CROWN HLDGS INC COM			**	5,702,170
CRVNA 2022-P2 B NEW ISSUE 5.08% 04-10-2028	4/10/2028	5.08%	**	2,401,986
CS DISCO INC COM			**	70,616

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CS WIND CORP KRW500			**	63,936
CSAIL COML MTG SR 2018-CX11 CL ASB 4.0339% 04-15-2051	4/15/2051	4.03%	**	1,293,794
CSAIL 2017-C8 CL A-SB 3.18574% 06-15-2050	6/15/2050	3.19%	**	2,375,447
CSE GLOBAL LTD SGD0.05			**	236,906
CSG SYS INTL INC COM			**	9,740
CSL FIN PLC GTD SR NT 144A 3.85% 04-27-2027	4/27/2027	3.85%	**	686,297
CSL LTD NPV			**	166,480
CSMC 2021-RPL2 TR FLTG RT 1.11456% DUE 01-25-2060	1/25/2060	1.11%	**	204,709
CSMC 2022-RPL4 TR MTG BACKED NT CL A-1 144A 3.90435% 04-25-2062	4/25/2062	3.90%	**	3,009,708
CSPC PHARMACEUTICAL GROUP LTD HKD0.10			**	64,984
CSSC (HK) SHIPPING NPV			**	8,634
CSTONE REG S			**	60,260
CSWF 2021-SOP2 FLTG RT 4.86155% DUE 06-15-2034	6/15/2034	4.93%	**	870,093
CSWF 2021-SOP2 MTG PASSTHRU CTF CL B 144A 5.16155% 06-15-2034	6/15/2034	5.23%	**	3,788,017
CSX CORP 4.5% 11-15-2052	11/15/2052	4.50%	**	519,244
CSX CORP 4.75% DUE 11-15-2048	11/15/2048	4.75%	**	222,983
CTS CO LTD NPV			**	30,087
CTT CORREIOS DE PORTUGAL SA EUR 0.17			**	1,487,663
CUBESMART			**	3,664,410
CULLEN / FROST BANKERS INC COM			**	8,050,882
CUMMINS INC			**	14,496,780
CUMMINS INC 4.9% 02-20-2029	2/20/2029	4.90%	**	210,540
CUMMINS INDIA INR2			**	227,395
CURTISS WRIGHT CORP COM			**	1,414,559
CURY CONST E INCO COM NPV			**	309,375
CUSTOMERS BANCORP INC COM			**	2,495,439
CVS HEALTH CORP 1.75% DUE 08-21-2030	8/21/2030	1.75%	**	1,164,650
CVS HEALTH CORP 4.78% DUE 03-25-2038	3/25/2038	4.78%	**	284,054
CVS HEALTH CORP 5.125% DUE 07-20-2045	7/20/2045	5.12%	**	642,907
CVS HEALTH CORP 5.25% 02-21-2033	2/21/2033	5.25%	**	825,143
CVS HEALTH CORP 5.4% 06-01-2029	6/1/2029	5.40%	**	2,269,622
CVS HEALTH CORP 5.875% 06-01-2053	6/1/2053	5.88%	**	175,474
CVS HEALTH CORP COM			**	10,908,984
CWABS INC 2004-6 ASSET BKD CTF CL 1-A-1 FLTG RATE 12-25-2034 REG	12/25/2034	4.39%	**	1,185,901
CWABS INC FLTG RT 4.28707% DUE 10-25-2034	10/25/2034	4.35%	**	3,677,174
CYBERAGENT INC			**	368,762
CYBER-ARK SOFTWARE LTD COM ILS0.01			**	93,673
CYFROWY POLSAT SA PLN0.04			**	27,874
CYRELA BRAZIL RLTY S A EMPREENDIMENTOS ECOM NPV			**	1,075,125
CYTEK BIOSCIENCES INC COM			**	232,229
CYTOKINETICS INC COMMON STOCK			**	1,855,813
D R HORTON INC 1.3% 10-15-2026	10/15/2026	1.30%	**	51,921
D R HORTON INC COM			**	2,529,599
D2L INC SUB VTG SHS			**	32,525
DAE CHANG FORGING KRW500			**	78,727
DAECHANG CO LTD KRW500			**	47,280
DAEDONG CORP			**	94,993
DAESANG CORPN KRW1000			**	11,149

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
DAEWOO ENGINEERING & CONSTRUCTION KRW5000			**	14,290
DAEWOONG PHARM CO KRW2500			**	83,725
DAH SING BANKING G NPV			**	121,731
DAH SING FINANCIAL NPV			**	112,665
DAI-DAN CO LTD NPV			**	625,536
DAIDO STEEL CO NPV			**	35,716
DAIHATSU INFINEARTH MFG CO LTD			**	137,469
DAIHEN CORP NPV			**	554,487
DAI-ICHI LIFE HOLD NPV			**	1,754,688
DAIICHI SANKYO COM NPV			**	401,559
DAIKIN INDUSTRIES NPV			**	11,696,092
DAIMLER TRUCK HOLD NPV			**	2,809,709
DAISHI HOKUETSU NPV			**	373,907
DAISHIN SECURITIES 1ST PRF KRW5000			**	80,630
DAIWA HOUSE INDS NPV			**	43,111
DAIWA OFFICE INVESTMENT CORP REIT			**	164,857
DAIWABO HOLDINGS NPV			**	64,865
DALLAS FT WORTH TEX INTL ARPT REV 4.087%11-01-2051	11/1/2051	4.09%	**	123,013
DALLAS TEX TAXABLE-CAP APPREC-SER B DUE 02-15-2027 BEO TAXABLE ZCP	2/15/2027	—%	**	2,778,431
DALMIA BHARAT LTD INR2.00			**	54,197
DAMAI ENTERTAINMENT HOLDINGS LTD HKD0.25			**	8,544
DANA INC COM			**	1,787,560
DANAHER CORP SR NT 2.8% 12-10-2051	12/10/2051	2.80%	**	303,663
DANIELI & C DI RISP EUR1(NON CNV)			**	1,129,765
DANSKE BANK A/S DKK10			**	563,296
DANSKE BK A/S 0% CP 02-06-2026	2/6/2026	—%	**	2,113,541
DANSKE BK A/S VAR RT 5.019% DUE 03-04-2031	3/4/2031	5.02%	**	429,275
DARDEN RESTAURANTS INC 4.35% 10-15-2027	10/15/2027	4.35%	**	2,517,022
DARDEN RESTAURANTS INC COM			**	1,119,946
DARLING INGREDIENTS INC COMSTK			**	658,440
DARWIN PRECISIONS TWD10			**	24,361
DASSAULT SYSTEMES EUR0.10			**	3,254,423
DATA PATTERNS IND INR2			**	186,710
DATADOG INC COM USD0.00001 CL A			**	8,512,974
DATATEC ZAR0.01			**	518,887
DAVE INC COM USD0.0001 CL A (POST REV SPLIT)			**	9,751,561
DAY ONE BIOPHARMACEUTICALS INC COM USD0.0001			**	239,440
DAYFORCE INC			**	1,251,104
DB HITEK CO., LTD			**	1,068,376
DBAPPSECURITY CO A CNY1			**	863,724
DBJPM 2020-C9 MTG PASS THRU CTF CL A-3 1.882% 08-15-2053	8/15/2053	1.88%	**	4,671,228
DBS GROUP HLDGS NPV			**	9,499,684
DC COML MTG TR 6.3143% DUE 09-12-2040	9/12/2040	6.31%	**	5,870,283
DECKERS OUTDOOR CORP COM			**	925,877
DEEP VALUE DRILLER NOK0.10			**	85,367
DEERE & CO COM			**	11,918,126
DEERE & COMPANY 5.7% 19/01/2055	1/19/2055	5.70%	**	124,678
DEERE JOHN CAP 4.25% DUE 06-05-2028	6/5/2028	4.25%	**	2,053,436

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
DEERE JOHN CAP 4.85% DUE 03-05-2027	3/5/2027	4.85%	**	452,683
DEERE JOHN CAP CORP MEDIUM TERM NTS-BOOK4.95% 07-14-2028	7/14/2028	4.95%	**	398,581
DELEK GROUP ILS1			**	327,855
DELEK US HLDGS INC NEW COM			**	111,462
DELL INTL L L C / 4.5% DUE 02-15-2031	2/15/2031	4.50%	**	1,604,213
DELL INTL L L C / 4.75% 04-01-2028	4/1/2028	4.75%	**	1,552,238
DELL INTL L L C / EMC CORP 5.0% 04-01-2030	4/1/2030	5.00%	**	246,119
DELL INTL L L C/EMC CORP 4.15% 02-15-2029	2/15/2029	4.15%	**	2,099,304
DELL INTL L L C/EMC CORP 4.9% 10-01-2026	10/1/2026	4.90%	**	146,685
DELL INTL L L C/EMC CORP 5.3% 04-01-2032	4/1/2032	5.30%	**	592,131
DELL TECHNOLOGIES INC COM USD0.01 CL C WI COMMON STOCK			**	1,500,364
DELTA AIR LINES INC DEL COM NEW COM NEW			**	1,111,788
DELTA ELECTRONIC TWD10			**	7,692,844
DELTA ELECTRONICS THB0.1 (NVDR)			**	118,061
DELUXE CORP COM STK USD1			**	4,718,508
DEME GROUP NV NPV			**	321,645
DENSO CORP NPV			**	10,009,034
DENTSPLY SIRONA INC COM			**	3,218,345
DERAYAH FINANCIAL COMPANY			**	110,822
DEUTSCHE BANK AG NPV(REGD)			**	12,893,523
DEUTSCHE BK AG N Y 07-10-2025 4.41% CD 07-10-2026	7/10/2026	4.41%	**	2,022,674
DEUTSCHE BK AG N Y 3.547% DUE 09-18-2031	9/18/2031	3.55%	**	7,625,609
DEUTSCHE BK AG N Y 4.469% DUE 12-10-2031	12/10/2031	4.47%	**	883,420
DEUTSCHE BK AG N Y 5.373% 01-10-2029	1/10/2029	5.37%	**	5,531,917
DEUTSCHE BK AG N Y BRANCH 2.311% 11-16-2027	11/16/2027	2.31%	**	7,643,661
DEUTSCHE BK AG N Y BRANCH 4.95% 08-04-2031	8/4/2031	4.95%	**	1,486,118
DEUTSCHE BK AG N Y BRANCH 5.403% 09-11-2035	9/11/2035	5.40%	**	490,460
DEUTSCHE BK AG N Y BRANCH 6.819% 11-20-2029	11/20/2029	6.82%	**	963,058
DEUTSCHE BK AG N Y BRANCH DUE 11-16-2027BEO	11/16/2027	5.09%	**	1,054,465
DEUTSCHE BK AG N Y BRH 1.686% DUE 03-19-2026 BEO	3/19/2026	1.69%	**	895,659
DEUTSCHE BK AG N Y BRH 2.552% 01-07-2028	1/7/2028	2.55%	**	850,756
DEUTSCHE BK AG NY 5.706% 02-08-2028	2/8/2028	5.71%	**	1,107,203
DEUTSCHE BOERSE AG NPV(REGD)			**	12,839,871
DEUTSCHE LUFTHANSA ORD NPV (REGD)(VINK)			**	43,942
DEUTZ AG NPV			**	1,028,730
DEVON ENERGY CORP 5.6 DUE 07-15-2041	7/15/2041	5.60%	**	174,634
DEVON ENERGY CORP 5.75% 09-15-2054	9/15/2054	5.75%	**	476,004
DEVON ENERGY CORP FIXED 5% DUE 06-15-2045	6/15/2045	5.00%	**	148,406
DEVON ENERGY CORP NEW COM			**	5,086,369
DEVON ENERGY CORPORATION 5.2% 09-15-2034	9/15/2034	5.20%	**	808,632
DEXCOM INC COM			**	5,652,335
DEXIA 24/01/2030 4.75% 01-24-2030	1/24/2030	4.75%	**	4,111,014
DEXUS PROPERTY GROUP NPV			**	117,380
DEYAAR DEVELOPMENT AED1			**	538,389
DFI TWD10			**	40,636
DFS FURNITURE PLC ORD GBP 0.1000			**	19,886
DHARMA SATYA NUSANTARA TBK COM STK			**	75,786
DHT HOLDINGS INC SHS NEW			**	443,980

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
DIAGEO CAP PLC 5.3% DUE 10-24-2027	10/24/2027	5.30%	**	1,683,526
DIAGEO INVT CORP 5.625% 04-15-2035	4/15/2035	5.62%	**	317,945
DIAGEO PLC SPONSORED ADR NEW			**	3,208,985
DIAMONDBACK ENERGY INC 3.5% DUE 12-01-2029	12/1/2029	3.50%	**	4,711,512
DIAMONDBACK ENERGY INC 5.15% 01-30-2030	1/30/2030	5.15%	**	3,598,852
DIAMONDBACK ENERGY INC 5.2% 04-18-2027	4/18/2027	5.20%	**	1,074,409
DIAMONDBACK ENERGY INC 5.75% 04-18-2054	4/18/2054	5.75%	**	284,636
DIAMONDBACK ENERGY INC COM			**	1,349,362
DIANTHUS THERAPEUTICS INC COM			**	100,594
DIGI INTL INC COM			**	1,039
DIGITAL CORE REIT NPV (REIT)			**	383,112
DIGITAL DAESUNG CO KRW500			**	18,078
DIGITAL HEARTS HOLDINGS CO.LTD.			**	20,877
DIGITAL RLTY TR INC COM			**	1,123,349
DIGITALOCEAN HLDGS INC COM			**	3,453,669
DILLARDS INC CL A COM			**	859,184
DIOS FASTIGHETER NPV			**	330,472
DIRECIONAL ENGENHA COM NPV			**	339,096
DISC MEDICINE INC COM			**	267,056
DISCO CORPORATION NPV			**	1,259,989
DISCOVER BK NEW 3.45% DUE 07-27-2026	7/27/2026	3.45%	**	299,099
DISCOVER CARD EXECUTION NT TR SER 23-A2 CL A 4.93% 06-15-2028	6/15/2028	4.93%	**	1,105,560
DISCOVERY LIMITED ZAR0.001			**	1,340,854
DISNEY WALT CO 2.75% DUE 09-01-2049	9/1/2049	2.75%	**	376,156
DISTRIBUIDORA INTL DE ALIMENTACION EUR5			**	269,109
DISTRICT COLUMBIA UNIV REV 5.751% 04-01-2035	4/1/2035	5.75%	**	53,333
DL E&C CO LTD KRW5000			**	116,262
D-LINK TWD10			**	92,444
DNB ASA NOK			**	1,738,143
DNOW INC COM USD0.01			**	641,923
DOCTORS CO AN INTERINSURANCE SURPLUS NT 144A 4.5% 01-18-2032	1/18/2032	4.50%	**	89,927
DOCUSIGN INC COM			**	169,153
DOF GROUP ASA NOK2.50			**	213,412
DOGAN SIRKETLER TRY1			**	74,673
DOGU ARAS ENERJI TRY1			**	135,559
DOHA BANK QAR1.00			**	69,885
DOLE PLC COM USD0.01			**	812,788
DOLLAR GEN CORP NEW COM			**	3,208,918
DOLLARAMA INC COM STK NPV			**	29,931
DOLP TR 2021-NYC 2.956% DUE 05-10-2041	5/10/2041	2.96%	**	1,618,459
DOMINICAN REP 5.3% 01-21-2041	1/21/2041	5.30%	**	226,250
DOMINICAN REP BD USD 144A 7.05% 02-03-2031	2/3/2031	7.05%	**	536,575
DOMINICAN REPUBLIC 4.875% DUE 09-23-2032 REG	9/23/2032	4.88%	**	192,250
DOMINICAN REPUBLIC 6.6% 06-01-2036	6/1/2036	6.60%	**	157,890
DOMINION ENERGY FIXED 4.25% DUE 06-01-2028	6/1/2028	4.25%	**	479,730
DOMINION ENERGY INC 3.3% DUE 04-15-2041	4/15/2041	3.30%	**	418,671
DOMINION ENERGY INC 5.0% 06-15-2030	6/15/2030	5.00%	**	1,125,954
DOMINION ENERGY INC 7.0% 06-01-2054	6/1/2054	7.00%	**	1,840,677

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
DOMINION ENERGY INC COM STK NPV			**	42,346,626
DOMINION RES INC 2.85% DUE 08-15-2026	8/15/2026	2.85%	**	615,351
DOMINOS PIZZA INC COM			**	43,349
DOMO INC CL B CL B			**	219,838
DONALDSON INC COM			**	23,938
DONEGAL GROUP INC CL A NEW CLA			**	155,165
DONGBU INSURANCE CO LTD KRW500			**	214,776
DONGFANG ELECT COR 'H'CNY1			**	1,733,153
DONGFENG MOTOR GRO 'H'CNY1			**	4,533
DONGGUAN AOHAI TECHNOLOGY CO LTD A CNY1			**	357,573
DONGJIANG ENVIRONM 'H'CNY1.00			**	23,217
DONGJIN SEMICHEM C KRW500			**	121,560
DONGKUK HOLDINGS CO LTD KRW5000			**	62,597
DONGSUNG FINETEC C KRW500			**	610,315
DONGYANG COMSTK			**	23,494
DONGYUE GROUP LTD HKD0.1			**	436,498
DOORDASH INC CL A COM USD0.00001 CLASS A			**	6,487,293
DOOSAN CORPORATION 1ST PFD KRW5000			**	65,905
DOOSAN CORPORATION KRW5000			**	91,082
DORIAN LPG LIMITED COM USD0.01			**	414
DORMAKABA HOLDING CHF0.01 'B'(REGD)			**	103,235
DORMAN PRODS INC COM			**	817,366
DOSHISHA CO LTD NPV			**	534,754
DOUBLEUGAMES CO KRW500			**	11,162
DOVER CORP COM USD1.00			**	1,521,896
DOW INC COM USD0.01 WI			**	3,080,970
DOWDUPONT INC 5.319% DUE 11-15-2038	11/15/2038	5.32%	**	231,010
DOWNER EDI LTD NPV			**	299,490
DOXIMITY INC COM USD0.001 CL A			**	444,483
DPM METALS INC COM NPV			**	2,494,293
DR AUTO 4.5% DUE 09-15-2028	9/15/2028	4.50%	**	951,243
DR AUTO 4.52% DUE 07-16-2029	7/16/2029	4.52%	**	5,522,278
DR AUTO 4.65% DUE 09-15-2032	9/15/2032	4.65%	**	3,915,680
DR AUTO 4.67% DUE 05-17-2032	5/17/2032	4.67%	**	905,788
DR AUTO 4.78% DUE 09-15-2032	9/15/2032	4.78%	**	539,775
DR AUTO 4.79% DUE 09-15-2032	9/15/2032	4.79%	**	6,300,524
DR AUTO 4.99% DUE 09-15-2032	9/15/2032	4.99%	**	238,011
DR PEPPER SNAPPLE 2.55% DUE 09-15-2026	9/15/2026	2.55%	**	52,441
DR. ING. H.C. F. NON-VTG PRF NPV			**	26,361
DRAFTKINGS INC NEW CL A			**	828,522
DRAX GROUP ORD GBP0.1155172			**	2,004,229
DREAM FINDERS HOMES INC COM CL A COM CL A			**	4,584,784
DRIVE AUTO RECEIVABLES TR SR 24-1 CL B 5.31%01-16-2029	1/16/2029	5.31%	**	317,447
DRIVE AUTO RECEIVABLES TRUST SR 24-2 CL D 4.94% 05-17-2032	5/17/2032	4.94%	**	1,764,747
DRIVEN BRANDS HLDGS INC COM			**	2,653
DROPBOX INC CL A CL A			**	2,888,198
DSM FIRMENICH AG EUR0.01			**	64,846
DSV A S DKK1			**	111,229

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
DT AUTO OWNER TR 2023-1 ASSET BACKED NT CL C 144A 5.55% 10-16-2028	10/16/2028	5.55%	**	721,403
DT AUTO OWNER TR 5.79% DUE 02-15-2029	2/15/2029	5.79%	**	2,149,044
DT MIDSTREAM INC COM USD0.01 WI			**	562,257
DTE ELEC CO 4.25% 05-14-2027	5/14/2027	4.25%	**	565,866
DTE ELEC CO 5.2% DUE 04-01-2033	4/1/2033	5.20%	**	208,196
DTE ELEC CO 5.25% 05-15-2035	5/15/2035	5.25%	**	3,913,905
DTE ELEC CO GEN & REF MTG BD SER 2022 3%03-01-2032	3/1/2032	3.00%	**	3,792,781
DTE ELEC SECURITIZATION FDG II LLC 6.09%09-01-2037	9/1/2037	6.09%	**	5,415,436
DTE ENERGY CO 2.85% DUE 10-01-2026	10/1/2026	2.85%	**	1,997,388
DTE ENERGY CO 4.875% 06-01-2028	6/1/2028	4.88%	**	2,635,672
DTE ENERGY CO 5.1% 03-01-2029	3/1/2029	5.10%	**	1,444,994
DTE ENERGY CO 5.2% 04-01-2030	4/1/2030	5.20%	**	103,244
DTE ENERGY CO COM			**	44,885
DTS CORP JPY50			**	25,875
DUBAI INVESTMENTS AED1			**	36,314
DUBAI ISLAMIC BK AED1			**	2,367,862
DUERR AG ORD NPV			**	1,265,769
DUKE ENERGY 3.95% DUE 11-15-2028	11/15/2028	3.95%	**	1,243,524
DUKE ENERGY 4.15% DUE 12-01-2044	12/1/2044	4.15%	**	183,807
DUKE ENERGY 6.1% DUE 06-01-2037	6/1/2037	6.10%	**	323,623
DUKE ENERGY CAROLINAS LLC 4.85% 03-15-2030	3/15/2030	4.85%	**	2,374,747
DUKE ENERGY CAROLINAS LLC 5.25% 03-15-2035	3/15/2035	5.25%	**	5,176,572
DUKE ENERGY CAROLINAS LLC 5.4% DUE 01-15-2054	1/15/2054	5.40%	**	427,700
DUKE ENERGY CORP 2.65% DUE 09-01-2026	9/1/2026	2.65%	**	2,371,947
DUKE ENERGY CORP 3.75% 04-01-2031	4/1/2031	3.75%	**	952,817
DUKE ENERGY CORP 4.3% DUE 03-15-2028	3/15/2028	4.30%	**	1,985,073
DUKE ENERGY CORP 5% DUE 08-15-2052	8/15/2052	5.00%	**	257,019
DUKE ENERGY CORP 5.7% 09-15-2055	9/15/2055	5.70%	**	355,866
DUKE ENERGY CORP FIXED 2.45% DUE 06-01-2030	6/1/2030	2.45%	**	824,172
DUKE ENERGY CORP NEW 4.85% 01-05-2029	1/5/2029	4.85%	**	2,870,434
DUKE ENERGY CORP NEW COM NEW COM NEW			**	22,681,190
DUKE ENERGY CORP NEW SR NT 3.3% 06-15-2041	6/15/2041	3.30%	**	541,392
DUKE ENERGY FIXED 3.7% DUE 12-01-2047	12/1/2047	3.70%	**	303,170
DUKE ENERGY FLA FIXED 2.4% DUE 12-15-2031	12/15/2031	2.40%	**	1,035,309
DUKE ENERGY FLA FIXED 3.8% DUE 07-15-2028	7/15/2028	3.80%	**	4,296,519
DUKE ENERGY IND LLC 5.9% 05-15-2055	5/15/2055	5.90%	**	189,200
DUKE ENERGY PROGRESS LLC 2.5% DUE 08-15-2050	8/15/2050	2.50%	**	234,112
DUKE ENERGY PROGRESS LLC 4.35% 03-06-2027	3/6/2027	4.35%	**	1,414,387
DUKE ENERGY PROGRESS LLC 5.55% 03-15-2055	3/15/2055	5.55%	**	346,406
DUNELM GROUP LTD W/I			**	238,245
DUOLINGO INC CL A COM CL A COM			**	177,606
DUPONT DE NEMOURS INC COMMON STOCK			**	694,937
DUTCH BROS INC CL A CL A			**	2,117,539
DWS GROUP SE NPV			**	442,398
DXC TECHNOLOGY CO COM			**	285,880
DYNACOR GROUP INC COM			**	39,826
DYNATRACE INC COM			**	164,302
E L F BEAUTY INC COM			**	163,714

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
E.I.D.-PARRY(INDIA INR1			**	156,139
E1 CORPORATION KRW5000			**	22,841
EAGLE MATLS INC COM			**	902,158
EAST WEST BANCORP INC COM			**	1,660,787
EASTERN ENERGY GAS HLDGS LLC 6.2% 01-15-2055	1/15/2055	6.20%	**	114,129
EASTERN ENERGY GAS HOLDINGS LLC 5.8% 01-15-2035	1/15/2035	5.80%	**	4,442,223
EASTMAN CHEM CO 5.0% 08-01-2029	8/1/2029	5.00%	**	1,192,229
EASTN GAS TRANSM & FIXED 3.9% DUE 11-15-2049	11/15/2049	3.90%	**	69,401
EASTN GAS TRANSM & FIXED 4.8% DUE 11-01-2043	11/1/2043	4.80%	**	265,790
EASYJET ORD GBP0.27285714			**	627,671
EATON CORP PLC COM USD0.50			**	30,677,609
EBASE CO LTD NPV			**	20,021
EBAY INC COM USD0.001			**	29,004
ECHOSTAR CORPORATION			**	469,149
ECLERX SERVICES INR10			**	180,332
ECOLAB INC 1.65% 02-01-2027	2/1/2027	1.65%	**	1,563,838
ECOLAB INC 4.3% 06-15-2028	6/15/2028	4.30%	**	1,022,982
ECOPETROL S A 8.375% 01-19-2036	1/19/2036	8.38%	**	925,755
ECORODOVIAS INFRA COM NPV			**	73,894
EDAN INSTRUMENTS I A CNY1			**	186,583
EDENRED EUR2			**	3,887,615
EDISON INTL 5.25% 11-15-2028	11/15/2028	5.25%	**	1,064,549
EDISON INTL 6.95% DUE 11-15-2029	11/15/2029	6.95%	**	1,811,129
EDISON INTL COM			**	1,178,853
EDITAS MEDICINE INC COM			**	155,775
EDWARDS LIFESCIENCES CORP COM			**	25,393,418
EEKA FASHION HLDGS HKD0.01			**	20,424
EFMT 2022-4 FLTG RT 5.9% DUE 09-25-2067	9/25/2067	5.90%	**	2,661,644
EGAIN CORPORATION COM NEW			**	16,464
EHIME BANK NPV			**	34,221
EIDP INC 4.5% 05-15-2026	5/15/2026	4.50%	**	1,134,909
EIFFAGE EUR4			**	391,295
EISAI CO LTD NPV			**	4,266,229
EL PUERTO DE LIVER SER'C1'NPV(NON VTG)			**	26,766
ELAN MICROELECTRON TWD10			**	588,342
ELASTIC N V COM USD0.01			**	499,715
ELBIT SYSTEMS LTD ILS1			**	482,173
ELDORADO GOLD CORP COM NPV (POST REV SPLIT)			**	3,418,822
ELECTR ARTS COM			**	336,736
ELECTRIC POWER DEVELOPMENT CO LTD NPV			**	1,789,901
ELECTRICAL INDUSTRIES COMPANY SAR10			**	399,071
ELECTRICITY GENRTG THB10(NVDR)			**	92,633
ELEVANCE HEALTH INC			**	32,595,191
ELEVANCE HEALTH INC 4.0% 09-15-2028	9/15/2028	4.00%	**	898,836
ELEVANCE HEALTH INC 4.6% 09-15-2032	9/15/2032	4.60%	**	4,449,595
ELEVANCE HEALTH INC 5.15% 06-15-2029	6/15/2029	5.15%	**	1,538,290
ELI LILLY & CO 4.55% 02-12-2028	2/12/2028	4.55%	**	565,659
ELI LILLY & CO 4.75% 02-12-2030	2/12/2030	4.75%	**	438,408

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ELI LILLY & CO 4.95% 02-27-2063	2/27/2063	4.95%	**	135,874
ELI LILLY & CO 5.5% 02-12-2055	2/12/2055	5.50%	**	301,765
ELI LILLY & CO 5.6% 10-15-2055	10/15/2055	5.55%	**	50,535
ELI LILLY & CO 5.65% 10-15-2065	10/15/2065	5.65%	**	192,198
ELI LILLY & CO COM NPV			**	81,178,252
ELI LILLY AND COMPANY 4.7% 02-09-2034	2/9/2034	4.70%	**	2,792,594
ELI LILLY AND COMPANY 5.0% 02-09-2054	2/9/2054	5.00%	**	1,024,773
ELITE MATERIAL TWD10			**	418,835
ELM TR 2024-ELM COML MTG PASSTHRU CTF 144A 6.19505% 06-10-2039	6/10/2039	6.20%	**	1,507,808
ELMOS SEMICONDUCT NPV			**	246,071
EMAAR DEVELOPMENT AED1			**	1,837,362
EMAAR PROPERTIES AED1			**	2,147,107
E-MART INC. KRW5000			**	114,736
EMBASSY DEVELOPMENTS LTD			**	34,027
EMCOR GROUP INC COM			**	5,273,018
EMERA INC COM NPV			**	217,119
EMERA US FIN LP 4.75% DUE 06-15-2046	6/15/2046	4.75%	**	522,566
EMERALD RESOURCES NPV			**	309,967
EMERSON ELECTRIC CO COM			**	544,019
EMIRATES CENTRAL C AED0.1			**	99,663
EMIRATES NBD BANK AED1			**	2,328,628
EMIRATES TELECOMMUNICATIONS GROUP COMPA NY PJSC ETISALAT GROUP			**	3,366,842
EMLAK KONUT GAYRIM TRY1 (B SHARES)			**	171,763
EMPEROR WATCH AND NPV			**	45,014
EMPIRE CO CLASS'A'N/VTG COM NPV			**	4,796,543
EMPIRE DIST BONDCO LLC 5.091% 01-01-2037	1/1/2037	5.09%	**	7,006,963
EMPLOYERS HLDGS INC COM			**	351,965
EN INC NPV			**	47,190
ENACT HLDGS INC COM			**	176,596
ENBRIDGE INC 1.6% DUE 10-04-2026 BEO	10/4/2026	1.60%	**	1,148,918
ENBRIDGE INC 4.6% 06-20-2028	6/20/2028	4.60%	**	2,049,624
ENBRIDGE INC 5.25% 04-05-2027	4/5/2027	5.25%	**	137,893
ENBRIDGE INC 5.625% 04-05-2034	4/5/2034	5.62%	**	784,139
ENBRIDGE INC 5.7% 03-08-2033	3/8/2033	5.70%	**	1,054,934
ENBRIDGE INC 5.95% 04-05-2054	4/5/2054	5.95%	**	599,214
ENBRIDGE INC 6.2% 11-15-2030	11/15/2030	6.20%	**	4,891,357
ENBRIDGE INC 6.7% 11-15-2053	11/15/2053	6.70%	**	429,597
ENCANA CORP 6.5% DUE 08-15-2034	8/15/2034	6.50%	**	107,594
ENCOMPASS HEALTH CORP COM USD0.01			**	1,420,896
ENDEAVOUR MINING P ORD USD0.01			**	1,557,098
ENDESA SA EUR1.2			**	761,773
ENDUR ASA NOK0.50			**	723,309
ENDURANCE TECH INR10			**	307,632
ENEA SA PLN1.00			**	428,569
ENEL SPA EUR1			**	2,518,167
ENEOS HOLDINGS INC			**	710,480
ENERFLEX LTD COM NPV			**	236,646
ENERGY RECOVERY INC COM			**	270,690

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ENERGY TRANSFER 3.75% DUE 05-15-2030	5/15/2030	3.75%	**	3,366,736
ENERGY TRANSFER 4.95% DUE 06-15-2028	6/15/2028	4.95%	**	991,413
ENERGY TRANSFER 6.25% DUE 04-15-2049	4/15/2049	6.25%	**	1,389,885
ENERGY TRANSFER FIXED 5.3% DUE 04-15-2047	4/15/2047	5.30%	**	177,930
ENERGY TRANSFER FIXED 5.5% DUE 06-01-2027	6/1/2027	5.50%	**	3,790,692
ENERGY TRANSFER L P 5.7% 04-01-2035	4/1/2035	5.70%	**	2,073,964
ENERGY TRANSFER L P 6.1% 12-01-2028	12/1/2028	6.10%	**	5,398,002
ENERGY TRANSFER L P 6.2% 04-01-2055	4/1/2055	6.20%	**	196,698
ENERGY TRANSFER L P 6.4% 12-01-2030	12/1/2030	6.40%	**	535,201
ENERGY TRANSFER L P 6.55% 12-01-2033	12/1/2033	6.55%	**	3,375,882
ENERGY TRANSFER LP 5.25% 07-01-2029	7/1/2029	5.25%	**	3,624,560
ENERGY TRANSFER LP 5.55% 05-15-2034	5/15/2034	5.55%	**	555,853
ENERGY TRANSFER OPER L P 5.0% 05-15-2050	5/15/2050	5.00%	**	319,090
ENERGY TRANSFER PARTNERS L P 4.2% 04-15-2027	4/15/2027	4.20%	**	2,657,359
ENERJISA ENERJI TRY0.01			**	248,265
ENERPAC TOOL GROUP CORP CL A COM CL A COM			**	7,518,749
ENERSYS COM			**	8,590,745
ENF TECHNOLOGY CO KRW500			**	11,452
ENGHOUSE SYSTEMS COM NPV			**	531,833
ENGIE COMSTK			**	14,413,571
ENHABIT INC COM			**	87,572
ENI SPA EUR1			**	8,299,910
ENLIVEN THERAPEUTICS INC COM			**	17,941
ENNOCONN CORPORATI TWD10			**	410,321
ENNOSTAR INC TWD10			**	276,484
ENOVA INTL INC COM			**	232,499
ENOVIS CORPORATION COM USD0.001			**	1,149,836
ENPRO INC			**	3,212
ENSIGN ENERGY SVS COM NPV			**	49,846
ENSIGN GROUP INC COM STK			**	1,609,434
ENTEGRIS INC COM			**	778,133
ENTERGY ARK LLC 2.65% DUE 06-15-2051	6/15/2051	2.65%	**	388,085
ENTERGY ARK LLC 5.45% 06-01-2034	6/1/2034	5.45%	**	4,501,174
ENTERGY CORP NEW COM			**	7,207,229
ENTERGY LA LLC 2.4% DUE 10-01-2026	10/1/2026	2.40%	**	79,211
ENTERGY LA LLC 3.12% 09-01-2027	9/1/2027	3.12%	**	93,841
ENTERGY LA LLC 4.0% 03-15-2033	3/15/2033	4.00%	**	159,370
ENTERGY LA LLC 5.7% 03-15-2054	3/15/2054	5.70%	**	199,371
ENTERGY MISS LLC 3.85% DUE 06-01-2049	6/1/2049	3.85%	**	352,093
ENTERGY MISSISSIPPI LLC 5.0% 09-01-2033	9/1/2033	5.00%	**	1,425,848
ENTERGY TEX INC 3.55% DUE 09-30-2049	9/30/2049	3.55%	**	214,770
ENTERGY TEX INC 5.25% 04-15-2035	4/15/2035	5.25%	**	2,157,664
ENTERGY TEX RESTORATION FDG II LLC 3.697% 12-15-2036	12/15/2036	3.70%	**	688,652
ENTERGY TEXAS INC 5.55% 09-15-2054	9/15/2054	5.55%	**	340,846
ENTERGY TEXAS INC 5.8% 09-01-2053	9/1/2053	5.80%	**	220,186
ENTERPRISE FINL SVCS CORP COM STK			**	13,068
ENTERPRISE FLEET FNC 2017-2 ASSET BACKEDNT CL A-2 144A 4.5% 04-20-2028	4/20/2028	4.50%	**	1,206,099
ENTERPRISE PRODS 2.8% DUE 01-31-2030	1/31/2030	2.80%	**	1,635,157

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ENTERPRISE PRODS OPER LLC 4.3% 06-20-2028	6/20/2028	4.30%	**	1,635,418
ENTERPRISE PRODS OPER LLC 4.6% 01-11-2027	1/11/2027	4.60%	**	2,718,527
ENTERPRISE PRODS OPER LLC 5.2% 01-15-2036	1/15/2036	5.20%	**	280,423
ENTERPRISE PRODS OPER LLC 5.55% 02-16-2055	2/16/2055	5.55%	**	320,900
ENTERPRISE PRODUCTS OPER L P 3.125% DUE 07-31-2029	7/31/2029	3.12%	**	3,711,593
ENTRADA THERAPEUTICS INC COM			**	38,930
EOG RES INC 5% 07-15-2032	7/15/2032	5.00%	**	3,149,210
EOG RES INC 5.35% 01-15-2036	1/15/2036	5.35%	**	3,522,123
EOG RESOURCES INC COM			**	11,571,892
EPIROC AB SER'A'NPV			**	55,972
EQ NEW FV RE 1			**	309,648
EQT AB SR NT 144A 5.85% 05-08-2035	5/8/2035	5.85%	**	719,274
EQT CORP 3.9% DUE 10-01-2027	10/1/2027	3.90%	**	2,719,928
EQT CORP 4.5% 01-15-2029	1/15/2029	4.50%	**	3,128,784
EQT CORP 4.75% 01-15-2031	1/15/2031	4.75%	**	1,873,956
EQT CORP 6.375% 04-01-2029	4/1/2029	6.38%	**	2,965,351
EQT CORP 7% DUE 02-01-2030	2/1/2030	7.00%	**	1,436,882
EQT CORP SR NT 6.5% 07-01-2027	7/1/2027	6.50%	**	784,939
EQT CORP SR NT 7.5% 06-01-2030	6/1/2030	7.50%	**	4,865,598
EQT CORPORATION 5.0% DUE 01-15-2029 BEO	1/15/2029	5.00%	**	3,400,977
EQUIFAX INC COM			**	15,056,893
EQUINIX EUROPE 2 FING CORP LLC 4.6% 11-15-2030	11/15/2030	4.60%	**	4,065,802
EQUINIX INC 1.45% DUE 05-15-2026 BEO	5/15/2026	1.45%	**	2,589,015
EQUINIX INC 1.55% DUE 03-15-2028	3/15/2028	1.55%	**	437,409
EQUINIX INC 1.8% DUE 07-15-2027	7/15/2027	1.80%	**	2,097,620
EQUINIX INC 2.15% DUE 07-15-2030	7/15/2030	2.15%	**	1,332,694
EQUINIX INC 2.5% DUE 05-15-2031 BEO	5/15/2031	2.50%	**	453,035
EQUINIX INC 2.9% 11-18-2026	11/18/2026	2.90%	**	5,431,414
EQUINIX INC FIXED 3.2% 11-18-2029	11/18/2029	3.20%	**	3,459,583
EQUINIX INC SR NT 2% 05-15-2028	5/15/2028	2.00%	**	781,729
EQUINOX GOLD CORP COM NPV(POST REV SPLIT)			**	6,501
EQUITABLE HLDGS INC COM			**	1,857,206
ERAJAYA TBK IDR100			**	18,224
ERICSSON			**	32,307,341
ERICSSON(LM)TEL SER'B'NPV			**	218,775
ERSAN ALISVERIS HI TRY1			**	18,285
ERSTE GROUP BANK AG NPV			**	1,493,234
ESAB CORPORATION COM USD0.001 WI			**	5,660,852
ESCO TECHNOLOGIES INC			**	1,785,278
ESCORTS KUBOTA LTD INR10			**	282,629
ESPEC Y50			**	19,264
ESPRINET EUR0.15			**	162,400
ESR-REIT NPV REIT (POST-SPLT)			**	107,262
ESSENT GROUP LTD COM STK			**	7,080,174
ESSENTIAL UTILS INC COM			**	731,180
ESSEX PORTFOLIO L FIXED 1.65% DUE 01-15-2031	1/15/2031	1.65%	**	279,585
ESSEX PORTFOLIO L FIXED 2.65% DUE 03-15-2032	3/15/2032	2.65%	**	267,885

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ESSEX PORTFOLIO L P 5.375% 04-01-2035	4/1/2035	5.38%	**	309,203
ESSEX PPTY TR REIT			**	21,458
ESSILORLUXOTTICA EUR 0.18			**	118,235
ESSILORLUXOTTICA EUR0.18			**	644,985
ETHAN ALLEN INTERIORS INC COM			**	296,052
ETIHAD ETISALAT CO SAR10			**	2,781,597
ETSY INC COM			**	1,620,068
EUGENE TECHNOLOGY KRW500			**	19,368
EUROFINS SCIENTIFI EUR0.01			**	128,323
EURONET WORLDWIDE INC COM			**	5,624,529
EURONEXT EUR1.60			**	4,300,630
EVA PRECISION INDL HKD0.10			**	72,726
EVERBRIGHT SECURIT 'H'CNY1			**	106,906
EVERCORE INC			**	846,542
EVEREST GROUP LTD			**	4,981,319
EVEREST MEDICINES LTD			**	149,659
EVERGREEN MARINE C TWD10			**	4,045,448
EVERGY KANS CENT INC 4.7% 03-13-2028	3/13/2028	4.70%	**	624,577
EVERGY KANS CENT INC 5.25% 03-15-2035	3/15/2035	5.25%	**	2,946,764
EVERGY METRO INC 5.4% 04-01-2034	4/1/2034	5.40%	**	6,459,085
EVERSOURCE ENERGY 2.9% 03-01-2027	3/1/2027	2.90%	**	2,275,270
EVERSOURCE ENERGY 4.45%12-15-2030	12/15/2030	4.45%	**	1,238,028
EVERSOURCE ENERGY 4.75% 05-15-2026	5/15/2026	4.75%	**	3,814,714
EVERSOURCE ENERGY 5.0% 01-01-2027	1/1/2027	5.00%	**	1,015,299
EVERSOURCE ENERGY 5.125% DUE 05-15-2033	5/15/2033	5.12%	**	556,447
EVERSOURCE ENERGY COM			**	1,038,431
EVERTEC INC COM			**	82,616
EVOLENT HEALTH INC CL A CL A			**	294,244
EVOLUTION MINING NPV			**	1,814,491
EVRAZ PLC ORD US0.5			**	336,084
EXACT SCIENCES CORP COM			**	784,449
EXAIL TECHNOLOGIES			**	61,451
EXCELERATE ENERGY INC CL A COM CL A COM			**	5,549,636
EXEDY CORP NPV			**	1,059,402
EXELIXIS INC COM STK			**	2,635,717
EXELON CORP 4.05% DUE 04-15-2030	4/15/2030	4.05%	**	338,129
EXELON CORP 5.15% 03-15-2028	3/15/2028	5.15%	**	1,993,764
EXELON CORP 5.15% 03-15-2029	3/15/2029	5.15%	**	1,364,320
EXELON CORP 5.6% DUE 03-15-2053	3/15/2053	5.60%	**	272,253
EXELON CORP 6.5% 03-15-2055	3/15/2055	6.50%	**	83,364
EXELON CORP COM			**	8,203,202
EXELON GENERATION 5.75% DUE 10-01-2041	10/1/2041	5.75%	**	51,100
EXELON GENERATION SR NT 6.25 DUE 10-01-2039	10/1/2039	6.25%	**	304,070
EXEO GROUP INC NPV			**	1,115,906
EXETER AUTOMOBILE 4.28% DUE 07-15-2030	7/15/2030	4.28%	**	6,524,036
EXETER AUTOMOBILE 4.39% DUE 09-17-2029	9/17/2029	4.39%	**	1,406,121
EXETER AUTOMOBILE 4.64% DUE 01-15-2030	1/15/2030	4.64%	**	3,414,510
EXETER AUTOMOBILE 4.68% DUE 03-15-2032	3/15/2032	4.68%	**	336,114

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
EXETER AUTOMOBILE 4.91% DUE 08-15-2029	8/15/2029	4.91%	**	4,351,160
EXETER AUTOMOBILE 5.48% DUE 08-15-2030	8/15/2030	5.48%	**	3,903,187
EXETER AUTOMOBILE 5.57% DUE 09-15-2028	9/15/2028	5.57%	**	578,486
EXETER AUTOMOBILE 5.61% DUE 04-17-2028	4/17/2028	5.61%	**	507,502
EXETER AUTOMOBILE 5.92% DUE 02-15-2030	2/15/2030	5.92%	**	1,581,283
EXETER AUTOMOBILE 6.21% DUE 06-15-2028	6/15/2028	6.21%	**	1,087,041
EXETER AUTOMOBILE 6.32% DUE 05-15-2028	5/15/2028	6.32%	**	1,546,375
EXETER AUTOMOBILE FIXED 4.57% DUE 06-16-2031	6/16/2031	4.57%	**	1,499,355
EXETER AUTOMOBILE RECEIVABLES SER 24-1A CL C 5.410% 05-15-2030	5/15/2030	5.41%	**	626,504
EXETER AUTOMOBILE RECEIVABLES TR 4.38% 06-15-2028	6/15/2028	4.38%	**	4,303,957
EXETER AUTOMOBILE RECEIVABLES TR AUTO RECEIVABLES BKD NT CL 5.82% 02-15-2028	2/15/2028	5.82%	**	47,825
EXETER AUTOMOBILE RECEIVABLES TR SER 24-3A CL C 5.7% 07-16-2029	7/16/2029	5.70%	**	4,051,269
EXETER AUTOMOBILE RECEIVABLES TR SER 25-4A CL A2 4.53% 03-15-2028	3/15/2028	4.53%	**	1,497,071
EXETER AUTOMOBILE RECEIVABLES TRUST SR 23-2A CL C 5.75% 07-17-2028	7/17/2028	5.75%	**	2,338,065
EXETER AUTOMOBILE RECEIVABLES TRUST SR 25-3A CL C 5.09% 10-15-2031	10/15/2031	5.09%	**	391,044
EXETER SELECT 4.69% DUE 04-15-2030	4/15/2030	4.69%	**	4,079,786
EXLSERVICE COM INC COM STK			**	2,327,622
EXP WORLD HOLDINGS INC			**	410,490
EXPAND ENERGY CORP			**	1,143,881
EXPAND ENERGY CORPORATION 5.375% 03-15-2030	3/15/2030	5.38%	**	4,952,259
EXPEDIA GROUP INC COM USD0.001			**	847,097
EXPERIAN ORD USD0.10			**	12,494,319
EXTENDED STAY AMER TR 2025-ESH 5.45% 10-15-2042	10/15/2042	5.05%	**	1,201,874
EXTENDED STAY AMER TR 2025-ESH 5.75% 10-15-2042	10/15/2042	5.35%	**	2,503,904
EXTRA SPACE FIXED 5.7% 04-01-2028	4/1/2028	5.70%	**	310,033
EXTRA SPACE STORAGE INC 2.35% 03-15-2032	3/15/2032	2.35%	**	482,105
EXTRA SPACE STORAGE L P 4.95% 01-15-2033	1/15/2033	4.95%	**	202,375
EXTRA SPACE STORAGE L P 5.4% 06-15-2035	6/15/2035	5.40%	**	3,338,448
EXTRA SPACE STORAGE L P SR NT 2.2% 10-15-2030	10/15/2030	2.20%	**	113,232
EXXON MOBIL CORP 3.095% DUE 08-16-2049	8/16/2049	3.10%	**	294,697
EXXON MOBIL CORP 3.452% DUE 04-15-2051 REG	4/15/2051	3.45%	**	734,237
EXXON MOBIL CORP 4.114% DUE 03-01-2046	3/1/2046	4.11%	**	125,812
EXXON MOBIL CORP COM			**	28,152,580
EXZEO GROUP INC COM			**	1,731,450
F&G ANNUITIES & LIFE INC COM			**	309,604
F.C.C. CO LTD NPV			**	92,309
F5 INC COM STK NPV			**	36,633,128
FABRINET COM USD0.01			**	3,325,365
FACC AG NVP			**	46,650
FACTSET RESH SYS INC COM STK			**	831,394
FAIRFAX FINANCIAL HLDGS LTD 5.625% 08-16-2032	8/16/2032	5.62%	**	4,962,514
FAIRFAX FINANCIAL HLDGS LTD 6.1% 03-15-2055	3/15/2055	6.10%	**	804,864
FAIRFAX FINL HLDGS 2.75% SNR 29/03/2028 EUR	3/29/2028	2.75%	**	116,720
FAIRFAX FINL HLDGS LTD 6.5% 05-20-2055	5/20/2055	6.50%	**	6,368,958
FALABELLA SA COM NPV			**	276,473
FANNIE MAE 1997-89 CL-ZA 7.0% DUE 12-20-2027	12/20/2027	7.00%	**	11,241
FANNIE MAE BS9278 4.65% 08-01-2028	8/1/2028	4.65%	**	1,774,226
FANNIE MAE BV2859 3% 03-01-2052	3/1/2052	3.00%	**	52,808

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FANNIE MAE BZ0819 POOL #BZ0819 4.62% 04-01-2029	4/1/2029	4.62%	**	2,228,869
FANNIE MAE BZ3405 4.32% 03-01-2030	3/1/2030	4.32%	**	902,646
FANNIE MAE FN BY9041 6% 08-01-2053	8/1/2053	6.00%	**	1,015,637
FANNIE MAE FNR 2013-34 PF 5.7851% 08-25-2042	8/25/2042	4.34%	**	730,351
FANNIE MAE POOL #BS7923 4.1% 03-01-2028	3/1/2028	4.10%	**	4,019,719
FANNIE MAE POOL #BZ0592 5.05% 03-01-2029	3/1/2029	5.05%	**	3,086,654
FANNIE MAE POOL #BZ3406 4.32% 03-01-2030	3/1/2030	4.32%	**	1,121,744
FANNIE MAE POOL #CB8226 6.5% 03-01-2054	3/1/2054	6.50%	**	398,970
FANNIE MAE POOL #FN BZ2693 5.29% 01-01-2036	1/1/2036	5.29%	**	342,195
FANNIE MAE POOL FN DA5981 6.50% 6.5% 01-01-2054	1/1/2054	6.50%	**	40,632
FANNIE MAE POOL#BZ3735 4.36% 05-01-2030	5/1/2030	4.36%	**	4,038,287
FANNIE MAE REMIC SER 15-88 CL AC 3.0% 04-25-2043	4/25/2043	3.00%	**	2,293,827
FANNIE MAE REMIC SR 015-60 CL-AF FLTG RATE 08-25-2045	8/25/2045	4.29%	**	482,549
FANNIE MAE REMICS SR 24-86 CL FA FLTG 12-25-2054	12/25/2054	5.32%	**	1,421,833
FANNIE MAE SR 05-99 CL KZ 5.5% 12-25-2035	12/25/2035	5.50%	**	976,866
FANNIE MAE SR 12-104 CL QC 2.5% 05-25-2042	5/25/2042	2.50%	**	197,544
FANNIE MAE SR 24-100 CL V 5.5% 12-25-2035	12/25/2035	5.50%	**	6,384,538
FANNIE MAE SR 24-88 CL FD FLTG RT 12-25-2054	12/25/2054	5.07%	**	591,129
FANNIE MAE SR 24-88 CL J 5.5% 10-25-2050	10/25/2050	5.50%	**	3,383,063
FANNIE POOL #BX6719 5.5% 02-01-2053	2/1/2053	5.50%	**	281,113
FANNIEMAE-ACES SER 22-M1G CL A1 VAR 01-25-2031	9/25/2031	1.53%	**	2,679,527
FANUC CORP NPV			**	54,340
FAR EAST HORIZON NPV			**	28,923
FARMERS NATL BANC CORP COM			**	34,366
FAST RETAILING CO LTD NPV			**	108,980
FASTENAL CO COM			**	125,767
FASTLY INC CL A CL A			**	29,074
FB FINL CORP COM			**	7,569,605
FED AGRIC MTG CORP MEDIUM TERM NTS TRANCHE # TR 00292 2.6% 10-17-2034	10/17/2034	2.60%	**	436,859
FED FARM CR BKS CONS SYSTEMWIDE BDS DTD .7% 01-27-2027	1/27/2027	0.70%	**	5,818,704
FED FARM CR BKS CONS SYSTEMWIDE BDS DTD 1.28% 06-03-2030	6/3/2030	1.28%	**	195,148
FED FARM CR BKS CONS SYSTEMWIDE BDS DTD 1.3% 02-03-2031	2/3/2031	1.30%	**	3,388,154
FED FARM CR BKS CONS SYSTEMWIDE BDS DTD 1.48% 02-18-2031	2/18/2031	1.48%	**	279,324
FED FARM CR BKS CONS SYSTEMWIDE BDS DTD 1.48% 11-26-2032	11/26/2032	1.48%	**	8,424,827
FED FARM CR BKS CONS SYSTEMWIDE BDS DTD 1.99% 03-17-2031	3/17/2031	1.99%	**	168,084
FED HOME LN BANKS 4% DUE 02-01-2053	2/1/2053	4.00%	**	4,282,828
FED HOME LN MTG 1% DUE 05-15-2041	5/15/2041	1.00%	**	2,385,314
FED HOME LN MTG 2.5% DUE 01-01-2052	1/1/2052	2.50%	**	7,062,432
FED HOME LN MTG 2.5% DUE 02-01-2051	2/1/2051	2.50%	**	1,187,661
FED HOME LN MTG 2.5% DUE 07-01-2050	7/1/2050	2.50%	**	1,112,188
FED HOME LN MTG 2.5% DUE 10-01-2035	10/1/2035	2.50%	**	1,277,983
FED HOME LN MTG 2.5% DUE 10-01-2050	10/1/2050	2.50%	**	1,517,278
FED HOME LN MTG 3% DUE 02-01-2050	2/1/2050	3.00%	**	2,526,243
FED HOME LN MTG 3% DUE 03-01-2052	3/1/2052	3.00%	**	469,044
FED HOME LN MTG 3.5% DUE 04-01-2050	4/1/2050	3.50%	**	3,941,985
FED HOME LN MTG 3.5% DUE 09-01-2032	9/1/2032	3.50%	**	255,592
FED HOME LN MTG 4% DUE 04-01-2052	4/1/2052	4.00%	**	2,720,392
FED HOME LN MTG 5.5% DUE 09-01-2053	9/1/2053	5.50%	**	23,599,265

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FED HOME LN MTG 6% DUE 07-01-2053	7/1/2053	6.00%	**	393,357
FED HOME LN MTG CORP G14239 4 DUE 09-01-2026	9/1/2026	4.00%	**	956
FED HOME LOAN MTG SR 3981 CL ME 3.0% 01-15-2027	1/15/2027	3.00%	**	11,242
FED NATL MTG ASSOC 5% DUE 05-01-2053	5/1/2053	5.00%	**	195,681
FEDERAL BANK			**	600,373
FEDERAL FARM CR BKS CONS SYSTEMWIDE BDS 1.37% 11-04-2030	11/4/2030	1.37%	**	93,806
FEDERAL FARM CREDIT 2.17% 10-29-2029	10/29/2029	2.17%	**	2,371,103
FEDERAL FARM CREDIT BANK 4.41% 01-28-2027	1/28/2027	4.41%	**	2,533,329
FEDERAL HOME LN BKS 1.5% 09-30-2033	9/30/2033	1.50%	**	297,730
FEDERAL HOME LN BKS 2.0% 02-25-2036	2/25/2036	2.00%	**	119,319
FEDERAL HOME LN BKS 2.1% 02-25-2039	2/25/2039	2.10%	**	366,054
FEDERAL HOME LN BKS 2.18% 11-06-2029	11/6/2029	2.18%	**	3,307,039
FEDERAL HOME LN BKS 2.5% 05-19-2036	5/19/2036	2.50%	**	248,205
FEDERAL HOME LN BKS 4.0% 10-07-2027	10/7/2027	4.00%	**	2,087,791
FEDERAL HOME LN BKS 4.05% 10-08-2027	10/8/2027	4.05%	**	1,290,089
FEDERAL HOME LN BKS 4.07% 11-09-2027	11/9/2027	4.07%	**	1,919,112
FEDERAL HOME LN BKS CONS BD DTD 01/27/2021 1.61% 01-27-2033	1/27/2033	1.61%	**	1,940,821
FEDERAL HOME LN BKS CONS BD DTD 02/05/2021 1.8% 02-05-2036	2/5/2036	1.80%	**	545,998
FEDERAL HOME LN BKS CONS BD DTD 02/12/2021 .55% 02-12-2026	2/12/2026	0.55%	**	4,982,576
FEDERAL HOME LN BKS CONS BD DTD 03/03/2021 .9% 03-03-2026	3/3/2026	0.90%	**	1,891,510
FEDERAL HOME LN BKS CONS BD DTD 03/04/2021 .8% 03-04-2026	3/4/2026	0.80%	**	9,390,546
FEDERAL HOME LN BKS CONS BD DTD 06/23/2021 2.375% 06-23-2036	6/23/2036	2.38%	**	489,397
FEDERAL HOME LN BKS CONS BD DTD 07/30/2021 1.11% 07-27-2026	7/27/2026	1.11%	**	1,970,131
FEDERAL HOME LN BKS CONS BD DTD 09/29/2025 4.125% 09-17-2027	9/17/2027	4.12%	**	1,290,276
FEDERAL HOME LN BKS CONS BD DTD 1.57% 06-30-2032	6/30/2032	1.57%	**	2,543,013
FEDERAL HOME LN MTG CORP POOL #QD3960 2.0% 01-01-2052	1/1/2052	2.00%	**	372,335
FEDERAL HOME LN MTG CORP 2% 01-01-2042	1/1/2042	2.00%	**	312,062
FEDERAL HOME LN MTG CORP 2% 11-01-2051	11/1/2051	2.00%	**	415,983
FEDERAL HOME LN MTG CORP 2.5% 01-01-2052	1/1/2052	2.50%	**	417,891
FEDERAL HOME LN MTG CORP 2.5% 04-01-2037	4/1/2037	2.50%	**	2,068,321
FEDERAL HOME LN MTG CORP 3% 04-01-2052	4/1/2052	3.00%	**	413,323
FEDERAL HOME LN MTG CORP 3.5% 05-01-2052	5/1/2052	3.50%	**	191,059
FEDERAL HOME LN MTG CORP 5.5% 01-01-2053	1/1/2053	5.50%	**	478,969
FEDERAL HOME LN MTG CORP 5.5% 07-01-2053	7/1/2053	5.50%	**	229,853
FEDERAL HOME LN MTG CORP 6% 12-01-2052	12/1/2052	6.00%	**	950,720
FEDERAL HOME LN MTG CORP 6.5% 01-01-2053	1/1/2053	6.50%	**	405,823
FEDERAL HOME LN MTG CORP MULTICLASS PREASSIGN SER 3019 CL FN 08-15-2035 REG	8/15/2035	4.40%	**	471,845
FEDERAL HOME LN MTG CORP MULTICLASS SER 004639 CL KB STEP UP 04-15-2053	4/15/2053	3.25%	**	1,007,479
FEDERAL HOME LN MTG CORP MULTICLASS SER 3384 CL FL FLTG RT 11-15-2037	11/15/2037	4.63%	**	742,990
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-25 CL EF VAR 04-25-2038 REG	4/25/2038	4.94%	**	444,374
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-6 CL BF VAR 02-25-2038 REG	2/25/2038	4.49%	**	658,647
FEDERAL HOME LN MTG CORP MULTICLASS SR 2410 CL PF VAR 02-15-2032 REG	2/15/2032	5.08%	**	223,031
FEDERAL HOME LN MTG CORP MULTICLASS SR 3055 CL CF VAR 10-15-2035 REG	10/15/2035	4.51%	**	93,523
FEDERAL HOME LN MTG CORP MULTICLASS SR 3150 CL FA VAR 05-15-2036 REG	5/15/2036	4.45%	**	556,054
FEDERAL HOME LN MTG CORP MULTICLASS VAR SR 2012-17 CL FG 03-25-2042 REG	3/25/2042	4.49%	**	808,387
FEDERAL HOME LN MTG CORP POOL #2B0646 FLTG RT DUE 07-01-2042 BEO	7/1/2042	6.52%	**	16,598
FEDERAL HOME LN MTG CORP POOL #410792 5.88% 02-01-2030 BEO	2/1/2030	5.88%	**	2,441
FEDERAL HOME LN MTG CORP POOL #841076 3.007% 11-01-2048 BEO	11/1/2048	3.01%	**	2,781,944

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #841077 5.046% 11-01-2047 BEO	11/1/2047	5.16%	**	646,147
FEDERAL HOME LN MTG CORP POOL #841081 3.118% 02-01-2050 BEO	2/1/2050	3.27%	**	1,323,047
FEDERAL HOME LN MTG CORP POOL #849407 6.279% 09-01-2037 BEO	9/1/2037	6.26%	**	63,220
FEDERAL HOME LN MTG CORP POOL #84-9790 FLTG RT DUE 03-01-2045	3/1/2045	6.28%	**	368,499
FEDERAL HOME LN MTG CORP POOL #A39803 5.5% 11-01-2035 BEO	11/1/2035	5.50%	**	4,308
FEDERAL HOME LN MTG CORP POOL #A47038 5%09-01-2035 BEO	9/1/2035	5.00%	**	21,292
FEDERAL HOME LN MTG CORP POOL #A62378 6%06-01-2037 BEO	6/1/2037	6.00%	**	4,711
FEDERAL HOME LN MTG CORP POOL #A63809 6%08-01-2037 BEO	8/1/2037	6.00%	**	15,805
FEDERAL HOME LN MTG CORP POOL #A69654 6%12-01-2037 BEO	12/1/2037	6.00%	**	6,319
FEDERAL HOME LN MTG CORP POOL #A71410 6%01-01-2038 BEO	1/1/2038	6.00%	**	129
FEDERAL HOME LN MTG CORP POOL #A85726 5%04-01-2039 BEO	4/1/2039	5.00%	**	32,056
FEDERAL HOME LN MTG CORP POOL #A91235 4.5% 02-01-2040 BEO	2/1/2040	4.50%	**	79,708
FEDERAL HOME LN MTG CORP POOL #A93318 5%08-01-2040 BEO	8/1/2040	5.00%	**	58,848
FEDERAL HOME LN MTG CORP POOL #A93625 5%08-01-2040 BEO	8/1/2040	5.00%	**	124,189
FEDERAL HOME LN MTG CORP POOL #A93652 5%09-01-2040 BEO	9/1/2040	5.00%	**	8,434
FEDERAL HOME LN MTG CORP POOL #A93713 5%09-01-2040 BEO	9/1/2040	5.00%	**	138,711
FEDERAL HOME LN MTG CORP POOL #A94069 5%09-01-2040 BEO	9/1/2040	5.00%	**	48,965
FEDERAL HOME LN MTG CORP POOL #A94898 4.5% 11-01-2040 BEO	11/1/2040	4.50%	**	92,870
FEDERAL HOME LN MTG CORP POOL #A95085 4%11-01-2040 BEO	11/1/2040	4.00%	**	81,148
FEDERAL HOME LN MTG CORP POOL #A95519 4.5% 12-01-2040 BEO	12/1/2040	4.50%	**	30,453
FEDERAL HOME LN MTG CORP POOL #A95561 4%12-01-2040 BEO	12/1/2040	4.00%	**	138,591
FEDERAL HOME LN MTG CORP POOL #A95575 4%12-01-2040 BEO	12/1/2040	4.00%	**	117,663
FEDERAL HOME LN MTG CORP POOL #A97040 4%02-01-2041 BEO	2/1/2041	4.00%	**	83,888
FEDERAL HOME LN MTG CORP POOL #C01623 5.5% 09-01-2033 BEO	9/1/2033	5.50%	**	69,148
FEDERAL HOME LN MTG CORP POOL #C03517 4.5% 09-01-2040 BEO	9/1/2040	4.50%	**	63,054
FEDERAL HOME LN MTG CORP POOL #C03520 4%09-01-2040 BEO	9/1/2040	4.00%	**	569,376
FEDERAL HOME LN MTG CORP POOL #C03545 5%08-01-2040 BEO	9/1/2040	4.00%	**	62,860
FEDERAL HOME LN MTG CORP POOL #C03613 4%11-01-2040 BEO	11/1/2040	4.00%	**	72,910
FEDERAL HOME LN MTG CORP POOL #C03792 3.5% 04-01-2042 BEO	4/1/2042	3.50%	**	293,934
FEDERAL HOME LN MTG CORP POOL #C04240 3.5% 09-01-2042 BEO	9/1/2042	3.50%	**	168,747
FEDERAL HOME LN MTG CORP POOL #C04422 3%12-01-2042 BEO	12/1/2042	3.00%	**	206,093
FEDERAL HOME LN MTG CORP POOL #C09022 3%01-01-2043 BEO	1/1/2043	3.00%	**	891,614
FEDERAL HOME LN MTG CORP POOL #C09055 4%12-01-2043 BEO	12/1/2043	4.00%	**	130,259
FEDERAL HOME LN MTG CORP POOL #C10542 7%06-01-2028 BEO	6/1/2028	7.00%	**	544
FEDERAL HOME LN MTG CORP POOL #C12585 7%07-01-2028 BEO	7/1/2028	7.00%	**	89
FEDERAL HOME LN MTG CORP POOL #C14084 7%08-01-2028 BEO	8/1/2028	7.00%	**	594
FEDERAL HOME LN MTG CORP POOL #C91161 5%02-01-2028 BEO	2/1/2028	5.00%	**	1,246
FEDERAL HOME LN MTG CORP POOL #C91362 4.5% 03-01-2031 BEO	3/1/2031	4.50%	**	65,661
FEDERAL HOME LN MTG CORP POOL #C91581 3%11-01-2032 BEO	11/1/2032	3.00%	**	419,250
FEDERAL HOME LN MTG CORP POOL #C91589 3.5% 11-01-2032 BEO	11/1/2032	3.50%	**	81,242
FEDERAL HOME LN MTG CORP POOL #C91925 3.5% 04-01-2037 BEO	4/1/2037	3.50%	**	365,564
FEDERAL HOME LN MTG CORP POOL #C91928 3.5% 05-01-2037 BEO	5/1/2037	3.50%	**	58,998
FEDERAL HOME LN MTG CORP POOL #C91942 4%06-01-2037 BEO	6/1/2037	4.00%	**	4,703
FEDERAL HOME LN MTG CORP POOL #C91960 3.5% 11-01-2037 BEO	11/1/2037	3.50%	**	274,818
FEDERAL HOME LN MTG CORP POOL #D70703 7%04-01-2026 BEO	4/1/2026	7.00%	**	284
FEDERAL HOME LN MTG CORP POOL #D75787 8%11-01-2026 BEO	11/1/2026	8.00%	**	191
FEDERAL HOME LN MTG CORP POOL #D80177 7%05-01-2027 BEO	5/1/2027	7.00%	**	774
FEDERAL HOME LN MTG CORP POOL #FR SD8265 4.0% 11-01-2052	11/1/2052	4.00%	**	1,992,488

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G00704 7%12-01-2026 BEO	12/1/2026	7.00%	**	51
FEDERAL HOME LN MTG CORP POOL #G01665 5.5% 03-01-2034 BEO	3/1/2034	5.50%	**	89,378
FEDERAL HOME LN MTG CORP POOL #G02031 5.5% 02-01-2036 BEO	2/1/2036	5.50%	**	28,092
FEDERAL HOME LN MTG CORP POOL #G02427 5.5% 12-01-2036 BEO	12/1/2036	5.50%	**	89,248
FEDERAL HOME LN MTG CORP POOL #G03073 5.5% 07-01-2037 BEO	7/1/2037	5.50%	**	48,931
FEDERAL HOME LN MTG CORP POOL #G03233 6%08-01-2037 BEO	8/1/2037	6.00%	**	2,398
FEDERAL HOME LN MTG CORP POOL #G03695 5.5% 11-01-2037 BEO	11/1/2037	5.50%	**	24,765
FEDERAL HOME LN MTG CORP POOL #G03812 5.5% 02-01-2038 BEO	2/1/2038	5.50%	**	34,352
FEDERAL HOME LN MTG CORP POOL #G03819 6%01-01-2038 BEO	1/1/2038	6.00%	**	14,151
FEDERAL HOME LN MTG CORP POOL #G04448 5.5% 07-01-2038 BEO	7/1/2038	5.50%	**	13,934
FEDERAL HOME LN MTG CORP POOL #G04585 5.5% 02-01-2038 BEO	2/1/2038	5.50%	**	24,578
FEDERAL HOME LN MTG CORP POOL #G04588 5.5% 08-01-2038 BEO	8/1/2038	5.50%	**	14,873
FEDERAL HOME LN MTG CORP POOL #G04636 5%12-01-2035 BEO	12/1/2035	5.00%	**	17,123
FEDERAL HOME LN MTG CORP POOL #G04688 5.5% 09-01-2038 BEO	9/1/2038	5.50%	**	14,002
FEDERAL HOME LN MTG CORP POOL #G05179 5.5% 01-01-2039 BEO	1/1/2039	5.50%	**	17,572
FEDERAL HOME LN MTG CORP POOL #G05527 4%07-01-2039 BEO	7/1/2039	4.00%	**	11,277
FEDERAL HOME LN MTG CORP POOL #G05676 4%11-01-2039 BEO	11/1/2039	4.00%	**	204,216
FEDERAL HOME LN MTG CORP POOL #G05726 5%08-01-2039 BEO	8/1/2039	5.00%	**	49,556
FEDERAL HOME LN MTG CORP POOL #G05741 4.5% 12-01-2039 BEO	12/1/2039	4.50%	**	106,977
FEDERAL HOME LN MTG CORP POOL #G05927 4.5% 07-01-2040 BEO	7/1/2040	4.50%	**	244,503
FEDERAL HOME LN MTG CORP POOL #G06021 5.5% 01-01-2040 BEO	1/1/2040	5.50%	**	39,300
FEDERAL HOME LN MTG CORP POOL #G06087 5%09-01-2040 BEO	9/1/2040	5.00%	**	11,119
FEDERAL HOME LN MTG CORP POOL #G06601 4.5% 12-01-2040 BEO	12/1/2040	4.50%	**	470,324
FEDERAL HOME LN MTG CORP POOL #G07032 3%06-01-2042 BEO	6/1/2042	3.00%	**	248,217
FEDERAL HOME LN MTG CORP POOL #G07129 3.5% 09-01-2042 BEO	9/1/2042	3.50%	**	239,772
FEDERAL HOME LN MTG CORP POOL #G07434 3.5% 07-01-2043 BEO	7/1/2043	3.50%	**	475,365
FEDERAL HOME LN MTG CORP POOL #G08273 5.5% 06-01-2038 BEO	6/1/2038	5.50%	**	10,358
FEDERAL HOME LN MTG CORP POOL #G08368 4.5% 10-01-2039 BEO	10/1/2039	4.50%	**	90,233
FEDERAL HOME LN MTG CORP POOL #G08457 4.5% 08-01-2041 BEO	8/1/2041	4.50%	**	147,674
FEDERAL HOME LN MTG CORP POOL #G08521 3%01-01-2043 BEO	1/1/2043	3.00%	**	148,366
FEDERAL HOME LN MTG CORP POOL #G08540 3%08-01-2043 BEO	8/1/2043	3.00%	**	247,648
FEDERAL HOME LN MTG CORP POOL #G08567 4%01-01-2044 BEO	1/1/2044	4.00%	**	279,670
FEDERAL HOME LN MTG CORP POOL #G08624 4%01-01-2045 BEO	1/1/2045	4.00%	**	371,466
FEDERAL HOME LN MTG CORP POOL #G08653 3%07-01-2045 BEO	7/1/2045	3.00%	**	437,687
FEDERAL HOME LN MTG CORP POOL #G08672 4%10-01-2045 BEO	10/1/2045	4.00%	**	218,893
FEDERAL HOME LN MTG CORP POOL #G08681 3.5% 12-01-2045 BEO	12/1/2045	3.50%	**	802,860
FEDERAL HOME LN MTG CORP POOL #G08732 3%11-01-2046 BEO	11/1/2046	3.00%	**	850,927
FEDERAL HOME LN MTG CORP POOL #G08734 4%11-01-2046 BEO	11/1/2046	4.00%	**	440,228
FEDERAL HOME LN MTG CORP POOL #G08741 3%01-01-2047 BEO	1/1/2047	3.00%	**	555,716
FEDERAL HOME LN MTG CORP POOL #G08764 4.5% 05-01-2047 BEO	5/1/2047	4.50%	**	110,875
FEDERAL HOME LN MTG CORP POOL #G08770 3.5% 07-01-2047 BEO	7/1/2047	3.50%	**	1,374,367
FEDERAL HOME LN MTG CORP POOL #G08772 4.5% 07-01-2047 BEO	7/1/2047	4.50%	**	67,105
FEDERAL HOME LN MTG CORP POOL #G08785 4%10-01-2047 BEO	10/1/2047	4.00%	**	132,793
FEDERAL HOME LN MTG CORP POOL #G08786 4.5% 10-01-2047 BEO	10/1/2047	4.50%	**	117,424
FEDERAL HOME LN MTG CORP POOL #G08790 4.5% 11-01-2047 BEO	11/1/2047	4.50%	**	101,831
FEDERAL HOME LN MTG CORP POOL #G08792 3.5% 12-01-2047 BEO	12/1/2047	3.50%	**	1,452,582
FEDERAL HOME LN MTG CORP POOL #G08809 4%04-01-2048 BEO	4/1/2048	4.00%	**	52,440
FEDERAL HOME LN MTG CORP POOL #G08827 4.5% 07-01-2048 BEO	7/1/2048	4.50%	**	438,895

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G08832 4.5% 08-01-2048 BEO	8/1/2048	4.50%	**	187,412
FEDERAL HOME LN MTG CORP POOL #G08862 4%02-01-2049 BEO	2/1/2049	4.00%	**	2,116,368
FEDERAL HOME LN MTG CORP POOL #G14375 4%07-01-2026 BEO	7/1/2026	4.00%	**	55
FEDERAL HOME LN MTG CORP POOL #G14517 2.5% 07-01-2027 BEO	7/1/2027	2.50%	**	413,497
FEDERAL HOME LN MTG CORP POOL #G14956 2.5% 05-01-2028 BEO	5/1/2028	2.50%	**	67,819
FEDERAL HOME LN MTG CORP POOL #G15100 2.5% 07-01-2028 BEO	7/1/2028	2.50%	**	408,358
FEDERAL HOME LN MTG CORP POOL #G15252 3%12-01-2029 BEO	12/1/2029	3.00%	**	119,437
FEDERAL HOME LN MTG CORP POOL #G15403 3.5% 04-01-2030 BEO	4/1/2030	3.50%	**	282,164
FEDERAL HOME LN MTG CORP POOL #G15441 3%03-01-2030 BEO	3/1/2030	3.00%	**	110,598
FEDERAL HOME LN MTG CORP POOL #G15653 3%10-01-2028 BEO	10/1/2028	3.00%	**	4,095,566
FEDERAL HOME LN MTG CORP POOL #G16015 3%01-01-2032 BEO	1/1/2032	3.00%	**	135,572
FEDERAL HOME LN MTG CORP POOL #G16177 2%01-01-2032 BEO	1/1/2032	2.00%	**	342,368
FEDERAL HOME LN MTG CORP POOL #G16763 4%02-01-2034 BEO	2/1/2034	4.00%	**	924,187
FEDERAL HOME LN MTG CORP POOL #G16789 4%02-01-2034 BEO	2/1/2034	4.00%	**	1,077,667
FEDERAL HOME LN MTG CORP POOL #G16792 4%03-01-2034 BEO	3/1/2034	4.00%	**	902,733
FEDERAL HOME LN MTG CORP POOL #G18475 2.5% 08-01-2028 BEO	8/1/2028	2.50%	**	23,157
FEDERAL HOME LN MTG CORP POOL #G18552 3%05-01-2030 BEO	5/1/2030	3.00%	**	188,797
FEDERAL HOME LN MTG CORP POOL #G18659 3%09-01-2032 BEO	9/1/2032	3.00%	**	280,247
FEDERAL HOME LN MTG CORP POOL #G20028 7.5% 12-01-2036 BEO	12/1/2036	7.50%	**	93,887
FEDERAL HOME LN MTG CORP POOL #G30591 6%02-01-2028 BEO	2/1/2028	6.00%	**	2,982
FEDERAL HOME LN MTG CORP POOL #G31156 5.5% 02-01-2029 BEO	2/1/2029	5.50%	**	480,617
FEDERAL HOME LN MTG CORP POOL #G60985 3%05-01-2047 BEO	5/1/2047	3.00%	**	2,042,000
FEDERAL HOME LN MTG CORP POOL #G61047 4.5% 07-01-2047 BEO	7/1/2047	4.50%	**	100,381
FEDERAL HOME LN MTG CORP POOL #G61502 5%02-01-2048 BEO	2/1/2048	5.00%	**	85,842
FEDERAL HOME LN MTG CORP POOL #G61638 4%07-01-2048 BEO	7/1/2048	4.00%	**	301,697
FEDERAL HOME LN MTG CORP POOL #G61657 5%12-01-2047 BEO	12/1/2047	5.00%	**	249,628
FEDERAL HOME LN MTG CORP POOL #G61713 3.5% 01-01-2045 BEO	1/1/2045	3.50%	**	270,993
FEDERAL HOME LN MTG CORP POOL #G61739 3%09-01-2048 BEO	9/1/2048	3.00%	**	1,327,339
FEDERAL HOME LN MTG CORP POOL #G61909 4.5% 12-01-2037 BEO	12/1/2037	4.50%	**	508,914
FEDERAL HOME LN MTG CORP POOL #J15658 4%06-01-2026 BEO	6/1/2026	4.00%	**	1,450
FEDERAL HOME LN MTG CORP POOL #J15719 4%06-01-2026 BEO	6/1/2026	4.00%	**	7,832
FEDERAL HOME LN MTG CORP POOL #J16059 4%07-01-2026 BEO	7/1/2026	4.00%	**	2,294
FEDERAL HOME LN MTG CORP POOL #J25735 3%09-01-2028 BEO	9/1/2028	3.00%	**	45,087
FEDERAL HOME LN MTG CORP POOL #J27464 3.5% 02-01-2029 BEO	2/1/2029	3.50%	**	89,121
FEDERAL HOME LN MTG CORP POOL #J31736 3.5% 05-01-2030 BEO	5/1/2030	3.50%	**	154,801
FEDERAL HOME LN MTG CORP POOL #Q04673 4%11-01-2041 BEO	11/1/2041	4.00%	**	203,907
FEDERAL HOME LN MTG CORP POOL #Q04674 4%12-01-2041 BEO	12/1/2041	4.00%	**	2,405
FEDERAL HOME LN MTG CORP POOL #Q10448 3.5% 08-01-2042 BEO	8/1/2042	3.50%	**	109,684
FEDERAL HOME LN MTG CORP POOL #Q19853 3.5% 06-01-2043 BEO	6/1/2043	3.50%	**	185,870
FEDERAL HOME LN MTG CORP POOL #Q25703 4.5% 04-01-2044 BEO	4/1/2044	4.50%	**	212,985
FEDERAL HOME LN MTG CORP POOL #Q25705 4.5% 04-01-2044 BEO	4/1/2044	4.50%	**	86,609
FEDERAL HOME LN MTG CORP POOL #Q56364 4%05-01-2048 BEO	5/1/2048	4.00%	**	355,376
FEDERAL HOME LN MTG CORP POOL #QC3242 3%06-01-2051 BEO	6/1/2051	3.00%	**	219,681
FEDERAL HOME LN MTG CORP POOL #QD6056 3%02-01-2052 BEO	2/1/2052	3.00%	**	362,280
FEDERAL HOME LN MTG CORP POOL #QF8222 6.5% 02-01-2053 BEO	2/1/2053	6.50%	**	215,428
FEDERAL HOME LN MTG CORP POOL #QF8298 6.5% 03-01-2053 BEO	3/1/2053	6.50%	**	108,760
FEDERAL HOME LN MTG CORP POOL #RA3882 2.0% DUE 11-01-2050 REG	11/1/2050	2.00%	**	699,489
FEDERAL HOME LN MTG CORP POOL #RA-3913 2.5% 11-01-2050	11/1/2050	2.50%	**	4,169,168

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #RA4142 2.5% 12-01-2050 BEO	12/1/2050	2.50%	**	3,030,613
FEDERAL HOME LN MTG CORP POOL #RA5373 2%DUE 06-01-2051 REG	6/1/2051	2.00%	**	836,859
FEDERAL HOME LN MTG CORP POOL #RB5114 2.0% DUE 05-01-2041	6/1/2041	2.00%	**	233,137
FEDERAL HOME LN MTG CORP POOL #RB-5131 2.0% 09-01-2041	10/1/2041	2.00%	**	1,877,141
FEDERAL HOME LN MTG CORP POOL #RB-5141 2% DUE 01-01-2042 REG	1/1/2042	2.00%	**	189,501
FEDERAL HOME LN MTG CORP POOL #RB5153 2%04-01-2042 BEO	4/1/2042	2.00%	**	590,712
FEDERAL HOME LN MTG CORP POOL #RBS5145 2.0% 01-01-2042	2/1/2042	2.00%	**	3,434,996
FEDERAL HOME LN MTG CORP POOL #RE0014 3.0% 09-01-2050	9/1/2050	3.00%	**	1,578,042
FEDERAL HOME LN MTG CORP POOL #RJ0137 5.0%12-01-2053	12/1/2053	5.00%	**	11,772,000
FEDERAL HOME LN MTG CORP POOL #S0-6179 3% 09-15-2042 BEO	9/15/2042	3.00%	**	1,397,297
FEDERAL HOME LN MTG CORP POOL #S0-6228 3% 09-15-2042 BEO	9/15/2042	3.00%	**	1,080,595
FEDERAL HOME LN MTG CORP POOL #SB0258 4% 06-01-2034	6/1/2034	4.00%	**	404,438
FEDERAL HOME LN MTG CORP POOL #SC0093 2.0% 10-01-2040	10/1/2040	2.00%	**	299,320
FEDERAL HOME LN MTG CORP POOL #SC0319 2%04-01-2042 BEO	4/1/2042	2.00%	**	792,603
FEDERAL HOME LN MTG CORP POOL #SD-0573 2.0% DUE 04-01-2051 REG	4/1/2051	2.00%	**	189,003
FEDERAL HOME LN MTG CORP POOL #SD-0615 4.5% 01-01-2051	1/1/2051	4.50%	**	561,612
FEDERAL HOME LN MTG CORP POOL #SD0987 4.5% 01-01-2050 BEO	1/1/2050	4.50%	**	775,873
FEDERAL HOME LN MTG CORP POOL #SD1439 2%02-01-2052 BEO	2/1/2052	2.00%	**	1,122,382
FEDERAL HOME LN MTG CORP POOL #SD1610 4.5% 09-01-2052 BEO	9/1/2052	4.50%	**	26,424,863
FEDERAL HOME LN MTG CORP POOL #SD2394 4.5% 11-01-2052 BEO	11/1/2052	4.50%	**	558,484
FEDERAL HOME LN MTG CORP POOL #SD3642 6%09-01-2053 BEO	9/1/2053	6.00%	**	790,678
FEDERAL HOME LN MTG CORP POOL #SD3737 6%09-01-2053 BEO	9/1/2053	6.00%	**	563,913
FEDERAL HOME LN MTG CORP POOL #SD3853 5.5% 08-01-2053 BEO	8/1/2053	5.50%	**	19,762,901
FEDERAL HOME LN MTG CORP POOL #SD3942 4.5% 01-01-2053 BEO	1/1/2053	4.50%	**	2,936,399
FEDERAL HOME LN MTG CORP POOL #SD3953 3%02-01-2052 BEO	2/1/2052	3.00%	**	4,016,541
FEDERAL HOME LN MTG CORP POOL #SD4030 6.5% 10-01-2053 BEO	10/1/2053	6.50%	**	2,251,951
FEDERAL HOME LN MTG CORP POOL #SD4115 4.5% 10-01-2052 BEO	10/1/2052	4.50%	**	2,133,085
FEDERAL HOME LN MTG CORP POOL #SD4365 5.5% 09-01-2053 BEO	9/1/2053	5.50%	**	495,333
FEDERAL HOME LN MTG CORP POOL #SD7554 2.5% 04-01-2052 BEO	4/1/2052	2.50%	**	6,129,735
FEDERAL HOME LN MTG CORP POOL #SD7555 3%08-01-2052 BEO	8/1/2052	3.00%	**	5,331,923
FEDERAL HOME LN MTG CORP POOL #SD7560 4.0% 02-01-2053	2/1/2053	4.00%	**	1,697,883
FEDERAL HOME LN MTG CORP POOL #SD8090 2.0% DUE 08-01-2050	9/1/2050	2.00%	**	1,415,675
FEDERAL HOME LN MTG CORP POOL #SD8141 2.5% DUE 03-01-2051 REG	4/1/2051	2.50%	**	10,517,430
FEDERAL HOME LN MTG CORP POOL #SD8151 2.5% DUE 06-01-2051 BEO	6/1/2051	2.50%	**	4,727,599
FEDERAL HOME LN MTG CORP POOL #SD8155 2.0% 07-01-2051	7/1/2051	2.00%	**	1,150,267
FEDERAL HOME LN MTG CORP POOL #SD8156 2.5% DUE 07-01-2051 BEO	7/1/2051	2.50%	**	664,900
FEDERAL HOME LN MTG CORP POOL #SD8238 4.5% DUE 07-01-2052 REG	8/1/2052	4.50%	**	1,663,525
FEDERAL HOME LN MTG CORP POOL #SD8244 4%DUE 09-01-2052 BEO	9/1/2052	4.00%	**	23,161,752
FEDERAL HOME LN MTG CORP POOL #SD8258 5%DUE 10-01-2052 BEO	10/1/2052	5.00%	**	1,998,986
FEDERAL HOME LN MTG CORP POOL #SD8264 3.5% DUE 10-01-2052 BEO	11/1/2052	3.50%	**	2,835,268
FEDERAL HOME LN MTG CORP POOL #SD8267 5%DUE 11-01-2052 BEO	11/1/2052	5.00%	**	4,034,347
FEDERAL HOME LN MTG CORP POOL #SD8284 3%01-01-2053 BEO	1/1/2053	3.00%	**	689,458
FEDERAL HOME LN MTG CORP POOL #SD8290 6%01-01-2053 BEO	1/1/2053	6.00%	**	6,869,073
FEDERAL HOME LN MTG CORP POOL #T45022 2.5% 01-01-2028 BEO	1/1/2028	2.50%	**	249,289
FEDERAL HOME LN MTG CORP POOL #T45023 2.5% 02-01-2028 BEO	2/1/2028	2.50%	**	128,827
FEDERAL HOME LN MTG CORP POOL #U79041 3%10-01-2029 BEO	10/1/2029	3.00%	**	1,220,553
FEDERAL HOME LN MTG CORP POOL #U79065 3.5% 04-01-2030 BEO	4/1/2030	3.50%	**	131,948
FEDERAL HOME LN MTG CORP POOL #U80439 3.5% 07-01-2033 BEO	7/1/2033	3.50%	**	37,706

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #U9-0690 3.5 DUE 06-01-2042	6/1/2042	3.50%	**	48,737
FEDERAL HOME LN MTG CORP POOL #U92272 4.5% 12-01-2043 BEO	12/1/2043	4.50%	**	181,328
FEDERAL HOME LN MTG CORP POOL #U99076 4.5% 12-01-2043 BEO	12/1/2043	4.50%	**	1,341,674
FEDERAL HOME LN MTG CORP POOL #U99084 4.5% 02-01-2044 BEO	2/1/2044	4.50%	**	1,038,448
FEDERAL HOME LN MTG CORP POOL #U99091 4.5% 03-01-2044 BEO	3/1/2044	4.50%	**	318,333
FEDERAL HOME LN MTG CORP POOL #ZA2257 3.5% 04-01-2032 BEO	4/1/2032	3.50%	**	550,961
FEDERAL HOME LN MTG CORP POOL #ZA2489 3.5% 01-01-2038 BEO	1/1/2038	3.50%	**	564,064
FEDERAL HOME LN MTG CORP POOL #ZA3714 3%06-01-2029 BEO	6/1/2029	3.00%	**	432,710
FEDERAL HOME LN MTG CORP POOL #ZA5796 4.5% 11-01-2038 BEO	11/1/2038	4.50%	**	270,026
FEDERAL HOME LN MTG CORP POOL #ZK4886 2.5% 01-01-2028 BEO	1/1/2028	2.50%	**	656,125
FEDERAL HOME LN MTG CORP POOL #ZK5602 2.5% 06-01-2028 BEO	6/1/2028	2.50%	**	557,936
FEDERAL HOME LN MTG CORP POOL #ZM5659 3.5% 02-01-2048 BEO	2/1/2048	3.50%	**	677,015
FEDERAL HOME LN MTG CORP POOL #ZM6968 4%06-01-2048 BEO	6/1/2048	4.00%	**	47,413
FEDERAL HOME LN MTG CORP POOL #ZS8682 3%01-01-2033 BEO	1/1/2033	3.00%	**	2,454,077
FEDERAL HOME LN MTG CORP POOL #ZS9316 3.5% 01-01-2038 BEO	1/1/2038	3.50%	**	1,895,449
FEDERAL HOME LN MTG CORP POOL #ZT0536 3.5% 03-01-2048 BEO	3/1/2048	3.50%	**	3,088,500
FEDERAL HOME LN MTG CORP POOL #ZT1257 3%01-01-2046 BEO	1/1/2046	3.00%	**	290,535
FEDERAL HOME LN MTG CORP POOL #ZT1561 3%04-01-2031 BEO	4/1/2031	3.00%	**	1,586,488
FEDERAL HOME LN MTG CORP POOL #ZT1985 3.5% DUE 02-01-2031 BEO	2/1/2031	3.50%	**	1,560,033
FEDERAL HOME LN MTG CORP POOL# QF5465 5.0% 12-01-2052	12/1/2052	5.00%	**	443,484
FEDERAL HOME LN MTG CORP POOL#RB5064 2.0% 06-01-2040	6/1/2040	2.00%	**	505,174
FEDERAL HOME LN MTG CORP Q15062 3 DUE 02-01-2043	2/1/2043	3.00%	**	738,309
FEDERAL HOME LN MTG CORP Q5-2319 3.5% 11-01-2047	11/1/2047	3.50%	**	511,915
FEDERAL HOME LN MTG CORP REMIC SER 2794 CL PH 5.5% 05-15-2034	5/15/2034	5.50%	**	1,413,297
FEDERAL HOME LN MTG CORP REMIC SER 4042 CL EB 6.5 08-15-2039	8/15/2039	6.50%	**	308,076
FEDERAL HOME LN MTG CORP SER 004569 CL G3.5% DUE 06-15-2042 REG	6/15/2042	3.50%	**	102,897
FEDERAL HOME LN MTG CORP SER 004638 CL FA FLTG 07-15-2040	7/15/2040	4.58%	**	39,289
FEDERAL HOME LN MTG CORP SER 004752 CL PL 3% 09-15-2046	9/15/2046	3.00%	**	983,836
FEDERAL HOME LN MTG CORP SER 004879 CL DF 4.22183% 08-15-2034	8/15/2034	4.50%	**	703,610
FEDERAL HOME LN MTG CORP SER 004941 CL MB 3% 07-25-2049	7/25/2049	3.00%	**	862,474
FEDERAL HOME LN MTG CORP SER 004949 CL CB 3% 05-25-2037	5/25/2037	3.00%	**	43,821
FEDERAL HOME LN MTG CORP SER 004989 CL FA 4.48913% 08-15-2040	8/15/2040	4.49%	**	988,561
FEDERAL HOME LN MTG CORP SER 004989 CL FB 4.48913% 10-15-2040	10/15/2040	4.49%	**	763,386
FEDERAL HOME LN MTG CORP SER 005000 CL MA 2% 06-25-2044	6/25/2044	2.00%	**	658,778
FEDERAL HOME LN MTG CORP SER 005006 CL KA 2% 06-25-2045	6/25/2045	2.00%	**	1,913,768
FEDERAL HOME LN MTG CORP SER 00KJ47 CL A2 5.42999982834% 06-25-2031	6/25/2031	5.43%	**	3,130,011
FEDERAL HOME LN MTG CORP SER 00Q034 CL APT2 2.94236% 07-25-2054	7/25/2054	2.94%	**	4,691,119
FEDERAL HOME LN MTG CORP SER 2519 CL NU 5.0% 11-15-2032	11/15/2032	5.00%	**	433,945
FEDERAL HOME LN MTG CORP SER 3221 CL FW 09-15-2036	9/15/2036	4.52%	**	317,990
FEDERAL HOME LN MTG CORP SER 3231 CL FA FRN 10-15-2036	10/15/2036	4.50%	**	224,605
FEDERAL HOME LN MTG CORP SER 3326 CL FG 4.17183% 06-15-2037	6/15/2037	4.45%	**	659,589
FEDERAL HOME LN MTG CORP SER 3361 CL PF FRN 08-15-2035	8/15/2035	4.55%	**	647,602
FEDERAL HOME LN MTG CORP SER 3370 CL FC 4.46183% 10-15-2037	10/15/2037	4.74%	**	684,796
FEDERAL HOME LN MTG CORP SER 3404 CL FB FRN 01-15-2038	1/15/2038	5.10%	**	517,294
FEDERAL HOME LN MTG CORP SER 3616 CL FG FRN 03-15-2032	3/15/2032	4.75%	**	104,699
FEDERAL HOME LN MTG CORP SER 3725 CL PD 2.5% 01-15-2040	1/15/2040	2.50%	**	9,258
FEDERAL HOME LN MTG CORP SER 3741 CL HF FLTG 11-15-2039	11/15/2039	4.55%	**	49,204
FEDERAL HOME LN MTG CORP SER 3786 CL NA 4.5 DUE 07-15-2040 REG	7/15/2040	4.50%	**	101,408

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP SER 3925 CL DE 2.0% 07-15-2040	7/15/2040	2.00%	**	50,231
FEDERAL HOME LN MTG CORP SER 3954 CL GF 4.32183% 11-15-2041	11/15/2041	4.60%	**	376,197
FEDERAL HOME LN MTG CORP SER 4024 CL C 3.0% 03-15-2027	3/15/2027	3.00%	**	36,616
FEDERAL HOME LN MTG CORP SER 4120 CL KA 1.75% 10-15-2032	10/15/2032	1.75%	**	511,891
FEDERAL HOME LN MTG CORP SER 4125 CL PH 3 08-15-2041	8/15/2041	3.00%	**	579,936
FEDERAL HOME LN MTG CORP SER 4205 CL PC 1.75% 01-15-2033	1/15/2033	1.75%	**	377,666
FEDERAL HOME LN MTG CORP SER 4205 CL PE 2% 01-15-2033	1/15/2033	2.00%	**	378,715
FEDERAL HOME LN MTG CORP SER 4229 CL MA 3.5 05-15-2041 REG	5/15/2041	3.50%	**	346,202
FEDERAL HOME LN MTG CORP SER 4231 CL B 2.5% 07-15-2028	7/15/2028	2.50%	**	603,226
FEDERAL HOME LN MTG CORP SER 4247 CL AK 4.5 12-15-2042	12/15/2042	4.50%	**	110,349
FEDERAL HOME LN MTG CORP SER 4341 CL MA 4% 11-15-2031	11/15/2031	4.00%	**	1,597,314
FEDERAL HOME LN MTG CORP SER 4374 CL CE 3.5% 12-15-2043	12/15/2043	3.50%	**	296,208
FEDERAL HOME LN MTG CORP SER 4508 CL CF FLTG 09-15-2045	9/15/2045	4.50%	**	2,030,250
FEDERAL HOME LN MTG CORP SER 4559 CL AF FLTG 03-15-2042 REG	3/15/2042	4.64%	**	263,093
FEDERAL HOME LN MTG CORP SER 4559 CL LA 2% 03-15-2031	3/15/2031	2.00%	**	10,451,249
FEDERAL HOME LN MTG CORP SER 4637 CL WF FLTG RT 07-15-2041	7/15/2041	4.64%	**	964,518
FEDERAL HOME LN MTG CORP SER 4678 CL AF FLTG RT 12-15-2042	12/15/2042	4.54%	**	780,972
FEDERAL HOME LN MTG CORP SER 5565 CL FA FLTG RT 08-25-2055	8/25/2055	5.02%	**	3,606,742
FEDERAL HOME LN MTG CORP SL 4365 CL FH FRN 01-15-2040 REG	1/15/2040	4.60%	**	2,972,840
FEDERAL HOME LN MTG CORP SR 3867 CL FB FLTG RT 05-15-2041	5/15/2041	4.54%	**	485,275
FEDERAL HOME LN MTG CORP SR 4097 CL KF FLTG 09-15-2031	9/15/2031	4.40%	**	39,624
FEDERAL HOME LN MTG CORP SR 4162 CL DA 1.5% 02-15-2028	2/15/2028	1.50%	**	1,513,110
FEDERAL HOME LN MTG CORP SR 4387 CL NA 1.5% 09-15-2029	9/15/2029	1.50%	**	66,703
FEDERAL HOME LN MTG CORP SR 5353 CL A 6.5% 08-25-2045	8/25/2045	6.50%	**	2,240,685
FEDERAL HOME LN MTG CORP SR 5427 CL DA 5.5% 05-25-2045	5/25/2045	5.50%	**	1,893,041
FEDERAL HOME LOAN BANK 1.8% 01-25-2036	1/25/2036	1.80%	**	3,141,491
FEDERAL HOME LOAN BANK 2.0% 02-25-2036	2/25/2036	2.00%	**	449,106
FEDERAL HOME LOAN BANK 4.0% 10-13-2027	10/13/2027	4.00%	**	1,254,112
FEDERAL HOME LOAN BANKS DISC NTS 01-12-2026	1/12/2026	—%	**	34,558,941
FEDERAL HOME LOAN BANKS 2.27% 08-19-2036	8/19/2036	2.27%	**	403,380
FEDERAL HOME LOAN BANKS 2.5% 11-01-2051	11/1/2051	2.50%	**	7,487,682
FEDERAL HOME LOAN BANKS 3% 01-01-2052	1/1/2052	3.00%	**	2,251,081
FEDERAL HOME LOAN BANKS DISC NT 01-02-2026	1/2/2026	—%	**	31,993,760
FEDERAL HOME LOAN BANKS DISC NT 01-23-2026	1/23/2026	—%	**	45,976,642
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD2612 4.5% 10-01-2052	10/1/2052	4.50%	**	1,712,334
FEDERAL HOME LOAN MORTGAGE CORP #FR SD8288 5.0% 01-01-2053	1/1/2053	5.00%	**	2,837,782
FEDERAL HOME LOAN MORTGAGE CORP 1.5% 11-01-2050	11/1/2050	1.50%	**	1,614,953
FEDERAL HOME LOAN MORTGAGE CORP 2% 01-01-2042	1/1/2042	2.00%	**	2,303,882
FEDERAL HOME LOAN MORTGAGE CORP 2% 02-01-2042	2/1/2042	2.00%	**	516,602
FEDERAL HOME LOAN MORTGAGE CORP 2% 03-01-2041	3/1/2041	2.00%	**	936,694
FEDERAL HOME LOAN MORTGAGE CORP 2% 04-01-2042	4/1/2042	2.00%	**	1,703,610
FEDERAL HOME LOAN MORTGAGE CORP 2% 04-01-2051	4/1/2051	2.00%	**	3,545,236
FEDERAL HOME LOAN MORTGAGE CORP 2% 05-01-2051	5/1/2051	2.00%	**	2,703,767
FEDERAL HOME LOAN MORTGAGE CORP 2% 07-01-2041	7/1/2041	2.00%	**	283,272
FEDERAL HOME LOAN MORTGAGE CORP 2% 08-01-2041	8/1/2041	2.00%	**	478,105
FEDERAL HOME LOAN MORTGAGE CORP 2% 09-01-2040	9/1/2040	2.00%	**	398,727
FEDERAL HOME LOAN MORTGAGE CORP 2% 09-01-2041	9/1/2041	2.00%	**	2,154,958
FEDERAL HOME LOAN MORTGAGE CORP 2% 12-01-2041	12/1/2041	2.00%	**	5,024,547

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 03-01-2042	3/1/2042	2.50%	**	395,785
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 08-01-2051	8/1/2051	2.50%	**	1,422,933
FEDERAL HOME LOAN MORTGAGE CORP 3% 02-01-2051	2/1/2051	3.00%	**	243,292
FEDERAL HOME LOAN MORTGAGE CORP 3% 03-01-2052	3/1/2052	3.00%	**	132,715
FEDERAL HOME LOAN MORTGAGE CORP 3% 04-01-2052	4/1/2052	3.00%	**	723,441
FEDERAL HOME LOAN MORTGAGE CORP 3% 05-01-2042	5/1/2042	3.00%	**	4,534,550
FEDERAL HOME LOAN MORTGAGE CORP 3.5% 02-01-2034	2/1/2034	3.50%	**	2,888,212
FEDERAL HOME LOAN MORTGAGE CORP 3.5% 12-01-2050	12/1/2050	3.50%	**	727,169
FEDERAL HOME LOAN MORTGAGE CORP 4% 07-01-2050	7/1/2050	4.00%	**	325,202
FEDERAL HOME LOAN MORTGAGE CORP 4% 08-01-2053	8/1/2053	4.00%	**	179,553
FEDERAL HOME LOAN MORTGAGE CORP 4% 11-01-2039	11/1/2039	4.00%	**	11,046,050
FEDERAL HOME LOAN MORTGAGE CORP 4.5% 03-01-2047	3/1/2047	4.50%	**	282,515
FEDERAL HOME LOAN MORTGAGE CORP 4.5% 12-01-2052	12/1/2052	4.50%	**	6,358,670
FEDERAL HOME LOAN MORTGAGE CORP 5% 01-01-2053	1/1/2053	5.00%	**	461,344
FEDERAL HOME LOAN MORTGAGE CORP 5% 01-01-2055	1/1/2055	5.00%	**	26,998
FEDERAL HOME LOAN MORTGAGE CORP 5% 02-01-2053	2/1/2053	5.00%	**	15,914,181
FEDERAL HOME LOAN MORTGAGE CORP 5% 06-01-2053	6/1/2053	5.00%	**	49,809,698
FEDERAL HOME LOAN MORTGAGE CORP 5% 07-01-2052	7/1/2052	5.00%	**	1,864,008
FEDERAL HOME LOAN MORTGAGE CORP 5% 09-01-2035	9/1/2035	5.00%	**	3,990,191
FEDERAL HOME LOAN MORTGAGE CORP 5% 09-01-2052	9/1/2052	5.00%	**	371,768
FEDERAL HOME LOAN MORTGAGE CORP 5% 11-01-2053	11/1/2053	5.00%	**	1,592,962
FEDERAL HOME LOAN MORTGAGE CORP 5% 11-01-2054	11/1/2054	5.00%	**	6,920,407
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 01-01-2053	1/1/2053	5.50%	**	1,079,411
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 02-01-2053	2/1/2053	5.50%	**	10,106,910
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 02-01-2055	2/1/2055	5.50%	**	6,089,322
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 02-25-2050	2/25/2050	5.50%	**	3,123,541
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 04-01-2053	4/1/2053	5.50%	**	444,821
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 05-01-2053	5/1/2053	5.50%	**	2,181,836
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 06-01-2053	6/1/2053	5.50%	**	1,078,484
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 08-01-2053	8/1/2053	5.50%	**	1,352,955
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 12-01-2052	12/1/2052	5.50%	**	392,815
FEDERAL HOME LOAN MORTGAGE CORP 6% 02-01-2055	2/1/2055	6.00%	**	9,802,209
FEDERAL HOME LOAN MORTGAGE CORP 6% 03-01-2053	3/1/2053	6.00%	**	521,460
FEDERAL HOME LOAN MORTGAGE CORP 6% 03-01-2055	3/1/2055	6.00%	**	39,217,342
FEDERAL HOME LOAN MORTGAGE CORP 6% 04-01-2054	4/1/2054	6.00%	**	255,387
FEDERAL HOME LOAN MORTGAGE CORP 6% 10-01-2053	10/1/2053	6.00%	**	429,041
FEDERAL HOME LOAN MORTGAGE CORP 6% 12-01-2052	12/1/2052	6.00%	**	1,094,320
FEDERAL HOME LOAN MORTGAGE CORP 6.5% 02-01-2053	2/1/2053	6.50%	**	563,044
FEDERAL HOME LOAN MORTGAGE CORP 6.5% 04-01-2054	4/1/2054	6.50%	**	791,761
FEDERAL HOME LOAN MORTGAGE CORP POOL #QB5093 2.5% 11-01-2050 BEO	11/1/2050	2.50%	**	222,390
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD0935 3% DUE 04-01-2052 REG	4/1/2052	3.00%	**	5,058,031
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD1218 4.0% DUE 07-01-2049 REG	7/1/2049	4.00%	**	419,681
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD2511 5.5% DUE 04-01-2053	4/1/2053	5.50%	**	384,119
FEDERAL HOME LOAN MORTGAGE CORP SER 00K509 CL A2 4.85% 09-25-2028	9/25/2028	4.85%	**	5,022,504
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	2/1/2051	2.00%	**	1,207,422
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	3/1/2051	2.00%	**	2,676,993

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FEDERAL NATIONAL MORTGAGE ASSOC 2% 05-01-2051	5/1/2051	2.00%	**	3,540,158
FEDERAL NATIONAL MORTGAGE ASSOC 2% 11-01-2051	11/1/2051	2.00%	**	822,661
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 01-01-2052	1/1/2052	2.50%	**	4,075,874
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2036	2/1/2036	2.50%	**	1,573,428
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2052	2/1/2052	2.50%	**	1,433,250
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 04-01-2041	4/1/2041	2.50%	**	625,696
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 04-01-2052	4/1/2052	2.50%	**	1,948,386
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 07-01-2051	7/1/2051	2.50%	**	355,251
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 08-01-2051	8/1/2051	2.50%	**	294,162
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 10-01-2050	10/1/2050	2.50%	**	5,372,810
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 11-01-2041	11/1/2041	2.50%	**	1,397,256
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 11-01-2050	11/1/2050	2.50%	**	308,789
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 12-01-2051	12/1/2051	2.50%	**	1,127,609
FEDERAL NATIONAL MORTGAGE ASSOC 3% 01-01-2052	1/1/2052	3.00%	**	3,061,909
FEDERAL NATIONAL MORTGAGE ASSOC 3% 05-01-2052	5/1/2052	3.00%	**	36,208
FEDERAL NATIONAL MORTGAGE ASSOC 3% 06-01-2052	6/1/2052	3.00%	**	2,224,516
FEDERAL NATIONAL MORTGAGE ASSOC 3% 07-01-2052	7/1/2052	3.00%	**	1,386,346
FEDERAL NATIONAL MORTGAGE ASSOC 3% 10-01-2051	10/1/2051	3.00%	**	2,189,566
FEDERAL NATIONAL MORTGAGE ASSOC 3.5% 03-01-2052	3/1/2052	3.50%	**	1,020,604
FEDERAL NATIONAL MORTGAGE ASSOC 3.5% 04-01-2052	4/1/2052	3.50%	**	272,305
FEDERAL NATIONAL MORTGAGE ASSOC 3.5% 05-01-2052	5/1/2052	3.50%	**	639,088
FEDERAL NATIONAL MORTGAGE ASSOC 4% 04-01-2050	4/1/2050	4.00%	**	1,452,367
FEDERAL NATIONAL MORTGAGE ASSOC 4% 04-01-2052	4/1/2052	4.00%	**	340,445
FEDERAL NATIONAL MORTGAGE ASSOC 4.81% 12-01-2029	12/1/2029	4.81%	**	3,844,399
FEDERAL NATIONAL MORTGAGE ASSOC 4.89728%10-25-2053	10/25/2053	5.07%	**	1,752,664
FEDERAL NATIONAL MORTGAGE ASSOC 5% 07-01-2052	7/1/2052	5.00%	**	438,256
FEDERAL NATIONAL MORTGAGE ASSOC 5% 10-01-2053	10/1/2053	5.00%	**	1,746,625
FEDERAL NATIONAL MORTGAGE ASSOC 5.5% 05-01-2053	5/1/2053	5.50%	**	814,353
FEDERAL NATIONAL MORTGAGE ASSOC 5.5% 09-01-2053	9/1/2053	5.50%	**	2,530,643
FEDERAL NATIONAL MORTGAGE ASSOC 5.5% 11-01-2052	11/1/2052	5.50%	**	2,064,521
FEDERAL NATIONAL MORTGAGE ASSOC 6% 09-01-2054	9/1/2054	6.00%	**	89,486
FEDERAL NATIONAL MORTGAGE ASSOC 6% 12-01-2052	12/1/2052	6.00%	**	1,247,042
FEDERAL NATIONAL MORTGAGE ASSOC 6.5% 01-01-2053	1/1/2053	6.50%	**	589,369
FEDERAL NATIONAL MORTGAGE ASSOC 6.5% 02-01-2054	2/1/2054	6.50%	**	279,698
FEDERAL NATIONAL MORTGAGE ASSOC DISC NT 01-15-2026	1/15/2026	—%	**	2,088,681
FEDERAL NATIONAL MORTGAGE ASSOC FR SER 11-124 CL JF FLTG RT DUE 02-25-2041	2/25/2041	4.39%	**	90,052
FEDERAL NATIONAL MORTGAGE ASSOC POOL #BZ3505 4.25% 04-01-2030	4/1/2030	4.25%	**	8,045,798
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M11 CL AL 2.944% 07-25-2039	7/25/2039	2.94%	**	102,337
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0210 4.5% 12-01-2040 BEO	12/1/2040	4.50%	**	274,031
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0864 4% 12-01-2040 BEO	12/1/2040	4.00%	**	2,973
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0943 4% DUE 12-01-2040 BEO	12/1/2040	4.00%	**	319,459
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1115 4.5% 01-01-2041 BEO	1/1/2041	4.50%	**	563,844
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1266 4% 01-01-2041 BEO	1/1/2041	4.00%	**	74,174
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1508 4.5% 12-01-2040 BEO	12/1/2040	4.50%	**	270,207
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1559 4% 12-01-2040 BEO	12/1/2040	4.00%	**	163,868
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1560 4% 01-01-2041 BEO	1/1/2041	4.00%	**	260,195
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1565 4.5% 12-01-2040 BEO	12/1/2040	4.50%	**	99,799
FEDERAL NATL MTG ASSN GTD MTG POOL #AH2442 4% 01-01-2041 BEO	1/1/2041	4.00%	**	13,379

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FEDERAL NATL MTG ASSN GTD MTG POOL #AH3203 4% DUE 01-01-2041 BEO	1/1/2041	4.00%	**	18,107
FEDERAL NATL MTG ASSN GTD MTG POOL #AH4404 4% 01-01-2041 BEO	1/1/2041	4.00%	**	266,356
FEDERAL NATL MTG ASSN GTD MTG POOL #AH6958 ADJ RT DUE 02-01-2041 BEO	2/1/2041	6.64%	**	27,881
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1051 4% DUE 06-01-2026 REG	6/1/2026	4.00%	**	1,923
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1892 5% 05-01-2041 BEO	5/1/2041	5.00%	**	186,539
FEDERAL NATL MTG ASSN GTD MTG POOL #AI7778 4% 07-01-2041 BEO	7/1/2041	4.00%	**	2,338
FEDERAL NATL MTG ASSN GTD MTG POOL #AI8630 4% 07-01-2042 BEO	7/1/2042	4.00%	**	13,186
FEDERAL NATL MTG ASSN GTD MTG POOL #AI9940 5% 09-01-2041 BEO	9/1/2041	5.00%	**	173,236
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ1884 FIXED 3.5% 02-01-2042 BEO	2/1/2042	3.50%	**	302,406
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ2288 4% 09-01-2041 BEO	9/1/2041	4.00%	**	118,733
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ4051 4% 10-01-2041 BEO	10/1/2041	4.00%	**	1,354
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9317 4% 01-01-2042 BEO	1/1/2042	4.00%	**	329,973
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9982 3.5% 08-01-2042 BEO	8/1/2042	3.50%	**	653,320
FEDERAL NATL MTG ASSN GTD MTG POOL #AK0968 3% 02-01-2027 BEO	2/1/2027	3.00%	**	19,249
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1140 3% 02-01-2027 BEO	2/1/2027	3.00%	**	13,366
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1608 3% 01-01-2027 BEO	1/1/2027	3.00%	**	11,321
FEDERAL NATL MTG ASSN GTD MTG POOL #AK5551 FIXED 4% 04-01-2042 BEO	4/1/2042	4.00%	**	898,185
FEDERAL NATL MTG ASSN GTD MTG POOL #AK6966 3% 03-01-2027 BEO	3/1/2027	3.00%	**	18,952
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0007 5% 12-01-2034 BEO	12/1/2034	5.00%	**	149,657
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0009 5.5% 12-01-2034 BEO	12/1/2034	5.50%	**	137,154
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0379 8% 12-01-2036 BEO	12/1/2036	8.00%	**	20,000
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0533 ADJ RT DUE 07-01-2041 BEO	7/1/2041	6.50%	**	82,352
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0998 4.5% 10-01-2041 BEO	10/1/2041	4.50%	**	104,409
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1945 3.5% 06-01-2042 BEO	6/1/2042	3.50%	**	135,665
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2151 3.5% 03-01-2042 BEO	3/1/2042	3.50%	**	301,106
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2389 3.5% 09-01-2042 BEO	9/1/2042	3.50%	**	284,598
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2465 3.0% 10-01-2027	10/1/2027	3.00%	**	436,463
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3626 4% 09-01-2042 BEO	9/1/2042	4.00%	**	3,748
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3797 2.5% 06-01-2028 BEO	6/1/2028	2.50%	**	248,129
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4043 3% 09-01-2028 BEO	9/1/2028	3.00%	**	363,932
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4324 6.5% 05-01-2040 BEO	5/1/2040	6.50%	**	615,613
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4741 4.5% 01-01-2044 BEO	1/1/2044	4.50%	**	190,114
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4895 3.5% 12-01-2028 BEO	12/1/2028	3.50%	**	91,678
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4936 3% 03-01-2029 BEO	3/1/2029	3.00%	**	130,673
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5232 3.5% 03-01-2029 BEO	3/1/2029	3.50%	**	300,693
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5674 4.5% 08-01-2044 BEO	8/1/2044	4.50%	**	535,385
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5760 4% 09-01-2043 BEO	9/1/2043	4.00%	**	11,975
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6185 3% 10-01-2029 BEO	10/1/2029	3.00%	**	334,927
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6605 3% 04-01-2030 BEO	4/1/2030	3.00%	**	89,463
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6851 2.5% 10-01-2043 BEO	10/1/2043	2.50%	**	231,130
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7204 5% 10-01-2043 BEO	10/1/2043	5.00%	**	20,212
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7320 3% 09-01-2030 BEO	9/1/2030	3.00%	**	116,248
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7430 3.5% DUE 08-01-2030 REG	8/1/2030	3.50%	**	290,217
FEDERAL NATL MTG ASSN GTD MTG POOL #AL9397 3% 10-01-2046 BEO	10/1/2046	3.00%	**	630,511
FEDERAL NATL MTG ASSN GTD MTG POOL #AL9546 3.5% 11-01-2046 BEO	11/1/2046	3.50%	**	353,478
FEDERAL NATL MTG ASSN SR 2011-59 CL NZ 5.5 DUE 07-25-2041	7/25/2041	5.50%	**	859,909
FEDERAL RLTY INVT TR COM USD0.01			**	135,878
FEDERAL RLTY INVT TR 3.5% DUE 06-01-2030	6/1/2030	3.50%	**	865,075

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FEDERAL SIGNAL CORP COM			**	4,219,807
FEDEX CORP 3.25% DUE 04-01-2026	4/1/2026	3.25%	**	1,493,527
FEDEX CORP 4.4% 01-15-2047	1/15/2047	4.40%	**	204,128
FEDEX CORP COM			**	18,902,998
FERGUSON ENTERPRISES INC USD0.0001			**	980,240
FERROGLOBE PLC COM NPV			**	213,704
FFNMA SER 2015-38 CL-PG 3.0% 08-25-2044	8/25/2044	3.00%	**	930,277
FHLMC CMO SER 2248 CL FB FLTG DUE 09-15-2030 REG	9/15/2030	4.60%	**	545
FHLMC FR SD8363 6% 09-01-2053	9/1/2053	6.00%	**	220,707
FHLMC GOLD #A53630 A53630 6 10-01-2036	10/1/2036	6.00%	**	67,067
FHLMC GOLD #G00473 7.5% DUE 05-01-2026	3/1/2026	7.50%	**	3
FHLMC GOLD 3% MBS 01/06/2029 USD'V6-0564' V60564 3 06-01-2029	6/1/2029	3.00%	**	104,416
FHLMC GOLD 3% MBS 01/10/2046 USD'G6-7701' G67701 3 10-01-2046	10/1/2046	3.00%	**	1,161,956
FHLMC GOLD 3% MBS 01/10/2046 USD'Q4-3413' Q43413 3 10-01-2046	10/1/2046	3.00%	**	220,374
FHLMC GOLD 3.5% MBS 01/01/2046 USD'Q3-8490' Q38490 3.5 01-01-2046	1/1/2046	3.50%	**	1,041,431
FHLMC GOLD 4.5% MBS 01/02/2048 USD'V8-3956' V83956 4.5 02-01-2048	2/1/2048	4.50%	**	284,601
FHLMC GOLD A47999 5 08-01-2035	8/1/2035	5.00%	**	84,569
FHLMC GOLD A62077 6 06-01-2037	6/1/2037	6.00%	**	12,276
FHLMC GOLD A9-5825 4.0% DUE 12-01-2040	12/1/2040	4.00%	**	113,177
FHLMC GOLD A95831 4.5 12-01-2040	12/1/2040	4.50%	**	225,390
FHLMC GOLD C00522 7.0% 05-01-2027	5/1/2027	7.00%	**	311
FHLMC GOLD C00632 7 07-01-2028	7/1/2028	7.00%	**	429
FHLMC GOLD C00987 7.5 05-01-2030	5/1/2030	7.50%	**	158
FHLMC GOLD C01116 7.5 01-01-2031	1/1/2031	7.50%	**	5,068
FHLMC GOLD C04272 3 10-01-2042	10/1/2042	3.00%	**	504,574
FHLMC GOLD C80379 7.0% 02-01-2026	2/1/2026	7.00%	**	13
FHLMC GOLD C80407 7.0% 06-01-2026	6/1/2026	7.00%	**	3
FHLMC GOLD C91908 3 01-01-2037	1/1/2037	3.00%	**	210,730
FHLMC GOLD G02408 5.5 12-01-2036	12/1/2036	5.50%	**	41,528
FHLMC GOLD G06506 4 12-01-2040	12/1/2040	4.00%	**	395,311
FHLMC GOLD G06507 4 02-01-2041	2/1/2041	4.00%	**	73,047
FHLMC GOLD G0-7388 3.5 05-01-2043	5/1/2043	3.50%	**	467,465
FHLMC GOLD G07762 4.5 06-01-2044	6/1/2044	4.50%	**	201,078
FHLMC GOLD G08372 4.5 11-01-2039	11/1/2039	4.50%	**	88,274
FHLMC GOLD G08553 3 10-01-2043	10/1/2043	3.00%	**	35,097
FHLMC GOLD G08793 4 12-01-2047	12/1/2047	4.00%	**	64,996
FHLMC GOLD G67720 4.5 03-01-2049	3/1/2049	4.50%	**	913,806
FHLMC GOLD GROUP #C00636 7.5 MTG PARTN CTF DUE 07-01-2028 REG	7/1/2028	7.50%	**	381
FHLMC GOLD J23935 3 05-01-2028	5/1/2028	3.00%	**	22,582
FHLMC GOLD J2-7964 3 04-01-2029	4/1/2029	3.00%	**	47,333
FHLMC GOLD J28196 3 05-01-2029	5/1/2029	3.00%	**	388,672
FHLMC GOLD J29007 3 08-01-2029	8/1/2029	3.00%	**	64,850
FHLMC GOLD POOL #G00675 7.5% DUE 03-01-2027	3/1/2027	7.50%	**	465
FHLMC GOLD POOL #G00869 7.5% DUE 01-01-2028	1/1/2028	7.50%	**	663
FHLMC GOLD POOL #Q11288 3.5 09-01-2042	9/1/2042	3.50%	**	114,397
FHLMC GOLD POOL #Q1-1788 3 DUE 10-01-2042	10/1/2042	3.00%	**	58,517
FHLMC GOLD POOL #Q12052 Q12052 3.5 10-01-2042	10/1/2042	3.50%	**	125,226
FHLMC GOLD POOL C00984 8 05-01-2030	5/1/2030	8.00%	**	176

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FHLMC GOLD POOL G0-0529 7.5% DUE 08-01-2026	8/1/2026	7.50%	**	9
FHLMC GOLD POOL G01091 7 12-01-2029	12/1/2029	7.00%	**	3,078
FHLMC GOLD POOL G67713 4.0% DUE 06-01-2048	6/1/2048	4.00%	**	3,762,631
FHLMC GOLD POOL Q44963 3.5% 12-01-2046	12/1/2046	3.50%	**	403,366
FHLMC GOLD POOL# U91254 4 DUE 04-01-2043	4/1/2043	4.00%	**	263,201
FHLMC GOLD POOL#Q17792 3.5 DUE 05-01-2043	5/1/2043	3.50%	**	636,563
FHLMC GOLD Q08998 3.5 06-01-2042	6/1/2042	3.50%	**	223,684
FHLMC GOLD Q12520 3 10-01-2042	10/1/2042	3.00%	**	30,314
FHLMC GOLD Q14326 2.5 01-01-2043	1/1/2043	2.50%	**	292,332
FHLMC GOLD Q44452 3 11-01-2046	11/1/2046	3.00%	**	394,268
FHLMC GOLD Q45458 4 08-01-2046	8/1/2046	4.00%	**	110,331
FHLMC GOLD Q48338 4.5 05-01-2047	5/1/2047	4.50%	**	17,053
FHLMC GOLD Q49494 4.5% 07-01-2047	7/1/2047	4.50%	**	114,372
FHLMC GOLD U90291 4 10-01-2042	10/1/2042	4.00%	**	42,870
FHLMC GOLD U90316 4 10-01-2042	10/1/2042	4.00%	**	457,559
FHLMC GOLD U91619 4 06-01-2043	6/1/2043	4.00%	**	270,642
FHLMC GOLD V60298 3.0% 10-01-2028	10/1/2028	3.00%	**	47,896
FHLMC GOLD V60869 2.5 07-01-2030	7/1/2030	2.50%	**	294,389
FHLMC GOLDPOOL #Q10241 3.5 08-01-2042	8/1/2042	3.50%	**	108,902
FHLMC GROUP #C00516 8.0 MTG PARTN CTF DUE 05-01-2027 REG	5/1/2027	8.00%	**	237
FHLMC GROUP #G00825 7.0 MTG PARTN CTF DUE 11-01-2027 REG	12/1/2027	7.00%	**	47
FHLMC MULTICLASS SER 4102 CL EG 1.25% 09-15-2027	9/15/2027	1.25%	**	17,818
FHLMC MULTICLASS 2005-S001 CTF CL 2A2 VAR RATE 09-25-2045	9/25/2045	4.00%	**	161,264
FHLMC MULTICLASS 3.5 07-15-2041	7/15/2041	3.50%	**	7,056
FHLMC MULTICLASS 3122 CL FE FLTG 03-15-2036	3/15/2036	4.40%	**	446,881
FHLMC MULTICLASS 5.0% DUE 07-15-2033 REG	7/15/2033	5.00%	**	132,235
FHLMC MULTICLASS FHLMC #80-0146 10-15-2037	10/15/2037	4.49%	**	892,446
FHLMC MULTICLASS FREDDIE MAC SER 2017-SR01 CL A3G 3.089% 11-25-2027	11/25/2027	3.09%	**	2,690,314
FHLMC MULTICLASS PREASSIGN 00320 4.5 09-15-2034	9/15/2034	4.50%	**	166,587
FHLMC MULTICLASS PREASSIGN 00366 5 08-15-2035	8/15/2035	5.00%	**	130,997
FHLMC MULTICLASS SER 004281 CL LG 4 01-15-2043	1/15/2043	4.00%	**	515,590
FHLMC MULTICLASS SER 004293 CL KG 3.0% DUE 08-15-2043 REG	8/15/2043	3.00%	**	263,075
FHLMC MULTICLASS SER 004302 CL HF 01-15-2038	1/15/2038	4.48%	**	173,227
FHLMC MULTICLASS SER 004579 CL FD 01-15-2038	1/15/2038	4.49%	**	98,941
FHLMC MULTICLASS SER 004582 CL PA 3 11-15-2045	11/15/2045	3.00%	**	4,237,504
FHLMC MULTICLASS SER 004711 CL HA 3 12-15-2043	12/15/2043	3.00%	**	8,964
FHLMC MULTICLASS SER 004774 CL LP 3.5% 09-15-2046	9/15/2046	3.50%	**	271,968
FHLMC MULTICLASS SER 004864 CL TZ 4 12-15-2048	12/15/2048	4.00%	**	483,745
FHLMC MULTICLASS SER 004877 CL CA 3 04-15-2034	4/15/2034	3.00%	**	791,524
FHLMC MULTICLASS SER 004936 CL AP 2.5 09-25-2048	9/25/2048	2.50%	**	2,879,517
FHLMC MULTICLASS SER 005048 CL B 1% 05-25-2033	5/25/2033	1.00%	**	669,137
FHLMC MULTICLASS SER 18-4 CL MA 3.5% FIXED UE 11-25-2057 REG	3/25/2058	3.50%	**	183,911
FHLMC MULTICLASS SER 19-1 CL MT 3.5% 07-25-2058 REG	7/25/2058	3.50%	**	534,111
FHLMC MULTICLASS SER 2113 CL MW 6.5 01-15-2029	1/15/2029	6.50%	**	16,039
FHLMC MULTICLASS SER 2135 CL OH 6.5 03-15-2029	3/15/2029	6.50%	**	17,780
FHLMC MULTICLASS SER 2175 CL TH 6 07-15-2029	7/15/2029	6.00%	**	12,397
FHLMC MULTICLASS SER 2319 CL PZ 6.5 05-15-2031	5/15/2031	6.50%	**	74,030
FHLMC MULTICLASS SER 2338 CL ZC 6.5 07-15-2031	7/15/2031	6.50%	**	29,825

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER 2430 CL WF 6.5 03-15-2032 REG	3/15/2032	6.50%	**	12,761
FHLMC MULTICLASS SER 2663 CL Z 5.5 08-15-2033	8/15/2033	5.50%	**	228,567
FHLMC MULTICLASS SER 2792 CL MB 5.5% 05-15-2034	5/15/2034	5.50%	**	1,650,065
FHLMC MULTICLASS SER 2980 CL QA 6 05-15-2035	5/15/2035	6.00%	**	16,268
FHLMC MULTICLASS SER 3047 CL CJ 5.5 10-15-2035	10/15/2035	5.50%	**	1,654,058
FHLMC MULTICLASS SER 3108 CL FP 12-15-2035	12/15/2035	4.40%	**	495,753
FHLMC MULTICLASS SER 3117 CL FE FLT RT 02-15-2036	2/15/2036	4.40%	**	161,607
FHLMC MULTICLASS SER 3153 CL UF 05-15-2036	5/15/2036	4.53%	**	1,530,656
FHLMC MULTICLASS SER 3187 CL Z 5 07-15-2036	7/15/2036	5.00%	**	32,127
FHLMC MULTICLASS SER 3531 CL FA 05-15-2039	5/15/2039	4.80%	**	395,604
FHLMC MULTICLASS SER 3564 CL AL FLT RT 08-15-2036	8/15/2036	5.04%	**	30,460
FHLMC MULTICLASS SER 3578 CL VZ 5.5 08-15-2036	8/15/2036	5.50%	**	156,974
FHLMC MULTICLASS SER 3648 CL CY 4.5% DUE 03-15-2030	3/15/2030	4.50%	**	19,962
FHLMC MULTICLASS SER 3653 CL HJ 5 04-15-2040	4/15/2040	5.00%	**	36,489
FHLMC MULTICLASS SER 3662 CL PJ 5 DUE 04-15-2040	4/15/2040	5.00%	**	38,221
FHLMC MULTICLASS SER 3677 CL PB 4.5 DUE 05-15-2040 REG	5/15/2040	4.50%	**	34,421
FHLMC MULTICLASS SER 3746 CL KL 3.25 04-15-2040	4/15/2040	3.25%	**	233,489
FHLMC MULTICLASS SER 3939 CL BZ 4.5 06-15-2041	6/15/2041	4.50%	**	426,124
FHLMC MULTICLASS SER 3956 CL EB 3.25 11-15-2041	11/15/2041	3.25%	**	471,213
FHLMC MULTICLASS SER 3966 CL VZ 4 12-15-2041	12/15/2041	4.00%	**	221,085
FHLMC MULTICLASS SER 4016 CL CA 2% 07-15-2041	7/15/2041	2.00%	**	46,027
FHLMC MULTICLASS SER 4059 CL DA 2.0% 02-15-2041 REG	2/15/2041	2.00%	**	38,659
FHLMC MULTICLASS SER 406 CL F43 FLTG RT 10-25-2053	10/25/2053	4.67%	**	4,635,407
FHLMC MULTICLASS SER 4100 CL EC 1.5 DUE 08-15-2027 REG	8/15/2027	1.50%	**	16,195
FHLMC MULTICLASS SER 4118 CL PD 1.5 05-15-2042	5/15/2042	1.50%	**	92,557
FHLMC MULTICLASS SER 4148 CL JB 1.5 12-15-2027	12/15/2027	1.50%	**	21,683
FHLMC MULTICLASS SER 4150 CL FN FLTG 07-15-2041	7/15/2041	4.40%	**	470,610
FHLMC MULTICLASS SER 4170 CL TC 1.625 02-15-2028	2/15/2028	1.62%	**	22,042
FHLMC MULTICLASS SER 4171 CL NG 2 06-15-2042	6/15/2042	2.00%	**	268,621
FHLMC MULTICLASS SER 4176 CL HA 4 DUE 12-15-2042	12/15/2042	4.00%	**	97,640
FHLMC MULTICLASS SER 4188 CL AG 2 04-15-2028	4/15/2028	2.00%	**	4,828
FHLMC MULTICLASS SER 4198 CL QP 4.0% 01-15-2033	1/15/2033	4.00%	**	200,902
FHLMC MULTICLASS SER 4203 CL DG 2.25% DUE 04-15-2033 REG	4/15/2033	2.25%	**	98,093
FHLMC MULTICLASS SER 4261 CL DA 2.5% DUE06-15-2032	6/15/2032	2.50%	**	3,645
FHLMC MULTICLASS SER 4268 CL BP 4.25 08-15-2042	8/15/2042	4.25%	**	800,118
FHLMC MULTICLASS SER 4281 CL MP 3.75% 12-15-2043	12/15/2043	3.75%	**	187,563
FHLMC MULTICLASS SER 4331 CL EA 4 03-15-2043	3/15/2043	4.00%	**	139,283
FHLMC MULTICLASS SER 4338 CL A 2.5% 05-15-2044	5/15/2044	2.50%	**	375,190
FHLMC MULTICLASS SER 4373 CL PA 3 02-15-2043	2/15/2043	3.00%	**	223,038
FHLMC MULTICLASS SER 4374 CL GA 3.0% 09-15-2036	9/15/2036	3.00%	**	551,962
FHLMC MULTICLASS SER 4457 CL BA 3.0% DUE07-15-2039	7/15/2039	3.00%	**	282,964
FHLMC MULTICLASS SER 4458 CL CB 2.0% 2.0% DUE 11-15-2028 REG	11/15/2028	2.00%	**	14,800
FHLMC MULTICLASS SER 4472 CL WL 3 05-15-2045	5/15/2045	3.00%	**	4,239,182
FHLMC MULTICLASS SER 4480 CL EA 3.5 11-15-2043	11/15/2043	3.50%	**	299,832
FHLMC MULTICLASS SER 4482 CL CA 3.0% 04-15-2034	4/15/2034	3.00%	**	425,413
FHLMC MULTICLASS SER 4631 CL AE 3.5 05-15-2044	5/15/2044	3.50%	**	791,362
FHLMC MULTICLASS SER 4631 CL VA 3.5% 02-15-2028	2/15/2028	3.50%	**	446,533
FHLMC MULTICLASS SER T-34 CL A1V 07-25-2031	7/25/2031	4.23%	**	1,758,282

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER T-61 CL 1A1 FLT RT 07-25-2044	7/25/2044	5.43%	**	179,824
FHLMC MULTICLASS SER-4777 CL-CB 3.5% 10-15-2045 REG	10/15/2045	3.50%	**	905,473
FHLMC MULTICLASS SR 18-1 CL A1 3.5% 06-25-2028	6/25/2028	3.50%	**	506,312
FHLMC MULTICLASS SR 3814 CL B 3 02-15-2026	2/15/2026	3.00%	**	4,423
FHLMC MULTICLASS SR 4569 CL JA FLTG 3.0% 03-15-2042	3/15/2042	3.00%	**	489,617
FHLMC MULTICLASS SR 5400 CL AP 5.5% 02-25-2054	2/25/2054	5.50%	**	1,622,032
FHLMC MULTICLASS SR 5501 CL EA 6.0% 07-25-2049	7/25/2049	6.00%	**	2,460,628
FHLMC MULTICLASS SR 5534 CL DA 5.0% 04-25-2052	4/25/2052	5.00%	**	2,679,616
FHLMC MULTICLASS SR K506 CL A2 4.65% 08-25-2028	8/25/2028	4.65%	**	3,864,701
FHLMC MULTICLASS TRANCHE 00045 2.952 02-25-2027	2/25/2027	2.95%	**	460,456
FHLMC MULTICLASS TRANCHE 00112 3.176 11-25-2028	11/25/2028	3.18%	**	375,366
FHLMC MULTICLASSSER 3613 CL HJ 5.5 DUE 12-15-2039 REG	12/15/2039	5.50%	**	110,637
FHLMC POOL #1B8062 ADJ RT 03-01-2041	3/1/2041	6.84%	**	13,310
FHLMC POOL #1G1381 ADJ RT 12-01-2036	12/1/2036	6.66%	**	9,492
FHLMC POOL #1J1467 ADJ RT 12-01-2036	12/1/2036	6.22%	**	25,853
FHLMC POOL #1J1492 ADJ RT 11-01-2036	11/1/2036	6.24%	**	10,108
FHLMC POOL #2B4296 ADJ RT 06-01-2045	6/1/2045	6.26%	**	495,627
FHLMC POOL #3132D9KK9 6.0% 01-01-2030	1/1/2030	6.00%	**	1,188,333
FHLMC POOL #3132DV6Q3 2 07-01-2050	7/1/2050	2.00%	**	1,078,234
FHLMC POOL #C00650 7 09-01-2028	9/1/2028	7.00%	**	304
FHLMC POOL #G08788 3.5 11-01-2047	11/1/2047	3.50%	**	135,743
FHLMC POOL #Q25818 4.5 04-01-2044	4/1/2044	4.50%	**	755,769
FHLMC POOL #Q25819 4.5 04-01-2044	4/1/2044	4.50%	**	722,982
FHLMC POOL #QA7477 3.0% DUE 03-01-2050	3/1/2050	3.00%	**	1,864,412
FHLMC POOL #QC-9154 3% DUE 10-01-2051 REG	10/1/2051	3.00%	**	338,097
FHLMC POOL #QE0992 3.0% 04-01-2052	4/1/2052	3.00%	**	663,717
FHLMC POOL #QE3984 3.0% 05-01-2052	5/1/2052	3.00%	**	1,147,674
FHLMC POOL #QG2979 3.0% 05-01-2053	5/1/2053	3.00%	**	60,740
FHLMC POOL #RA1293 3.0% DUE 09-01-2049	9/1/2049	3.00%	**	852,712
FHLMC POOL #RA6486 3.0% 12-01-2051	12/1/2051	3.00%	**	4,642,140
FHLMC POOL #RA9079 6.5% 05-01-2053	5/1/2053	6.50%	**	215,449
FHLMC POOL #RA-9080 6.5% 05-01-2053	5/1/2053	6.50%	**	245,480
FHLMC POOL #RA-9081 6.5% 05-01-2053	5/1/2053	6.50%	**	416,540
FHLMC POOL #RA9437 5.5% 07-01-2053	7/1/2053	5.50%	**	388,158
FHLMC POOL #SC0405 3.5% 11-01-2038	11/1/2038	3.50%	**	376,588
FHLMC POOL #SD0849 2.5% DUE 01-01-2052	1/1/2052	2.50%	**	492,945
FHLMC POOL #SD1967 4.0% 10-01-2052	10/1/2052	4.00%	**	10,263,577
FHLMC POOL #SD2269 3% 01-01-2052	1/1/2052	3.00%	**	3,085,660
FHLMC POOL #SD2723 5.5% 03-01-2053	3/1/2053	5.50%	**	600,261
FHLMC POOL #SD5143 6.0% 04-01-2054	4/1/2054	6.00%	**	1,394,698
FHLMC POOL #SD5384 5.5% 07-01-2053	7/1/2053	5.50%	**	429,427
FHLMC POOL #SD5691 6.0% 06-01-2054	6/1/2054	6.00%	**	1,045,883
FHLMC POOL #SD5709 6.0% 07-01-2054	7/1/2054	6.00%	**	663,583
FHLMC POOL #SD5876 6.0% 05-01-2054	5/1/2054	6.00%	**	1,034,131
FHLMC POOL #SD7509 3.0% DUE 11-01-2049 REG	11/1/2049	3.00%	**	608,789
FHLMC POOL #SD8006 4.0% 08-01-2049	8/1/2049	4.00%	**	8,135,413
FHLMC POOL #SD-8113 2.0% 11-01-2050	12/1/2050	2.00%	**	270,570
FHLMC POOL #SD-8121 2.0% DUE 12-01-2050 REG	1/1/2051	2.00%	**	3,251,320

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FHLMC POOL #SD8335 3.0% 04-01-2053	4/1/2053	3.00%	**	95,089
FHLMC POOL 846661 ADJ RT DUE 02-01-2029	2/1/2029	6.03%	**	31
FHLMC POOL SD5416 5.5% 04-01-2054	4/1/2054	5.50%	**	345,345
FHLMC POOL# SD2688 5.5% 04-01-2053	4/1/2053	5.50%	**	801,448
FHLMC POOL# SD2866 4.0% 07-01-2049	7/1/2049	4.00%	**	378,268
FHLMC POOL#SD2981 6.5% 05-01-2053	5/1/2053	6.50%	**	418,443
FHLMC PRIN STRIP PRIN PMT ON 6.25% DEB 2032 07-15-2032 (UNDDATE)	7/15/2032	—%	**	2,321,022
FHLMC SER 3645 CL KP 5 02-15-2040	2/15/2040	5.00%	**	143,573
FHLMC SR 5407 CL A 5.5% 11-25-2050	11/25/2050	5.50%	**	2,142,563
FHLMC SR 5440 CL F FLTG 08-25-2054	8/25/2054	4.92%	**	1,332,957
FHLMC SR 5482 CL FC FLTG RT 12-25-2054	12/25/2054	5.17%	**	688,983
FHLMC SR 5490 CL LA 5.0% 12-31-2049	4/25/2052	5.00%	**	4,480,495
FHLMC SUPER 30Y FIXED 5% 10-01-2054	10/1/2054	5.00%	**	2,060,854
FHLMC UMBS 30Y FIXED 2% 02-01-2051	2/1/2051	2.00%	**	1,339,346
FHLMC UMBS 30Y FIXED 2% 03-01-2051	3/1/2051	2.00%	**	655,906
FHLMC UMBS 30Y FIXED 2% 11-01-2051	11/1/2051	2.00%	**	255,465
FHLMC UMBS 30Y FIXED 2.5% 08-01-2051	8/1/2051	2.50%	**	1,764,277
FHLMC UMBS 30Y FIXED 3% 02-01-2052	2/1/2052	3.00%	**	16,390
FHLMC UMBS 30Y FIXED 3% 06-01-2052	6/1/2052	3.00%	**	640,533
FHLMC UMBS 30Y FIXED 3% 10-01-2052	10/1/2052	3.00%	**	551,893
FHLMC UMBS 30Y FIXED 5% 04-01-2053	4/1/2053	5.00%	**	1,128,574
FHLMC UMBS 30Y FIXED 6% 04-01-2054	4/1/2054	6.00%	**	436,661
FHLMC UMBS 30Y FIXED 6.5% 02-01-2054	2/1/2054	6.50%	**	787,952
FHLMC UMBS 30Y FIXED 6.5% 04-01-2053	4/1/2053	6.50%	**	634,426
FHLMC UMBS 30Y FIXED 6.5% 04-01-2054	4/1/2054	6.50%	**	862,736
FHLMC UMBS 30Y FXD 2.5% DUE 02-01-2052	2/1/2052	2.50%	**	565,598
FHLMC UMBS 30Y FXD 5% DUE 02-01-2053	2/1/2053	5.00%	**	4,426,804
FIDELIS INSURANCE HOLDINGS LIMITED			**	600,094
FIDELITY NATIONAL INFORMATION SERVICES INC 1.15% 03-01-2026	3/1/2026	1.15%	**	2,093,806
FIDELITY NATL FINL INC NEW FORMERLY FIDELITY COMMON STOCK			**	9,130,887
FIDELITY NATL INFORMATION SVCS INC COM STK			**	10,285,748
FIDELITY NATL INFORMATION SVCS INC SR NT1.65% 03-01-2028	3/1/2028	1.65%	**	1,440,480
FIEM INDUSTRIES LT INR10			**	367,405
FIERA MILANO NPV			**	565,597
FIFTH THIRD BANCORP 5.631% 01-29-2032	1/29/2032	5.63%	**	136,551
FIFTH THIRD BANCORP 6.339% 07-27-2029	7/27/2029	6.34%	**	1,300,944
FIGS INC COM USD0.0001 CL A			**	902,029
FINCANTIERI SPA NPV			**	25,497
FIRST ABU DHABI BK AED1			**	1,004,425
FIRST AMERN FINL CORP COM STK			**	115,384
FIRST BANCORP P R COM NEW COM NEW			**	820,846
FIRST INTERNET BANCORP COM STK			**	45,497
FIRST RESOURCES LT NPV			**	1,604,067
FIRST TRACTOR CO 'H'CNY1			**	27,926
FIRSTCASH HLDGS INC COM			**	5,024,614
FIRSTENERGY CORP 2.65% DUE 03-01-2030	3/1/2030	2.65%	**	1,372,073
FIRSTENERGY CORP 3.9% 07-15-2027	7/15/2027	3.90%	**	4,572,463
FIRSTENERGY CORP COM			**	72,259

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FIRSTENERGY CORP FIXED 2.25% DUE 09-01-2030	9/1/2030	2.25%	**	1,617,192
FIRSTENERGY TRANSMISSION LLC 4.55% 01-15-2030	1/15/2030	4.55%	**	862,187
FIRSTENERGY TRANSMISSION LLC 5.0% 01-15-2035	1/15/2035	5.00%	**	471,855
FIRSTENERGY TRANSMISSION LLC SR NT 144A 4.55% 04-01-2049	4/1/2049	4.55%	**	140,985
FIRSTGROUP ORD GBP0.05			**	1,614,586
FIRSTKEY HOMES 2021-SFR1 TR 1.788% 08-17-2038	8/17/2038	1.79%	**	2,702,414
FIRSTKEY HOMES 2021-SFR1 TR 2.389% 08-17-2038	8/17/2038	2.39%	**	1,277,908
FIRSTSERVICE CORP COM NPV			**	1,370,316
FISERV INC 3.5% DUE 07-01-2029	7/1/2029	3.50%	**	7,161,606
FISERV INC 5.15% 08-12-2034	8/12/2034	5.15%	**	3,381,264
FISERV INC 5.15% 03-15-2027	3/15/2027	5.15%	**	532,603
FISERV INC 5.375% 08-21-2028	8/21/2028	5.38%	**	2,307,979
FISERV INC 5.45% DUE 03-02-2028	3/2/2028	5.45%	**	1,682,900
FISERV INC 5.6% DUE 03-02-2033	3/2/2033	5.60%	**	516,773
FISERV INC COM			**	5,270,158
FIVE 2023-V1 MTG TR COML MTG PASS THRU CTF CL 5.1719% 02-10-2056	2/10/2056	5.17%	**	3,018,638
FIVE BELOW INC COM USD0.01			**	5,744,603
FIVE STAR BANCORP COM NPV			**	2,147
FL PWR & LT CO 3.8% DUE 12-15-2042	12/15/2042	3.80%	**	98,851
FL PWR & LT CO 3.95% 03-01-2048	3/1/2048	3.95%	**	160,308
FL PWR & LT CO 4.05% DUE 06-01-2042	6/1/2042	4.05%	**	196,958
FLAGSHIP CR AUTO 1.46% DUE 09-15-2027	9/15/2027	1.46%	**	383,987
FLATEXDEGIRO SE NPV (REG)			**	346,901
FLEX LTD COM USD0.01			**	4,958,730
FLOOR & DECOR HLDGS INC CL A CL A			**	1,805,084
FLORIDA POWER & LIGHT COMPANY 5.05% DUE 04-01-2028	4/1/2028	5.05%	**	102,562
FLORIDA POWER & LIGHT COMPANY 5.6% 02-15-2066	2/15/2066	5.60%	**	237,055
FLORIDA PWR & LT CO 4.4% 05-15-2028	5/15/2028	4.40%	**	1,022,925
FLORIDA PWR & LT CO 5.8% 03-15-2065	3/15/2065	5.80%	**	183,715
FLORIDA ST BRD ADMIN FIN CORP REV 5.526%07-01-2034 BEO TAXABLE	7/1/2034	5.53%	**	4,100,626
FLOWSERVE CORP COM			**	5,040,179
FLUENCE ENERGY INC CL A CL A			**	1,061,375
FLUOR CORP NEW COM			**	2,551,578
FLUSHING FINL CORP COM			**	48,483
FLYWIRE CORP COM VTG COM VTG			**	1,012,709
FMC CORP 3.45% DUE 10-01-2029	10/1/2029	3.45%	**	2,276,289
FMC CORP COM (NEW)			**	688,285
FNMA POOL #QA6364 3.5% 01-01-2050	1/1/2050	3.50%	**	373,245
FNMA . POOL #AO6482 ADJ RT DUE 07-01-2042 BEO	7/1/2042	6.42%	**	9,560
FNMA 0.87% DUE 08-05-2030	8/5/2030	0.88%	**	189,842
FNMA 01/04/2051 POOL #BR7745 2% DUE 04-01-2051 BEO	4/1/2051	2.00%	**	204,301
FNMA 1.55% DUE 08-24-2035	8/24/2035	1.55%	**	501,239
FNMA 2.0% DUE 02-25-2043 REG	2/25/2043	2.00%	**	143,868
FNMA 2.5% 11-01-2041	11/1/2041	2.50%	**	370,317
FNMA 2.5% DUE 02-01-2036	2/1/2036	2.50%	**	768,478
FNMA 2.5% MBS 01/05/2051 USD'BR1001F' POOL #BR1001 2.5% DUE 05-01-2051 BEO	5/1/2051	2.50%	**	234,374
FNMA 2004-W1 CL-2A1 6.5% DUE 12-25-2043	12/25/2043	6.50%	**	44,388
FNMA 3% DUE 05-01-2052	5/1/2052	3.00%	**	17,834,985

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA 3% DUE 10-01-2050	10/1/2050	3.00%	**	504,440
FNMA 3% DUE 12-01-2051	12/1/2051	3.00%	**	829,673
FNMA 3.5% MBS 01/07/2049 USD'CA3861F' POOL #CA3861 3.5% DUE 07-01-2049 BEO	7/1/2049	3.50%	**	1,582,532
FNMA 4% MBS 01/10/2048 USD'CA2472F' POOL#CA2472 4% DUE 10-01-2048 BEO	10/1/2048	4.00%	**	498,276
FNMA 4.5% DUE 03-25-2037 BEO	3/25/2037	4.50%	**	562,172
FNMA 4.5% MBS 01/04/2049 USD'BN5404F' POOL #BN5404 4.5% DUE 04-01-2049 BEO	4/1/2049	4.50%	**	433,890
FNMA 4.5% MBS 01/07/2029 USD'BO1834F' POOL #BO1834 4.5% DUE 07-01-2029 BEO	7/1/2029	4.50%	**	297,809
FNMA AR9203 3.5 DUE 03-01-2043	3/1/2043	3.50%	**	380,699
FNMA BS9323 4.855% 08-01-2028	8/1/2028	4.86%	**	1,533,839
FNMA CMO SER 2002-86 CL PG 6 09-25-2032 BEO	12/25/2032	6.00%	**	33,895
FNMA DTD 11/03/2000 6.625 11-15-2030	11/15/2030	6.62%	**	2,533,273
FNMA DTD 12/27/2001 ZCP NT 0 DUE 03-17-2031	3/17/2031	—%	**	698,100
FNMA FLTG RT SER 16-62 CL FH 09-25-2046	9/25/2046	4.39%	**	1,417,131
FNMA FLTG RT SER 19-14 CL FA 04-25-2049 REG	4/25/2049	4.39%	**	1,426,103
FNMA FN#BL6037 2.02% 05-01-2030	5/1/2030	2.02%	**	2,822,984
FNMA FNMA # FS5270 5.5% 07-01-2053	7/1/2053	5.50%	**	803,638
FNMA FNMA # MA5190 5.5% 11-01-2053	11/1/2053	5.50%	**	5,703,771
FNMA FNMA 11-25-2046	11/25/2046	4.54%	**	472,345
FNMA FNR 2006-127 CL-FD FLTG RT 07-25-2036	7/25/2036	4.27%	**	491,829
FNMA FNR 2007-58 FLTG RT 06-25-2037	6/25/2037	4.24%	**	445,801
FNMA FNR 2011-75 ME 3 08-25-2026	8/25/2026	3.00%	**	157
FNMA FNR 2012-37 BF FLTG RT 12-25-2035	12/25/2035	4.49%	**	412,222
FNMA FNR 2024-97 MA 5.5% 25/12/2050 5.5 12-25-2050	12/25/2050	5.50%	**	4,389,874
FNMA FR CMO 25/02/2037 USD1000'DF' 2007-4 02-25-2037	2/25/2037	4.43%	**	123,493
FNMA FR CMO 25/06/2037 USD1000 'EF' '2007-54 06-25-2037	6/25/2037	4.33%	**	1,257,177
FNMA FR CMO 25/10/2037 USD1000 A7 10-25-2037	10/25/2037	6.06%	**	5,948
FNMA POOL #190353 5% 08-01-2034 BEO	8/1/2034	5.00%	**	1,570
FNMA POOL #190357 5% 03-01-2035 BEO	3/1/2035	5.00%	**	1,240
FNMA POOL #190360 5% 08-01-2035 BEO	8/1/2035	5.00%	**	981
FNMA POOL #190377 5% 11-01-2036 BEO	11/1/2036	5.00%	**	43,024
FNMA POOL #253947 8% DUE 08-01-2031 REG	8/1/2031	8.00%	**	8,732
FNMA POOL #254223 7.5% DUE 02-01-2032 REG	2/1/2032	7.50%	**	86
FNMA POOL #256901 6.5% 09-01-2037 BEO	9/1/2037	6.50%	**	959
FNMA POOL #256937 6.5% 10-01-2037 BEO	10/1/2037	6.50%	**	1,660
FNMA POOL #257239 5.5% 06-01-2028 BEO	6/1/2028	5.50%	**	8,766
FNMA POOL #313947 7% 01-01-2028 BEO	1/1/2028	7.00%	**	68
FNMA POOL #347547 ADJ RT DUE 08-01-2026 BEO	8/1/2026	6.12%	**	15
FNMA POOL #347633 6.125% 07-01-2026 BEO	7/1/2026	6.12%	**	998
FNMA POOL #371073 7.5% 02-01-2027 BEO	2/1/2027	7.50%	**	408
FNMA POOL #396439 7.5% 11-01-2027 BEO	11/1/2027	7.50%	**	1,796
FNMA POOL #397256 7.5% 10-01-2027 BEO	10/1/2027	7.50%	**	95
FNMA POOL #401788 7.5 GTD MTG PASS THRU CTF DUE 10-01-2027 REG	10/1/2027	7.50%	**	62
FNMA POOL #479545 7% DUE 08-01-2029 REG	8/1/2029	7.00%	**	232
FNMA POOL #503573 7% DUE 10-01-2029 REG	10/1/2029	7.00%	**	823
FNMA POOL #509662 7% DUE 08-01-2029 REG	8/1/2029	7.00%	**	193
FNMA POOL #511384 7% 09-01-2029 BEO	9/1/2029	7.00%	**	366
FNMA POOL #515518 7% DUE 10-01-2029 REG	10/1/2029	7.00%	**	1,416
FNMA POOL #523486 8% DUE 08-01-2030 REG	8/1/2030	8.00%	**	260

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL #534194 8% DUE 04-01-2030 REG	4/1/2030	8.00%	**	321
FNMA POOL #545204 ADJ RT DUE 05-01-2036 REG	5/1/2036	4.41%	**	1,961
FNMA POOL #545278 7.5% DUE 11-01-2031 REG	11/1/2031	7.50%	**	11,045
FNMA POOL #554482 7.5% 10-01-2030 BEO	10/1/2030	7.50%	**	13,791
FNMA POOL #593848 8% 07-01-2031 BEO	7/1/2031	8.00%	**	10,325
FNMA POOL #602065 7% DUE 09-01-2031 REG	9/1/2031	7.00%	**	12,076
FNMA POOL #60680 ADJ RT DUE 02-01-2028 REG	2/1/2028	4.50%	**	948
FNMA POOL #609504 7% DUE 10-01-2031 REG	10/1/2031	7.00%	**	35,481
FNMA POOL #725946 5.5% 11-01-2034 BEO	11/1/2034	5.50%	**	21,603
FNMA POOL #735061 6% 11-01-2034 BEO	10/1/2035	5.00%	**	242,470
FNMA POOL #735382 5% 04-01-2035 BEO	4/1/2035	5.00%	**	156,233
FNMA POOL #735500 5.5% 05-01-2035 BEO	5/1/2035	5.50%	**	231,155
FNMA POOL #735501 6% 05-01-2035 BEO	5/1/2035	6.00%	**	56,564
FNMA POOL #735503 6% 04-01-2035 BEO	4/1/2035	6.00%	**	67,408
FNMA POOL #735561 FLTG DUE 04-01-2034	4/1/2034	6.16%	**	17,270
FNMA POOL #735580 5% 06-01-2035 BEO	6/1/2035	5.00%	**	73,049
FNMA POOL #735676 5% 07-01-2035 BEO	7/1/2035	5.00%	**	51,234
FNMA POOL #735893 5% 10-01-2035 BEO	10/1/2035	5.00%	**	22,071
FNMA POOL #735989 5.5% 02-01-2035 BEO	2/1/2035	5.50%	**	302,984
FNMA POOL #745140 5% 11-01-2035 BEO	11/1/2035	5.00%	**	302,899
FNMA POOL #745327 6% DUE 03-01-2036 REG	3/1/2036	6.00%	**	37,677
FNMA POOL #745412 5.5% 12-01-2035 BEO	12/1/2035	5.50%	**	174,399
FNMA POOL #745885 6% 10-01-2036 BEO	10/1/2036	6.00%	**	111,995
FNMA POOL #745948 6.5% DUE 10-01-2036 BEO	10/1/2036	6.50%	**	12,106
FNMA POOL #813599 ADJ RT DUE 01-01-2036 BEO	1/1/2036	5.80%	**	19,966
FNMA POOL #831561 6.5% 05-01-2036 BEO	5/1/2036	6.50%	**	4,201
FNMA POOL #833600 6.5% DUE 11-01-2035 REG	11/1/2035	6.50%	**	2,017
FNMA POOL #836464 ADJ RT DUE 10-01-2035 BEO	10/1/2035	6.13%	**	10,904
FNMA POOL #836852 ADJ RT DUE 10-01-2035 BEO	10/1/2035	5.97%	**	5,400
FNMA POOL #843823 ADJ RT DUE 11-01-2035 BEO	11/1/2035	5.95%	**	4,939
FNMA POOL #843997 5.783% 11-01-2035 BEO	11/1/2035	5.86%	**	2,401
FNMA POOL #844052 4.065 11-01-2035 BEO	11/1/2035	5.88%	**	1,218
FNMA POOL #844148 5.86% 11-01-2035 BEO	11/1/2035	5.95%	**	2,347
FNMA POOL #844237 ADJ RT DUE 11-01-2035 BEO	11/1/2035	5.62%	**	1,680
FNMA POOL #844789 5.809% 11-01-2035 BEO	11/1/2035	5.90%	**	2,538
FNMA POOL #866888 ADJ RT DUE 01-01-2036 BEO	1/1/2036	6.16%	**	4,433
FNMA POOL #879067 ADJ RT DUE 04-01-2036 BEO	4/1/2036	6.61%	**	94,726
FNMA POOL #880870 6.5% 03-01-2036 BEO	3/1/2036	6.50%	**	9,170
FNMA POOL #884773 ADJ RT DUE 10-01-2036 BEO	10/1/2036	6.36%	**	21,397
FNMA POOL #888637 6% 09-01-2037 BEO	9/1/2037	6.00%	**	19,147
FNMA POOL #888890 6.5% DUE 10-01-2037 BEO	10/1/2037	6.50%	**	34,935
FNMA POOL #888893 5.5% 08-01-2037 BEO	8/1/2037	5.50%	**	8,112
FNMA POOL #889072 6.5% 12-01-2037 BEO	12/1/2037	6.50%	**	40,294
FNMA POOL #889190 6% 03-01-2038 BEO	3/1/2038	6.00%	**	16,691
FNMA POOL #889579 6% DUE 05-01-2038 REG	5/1/2038	6.00%	**	261,142
FNMA POOL #890236 4.5% 08-01-2040 BEO	8/1/2040	4.50%	**	15,713
FNMA POOL #890268 6.5% 10-01-2038 BEO	10/1/2038	6.50%	**	58,781
FNMA POOL #890594 3% 01-01-2029 BEO	1/1/2029	3.00%	**	35,109

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL #890604 4.5% 10-01-2044 BEO	10/1/2044	4.50%	**	628,861
FNMA POOL #890827 3.5% 12-01-2037 BEO	9/1/2047	3.00%	**	109,152
FNMA POOL #890843 3% 09-01-2047 BEO	9/1/2047	3.00%	**	2,404,121
FNMA POOL #891654 6.5% DUE 06-01-2036 REG	6/1/2036	6.50%	**	67,594
FNMA POOL #902425 ADJ RT DUE 11-01-2036	11/1/2036	6.15%	**	8,811
FNMA POOL #903261 6% 10-01-2036 BEO	10/1/2036	6.00%	**	756
FNMA POOL #906666 6.5% 12-01-2036 BEO	12/1/2036	6.50%	**	1,333
FNMA POOL #908172 6.5% DUE 01-01-2037 REG	1/1/2037	6.50%	**	413
FNMA POOL #914875 6.5% DUE 04-01-2037 REG	4/1/2037	6.50%	**	62,917
FNMA POOL #918653 6% 06-01-2037 BEO	6/1/2037	6.00%	**	697
FNMA POOL #928746 6.5% DUE 09-01-2037 REG	9/1/2037	6.50%	**	4,173
FNMA POOL #929298 5% 03-01-2038 BEO	3/1/2038	5.00%	**	4,662
FNMA POOL #931307 4.5% 06-01-2039 BEO	6/1/2039	4.50%	**	73,446
FNMA POOL #931991 4.5% 09-01-2039 BEO	9/1/2039	4.50%	**	63,136
FNMA POOL #932058 4.5% 10-01-2039 BEO	10/1/2039	4.50%	**	66,693
FNMA POOL #932426 4.5% 01-01-2040 BEO	1/1/2040	4.50%	**	380,614
FNMA POOL #932495 4.5% 02-01-2040 BEO	2/1/2040	4.50%	**	31,658
FNMA POOL #932669 4.5% 03-01-2040 BEO	3/1/2040	4.50%	**	2,017
FNMA POOL #932850 4% 12-01-2040 BEO	12/1/2040	4.00%	**	47,299
FNMA POOL #933409 5% 03-01-2038 BEO	3/1/2038	5.00%	**	3,205
FNMA POOL #933638 ADJ RT DUE 08-01-2038 BEO	8/1/2038	6.38%	**	25,297
FNMA POOL #942798 6.5% DUE 08-01-2037 REG	8/1/2037	6.50%	**	12,687
FNMA POOL #943699 6.5% DUE 08-01-2037 REG	8/1/2037	6.50%	**	6,066
FNMA POOL #946065 6.5% 09-01-2037 BEO	9/1/2037	6.50%	**	7,102
FNMA POOL #948849 6% 08-01-2037 BEO	8/1/2037	6.00%	**	15,012
FNMA POOL #955762 6.5% 10-01-2037 BEO	10/1/2037	6.50%	**	2,748
FNMA POOL #962062 5% 03-01-2038 BEO	3/1/2038	5.00%	**	5,465
FNMA POOL #962444 5% DUE 04-01-2038 BEO	4/1/2038	5.00%	**	7,918
FNMA POOL #971053 4.5% 02-01-2039 BEO	2/1/2039	4.50%	**	8,126
FNMA POOL #972571 5% 03-01-2038 BEO	3/1/2038	5.00%	**	11,208
FNMA POOL #972572 5% DUE 03-01-2038 REG	3/1/2038	5.00%	**	754
FNMA POOL #973161 6.5% 02-01-2038 BEO	2/1/2038	6.50%	**	42,138
FNMA POOL #975184 5% 03-01-2038 BEO	3/1/2038	5.00%	**	5,914
FNMA POOL #975441 5% DUE 03-01-2038 REG	3/1/2038	5.00%	**	1,265
FNMA POOL #979973 5% 09-01-2036 BEO	9/1/2036	5.00%	**	1,657
FNMA POOL #987325 ADJ RT DUE 09-01-2038 BEO	9/1/2038	6.62%	**	49,014
FNMA POOL #995067 6% 09-01-2036 BEO	9/1/2036	6.00%	**	356,449
FNMA POOL #995149 6.5% 10-01-2038 BEO	10/1/2038	6.50%	**	38,728
FNMA POOL #995899 6% 02-01-2038 BEO	2/1/2038	6.00%	**	29,125
FNMA POOL #AA0472 4% 03-01-2039 BEO	3/1/2039	4.00%	**	29,540
FNMA POOL #AA2700 5% 01-01-2039 BEO	1/1/2039	5.00%	**	2,326
FNMA POOL #AB3701 4.5% 10-01-2041 BEO	10/1/2041	4.50%	**	216,748
FNMA POOL #AB4058 4% 12-01-2041 BEO	12/1/2041	4.00%	**	146,930
FNMA POOL #AB4590 3.5% DUE 03-01-2042 BEO	3/1/2042	3.50%	**	305,563
FNMA POOL #AB4689 3.5% 03-01-2042 BEO	3/1/2042	3.50%	**	243,803
FNMA POOL #AB4941 3.5% 04-01-2042 BEO	4/1/2042	3.50%	**	652,566
FNMA POOL #AB5236 3% 05-01-2027 BEO	5/1/2027	3.00%	**	18,089
FNMA POOL #AB5546 3.5% DUE 06-01-2042 BEO	6/1/2042	3.50%	**	301,812

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL #AB5593 3.5% 07-01-2042 BEO	7/1/2042	3.50%	**	145,336
FNMA POOL #AB6229 3.5% 09-01-2042 BEO	9/1/2042	3.50%	**	616,460
FNMA POOL #AB6238 3.5% 09-01-2042 BEO	9/1/2042	3.50%	**	143,125
FNMA POOL #AB6390 3% 10-01-2042 BEO	10/1/2042	3.00%	**	92,337
FNMA POOL #AB6694 3% 10-01-2042 BEO	10/1/2042	3.00%	**	125,654
FNMA POOL #AB6832 3.5% 11-01-2042 BEO	11/1/2042	3.50%	**	430,950
FNMA POOL #AB7272 3 12-01-2042 REG	12/1/2042	3.00%	**	354,821
FNMA POOL #AB7410 3% 12-01-2042 BEO	12/1/2042	3.00%	**	651,982
FNMA POOL #AB7426 3% 12-01-2042 BEO	12/1/2042	3.00%	**	269,330
FNMA POOL #AB7568 3% 01-01-2043 BEO	1/1/2043	3.00%	**	413,606
FNMA POOL #AB7570 3% 01-01-2043 BEO	1/1/2043	3.00%	**	647,578
FNMA POOL #AB7741 3% 01-01-2043 BEO	1/1/2043	3.00%	**	460,473
FNMA POOL #AB8680 2% 03-01-2028 BEO	3/1/2028	2.00%	**	200,567
FNMA POOL #AB9347 3% 05-01-2043 BEO	5/1/2043	3.00%	**	572,184
FNMA POOL #AB9361 3.5% DUE 05-01-2043 BEO	5/1/2043	3.50%	**	159,926
FNMA POOL #AB9461 3% 05-01-2043 BEO	5/1/2043	3.00%	**	552,192
FNMA POOL #AB9516 2.5% 05-01-2028 BEO	5/1/2028	2.50%	**	21,663
FNMA POOL #AB9615 4% 06-01-2033 BEO	6/1/2033	4.00%	**	41,832
FNMA POOL #AB9663 3% 06-01-2043 BEO	6/1/2043	3.00%	**	79,310
FNMA POOL #AB9825 2.5% 07-01-2028 BEO	7/1/2028	2.50%	**	8,327
FNMA POOL #AC1889 4% 09-01-2039 BEO	9/1/2039	4.00%	**	71,265
FNMA POOL #AC2953 4.5% 09-01-2039 BEO	9/1/2039	4.50%	**	23,395
FNMA POOL #AC3237 5% 10-01-2039 BEO	10/1/2039	5.00%	**	294,263
FNMA POOL #AC9526 5.5% DUE 01-01-2040 BEO	1/1/2040	5.50%	**	196,373
FNMA POOL #AD0121 4.5% 09-01-2029 BEO	9/1/2029	4.50%	**	133,397
FNMA POOL #AD0249 5.5% 04-01-2037 BEO	4/1/2037	5.50%	**	97,316
FNMA POOL #AD0296 FLTG 12-01-2036	12/1/2036	6.00%	**	23,138
FNMA POOL #AD0329 6.5 DUE 09-01-2028 BEO	9/1/2028	6.50%	**	1,787
FNMA POOL #AD0752 7% 01-01-2039 BEO	1/1/2039	7.00%	**	22,361
FNMA POOL #AD0979 7.5% 10-01-2035 BEO	10/1/2035	7.50%	**	12,783
FNMA POOL #AD4178 4.5% 06-01-2040 BEO	6/1/2040	4.50%	**	438,952
FNMA POOL #AD9143 4.5% 08-01-2040 BEO	8/1/2040	4.50%	**	6,906
FNMA POOL #AD9153 4.5% 08-01-2040 BEO	8/1/2040	4.50%	**	49,166
FNMA POOL #AD9713 5% 08-01-2040 BEO	8/1/2040	5.00%	**	27,918
FNMA POOL #AE0113 4% 07-01-2040 BEO	7/1/2040	4.00%	**	88,222
FNMA POOL #AE0478 4% 11-01-2040 BEO	11/1/2040	4.00%	**	1,318
FNMA POOL #AE0521 6% 08-01-2037 BEO	8/1/2037	6.00%	**	41,072
FNMA POOL #AE0654 6.347% DUE 12-01-2040 BEO	12/1/2040	6.35%	**	470,293
FNMA POOL #AE0967 3.5% 06-01-2039 BEO	6/1/2039	3.50%	**	203,148
FNMA POOL #AE1807 4% 10-01-2040 BEO	10/1/2040	4.00%	**	2,172
FNMA POOL #AE1840 5% 08-01-2040 BEO	8/1/2040	5.00%	**	8,164
FNMA POOL #AE1862 5% 08-01-2040 BEO	8/1/2040	5.00%	**	45,393
FNMA POOL #AE4456 4% 02-01-2041 BEO	2/1/2041	4.00%	**	16,615
FNMA POOL #AE4664 4% 10-01-2040 BEO	10/1/2040	4.00%	**	15,501
FNMA POOL #AE6090 4% 10-01-2040 BEO	10/1/2040	4.00%	**	61,121
FNMA POOL #AE6191 4% 11-01-2040 BEO	11/1/2040	4.00%	**	10,325
FNMA POOL #AE7314 4% 11-01-2040 BEO	11/1/2040	4.00%	**	559

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL #AE8446 4% 11-01-2040 BEO	11/1/2040	4.00%	**	777
FNMA POOL #AE9387 4% 12-01-2040 BEO	12/1/2040	4.00%	**	499
FNMA POOL #AH2683 4% 01-01-2041 BEO	1/1/2041	4.00%	**	311,563
FNMA POOL #AL8558 6% 07-01-2041 BEO	7/1/2041	6.00%	**	89,348
FNMA POOL #AN0360 3.95% DUE 12-01-2045 BEO	12/1/2045	3.95%	**	3,854,155
FNMA POOL #AN1371 2.68% DUE 06-01-2028 BEO	6/1/2028	2.68%	**	1,945,852
FNMA POOL #AN1461 2.59% 05-01-2026	5/1/2026	2.59%	**	1,489,849
FNMA POOL #AN1613 2.55% 07-01-2026 BEO	7/1/2026	2.55%	**	1,534,941
FNMA POOL #AN5171 3.29% 04-01-2027	4/1/2027	3.29%	**	5,133,361
FNMA POOL #AN6585 2.84% 09-01-2027	9/1/2027	2.84%	**	1,428,768
FNMA POOL #AN8612 3.29% 03-01-2028	3/1/2028	3.29%	**	4,175,987
FNMA POOL #AN8717 3.02% 03-01-2028	3/1/2028	3.02%	**	215,478
FNMA POOL #AN9215 3.43% 05-01-2028	5/1/2028	3.43%	**	485,515
FNMA POOL #AN9814 3.63% DUE 08-01-2028 BEO	8/1/2028	3.63%	**	2,056,835
FNMA POOL #AO0454 3.5% 08-01-2042 BEO	8/1/2042	3.50%	**	167,518
FNMA POOL #AO0527 3% 05-01-2027 BEO	5/1/2027	3.00%	**	11,301
FNMA POOL #AO2801 3% DUE 06-01-2027 BEO	6/1/2027	3.00%	**	65,219
FNMA POOL #AO2802 3% 06-01-2027 BEO	6/1/2027	3.00%	**	118,448
FNMA POOL #AO4135 3.5% 06-01-2042 BEO	6/1/2042	3.50%	**	348,164
FNMA POOL #AO4688 3% DUE 07-01-2043 BEO	7/1/2043	3.00%	**	678,175
FNMA POOL #AO6757 4% 06-01-2042 BEO	6/1/2042	4.00%	**	65,981
FNMA POOL #AO7348 4% 08-01-2042 BEO	8/1/2042	4.00%	**	77,948
FNMA POOL #AP0006 ADJ RT DUE 07-01-2042 BEO	7/1/2042	6.42%	**	13,469
FNMA POOL #AP0645 3.5% 07-01-2032 BEO	7/1/2032	3.50%	**	13,801
FNMA POOL #AP2611 3.5% 09-01-2042 BEO	9/1/2042	3.50%	**	106,927
FNMA POOL #AP3308 3.5% 09-01-2042 BEO	9/1/2042	3.50%	**	117,327
FNMA POOL #AP3902 3% 10-01-2042 BEO	10/1/2042	3.00%	**	102,957
FNMA POOL #AP4710 3.5% 08-01-2042 BEO	8/1/2042	3.50%	**	227,986
FNMA POOL #AP5143 3% 09-01-2042 BEO	9/1/2042	3.00%	**	124,694
FNMA POOL #AP6027 3% 04-01-2043 BEO	4/1/2043	3.00%	**	98,529
FNMA POOL #AP6032 3% 04-01-2043 BEO	4/1/2043	3.00%	**	111,131
FNMA POOL #AP6053 2.5% 07-01-2028 BEO	7/1/2028	2.50%	**	13,889
FNMA POOL #AP6054 3% 07-01-2043 BEO	7/1/2043	3.00%	**	14,811
FNMA POOL #AP7126 2.5% 10-01-2027 BEO	10/1/2027	2.50%	**	22,096
FNMA POOL #AP8057 3.5% 09-01-2042 BEO	9/1/2042	3.50%	**	166,654
FNMA POOL #AP8903 3.5% 10-01-2042 BEO	10/1/2042	3.50%	**	112,744
FNMA POOL #AP9539 3% DUE 10-01-2042 BEO	10/1/2042	3.00%	**	79,368
FNMA POOL #AP9766 4% 10-01-2042 BEO	10/1/2042	4.00%	**	310,087
FNMA POOL #AQ0556 3% 11-01-2042 BEO	11/1/2042	3.00%	**	559,590
FNMA POOL #AQ1534 3.5% 10-01-2032 BEO	10/1/2032	3.50%	**	47,215
FNMA POOL #AQ1607 3.5% 11-01-2032 BEO	11/1/2032	3.50%	**	39,603
FNMA POOL #AQ1802 3.5% 10-01-2042 BEO	10/1/2042	3.50%	**	68,074
FNMA POOL #AQ7192 3% DUE 07-01-2043 REG	7/1/2043	3.00%	**	43,416
FNMA POOL #AQ8359 3% 01-01-2043 BEO	1/1/2043	3.00%	**	179,965
FNMA POOL #AR2638 3.5% 02-01-2043 BEO	2/1/2043	3.50%	**	179,603
FNMA POOL #AR3368 2.5% DUE 02-01-2028 REG	2/1/2028	2.50%	**	23,590
FNMA POOL #AR4343 3% 06-01-2043 BEO	6/1/2043	3.00%	**	75,058
FNMA POOL #AR4410 2.5% 02-01-2028 BEO	2/1/2028	2.50%	**	493,126

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL #AR7214 3% DUE 06-01-2043 REG	6/1/2043	3.00%	**	467,084
FNMA POOL #AR7399 3% 06-01-2043 BEO	6/1/2043	3.00%	**	35,393
FNMA POOL #AR7961 3.5% DUE 03-01-2033 REG	3/1/2033	3.50%	**	47,675
FNMA POOL #AR8749 3% 03-01-2043 BEO	3/1/2043	3.00%	**	562,472
FNMA POOL #AR9215 3% DUE 03-01-2043 REG	3/1/2043	3.00%	**	367,399
FNMA POOL #AS0038 3% DUE 07-01-2043 BEO	7/1/2043	3.00%	**	370,949
FNMA POOL #AS0047 2.5% 07-01-2028 BEO	1/1/2045	3.00%	**	60,466
FNMA POOL #AS0070 4% DUE 08-01-2043 REG	8/1/2043	4.00%	**	126,463
FNMA POOL #AS0302 3% 08-01-2043 BEO	8/1/2043	3.00%	**	32,893
FNMA POOL #AS0522 3.5% 09-01-2043 BEO	9/1/2043	3.50%	**	56,221
FNMA POOL #AS0838 5% 10-01-2043 BEO	10/1/2043	5.00%	**	34,265
FNMA POOL #AS1364 3% 12-01-2043 BEO	12/1/2043	3.00%	**	25,418
FNMA POOL #AS1745 3% 02-01-2029 BEO	2/1/2029	3.00%	**	210,644
FNMA POOL #AS1774 4% 02-01-2044 BEO	2/1/2044	4.00%	**	24,612
FNMA POOL #AS2117 4.0% 04-01-2044	4/1/2044	4.00%	**	1,881
FNMA POOL #AS2369 3.5% 05-01-2029 BEO	5/1/2029	3.50%	**	132,971
FNMA POOL #AS3282 3% 10-01-2043 BEO	10/1/2043	3.00%	**	49,912
FNMA POOL #AS3293 4% 09-01-2044 BEO	9/1/2044	4.00%	**	173,373
FNMA POOL #AS4302 4% 01-01-2045 BEO	1/1/2045	4.00%	**	192,676
FNMA POOL #AS4354 4.5% 01-01-2045 BEO	1/1/2045	4.50%	**	504,877
FNMA POOL #AS4427 4.5% 02-01-2045 BEO	2/1/2045	4.50%	**	493,346
FNMA POOL #AS4431 4.5% 02-01-2045 BEO	2/1/2045	4.50%	**	311,995
FNMA POOL #AS5068 3.5% 06-01-2045 BEO	6/1/2045	3.50%	**	21,871
FNMA POOL #AS5103 3% 06-01-2030 BEO	6/1/2030	3.00%	**	219,611
FNMA POOL #AS5133 3.5% 06-01-2045 BEO	6/1/2045	3.50%	**	550,578
FNMA POOL #AS5598 4% 08-01-2045 BEO	8/1/2045	4.00%	**	381,806
FNMA POOL #AS5722 3.5% 09-01-2045 BEO	9/1/2045	3.50%	**	2,323,498
FNMA POOL #AS6065 3.5% 10-01-2045 BEO	10/1/2045	3.50%	**	62,725
FNMA POOL #AS6067 3.5% 10-01-2045 BEO	10/1/2045	3.50%	**	3,195,486
FNMA POOL #AS6286 4% 12-01-2045 BEO	12/1/2045	4.00%	**	438,794
FNMA POOL #AS6304 4% DUE 12-01-2045 BEO	12/1/2045	4.00%	**	599,010
FNMA POOL #AS6315 4% 12-01-2045 BEO	12/1/2045	4.00%	**	20,788
FNMA POOL #AS6328 3.5% 12-01-2045 BEO	12/1/2045	4.00%	**	727,175
FNMA POOL #AS6386 3% 12-01-2045 BEO	12/1/2045	3.00%	**	72,260
FNMA POOL #AS6395 3.5% 12-01-2045 BEO	12/1/2045	3.50%	**	30,214
FNMA POOL #AS6452 3.5% 01-01-2046 BEO	1/1/2046	3.50%	**	120,500
FNMA POOL #AS6489 4% DUE 01-01-2046 BEO	1/1/2046	4.00%	**	474,397
FNMA POOL #AS6534 3.5% 01-01-2046 BEO	1/1/2046	3.50%	**	1,161,521
FNMA POOL #AS7125 2.5% 05-01-2046 BEO	4/1/2045	4.00%	**	256,524
FNMA POOL #AS7155 3% 05-01-2046 BEO	5/1/2046	3.00%	**	187,645
FNMA POOL #AS7530 2.5% 07-01-2046 BEO	7/1/2046	2.50%	**	459,622
FNMA POOL #AS7533 3% 07-01-2046 BEO	7/1/2046	3.00%	**	988,004
FNMA POOL #AS7693 2% DUE 08-01-2031 BEO	8/1/2031	2.00%	**	375,075
FNMA POOL #AS7844 3% 09-01-2046 BEO	9/1/2046	3.00%	**	491,864
FNMA POOL #AS7877 2.5% 09-01-2046 BEO	9/1/2046	2.50%	**	545,295
FNMA POOL #AS8143 4% 10-01-2046 BEO	10/1/2046	4.00%	**	50,871
FNMA POOL #AS8249 3% 11-01-2036 BEO	11/1/2036	3.00%	**	603,180
FNMA POOL #AS8257 2% 11-01-2026 BEO	11/1/2026	2.00%	**	236,672

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL #AS8269 3% 11-01-2046 BEO	11/1/2046	3.00%	**	3,312,266
FNMA POOL #AS8740 3.5% 02-01-2037 BEO	2/1/2037	3.50%	**	116,858
FNMA POOL #AS8980 4.5% 03-01-2047 BEO	3/1/2047	4.50%	**	657,054
FNMA POOL #AS9588 4% 05-01-2047 BEO	5/1/2047	4.00%	**	1,197,833
FNMA POOL #AS9610 4.5% 05-01-2047 BEO	5/1/2047	4.50%	**	1,761,558
FNMA POOL #AT0874 POOL #AT0874 3% DUE 07-01-2043 REG	7/1/2043	3.00%	**	26,829
FNMA POOL #AT1572 3% DUE 05-01-2043 REG	5/1/2043	3.00%	**	507,608
FNMA POOL #AT2005 2.5% 04-01-2028 BEO	4/1/2028	2.50%	**	92,435
FNMA POOL #AT2043 3% DUE 04-01-2043 REG	4/1/2043	3.00%	**	18,766
FNMA POOL #AT2722 3% DUE 05-01-2043 REG	5/1/2043	3.00%	**	260,341
FNMA POOL #AT2725 3% 05-01-2043 BEO	5/1/2043	3.00%	**	2,868,904
FNMA POOL #AT3179 3% 05-01-2043 BEO	5/1/2043	3.00%	**	147,760
FNMA POOL #AT3487 3.5% DUE 04-01-2043 REG	4/1/2043	3.50%	**	473,051
FNMA POOL #AT5803 3% 06-01-2043 BEO	6/1/2043	3.00%	**	17,019
FNMA POOL #AT5915 4 DUE 06-01-2043 REG	6/1/2043	4.00%	**	101,288
FNMA POOL #AT5994 3% 05-01-2043 BEO	5/1/2043	3.00%	**	54,091
FNMA POOL #AT6764 3% 07-01-2043 BEO	7/1/2043	3.00%	**	12,049
FNMA POOL #AT7213 2.5% DUE 06-01-2028 BEO	6/1/2028	2.50%	**	3,991
FNMA POOL #AT7620 3% DUE 06-01-2043 REG	6/1/2043	3.00%	**	525,052
FNMA POOL #AT8000 3% 06-01-2043 BEO	6/1/2043	3.00%	**	37,121
FNMA POOL #AT8326 3% DUE 06-01-2043 BEO	6/1/2043	3.00%	**	421,905
FNMA POOL #AT8419 3 DUE 06-01-2043 REG	6/1/2043	3.00%	**	84,195
FNMA POOL #AT8489 3% DUE 08-01-2043 REG	8/1/2043	3.00%	**	786,070
FNMA POOL #AT8968 2.5% 07-01-2028 BEO	7/1/2028	2.50%	**	5,671
FNMA POOL #AT9250 3% 07-01-2043 BEO	7/1/2043	3.00%	**	483,663
FNMA POOL #AT9311 FIXED 2.5% 07-01-2028 BEO	7/1/2028	2.50%	**	16,175
FNMA POOL #AT9521 2.5% 07-01-2028 BEO	7/1/2028	2.50%	**	21,840
FNMA POOL #AU0317 3% 06-01-2043 BEO	6/1/2043	3.00%	**	44,684
FNMA POOL #AU0909 2% 07-01-2028 BEO	7/1/2028	2.00%	**	36,897
FNMA POOL #AU0923 3.5% 07-01-2043 BEO	7/1/2043	3.50%	**	133,303
FNMA POOL #AU1629 3% DUE 07-01-2043 REG	7/1/2043	3.00%	**	43,069
FNMA POOL #AU1632 3% DUE 07-01-2043 REG	7/1/2043	3.00%	**	1,060,254
FNMA POOL #AU1811 2.5% 08-01-2028 BEO	8/1/2028	2.50%	**	16,695
FNMA POOL #AU2032 3% 07-01-2043 BEO	7/1/2043	3.00%	**	58,636
FNMA POOL #AU2909 3% 08-01-2028 BEO	8/1/2028	3.00%	**	86,272
FNMA POOL #AU3034 2.5% 08-01-2028 BEO	8/1/2028	2.50%	**	6,709
FNMA POOL #AU3176 3% DUE 08-01-2043 REG	8/1/2043	3.00%	**	48,582
FNMA POOL #AU3191 2.5% DUE 08-01-2028 REG	8/1/2028	2.50%	**	30,535
FNMA POOL #AU3195 3% 08-01-2043 BEO	8/1/2043	3.00%	**	41,920
FNMA POOL #AU3334 2.5% DUE 07-01-2028 REG	7/1/2028	2.50%	**	28,726
FNMA POOL #AU3789 2.5% DUE 08-01-2028 REG	8/1/2028	2.50%	**	18,136
FNMA POOL #AU3811 3% DUE 08-01-2043 REG	8/1/2043	3.00%	**	35,038
FNMA POOL #AU4585 3% 08-01-2043 BEO	8/1/2043	3.00%	**	16,107
FNMA POOL #AU5161 3 DUE 08-01-2043 REG	8/1/2043	3.00%	**	655,647
FNMA POOL #AU5190 2.5% 08-01-2028 BEO	8/1/2028	2.50%	**	32,017
FNMA POOL #AU5202 3% 08-01-2043 BEO	8/1/2043	3.00%	**	29,856
FNMA POOL #AU5904 3.5% 09-01-2033 BEO	9/1/2033	3.50%	**	120,143
FNMA POOL #AU6735 3% 10-01-2043 BEO	10/1/2043	3.00%	**	349,454

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL #AU8066 3% 09-01-2043 BEO	9/1/2043	3.00%	**	43,539
FNMA POOL #AV0702 4% 12-01-2043 BEO	12/1/2043	4.00%	**	66,123
FNMA POOL #AV0802 2.5% 08-01-2028 BEO	8/1/2028	2.50%	**	5,361
FNMA POOL #AV4736 4% 12-01-2043 BEO	12/1/2043	4.00%	**	74,298
FNMA POOL #AV5425 4.5% 01-01-2044 BEO	1/1/2044	4.50%	**	415,155
FNMA POOL #AV5667 4% 01-01-2044 BEO	1/1/2044	4.00%	**	58,978
FNMA POOL #AV5730 4.5% 04-01-2044 BEO	4/1/2044	4.50%	**	169,233
FNMA POOL #AV9290 4.5% 02-01-2044 BEO	2/1/2044	4.50%	**	226,117
FNMA POOL #AW3146 4% 06-01-2044 BEO	6/1/2044	4.00%	**	113,071
FNMA POOL #AW9504 3% 01-01-2045 BEO	1/1/2045	3.00%	**	37,198
FNMA POOL #AX1348 4% 10-01-2044 BEO	10/1/2044	4.00%	**	5,126
FNMA POOL #AX4277 3% 01-01-2045 BEO	1/1/2045	3.00%	**	170,860
FNMA POOL #AX4883 3% 12-01-2044 BEO	12/1/2044	3.00%	**	546,692
FNMA POOL #AX6579 3% 01-01-2045 BEO	1/1/2045	3.00%	**	52,112
FNMA POOL #AX7578 3% 01-01-2045 BEO	1/1/2045	3.00%	**	31,891
FNMA POOL #AY1022 3% 05-01-2045 BEO	5/1/2045	3.00%	**	254,623
FNMA POOL #AY1363 4% 04-01-2045 BEO	4/1/2045	4.00%	**	119,094
FNMA POOL #AY1377 4% DUE 04-01-2045 REG	4/1/2045	4.00%	**	184,865
FNMA POOL #AY3913 3.5% 02-01-2045 BEO	2/1/2045	3.50%	**	94,941
FNMA POOL #AY4869 4% 06-01-2045 BEO	6/1/2045	4.00%	**	106,701
FNMA POOL #AY5484 4% 12-01-2044 BEO	12/1/2044	4.00%	**	2,921
FNMA POOL #AY9434 4% 12-01-2045 BEO	12/1/2045	4.00%	**	19,859
FNMA POOL #AZ0711 3.5% 02-01-2046 BEO	2/1/2046	3.50%	**	26,923
FNMA POOL #AZ3743 3.5% 11-01-2045 BEO	11/1/2045	3.50%	**	416,061
FNMA POOL #AZ3926 4% 10-01-2045 BEO	10/1/2045	4.00%	**	558
FNMA POOL #AZ4234 3% 06-01-2030 BEO	6/1/2030	3.00%	**	597,112
FNMA POOL #AZ4775 3.5% 10-01-2045 BEO	10/1/2045	3.50%	**	1,536,394
FNMA POOL #AZ5713 4% 09-01-2045 BEO	9/1/2045	4.00%	**	224,188
FNMA POOL #AZ7353 3.5% 11-01-2045 BEO	11/1/2045	3.50%	**	140,433
FNMA POOL #BA3779 4% 01-01-2046 BEO	1/1/2046	4.00%	**	3,637
FNMA POOL #BA4750 3.5% 01-01-2031 BEO	1/1/2031	3.50%	**	93,103
FNMA POOL #BA4766 4% 01-01-2046 BEO	1/1/2046	4.00%	**	51,824
FNMA POOL #BA4780 4% 01-01-2046 BEO	1/1/2046	4.00%	**	1,395,716
FNMA POOL #BA4801 4% 02-01-2046 BEO	2/1/2046	4.00%	**	309,489
FNMA POOL #BA5330 4% 11-01-2045 BEO	11/1/2045	4.00%	**	10,535
FNMA POOL #BA5827 3% 11-01-2030 BEO	4/1/2044	4.50%	**	102,222
FNMA POOL #BA6018 3% 01-01-2046 BEO	1/1/2046	3.00%	**	8,556
FNMA POOL #BA6555 3% 01-01-2046 BEO	1/1/2046	3.00%	**	13,886
FNMA POOL #BA6798 4% 01-01-2046 BEO	1/1/2046	4.00%	**	67,757
FNMA POOL #BA6824 3% 02-01-2046 BEO	2/1/2046	3.00%	**	101,224
FNMA POOL #BA6924 3% 02-01-2046 BEO	2/1/2046	3.00%	**	11,487
FNMA POOL #BC0855 3% 04-01-2031 BEO	4/1/2031	3.00%	**	1,315,412
FNMA POOL #BC1104 3% 02-01-2046 BEO	2/1/2046	3.00%	**	112,409
FNMA POOL #BC1509 3% 08-01-2046 BEO	8/1/2046	3.00%	**	428,830
FNMA POOL #BC2817 3% 09-01-2046 BEO	9/1/2046	3.00%	**	863,646
FNMA POOL #BC3020 3% 02-01-2046 BEO	2/1/2046	3.00%	**	250,713
FNMA POOL #BC3883 4% DUE 03-01-2046 BEO	3/1/2046	4.00%	**	189,432
FNMA POOL #BC4411 3.5% 03-01-2031 BEO	3/1/2031	3.50%	**	125,258

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL #BC4764 3% 10-01-2046 BEO	10/1/2046	3.00%	**	414,232
FNMA POOL #BC9077 3.5% 12-01-2046 BEO	12/1/2046	3.50%	**	268,212
FNMA POOL #BD5992 2.5% 07-01-2031 BEO	7/1/2031	2.50%	**	59,513
FNMA POOL #BD8104 3% 10-01-2046 BEO	10/1/2046	3.00%	**	734,991
FNMA POOL #BF0194 4.5% 07-01-2040 BEO	7/1/2040	4.50%	**	543,420
FNMA POOL #BF0334 3.5% 01-01-2059 BEO	1/1/2059	3.50%	**	129,884
FNMA POOL #BF0574 6% 11-01-2039 BEO	11/1/2039	6.00%	**	5,027,829
FNMA POOL #BJ0669 3.5% 03-01-2033 BEO	3/1/2033	3.50%	**	334,444
FNMA POOL #BJ1635 3% 11-01-2032 BEO	11/1/2032	3.00%	**	390,535
FNMA POOL #BJ8703 3.5% 05-01-2049 BEO	5/1/2049	3.50%	**	50,965
FNMA POOL #BJ9249 4.5% 06-01-2048 BEO	6/1/2048	4.50%	**	305,878
FNMA POOL #BK2620 2.5% 06-01-2050 BEO	6/1/2050	2.50%	**	345,075
FNMA POOL #BK7608 4% 09-01-2048 BEO	9/1/2048	4.00%	**	3,334,634
FNMA POOL #BK8814 4.5% 08-01-2048 BEO	8/1/2048	4.50%	**	176,778
FNMA POOL #BK9849 4% 09-01-2033 BEO	9/1/2033	4.00%	**	269,675
FNMA POOL #BL6406 1.63% 05-01-2027 BEO	5/1/2027	1.63%	**	7,279,116
FNMA POOL #BM1565 3% 04-01-2047 BEO	4/1/2047	3.00%	**	1,118,453
FNMA POOL #BM1775 4.5% 07-01-2047 BEO	7/1/2047	4.50%	**	247,352
FNMA POOL #BM3119 1.8% 02-01-2047 BEO	2/1/2047	1.80%	**	693,570
FNMA POOL #BM3280 4.5% 11-01-2047 BEO	11/1/2047	4.50%	**	1,962,812
FNMA POOL #BM3537 3% 01-01-2031 BEO	1/1/2031	3.00%	**	1,722,951
FNMA POOL #BM3724 3.5% 03-01-2048 BEO	3/1/2048	3.50%	**	4,699,166
FNMA POOL #BM3855 4% 03-01-2048 BEO	3/1/2048	4.00%	**	615,316
FNMA POOL #BM3904 5% 05-01-2048 BEO	5/1/2048	5.00%	**	300,760
FNMA POOL #BM4130 3.5% 03-01-2032 BEO	3/1/2032	3.50%	**	6,999,700
FNMA POOL #BM4301 4% 03-01-2048 BEO	3/1/2048	4.00%	**	7,546,247
FNMA POOL #BM4676 4% 10-01-2048 BEO	10/1/2048	4.00%	**	722,240
FNMA POOL #BM4716 3.5% 12-01-2030 BEO	12/1/2030	3.50%	**	112,747
FNMA POOL #BM4898 4% 11-01-2038 BEO	11/1/2038	4.00%	**	513,534
FNMA POOL #BM5082 4.5% 11-01-2048 BEO	11/1/2048	4.50%	**	988,758
FNMA POOL #BM5111 3% 11-01-2033 BEO	11/1/2033	3.00%	**	3,146,920
FNMA POOL #BM5184 4% 09-01-2033 BEO	9/1/2033	4.00%	**	528,887
FNMA POOL #BM5261 4% 01-01-2048 BEO	1/1/2048	4.00%	**	2,276,164
FNMA POOL #BM5568 4.5% 02-01-2049 BEO	2/1/2049	4.50%	**	1,505,272
FNMA POOL #BM6605 3.5% 01-01-2038 BEO	1/1/2038	3.50%	**	9,246,890
FNMA POOL #BM7221 3% 02-01-2031 BEO	2/1/2031	3.00%	**	1,001,471
FNMA POOL #BM7643 2.5% 01-01-2035 BEO	1/1/2035	2.50%	**	2,833,621
FNMA POOL #BN4428 4.5% DUE 12-01-2048 REG	12/1/2048	4.50%	**	156,780
FNMA POOL #BQ6617 1.5% 10-01-2051 BEO	10/1/2051	1.50%	**	3,271,987
FNMA POOL #BQ9298 2.5% 12-01-2050	12/1/2050	2.50%	**	199,160
FNMA POOL #BR2664 2.0% 02-01-2051	2/1/2051	2.00%	**	517,982
FNMA POOL #BR4753 2.0% DUE 03-01-2051	3/1/2051	2.00%	**	229,693
FNMA POOL #BR6500 2.5% DUE 03-01-2051 REG	3/1/2051	2.50%	**	525,094
FNMA POOL #BS6767 4.27% DUE 10-01-2032 BEO	10/1/2032	4.27%	**	1,044,125
FNMA POOL #BS9166 4.61% 08-01-2028	8/1/2028	4.61%	**	1,617,387
FNMA POOL #BT0087 2.5% 05-01-2051	5/1/2051	2.50%	**	1,477,771
FNMA POOL #BV7598 3.0% 03-01-2052	3/1/2052	3.00%	**	42,870
FNMA POOL #BV9613 3% 04-01-2052 BEO	4/1/2052	3.00%	**	396,457

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL #BW9916 5% 10-01-2052 BEO	10/1/2052	5.00%	**	768,429
FNMA POOL #BX7702 6.5% 02-01-2053 BEO	2/1/2053	6.50%	**	291,159
FNMA POOL #BZ0874 4.76% 06-01-2029	6/1/2029	4.76%	**	3,986,963
FNMA POOL #BZ1178 5.81% 06-01-2031	6/1/2031	5.81%	**	4,687,673
FNMA POOL #BZ2692 5.21% DUE 12-01-2039 BEO	12/1/2039	5.21%	**	155,345
FNMA POOL #BZ3005 5.03% DUE 01-01-2030	1/1/2030	5.03%	**	3,620,433
FNMA POOL #BZ3101 4.83% DUE 02-01-2030	2/1/2030	4.83%	**	3,598,683
FNMA POOL #BZ5550 4.3% 12-01-2032	12/1/2032	4.30%	**	14,462,820
FNMA POOL #CA0789 3.5% 11-01-2032	11/1/2032	3.50%	**	300,476
FNMA POOL #CA0907 3.5% DUE 12-01-2047	12/1/2047	3.50%	**	380,981
FNMA POOL #CA1576 5.0% DUE 01-01-2048 REG	1/1/2048	5.00%	**	217,103
FNMA POOL #CA3283 4.0% 03-01-2034	3/1/2034	4.00%	**	645,680
FNMA POOL #CA3285 4.0% 03-01-2034	3/1/2034	4.00%	**	590,707
FNMA POOL #CA3287 4.0% 03-01-2034	3/1/2034	4.00%	**	122,450
FNMA POOL #CA4346 3% DUE 10-01-2049 REG	10/1/2049	3.00%	**	271,987
FNMA POOL #CA4819 4% DUE 12-01-2049 BEO	12/1/2049	4.00%	**	336,999
FNMA POOL #CA6315 3.0% DUE 07-01-2050 REG	7/1/2050	3.00%	**	371,090
FNMA POOL #CA7257 2.5% DUE 10-01-2050 REG	10/1/2050	2.50%	**	847,150
FNMA POOL #CA7422 2.0% 10-01-2040	10/1/2040	2.00%	**	4,806,387
FNMA POOL #CA9358 2.5% DUE 03-01-2041 REG	3/1/2041	2.50%	**	548,954
FNMA POOL #CB0100 2.5% DUE 04-01-2041 REG	4/1/2041	2.50%	**	701,711
FNMA POOL #CB0470 2.5% 05-01-2041	5/1/2041	2.50%	**	1,089,127
FNMA POOL #CB0858 3.0% DUE 06-01-2051 REG	6/1/2051	3.00%	**	1,723,613
FNMA POOL #CB1771 1.5% DUE 09-01-2051 REG	9/1/2051	1.50%	**	4,999,198
FNMA POOL #CB2429 3.0% DUE 12-01-2051 REG	12/1/2051	3.00%	**	12,028,113
FNMA POOL #CB2858 2.5% DUE 02-01-2052 REG	2/1/2052	2.50%	**	1,637,013
FNMA POOL #CB2929 3% 02-01-2052 BEO	2/1/2052	3.00%	**	60,719
FNMA POOL #CB3614 4.0% DUE 05-01-2052 REG	5/1/2052	4.00%	**	572,028
FNMA POOL #CB4090 4% DUE 07-01-2052	7/1/2052	4.00%	**	2,898,656
FNMA POOL #CB4755 5% 09-01-2037 BEO	9/1/2037	5.00%	**	1,854,059
FNMA POOL #CB4756 5% 09-01-2037 BEO	9/1/2037	5.00%	**	815,127
FNMA POOL #CB4757 5% 09-01-2037 BEO	9/1/2037	5.00%	**	1,526,211
FNMA POOL #CB4758 5% 09-01-2037 BEO	9/1/2037	5.00%	**	1,007,513
FNMA POOL #CB4759 5% 09-01-2037 BEO	9/1/2037	5.00%	**	1,002,309
FNMA POOL #CB4760 5% 09-01-2037 BEO	9/1/2037	5.00%	**	2,274,893
FNMA POOL #CB4991 4.5% 10-01-2037 BEO	10/1/2037	4.50%	**	419,823
FNMA POOL #CB4995 4.5% 10-01-2037 BEO	10/1/2037	4.50%	**	692,455
FNMA POOL #CB5005 5% 10-01-2037 BEO	10/1/2037	5.00%	**	744,409
FNMA POOL #CB6540 6.0% 06-01-2053	6/1/2053	6.00%	**	2,190,732
FNMA POOL #CB6753 6.0% 07-01-2053	7/1/2053	6.00%	**	2,447,013
FNMA POOL #FA0083 2.5% 02-01-2035 BEO	2/1/2035	2.50%	**	8,241,970
FNMA POOL #FA0185 1.5% 12-01-2031 BEO	12/1/2031	1.50%	**	6,935,053
FNMA POOL #FM1349 3.5% 03-01-2047 BEO	3/1/2047	3.50%	**	1,452,057
FNMA POOL #FM1467 3% 12-01-2047 BEO	12/1/2047	3.00%	**	1,048,207
FNMA POOL #FM1727 5% 09-01-2049 BEO	9/1/2049	5.00%	**	887,311
FNMA POOL #FM1796 3.5% 10-01-2034 BEO	10/1/2034	3.50%	**	26,813
FNMA POOL #FM2477 3% 05-01-2036 BEO	5/1/2036	3.00%	**	3,334,497
FNMA POOL #FM2479 2.5% 07-01-2033 BEO	7/1/2033	2.50%	**	922,924

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL #FM2743 3.0% DUE 02-01-2034 REG	2/1/2034	3.00%	**	1,479,297
FNMA POOL #FM2922 3% 02-01-2038 BEO	2/1/2038	3.00%	**	623,417
FNMA POOL #FM2972 4% 12-01-2044 BEO	12/1/2044	4.00%	**	4,025,492
FNMA POOL #FM3004 4% 01-01-2046 BEO	1/1/2046	4.00%	**	26,185,868
FNMA POOL #FM3049 4% 04-01-2044 BEO	4/1/2044	4.00%	**	1,117,697
FNMA POOL #FM3123 2.5% 03-01-2038 BEO	3/1/2038	2.50%	**	781,509
FNMA POOL #FM3241 3% 03-01-2050 BEO	3/1/2050	3.00%	**	9,562,304
FNMA POOL #FM3243 3.5% 02-01-2050 BEO	2/1/2050	3.50%	**	88,260
FNMA POOL #FM3773 3.5% 11-01-2048 BEO	11/1/2048	3.50%	**	2,222,391
FNMA POOL #FM4311 3% 08-01-2050 BEO	8/1/2050	3.00%	**	299,149
FNMA POOL #FM4436 4% 06-01-2034 BEO	6/1/2034	4.00%	**	881,916
FNMA POOL #FM4577 2.5% 10-01-2050 BEO	10/1/2050	2.50%	**	485,005
FNMA POOL #FM4817 5% 06-01-2049 BEO	6/1/2049	5.00%	**	771,425
FNMA POOL #FM5018 2.5% 12-01-2050 BEO	12/1/2050	2.50%	**	1,005,164
FNMA POOL #FM5050 2.5% 02-01-2035 BEO	2/1/2035	2.50%	**	624,775
FNMA POOL #FM5313 2.5% 10-01-2050 BEO	10/1/2050	2.50%	**	687,042
FNMA POOL #FM5743 2.5% 02-01-2051 BEO	2/1/2051	2.50%	**	991,153
FNMA POOL #FM5754 3.5% 03-01-2037 BEO	3/1/2037	3.50%	**	63,660
FNMA POOL #FM5783 3% 06-01-2038 BEO	6/1/2038	3.00%	**	409,920
FNMA POOL #FM5904 2.5% 02-01-2051 BEO	2/1/2051	2.50%	**	196,842
FNMA POOL #FM6015 3.5% 08-01-2039 BEO	8/1/2039	3.50%	**	106,143
FNMA POOL #FM6036 4% 01-01-2050 BEO	1/1/2050	4.00%	**	1,108,224
FNMA POOL #FM6117 3% 11-01-2048 BEO	11/1/2048	3.00%	**	200,884
FNMA POOL #FM6448 2% 03-01-2051 BEO	3/1/2051	2.00%	**	881,661
FNMA POOL #FM6460 2.5% 03-01-2051 BEO	3/1/2051	2.50%	**	319,733
FNMA POOL #FM7100 3.5% 06-01-2050 BEO	6/1/2050	3.50%	**	218,288
FNMA POOL #FM7531 3% 05-01-2051 BEO	5/1/2051	3.00%	**	233,058
FNMA POOL #FM7630 2.5% 06-01-2051 BEO	6/1/2051	2.50%	**	272,670
FNMA POOL #FM7675 2.5% 06-01-2051 BEO	6/1/2051	2.50%	**	432,679
FNMA POOL #FM7786 4% 01-01-2049 BEO	1/1/2049	4.00%	**	365,384
FNMA POOL #FM7796 4% 06-01-2048 BEO	6/1/2048	4.00%	**	554,479
FNMA POOL #FM7869 2.5% 01-01-2051 BEO	1/1/2051	2.50%	**	222,670
FNMA POOL #FM7900 2.5% 07-01-2051 BEO	7/1/2051	2.50%	**	283,052
FNMA POOL #FM7910 2.5% 07-01-2051 BEO	7/1/2051	2.50%	**	422,102
FNMA POOL #FM8166 3% 06-01-2051 BEO	6/1/2051	3.00%	**	319,447
FNMA POOL #FM8325 2.5% 07-01-2035 BEO	7/1/2035	2.50%	**	1,629,775
FNMA POOL #FM8480 3% 11-01-2050 BEO	11/1/2050	3.00%	**	1,058,206
FNMA POOL #FM8576 3% 02-01-2050 BEO	2/1/2050	3.00%	**	631,647
FNMA POOL #FM8577 3% 08-01-2051 BEO	8/1/2051	3.00%	**	822,969
FNMA POOL #FM8648 3% 09-01-2051 BEO	9/1/2051	3.00%	**	1,326,249
FNMA POOL #FM8864 2.5% 10-01-2051 BEO	10/1/2051	2.50%	**	686,717
FNMA POOL #FM9044 3% 10-01-2051 BEO	10/1/2051	3.00%	**	294,503
FNMA POOL #FM9365 3% 11-01-2051 BEO	11/1/2051	3.00%	**	237,669
FNMA POOL #FM9464 3% 11-01-2051 BEO	11/1/2051	3.00%	**	874,941
FNMA POOL #FN BZ0099 5.69% 12-01-2028	12/1/2028	5.69%	**	1,259,077
FNMA POOL #FNAT5995 3 DUE 05-01-2043 REG	5/1/2043	3.00%	**	62,145
FNMA POOL #FP0021 4% 05-01-2031 BEO	5/1/2031	4.00%	**	1,076,970
FNMA POOL #FP0028 2% 08-01-2040 BEO	8/1/2040	2.00%	**	348,941

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL #FS0024 2.5% 09-01-2051 BEO	8/1/2051	3.00%	**	266,826
FNMA POOL #FS0034 3% 12-01-2051 BEO	12/1/2051	3.00%	**	363,370
FNMA POOL #FS0037 3% 08-01-2051 BEO	8/1/2051	3.00%	**	209,721
FNMA POOL #FS0041 3% 11-01-2050 BEO	11/1/2050	3.00%	**	210,468
FNMA POOL #FS0191 2.5% 01-01-2052 BEO	1/1/2052	2.50%	**	310,947
FNMA POOL #FS0240 3% 01-01-2052 BEO	1/1/2052	3.00%	**	365,351
FNMA POOL #FS0331 3% 01-01-2052 BEO	1/1/2052	3.00%	**	448,446
FNMA POOL #FS0366 2.5% 01-01-2052 BEO	1/1/2052	2.50%	**	237,749
FNMA POOL #FS0408 3% 01-01-2052 BEO	1/1/2052	3.00%	**	367,457
FNMA POOL #FS0424 2.5% 01-01-2052 BEO	1/1/2052	2.50%	**	1,307,440
FNMA POOL #FS0697 2.5% 02-01-2042 BEO	2/1/2042	2.50%	**	605,057
FNMA POOL #FS0744 3% 02-01-2052 BEO	2/1/2052	3.00%	**	4,826,869
FNMA POOL #FS0751 3% 03-01-2052 BEO	2/1/2052	3.00%	**	1,308,714
FNMA POOL #FS0835 2.5% 03-01-2052 BEO	3/1/2052	2.50%	**	656,386
FNMA POOL #FS0896 3% 12-01-2051 BEO	12/1/2051	3.00%	**	5,305,169
FNMA POOL #FS0995 2.5% 03-01-2042 BEO	3/1/2042	2.50%	**	191,627
FNMA POOL #FS1014 2% 02-01-2052 BEO	2/1/2052	2.00%	**	373,046
FNMA POOL #FS1015 2% 02-01-2052 BEO	2/1/2052	2.00%	**	1,195,828
FNMA POOL #FS1074 3% 03-01-2052 BEO	3/1/2052	3.00%	**	2,757,031
FNMA POOL #FS1201 3% 01-01-2050 BEO	1/1/2050	3.00%	**	693,026
FNMA POOL #FS1289 3% 03-01-2052 BEO	3/1/2052	3.00%	**	899,903
FNMA POOL #FS1403 3% 01-01-2045 BEO	1/1/2045	3.00%	**	372,350
FNMA POOL #FS1427 3% 02-01-2050 BEO	2/1/2050	3.00%	**	311,927
FNMA POOL #FS1462 3.5% 01-01-2052 BEO	1/1/2052	3.50%	**	194,438
FNMA POOL #FS1539 3% 11-01-2048 BEO	11/1/2048	3.00%	**	444,843
FNMA POOL #FS1553 2.5% 11-01-2050 BEO	11/1/2050	2.50%	**	245,998
FNMA POOL #FS1726 2% 09-01-2041 BEO	9/1/2041	2.00%	**	441,768
FNMA POOL #FS1836 2.5% 05-01-2052 BEO	5/1/2052	2.50%	**	3,209,919
FNMA POOL #FS1845 3.5% 12-01-2029 BEO	12/1/2029	3.50%	**	529,596
FNMA POOL #FS2768 2% 01-01-2052 BEO	1/1/2052	2.00%	**	194,749
FNMA POOL #FS2920 3% 07-01-2036 BEO	7/1/2036	3.00%	**	1,373,330
FNMA POOL #FS3009 2% 05-01-2042 BEO	5/1/2042	2.00%	**	332,632
FNMA POOL #FS3249 5% 11-01-2052 BEO	11/1/2052	5.00%	**	886,170
FNMA POOL #FS3275 3% 04-01-2052 BEO	4/1/2052	3.00%	**	2,019,572
FNMA POOL #FS3393 4% 10-01-2052 BEO	10/1/2052	4.00%	**	106,597
FNMA POOL #FS3411 6% 01-01-2053 BEO	1/1/2053	6.00%	**	344,180
FNMA POOL #FS3425 4.5% 09-01-2052 BEO	3/1/2052	2.00%	**	1,022,660
FNMA POOL #FS3672 5.5% 02-01-2053 BEO	2/1/2053	5.50%	**	1,068,340
FNMA POOL #FS3836 4.5% 01-01-2053 BEO	1/1/2053	4.50%	**	657,972
FNMA POOL #FS3977 4.5% 11-01-2052 BEO	11/1/2052	4.50%	**	475,682
FNMA POOL #FS3978 5% 01-01-2053 BEO	1/1/2053	5.00%	**	487,892
FNMA POOL #FS4000 6.0% 07-01-2041	7/1/2041	6.00%	**	749,591
FNMA POOL #FS4166 5.5% 04-01-2053 BEO	4/1/2053	5.50%	**	753,805
FNMA POOL #FS4269 2.0% 10-01-2051	10/1/2051	2.00%	**	1,477,310
FNMA POOL #FS4270 2.0% 03-01-2052	3/1/2052	2.00%	**	1,485,359
FNMA POOL #FS4314 2% 03-01-2052 BEO	3/1/2052	2.00%	**	265,623
FNMA POOL #FS4363 2.5% 03-01-2035 BEO	3/1/2035	2.50%	**	1,272,971
FNMA POOL #FS4377 3% 04-01-2052 BEO	4/1/2052	3.00%	**	81,663

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL #FS4448 4% 12-01-2044 BEO	12/1/2044	4.00%	**	217,003
FNMA POOL #FS4454 6% 04-01-2053 BEO	4/1/2053	6.00%	**	457,727
FNMA POOL #FS4471 2.5% 09-01-2042 BEO	9/1/2042	2.50%	**	286,873
FNMA POOL #FS4480 4.5% 03-01-2050 BEO	3/1/2050	4.50%	**	287,959
FNMA POOL #FS4570 5.0% 12-01-2047	12/1/2047	5.00%	**	805,847
FNMA POOL #FS4573 6% 05-01-2053 BEO	1/1/2053	5.00%	**	914,226
FNMA POOL #FS4805 5.5% 05-01-2053 BEO	5/1/2053	5.50%	**	442,671
FNMA POOL #FS4914 2.5% 10-01-2037 BEO	10/1/2037	2.50%	**	632,047
FNMA POOL #FS5155 5% 07-01-2053 BEO	7/1/2053	5.00%	**	1,866,796
FNMA POOL #FS5191 2% 08-01-2042 BEO	8/1/2042	2.00%	**	495,576
FNMA POOL #FS5306 6% 07-01-2053 BEO	7/1/2053	6.00%	**	492,728
FNMA POOL #FS5365 3% 02-01-2050 BEO	2/1/2050	3.00%	**	1,897,500
FNMA POOL #FS5385 2.5% 04-01-2052 BEO	4/1/2052	2.50%	**	1,487,452
FNMA POOL #FS5647 5.5% 07-01-2053 BEO	7/1/2053	5.50%	**	671,848
FNMA POOL #FS6072 2.5% 12-01-2036 BEO	12/1/2036	2.50%	**	558,281
FNMA POOL #FS6451 5.5% 08-01-2053 BEO	8/1/2053	5.50%	**	1,013,188
FNMA POOL #FS6779 6.5% 12-01-2053 BEO	12/1/2053	6.50%	**	435,983
FNMA POOL #FS7170 2.0% 08-01-2042	8/1/2042	2.00%	**	814,607
FNMA POOL #FS7180 2% 05-01-2042 BEO	5/1/2042	2.00%	**	441,658
FNMA POOL #FS7294 5.5% 05-01-2044	5/1/2044	5.50%	**	639,821
FNMA POOL #FS7408 2.5% 04-01-2052 BEO	4/1/2052	2.50%	**	2,360,566
FNMA POOL #FS7624 6.5% 03-01-2054 BEO	3/1/2054	6.50%	**	589,340
FNMA POOL #FS7849 2.5% 05-01-2052 BEO	5/1/2052	2.50%	**	450,316
FNMA POOL #FS7997 6% 05-01-2054 BEO	5/1/2054	6.00%	**	1,531,063
FNMA POOL #FS8001 5.5% 06-01-2054 BEO	6/1/2054	5.50%	**	356,555
FNMA POOL #FS8027 2.5% 03-01-2052 BEO	3/1/2052	2.50%	**	901,910
FNMA POOL #FS8087 5.5% 06-01-2054 BEO	6/1/2054	5.50%	**	1,181,006
FNMA POOL #FS8398 2.5% 02-01-2035 BEO	2/1/2035	2.50%	**	2,722,699
FNMA POOL #G67717 4.0% DUE 11-01-2048 REG	11/1/2048	4.00%	**	305,097
FNMA POOL #MA0006 4% 03-01-2039 BEO	3/1/2039	4.00%	**	2,732
FNMA POOL #MA0214 5% 10-01-2029 BEO	10/1/2029	5.00%	**	48,204
FNMA POOL #MA0243 5% 11-01-2029 BEO	11/1/2029	5.00%	**	41,381
FNMA POOL #MA0295 5% 01-01-2030 BEO	1/1/2030	5.00%	**	27,971
FNMA POOL #MA0583 4% 12-01-2040 BEO	12/1/2040	4.00%	**	1,308
FNMA POOL #MA0706 4.5% 04-01-2031 BEO	4/1/2031	4.50%	**	25,639
FNMA POOL #MA0734 4.5% DUE 05-01-2031 BEO	5/1/2031	4.50%	**	89,299
FNMA POOL #MA0776 4.5% DUE 06-01-2031 BEO	6/1/2031	4.50%	**	93,526
FNMA POOL #MA0816 4.5% 08-01-2031 BEO	8/1/2031	4.50%	**	73,866
FNMA POOL #MA0919 3.5% 12-01-2031 BEO	12/1/2031	3.50%	**	4,088,666
FNMA POOL #MA0939 4.5% 12-01-2031 BEO	12/1/2031	4.50%	**	68,435
FNMA POOL #MA1044 3% DUE 04-01-2042 BEO	4/1/2042	3.00%	**	36,440
FNMA POOL #MA1045 3% 04-01-2027 BEO	4/1/2031	4.50%	**	39,545
FNMA POOL #MA1125 4 07-01-2042 BEO	7/1/2042	4.00%	**	70,118
FNMA POOL #MA1177 3.5% 09-01-2042 BEO	9/1/2042	3.50%	**	61,827
FNMA POOL #MA1213 3.5% DUE 10-01-2042 BEO	10/1/2042	3.50%	**	60,776
FNMA POOL #MA1272 3% 12-01-2042 BEO	12/1/2042	3.00%	**	294,151
FNMA POOL #MA1373 3.5% 03-01-2043 BEO	3/1/2043	3.50%	**	171,547
FNMA POOL #MA1458 3% 06-01-2043 BEO	6/1/2043	3.00%	**	246,203

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL #MA1463 3.5% 06-01-2043 BEO	6/1/2043	3.50%	**	384,535
FNMA POOL #MA1508 3.5% 07-01-2043 BEO	7/1/2043	3.50%	**	110,416
FNMA POOL #MA1510 4% 07-01-2043 BEO	7/1/2043	4.00%	**	115,392
FNMA POOL #MA1546 3.5% DUE 08-01-2043 BEO	8/1/2043	3.50%	**	142,700
FNMA POOL #MA1553 2.5% 08-01-2028 BEO	8/1/2028	2.50%	**	149,157
FNMA POOL #MA1591 4.5% 09-01-2043 BEO	9/1/2043	4.50%	**	80,991
FNMA POOL #MA1629 4.5% 10-01-2043 BEO	10/1/2043	4.50%	**	73,597
FNMA POOL #MA1711 4.5% 12-01-2043 BEO	12/1/2043	4.50%	**	61,279
FNMA POOL #MA1728 5% 11-01-2033 BEO	11/1/2033	5.00%	**	38,024
FNMA POOL #MA1772 3.5% 02-01-2034 BEO	2/1/2034	3.50%	**	1,903,453
FNMA POOL #MA2110 3.5% 12-01-2034 BEO	12/1/2034	3.50%	**	379,002
FNMA POOL #MA2138 3.5% 01-01-2035 BEO	1/1/2035	3.50%	**	228,415
FNMA POOL #MA2320 3% 07-01-2035 BEO	7/1/2035	3.00%	**	120,220
FNMA POOL #MA2373 2.5% 08-01-2030 BEO	8/1/2030	2.50%	**	24,560
FNMA POOL #MA2516 3% 01-01-2046 BEO	1/1/2046	3.00%	**	202,016
FNMA POOL #MA2523 3% 02-01-2036 BEO	2/1/2036	3.00%	**	499,972
FNMA POOL #MA2579 3% 04-01-2036 BEO	4/1/2036	3.00%	**	369,670
FNMA POOL #MA2670 3% 07-01-2046 BEO	7/1/2046	3.00%	**	662,640
FNMA POOL #MA2672 3% 07-01-2036 BEO	7/1/2036	3.00%	**	1,453,926
FNMA POOL #MA2707 3% 08-01-2036 BEO	8/1/2036	3.00%	**	3,076,299
FNMA POOL #MA2728 2.5% 08-01-2031 BEO	8/1/2031	2.50%	**	236,551
FNMA POOL #MA2749 2.5% 09-01-2036 BEO	9/1/2036	2.50%	**	529,476
FNMA POOL #MA2773 3% 10-01-2036 BEO	10/1/2036	3.00%	**	1,639,302
FNMA POOL #MA2798 2.5% 10-01-2031 BEO	10/1/2031	2.50%	**	90,855
FNMA POOL #MA2806 3% DUE 11-01-2046 REG	11/1/2046	3.00%	**	599,287
FNMA POOL #MA2832 3% 12-01-2036 BEO	12/1/2036	3.00%	**	1,170,339
FNMA POOL #MA2863 3% DUE 01-01-2047 BEO	1/1/2047	3.00%	**	1,890,138
FNMA POOL #MA2913 2.5% 02-01-2032 BEO	2/1/2032	2.50%	**	71,777
FNMA POOL #MA2930 4% 03-01-2047 BEO	3/1/2047	4.00%	**	76,961
FNMA POOL #MA2960 4% 04-01-2047 BEO	4/1/2047	4.00%	**	458,555
FNMA POOL #MA2995 4% 05-01-2047 BEO	5/1/2047	4.00%	**	374,394
FNMA POOL #MA3058 4% 07-01-2047 BEO	7/1/2047	4.00%	**	59,136
FNMA POOL #MA3060 3% 07-01-2032 BEO	7/1/2032	3.00%	**	757,572
FNMA POOL #MA3076 2.5% 07-01-2032 BEO	7/1/2032	2.50%	**	453,998
FNMA POOL #MA3114 2.5% 08-01-2032 BEO	8/1/2043	3.50%	**	510,428
FNMA POOL #MA3124 2.5% 09-01-2032 BEO	1/1/2046	3.00%	**	483,042
FNMA POOL #MA3182 3.5% 11-01-2047 BEO	11/1/2047	3.50%	**	1,429,450
FNMA POOL #MA3183 4% 11-01-2047 BEO	11/1/2047	4.00%	**	128,854
FNMA POOL #MA3210 3.5% 12-01-2047 BEO	12/1/2047	3.50%	**	26,627
FNMA POOL #MA3211 4% DUE 12-01-2047 BEO	12/1/2047	4.00%	**	305,297
FNMA POOL #MA3239 4% 01-01-2048 BEO	1/1/2048	4.00%	**	681,951
FNMA POOL #MA3305 3.5% 03-01-2048 BEO	3/1/2048	3.50%	**	8,522,896
FNMA POOL #MA3310 4% 03-01-2038 BEO	3/1/2038	4.00%	**	1,381
FNMA POOL #MA3333 4% 04-01-2048 BEO	4/1/2048	4.00%	**	52,663
FNMA POOL #MA3356 3.5% 05-01-2048 BEO	5/1/2048	3.50%	**	2,114,973
FNMA POOL #MA3383 3.5% 06-01-2048 BEO	6/1/2048	3.50%	**	7,314,977
FNMA POOL #MA3385 4.5% 06-01-2048 BEO	6/1/2048	4.50%	**	347,078
FNMA POOL #MA3442 3.5% 08-01-2048 BEO	8/1/2048	3.50%	**	796,482

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL #MA3564 4.5% 01-01-2049 BEO	1/1/2049	4.50%	**	161,489
FNMA POOL #MA3879 4.5% 12-01-2049 BEO	12/1/2049	4.50%	**	1,226,659
FNMA POOL #MA3897 3% 01-01-2035 BEO	1/1/2035	3.00%	**	870,647
FNMA POOL #MA3937 3% 02-01-2050 BEO	2/1/2050	3.00%	**	1,649,190
FNMA POOL #MA3945 4.5% DUE 02-01-2050 BEO	2/1/2050	4.50%	**	746,127
FNMA POOL #MA3960 3% 03-01-2050 BEO	11/1/2052	4.50%	**	936,735
FNMA POOL #MA4014 3% 05-01-2035 BEO	5/1/2035	3.00%	**	2,254,529
FNMA POOL #MA4026 4% 05-01-2050 BEO	5/1/2050	4.00%	**	1,175,910
FNMA POOL #MA4031 4.5% 05-01-2050 BEO	5/1/2050	4.50%	**	374,704
FNMA POOL #MA4047 2% 06-01-2050 BEO	6/1/2050	2.00%	**	6,363,310
FNMA POOL #MA4053 2.5% 06-01-2035 BEO	6/1/2035	2.50%	**	2,317,841
FNMA POOL #MA4093 2% 08-01-2040 BEO	8/1/2040	2.00%	**	864,900
FNMA POOL #MA4099 2.5% 08-01-2035 BEO	8/1/2035	2.50%	**	7,824,161
FNMA POOL #MA4119 2% 09-01-2050 BEO	9/1/2050	2.00%	**	3,785,157
FNMA POOL #MA4128 2% 09-01-2040 BEO	9/1/2040	2.00%	**	777,265
FNMA POOL #MA4157 1.5% 10-01-2050 BEO	10/1/2050	1.50%	**	509,950
FNMA POOL #MA4158 2% DUE 10-01-2050 BEO	10/1/2050	2.00%	**	6,639,942
FNMA POOL #MA4177 2.5% 11-01-2040 BEO	11/1/2040	2.50%	**	477,396
FNMA POOL #MA4181 1.5% 11-01-2050 BEO	11/1/2050	1.50%	**	1,113,004
FNMA POOL #MA4182 2% 11-01-2050 BEO	11/1/2050	2.00%	**	3,705,874
FNMA POOL #MA4209 1.5% 12-01-2050 BEO	12/1/2050	1.50%	**	7,090,524
FNMA POOL #MA4232 2% 01-01-2041 BEO	1/1/2041	2.00%	**	215,456
FNMA POOL #MA4237 2% DUE 01-01-2051 BEO	1/1/2051	2.00%	**	3,393,511
FNMA POOL #MA4255 2% 02-01-2051 BEO	2/1/2051	2.00%	**	13,170,075
FNMA POOL #MA4281 2% 03-01-2051 BEO	3/1/2051	2.00%	**	585,601
FNMA POOL #MA4285 2% 03-01-2031 BEO	3/1/2031	2.00%	**	690,160
FNMA POOL #MA4305 2% 04-01-2051 BEO	4/1/2051	2.00%	**	237,293
FNMA POOL #MA4306 2.5% 04-01-2051 BEO	4/1/2051	2.50%	**	10,202,115
FNMA POOL #MA4325 2.0% 05-01-2051	5/1/2051	2.00%	**	10,825,411
FNMA POOL #MA4333 2% 05-01-2041 BEO	5/1/2041	2.00%	**	4,584,272
FNMA POOL #MA4364 2% 06-01-2041 BEO	6/1/2041	2.00%	**	1,056,933
FNMA POOL #MA4377 1.5% 07-01-2051 BEO	7/1/2051	1.50%	**	9,295,299
FNMA POOL #MA4380 3% 07-01-2051 BEO	7/1/2051	3.00%	**	301,864
FNMA POOL #MA4389 1.5% 07-01-2031 BEO	7/1/2031	1.50%	**	4,077,502
FNMA POOL #MA4399 2.5% 08-01-2051 BEO	8/1/2051	2.50%	**	1,307,983
FNMA POOL #MA4414 2.5% 09-01-2051 BEO	9/1/2051	2.50%	**	690,354
FNMA POOL #MA4422 2% 09-01-2041 BEO	9/1/2041	2.00%	**	2,311,324
FNMA POOL #MA4446 2% 10-01-2041 BEO	10/1/2041	2.00%	**	772,328
FNMA POOL #MA4474 2% 11-01-2041 BEO	11/1/2041	2.00%	**	838,648
FNMA POOL #MA4501 2% 12-01-2041 BEO	12/1/2041	2.00%	**	2,166,562
FNMA POOL #MA4523 2% 01-01-2032 BEO	1/1/2032	2.00%	**	1,446,040
FNMA POOL #MA4539 1.5% 02-01-2042 BEO	2/1/2042	1.50%	**	332,170
FNMA POOL #MA4540 2% 02-01-2042 BEO	2/1/2042	2.00%	**	1,440,246
FNMA POOL #MA4571 2.5% 03-01-2042 BEO	3/1/2042	2.50%	**	382,274
FNMA POOL #MA4579 3% 04-01-2052 BEO	4/1/2052	3.00%	**	2,962,987
FNMA POOL #MA4586 2% 04-01-2042 BEO	4/1/2042	2.00%	**	393,363
FNMA POOL #MA4587 2.5% 04-01-2042 BEO	4/1/2042	2.50%	**	911,067
FNMA POOL #MA4599 3% 05-01-2052 BEO	5/1/2052	3.00%	**	3,197,085

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL #MA4600 3.5% 05-01-2052 BEO	5/1/2052	3.50%	**	812,454
FNMA POOL #MA4626 4% 06-01-2052 BEO	6/1/2052	4.00%	**	2,926,333
FNMA POOL #MA4643 3% 05-01-2042 BEO	5/1/2042	3.00%	**	1,039,802
FNMA POOL #MA4656 4.5% 07-01-2052 BEO	7/1/2052	4.50%	**	275,982
FNMA POOL #MA4686 5% 06-01-2052 BEO	6/1/2052	5.00%	**	1,049,960
FNMA POOL #MA4700 4% 08-01-2052 BEO	8/1/2052	4.00%	**	4,078,418
FNMA POOL #MA4701 4.5% 08-01-2052 BEO	8/1/2052	4.50%	**	232,473
FNMA POOL #MA4732 4% 09-01-2052 BEO	9/1/2052	4.00%	**	47,999,158
FNMA POOL #MA4733 4.5% 09-01-2052 BEO	9/1/2052	4.50%	**	3,738,361
FNMA POOL #MA4737 5% 08-01-2052 BEO	8/1/2052	5.00%	**	358,483
FNMA POOL #MA4783 4% 10-01-2052 BEO	10/1/2052	4.00%	**	6,147,668
FNMA POOL #MA4785 5% 10-01-2052 BEO	10/1/2052	5.00%	**	8,438,652
FNMA POOL #MA4805 4.5% 11-01-2052 BEO	11/1/2052	4.50%	**	1,467,077
FNMA POOL #MA4807 5.5% 11-01-2052 BEO	11/1/2052	5.50%	**	764,161
FNMA POOL #MA4840 4.5% 12-01-2052 BEO	12/1/2052	4.50%	**	1,587,351
FNMA POOL #MA4867 4.5% 01-01-2053 BEO	1/1/2053	4.50%	**	3,553,955
FNMA POOL #MA4894 6% 01-01-2053 BEO	1/1/2053	6.00%	**	9,745,490
FNMA POOL #MA4962 4% 03-01-2053 BEO	3/1/2053	4.00%	**	167,193
FNMA POOL #MA4979 5.5% 04-01-2053 BEO	4/1/2053	5.50%	**	1,655,894
FNMA POOL #MA4980 6% 04-01-2053 BEO	4/1/2053	6.00%	**	2,133,663
FNMA POOL #MA5008 4.5% 05-01-2053 BEO	5/1/2053	4.50%	**	22,916,329
FNMA POOL #MA5010 5.5% 05-01-2053 BEO	5/1/2053	5.50%	**	2,290,937
FNMA POOL #MA5036 3% 04-01-2053 BEO	4/1/2053	3.00%	**	538,843
FNMA POOL #MA5038 5% 06-01-2053 BEO	6/1/2053	5.00%	**	1,261,855
FNMA POOL #MA5108 6% 08-01-2053 BEO	8/1/2053	6.00%	**	602,827
FNMA POOL #MA5139 6% 09-01-2053 BEO	9/1/2053	6.00%	**	1,111,199
FNMA POOL #MA5167 6.5% 10-01-2053 BEO	10/1/2053	6.50%	**	1,674,126
FNMA POOL #MA5191 6% 11-01-2053 BEO	12/1/2049	4.50%	**	4,249,669
FNMA POOL #MA5192 6.5% 11-01-2053 BEO	11/1/2053	6.50%	**	224,695
FNMA POOL #MA5246 5.5% 01-01-2054 BEO	1/1/2054	5.50%	**	727,955
FNMA POOL #MA5794 6.5% 08-01-2055 BEO	8/1/2055	6.50%	**	8,338,945
FNMA POOL #SB0623 2.5% 03-01-2037	3/1/2037	2.50%	**	1,020,266
FNMA POOL #SD8323 5.0% 05-01-2053	5/1/2053	5.00%	**	35,943,405
FNMA POOL #ZT1857 4.5% DUE 03-01-2049	3/1/2049	4.50%	**	17,085,443
FNMA POOL AT3389 3 DUE 08-01-2043 REG	8/1/2043	3.00%	**	111,505
FNMA POOL AU4346 3.5 DUE 07-01-2043 REG	7/1/2043	3.50%	**	253,393
FNMA POOL CA0243 4.5% DUE 08-01-2047	8/1/2047	4.50%	**	88,792
FNMA POOL FN #BZ0254 4.66% 01-01-2029	1/1/2029	4.66%	**	1,666,153
FNMA POOL FN #BZ3419 4.32% 03-01-2030	3/1/2030	4.32%	**	1,008,661
FNMA POOL FN FS7902 6.5% 12-01-2053	12/1/2053	6.50%	**	273,105
FNMA POOL# AN6729 2.81% 09-01-2027	9/1/2027	2.81%	**	4,170,693
FNMA POOL# BZ0820 4.66% 04-01-2029	4/1/2029	4.66%	**	2,025,172
FNMA POOL# SB0799 2.5% 01-01-2028	1/1/2028	2.50%	**	716,388
FNMA POOL#CA1535 3.5% 02-01-2048 REG	2/1/2048	3.50%	**	3,396,749
FNMA PREASSIGN 00800 5.5 03-25-2033	3/25/2033	5.50%	**	20,611
FNMA PRIN PMT ON 7.25% 2030 DEB 05-15-2030 (UNDDATE)	5/15/2030	—%	**	1,356,483
FNMA REMIC 2004-40 CL-FY FRN 05-25-2034	5/25/2034	4.44%	**	353,484
FNMA REMIC 2017-77 CL-CA 2.0% DUE 10-25-2047	10/25/2047	2.00%	**	377,259

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA REMIC SER 03-85 CL PZ 5% 09-25-2033REG	9/25/2033	5.00%	**	673,296
FNMA REMIC SER 07-15 CL BF FLTG 03-25-2037	3/25/2037	4.29%	**	1,043,639
FNMA REMIC SER 09-62 SER BY 4.0% DUE 08-25-2029 BEO	8/25/2029	4.00%	**	518,777
FNMA REMIC SER 10-21 CL FA FLTG 03-25-2040	3/25/2040	4.74%	**	1,129,722
FNMA REMIC SER 12-128 CL JC 1.5% 09-25-2042	9/25/2042	1.50%	**	867,944
FNMA REMIC SER 13-37 CL JA 1.75% DUE 06-25-2042	6/25/2042	1.75%	**	64,713
FNMA REMIC SER 16-49 CL-BA 2.5% 11-25-2041	11/25/2041	2.50%	**	129,819
FNMA REMIC SER 16-60 CL Q 1.75% 09-25-2046	9/25/2046	1.75%	**	405,480
FNMA REMIC SER 17-15 CL KG 2.5% 03-25-2032	3/25/2032	2.50%	**	2,103,901
FNMA REMIC SER 2003-W1 CL IA-1 4.68634 12-25-2042	12/25/2042	4.69%	**	42,076
FNMA REMIC SER 2003-W15 CL 1A1 6.5 07-25-2043	7/25/2043	6.50%	**	14,555
FNMA REMIC SER 2005-70 CL NA 5.5 08-25-2035	8/25/2035	5.50%	**	7,039
FNMA REMIC SER 2005-83 CL LA 5.5 10-25-2035	10/25/2035	5.50%	**	592,580
FNMA REMIC SER 2007-73 CL A1 FLT RT 07-25-2037	7/25/2037	4.05%	**	69,380
FNMA REMIC SER 2013-133 CL-LA 3.0% 01-25-2033	1/25/2033	3.00%	**	61,551
FNMA REMIC SER 2013-9 CL CB 5.50 04-25-2042	4/25/2042	5.50%	**	975,484
FNMA REMIC SER 2014-87 CL-JB 3.0% 01-25-2045	1/25/2045	3.00%	**	280,157
FNMA REMIC SER 2015-33 CL-P 2.5% DUE 06-25-2045	6/25/2045	2.50%	**	251,304
FNMA REMIC SR 12-128 CL QC 1.75% 06-25-2042	6/25/2042	1.75%	**	63,701
FNMA REMIC SR 12-146 CL KC 2.0% 11-25-2042	11/25/2042	2.00%	**	107,559
FNMA REMIC SR 16-55 CL-AC 1.75% 01-25-2038	1/25/2038	1.75%	**	13,019,102
FNMA REMIC SR 2009-88 CL-MA 4.5% 10-25-2039	10/25/2039	4.50%	**	13,443
FNMA REMIC SR 2017-46 CLLB 3.5 12-25-2052	12/25/2052	3.50%	**	102,837
FNMA REMIC SR 2018-21 CL CA 3.5% 04-25-2045	4/25/2045	3.50%	**	96,111
FNMA REMIC TR 18-35 CL-EA 3.0% 05-25-2048	5/25/2048	3.00%	**	2,523,783
FNMA REMIC TR 2001-81 CL-HE 6.5 01-25-2032	1/25/2032	6.50%	**	97,065
FNMA REMIC TR 2004-38 CL-FK FLTG RATE 05-25-2034	5/25/2034	4.34%	**	51,457
FNMA REMIC TR 2004-W1 CL-1A7 5.681 11-25-2043	11/25/2043	5.68%	**	103,839
FNMA REMIC TR 2005-64 CL-PL 5.5% 07-25-2035	7/25/2035	5.50%	**	82,506
FNMA REMIC TR 2005-84 CL-XM 5.75 10-25-2035	10/25/2035	5.75%	**	175,148
FNMA REMIC TR 2006-48 CL-TF VAR RATE 06-25-2036	6/25/2036	4.39%	**	7,278
FNMA REMIC TR 2007-100 CL-YF FLT RATE DUE 10-25-2037	10/25/2037	4.54%	**	221,634
FNMA REMIC TR 2009-103 CL-FM VAR RATE 11-25-2039	11/25/2039	4.69%	**	791,556
FNMA REMIC TR 2009-19 CL-PW 4.5 10-25-2036	10/25/2036	4.50%	**	730,934
FNMA REMIC TR 2009-29 CL-LA VAR RATE 05-25-2039	5/25/2039	1.07%	**	267,757
FNMA REMIC TR 2009-73 CL-AB 4.0% 09-25-2029	9/25/2029	4.00%	**	355,410
FNMA REMIC TR 2009-87 CL-NF VAR RATE 11-25-2039	11/25/2039	4.74%	**	229,996
FNMA REMIC TR 2009-W1 CL-A 6.0% DUE 12-25-2049 REG	12/25/2049	5.99%	**	11,261
FNMA REMIC TR 2010-107 CL-KF FLTG RATE 03-25-2036	3/25/2036	4.39%	**	52,405
FNMA REMIC TR 2010-115 CL-FD VAR 4.21176% 11-25-2039	11/25/2039	4.39%	**	428,864
FNMA REMIC TR 2010-135 CL-BM 4.0% DUE 12-25-2040	12/25/2040	4.00%	**	566,299
FNMA REMIC TR 2010-155 CL-PC 4% 02-25-2040	2/25/2040	4.00%	**	391,910
FNMA REMIC TR 2010-26 CL-F FLTG RATE DUE 11-25-2036	11/25/2036	4.76%	**	1,100,313
FNMA REMIC TR 2010-43 CL-MC 3.5 DUE 05-25-2040 REG	5/25/2040	3.50%	**	2,977
FNMA REMIC TR 2011-44 CL-EB 3 05-25-2026/01-25-2026	5/25/2026	3.00%	**	523
FNMA REMIC TR 2012-132 CL-KH 1.75% 12-25-2032	12/25/2032	1.75%	**	9,039,389
FNMA REMIC TR 2012-54 CL-WA 3.0% DUE 04-25-2032 REG	4/25/2032	3.00%	**	27,324
FNMA REMIC TR 2012-68 CL-NA 2 DUE 03-25-2042 REG	3/25/2042	2.00%	**	129,559

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA REMIC TR 2012-90 CL-DA 1.5 03-25-2042	3/25/2042	1.50%	**	43,602
FNMA REMIC TR 2012-93 CL-DP 1.5% 09-25-2027	9/25/2027	1.50%	**	266,091
FNMA REMIC TR 2013-115 CL-DZ 3% 10-25-2033	10/25/2033	3.00%	**	1,147,603
FNMA REMIC TR 2013-126 CL-EZ PRIN ONLY 301-25-2038	1/25/2038	3.00%	**	757,006
FNMA REMIC TR 2013-15 CL-CP 1.75% 04-25-2041	4/25/2041	1.75%	**	85,167
FNMA REMIC TR 2013-20 CL-YC 1.75% 03-25-2042	3/25/2042	1.75%	**	394,488
FNMA REMIC TR 2013-57 CL-DG 3.5 06-25-2028	6/25/2028	3.50%	**	38,220
FNMA REMIC TR 2013-58 CL-KJ 3 DUE 02-25-2043	2/25/2043	3.00%	**	1,543,601
FNMA REMIC TR 2013-59 CL-HC 1.5 06-25-2028	6/25/2028	1.50%	**	30,940
FNMA REMIC TR 2013-6 CL-NE 2.0% DUE 11-25-2032 REG	11/25/2032	2.00%	**	137,142
FNMA REMIC TR 2013-86 CL-LC 3 02-25-2043	2/25/2043	3.00%	**	203,017
FNMA REMIC TR 2013-90 CL-PD 3% 09-25-2042	9/25/2042	3.00%	**	365,619
FNMA REMIC TR 2013-93 CL-PJ 3 07-25-2042 REG	7/25/2042	3.00%	**	358,830
FNMA REMIC TR 2013-96 CL-FY VAR RATE 07-25-2042	7/25/2042	4.34%	**	1,180,690
FNMA REMIC TR 2014-32 CL-DK 3.0% 08-25-2043	8/25/2043	3.00%	**	234,113
FNMA REMIC TR 2015-53 CL-MA 2.5 06-25-2045	6/25/2045	2.50%	**	527,844
FNMA REMIC TR 2015-79 CL-FE VAR RATE 11-25-2045	11/25/2045	4.24%	**	79,684
FNMA REMIC TR 2016-10 CL-MA 1.5 10-25-2044	10/25/2044	1.50%	**	173,397
FNMA REMIC TR 2016-100 CL-WF VAR RATE 01-25-2047	1/25/2047	4.64%	**	1,128,969
FNMA REMIC TR 2016-12 CL-EG 2 05-25-2032	5/25/2032	2.00%	**	922,997
FNMA REMIC TR 2016-14 CL-PN 4% 01-25-2046	1/25/2046	4.00%	**	422,593
FNMA REMIC TR 2016-3 CL-HB 2% 10-25-2031	10/25/2031	2.00%	**	188,423
FNMA REMIC TR 2016-6 CL-AD 2.5% 04-25-2034	4/25/2034	2.50%	**	161,317
FNMA REMIC TR 2016-75 CL-LA 2.5% DUE 05-25-2045 REG	5/25/2045	2.50%	**	389,096
FNMA REMIC TR 2016-8 CL-FB VAR 4.21176% 03-25-2046	3/25/2046	4.39%	**	4,047,510
FNMA REMIC TR 2016-84 CL-DF VAR RATE 11-25-2046	11/25/2046	4.56%	**	731,208
FNMA REMIC TR 2016-97 CL-CF VAR RATE 12-25-2056	12/25/2056	4.56%	**	235,758
FNMA REMIC TR 2020-77 CL-DP .75% 11-25-2050	11/25/2050	0.75%	**	3,368,915
FNMA REMIC TR 2021-M900 CL-A1 .833% 12-25-2030	12/25/2030	0.83%	**	1,343,300
FNMA REMIC TR 2022-M8 CL-A1 VAR 1.93614%12-25-2031	12/25/2031	1.94%	**	1,532,784
FNMA REMIC TR 2024-104 CL-FA VAR 4.74728% 01-25-2055	1/25/2055	4.92%	**	1,721,696
FNMA REMIC TR 2025-19 CL-FC VAR 4.85728%03-25-2055	3/25/2055	5.03%	**	435,503
FNMA REMIC TR 2025-24 CL-FB VAR 4.59728%03-25-2055	3/25/2055	4.77%	**	785,317
FNMA REMIC TR SER 06-106 CL FC FLTG DUE 11-25-2036 REG	11/25/2036	4.40%	**	251,837
FNMA REMIC TR SER 13-99 CL BD 2% 08-25-2041	8/25/2041	2.00%	**	86,976
FNMA REMIC TR SER 2013-12 CL-P 1.75% DUE 11-25-2041 REG	11/25/2041	1.75%	**	248,960
FNMA REMIC TR SR 12-128 CL WB 1.5% 10-25-2032	10/25/2032	1.50%	**	299,406
FNMA REMIC TR SR 2010-130 CL-EF VAR RATE 11-25-2040	11/25/2040	4.44%	**	59,377
FNMA REMIC TR SR 2010-135 CL-CA 2.0% 04-25-2040	4/25/2040	2.00%	**	12,482
FNMA REMIC TRUST SER 23-M4 CL A2 VAR RT DUE 08-25-2032	9/25/2032	3.77%	**	193,371
FNMA SER 07-15 CL CF FLT RT DUE 03-25-2037 REG	3/25/2037	4.36%	**	94,252
FNMA SER 10-118 CLS FN VAR RT 10-25-2040	10/25/2040	4.39%	**	3,308,160
FNMA SER 12-139 CL CA 2.0% 11-25-2042 REG	11/25/2042	2.00%	**	243,041
FNMA SER 12-35 CL PL 2.0% DUE 11-25-2041 REG	11/25/2041	2.00%	**	93,321
FNMA SER 12-93 CL FL FLTG DUE 09-25-2032 BEO	9/25/2032	4.39%	**	418,968
FNMA SER 13-137 CL BA 1.5% 01-25-2029	1/25/2029	1.50%	**	188,779
FNMA SER 13-4 CLS GB 3.92 02-25-2043	2/25/2043	1.75%	**	178,795
FNMA SER 13-44 CLS PB 1.75% DUE 01-25-2043	1/25/2043	1.75%	**	287,051

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA SER 13-6 CLS NC 1.5% 11-25-2032	11/25/2032	1.50%	**	272,732
FNMA SER 14-35 CLS CA 3.5 06-25-2044	6/25/2044	3.50%	**	355,010
FNMA SER 14-67 CL HC 3.0% 03-25-2044	3/25/2044	3.00%	**	3,454
FNMA SER 15-79 CLS FA FLTG 11-25-2045	11/25/2045	4.24%	**	5,191,261
FNMA SER 16-2 CLS HA 3 12-25-2041	12/25/2041	3.00%	**	110,799
FNMA SER 16-8 CLS HA 3.0% 06-25-2027	6/25/2027	3.00%	**	53,859
FNMA SER 18-70 CLS HA 3.5% 10-25-2056	10/25/2056	3.50%	**	3,116,862
FNMA SER 19-28 CL FJ FLTG DUE 06-25-2059 REG	6/25/2059	4.44%	**	1,379,183
FNMA SER 2010-54 CL FT FRN 04-25-2037	4/25/2037	4.75%	**	2,925,957
FNMA SER 2010-58 CL NK 3% 05-25-2040	5/25/2040	3.00%	**	3,639
FNMA SER 2010-64 CL DM 05/01/2010 5 06/25/2040	6/25/2040	5.00%	**	30,242
FNMA SER 2012-102 CL GA 1.375 DUE 09-25-2027 REG	9/25/2027	1.38%	**	200,026
FNMA SER 2012-145 CL DC 1.5 DUE 01-25-2028	1/25/2028	1.50%	**	39,354
FNMA SER 2012-28 CL B 6.5 06-25-2039	6/25/2039	6.50%	**	2,548
FNMA SER 2013-23 CL-NH 2% 03-25-2028	3/25/2028	2.00%	**	50,246
FNMA SER 2013-9 CL BC 6.5 07-25-2042	7/25/2042	6.50%	**	514,202
FNMA SER 2016-76 CL-ME 3.0% 01-25-2046	1/25/2046	3.00%	**	1,229,821
FNMA SER 2017-M12 CL A2 FLTG RT 06-25-2027	6/25/2027	3.06%	**	188,857
FNMA SER 2017-M5 CL A2 3.303% 04-25-2029	4/25/2029	3.02%	**	103,570
FNMA SER 2017-T1 CL A 2.898% DUE 06-25-2027 REG	6/25/2027	2.90%	**	721,548
FNMA SER 2018-17 CL EA 3.5% DUE 11-25-2047	11/25/2047	3.50%	**	258,568
FNMA SER 2018-M3 CL A2 3.1935% 02-25-2030	2/25/2030	3.07%	**	190,990
FNMA SER 2018-M4 CL A2 VAR RT DUE 03-25-2028 REG	3/25/2028	3.07%	**	289,116
FNMA SER 2019-M4 CL A2 3.61% 02-25-2031 REG	2/25/2031	3.61%	**	330,436
FNMA SER 20-37 CL FH FLTG RT 06-25-2050	6/25/2050	4.39%	**	872,864
FNMA SER 20-79 CLS JA 1.5% 11-25-2050	11/25/2050	1.50%	**	1,546,936
FNMA SER 21-M2G CL A1 1.198% 03-25-2031 REG	3/25/2031	1.20%	**	5,421,291
FNMA SER 24-8 CL A 5.5 05-25-2050	5/25/2050	5.50%	**	4,847,240
FNMA SERIES 2013-5 CLASS MP 3.5 02-25-2043	2/25/2043	3.50%	**	368,585
FNMA SR 05-79 CL UC 5.75 09-25-2035	9/25/2035	5.75%	**	408,314
FNMA SR 06-101 CL FC VAR RT 07-25-2036	7/25/2036	4.29%	**	27,528
FNMA SR 11-64 CL DT 5.8 07-25-2041	7/25/2041	5.80%	**	1,564,111
FNMA SR 13-54 CL-CA 3.0% 06-25-2033	6/25/2033	3.00%	**	1,253,964
FNMA SR 16-55 CL DC 2.5% 12-25-2034	12/25/2034	2.50%	**	1,163,494
FNMA SR 17-86 CL AF VAR RT 11-25-2057	11/25/2057	4.44%	**	5,486,564
FNMA SR 19-60 CL BA 2.5% 10-25-2049	10/25/2049	2.50%	**	87,556
FNMA SR 2013-104 CL-ZT 3.0% 10-25-2033	10/25/2033	3.00%	**	1,859,666
FNMA SR 2013-26 CL-JD 3.0% 04-25-2033	4/25/2033	3.00%	**	774,039
FNMA SR 2017-M7 CL A2 VAR RT 02-25-2027	2/25/2027	2.96%	**	167,451
FNMA SR 25-52 CL FB FLTG RT 07-25-2055	7/25/2055	5.07%	**	3,686,818
FNMA SR 25-62 CL BA 5.5% 11-25-2051	11/25/2051	5.50%	**	3,305,974
FNMA TRANCHE 05-25-2027	5/25/2027	3.06%	**	242,015
FNMA TRANCHE 12-25-2026	12/25/2026	2.57%	**	297,870
FNMA TRANCHE 3.5 10-25-2042	10/25/2042	3.50%	**	34,858
FNMA TRANCHE SER 2013-1 CL LA 1.25 02-25-2028	2/25/2028	1.25%	**	233,921
FNMA TRUST 2004 W-2 CL 2A-2 7 02-25-2044	2/25/2044	7.00%	**	6,493
FOCALTECH SYSTEMS TWD10			**	113,534
FOCUS MEDIA INFORM 'A'CNY1			**	845,550

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FOCUS TECHNOLOGY CO LTD 'A'CNY1 (STOCK CONNECT)			**	24,913
FORCE MOTORS LTD INR10			**	293,116
FORD AUTO 6.082% 15/10/2029	10/15/2029	6.08%	**	1,990,880
FORD CR AUTO LEASE 5.05% DUE 06-15-2027	6/15/2027	5.05%	**	1,104,661
FORD CR AUTO LEASE 5.06% DUE 05-15-2027	5/15/2027	5.06%	**	991,001
FORD CR AUTO OWNER 1.53% DUE 05-15-2034	5/15/2034	1.53%	**	489,839
FORD CR AUTO OWNER 1.61% DUE 10-17-2033	10/17/2033	1.61%	**	714,304
FORD CR AUTO OWNER 1.91% DUE 05-15-2034	5/15/2034	1.91%	**	1,176,158
FORD CR AUTO OWNER 4.86% DUE 08-15-2037	8/15/2037	4.86%	**	8,487,072
FORD CR AUTO OWNER 5.53% DUE 09-15-2028	9/15/2028	5.53%	**	3,689,712
FORD CR AUTO OWNER TR 2025-B SER 25-B CL-A2A 3.88% 06-15-2028	6/15/2028	3.88%	**	8,677,795
FORD CR FLOORPLAN 4.92% DUE 05-15-2028	5/15/2028	4.92%	**	3,410,842
FORD CR FLOORPLAN 5.24% DUE 04-15-2031	4/15/2031	5.24%	**	2,534,995
FORD CR FLOORPLAN MASTER OWNER TR SER 18-4 CL A 4.06% 11-15-2030 REG	11/15/2030	4.06%	**	4,830,807
FORD CR FLOORPLAN MASTER OWNER TR SR 25-1 CL A1 4.63% 04-15-2030	4/15/2030	4.63%	**	3,050,464
FORD CREDIT AUTO OWNER TRUST SER 23-A CL A3 4.65% DUE 02-15-2028	2/15/2028	4.65%	**	3,038,854
FORD CREDIT AUTO OWNER TRUST SER 24-B CLS A3 5.1% 04-15-2029	4/15/2029	5.10%	**	1,164,810
FORD FNDTN 2.815% DUE 06-01-2070	6/1/2070	2.82%	**	133,065
FORD MOTOR CREDIT CO LLC 5.8% 03-05-2027	3/5/2027	5.80%	**	303,769
FORD MOTOR CREDIT CO LLC 5.875% 11-07-2029	11/7/2029	5.88%	**	4,560,607
FORD MOTOR CREDIT CO LLC 6.125% 03-08-2034	3/8/2034	6.12%	**	5,801,744
FORD MOTOR CREDIT CO LLC 6.95% 06-10-2026	6/10/2026	6.95%	**	3,163,269
FORD MOTOR CREDIT CO LLC 7.35% DUE 11-04-2027 BEO	11/4/2027	7.35%	**	631,562
FORD MTR CO DEL 3.25% 02-12-2032	2/12/2032	3.25%	**	379,428
FORD MTR CO DEL COM PAR $0.01 COM PAR $0.01			**	1,648,029
FORD MTR CR CO LLC 4.0% DUE 11-13-2030 BEO	11/13/2030	4.00%	**	755,630
FORD MTR CR CO LLC 4.125% DUE 08-17-2027	8/17/2027	4.12%	**	1,234,838
FORD MTR CR CO LLC 4.95% 05-28-2027	5/28/2027	4.95%	**	401,494
FORD MTR CR CO LLC 5.8% 03-08-2029	3/8/2029	5.80%	**	2,380,015
FORD MTR CR CO LLC 5.918% 03-20-2028	3/20/2028	5.92%	**	1,023,462
FORD OTOMOTIV SAN TRY1			**	296,979
FORESTAR GROUP INC COM			**	225,167
FORFARMERS NV EUR0.01			**	507,815
FORTERRA PLC ORD GBP0.01			**	770,900
FORTESCUE LTD NPV			**	145,438
FORTIS HEALTHCARELIMITED. W.E.F			**	266,215
FORTIS INC 3.055% DUE 10-04-2026	10/4/2026	3.06%	**	204,311
FORTIS INC COM NPV			**	947,475
FORTIS INC COM STK			**	10,700
FORTUNA MNG CORP COM			**	1,440,050
FORUM ENERGY TECHNOLOGIES INC COM NEW			**	205,701
FORVIA EUR7			**	895,209
FOSITEK CORP TWD10			**	206,871
FOX CORP CL A CL A			**	473,201
FOX CORP CL B CL B			**	168,688
FOXCONN TECH CO TWD10			**	37,310
FRANCO NEV CORP COM STK			**	1,264,408
FRANKLIN COVEY CO COM			**	31,546

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FREDDIE MAC 1.3% 08-27-2032	8/27/2032	1.30%	**	422,736
FREDDIE MAC 01/02/2051 2% 02-01-2051	2/1/2051	2.00%	**	232,947
FREDDIE MAC 1.5% 09-02-2033	9/2/2033	1.50%	**	82,128
FREDDIE MAC 1.5% 08-10-2025	8/10/2035	1.50%	**	186,867
FREDDIE MAC 4.5% 01/01/2040 4.5% 01-01-2040	1/1/2040	4.50%	**	1,403,350
FREDDIE MAC FR QG9541 6% 08-01-2053	8/1/2053	6.00%	**	192,554
FREDDIE MAC FR QJ0915 6% 08-01-2054	8/1/2054	6.00%	**	228,687
FREDDIE MAC FR RA7346 3% 06-01-2052	6/1/2052	3.00%	**	2,126,721
FREDDIE MAC FR SD1441 4% 08-01-2052	8/1/2052	4.00%	**	130,525
FREDDIE MAC FR SD2864 3% 03-01-2052	3/1/2052	3.00%	**	4,434,979
FREDDIE MAC MSCR TR MN12 NT CL M-1 144A 5.44728% 11-25-2045	11/25/2045	5.62%	**	365,019
FREDDIE MAC POOL #G08847 4% 11-01-2048 BEO	11/1/2048	4.00%	**	5,414,206
FREDDIE MAC POOL #SD1749 2.5% 04-01-2052	4/1/2052	2.50%	**	269,623
FREDDIE MAC POOL FR QH2780 5.50% 5.5% 09-01-2053	9/1/2053	5.50%	**	28,880
FREDDIE MAC POOL FR QI9919 5% 07-01-2054	7/1/2054	5.00%	**	196,009
FREDDIE MAC POOL FR SB1233 2.5% 2.5% 10-01-2032	10/1/2032	2.50%	**	3,283,455
FREDDIE MAC POOL FR SI2103 2% 08-01-2050	8/1/2050	2.00%	**	296,557
FREDDIE MAC RA7026 3% 03-01-2052	3/1/2052	3.00%	**	3,190,220
FREDDIE MAC RJ0136 4.5% 12-01-2053	12/1/2053	4.50%	**	6,170,593
FREDDIE MAC SB1364 2.5% 02-01-2035	2/1/2035	2.50%	**	6,545,337
FREDDIE MAC SER 005334 CL GA 6% 07-25-2045	7/25/2045	6.00%	**	2,863,141
FREDDIE MAC SER 3914 CL NA 4.0% 06-15-2039	6/15/2039	4.00%	**	171,550
FREDDIE MAC SER 4000 CL PJ 3.0% 01-15-2042	1/15/2042	3.00%	**	16,759
FREDDIE MAC SER 4102 CL CE 1.5% 11-15-2040	11/15/2040	1.50%	**	16,176
FREDDIE MAC SER 5502 CL FD FLTG 02-25-2055	2/25/2055	5.47%	**	789,250
FREDDIE MAC SER 5511 CL FB 5.72859% 03-25-2055	3/25/2055	5.27%	**	792,394
FREDDIE MAC SR 5387 CL KG 5.25% 05-25-2051	5/25/2051	5.25%	**	3,046,063
FREDDIE MAC SR 5439 CL FK FLTG RT 08-25-2054	8/25/2054	4.87%	**	2,395,409
FREDDIE MAC SR 5481 CL FA FLTG RT 12-25-2054	12/25/2054	5.27%	**	2,427,582
FREDDIE MAC SR 5483 CL FD FLTG RT 12-25-2054	12/25/2054	5.17%	**	665,045
FREDDIE MAC SR 5499 CL FH FLTG 02-25-2055	2/25/2055	5.07%	**	2,081,261
FREDDIE MAC SR 5502 CL EF FLTG 02-25-2055	2/25/2055	5.27%	**	23,627,881
FREDDIE MAC SR 5507 CL FG FRN 02-25-2055	2/25/2055	5.27%	**	6,258,298
FREDDIE MAC SR 5513 CL MF FLTG RT 11-25-2054	11/25/2054	4.81%	**	26,545,107
FREDDIEMAC STRIP FLTG 6.22809% 10-25-2053	10/25/2053	4.77%	**	3,670,028
FREEPORT-MCMORAN INC			**	4,333,200
FRESENIUS MEDICAL CARE AG			**	1,783,467
FRESENIUS SE&KGAA NPV			**	2,664,078
FRESHPET INC COM			**	1,355,936
FRESNILLO PLC ORD USD0.50			**	1,113,072
FRIEDRICH VORWERK NPV			**	843,541
FRKLN RES INC COM			**	617,509
FS KKR CAP CORP COM NEW COM NEW			**	149,818
FS KKR CAP CORP SR NT 3.125% 10-12-2028	10/12/2028	3.12%	**	3,692,349
FTI CONSULTING INC COM			**	1,799,182
FUFENG GROUP LTD			**	72,893
FUJI ELECTRIC HOLINDGS CO Y50			**	355,322
FUJI KYUKO CO LTD NPV			**	26,463

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FUJI MACHINE MFG NPV			**	787,457
FUJI SEAL INTL INC NPV			**	22,001
FUJIAN FUXIN SOFTW A CNY1			**	900,636
FUJIFILM HOLDINGS CORP NPV			**	6,605,011
FUJITSU NPV			**	3,745,015
FUKUOKA FINANCIAL NPV			**	58,188
FULCRUM THERAPEUTICS INC COM			**	14,499
FULGENT GENETICS INC COM			**	32,233
FULLER H B CO COM			**	12,168,192
FULLER SMITH&TURNR 'A'ORD GBP0.40			**	52,499
FUNKO INC CL A CL A			**	179,761
FURUKAWA CO NPV			**	51,514
FURUKAWA ELECTRIC NPV			**	1,066,490
FUSO CHEMICAL CO NPV			**	32,511
FUT C 23JAN26 EURX EUR-BU 13050	1/23/2026	—%	**	24
FUTABA INDUSTRIAL NPV			**	414,806
FY GROUP LTD TWD10			**	21,793
G CITY LTD ILS1			**	318,916
GAKKEN HOLDINGS CO LTD NPV			**	100,660
GALAXY ENTERTAINME NPV			**	1,604,975
GALDERMA GROUP AG CHF0.01			**	2,640,250
GALLAGHER ARTHUR J & CO COM			**	18,692,143
GALLIFORD TRY HOLD GBP0.5			**	442,674
GALP ENERGIA SGPS EUR1			**	4,839,110
GAMMA COMMUNICATIO ORD GBP0.0025			**	404,913
GAP INC COM			**	1,730,176
GARMIN LTD COMMON STOCK			**	1,628,886
GARRETT MOTION INC COM			**	6,345
GARTNER INC COM			**	697,050
GATX CORP COM			**	156,202
GATX CORP SR NT 5.4% 03-15-2027	3/15/2027	5.40%	**	1,252,760
GAZPROM PJSC RUB5(RUB)			**	399,549
GAZPROM PJSC SPON ADR-EACH REPR 2 ORD SHS			**	8,180
G-BITS NETWORK TEC A CNY1 STOCK CONNECT			**	1,888,514
GBL ONE R/EST INV REIT			**	200,443
GCAT 2021-NQM7 TR MTG PASSTHRU CTF CL A-1 1.915% 08-25-2066	8/25/2066	1.92%	**	905,470
GCAT 2023-NQM4 TR 4.25% DUE 05-25-2067	5/25/2067	4.25%	**	3,090,627
GDR NESTLE S A SPONSORED ADR REPSTG REG SH			**	7,467,768
GE AEROSPACE			**	29,120,540
GE CAP FDG LLC 4.55% 05-15-2032	5/15/2032	4.55%	**	4,065,377
GE HEALTHCARE TECHNOLOGIES INC COM			**	22,154,258
GE VERNOVA LLC COM			**	5,584,102
GE VERNOVA T AND D INDIA LIMITED			**	736,707
GEA GROUP AG NPV			**	1,390,520
GEELY AUTOMOBILE H HKD0.02			**	296,666
GEN MTRS CO COM			**	27,285,625
GEN MTRS FINL CO 5.25% DUE 03-01-2026	3/1/2026	5.25%	**	1,281,998

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GEN MTRS FINL CO FIXED 4.35% DUE 01-17-2027	1/17/2027	4.35%	**	516,105
GENERAC HLDGS INC COM STK			**	291,014
GENERAL DYNAMICS CORP COM			**	34,201,626
GENERAL MOTORS CO 5.0% 04-09-2027	4/9/2027	5.00%	**	1,880,148
GENERAL MOTORS FINANCIAL CO INC 2.35% 02-26-2027	2/26/2027	2.35%	**	2,061,901
GENERAL MOTORS FINANCIAL CO INC 5.4% DUE04-06-2026	4/6/2026	5.40%	**	1,021,546
GENERAL MOTORS FINL CO 2.4% DUE 10-15-2028 BEO	10/15/2028	2.40%	**	2,341,768
GENERAL MOTORS FINL CO 5.05% 04-04-2028	4/4/2028	5.05%	**	1,083,934
GENERAL MTRS CO 5.15% DUE 04-01-2038	4/1/2038	5.15%	**	241,121
GENERAL MTRS FINL CO 5.55% 07-15-2029	7/15/2029	5.55%	**	758,312
GENERAL MTRS FINL CO INC 1.25% DUE 01-08-2026 REG	1/8/2026	1.25%	**	2,378,112
GENERAL MTRS FINL CO INC 1.5% DUE 06-10-2026 BEO	6/10/2026	1.50%	**	2,387,719
GENERAL MTRS FINL CO INC 2.7% DUE 08-20-2027 REG	8/20/2027	2.70%	**	2,023,602
GENERAL MTRS FINL CO INC 6.15% 07-15-2035	7/15/2035	6.15%	**	496,153
GENERAL PLASTIC IN TWD10			**	18,061
GENERTEC UNIVERSAL MEDICAL GROUP COMPANY LIMITED			**	150,594
GENESCO INC COM			**	198,160
GENESYS LOGIC TWD10			**	178,737
GENFLEET THERA			**	133,206
GENIE ENERGY LTD CL B CL B			**	106,905
GENIUS ELECTRONIC TWD10			**	343,343
GENIUS SPORTS LTD COM NPV			**	4,248,772
GENMAB AS DKK1			**	1,506,128
GENTERA SAB DE CV COM NPV			**	439,541
GENTEX CORP COM			**	64,947
GENWORTH FINL INC COMMON STOCK			**	883,829
GEO ENERGY RESO NPV			**	206,505
GEORGIA POWER CO 4.7% 05-15-2032	5/15/2032	4.70%	**	5,075,037
GEORGIA POWER CO 5.004% 02-23-2027	2/23/2027	5.00%	**	451,808
GEORGIA PWR CO 4.0% 10-01-2028	10/1/2028	4.00%	**	571,302
GEORGIA PWR CO 4.75% DUE 09-01-2040	9/1/2040	4.75%	**	190,077
GEORGIA PWR CO 5.125% DUE 05-15-2052 BEO	5/15/2052	5.12%	**	205,413
GFL ENVIRONMENTAL INC. COM NPV SUB VTG SHS			**	3,650,492
GFPT PCL THB1(NVDR)			**	210,587
GILDAN ACTIVEWEAR INC COM			**	13,253,262
GILEAD SCIENCES 4.5% DUE 02-01-2045	2/1/2045	4.50%	**	372,570
GILEAD SCIENCES 4.75% DUE 03-01-2046	3/1/2046	4.75%	**	627,589
GILEAD SCIENCES INC			**	2,917,898
GILEAD SCIENCES INC 2.6% DUE 10-01-2040	10/1/2040	2.60%	**	483,656
GILEAD SCIENCES INC 4.8% 11-15-2029	11/15/2029	4.80%	**	224,432
GINNIE MAE II POOL G2 MB0262 7% 03-20-2055	3/20/2055	7.00%	**	3,090,369
GJENSIDIGE FORSIKR NOK2			**	144,520
GLACIER BANCORP INC NEW COM			**	14,769,040
GLAXO SMITHKLINE P INR10			**	25,622
GLAXOSMITHKLINE 4.5% DUE 04-15-2030	4/15/2030	4.50%	**	680,428
GLENCORE FDG LLC 2.5% DUE 09-01-2030	9/1/2030	2.50%	**	1,290,268
GLENCORE FDG LLC 3.875% DUE 10-27-2027	10/27/2027	3.88%	**	3,722,253
GLENCORE FDG LLC 4% DUE 03-27-2027	3/27/2027	4.00%	**	5,130,706

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GLENMARK PHARM INR1.00			**	720,431
GLOBAL E ONLINE LTD COM NPV			**	239,673
GLOBAL INDL CO COM USD0.01			**	220,991
GLOBAL LIGHTING TECHNOLOGIES INC SHS			**	28,637
GLOBAL PMTS INC 1.2% DUE 03-01-2026	3/1/2026	1.20%	**	977,419
GLOBAL PMTS INC 2.9% 11-15-2031	11/15/2031	2.90%	**	1,794,521
GLOBAL PMTS INC COM			**	1,509,300
GLOBAL PMTS INC FIXED 2.9% DUE 05-15-2030	5/15/2030	2.90%	**	1,299,145
GLOBAL PMTS INC SR NT 4.5% 11-15-2028	11/15/2028	4.50%	**	1,878,249
GLOBAL PMTS INC SR NT 4.875% 11-15-2030	11/15/2030	4.88%	**	972,139
GLOBAL PMTS INC SR NT 5.2% 11-15-2032	11/15/2032	5.20%	**	996,515
GLOBAL PMTS INC SR NT 5.55% 11-15-2035	11/15/2035	5.55%	**	4,517,225
GLOBAL POWER SYNER THB10(NVDR)			**	83,758
GLOBAL SHIP LEASE INC			**	87,600
GLOBAL STANDARD TE KRW500			**	154,929
GLOBAL UNICHIP COR TWD10			**	202,893
GLOBANT SA USD1.20			**	275,404
GLOBE LIFE INC COM			**	4,113,702
GLP CAP L P / GLP 4% DUE 01-15-2030	1/15/2030	4.00%	**	921,589
GLP CAP L P / GLP 5.75% DUE 06-01-2028	6/1/2028	5.75%	**	309,894
GLP CAP L P / GLP FING II INC 5.3% 01-15-2029	1/15/2029	5.30%	**	1,933,873
GLP CAP L P/GLP FING II INC 5.625% 09-15-2034	9/15/2034	5.62%	**	2,333,461
GLP CAP L P/GLP FING II INC 6.25% 09-15-2054	9/15/2054	6.25%	**	1,392,147
GLS AUTO 1.48% DUE 07-15-2027	7/15/2027	1.48%	**	501,107
GLS AUTO 5.21% DUE 02-18-2031	2/18/2031	5.21%	**	3,036,195
GLS AUTO 7.01% DUE 01-16-2029	1/16/2029	7.01%	**	2,161,470
GLS AUTO RECEIVABLES ISSUER TR AUTO RECEIVABLES BACKED NT 4.74% 08-15-2031	8/15/2031	4.74%	**	798,469
GM FINANCIAL AUTOMOBILE LEASIN 5.78% SER 24-2 CL A3 07-20-2027	7/20/2027	5.39%	**	344,010
GM FINANCIAL AUTOMOBILE LEASIN SR 25-1 CL A3 4.66% 02-21-2028	2/21/2028	4.66%	**	4,680,109
GM FINANCIAL AUTOMOBILE LEASING TR SR 24-3 CL A3 4.21% 10-20-2027	10/20/2027	4.21%	**	3,365,449
GM FINANCIAL CONSUMER AUTOMOBILE SER 2024-1 CL A3 4.85% 12-18-2028	12/18/2028	4.85%	**	183,488
GM FINANCIAL SECURITIZED TERM SER 23-1 CL A3 4.66% DUE 02-16-2028	2/16/2028	4.66%	**	696,667
GM FINL AUTOMOBILE 4.55% DUE 07-20-2027	7/20/2027	4.55%	**	1,679,306
GM FINL AUTOMOBILE LEASING TR SR 25-2 CL A3 4.58% 05-22-2028	5/22/2028	4.79%	**	6,054,088
GM FINL CNSMR 3.84% DUE 02-18-2031	2/18/2031	3.84%	**	1,932,982
GM FINL CNSMR 5.5% DUE 08-16-2028	8/16/2028	5.50%	**	504,575
GM FINL CONSUMER AUTOMOBILE RECEIVABLES AUTO NT CL A-4 3.71% 12-16-2027	12/16/2027	3.71%	**	584,399
GM FINL CONSUMER AUTOMOBILE RECEIVABLES CL A-4 3.25% 04-17-2028	4/17/2028	3.25%	**	3,156,663
GM FINL SECURITIZED TERM AUTO SR 25-1 CL A3 4.62% 12-17-2029	12/17/2029	4.62%	**	479,904
GMO GLOBALSIGN HOLDINGS KK			**	21,034
GMO INTERNET GROUP NPV			**	739,882
GNMA 2.3% DUE 11-16-2051	11/16/2051	2.30%	**	101,864
GNMA 2.4% DUE 09-16-2058	9/16/2058	2.40%	**	3,581
GNMA 2008-047 REMIC CL ML 5.25 DUE 06-16-2038	6/16/2038	5.25%	**	10,654
GNMA 2009-069 CL PV 4 DUE 08-20-2039	8/20/2039	4.00%	**	6,551
GNMA 2009-076 REMIC PASSTHRU MX CL CF 09-16-2039	9/16/2039	4.65%	**	209,702
GNMA 2009-096 REMIC PASSTHRU FT 10-20-2039	10/20/2039	4.60%	**	219,124
GNMA 2010-046 REMIC PASSTHRU 4.58984% 03-20-2035	3/20/2035	4.65%	**	627,532

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMA 2010-H11 REMIC PASSTHRU CTF CL FA 06-20-2060	6/20/2060	5.03%	**	220,586
GNMA 2010-H26 REMIC PASSTHRU CTF CL LF INT FLTG 08-20-2058	8/20/2058	4.46%	**	96,270
GNMA 2011-157 REMIC PASSTHRU CL PA 3.0% DUE 03-20-2041	3/20/2041	3.00%	**	57,100
GNMA 2011-H09 CL AF VAR 03-20-2061	3/20/2061	4.61%	**	120,009
GNMA 2012-059 REMIC PASSTHRU CTF CL F 05-20-2042	5/20/2042	4.30%	**	85,463
GNMA 2012-105 REMIC PASSTHRU CTF 1.25% 08-16-2027	8/16/2027	1.25%	**	367,720
GNMA 2012-106 REMIC PASSTHRU 1.25% 09-20-2027	9/20/2027	1.25%	**	1,255,098
GNMA 2012-H08 REMIC PASSTHRU CTF CL FS 04-20-2062	4/20/2062	4.81%	**	676,931
GNMA 2012-H31 REMIC PASSTHRU SECS CL FD VAR RT 12-20-2062	12/20/2062	4.45%	**	274,979
GNMA 2013-88 REMIC CL WA VAR RT DUE 06-20-2030 REG	6/20/2030	4.82%	**	529
GNMA 2013-H04 REMIC PASSTHRU CTF CL BA 1.65 DUE 02-20-2063	2/20/2063	1.65%	**	375
GNMA 2013-H05 REMIC PASSTHRU CL FB FLTG RT 02-20-2062	2/20/2062	4.39%	**	722
GNMA 2013-H15 REMIC PASSTHRU CTF 4.49919% 07-20-2063	7/20/2063	4.66%	**	408,499
GNMA 2013-H22 REMIC PASSTHRU 4.58919% 07-20-2063	7/20/2063	4.75%	**	58,837
GNMA 2013-H22 REMIC PASSTHRU 5.58919% 08-20-2063	8/20/2063	5.75%	**	82,265
GNMA 2014-190 REMIC PASSTHRU CTF CL PA FIXED 3.0% 06-20-2044	6/20/2044	3.00%	**	466,825
GNMA 2014-H10 CL FA FLTG RT DUE04-20-2064	4/20/2064	4.61%	**	46,437
GNMA 2014-H17 REMIC PASSTHRU CTF 4.59411% 08-20-2064	8/20/2064	4.59%	**	432,810
GNMA 2014-H20 REMIC SER 14-H20 CL FA FLTG DUE 10-20-2064 REG	10/20/2064	4.54%	**	252,286
GNMA 2015-H06 REMIC PASSTHRU CTF 4.59919% 02-20-2065	2/20/2065	4.76%	**	1,025,112
GNMA 2015-H27 REMIC PASSTHRU CTF CL FA 09-20-2065	9/20/2065	4.86%	**	143,546
GNMA 2015-H28 REMIC PASSTHRU CTF CL MX-FL 10-20-2065	10/20/2065	4.81%	**	464,044
GNMA 2015-H29 REMIC PASSTHRU SEC CL FJ 11-20-2065	11/20/2065	4.79%	**	478,683
GNMA 2015-H31 REMIC PASSTHRU SEC CL FT 11-20-2065	11/20/2065	4.76%	**	50,528
GNMA 2015-H32 REMIC PASSTHRU CTF CL FH 12-20-2065	12/20/2065	4.77%	**	48,492
GNMA 2016-H04 MTG PASSTHRU CTF CL FK 02-20-2066	2/20/2066	5.16%	**	122,386
GNMA 2016-H11 REMIC PASSTHRU CTF CL FE 04-20-2066	4/20/2066	4.96%	**	431,129
GNMA 2016-H13 REMIC PASS THRU SECS CL FT05-20-2066	5/20/2066	4.69%	**	29,315
GNMA 2016-H19 REMIC PASSTHRU SECS CL FA 09-20-2066	9/20/2066	4.89%	**	261,793
GNMA 2016-H20 REMIC PASSTHRU CTF CL FG 08-20-2066	8/20/2066	4.81%	**	95,167
GNMA 2016-H22 REMIC PASSTHRU CTF CL FA 10-20-2066	10/20/2066	4.88%	**	788,272
GNMA 2016-H23 REMIC PASSTHRU CTF CL F FLTG RT 10-20-2066	10/20/2066	4.86%	**	461,822
GNMA 2016-H26 REMIC PASSTHRU SECS CL MX-FC 12-20-2066	12/20/2066	5.11%	**	21,292
GNMA 2017-121 MTG PASS THRU CTF 3% 07-20-2046	7/20/2046	3.00%	**	2,167
GNMA 2017-153 CL WA DUE 06-20-2036	6/20/2036	4.49%	**	151,389
GNMA 2017-H03 CL FB FLTG 06-20-2066	6/20/2066	4.76%	**	141,648
GNMA 2017-H03 REMIC PASSTHRU CTF 4.74919% 01-20-2067	1/20/2067	4.91%	**	226,379
GNMA 2017-H06 REMIC PASS THRU 4.69919% 11-20-2066	11/20/2066	4.86%	**	618,122
GNMA 2017-H10 REMIC PASSTHRU SECS CL FB FLTG RT 04-20-2067 REG	4/20/2067	5.59%	**	285,992
GNMA 2017-H14 CL FD FLTG 06-20-2067	6/20/2067	4.58%	**	168,246
GNMA 2017-H14 REMIC PASSTHRU CTF CL FB 06-20-2067	6/20/2067	5.23%	**	264,225
GNMA 2017-H14 REMIC PASSTHRU CTF CL FE 06-20-2067	6/20/2067	5.23%	**	809,820
GNMA 2017-H14 REMIC PASSTHRU CTF CL FG 06-20-2067	6/20/2067	5.23%	**	457,398
GNMA 2017-H16 REMIC PASSTHRU CTF CL FG FLTG 07-20-2067 REG	7/20/2067	5.38%	**	4,854,735
GNMA 2017-H16 REMIC PASSTHRU CTF CL FH 07-20-2067	7/20/2067	5.33%	**	7,904,547
GNMA 2017-H23 MTG PASS THRU CTF 4.39919%11-20-2067	11/20/2067	4.56%	**	1,220,667
GNMA 2018-H08 REMIC SER 2018-H08 CLS KF VAR RT DUE 05-20-2068	5/20/2068	4.41%	**	550,188
GNMA 2019-H09 REMIC PASSTHRU CTF 4.44919% 04-20-2069	4/20/2069	4.61%	**	676,899

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMA 2019-H11 REMIC PASSTHRU CTF 4.54919% 05-20-2069	5/20/2069	4.71%	**	1,408,647
GNMA 2020-H13 REMIC PASSTHRU CTF 4.34919% 08-20-2070	8/20/2070	4.51%	**	672,455
GNMA 2020-H13 REMIC PASSTHRU CTF 4.39919% 07-20-2070	7/20/2070	4.56%	**	9,669,314
GNMA 2025-001 REMIC PASS THRU 5.003% 01-20-2055	1/20/2055	5.22%	**	3,398,109
GNMA 3% DUE 01-20-2046	1/20/2046	3.00%	**	340,290
GNMA 3% DUE 02-16-2046	2/16/2046	3.00%	**	541,032
GNMA 3% DUE 09-16-2039	9/16/2039	3.00%	**	20,917
GNMA 3.5% DUE 03-20-2046	3/20/2046	3.50%	**	547,124
GNMA 4% DUE 04-16-2041	4/16/2041	4.00%	**	84,063
GNMA 4% DUE 07-16-2039	7/16/2039	4.00%	**	4,937
GNMA 4.36919% 06-20-2070	6/20/2070	4.53%	**	2,319,958
GNMA 4.44919% 05-20-2069	5/20/2069	4.61%	**	1,253,531
GNMA 4.44919% 07-20-2070	7/20/2070	4.61%	**	379,324
GNMA 5% DUE 03-16-2034	3/16/2034	5.00%	**	66,096
GNMA 5.5% DUE 08-20-2033	8/20/2033	5.50%	**	41,253
GNMA 5.5% DUE 11-20-2037	11/20/2037	5.50%	**	20,754
GNMA 6.5% DUE 08-16-2042	8/16/2042	6.50%	**	157,616
GNMA CL 2007-035 CL TE 6 DUE 06-20-2037	6/20/2037	6.00%	**	14,650
GNMA FIXED 3.5% DUE 02-20-2045	2/20/2045	3.50%	**	21,677
GNMA FLTG RT 4.27919% DUE 10-20-2060	10/20/2060	4.44%	**	587,939
GNMA FLTG RT 4.44919% DUE 04-20-2061	4/20/2061	4.61%	**	416,360
GNMA FLTG RT SER 18-H19 CL FA 12-20-2063 REG	12/20/2063	4.46%	**	1,227,752
GNMA GNMA # MA7471 2% 07-20-2051	7/20/2051	2.00%	**	2,789,158
GNMA MTG PASS THRU CTF CL FM 02-20-2066	2/20/2066	4.88%	**	800
GNMA POOL #3529 5% 03-20-2034 BEO	3/20/2034	5.00%	**	665
GNMA POOL #4028 6% 09-20-2037 BEO	9/20/2037	6.00%	**	12,603
GNMA POOL #4041 7% 10-20-2037 BEO	10/20/2037	7.00%	**	65,230
GNMA POOL #4222 6% 08-20-2038 BEO	8/20/2038	6.00%	**	11,202
GNMA POOL #4245 6% 09-20-2038 BEO	9/20/2038	6.00%	**	144,791
GNMA POOL #4247 7% 09-20-2038 BEO	9/20/2038	7.00%	**	48,292
GNMA POOL #4423 4.5% 04-20-2039 BEO	4/20/2039	4.50%	**	1,187
GNMA POOL #4447 5% 05-20-2039 BEO	5/20/2039	5.00%	**	25,103
GNMA POOL #4520 5% 08-20-2039 BEO	8/20/2039	5.00%	**	109,997
GNMA POOL #4543 6% 09-20-2039 BEO	9/20/2039	6.00%	**	10,102
GNMA POOL #4746 4.5% 07-20-2040 BEO	7/20/2040	4.50%	**	44,634
GNMA POOL #4800 4% 09-20-2040 BEO	9/20/2040	4.00%	**	101,065
GNMA POOL #4833 4% 10-20-2040 BEO	10/20/2040	4.00%	**	345,916
GNMA POOL #4834 4.5% 10-20-2040 BEO	10/20/2040	4.50%	**	14,735
GNMA POOL #4855 5% 11-20-2040 BEO	11/20/2040	5.00%	**	322,882
GNMA POOL #4883 4.5% 12-20-2040 BEO	12/20/2040	4.50%	**	76,790
GNMA POOL #4923 4.5% 01-20-2041 BEO	1/20/2041	4.50%	**	75,076
GNMA POOL #4945 4% 02-20-2041 BEO	2/20/2041	4.00%	**	57,066
GNMA POOL #497630 SER 2029 6% DUE 02-15-2029 REG	2/15/2029	6.00%	**	58
GNMA POOL #4978 4.5% 03-20-2041 BEO	3/20/2041	4.50%	**	1,497,820
GNMA POOL #4979 5% 03-20-2041 BEO	3/20/2041	5.00%	**	142,797
GNMA POOL #498387 SER 2029 6% DUE 02-15-2029 REG	2/15/2029	6.00%	**	210
GNMA POOL #5016 4% 04-20-2041 BEO	4/20/2041	4.00%	**	50,623
GNMA POOL #5017 4.5% 04-20-2041 BEO	4/20/2041	4.50%	**	122,077

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMA POOL #5018 5% 04-20-2041 BEO	4/20/2041	5.00%	**	98,161
GNMA POOL #5115 4.5% 07-20-2041 BEO	7/20/2041	4.50%	**	21,455
GNMA POOL #5140 4.5% 08-20-2041 BEO	8/20/2041	4.50%	**	207,188
GNMA POOL #521330 SER 2035 5% DUE 05-15-2035 BEO	5/15/2035	5.00%	**	43,403
GNMA POOL #5259 4% 12-20-2041 BEO	12/20/2041	4.00%	**	29,226
GNMA POOL #5280 4% 01-20-2042 BEO	1/20/2042	4.00%	**	43,948
GNMA POOL #5305 4% 02-20-2042 BEO	2/20/2042	4.00%	**	259,773
GNMA POOL #543812 SER 2031 6% DUE 02-15-2031 REG	2/15/2031	6.00%	**	4,650
GNMA POOL #586373 5% DUE 02-15-2035 REG	2/15/2035	5.00%	**	2,084
GNMA POOL #594106 SER 2033 4.5% DUE 09-15-2033 BEO	9/15/2033	4.50%	**	10,350
GNMA POOL #595611 SER 2035 5% DUE 01-15-2035 BEO	1/15/2035	5.00%	**	1,019
GNMA POOL #604497 5% 07-15-2033 BEO	7/15/2033	5.00%	**	1,819
GNMA POOL #607451 SER 2034 5% DUE 01-15-2034 REG	1/15/2034	5.00%	**	9,509
GNMA POOL #607465 5% DUE 02-15-2034 REG	2/15/2034	5.00%	**	10,228
GNMA POOL #610410 SER 2033 5% DUE 08-15-2033 BEO	8/15/2033	5.00%	**	1,768
GNMA POOL #615656 5% 10-15-2033 BEO	10/15/2033	5.00%	**	1,603
GNMA POOL #623871 5.0% 06-15-2034	6/15/2034	5.00%	**	1,468
GNMA POOL #633701 5.0% 09-15-2033	9/15/2033	5.00%	**	2,357
GNMA POOL #636484 5.0% 03-15-2035	3/15/2035	5.00%	**	2,627
GNMA POOL #637746 5.0% 12-15-2034	12/15/2034	5.00%	**	3,489
GNMA POOL #638222 5% 12-15-2034 BEO	12/15/2034	5.00%	**	1,237
GNMA POOL #643362 5% 10-15-2035 BEO	10/15/2035	5.00%	**	852
GNMA POOL #668014 3% 11-15-2044 BEO	11/15/2044	3.00%	**	998,948
GNMA POOL #670030 3% 07-15-2045 BEO	7/15/2045	3.00%	**	238,363
GNMA POOL #672676 SER 2038 5.5% DUE 04-15-2038 BEO	4/15/2038	5.50%	**	19,274
GNMA POOL #676754 SER 2038 5.5% DUE 03-15-2038 REG	3/15/2038	5.50%	**	47,838
GNMA POOL #687179 SER 2038 5.5% DUE 04-15-2038 REG	4/15/2038	5.50%	**	24,571
GNMA POOL #687835 6% 08-15-2038 BEO	8/15/2038	6.00%	**	15,563
GNMA POOL #688043 6% 11-15-2038 BEO	11/15/2038	6.00%	**	24,179
GNMA POOL #690922 5.5% 06-15-2038 BEO	6/15/2038	5.50%	**	37,242
GNMA POOL #697586 5.5% 11-15-2038 BEO	11/15/2038	5.50%	**	1,197
GNMA POOL #711379 SER 2038 5.5% DUE 07-15-2038 REG	7/15/2038	5.50%	**	1,160
GNMA POOL #723344 4% 09-15-2039 BEO	9/15/2039	4.00%	**	112,325
GNMA POOL #723430 4.5% 11-15-2039 BEO	11/15/2039	4.50%	**	29,522
GNMA POOL #723616 5% 01-15-2040 BEO	1/15/2040	5.00%	**	303,559
GNMA POOL #726480 5% 11-15-2039 BEO	11/15/2039	5.00%	**	423,762
GNMA POOL #733600 SER 2040 5% DUE 04-15-2040 REG	4/15/2040	5.00%	**	4,106
GNMA POOL #733627 5% 05-15-2040 BEO	5/15/2040	5.00%	**	8,382
GNMA POOL #736520 SER 2040 4.5% DUE 04-15-2040 REG	4/15/2040	4.50%	**	127,068
GNMA POOL #737111 FIXED 4.5% 04-15-2040 BEO	4/15/2040	4.50%	**	89,442
GNMA POOL #738108 4.5% 03-15-2041 BEO	3/15/2041	4.50%	**	139,906
GNMA POOL #745243 4% 07-15-2040 BEO	7/15/2040	4.00%	**	103,842
GNMA POOL #771561 4.0% 08-15-2041	8/15/2041	4.00%	**	57,104
GNMA POOL #781804 6% 09-15-2034 BEO	9/15/2034	6.00%	**	55,931
GNMA POOL #781847 6% 12-15-2034 BEO	12/15/2034	6.00%	**	43,149
GNMA POOL #781885 SER 2035 5% DUE 03-15-2035 REG	3/15/2035	5.00%	**	3,057
GNMA POOL #781902 6% 02-15-2035 BEO	2/15/2035	6.00%	**	62,642
GNMA POOL #781958 5% 07-15-2035 BEO	7/15/2035	5.00%	**	2,897

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMA POOL #782382 5.5% 08-15-2038 BEO	8/15/2038	5.50%	**	3,968
GNMA POOL #782436 6% 10-15-2038 BEO	10/15/2038	6.00%	**	27,022
GNMA POOL #782716 SER 2039 5% DUE 07-15-2039 REG	7/15/2039	5.00%	**	31,767
GNMA POOL #784119 3% 02-20-2046 BEO	2/20/2046	3.00%	**	163,927
GNMA POOL #799706 SER 2042 3.5% DUE 09-15-2042 BEO	9/15/2042	3.50%	**	21,349
GNMA POOL #AA5821 3 DUE 11-15-2042 REG	11/15/2042	3.00%	**	267,908
GNMA POOL #AB3031 SER 2042 3% DUE 10-15-2042 REG	10/15/2042	3.00%	**	72,153
GNMA POOL #AC3752 3 DUE 12-15-2042 REG	12/15/2042	3.00%	**	99,349
GNMA POOL #AD1034 3% DUE 07-15-2043 REG	7/15/2043	3.00%	**	174,987
GNMA POOL #AD2413 3.5% DUE 05-15-2043 REG	5/15/2043	3.50%	**	58,784
GNMA POOL #AD2414 3.5 DUE 05-15-2043 REG	5/15/2043	3.50%	**	45,352
GNMA POOL #AD4102 SER 2043 3 DUE 07-15-2043 REG	7/15/2043	3.00%	**	376,743
GNMA POOL #AD6086 3.5% 02-15-2050 BEO	2/15/2050	3.50%	**	313,571
GNMA POOL #AE7691 3 DUE 08-15-2043 REG	8/15/2043	3.00%	**	596,153
GNMA POOL #AF5807 SER 2044 3.5% DUE 01-15-2044 BEO	1/15/2044	3.50%	**	20,682
GNMA POOL #AI6888 3% 05-15-2045 BEO	5/15/2045	3.00%	**	394,665
GNMA POOL #AK6718 3% 01-15-2045 BEO	1/15/2045	3.00%	**	38,182
GNMA POOL #AK7285 3% 03-15-2045 BEO	3/15/2045	3.00%	**	82,877
GNMA POOL #AK7286 3% 03-15-2045 BEO	3/15/2045	3.00%	**	148,622
GNMA POOL #AK7329 3% 04-15-2045 BEO	4/15/2045	3.00%	**	687,820
GNMA POOL #AK8997 SER 2045 3% DUE 07-15-2045 BEO	7/15/2045	3.00%	**	136,831
GNMA POOL #AL1539 3% 05-15-2045 BEO	5/15/2045	3.00%	**	58,609
GNMA POOL #AL4608 SER 2045 3% DUE 03-15-2045 BEO	3/15/2045	3.00%	**	594,795
GNMA POOL #AL8635 SER 2045 3% DUE 03-15-2045 BEO	3/15/2045	3.00%	**	314,596
GNMA POOL #AM4099 3% 04-15-2045 BEO	4/15/2045	3.00%	**	347,409
GNMA POOL #AM8643 3% 05-15-2045 BEO	5/15/2045	3.00%	**	413,407
GNMA POOL #AM8646 3% 05-15-2045 BEO	5/15/2045	3.00%	**	229,782
GNMA POOL #AN5715 3% 06-15-2045 BEO	6/15/2045	3.00%	**	58,176
GNMA POOL #AN5721 3% 06-15-2045 BEO	6/15/2045	3.00%	**	37,139
GNMA POOL #AN5726 SER 2045 3% DUE 06-15-2045 BEO	6/15/2045	3.00%	**	384,046
GNMA POOL #AN5733 3% 06-15-2045 BEO	6/15/2045	3.00%	**	47,440
GNMA POOL #AN5734 SER 2045 3% DUE 06-15-2045 BEO	6/15/2045	3.00%	**	299,557
GNMA POOL #AS6414 6.092% 03-20-2066 BEO	3/20/2066	5.95%	**	199,627
GNMA POOL #BD4016 3% 10-15-2049 BEO	10/15/2049	3.00%	**	315,929
GNMA POOL #BL1045X SER 2049 3.5% 10-15-2049	10/15/2049	3.50%	**	230,396
GNMA POOL #BM9692 4.5% 07-20-2049 BEO	7/20/2049	4.50%	**	303,417
GNMA POOL #BP6203X 3.5% 11-15-2049	11/15/2049	3.50%	**	240,327
GNMA POOL #BP6229 3% 11-15-2049 BEO	11/15/2049	3.00%	**	452,085
GNMA POOL #BQ0651 3.5% 11-15-2049 BEO	11/15/2049	3.50%	**	126,441
GNMA POOL #BQ7371 3.5% 11-15-2049 BEO	11/15/2049	3.50%	**	70,630
GNMA POOL #BR6606 3% 02-15-2050 BEO	2/15/2050	3.00%	**	21,958
GNMA POOL #BS5027 3.5% 02-15-2050 BEO	2/15/2050	3.50%	**	19,348
GNMA POOL #BS5195 3.5% 01-15-2050 BEO	1/15/2050	3.50%	**	38,010
GNMA POOL #MA0318 3.5% 08-20-2042 BEO	8/20/2042	3.50%	**	561,761
GNMA POOL #MA1376 4% 10-20-2043 BEO	10/20/2043	4.00%	**	122,649
GNMA POOL #MA1377 4.5% 10-20-2043 BEO	10/20/2043	4.50%	**	219,622
GNMA POOL #MA1448 3.5% 11-20-2043 BEO	11/20/2043	3.50%	**	4,009
GNMA POOL #MA1839 4% 04-20-2044 BEO	4/20/2044	4.00%	**	142,702

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMA POOL #MA1997 4.5% 06-20-2044 BEO	6/20/2044	4.50%	**	176,079
GNMA POOL #MA2072 3% 07-20-2044 BEO	7/20/2044	3.00%	**	92,478
GNMA POOL #MA2149 4% 08-20-2044 BEO	8/20/2044	4.00%	**	88,394
GNMA POOL #MA2303 3.5% 10-20-2044 BEO	10/20/2044	3.50%	**	243,557
GNMA POOL #MA2446 4% 12-20-2044 BEO	12/20/2044	4.00%	**	161,817
GNMA POOL #MA2489 3% 01-20-2030 BEO	1/20/2030	3.00%	**	815,227
GNMA POOL #MA2753 3% 04-20-2045 BEO	4/20/2045	3.00%	**	112,165
GNMA POOL #MA2825 3% 05-20-2045 BEO	5/20/2045	3.00%	**	102,027
GNMA POOL #MA2960 3% 07-20-2045 BEO	7/20/2045	3.00%	**	208,611
GNMA POOL #MA3037 5% 08-20-2045 BEO	8/20/2045	5.00%	**	96,770
GNMA POOL #MA3243 3% 11-20-2045 BEO	11/20/2045	3.00%	**	72,199
GNMA POOL #MA3244 3.5% 11-20-2045 BEO	11/20/2045	3.50%	**	194,585
GNMA POOL #MA3245 4% 11-20-2045 BEO	11/20/2045	4.00%	**	228,247
GNMA POOL #MA3311 4% 12-20-2045 BEO	12/20/2045	4.00%	**	280,812
GNMA POOL #MA3663 3.5% 05-20-2046 BEO	5/20/2046	3.50%	**	123,069
GNMA POOL #MA3737 4% 06-20-2046 BEO	6/20/2046	4.00%	**	374,374
GNMA POOL #MA3802 3% 07-20-2046 BEO	7/20/2046	3.00%	**	108,783
GNMA POOL #MA3803 3.5% 07-20-2046 BEO	7/20/2046	3.50%	**	1,413,076
GNMA POOL #MA3873 3% 08-20-2046 BEO	8/20/2046	3.00%	**	326,288
GNMA POOL #MA3937 3.5% 09-20-2046 BEO	9/20/2046	3.50%	**	105,674
GNMA POOL #MA3939 4.5% 09-20-2046 BEO	9/20/2046	4.50%	**	134,452
GNMA POOL #MA4070 4% 11-20-2046 BEO	11/20/2046	4.00%	**	119,593
GNMA POOL #MA4071 4.5% 11-20-2046 BEO	11/20/2046	4.50%	**	308,149
GNMA POOL #MA4125 2.5% 12-20-2046 BEO	12/20/2046	2.50%	**	267,734
GNMA POOL #MA4127 3.5% 12-20-2046 BEO	12/20/2046	3.50%	**	428,164
GNMA POOL #MA4261 3% 02-20-2047 BEO	2/20/2047	3.00%	**	757,088
GNMA POOL #MA4263 4% 02-20-2047 BEO	2/20/2047	4.00%	**	157,387
GNMA POOL #MA4321 3.5% 03-20-2047 BEO	3/20/2047	3.50%	**	321,265
GNMA POOL #MA4450 3% 05-20-2047 BEO	5/20/2047	3.00%	**	526,280
GNMA POOL #MA4585 3% 07-20-2047 BEO	7/20/2047	3.00%	**	178,793
GNMA POOL #MA4781 5% 10-20-2047 BEO	10/20/2047	5.00%	**	348,664
GNMA POOL #MA4838 4% 11-20-2047 BEO	11/20/2047	4.00%	**	1,023,211
GNMA POOL #MA4899 3% 12-20-2047 BEO	12/20/2047	3.00%	**	767,671
GNMA POOL #MA4961 3% 01-20-2048 BEO	1/20/2048	3.00%	**	491,229
GNMA POOL #MA4962 3.5% 01-20-2048 BEO	1/20/2048	3.50%	**	224,165
GNMA POOL #MA4964 4.5% 01-20-2048 BEO	1/20/2048	4.50%	**	140,326
GNMA POOL #MA5019 3.5% 02-20-2048 BEO	2/20/2048	3.50%	**	1,087,485
GNMA POOL #MA5021 4.5% 02-20-2048 BEO	2/20/2048	4.50%	**	801,920
GNMA POOL #MA5137 4% 04-20-2048 BEO	4/20/2048	4.00%	**	385,097
GNMA POOL #MA5138 4.5% 04-20-2048 BEO	4/20/2048	4.50%	**	501,087
GNMA POOL #MA5265 4.5% 06-20-2048 BEO	6/20/2048	4.50%	**	763,317
GNMA POOL #MA5399 4.5% 08-20-2048 BEO	8/20/2048	4.50%	**	162,571
GNMA POOL #MA5594 3.5% 11-20-2048 BEO	11/20/2048	3.50%	**	1,352,298
GNMA POOL #MA5651 4% 12-20-2048 BEO	12/20/2048	4.00%	**	109,917
GNMA POOL #MA5764 4.5% 02-20-2049 BEO	2/20/2049	4.50%	**	577,017
GNMA POOL #MA5817 4% 03-20-2049 BEO	3/20/2049	4.00%	**	266,422
GNMA POOL #MA5877 4.5% DUE 04-20-2049 REG	4/20/2049	4.50%	**	229,495
GNMA POOL #MA6038 3% 07-20-2049 BEO	7/20/2049	3.00%	**	142,752

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMA POOL #MA6157 5% 09-20-2049 BEO	9/20/2049	5.00%	**	271,106
GNMA POOL #MA6413 5% 01-20-2050 BEO	1/20/2050	5.00%	**	241,869
GNMA POOL #MA6477 4.5% 02-20-2050 BEO	2/20/2050	4.50%	**	228,904
GNMA POOL #MA6999 4.5% 11-20-2050 BEO	11/20/2050	4.50%	**	1,804,011
GNMA POOL #MA8098 3% 06-20-2052 BEO	6/20/2052	3.00%	**	656,521
GNMA POOL #MA8345 3.5% 10-20-2052 BEO	10/20/2052	3.50%	**	755,863
GNMA POOL #MA8877 4.5% 05-20-2053 BEO	5/20/2053	4.50%	**	3,771,297
GNMA POOL #MA9780 6% 07-20-2054 BEO	7/20/2054	6.00%	**	2,053,420
GNMA POOL #MA9782 7.0% 07-20-2054	7/20/2054	7.00%	**	2,574,150
GNMA POOL #MA9851 5.5% 08-20-2054	8/20/2054	5.50%	**	9,513,760
GNMA POOL #MA9852 6.0% 08-20-2054	8/20/2054	6.00%	**	787,080
GNMA POOL #MA9853 6.5% 08-20-2054	8/20/2054	6.50%	**	1,041,822
GNMA POOL #MA9906 5.5% 09-20-2054 BEO	9/20/2054	5.50%	**	509,612
GNMA POOL #MA9961 3.5% 10-20-2054	10/20/2054	3.50%	**	5,384,476
GNMA POOL #MA9965 5.5% 10-20-2054	10/20/2054	5.50%	**	4,140,090
GNMA POOL AE7613 SER 2043 3 DUE 07-15-2043 REG	7/15/2043	3.00%	**	46,361
GNMA POOL G2 MA6409 3.0% 01-20-2050	1/20/2050	3.00%	**	937,531
GNMA POOL#MA5712 5.0% 01-20-2049 REG	1/20/2049	5.00%	**	608,746
GNMA REMIC 2015-H30 CL FD FLT RT 10-20-2065	10/20/2065	4.71%	**	412,748
GNMA REMIC PASS THRU SECS SER 2012-102 CL DA 1.25% DUE 08-20-2027	8/20/2027	1.25%	**	516,291
GNMA REMIC PASSTHRU SER 2016-H11 CLS F 05-20-2066	5/20/2066	4.91%	**	1,206,209
GNMA REMIC SER 10-61 CL KG 4% FIXED DUE 03-16-2040	3/16/2040	4.00%	**	202,751
GNMA REMIC SER 11-128 CL BL 2% DUE 09-16-2026	9/16/2026	2.00%	**	3,263
GNMA REMIC SER 13-H24 CL FB FLTG DUE 09-20-2063	9/20/2063	4.84%	**	13,085
GNMA REMIC SER 15-H04 CL FA FLTG DUE 12-20-2064 REG	12/20/2064	4.76%	**	1,844,188
GNMA REMIC SER 2010-H02 CL FA 02-20-2060	2/20/2060	4.71%	**	303,606
GNMA REMIC SR 17-H05 CL FA FLTG 01-20-2067	1/20/2067	4.86%	**	872,233
GNMA REMIC SR 2017-H12 CL FL VAR RT 05-20-2067	5/20/2067	4.59%	**	4,887,845
GNMA REMIC TRUST SER 17-H07 CL FC FLTG RT DUE 03-20-2067 REG	3/20/2067	4.63%	**	947,922
GNMA REMIC TRUST SER 19-H03 CL FL FLTG RT DUE 02-20-2069 REG	2/20/2069	4.64%	**	2,068,385
GNMA REMIC TRUST SER 20-H10 CL FG FLTG RT DUE 06-20-2070 REG	6/20/2070	5.06%	**	1,460,837
GNMA SER 2017-H01 CL FC FLTG 12-20-2066	12/20/2066	5.06%	**	253,938
GNMA SER 09-98 CLS DA 3.25% 07-16-2039	7/16/2039	3.25%	**	462,754
GNMA SER 12-H12 CL HD 2.0% 05-20-2062	5/20/2062	2.00%	**	48,782
GNMA SER 13-H18 CL EA FLTG DUE 07-20-2063 REG	7/20/2063	4.61%	**	40,498
GNMA SER 13-H19 CL FB FLT 08-20-2063	8/20/2063	4.71%	**	674,644
GNMA SER 16-H24 CL FG FLT 10-20-2066	10/20/2066	4.86%	**	386,204
GNMA SER 18-36 CL AM 3.0% 07-20-2045	7/20/2045	3.00%	**	1,693,648
GNMA SER 19-111 CL NA 3.5% 05-20-2048	5/20/2048	3.50%	**	2,702,358
GNMA SER 19-H09 CL FG FLTG RT 05-20-2069	5/20/2069	5.03%	**	2,336,917
GNMA SER 19-H14 CL EF FLTG RT 05-20-2069	5/20/2069	4.55%	**	316,118
GNMA SER 2009-061 CL NP 4.0% DUE 08-20-2039	8/20/2039	4.00%	**	158,508
GNMA SER 2010-H010 CL FC FLTG RT DUE 05-20-2060	5/20/2060	5.03%	**	156,626
GNMA SER 2015-H11 CL FC FLTG RT 5-20-2065	5/20/2065	4.66%	**	248,072
GNMA SER 2015-H20 CL FB FLT RT 08-20-2065	8/20/2065	4.71%	**	74,728
GNMA SER 2017-H07 CL FG FLTG RT DUE 02-20-2067 REG	2/20/2067	4.57%	**	643,258
GNMA SER 2017-H19 CL FA FLTG RT DUE 08-20-2067	8/20/2067	4.56%	**	268,146
GNMA SER 2018-H06 CL PF FLTG 02-20-2068	2/20/2068	4.41%	**	424,528

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMA SER 2018-H07 CL FD FLTG 05-20-2068 REG	5/20/2068	4.41%	**	767,325
GNMA SER 24-23 CL BA 5.5% 10-20-2051	10/20/2051	5.50%	**	520,509
GNMA SER 24-23 CL PB 5.5% 02-20-2050	2/20/2050	5.50%	**	685,847
GNMA SR 16-H07 CL FQ FLTG RT 03-20-2066	3/20/2066	4.81%	**	636,583
GNMA SR 19-H15 CL AF FLTG RT 08-20-2069	8/20/2069	4.96%	**	307,756
GNMA SR 2006-38 CL FZ FLTG DUE 09-16-2035	9/16/2035	3.95%	**	453,796
GNMA SR 2010-115 CL DA 2.5% DUE 09-20-2040	9/20/2040	2.50%	**	27,503
GNMA SR 2011-156 CL PD 2.0% 04-20-2040	4/20/2040	2.00%	**	98,295
GNMA SR 20-127 CL LP 1.5% 06-20-2050	6/20/2050	1.50%	**	1,250,631
GNMA SR 2018-166 CL H-C 3.5% 09-20-2048	9/20/2048	3.50%	**	288,926
GNMA SR 2019-031CL HA 3.0% 07-20-2047	7/20/2047	3.00%	**	59,513
GNMA SR 2024-76 CL KA 6.0% 12-20-2049	12/20/2049	6.00%	**	1,160,929
GNMA SR 20-H09 CL BF FLTG 05-20-2070	5/20/2070	4.96%	**	4,683,032
GNMA SR 20-H09 CL FL FLTG RT 05-20-2070	5/20/2070	5.26%	**	1,114,323
GNMA SR 22-120 CL EA 4% 05-20-2046	5/20/2046	4.00%	**	1,614,555
GNMA SR 24-13 CL DA 5.5% 10-20-2050	10/20/2050	5.50%	**	1,565,152
GNMA SR 24-H08 CL FC FLTG 05-20-2074	5/20/2074	4.57%	**	284,620
GNMA SR 25-2 CL EA 4.5% 09-20-2040	9/20/2040	4.50%	**	3,039,444
GNMAII POOL #004224 SER 2038 7 DUE 08-20-2038 REG	8/20/2038	7.00%	**	40,676
GNMAII POOL #2958 SER 2030 8% DUE 08-20-2030 REG	8/20/2030	8.00%	**	1,863
GNMAII POOL #4040 SER 2037 6.5% DUE 10-20-2037 REG	10/20/2037	6.50%	**	4,259
GNMAII POOL #4060 SER 2037 6% DUE 12-20-2037 REG	12/20/2037	6.00%	**	13,656
GNMAII POOL #4195 SER 2038 6% DUE 07-20-2038 REG	7/20/2038	6.00%	**	1,989
GNMAII POOL #4268 SER 2038 6% DUE 10-20-2038 REG	10/20/2038	6.00%	**	1,448
GNMAII POOL #4696 SER 2040 4.5% DUE 05-20-2040 REG	5/20/2040	4.50%	**	69,939
GNMAII POOL #4697 SER 2040 5% DUE 05-20-2040 REG	5/20/2040	5.00%	**	43,258
GNMAII POOL #4747 SER 2040 5% DUE 07-20-2040 BEO	7/20/2040	5.00%	**	249,632
GNMAII POOL #4922 SER 2041 4% DUE 01-20-2041 BEO	1/20/2041	4.00%	**	75,764
GNMAII POOL #5082 SER 2041 4.5% DUE 06-20-2041 BEO	6/20/2041	4.50%	**	87,289
GNMAII POOL #5326 SER 2027 3% DUE 03-20-2027 BEO	3/20/2027	3.00%	**	7,614
GNMAII POOL #783637 SER 2042 3% DUE 06-20-2042 REG	6/20/2042	3.00%	**	28,286
GNMAII POOL #787154 6.5% 11-20-2053	11/20/2053	6.50%	**	256,047
GNMAII POOL #80012 SER 2026 ADJ RT 11-20-2026	11/20/2026	4.75%	**	626
GNMAII POOL #80106 5.375% DUE 08-20-2027REG	8/20/2027	5.38%	**	1,387
GNMAII POOL #80397 SER 2030 ADJ RT 04-20-2030	4/20/2030	5.62%	**	335
GNMAII POOL #8788 SER 2026 5.625% DUE 01-20-2026 REG	1/20/2026	5.62%	**	3
GNMAII POOL #BX4951 3.5% 09-20-2050	9/20/2050	3.50%	**	1,199,822
GNMAII POOL #CO4938 5.0% 08-20-2052	8/20/2052	5.00%	**	1,380,173
GNMAII POOL #CO4960 5.0% 08-20-2052	8/20/2052	5.00%	**	1,368,188
GNMAII POOL #G2 MA4654 SER 2047 4.5% DUE08-20-2047 REG GNMAII	8/20/2047	4.50%	**	183,626
GNMAII POOL #MA0023 SER 2042 4% DUE 04-20-2042 REG	4/20/2042	4.00%	**	86,152
GNMAII POOL #MA0073 SER 2027 3% DUE 05-20-2027 REG	5/20/2027	3.00%	**	19,158
GNMAII POOL #MA0272 SER 2027 2.0% DUE 07-20-2027	7/20/2027	2.00%	**	26,803
GNMAII POOL #MA0299 SER 2027 2.5% DUE 08-20-2027 REG	8/20/2027	2.50%	**	45,938
GNMAII POOL #MA0317 3 DUE 08-20-2012 REG	8/20/2042	3.00%	**	307,717
GNMAII POOL #MA0391 SER 2042 3% DUE 09-20-2042 REG	9/20/2042	3.00%	**	406,849
GNMAII POOL #MA0392 SER 2042 3.5 DUE 09-20-2042 REG	9/20/2042	3.50%	**	426,749
GNMAII POOL #MA0462 3.5 DUE 10-20-2042 REG	10/20/2042	3.50%	**	596,773

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMAII POOL #MA0463 4 DUE 10-20-2042 REG	10/20/2042	4.00%	**	431,101
GNMAII POOL #MA0624 3 12-20-2042 REG	12/20/2042	3.00%	**	152,121
GNMAII POOL #MA0626 4 DUE 11-20-2042 REG	12/20/2042	4.00%	**	219,916
GNMAII POOL #MA0674 SER 2028 2.5 DUE 01-20-2028 REG	1/20/2028	2.50%	**	1,047,747
GNMAII POOL #MA0698 3 01-20-2043 REG	1/20/2043	3.00%	**	214,607
GNMAII POOL #MA0933 SER 2043 3% DUE 04-20-2043 REG	4/20/2043	3.00%	**	178,865
GNMAII POOL #MA1012 SER 2043 3.5% DUE 05-20-2043 REG	5/20/2043	3.50%	**	475,870
GNMAII POOL #MA1995 SER 2044 3.5% DUE 06-20-2044 BEO	6/20/2044	3.50%	**	934,707
GNMAII POOL #MA2372 SER 2044 4% DUE 11-20-2044 REG	11/20/2044	4.00%	**	362,192
GNMAII POOL #MA2678 SER 2045 3.5% DUE 03-20-2045 REG	3/20/2045	3.50%	**	260,828
GNMAII POOL #MA2754 SER 2045 3.5% DUE 04-20-2045 REG	4/20/2045	3.50%	**	715,431
GNMAII POOL #MA3172 SER 2045 3% DUE 10-20-2045 REG	10/20/2045	3.00%	**	364,475
GNMAII POOL #MA3174 SER 2045 4% DUE 10-20-2045 REG	10/20/2045	4.00%	**	185,415
GNMAII POOL #MA3597 SER 2046 3.5% DUE 04-20-2046 BEO	4/20/2046	3.50%	**	1,852,668
GNMAII POOL #MA3662 SER 2046 3% DUE 05-20-2046 REG	5/20/2046	3.00%	**	629,334
GNMAII POOL #MA3736 SER 2046 3.5% DUE 06-20-2046 REG	6/20/2046	3.50%	**	233,996
GNMAII POOL #MA4004 SER 2046 3.5% DUE 10-20-2046 REG	10/20/2046	3.50%	**	1,316,521
GNMAII POOL #MA4322 SER 2047 4% DUE 03-20-2047 REG	3/20/2047	4.00%	**	503,010
GNMAII POOL #MA4383 SER 2047 4% DUE 04-20-2047 REG	4/20/2047	4.00%	**	203,034
GNMAII POOL #MA4452 4.0% DUE 05-20-2047 REG	5/20/2047	4.00%	**	182,606
GNMAII POOL #MA4511 SER 2047 4% DUE 06-20-2047 REG	6/20/2047	4.00%	**	1,327,807
GNMAII POOL #MA4720 SER 2047 4% DUE 09-20-2047 REG	9/20/2047	4.00%	**	3,476,999
GNMAII POOL #MA4837 SER 2047 3.5% DUE 11-20-2047 REG	11/20/2047	3.50%	**	261,973
GNMAII POOL #MA4900 SER 2047 3.5% DUE 12-20-2047	12/20/2047	3.50%	**	62,958
GNMAII POOL #MA4901 4% 12-20-2047	12/20/2047	4.00%	**	437,072
GNMAII POOL #MA5020 4.0% 02-20-2048	2/20/2048	4.00%	**	294,609
GNMAII POOL #MA5078 4.0% 03-20-2048	3/20/2048	4.00%	**	1,943,068
GNMAII POOL #MA5079 4.5% 03-20-2048	3/20/2048	4.50%	**	45,158
GNMAII POOL #MA5266 SER 2048 5% DUE 06-01-2048 REG	6/20/2048	5.00%	**	64,120
GNMAII POOL #MA5465 3.5% DUE 09-20-2048 REG	9/20/2048	3.50%	**	287,223
GNMAII POOL #MA5529 4.5% 10-20-2048	10/20/2048	4.50%	**	342,069
GNMAII POOL #MA5530 SER 2048 5.0% DUE 10-20-2048 REG	10/20/2048	5.00%	**	552,200
GNMAII POOL #MA5597 5.0% 11-20-2048 REG	11/20/2048	5.00%	**	291,532
GNMAII POOL #MA5653 5.0% DUE 12-20-2048 REG	12/20/2048	5.00%	**	382,464
GNMAII POOL #MA5763 4% DUE 02-20-2049 REG	2/20/2049	4.00%	**	1,976,404
GNMAII POOL #MA5818 SER 2049 4.5% DUE 03-20-2049 REG MBS	3/20/2049	4.50%	**	1,508,281
GNMAII POOL #MA5876 4.0% 04-20-2049	4/20/2049	4.00%	**	1,010,904
GNMAII POOL #MA5988 5.0% 06-20-2049	6/20/2049	5.00%	**	52,471
GNMAII POOL #MA6153 3.0% 09-20-2049	9/20/2049	3.00%	**	467,270
GNMAII POOL #MA6217 2.5% 10-20-2049	10/20/2049	2.50%	**	458,762
GNMAII POOL #MA6411 4.0% 01-20-2050	1/20/2050	4.00%	**	88,829
GNMAII POOL #MA6476 4.0% 02-20-2050	2/20/2050	4.00%	**	128,944
GNMAII POOL #MA6659 4.5% 05-20-2050	5/20/2050	4.50%	**	1,961,694
GNMAII POOL #MA6768 4.0% DUE 07-20-2050	7/20/2050	4.00%	**	194,656
GNMAII POOL #MA6865 SER 2050 2.5% DUE 09-20-2050 REG	9/20/2050	2.50%	**	422,922
GNMAII POOL #MA6930 2.0% 10-20-2050	10/20/2050	2.00%	**	4,058,901
GNMAII POOL #MA6931 2.5% 10-20-2050	10/20/2050	2.50%	**	1,933,865
GNMAII POOL #MA6995 2.5% 11-20-2050	11/20/2050	2.50%	**	1,473,103

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMAII POOL #MA7135 SER 2051 2% DUE 01-20-2051 BEO 2.0% 20/01/2051	1/20/2051	2.00%	**	1,422,707
GNMAII POOL #MA7136 SER 2051 2.5% DUE 01-20-2051 REG	1/20/2051	2.50%	**	262,331
GNMAII POOL #MA7193 SER 2051 2.5% DUE 02-20-2051 REG	2/20/2051	2.50%	**	2,579,146
GNMAII POOL #MA7194 SER 2051 3% DUE 02-20-2051 BEO 3.0% 20/02/2051	2/20/2051	3.00%	**	4,035,293
GNMAII POOL #MA7254 2.0% DUE 03-20-2051 REG	6/20/2052	3.50%	**	1,496,961
GNMAII POOL #MA7255 SER 2051 2.5% DUE 03-20-2051 REG	3/20/2051	2.50%	**	404,797
GNMAII POOL #MA7312 2.5% DUE 04-20-2051	4/20/2051	2.50%	**	2,450,164
GNMAII POOL #MA7367 SER 2051 2.5% DUE 05-20-2051 REG	5/20/2051	2.50%	**	6,186,749
GNMAII POOL #MA7589 2.5% 09-20-2051	9/20/2051	2.50%	**	3,593,822
GNMAII POOL #MA7828 3% DUE 01-20-2052 REG	1/20/2052	3.00%	**	509,808
GNMAII POOL #MA7829 SER 2052 3.5% 01-20-2052	1/20/2052	3.50%	**	2,380,650
GNMAII POOL #MA7937 SER 2052 3.0% 03-20-2052	3/20/2052	3.00%	**	375,310
GNMAII POOL #MA7988 SER 2052 3.0% 04-20-2052	4/20/2052	3.00%	**	10,500,066
GNMAII POOL #MA7989 3.5% DUE 04-20-2052 REG	4/20/2052	3.50%	**	2,261,272
GNMAII POOL #MA8043 SER 2052 3.0% DUE 05-20-2052 REG	5/20/2052	3.00%	**	4,207,696
GNMAII POOL #MA8099 SER 2052 3.5% 06-20-2052	6/20/2052	3.50%	**	4,490,060
GNMAII POOL #MA8202 5.0% DUE 08-20-2052 REG	8/20/2052	5.00%	**	1,902,328
GNMAII POOL #MA8267 4.0% DUE 09-20-2052 REG	9/20/2052	4.00%	**	4,270,923
GNMAII POOL #MA8346 4.0% DUE 10-20-2052	10/20/2052	4.00%	**	530,166
GNMAII POOL #MA8347 SER 2052 4.5% DUE 10-20-2052 BEO G2 MA8347	10/20/2052	4.50%	**	2,285,564
GNMAII POOL #MA8429 5.5% 11-20-2052	11/20/2052	5.50%	**	1,530,239
GNMAII POOL #MA8491 SER 2052 5.5% DUE 12-20-2052 REG	12/20/2052	5.50%	**	2,832,346
GNMAII POOL #MA8725 5% DUE 03-20-2053	3/20/2053	5.00%	**	1,381,254
GNMAII POOL #MA9726 SER 2054 6.0% 06-20-2054	6/20/2054	6.00%	**	989,415
GNMAII POOL #MA9728 SER 2054 7.0% 06-20-2054	6/20/2054	7.00%	**	2,102,437
GNMAII POOL #MA9964 5.0% 10-20-2054	10/20/2054	3.50%	**	14,999,314
GNMAII POOL #MB0025 SER 2054 5% DUE 11-20-2054 BEO G2 MB0025 5% 20/11/2054	11/20/2054	5.00%	**	3,875,739
GNMAII POOL MA5878 5.0% 04-20-2049	4/20/2049	5.00%	**	259,844
GNMAII POOL MB0022 3.5% 11-20-2054	11/20/2054	3.50%	**	809,690
GODADDY INC CL A CL A			**	1,973,492
GODO STEEL LTD NPV			**	32,719
GODREJ CONSUMER PR INR1			**	52,040
GOLD BULLION BAR .9999-1 OZ			**	16,991
GOLD CIRCUIT ELECT TWD10			**	1,027,641
GOLD.COM INC			**	497,777
GOLDEN ENTMT INC COM			**	2,317,920
GOLDEN ST TOB SECURITIZATION CORP 3.714%06-01-2041	6/1/2041	3.71%	**	621,958
GOLDEN ST TOB SECURITIZATION CORP CALIF 3.0% 06-01-2046	6/1/2046	3.00%	**	2,260,982
GOLDEN ST TOB SECURITIZATION CORP CALIF 4.214% DUE 06-01-2050 REG	6/1/2050	4.21%	**	2,705,674
GOLDMAN SACHS 3.85% DUE 01-26-2027	1/26/2027	3.85%	**	3,152,497
GOLDMAN SACHS 4.937% DUE 04-23-2028	4/23/2028	4.94%	**	7,930,773
GOLDMAN SACHS 5.851% 04-25-2035	4/25/2035	5.85%	**	585,647
GOLDMAN SACHS 6.75% DUE 10-01-2037	10/1/2037	6.75%	**	682,639
GOLDMAN SACHS BANK USA 5.283% 03-18-2027	3/18/2027	5.28%	**	4,376,130
GOLDMAN SACHS BANK USA FLTG RT 03-18-2027	3/18/2027	4.47%	**	1,114,477
GOLDMAN SACHS BK USA 5.414% 05-21-2027	5/21/2027	5.41%	**	2,291,690
GOLDMAN SACHS FIXED 2.615% 04-22-2032	4/22/2032	2.62%	**	4,563,291
GOLDMAN SACHS GROUP INC 1.431% 03-09-2027	3/9/2027	1.43%	**	6,799,179

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GOLDMAN SACHS GROUP INC 1.542% 09-10-2027	9/10/2027	1.54%	**	4,844,098
GOLDMAN SACHS GROUP INC 1.948% 10-21-2027	10/21/2027	1.95%	**	12,512,571
GOLDMAN SACHS GROUP INC 1.992% DUE 01-27-2032 REG	1/27/2032	1.99%	**	444,564
GOLDMAN SACHS GROUP INC 2.6% DUE 02-07-2030	2/7/2030	2.60%	**	940,381
GOLDMAN SACHS GROUP INC 2.908% DUE 07-21-2042 BEO	7/21/2042	2.91%	**	367,699
GOLDMAN SACHS GROUP INC 3.102% 02-24-2033	2/24/2033	3.10%	**	1,383,937
GOLDMAN SACHS GROUP INC 3.21% DUE 04-22-2042 BEO	4/22/2042	3.21%	**	504,763
GOLDMAN SACHS GROUP INC 3.691% 06-05-2028	6/5/2028	3.69%	**	3,979,065
GOLDMAN SACHS GROUP INC 4.017% 10-31-2038	10/31/2038	4.02%	**	531,602
GOLDMAN SACHS GROUP INC 4.153% 10-21-2029	10/21/2029	4.15%	**	3,780,269
GOLDMAN SACHS GROUP INC 4.369% 10-21-2031	10/21/2031	4.37%	**	7,506,578
GOLDMAN SACHS GROUP INC 5.016% 10-23-2035	10/23/2035	5.02%	**	15,106,215
GOLDMAN SACHS GROUP INC 5.049% 07-23-2030	7/23/2030	5.05%	**	12,310,408
GOLDMAN SACHS GROUP INC 5.218% 04-23-2031	4/23/2031	5.22%	**	1,832,487
GOLDMAN SACHS GROUP INC 5.33% 07-23-2035	7/23/2035	5.33%	**	617,551
GOLDMAN SACHS GROUP INC 5.536% 01-28-2036	1/28/2036	5.54%	**	416,157
GOLDMAN SACHS GROUP INC 5.561% 11-19-2045	11/19/2045	5.56%	**	542,095
GOLDMAN SACHS GROUP INC 5.727% 04-25-2030	4/25/2030	5.73%	**	3,413,166
GOLDMAN SACHS GROUP INC 5.734% 01-28-2056	1/28/2056	5.73%	**	284,367
GOLDMAN SACHS GROUP INC 6 45 05 01 6.45 DUE 05-01-2036 BEO	5/1/2036	6.45%	**	99,030
GOLDMAN SACHS GROUP INC 6.484% DUE 10-24-2029	10/24/2029	6.48%	**	11,974,024
GOLDMAN SACHS GROUP INC COM			**	10,110,258
GOLDMAN SACHS GROUP INC SR NT FIXED / FLTG 2.65% 10-21-2032	10/21/2032	2.65%	**	2,489,531
GOLDWIND SCI&TECH 'H'CNY1			**	55,821
GOODLEAP 4% DUE 04-20-2049	4/20/2049	4.00%	**	1,350,611
GOODRX HLDGS INC COM CL A COM CL A			**	125,384
GOODYEAR TIRE & RUBBER CO COM			**	1,134,543
GOPRO INC CL A CL A			**	170,203
GOSSAMER BIO INC COM USD0.0001			**	191,375
GOVERNMENT NATIONAL MORTGAGE A G2 MB00297% 20/11/2054 7% 11-20-2054	11/20/2054	7.00%	**	1,269,190
GOVERNMENT NATIONAL MORTGAGE A GNR SR 24-84 BA 5.75% 11-20-2045	11/20/2045	5.75%	**	2,843,422
GOVERNMENT NATIONAL MORTGAGE ASSN SR 23-164 CL DA 5.5% 10-20-2047	10/20/2047	5.50%	**	2,970,919
GOVERNMENT NATIONAL MORTGAGE ASSN SR 25-110 CL GE 5.0% 10-20-2049	10/20/2049	5.00%	**	3,541,029
GOVERNMENT NATIONAL MORTGAGE ASSOC 4.59919% 11-20-2065	11/20/2065	4.76%	**	488,867
GOVERNMENT NATIONAL MORTGAGE ASSOC 5.5% 08-20-2050	8/20/2050	5.50%	**	2,190,641
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7420 3.5% 06-20-2051	6/20/2051	3.50%	**	1,251,792
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7883 3.5% 02-20-2052	2/20/2052	3.50%	**	3,192,922
GOVERNMENT NATIONAL MORTGAGE ASSOC POOL #646853 5.5% 08-15-2035 BEO	8/15/2035	5.50%	**	537
GOVERNMENT NATIONAL MORTGAGE ASSOC SR 24-19 CL E 5.0% 09-20-2057	9/20/2057	5.00%	**	1,753,336
GOVERNMENT NATIONAL MTG ASSOC 2024-064 REMIC PASSTHRU CTF 4.953 04-20-2054	4/20/2054	5.17%	**	1,121,056
GOVERNMENT NATL MTG SER 2015-H14 CL FA FLTG RT 06-20-2065	6/20/2065	4.68%	**	378,395
GPMT 2021-FL4 LTD FLTG RT 5.74139% DUE 12-15-2036	12/15/2036	5.80%	**	4,999,090
GPO AERO SURESTE SER'B'NPV			**	41,877
GPT GROUP NPV (STAPLED SECURITIES)			**	1,212,245
GRACO INC COM			**	859,373
GRAIL INC COM			**	403,985
GRAINCORP 'A'NPV			**	417,512
GRAINGER PLC ORD GBP0.05			**	920,716

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GRAINGER W W INC COM			**	6,009,902
GRAND CITY PROPERT EUR0.10			**	557,467
GRAND PHARMACEUTICAL GROUP LIMITED HKD0.01			**	51,436
GRANITE REAL ESTAT UNITS			**	1,808,082
GRANITE RIDGE RES INC COM			**	95,015
GRAPHIC PACKAGING HLDG CO COM STK			**	723,874
GREAT EAGLE HLDGS HKD0.50			**	1,939
GREAT EASTERN SHI INR10 (POST REORG)			**	389,412
GREAT LAKES DREDGE & DOCK CORP NEW COM			**	481,228
GREAT SOUTHN BANCORP INC COM			**	42,846
GREAT WALL MOTOR 'H'CNY1			**	130,719
GREAT WEST LIFECO COM NPV			**	399,992
GREATAMERICA 4.22% DUE 05-15-2028	5/15/2028	4.22%	**	3,411,387
GREAT-WEST LIFECO 4.15% DUE 06-03-2047	6/3/2047	4.15%	**	146,380
GREEN PLAINS INC COM STK			**	376,467
GREENCORE GROUP ORD GBP0.01 (CDI)			**	103,948
GREENPLY INDUSTRIE INR1			**	63,672
GREENPOINT MTG FDG TR 2006-OH1 MTG PASSTHRU CTF CL A-1 FLTG 01-25-2037 REG	1/25/2037	4.21%	**	691,962
GREENS CO LTD COMMON STOCK			**	332,483
GREIF INC.			**	6,083,319
GREMS INC NPV			**	277,294
GREYWOLF CLO IV LTD RE-ISSUE / 0% 04-17-2034	4/17/2034	5.12%	**	1,799,601
GREYWOLF CLO VII LTD SRS 18-7A CL A1 10-20-2031	10/20/2031	5.32%	**	872,353
GRID DYNAMICS HOLDINGS INC COM USD0.0001CL A			**	336,259
GRINDR INC COM			**	269,690
GROUP 1 AUTOMOTIVE INC COM			**	382,288
GROUPE DYNAMITE INC SUB VTG SHS WI			**	494,542
GRUPO FINANCIERO BANORTE S A B DE C V			**	122,562
GS ENGINEERING & C KRW5000			**	84,432
GS MTG BACKED SECS 2.5% DUE 09-25-2052	9/25/2052	2.50%	**	1,842,431
GS MTG BACKED SECS 4.72419% DUE 01-25-2052	1/25/2052	4.55%	**	359,829
GS MTG SECS TR 1.56% DUE 12-12-2053	12/12/2053	1.56%	**	904,296
GS MTG SECS TR 2020-GC45 SR 20-GC45 CL A3 2.63% 02-13-2053	2/13/2053	2.64%	**	2,713,368
GS MTG SECS TR 3.05% DUE 05-10-2049	5/10/2049	3.05%	**	1,744,464
GS MTG SECS TR 3.469% DUE 11-10-2050	11/10/2050	3.47%	**	1,816,307
GS MTG SECS TR 3.506% DUE 10-10-2048	10/10/2048	3.51%	**	123,862
GS MTG-BACKED SECS 3% DUE 08-26-2052	8/26/2052	3.00%	**	1,578,989
GS MTG-BACKED SECS FLTG RT 2.5% DUE 12-25-2051	12/25/2051	2.50%	**	61,153
GS MTG-BACKED SECS TR 2022-HP1 MTG PASSTHRU CTF CL A-2 3% 09-25-2052	9/25/2052	3.00%	**	1,416,087
GSAT TR 2025-BMF 5.18019% 07-15-2040	7/15/2040	5.25%	**	4,597,739
GTT EUR0.01			**	1,889,215
GUANGDONG DONGPENG GUANGDONG DONGPENG HOLDINGS			**	146,015
GUANGDONG VANWARD NEW ELECTRIC CO L 'A'CNY1 (STOCK CONNECT)			**	372,126
GUARDANT HEALTH INC COM			**	5,444,471
GUIDEWIRE SOFTWARE INC COM USD0.0001			**	6,669,713
GUJARAT NARMADA VALLEY FERTILIZERS AND CHEMCIALS LTD			**	23,919
GUOQUAN FOOD (SHAN CNY1 H			**	445,965
H LUNDBECK A/S SER B DKK1			**	992,369

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
H WORLD GROUP LTD SPONSORED ADR			**	278,724
H.U. GROUP HOLDINGS INC			**	53,941
H2O AMERICA			**	19,547
HA SUSTAINABLE INFRASTRUCTURE CAPITAL INC			**	1,096,907
HACHIJUNI NAGANO BK LTD NPV			**	61,729
HACKENSACK MERIDIAN HEALTH INC 2.875% 09-01-2050	9/1/2050	2.88%	**	281,066
HAESUNG DS CO LTD KRW5000			**	1,075,992
HAFNIA LIMITED USD0.01			**	167,220
HAGERTY INC CL A COM CL A COM			**	16,545
HAITIAN INTL HLDGS HKD0.10			**	170,823
HAL TRUST UNITS NPV			**	155,605
HALEON US CAPITAL LLC 3.375% 03-24-2027	3/24/2027	3.38%	**	4,755,752
HALEON US CAPITAL LLC 3.375% 03-24-2029	3/24/2029	3.38%	**	752,267
HALFORDS GROUP ORD GBP0.01			**	401,899
HALK GAYRIMENKUL Y TRY1 (B SHARES)			**	19,583
HALLADOR ENERGY COMPANY COM STK			**	7,216
HALLIBURTON CO COM			**	407,537
HALO MICROELECTRON CNY1 A (SHANGHAI STOCK CONN			**	352,200
HALOZYME THERAPEUTICS INC COM			**	2,836,089
HAMAMATSU PHOTONIC NPV			**	69,939
HAMILTON INSURANCE GROUP LTD.			**	1,253,798
HAMILTON LANE INC CL A CL A			**	4,620,533
HANA FINANCIAL GRP KRW5000			**	9,199,466
HANA MICROELECTRNC THB1 (NVDR)			**	218,954
HANG SENG BANK NPV			**	15,777
HANGZHOU SHUNWANG 'A'CNY1			**	498,754
HANKOOK SHELL OIL KRW5000			**	111,957
HANKOOK TIRE & TECHNOLOGY CO LTD			**	116,353
HANKUK CARBON CO KRW500			**	517,990
HANMI FINL CORP COM NEW COM NEW			**	46,302
HANNSTAR BOARD CRP TWD10			**	85,190
HANOVER INS GROUP 4.5% DUE 04-15-2026	4/15/2026	4.50%	**	878,177
HANOVER INS GROUP INC COM			**	1,368,033
HANSOH PHARMACEUTI HKD0.00001			**	231,772
HANWA CO LTD NPV			**	324,776
HANWHA AEROSPACE CO LTD			**	865,520
HANWHA CORP KRW5000			**	607,405
HANWHA CORPORATION 3RD PRF KRW5000			**	357,430
HANWHA ENGINE KRW1000			**	628,918
HANWHA GENERAL INSURANCE CO LTD KRW5000			**	52,808
HANWHA INVESTMENT & SECURITIES CO., LTD			**	42,431
HARBIN ELECTRIC COMPANY LTD			**	568,328
HAREL INS INVS ILS1			**	470,001
HARLEY DAVIDSON FINL SVCS INC GTD NT 144A 3.05% 02-14-2027	2/14/2027	3.05%	**	3,782,616
HARLEY-DAVIDSON MOTORCYCLE TR 2024-A SER24-A CL A4 5.29% 12-15-2031	12/15/2031	5.29%	**	3,790,088
HARLEY-DAVIDSON MOTORCYCLE TR SER 24-A CL A3 5.37% 03-15-2029	3/15/2029	5.37%	**	3,057,127
HARMONIC INC COM			**	24,666
HARMONY BIOSCIENCES HLDGS INC COM			**	605,718

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
HARMONY GOLD MNG NPV			**	753,314
HARTFORD FINL SVCS 4.3 DUE 04-15-2043	4/15/2043	4.30%	**	137,875
HARVEY NORMAN HLDG NPV			**	123,895
HASBRO INC COM			**	5,704,904
HAVERTY FURNITURE COS INC COM STK			**	200,732
HAZAMA ANDO CORP NPV			**	1,275,184
HCA HEALTHCARE INC COM			**	10,793,803
HCA INC 3.5% DUE 09-01-2030	9/1/2030	3.50%	**	2,406,578
HCA INC 4.125% 06-15-2029	6/15/2029	4.12%	**	4,752,353
HCA INC 4.3% 11-15-2030	11/15/2030	4.30%	**	2,858,972
HCA INC 4.6% 11-15-2032	11/15/2032	4.60%	**	317,586
HCA INC 4.9% 11-15-2035	11/15/2035	4.90%	**	232,224
HCA INC 5.0% 03-01-2028	3/1/2028	5.00%	**	4,781,798
HCA INC 5.2% 06-01-2028	6/1/2028	5.20%	**	5,851,949
HCA INC 5.25% 03-01-2030	3/1/2030	5.25%	**	1,135,405
HCA INC 5.25% DUE 06-15-2026	6/15/2026	5.25%	**	3,762,937
HCA INC 5.25% DUE 06-15-2049	6/15/2049	5.25%	**	27,212
HCA INC 5.5% DUE 06-15-2047	6/15/2047	5.50%	**	237,080
HCA INC 5.75% 03-01-2035	3/1/2035	5.75%	**	625,705
HCA INC 5.875% DUE 02-01-2029	2/1/2029	5.88%	**	2,808,698
HCA INC 5.95% 09-15-2054	9/15/2054	5.95%	**	694,293
HCA INC 6.2% 03-01-2055	3/1/2055	6.20%	**	1,737,964
HCA INC SR SECD NT 3.125% 03-15-2027	3/15/2027	3.12%	**	894,711
HCA INC SR SECD NT 4.625% 03-15-2052	3/15/2052	4.62%	**	1,605,317
HCA INC. 5.7% 11-15-2055	11/15/2055	5.70%	**	229,606
HCI GROUP INC COM NPV			**	791,680
HCL TECHNOLOGIES INR2			**	341,513
HD CONSTRUCTION EQUIPMENT CO LTD			**	115,029
HD HYUNDAI CO LTD KRW1000 267250			**	562,667
HD HYUNDAI ELECTRIC & ENERGY SYSTEM CO LTD KRW5000			**	149,368
HD HYUNDAI HEAVY INDUSTRIES CO LTD KRW5000			**	565,340
HD KOREA SHIPBUILDING & OFFSHORE ENGINEERING CO LTD			**	724,409
HDC HOLDINGS CO KRW5000			**	66,785
HDFC BANK LTD INR1			**	6,647,911
HEALTHCARE SVCS GROUP INC COM			**	9,617
HEALTHEQUITY INC COM			**	5,349,200
HEALTHPEAK OP LLC SR NT 5.375% 02-15-2035	2/15/2035	5.38%	**	153,495
HEALTHPEAK PPTYS FIXED 3% DUE 01-15-2030	1/15/2030	3.00%	**	2,095,720
HEALTHPEAK PROPERTIES INC 3.5% DUE 07-15-2029	7/15/2029	3.50%	**	617,641
HEALTHSTREAM INC COM STK ISIN# US42222N1037			**	69,671
HECLA MNG CO COM			**	487,560
HEG LIMITED INR2(POST SUBD)			**	96,965
HEICO CORP NEW 5.25% 08-01-2028	8/1/2028	5.25%	**	828,886
HEICO CORP NEW CL A CL A			**	2,423,328
HEICO CORP NEW COM			**	245,281
HELEN TROY LTD COM STK			**	123,335
HELIOS TECHNOLOGIES INC			**	2,150,565

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
HELLENIQ ENERGY HOLDINGS S.A.			**	23,672
HELMERICH & PAYNE INC COM			**	3,475,328
HELVETIA BALOISE HOLDING AG			**	120,939
HERA EUR1			**	361,948
HERITAGE INS HLDGS INC COM			**	569,575
HERO FDG 2017-2 FIXED 3.28% DUE 09-20-2048	9/20/2048	3.28%	**	53,699
HERO MOTOCORP LTD INR2			**	146,395
HERSHEY COMPANY 4.75% 02-24-2030	2/24/2030	4.75%	**	567,364
HERTZ VEH FING III 2.33% DUE 06-26-2028	6/26/2028	2.33%	**	1,172,127
HERTZ VEH FING III 3.89% DUE 09-25-2028	9/25/2028	3.89%	**	1,789,991
HESS CORP 4.3% DUE 04-01-2027	4/1/2027	4.30%	**	1,909,320
HEWLETT PACKARD ENTERPRISE CO COM			**	1,354,200
HF SINCLAIR CORPORATION COM USD0.01			**	996,065
HFCL LTD INR1			**	199,848
HIGHWEALTH CONSTRU TWD10			**	19,191
HIGHWOODS PPTYS INC COM			**	5,706
HIKMA PHARMACEUTIC ORD GBP0.10			**	61,544
HILLTOP HLDGS INC COM STK			**	391,973
HILT COML MTG TR 2024-ORL 5.22142% 05-15-2037	5/15/2037	5.29%	**	2,002,484
HILTON GRAND 4.73% DUE 05-25-2044	5/25/2044	4.73%	**	290,719
HILTON WORLDWIDE HLDGS INC COM NEW COM NEW			**	12,638,426
HIMS & HERS HEALTH INC COM CL A COM			**	300,705
HINDUSTAN COPPER LIMITED			**	260,986
HINDUSTAN PETROL INR10			**	384,296
HIPPO HLDGS INC COM NEW			**	2,698,507
HIROGIN HOLDINGS INC			**	747,642
HIROSE ELECTRIC NPV			**	1,268,892
HISAMITSU PHARM CO NPV			**	64,446
HISENSE VISUAL TECHNOLOGY CO LTD 'A'CNY1 (STOCK CONNECT)			**	68,527
HITACHI CONSTRUCTION MACHINERY NPV			**	838,891
HITACHI ENERGY INDIA LTD			**	576,113
HITACHI NPV			**	21,378,718
HK ELEC INVS&HK EL UNITS (STAPLED)			**	60,301
HK INNO.N CORP KRW500			**	692,743
HKT TRUST AND HKT HKD0.0005 SHARE STAPLED			**	294,275
HL MANDO CORPORATI KRW1000			**	166,416
HLTN COML MTG TR FLTG RT 5.32169% DUE 06-15-2041	6/15/2041	5.39%	**	4,743,783
HNI CORP COM			**	4,180,458
HOCHSCHILD MINING ORD GBP0.01			**	107,678
HOCHTIEF AG NPV			**	1,533,289
HOKURIKU ELEC PWR NPV			**	8,095
HOKUTO CORP NPV			**	14,204
HOLOGIC INC COM			**	334,833
HOME BANCORP INC COM STK			**	15,606
HOME BANCSHARES INC COM			**	1,089,309
HOME DEPOT INC 2.375% 03-15-2051	3/15/2051	2.38%	**	495,046
HOME DEPOT INC 3.75% 09-15-2028	9/15/2028	3.75%	**	568,371
HOME DEPOT INC 4.875% 06-25-2027	6/25/2027	4.88%	**	1,266,320

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
HOME DEPOT INC COM			**	3,560,059
HOME PARTNERS AMER 2.302% DUE 12-17-2026	12/17/2026	2.30%	**	3,496,955
HON HAI PRECISION TWD10			**	7,101,224
HON PRECISION INC TWD10			**	682,155
HONDA AUTO RECEIVABLES OWNER TRUST SER 23-3 CL A3 5.41% 02-18-2028	2/18/2028	5.41%	**	2,012,347
HONDA AUTO RECEIVABLES OWNER TRUST SER 24-3 CLS A4 4.51% 11-21-2030	11/21/2030	4.51%	**	3,538,194
HONDA AUTO RECEIVABLES OWNER TRUST SR 24-1 CL A3 5.21% 08-15-2028	8/15/2028	5.21%	**	2,427,123
HONDA MTR CO LTD 2.534% DUE 03-10-2027	3/10/2027	2.53%	**	1,854,772
HONDA MTR CO LTD 4.436% 07-08-2028	7/8/2028	4.44%	**	1,734,204
HONEYWELL INTERNATIONAL 4.7% 02-01-2030	2/1/2030	4.70%	**	1,631,338
HONEYWELL INTERNATIONAL INC 5.35% 03-01-2064	3/1/2064	5.35%	**	143,148
HONEYWELL INTL INC COM STK			**	22,259,964
HONG KONG & CHINA GAS HKD0.25			**	43,230
HONG KONG EXCHANGES & CLEAR			**	2,440,311
HONG LEONG ASIA NPV			**	1,658,538
HOOSIERS HOLDINGS CO LTD NPV			**	4,198
HORACE MANN EDUCATORS CORP COM			**	802,608
HORMEL FOODS CORP COM			**	12,182
HOSHINO RESORTS REIT			**	333,280
HOST HOTELS & RESORTS INC REIT			**	1,803,265
HOST HOTELS & RESORTS L P 5.5% 04-15-2035	4/15/2035	5.50%	**	709,734
HOULIHAN LOKEY INC CL A CL A			**	1,336,734
HOWMET AEROSPACE INC COM USD1.00 WI			**	15,201,208
HOYA CORP NPV			**	4,638,933
HP ENTERPRISE CO 4.15% 09-15-2028	9/15/2028	4.15%	**	1,101,350
HP ENTERPRISE CO 4.55% 10-15-2029	10/15/2029	4.55%	**	3,117,414
HP ENTERPRISE CO 5.0% 10-15-2034	10/15/2034	5.00%	**	112,252
HP INC COM			**	1,193,807
HP INC NT 1.45% 06-17-2026	6/17/2026	1.45%	**	2,996,721
HPS CORPORATE LENDING FD SR NT 144A 4.9%09-11-2028	9/11/2028	4.90%	**	298,549
HPS LN MANAGMENT 2025-26 LTD / HPS 0% 07-20-2038	7/20/2038	5.60%	**	3,010,704
HSBC BK USA N A 7 DUE 01-15-2039	1/15/2039	7.00%	**	292,319
HSBC HLDGS ORD USD0.50(UK REG)			**	2,164,973
HSBC HLDGS PLC 4.041% 03-13-2028	3/13/2028	4.04%	**	599,227
HSBC HLDGS PLC 5.13% 11-19-2028	11/19/2028	5.13%	**	2,969,607
HSBC HLDGS PLC 5.133% DUE 11-06-2036	11/6/2036	5.13%	**	804,240
HSBC HLDGS PLC 5.597% 05-17-2028	5/17/2028	5.60%	**	3,280,527
HSBC HLDGS PLC 5.733% DUE 05-17-2032	5/17/2032	5.73%	**	7,911,389
HSBC HLDGS PLC FLTG RT 2.871% DUE 11-22-2032	11/22/2032	2.87%	**	909,483
HSBC HLDGS PLC FLTG RT 4.899% DUE 03-03-2029	3/3/2029	4.90%	**	5,527,080
HSBC HLDGS PLC FLTG RT 5.24% DUE 05-13-2031	5/13/2031	5.24%	**	412,457
HSBC HLDGS PLC FLTG RT 5.887% DUE 08-14-2027	8/14/2027	5.89%	**	202,112
HSBC HOLDINGS PLC 6.161% 03-09-2029	3/9/2029	6.16%	**	1,640,286
HSBC HOLDINGS PLC 6.332% 03-09-2044	3/9/2044	6.33%	**	362,591
HSTN GALLERIA MALL FLTG RT 5.46185% DUE 02-05-2045	2/5/2045	5.46%	**	1,110,047
HUA NAN FINANCIAL TWD10			**	49,558
HUAYU AUTOMOTIVE SYSTEMS CO LTD 'A'CNY1 (STOCK CONNECT)			**	548,428
HUB GROUP INC CL A CL A			**	5,388,205

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
HUB24 LIMITED NPV			**	106,739
HUBER & SUHNER AG CHF0.25 (REGD)			**	1,337,515
HUBSPOT INC COM			**	1,523,335
HUDBAY MINERALS IN COM NPV			**	1,379,646
HUDBAY MINERALS INC COM STK			**	1,238,461
HUGO BOSS AG			**	23,988
HUMANA AB NPV			**	131,740
HUMANA INC 5.375% 04-15-2031	4/15/2031	5.38%	**	2,193,512
HUMANA INC 5.75% DUE 03-01-2028	3/1/2028	5.75%	**	1,704,683
HUMANA INC COM			**	21,901,164
HUNGARY REP 5.5% 03-26-2036	3/26/2036	5.50%	**	699,495
HUNGARY(REP OF) 6.75% SNR 25/09/52 USD'REGS	9/25/2052	6.75%	**	212,347
HUNT J B TRANS SVCS INC COM			**	204,834
HUNTINGTON BANCSHARES INC 5.272% 01-15-2031	1/15/2031	5.27%	**	514,896
HUNTINGTON BANCSHARES INC 6.208% 08-21-2029	8/21/2029	6.21%	**	576,968
HUNTINGTON BANCSHARES INC COM			**	6,604,278
HUNTINGTON FLTG RT 5.023% DUE 05-17-2033	5/17/2033	5.02%	**	425,325
HUNTINGTON INGALLS INDS INC COM			**	13,919,065
HUNTINGTON INGALLS INDS INC SR NT 2.043%08-16-2028	8/16/2028	2.04%	**	947,429
HUNTSMAN CORP COM STK			**	1,493,170
HUSQVARNA AB SER'B'NPV			**	963,609
HUT 8 CORP COM			**	1,859,146
HYAKUJUSHI BANK NPV			**	33,992
HYATT HOTELS CORP 5.05% 03-30-2028	3/30/2028	5.05%	**	749,539
HYATT HOTELS CORP 5.25% 06-30-2029	6/30/2029	5.25%	**	828,959
HYATT HOTELS CORP COM CL A COM CL A			**	3,746,358
HYDRO ONE LTD COM NPV			**	131,543
HYDRO-QUEBEC 8.5% DEB 1/12/2029 USD1000 8.5% DUE 12-01-2029 REG	12/1/2029	8.50%	**	2,306,792
HYOSUNG HEAVY INDU KRW5000			**	158,251
HYPROP INVESTMENTS LTD			**	30,317
HYSTER-YALE INC COM USD0.01 CL A			**	143,083
HYUNDAI AUTO 4.58% DUE 04-15-2027	4/15/2027	4.58%	**	264,586
HYUNDAI AUTO RECEIVABLES TRUST SER 24-B CL A3 4.84% 03-15-2029	3/15/2029	4.84%	**	298,304
HYUNDAI CAP AMER 4.875% DUE 11-01-2027	11/1/2027	4.88%	**	3,029,711
HYUNDAI CAP AMER 5% DUE 01-07-2028	1/7/2028	5.00%	**	4,444,787
HYUNDAI DEPT STORE KRW5000			**	170,982
HYUNDAI DEVELOPMENT COMPANY			**	15,993
HYUNDAI ELEVATOR KRW5000			**	289,072
HYUNDAI EZWEL CO L KRW500			**	6,258
HYUNDAI GLOVIS CO KRW500			**	541,844
HYUNDAI HYMS KRW500			**	21,416
HYUNDAI MARINE&FIR KRW500			**	117,936
HYUNDAI MOBIS KRW5000			**	1,189,778
HYUNDAI MOTOR CO KRW5000 005380			**	1,824,014
HYUNDAI ROTEM CO L KRW5000			**	1,108,317
HYUNDAI STEEL CO KRW5000			**	282,857
HYVISION SYSTEM IN SHS			**	177,408
I/L CANADA (GOVT OF) 3% 01/12/2036 CAD1000	12/1/2036	4.81%	**	93,716

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
I/O FEDERAL HOME LN MTG CORP SER 2936 CL SC VAR RT 03-15-2029	3/15/2029	2.28%	**	3,424
I/O FHLMC MULTICLASS SER 004579 CL SD 01-15-2038	1/15/2038	1.89%	**	5,048
I/O FNMA POOL #AN6788 2.87% 09-01-2027	9/1/2027	2.87%	**	1,689,419
I/O FNMA REMIC SER 2013-13 CL IK 03-25-2028	3/25/2028	2.50%	**	777
I/O FNMA REMIC TR 2013-17 CL-TI 3% 03-25-2028 REG	3/25/2028	3.00%	**	783
I/O FNMA SMBS TR 404 CL 05-25-2040	5/25/2040	4.59%	**	87,990
I/O FNMA SMBS TR 421 CL 12-25-2038	12/25/2038	6.50%	**	21,067
I3 VERTICALS INC CL A CL A			**	3,031,037
IA FINANCIAL CORP COM NPV			**	5,980,641
IAC INC COM NEW			**	967,764
IAMGOLD CORP COM STK			**	3,562
IBOTTA INC CL A COM USD0.00001 CL A			**	150,586
ICE_CDS BOFAGB2U 06/20/2026 SELL MORGAN STANLEY 7.25% 0 SWPC0NOQ4			**	1,088
ICE_CDS MSNYUS33 06/20/2028 SELL AT&T INC 3.8% 02/15/20 SWPC0LX54			**	2,784
ICE_CDS MSNYUS33 12/20/2028 SELL FORD MOTOR COMPANY 4.3 SWPC0M9M2			**	87,346
ICE_CDS MSNYUS33 20/12/2029 SELL GLENCORE FINANCE EUROP SWPC0N1J5			**	117,290
ICE_CDS MSNYUS33 20/12/2030 SELL BARCLAYS PLC 6.496% 09 SWPC0O278			**	12,174
ICE_CDX CHASUS33 12/20/2030 SELL CDX.NA.IG.45 SWPC0NUQ7			**	134,164
ICF INTL INC COM STK			**	126,073
ICG PLC			**	843,158
ICG US CLO 2024-R1 LTD / ICG US CLO 5.08802% 01-25-2038	1/25/2038	5.28%	**	7,026,810
ICHIGO OFFICE REIT INVESTMENT			**	646,204
ICICI BANK INR2			**	1,088,611
ICL GROUP LTD			**	782,931
ICNQ 2024-MF MTG TR COML MTG PASS THRU CTF CL A 5.778% 12-10-2034	12/10/2034	5.78%	**	1,032,554
IDACORP INC COM			**	5,004,562
IDEC CORPORATION NPV			**	316,693
IDEMITSU KOSAN CO NPV			**	534,348
IDEXX LABS INC COM			**	23,253,689
IDT CORP CL B NEW CL B NEW			**	432,008
IGG INC USD0.0000025			**	669,142
IGO LTD			**	1,252,534
IL JIN ELECTRIC KRW1000 (NEW)			**	56,343
IL ST BUILD AMERICA BONDS-TAXABLE-SER 3 6.725 04-01-2035 BEO	4/1/2035	6.72%	**	325,950
I'LL INC NPV			**	25,979
ILL TOOL WKS INC COM			**	17,954,777
ILLUMINA INC COM			**	647,143
IM FINANCIAL GROUP CO LTD			**	475,163
IMAX CORP COM			**	266,038
IMB INTERNAT CAPITAL 4.6% 02-05-2029	2/5/2029	4.60%	**	1,671,703
IMDEX LTD NPV			**	271,982
IMMUNOME INC COM			**	115,348
IMPALA PLATINUM NPV			**	1,130,332
IMPERIAL BRANDS FIN PLC NT 144A 4.5% 06-30-2028	6/30/2028	4.50%	**	814,766
IMPERIAL BRNDS FIN 5.25% GTD SNR 15/02/31 EUR	2/15/2031	5.25%	**	380,385
IN MICH PWR CO FIXED 3.85% 05-15-2028	5/15/2028	3.85%	**	249,599
INABA DENKISANGYO NPV			**	55,302
INCYTE CORP COM			**	82,078

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
INDEPENDENCE RLTY TR INC COM			**	945,563
INDEPENDENT BK CORP MASS COM COM STK USD0.01			**	8,238,016
INDEPENDENT BK CORPORATION			**	87,831
INDIAMART INTERMES INR10			**	26,743
INDIAN BANK INR10			**	144,480
INDIAN METALS & FERRO ALLOY			**	146,299
INDIAN OIL CORP INR10			**	187,806
INDIANA ST FIN AUTH REV 2.496% 03-01-2032 BEO TAXABLE	3/1/2032	2.50%	**	1,790,572
INDL BANK OF KOREA KRW5000			**	132,036
INDO TAMBANGRAY IDR500			**	110,064
INDOCEMENT TUNGGAL IDR500			**	61,459
INDONESIA(REPUBLIC OF) T BOND 3.5% 01-11-2028	1/11/2028	3.50%	**	792,353
INDRA SISTEMAS SA EUR0.20 SER 'A'			**	1,054,416
INDUS HOLDING AG NPV			**	264,592
INDUSTRIAL & COMMERCIAL BANK CHINA 'H'			**	4,418,799
INDUSTRIAS PENOLES NPV			**	219,368
INFINEON TECHNOLOG ORD NPV (REGD)			**	1,616,014
INFOSYS LIMITED			**	8,301,015
INFOSYS LIMITED ADR			**	679,958
INFRONEER HLDGS INC NPV			**	10,912
ING GROEP N V 4.017% 03-28-2028	3/28/2028	4.02%	**	678,208
ING GROEP N V 5.525% 03-25-2036	3/25/2036	5.52%	**	312,187
ING GROEP N V 5.55% 03-19-2035	3/19/2035	5.55%	**	3,646,991
ING GROEP N V 6.083% 09-11-2027	9/11/2027	6.08%	**	1,006,318
ING GROEP N V FIXED 4.625% DUE 01-06-2026	1/6/2026	4.62%	**	800,047
ING GROEP N V SR NT FIXED/FLTG 4.858% 03-25-2029	3/25/2029	4.86%	**	1,527,852
ING GROEP N.V. EUR0.01			**	30,384,668
INGENIA GROUP			**	1,587,768
INGERSOLL RAND INC 5.197% 06-15-2027	6/15/2027	5.20%	**	2,494,219
INGERSOLL RAND INC 5.4% DUE 08-14-2028	8/14/2028	5.40%	**	1,613,063
INGEVITY CORP COM			**	786,798
INGHAMS GROUP LTD NPV			**	2,780
INGLES MKTS INC CL A			**	54,086
INGRAM MICRO HLDG CORP COM			**	1,117,725
INGREDION INC COM			**	3,584,332
INNER MONGOLIA ERD 'A'CNY1			**	389,396
INNOCARE PHARMA LT USD0.000002			**	314,473
INNOTECH CORP(JPN) NPV			**	251,874
INNOVENT BIOLOGICS INC			**	151,844
INNOVEX INTERNATIONAL INC COM NPV			**	152,500
INOGEN INC COM			**	52,275
INSEEGO CORP COM NEW			**	10,568
INSMED INC COM PAR $.01			**	7,787,246
INSOURCE CO LTD NPV			**	244,988
INSPERITY INC COM			**	1,076,222
INSPIRE MED SYS INC COM			**	187,965
INSTEEL INDS INC COM			**	26,096
INTACT FINL CORP COM NPV			**	5,193,480

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
INTEGER HLDGS CORP COM			**	6,042,482
INTEGRAFIN HOLDING ORD GBP0.01			**	1,217,959
INTEL CORP 3.25% DUE 11-15-2049	11/15/2049	3.25%	**	83,187
INTEL CORP 3.734% 12-08-2047 BEO	12/8/2047	3.73%	**	121,426
INTEL CORP 4.1% DUE 05-11-2047	5/11/2047	4.10%	**	159,259
INTEL CORP 4.875% 02-10-2026	2/10/2026	4.88%	**	2,517,597
INTEL CORP COM			**	5,364,670
INTEL CORP FIXED 3.75% DUE 08-05-2027	8/5/2027	3.75%	**	1,580,080
INTELLECT DESIGN ARENA LTD INR5			**	132,730
INTER & CO INC BDR EACH REP 1 COM A			**	121,331
INTERACTIVE BROKERS GROUP INC CL COM			**	1,614,310
INTER-AMERICAN INVESTMENT CORP 3.625% 11-20-2028	11/20/2028	3.62%	**	11,703,628
INTERCONTINENTAL EXCHANGE INC 3.95% 12-01-2028	12/1/2028	3.95%	**	4,061,329
INTERCONTINENTAL EXCHANGE INC COM			**	6,846,211
INTERDIGITAL INC COM			**	2,308,892
INTERFLEX CO LTD KRW500			**	45,065
INTERNATIONAL BUSINESS MACHS CORP COM			**	2,557,181
INTERNATIONAL CONSOLIDATED AIRLINE ORD EUR0.10			**	2,656,247
INTERNATIONAL PERSONAL FINANCE PLC ORD GBP0.10			**	5,162
INTERNATIONAL TOWER HILL MINES LTD NEW COM STK			**	2,697
INTERSTATE PWR & LT CO 3.6% 04-01-2029	4/1/2029	3.60%	**	2,132,073
INTERTEK GROUP ORD GBP0.01			**	14,933
INTESA SANPAOLO NPV			**	15,407,388
INTL BK FOR RECON & DEV MEDIUM TRANCHE #TR 00702 2.7% DUE 12-28-2037 REG	12/28/2037	2.70%	**	2,765,758
INTL CONTAINER TER PHP1			**	1,493,432
INTL GAME SYSTEM TWD10			**	2,271,733
INTOWN 2025-STAY MTG TR 5.03% 03-15-2042	3/15/2042	5.10%	**	2,334,913
INTRALOT CAPITAL FRN GTD SNR SEC 10/2031EUR	10/15/2031	6.50%	**	697,890
INTREPID POTASH INC COM NEW			**	108,286
INTUIT COM			**	36,277,431
INTUIT INC 5.5% 09-15-2053	9/15/2053	5.50%	**	148,128
INTUITIVE MACHS INC CL A CL A			**	1,054,544
INTUITIVE SURGICAL INC COM NEW STK			**	16,387,627
INVENTRUST PPTYS CORP COM USD0.001			**	4,004,720
INVESTEC LIMITED ZAR0.0002			**	37,856
INVINCIBLE INVESTMENTS CORP REIT			**	609,303
INVITATION HOMES 4.15% 04-15-2032	4/15/2032	4.15%	**	2,434,372
INVITATION HOMES OPER PARTNERSHIP 2.3% DUE 11-15-2028 BEO	11/15/2028	2.30%	**	856,131
INVITATION HOMES OPER PARTNERSHIP SR NT 2.7% 01-15-2034	1/15/2034	2.70%	**	2,655,118
IONIS PHARMACEUTICALS INC COM			**	2,136,128
IONOS GROUP SE NPV			**	501,125
IONQ INC COM			**	322,481
IPALCO ENTERPRISES INC 4.25% DUE 05-01-2030 REG	5/1/2030	4.25%	**	415,748
IPALCO ENTERPRISES INC SR SECD NT 5.75% 04-01-2034	4/1/2034	5.75%	**	3,828,487
IREN SPA EUR1			**	78,941
IRHYTHM HOLDINGS INC			**	846,566
IRISH RESIDENTIAL EUR0.10			**	394,768
IRISO ELECTRONICS NPV			**	379,454

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
IRON MTN INC NEW COM			**	51,180
IRONWOOD PHARMACEUTICALS INC COM CL A			**	306,916
ISB CORPORATION NPV			**	55,281
ISHIHARA SANGYO NPV			**	36,736
ISRAEL(STATE OF) 4.5% DUE 01-17-2033 REG	1/17/2033	4.50%	**	293,863
ISRAEL(STATE OF) 5.375% 03-12-2029	3/12/2029	5.38%	**	1,646,762
ISRAEL(STATE OF) AID-ISRAEL 5.5% DUE 09-18-2033 REG	9/18/2033	5.50%	**	11,853,484
ISS A/S DKK1			**	80,635
ISUZU MOTORS NPV			**	28,014
ITALGAS SPA NPV			**	1,328,505
ITALY(REP OF) 2.1% BDS 26/08/2027 EUR1000	8/26/2027	2.10%	**	4,221,619
ITC HLDGS CORP 5.3% DUE 07-01-2043	7/1/2043	5.30%	**	724,874
ITE TECH INC TWD10			**	18,300
IVANHOE ELEC INC COM			**	198,807
IWAI COSMO HOLDINGS INC NPV			**	27,120
IZUMI CO LTD NPV			**	258,381
J P MORGAN CHASE COML MTG SECS TR 5.79715% 10-05-2039	10/5/2039	5.80%	**	506,020
J P MORGAN CHASE FLTG RT 5.13548% DUE 06-15-2038	6/15/2038	5.21%	**	558,366
J P MORGAN MTG TR 2.5% DUE 10-25-2051	10/25/2051	2.50%	**	1,224,101
JABIL INC COM USD0.001			**	1,425,809
JACK HENRY & ASSOC INC COM			**	129,013
JACKSON FINANCIAL INC CL A COM			**	2,249,035
JACKSON NATL LIFE 4.55% DUE 09-09-2030	9/9/2030	4.55%	**	892,183
JACKSON NATL LIFE GLOBAL FDG NT FLTG RATE 144A 4.620409% 01-14-2028	1/14/2028	4.97%	**	200,660
JACKSON NATL LIFE GLOBAL FDG SECD TRANCHE # SR 00457 5.55% 07-02-2027	7/2/2027	5.55%	**	1,403,940
JACOBIO PHARMACEUTICALS GRP CO LTD USD0.0001 144A			**	54,751
JACOBS ENGR GROUP INC 6.35% 08-18-2028	8/18/2028	6.35%	**	7,377,076
JAMES HARDIE INDUSTRIES PLC COM			**	6,125,172
JAMF HLDG CORP COM			**	4,606
JAMMU AND KASHMIR BANK LTD INR1 DEMAT EQUITY			**	38,839
JAMNA AUTO IND INR1			**	164,130
JANUS INTL GROUP INC COM			**	6,024,386
JANUX THERAPEUTICS INC COM			**	149,206
JAPAN AIRLINES CO NPV			**	72,280
JAPAN AVIATN ELECT NPV			**	77,047
JAPAN ELECTRON MAT NPV			**	596,086
JAPAN EXCELLENT IN REIT			**	1,901
JAPAN EXCHANGE GROUP INC NPV			**	917,419
JAPAN GOVT CPI IDX/LKD 10/03/2028	3/10/2028	0.11%	**	2,062,164
JAPAN MATERIAL CO NPV			**	68,100
JAPAN MEDICAL DYNA NPV			**	16,467
JAPAN PETROLEUM EX NPV			**	35,057
JAPAN POST BANK CO NPV			**	2,371,844
JAPAN POST HOLD CO NPV			**	3,679,127
JAPAN POST INSURAN NPV			**	610,250
JAPAN TOB INC SR NT 144A 4.85% 05-15-2028	5/15/2028	4.85%	**	4,606,983
JAPAN(GOVT OF) 0.1% I/L SNR 10/03/2029 JPY	3/10/2029	0.11%	**	2,773,265
JAPAN(GOVT OF) 0.4% SNR 20/06/40 JPY50000	6/20/2040	0.40%	**	851,424

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
JAPAN(GOVT OF) 0.5% SNR 20/03/49 JPY50000	3/20/2049	0.50%	**	158,634
JAPAN(GOVT OF) 0.7% SNR 20/03/51 JPY50000	3/20/2051	0.70%	**	106,048
JAPAN(GOVT OF) 0.7% SNR 20/06/51 JPY50000	6/20/2051	0.70%	**	346,471
JAPAN(GOVT OF) 0.7% SNR 20/12/50 JPY50000	12/20/2050	0.70%	**	107,203
JAPAN(GOVT OF) 1.8% SNR 20/03/54 JPY50000	3/20/2054	1.80%	**	5,472
JAPAN(GOVT OF) 2% SNR 20/12/2044 JPY50000	12/20/2044	2.00%	**	4,442,783
JAPAN(GOVT OF) 2.2% SNR 20/03/64 JPY50000	3/20/2064	2.20%	**	18,577
JAPAN(GOVT OF) 2.2% SNR 20/06/54 JPY50000	6/20/2054	2.20%	**	21,578
JAPAN(GOVT OF) 2.3% SNR 20/12/54 JPY50000	12/20/2054	2.30%	**	2,767,799
JAPAN(GOVT OF) 2.4% SNR 20/03/45 JPY50000	3/20/2045	2.40%	**	1,772,439
JAPAN(GOVT OF) 2.4% SNR 20/03/55 JPY50000	3/20/2055	2.40%	**	450,871
JAPAN(GOVT OF) 2.8% SNR 20/06/55 JPY50000	6/20/2055	2.80%	**	1,314,153
JAPFA COMFEED INDO LKD SHARES (IDR200 & IDR40)			**	131,793
JAYA TIASA HLDGS NPV			**	131,729
JAYMART GROUP HOLDINGS PCL THB1(NVDR)			**	69,734
JAZZ PHARMACEUTICALS PLC COM USD0.0001			**	442,170
JB FINANCIAL GROUP			**	307,807
JB HI-FI NPV			**	196,150
JB HUNT TRANSPRT SVCS 4.9% 03-15-2030	3/15/2030	4.90%	**	1,075,315
JBS USA HOLD/FOOD/LUX CO 6.75% 03-15-2034	3/15/2034	6.75%	**	944,604
JBS USA LUX S A / JBS USA FOOD CO 7.25% 11-15-2053	11/15/2053	7.25%	**	246,417
JBS USA/FOOD/FINANCE 3.0% 05-15-2032	5/15/2032	3.00%	**	2,415,991
JCDECAUX SE NPV			**	63,995
JD.COM INC USD0.00002 A CLASS			**	4,847,685
JEFFERIES FINL GROUP INC COM			**	665,000
JELD-WEN HLDG INC COM			**	151,184
JENOPTIK AG NPV (POST CONS)			**	521,507
JERONIMO MARTINS EUR1			**	285,437
JERSEY CENTRAL POWER & LIGHT CO 5.1% 01-15-2035	1/15/2035	5.10%	**	3,039,976
JET2 PLC			**	288,008
JETBLUE AWYS CORP COM			**	798,029
JHSF PARTICIPACOES COM NPV			**	31,982
JIANGXI COPPER CO 'H'CNY1			**	2,225,672
JINDAL SAW LTD FV INR 1 DEMAT EQUITY			**	131,789
JK TYRE & INDUSTRIES LTD INR2			**	576,767
JL MAG RARE-EARTH CNY1 H			**	607,296
JM AB NPV			**	961,748
JM FINL LTD EQUITY			**	110,401
JNBY DESIGN LTD HKD0.01			**	18,722
JOHN DEERE CAPITAL CORP 2.35% 03-08-2027	3/8/2027	2.35%	**	114,116
JOHN DEERE OWNER 4.91% DUE 02-18-2031	2/18/2031	4.91%	**	2,545,913
JOHN DEERE OWNER FIXED 5.2% DUE 09-17-2029	9/17/2029	5.20%	**	1,154,780
JOHN DEERE OWNER TR SR 24-A CL A3 4.96% 11-15-2028	11/15/2028	4.96%	**	2,242,495
JOHN DEERE OWNER TRUST SR 25-A CL A4 4.42%02-17-2032	2/17/2032	4.42%	**	910,232
JOHNSON & JOHNSON 4.55% 03-01-2028	3/1/2028	4.55%	**	453,433
JOHNSON & JOHNSON COM USD1			**	36,104,290
JOHNSON ELEC HLDGS HKD0.05			**	771,303
JOHNSON MATTHEY			**	1,755,516

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
JOHNSON OUTDOORS INC CL A CL A			**	119,879
JOHOR PLANTATIONS NPV			**	341,862
J-OIL MILLS INC NPV			**	293,208
JONES LANG LASALLE INC COM STK			**	6,549,052
JOSHIN DENKI CO NPV			**	1,731
JPMDB COML MTG SECS TR 2016-C4 CL A-2 2.8822% 9-15-2026	12/15/2049	2.88%	**	4,758,267
JPMORGAN CHASE & 5.581% DUE 04-22-2030	4/22/2030	5.58%	**	3,671,327
JPMORGAN CHASE & 6.087% DUE 10-23-2029	10/23/2029	6.09%	**	526,733
JPMORGAN CHASE & CO 1.04% 02-04-2027	2/4/2027	1.04%	**	5,484,829
JPMORGAN CHASE & CO 1.47% 09-22-2027	9/22/2027	1.47%	**	1,364,713
JPMORGAN CHASE & CO 1.764% 11-19-2031	11/19/2031	1.76%	**	1,383,047
JPMORGAN CHASE & CO 2.069% 06-01-2029	6/1/2029	2.07%	**	5,111,078
JPMORGAN CHASE & CO 2.522% 04-22-2031	4/22/2031	2.52%	**	5,976,294
JPMORGAN CHASE & CO 2.947% 02-24-2028	2/24/2028	2.95%	**	2,818,432
JPMORGAN CHASE & CO 2.963% 01-25-2033	1/25/2033	2.96%	**	15,104,548
JPMORGAN CHASE & CO 3.509% 01-23-2029	1/23/2029	3.51%	**	1,316,673
JPMORGAN CHASE & CO 3.96% 01-29-2027	1/29/2027	3.96%	**	295,952
JPMORGAN CHASE & CO 4.0% DUE 12-31-2049 REG	12/31/2049	6.73%	**	2,761,849
JPMORGAN CHASE & CO 4.255% 10-22-2031	10/22/2031	4.26%	**	4,012,620
JPMORGAN CHASE & CO 4.323% 04-26-2028	4/26/2028	4.32%	**	386,627
JPMORGAN CHASE & CO 4.452% 12-05-2029	12/5/2029	4.45%	**	7,179,708
JPMORGAN CHASE & CO 4.505% 10-22-2028	10/22/2028	4.50%	**	1,590,423
JPMORGAN CHASE & CO 4.603% 10-22-2030	10/22/2030	4.60%	**	355,192
JPMORGAN CHASE & CO 4.915% 01-24-2029	1/24/2029	4.92%	**	9,796,887
JPMORGAN CHASE & CO 4.979% 07-22-2028	7/22/2028	4.98%	**	175,610
JPMORGAN CHASE & CO 4.995% 07-22-2030	7/22/2030	5.00%	**	431,502
JPMORGAN CHASE & CO 5.012% 01-23-2030	1/23/2030	5.01%	**	5,405,321
JPMORGAN CHASE & CO 5.04% 01-23-2028	1/23/2028	5.04%	**	2,971,701
JPMORGAN CHASE & CO 5.103% 04-22-2031	4/22/2031	5.10%	**	7,237,714
JPMORGAN CHASE & CO 5.14% 01-24-2031	1/24/2031	5.14%	**	1,448,220
JPMORGAN CHASE & CO 5.299% 07-24-2029	7/24/2029	5.30%	**	1,164,932
JPMORGAN CHASE & CO 5.571% 04-22-2028	4/22/2028	5.57%	**	2,259,297
JPMORGAN CHASE & CO 5.572% 04-22-2036	4/22/2036	5.57%	**	946,722
JPMORGAN CHASE & CO 5.766% 04-22-2035	4/22/2035	5.77%	**	10,673,316
JPMORGAN CHASE & CO 5.834% 01-24-2036	1/24/2036	5.50%	**	418,926
JPMORGAN CHASE & CO 6.07% 10-22-2027	10/22/2027	6.07%	**	6,064,250
JPMORGAN CHASE & CO COM			**	72,271,368
JPMORGAN CHASE & CO NT FIXED TO FLTG RATE 1.578% 04-22-2027	4/22/2027	1.58%	**	1,905,725
JPMORGAN CHASE & CO. 2.739% 10-15-2030	10/15/2030	2.74%	**	3,946,773
JPMORGAN CHASE & CO. 2.956% 05-13-2031	5/13/2031	2.96%	**	1,562,559
JPMORGAN CHASE & CO. 5.336% 01-23-2035	1/23/2035	5.34%	**	622,808
JPMORGAN CHASE & CO. 5.35% 06-01-2034	6/1/2034	5.35%	**	1,456,952
JSC KAZMUNAYGAS 3.5% SNR MTN 14/04/2033 USD	4/14/2033	3.50%	**	451,679
JSC OGK-2 RUB0.3627(RUB)			**	38,025
JSE LIMITED ZAR0.10			**	279,753
JTEKT CORPORATION NPV			**	386,306
JULIUS BAER GRUPPE CHF0.02 (REGD)			**	1,823,876
JUNGHEINRICH NON-VTG PRF NPV			**	64,520

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
JUROKU FINANCIAL GROUP INC NPV			**	32,154
JUSTSYSTEMS CORP NPV			**	35,510
JUSUNG ENGINEERING KRW500			**	81,030
JYSKE BANK A/S DKK10			**	1,852,258
KAGA ELECTRONICS NPV			**	1,025,950
KAKEN PHARM NPV			**	1,144,984
KALBE FARMA IDR10			**	116,692
KANADEN CORP NPV			**	38,299
KANADEVIA CORP NPV			**	52,729
KANEMATSU CORP NPV			**	9,182
KANGWON LAND INC KRW500			**	125,825
KANSAS CITY POWER & LIGHT CO 4.2% 03-15-2048	3/15/2048	4.20%	**	246,190
KAORI HEAT TREATME TWD10			**	1,126,016
KARAT PACKAGING INC COM			**	103,213
KARDEX HOLDING AG			**	372,389
KARMAN HLDGS INC COM			**	5,377,336
KARUR VYSYA BANK INR2			**	559,639
KASIKORNBANK PCL THB10 (NVDR)			**	3,267,699
KAUFMAN & BROAD SA EUR0.26			**	453,945
KAWADA TECHNOLOGIE NPV			**	83,735
KAZATOMPROM JSC NA GDR EACH REPR 1 ORD REG			**	908,089
KB HOME COM			**	3,806,942
KBC GROEP NV NPV			**	4,944,605
KBR INC COM			**	3,870,134
KCE ELECTRONICS THB1(NVDR)			**	22,010
KELINGTON GROUP BH MYR0.1			**	71,631
KELLANOVA 4.3% DUE 05-15-2028	5/15/2028	4.30%	**	3,934,488
KELLANOVA SR NT 5.75% 05-16-2054	5/16/2054	5.75%	**	201,423
KELLER GROUP PLC ORD GBP0.10			**	177,901
KELLY SERVICES INC CL A COM			**	246,083
KEMPER CORP DEL COM			**	458,913
KENKO MAYONNAISE NPV			**	79,455
KENNAMETAL INC CAP			**	3,689,891
KENVUE INC 5.2% 03-22-2063	3/22/2063	5.20%	**	145,644
KENVUE INC COM			**	3,359,903
KEPCO PLANT SERVICE & ENGINEERING CO LTDKRW200			**	112,627
KERING			**	1,668,918
KEROS THERAPEUTICS INC COM			**	464,636
KESHUN WATERPROOF A CNY1			**	214,643
KESTRA MEDICAL TECHNOLOGIES LTD COM USD1			**	2,393,801
KEY BK NATL ASSN STEP CPN 4.39% DUE 12-14-2027	12/14/2027	4.39%	**	1,451,083
KEYCORP 5.121% 04-04-2031	4/4/2031	5.12%	**	58,579
KEYCORP NEW COM			**	1,667,877
KEYMED BIOSCIENCES USD0.0001			**	288,418
KEYSIGHT TECHNOLOGIES INC COM			**	10,590,872
KFORCE INC			**	310,313
KG CHEMICAL CORP KRW1000			**	195,685
KG DONGBUSTEEL KRW5000			**	60,618

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
KG ECO SOLUTION CO LTD KRW500			**	53,071
KGHM POLSKA MIEDZ PLN10.00			**	4,088,283
KGI FINANCIAL HOLDING CO LTD TWD10			**	67,648
KIA CORP			**	40,246
KIATNAKIN PHATRA BANK PCL NON VTG DEP RCPT REP 1 ORD THB10			**	584,491
KIER GROUP PLC ORD GBP0.01			**	160,507
KILLAM APT REAL ES TRUST UNIT			**	33,500
KILROY REALTY CORP 2.5% DUE 11-15-2032	11/15/2032	2.50%	**	626,143
KILROY RLTY L P 6.25% 01-15-2036	1/15/2036	6.25%	**	310,658
KIMBERLY-CLARK CORP COM			**	10,481,866
KIMCO REALTY CORPORATION			**	2,617,181
KINAXIS INC COM NPV			**	669,213
KINDEN CORP NPV			**	130,014
KINDER MORGAN 6.5% DUE 02-01-2037	2/1/2037	6.50%	**	240,284
KINDER MORGAN INC 5.2% 06-01-2033	6/1/2033	5.20%	**	772,853
KINDER MORGAN INC 5.55% DUE 06-01-2045	6/1/2045	5.55%	**	194,016
KINDER MORGAN INC DEL 1.75% 11-15-2026	11/15/2026	1.75%	**	4,738,481
KINDER MORGAN INC DEL COM			**	5,749,451
KINDER MORGAN INC FIXED 3.25% DUE 08-01-2050	8/1/2050	3.25%	**	176,022
KINETIC DEVELOPMENT GROUP LTD 144A USD0.001			**	21,348
KINETIK HOLDINGS INC CL A NEW			**	391,683
KING YUAN ELECTRON TWD10			**	354,466
KINGBOARD HOLDINGS LTD			**	729,898
KINGSGATE CONSD LTD NPV			**	36,218
KINIKSA PHARMACEUTICALS INTERNATION USD0.00027323			**	323,730
KINROSS GOLD CORP COM NPV NEW			**	19,712
KINSUS INTERCONNE TWD10			**	278,321
KION GROUP AG NPV			**	30,299
KIRBY CORP COM			**	1,354,663
KISSEI PHARM CO NPV			**	516,189
KI-STAR REAL ESTATE CO LTD NPV			**	79,760
KITRON ASA NOK0.10			**	459,112
KIWOOM SECURITIES KRW5000			**	629,708
KIYO BANK LTD NPV			**	27,038
KKR & CO INC CL A CL A			**	19,749,074
KKR CLO 27 LTD / KKR CLO 27 LLC 4.78219%01-15-2035	1/15/2035	5.01%	**	1,399,664
KLA CORP 3.3% 03-01-2050	3/1/2050	3.30%	**	230,007
KLA CORP 4.95% 07-15-2052	7/15/2052	4.95%	**	136,624
KLA CORPORATION COM USD0.001			**	21,746,287
KLARNA GROUP PLC			**	423,647
KLN LOGISTICS GROUP LIMITED			**	46,911
KNIGHT-SWIFT TRANSN HLDGS INC CL A CLASSA COMMON STOCK USD0.01			**	10,661,774
KNOWLES CORP COM			**	8,165
KOA CORPORATION NPV			**	48,142
KOBE STEEL LTD			**	552,284
KODIAK GAS SVCS INC COM			**	4,516,087
KODIAK SCIENCES INC COM USD0.0001			**	427,117
KOHLS CORP COM			**	53,188

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
KOITO MFG CO LTD NPV			**	297,694
KOMATSU NPV			**	523,143
KOMAX HLDG AG CHF0.10 (REGD)			**	278,569
KOMERCNI BANKA CZK100			**	695,454
KON AHOLD DELHAIZE EUR0.01			**	1,816,515
KON BAM GROEP NV EUR0.10			**	1,440,805
KONE CORPORATION NPV ORD 'B'			**	10,353,480
KONECRANES OYJ NPV			**	966,502
KONGSBERG GRUPPEN			**	458,857
KONINKLIJKE HEIJMANS N.V			**	1,894,948
KOREA ELEC POWER KRW5000			**	1,815,065
KOREA ELEC TERM KRW500			**	162,813
KOREA FUEL TECH CO KRW100			**	48,367
KOREA GAS KRW5000			**	111,635
KOREA INVESTMENT H 1ST PRF KRW5000			**	67,310
KOREAN REINSURANCE KRW500			**	296,393
KORN FERRY COM			**	1,377,375
KOSE HOLDINGS CORPORATION			**	1,972,376
KOTAK MAHINDRA BAN COMSTK			**	1,217,740
KPP GROUP HOLDINGS CO LTD NPV			**	25,233
KRAFT HEINZ CO COM			**	11,203,500
KRAFT HEINZ FOODS 4.375% DUE 06-01-2046	6/1/2046	4.38%	**	352,282
KRAFT HEINZ FOODS CO 5.4% 03-15-2035	3/15/2035	5.40%	**	3,601,768
KRAFT HEINZ FOODS CO GTD SR NT 4.625% 10-01-2039	10/1/2039	4.62%	**	366,229
KRATOS DEFENSE & SECURITY SOLUTIONS INC			**	5,208,413
KRE COML MTG TR 2025-AIP4 COML MTG PASSTHRU CTF CL B 5.28019% 03-15-2042	3/15/2042	5.35%	**	1,496,271
KROGER CO 4.45% DUE 02-01-2047	2/1/2047	4.45%	**	253,199
KROGER CO 5.358% 09-15-2034	9/15/2034	5.00%	**	523,757
KROGER CO 5.5% 09-15-2054	9/15/2054	5.50%	**	19,122
KROGER CO 5.65% 09-15-2064	9/15/2064	5.65%	**	267,964
KROGER CO COM			**	1,528,823
KRONOS WORLDWIDE INC COM STK			**	41,287
KRUNG THAI BNK LTD THB5.15(NVDR)			**	870,859
KRYSTAL BIOTECH INC COM			**	3,834,190
KS ST DEV FIN AUTH REV PUB EMPLOYEES RETSYS-C 5.501 5-1-34 BEO TXBL SF 5-1-27	5/1/2034	5.50%	**	1,054,031
KT CORPORATION KRW5000			**	909,267
KT CORPORATION SPON ADR EACH REP 1/2 ORD SHS KRW5000 ADR			**	415,898
KT MILLIE SEOJAE KRW500			**	3,291
KUAISHOU TECHNOLOG USD0.0000053 B CLASS			**	7,294,252
KUBOTA CR OWNER TR 4.57% DUE 11-15-2030	11/15/2030	4.57%	**	813,543
KUKBO DESIGN KRW500			**	41,178
KUKDO CHEMICAL KRW5000			**	64,263
KULICKE & SOFFA INDS INC COM			**	1,445,528
KUMBA IRON ORE LTD ZAR0.01			**	150,297
KUMHO TIRE CO KRW5000			**	32,299
KUMIAI CHEM IND CO NPV			**	2,695
KURA ONCOLOGY INC COM			**	551,958
KURA SUSHI USA INC CL A COM CL A COM			**	793,898

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
KURITA WATER INDS NPV			**	52,649
KUWAIT INTERNATIONAL BANK COM STK			**	446,896
KUWAIT TELECOMMUNICATIONS COMPANY KWD0.1			**	183,892
KYB CORPORATION NPV			**	65,517
KYMERA THERAPEUTICS INC COM			**	301,436
KYOBO SECURITIES KRW5000			**	65,423
KYUSHU ELEC POWER NPV			**	1,244,696
L A CAL DEPT ARPTS ARPT REV TAX BUILD AMER BD 6.582 DUE 05-15-2039	5/15/2039	6.58%	**	59,431
L&K ENGINEERING CO TWD10			**	386,499
L3HARRIS TECHNOLOGIES INC 3.85% DUE 12-15-2026	12/15/2026	3.85%	**	2,386,434
L3HARRIS TECHNOLOGIES INC 4.4% DUE 06-15-2028	6/15/2028	4.40%	**	1,247,556
L3HARRIS TECHNOLOGIES INC 5.05% 06-01-2029	6/1/2029	5.05%	**	3,304,953
L3HARRIS TECHNOLOGIES INC 5.4% 07-31-2033	7/31/2033	5.40%	**	511,136
L3HARRIS TECHNOLOGIES INC 5.6% 07-31-2053	7/31/2053	5.60%	**	348,375
L3HARRIS TECHNOLOGIES INC COM			**	52,549
LAB CORP AMER 2.95% DUE 12-01-2029	12/1/2029	2.95%	**	2,906,293
LABCORP HLDGS INC COM			**	5,491,763
LABORATORY CORP OF AMER 4.35% 04-01-2030	4/1/2030	4.35%	**	626,449
LADDER CAP CORP CL A CL A			**	204,227
LADDER CAP FIN 5.5% 08-01-2030	8/1/2030	5.50%	**	102,340
LAGERCRANTZ GROUP SER'B'NPV			**	158,998
LAM RESH CORP COM NEW			**	12,366,557
LANCASHIRE HLDGS COM STK			**	408,741
LANDS END INC NEW COM			**	173,790
LANDSTAR SYS INC COM			**	2,436,002
LANGHAM HOSP&LANGH UNIT 1 COM & 1 PREF SHS			**	21
LAS VEGAS SANDS 3.5% DUE 08-18-2026	8/18/2026	3.50%	**	3,433,851
LAS VEGAS SANDS 3.9% DUE 08-08-2029	8/8/2029	3.90%	**	1,423,227
LAS VEGAS SANDS CORP 6.0% 08-15-2029	8/15/2029	6.00%	**	470,000
LAS VEGAS SANDS CORP COM STK			**	1,691,754
LATHAM GROUP INC COM			**	121,863
LATTICE SEMICONDUCTOR CORP COM			**	1,856,497
LAUREATE ED INC COM CL A			**	1,583,029
LAURUS LABS LTD INR2 (POST SUBD)			**	1,117,931
LAZARD GROUP LLC 6.0% 03-15-2031	3/15/2031	6.00%	**	2,861,016
LAZARD INC COM USD0.01			**	5,722,068
LCH_IRS MSNYUS33 06/05/2029 EUR P 6MEURIB / R 2.827% SWU024SM9			**	15,335
LCH_IRS MSNYUS33 18/03/2056 EUR P 3% / R 6MEURIB SWU02JZS5			**	276,890
LCH_OIS BOFAGB2U 02/03/2027 USD P 3.79% / R 1DSOFR SWU02ERC0			**	37,745
LCH_OIS BOFAGB2U 02/12/2055 USD P 3% / R 1DSOFR SWU02F374			**	8,699,960
LCH_OIS BOFAGB2U 02/28/2029 USD P 3.261% / R 1DSOFR SWU02AAL6			**	553,600
LCH_OIS BOFAGB2U 02/28/2029 USD P 3.28% / R 1DSOFR SWU02A9M6			**	518,152
LCH_OIS BOFAGB2U 02/28/2029 USD P 3.281% / R 1DSOFR SWU02ABS0			**	666,561
LCH_OIS BOFAGB2U 06/30/2031 USD P 3.264% / R 1DSOFR SWU02AAH5			**	404,174
LCH_OIS BOFAGB2U 06/30/2031 USD P 3.266% / R 1DSOFR SWU02A8V7			**	1,328,850
LCH_OIS BOFAGB2U 08/07/2034 USD P 3.715% / R 1DSOFR SWU028NX1			**	1,745
LCH_OIS MSNYUS33 01/06/2034 CAD P 3% / R 1DCORRA SWU02E7K4			**	1,712
LCH_OIS MSNYUS33 01/06/2034 CAD P 3% / R 1DCORRA SWU02EAK0			**	2,853

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
LCH_OIS MSNYUS33 01/06/2034 CAD P 3% / R 1DCORRA SWU02ELG7			**	14,552
LCH_OIS MSNYUS33 01/17/2034 USD P 3.6% / R 1DSOFR SWU020RA4			**	18,689
LCH_OIS MSNYUS33 02/15/2055 USD P 3.814% / R 1DSOFR SWU02FXU0			**	389,966
LCH_OIS MSNYUS33 02/15/2055 USD P 3.846% / R 1DSOFR SWU02GCD9			**	64,967
LCH_OIS MSNYUS33 02/15/2055 USD P 3.872% / R 1DSOFR SWU02GCC1			**	163,109
LCH_OIS MSNYUS33 03/27/2027 USD P 1DSOFR / R 3.68% SWU022ZE3			**	1,031,267
LCH_OIS MSNYUS33 06/18/2027 USD P 3.25% / R 1DSOFR SWU02G0H3			**	147,731
LCH_OIS MSNYUS33 06/20/2054 USD P 3.5% / R 1DSOFR SWU0206W9			**	2,226,372
LCH_OIS MSNYUS33 08/15/2033 USD P 3.604% / R 1DSOFR SWU020NU4			**	72,983
LCH_OIS MSNYUS33 08/15/2033 USD P 3.608% / R 1DSOFR SWU020O41			**	66,778
LCH_OIS MSNYUS33 08/15/2033 USD P 3.609% / R 1DSOFR SWU020RD8			**	19,884
LCH_OIS MSNYUS33 08/15/2033 USD P 3.619% / R 1DSOFR SWU020QQ0			**	21,323
LCH_OIS MSNYUS33 08/21/2034 USD P 3.55% / R 1DSOFR SWU02A1B8			**	23,221
LCH_OIS MSNYUS33 08/28/2034 USD P 3.555% / R 1DSOFR SWU02A7Z9			**	28,128
LCH_OIS MSNYUS33 08/28/2034 USD P 3.565% / R 1DSOFR SWU02A805			**	26,574
LCH_OIS MSNYUS33 08/28/2034 USD P 3.6% / R 1DSOFR SWU02A821			**	26,418
LCH_OIS MSNYUS33 08/28/2034 USD P 3.605% / R 1DSOFR SWU02A839			**	3,054
LCH_OIS MSNYUS33 08/28/2034 USD P 3.643% / R 1DSOFR SWU02A854			**	6,503
LCH_OIS MSNYUS33 11/15/2054 USD P 3.956% / R 1DSOFR SWU02F2F7			**	166,400
LCH_OIS MSNYUS33 17/09/2030 GBP P 1DSONIA / R 3.75% SWU02K0M3			**	124,183
LCH_OIS MSNYUS33 18/03/2028 JPY P 1% / R 1DTONAR SWU02FLV1			**	113,769
LCH_OIS SBSIUS33 08/15/2035 USD P 3.591% / R 1DSOFR 3597626			**	34,520
LEAR CORP COM NEW COM NEW			**	4,724,156
LEENO INDUSTRIAL KRW100			**	325,245
LEG IMMOBILIEN SE			**	1,644,233
LEGEND HOLDINGS CORPORATION 'H' CNY1			**	17,227
LEGGETT & PLATT INC COM			**	48,818
LEGRAND SA EUR4			**	7,726,950
LEIDOS HLDGS INC COM			**	58,089
LEIDOS INC 5.75% 03-15-2033	3/15/2033	5.75%	**	848,864
LELON ELECTRONICS TWD10			**	105,568
LEMAITRE VASCULAR INC COM STK			**	4,523,758
LENDINGTREE INC NEW COM USD0.01			**	558,613
LENDLEASE CORP LTD NPV (STAPLED)			**	100,561
LENDMARK FDG TR 2021-1 1.9% 11-20-2031	11/20/2031	1.90%	**	1,948,904
LENDMARK FDG TR 2025-1 ASSET BACKED NT CL A 144A 4.94% 09-20-2034	9/20/2034	4.94%	**	525,955
LENNAR CORP CL A CL A			**	294,316
LENOVO GROUP LIMITED HKD0.025			**	2,771,992
LENZ THERAPEUTICS INC NEW COM			**	115,104
LEONARDO DRS INC COM			**	1,387,497
LEONARDO SPA NPV			**	2,583,916
LEONG HUP INTERNAT NPV			**	20,984
LEPU BIOPHARMA CO COMSTK			**	130,899
LEVI STRAUSS & CO NEW CL A CL A			**	827,858
LG CHEMICAL KRW5000			**	563,341
LG DISPLAY			**	13,430
LG ELECTRONICS INC KRW5000			**	2,061,921
LG HELLOVISION CO LTD			**	69,089

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
LG INNOTEK CO KRW5000			**	2,880,721
LG UPLUS CORP KRW5000			**	136,936
LI NING CO LTD HKD0.1			**	1,855,366
LIBERTY BROADBAND CORP COM SER C COM SERC			**	18,128
LIBERTY GLOBAL LTD. COM USD0.01 CLASS C			**	310,920
LIBERTY LATIN AMERICA LTD COM USD0.01 CLASS A			**	9,252
LIBERTY LATIN AMERICA LTD COM USD0.01 CLASS C			**	189,245
LIC HOUSING FINAN INR 2			**	75,014
LIFE CORPORATION NPV			**	29,352
LIFE HEALTHCARE GR ZAR0.000001			**	56,731
LIFE TIME GROUP HLDGS INC COM			**	5,207,208
LIFULL CO LTD NPV			**	26,914
LIG NEX1 CO LTD KRW5000			**	29,809
LIGAND PHARMACEUTICALS INCORPORATED CL BCOMMON STOCK			**	8,887,424
LIGHTPATH TECHNOLOGIES INC CL A NEW COM			**	1,364,256
LILLY ELI & CO 4.0% 10-15-2028	10/15/2028	4.00%	**	1,705,947
LINCOLN ELEC HLDGS INC COM			**	4,074
LINCOLN NATL CORP COM			**	103,087
LINDE PLC			**	19,025,095
LINEAGE INC COM			**	72,065
LINGBAO GOLD GROUP COMPANY LTD			**	2,301
LINK REAL ESTATE INVESTMENT TRUST UNITS			**	10,712
LION FINANCE GROUP PLC			**	511,742
LION TRAVEL SERVICE CO LTD TWD10			**	109,276
LIQUIDIA CORPORATION COM USD0.001			**	7,553
LIQUIDITY SVCS INC COM STK			**	24,581
LIVANOVA PLC ORD GBP1.00 (DI)			**	1,149,319
LIVE OAK BANCSHARES INC COM			**	324,951
LIVERAMP HOLDINGS INC			**	180,302
LKQ CORP COM LKQ CORP			**	5,645,769
LLOYDS BANKING GROUP PLC 4.425% 11-04-2031	11/4/2031	4.42%	**	997,700
LLOYDS BANKING GROUP PLC 5.087% 11-26-2028	11/26/2028	5.09%	**	3,088,084
LLOYDS BANKING GROUP PLC 5.871% 03-06-2029	3/6/2029	5.87%	**	5,185,365
LLOYDS BANKING GROUP PLC 5.985% 08-07-2027	8/7/2027	5.98%	**	6,723,583
LLOYDS BKG GROUP FLTG RT 3.574% 11-07-2028	11/7/2028	3.57%	**	1,555,781
LLOYDS BKG GROUP PLC 4.943% 11-04-2036	11/4/2036	4.94%	**	822,680
LLOYDS BKG GROUP PLC 5.679% 01-05-2035	1/5/2035	5.68%	**	9,489,205
LOADSTAR CAPITAL K NPV			**	101,946
LOAR HOLDINGS INC COM			**	911,540
LOCALIZA RENT A CA COM NPV 144A/REG			**	774,436
LOCALIZA RENT A CAR SA PRF NPV			**	28,370
LOCKHEED MARTIN 4.15% DUE 08-15-2028	8/15/2028	4.15%	**	818,430
LOCKHEED MARTIN CORP 4.4% 08-15-2030	8/15/2030	4.40%	**	1,050,883
LOCKHEED MARTIN CORP 5.2% 02-15-2055	2/15/2055	5.20%	**	188,879
LOCKHEED MARTIN CORP COM			**	4,251,943
LOCKHEED MARTIN CORP NT 6.15% DUE 09-01-2036/12-18-2006	9/1/2036	6.15%	**	289,814
LOGISTA INTEGRAL S A			**	2,806,077
LOGITECH INTL CHF0.25 (REGD)			**	10,023,696

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
LOGO YAZILIM TRY1			**	360,452
LOJAS RENNER SA COM NPV			**	295,766
LONDON STOCK EXCHANGE GROUP ORD GBP0.06918604			**	8,666,911
LONKING HOLDINGS HKD0.1			**	593,635
LONZA GROUP AG CHF1 (REGD)			**	233,516
LOT VACUUM CO LTD KRW500			**	57,647
LOTTE SHOPPING C0 KRW5000			**	27,932
LOTTERY CORPORATIO NPV			**	4,755
LOTTOMATICA GROUP NPV			**	1,325,881
LOTUS PHARMACEUTIC			**	1,846,406
LOUIS HACHETTE GR EUR0.2			**	312,287
LOUISIANA LOC GOVT ENVRNMNTL FACS & TAX-LA UTILS RESTRTN CORP 5.048% 12-01-2034	12/1/2034	5.05%	**	413,812
LOUISIANA-PACIFIC CORP COM			**	2,164,530
LOVESAC CO COM			**	106,126
LOWES COS INC 3.35% 04-01-2027	4/1/2027	3.35%	**	1,880,577
LOWES COS INC 4.0% 10-15-2028	10/15/2028	4.00%	**	2,560,682
LOWES COS INC 4.05% DUE 05-03-2047	5/3/2047	4.05%	**	412,425
LOWES COS INC 4.8% DUE 04-01-2026	4/1/2026	4.80%	**	1,391,096
LOWES COS INC COM			**	49,691,259
LPL FINL HLDGS INC COM			**	7,999,536
LPL HLDGS INC 4.9% 04-03-2028	4/3/2028	4.90%	**	304,504
LPL HLDGS INC 6.75% 11-17-2028	11/17/2028	6.75%	**	752,632
LPL HLDGS INC SR NT 5.7% 05-20-2027	5/20/2027	5.70%	**	764,449
LS CORP KRW5000			**	537,304
LS ECO ENERGY LTD KRW500			**	5,037
LUK FOOK HLDGS HKD0.10			**	289,844
LUKOIL PJSC			**	599,597
LUMAX INDUSTRIES INR10			**	128,709
LUMEN TECHNOLOGIES INC			**	433,869
LUMENTUM HLDGS INC COM			**	4,017,262
LUNDIN GOLD INC COM			**	16,636
LUNDIN MINING CORP COM NPV			**	1,385,957
LUOLAI LIFESTYLE TECHNOLOGY CO LTD 'A'CNY1 (STOCK CONNECT)			**	252,966
LUYE PHARMA GP LTD USD0.02			**	586,124
LUZERNER KTBK CHF3.70 (REGD)			**	95,713
LVMH MOET HENNESSY EUR0.30			**	15,014,810
LX INTERNATIONAL CORP KRW5000			**	48,416
LY CORP NPV			**	6,023,309
LYB INTL FIN III LLC 5.125% 01-15-2031	1/15/2031	5.12%	**	532,419
LYFT INC CL A CL A			**	3,200,137
LYNAS RARE EARTHS LTD			**	542,541
LYONDELLBASELL IND N V COM USD0.01 CL 'A'			**	1,261,892
M UP HOLDINGS INC			**	115,857
M&T BANK CORPORATION 5.179% 07-08-2031	7/8/2031	5.18%	**	272,234
M.P. EVANS GROUP ORD GBP0.10			**	84,625
MAANSHAN IRON&STL 'H'CNY1			**	28,378
MABUCHI MOTOR CO NPV			**	794,756
MACERICH CO REIT			**	1,443,074

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MACMAHON HLDGS NPV			**	213,375
MACOM TECHNOLOGY SOLUTIONS HOLDINGS INC COM STK			**	6,649,603
MACQUARIE BK LTD 0% CP 11-19-2026	11/19/2026	—%	**	5,640,530
MACQUARIE GROUP LTD 21/06/2028 4.098% 06-21-2028	6/21/2028	4.10%	**	5,000,935
MACQUARIE MEXICO REAL ESTATE MGMT			**	31,138
MACROGENICS INC COM			**	13,447
MACYS INC COM STK			**	14,729
MADISON PARK FUNDING LTD 20/04/2032 0% 04-20-2032	4/20/2032	5.14%	**	1,026,584
MADISON PK FDG LX LTD / MADISON PK 5.03802% 10-25-2037	10/25/2037	5.23%	**	4,515,993
MADISON PK FDG XXX FLTG RT 0% DUE 07-16-2037	7/16/2037	5.25%	**	10,434,838
MADISON SQUARE GARDEN ENTMT CORP CL A			**	879,377
MADRIGAL PHARMACEUTICALS INC COM			**	3,866,738
MAGNA INTERNATIONAL INC COMMON STOCK			**	19,417,190
MAGNERA CORP COM			**	370,067
MAGNITE INC COM			**	56,805
MAGNUM ICE CREAM C ORD EUR3.50 (DI)			**	34,543
MAGNUM ICE CREAM COMPANY N.V. NPV			**	360,112
MAGYAR TELEKOM HUF100			**	115,476
MAHINDRA &MAH FIN			**	318,851
MAKUS INC KRW500			**	26,254
MALIBU BOATS INC COM CL A COM CL A			**	4,440,085
MAMA S CREATIONS INC			**	24,282
MAN INFRACONSTRUCTION LTD INR2			**	74,146
MANGALORE REF &PET INR10			**	114,492
MANHATTAN ASSOCS INC COM			**	3,879,198
MANITOBA PROV CDA DEB SER GM 2.125% DUE 06-22-2026 REG	6/22/2026	2.12%	**	198,305
MANITOBA PROV CDA USD 4.3% 07-27-2033	7/27/2033	4.30%	**	3,989,070
MANNKIND CORP COM USD0.01(POST REV SPLIT)			**	131,516
MANPOWERGROUP INC			**	711,944
MANULIFE FINL CORP 4.15% DUE 03-04-2026	3/4/2026	4.15%	**	51,006
MAPLE GROVE FDG TR I PRE-CAPITALIZED TR SECS 4.161% 08-15-2051	8/15/2051	4.16%	**	1,479,153
MAPLEBEAR INC COM			**	3,185,394
MARA HOLDINGS INC COM USD0.0001			**	42,224
MARATHON PETE CORP 4.75% DUE 09-15-2044	9/15/2044	4.75%	**	214,462
MARATHON PETE CORP 5.125% 05-22-2019	12/15/2026	5.12%	**	1,375,226
MARATHON PETE CORP COM			**	327,212
MARATHON PETROLEUM CORP 5.15% 03-01-2030	3/1/2030	5.15%	**	2,565,084
MARAVAI LIFESCIENCES HLDGS INC CL A CL A			**	252,808
MARCOPOLO SA PRF NPV			**	15,340
MAREX GROUP PLC 5.829% 05-08-2028	5/8/2028	5.83%	**	304,938
MARICO LTD INR1			**	129,285
MARICOPA CNTY ARIZ INDL DEV AUTH ED 7.375% 10-01-2029	10/1/2029	7.38%	**	209,805
MARKEL GROUP INC			**	4,748,577
MARKEL GROUP INC 5% DUE 04-05-2046	4/5/2046	5.00%	**	279,400
MARKETAXESS HLDGS INC COM STK			**	1,045,269
MARKETECH INTERNATIONAL CORP			**	78,770
MARQETA INC COM USD0.001 A			**	1,543,422
MARRIOTT INTERNATIONAL INC 5.0% 10-15-2027	10/15/2027	5.00%	**	2,486,700

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MARRIOTT INTL INC NEW 4.2% 07-15-2027	7/15/2027	4.20%	**	1,224,545
MARRIOTT INTL INC NEW 4.9% 04-15-2029	4/15/2029	4.90%	**	250,676
MARRIOTT INTL INC NEW 5.45% 09-15-2026	9/15/2026	5.45%	**	1,437,828
MARRIOTT INTL INC NEW 5.5% 04-15-2037	4/15/2037	5.50%	**	615,508
MARRIOTT INTL INC NEW COM STK CL A			**	24,717,441
MARRIOTT VACATIONS WORLDWIDE CORP COM			**	4,089,010
MARSH			**	27,132,486
MARSH & MCLENNAN COS INC 4.55% 11-08-2027	11/8/2027	4.55%	**	1,593,837
MARTIN MARIETTA 4.25% 12-15-2047	12/15/2047	4.25%	**	207,207
MARTIN MARIETTA MATLS INC COM			**	13,529,156
MARTINREA INTL INC COM NPV			**	1,518,089
MARUBENI CORP NPV			**	133,302
MARUBUN CORP NPV			**	28,264
MARUI GROUP CO LTD			**	73,977
MARUTI SUZUKI IND INR5			**	1,566,422
MARVELL TECHNOLOGY INC 5.75% 02-15-2029	2/15/2029	5.75%	**	3,510,965
MARVELL TECHNOLOGY INC COM			**	1,573,830
MARVELL TECHNOLOGY INC SR NT 4.75% 07-15-2030	7/15/2030	4.75%	**	872,233
MARVELL TECHNOLOGY INC SR NT 5.45% 07-15-2035	7/15/2035	5.45%	**	749,774
MASCO CORP 6.5% DUE 08-15-2032	8/15/2032	6.50%	**	328,201
MASCO CORP COM			**	545,502
MASCO CORP FIXED 2% DUE 10-01-2030	10/1/2030	2.00%	**	56,264
MASSACHUSETTS EDL FING AUTH SER 8-1 CL A1 FLTG 04-25-2038	4/25/2038	5.52%	**	2,075
MASTEC INC 5.9% 06-15-2029	6/15/2029	5.90%	**	281,482
MASTEC INC COM			**	13,995,802
MASTERBRAND INC COM			**	4,123,771
MASTERCARD INC 4.55% 03-15-2028	3/15/2028	4.55%	**	908,065
MASTERCARD INCORPORATED COM USD0.0001 CLASS A			**	113,846,602
MASTERCRAFT BOAT HLDGS INC COM			**	35,834
MASTR AST BACKED FLTG RT 4.00707% DUE 11-25-2036	11/25/2036	4.07%	**	1,014,334
MATADOR RES CO COM			**	772,408
MATCH GROUP INC NEW COM			**	3,343,242
MATIV HOLDINGS INC			**	229,185
MATRIMONY COM LTD INR5			**	50,868
MATRIX SVC CO COM			**	92,290
MAXELL LTD NPV			**	36,748
MAZDA MOTOR CORP NPV			**	1,146,324
MBANK SA PLN4			**	116,921
MBRF GLOBAL FOODS COMPANY SA			**	37,191
MBX BIOSCIENCES INC COM			**	214,504
MC DONALDS CORP COM			**	25,677,199
MCDONALDS CORP 4.45% DUE 03-01-2047 REG	3/1/2047	4.45%	**	77,269
MCDONALDS CORP 4.4% 02-12-2031	2/12/2031	4.40%	**	1,165,329
MCDONALD'S CORP FIXED 4.45% DUE 09-01-2048	9/1/2048	4.45%	**	212,165
MCDONALDS CORP MEDIUM TERM NTS BOOK 3.625% DUE 09-01-2049	9/1/2049	3.62%	**	177,178
MCJ CO LTD NPV			**	22,625
MCKESSON CORP			**	38,957,213
MCKESSON CORP NEW 4.25% 09-15-2029	9/15/2029	4.25%	**	399,422

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MCNEX CO.LTD KRW500			**	235,518
MDA SPACE LTD COM NPV			**	812,367
MEARS GROUP ORD GBP0.01			**	929,850
MEBUKI FINANCIAL GROUP INC NPV			**	62,249
MECHEL PJSC RUB10(RUB)			**	641
MECHEL-PFD			**	448
MEDIAALPHA INC CL A CL A			**	396,011
MEDIATEK INC TWD10			**	12,242,644
MEDIBANK PRIVATE L NPV			**	540,620
MEDLINE INC CL A CL A			**	1,944,474
MEDPACE HLDGS INC COM			**	6,560,072
MEDSTAR HEALTH INC 3.626% DUE 08-15-2049	8/15/2049	3.63%	**	440,198
MEDTRONIC INC 2.95% 10-15-2030	10/15/2030	2.95%	**	117,250
MEDTRONIC PLC COMMON STOCK STOCK			**	31,664,258
MEGACABLE HOLDINGS-CPO COM STK			**	15,534
MEGAPORT LTD NPV			**	85,213
MEIDENSHA CORP NPV			**	14,214
MEIJI HOLDINGS CO NPV			**	351,290
MEIRAGTX HOLDINGS PLC			**	71,653
MELCO RESORTS & ENTERTAINMENT LIMITED			**	764,161
MELIA HOTELS INTL EUR0.2			**	363,694
MEMORIAL HLTH SVCS 3.447% DUE 11-01-2049	11/1/2049	3.45%	**	341,975
MERCADOLIBRE INC COM STK			**	10,379,482
MERCEDES-BENZ AUTO FIXED 4.51% DUE 11-15-2027	11/15/2027	4.51%	**	190,665
MERCEDES-BENZ AUTO RECEIVABLES SR 25-1 CL A3 4.78% 12-17-2029	12/17/2029	4.78%	**	10,779,553
MERCEDES-BENZ GROUP AG			**	177,361
MERCK & CO INC 2.9% DUE 12-10-2061	12/10/2061	2.90%	**	186,883
MERCK & CO INC 2.75% DUE 12-10-2051 BEO	12/10/2051	2.75%	**	155,405
MERCK & CO INC 4.15% 03-15-2031	3/15/2031	4.15%	**	1,551,140
MERCK & CO INC 5.5% 03-15-2046	3/15/2046	5.50%	**	240,002
MERCK & CO INC NEW 4.45% DUE 12-04-2032	12/4/2032	4.45%	**	2,392,609
MERCK & CO INC NEW 5.7% DUE 12-04-2065	12/4/2065	5.70%	**	208,416
MERCK & CO INC NEW COM			**	10,811,465
MERCK KGAA NPV			**	11,537,725
MERCURY GEN CORP NEW COM			**	1,261,533
MERIT MED SYS INC COM			**	4,449,307
MERITAGE HOMES CORP COM			**	1,028,191
MERLIN PROPERTIES EUR1			**	86,277
MERRILL LYNCH MTG FLTG RT 4.58207% DUE 09-25-2035	9/25/2035	4.64%	**	2,840
MERTIZ FINANCIAL GROUP			**	676,928
MESA LABS INC COM			**	2,692,158
MESOBLAST LTD COMSTK			**	425,476
META FINL GROUP INC COM			**	56,019
META PLATFORMS INC 4.2% 11-15-2030	11/15/2030	4.20%	**	4,329,801
META PLATFORMS INC 4.3% 08-15-2029	8/15/2029	4.30%	**	565,061
META PLATFORMS INC 4.6% 11-15-2032	11/15/2032	4.60%	**	827,698
META PLATFORMS INC 4.875% 11-15-2035	11/15/2035	4.88%	**	2,140,729

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
META PLATFORMS INC 5.4% 08-15-2054	8/15/2054	5.40%	**	615,965
META PLATFORMS INC 5.55% 08-15-2064	8/15/2064	5.55%	**	791,197
META PLATFORMS INC 5.6% DUE 05-15-2053	5/15/2053	5.60%	**	144,085
META PLATFORMS INC 5.625% 11-15-2055	11/15/2055	5.62%	**	413,525
META PLATFORMS INC COM USD0.000006 CL 'A'			**	171,264,669
META PLATFORMS INC FIXED 4.45% DUE 08-15-2052	8/15/2052	4.45%	**	440,799
META PLATFORMS INC SR NT 5.75% 11-15-2065	11/15/2065	5.75%	**	143,636
METALS EXPLOR.(UK) ORD GBP0.0001			**	112,132
METALS X LTD NPV			**	391,979
METAWATER CO LTD NPV			**	85,872
METLEN ENGY & MET. ORD EUR1			**	1,097,184
METLIFE INC 5.25% DUE 01-15-2054	1/15/2054	5.25%	**	314,906
METLIFE INC COM STK USD0.01			**	6,716,768
METRO BANK HOLDING ORD GBP0.000001			**	79,861
METROPOLE TV-(M6) EUR0.40			**	40,511
MEXICO(UTD MEX ST) 4% GTD 30/11/2028 DUAL CURR	11/30/2028	34.66%	**	19,204
MFA 2020-NQM2 TR 1.381% DUE 04-25-2065	4/25/2065	1.38%	**	73,550
MFA 2023-NQM2 TR FLTG RT 4.4% DUE 03-25-2068	3/25/2068	4.40%	**	2,041,323
MFA 2023-NQM4 TR 6.105% DUE 12-25-2068	12/25/2068	6.10%	**	1,700,291
*MFB NT COLLECTIVE 1-10 YR.INTERMEDIATE GOVT BOND INDEX FD-NON-LENDING			**	402,437,502
*MFB NT COLLECTIVE AGGREGATE BOND INDEX FUND-NON LENDING			**	7,532,439,519
*MFB NT COLLECTIVE LONG-TERM GOVT BD INDEX FUND-NON-LENDING			**	159,373,222
*MFB NT COLLECTIVE RUSSELL 2000 INDEX FUND - DC - NON LENDING (TIER J)			**	4,301,114,287
MFE-MEDIAFOREUROPE N.V. EUR0.06 A			**	386,824
MFO AEW GLOBAL PROPERTIES TRUST FUND DC PLAN CLASS B 00105A30-0452			**	327,594,627
MFO JPMORGAN MBS FUND COMMINGLED			**	335,898,839
MFO PIMCO ABS AND SHORT TERM INVESTMENT PORT			**	125,753
MFO PIMCO COMMODITIES PLUS COLTV TR (SEI) 92202			**	62,232,649
MFO PIMCO FDS PAC INVT MGMT SER SHORT-TERM PORTFOLIO INSTL CL			**	2,913,828
MFO PIMCO FDS PAC INVT MGMT SER INVT GRADE CR BD PORT INSTL CL			**	40,540
MFO PIMCO FDS PIMCO SECTOR FD SER H			**	2,915,844
MFO PIMCO LONG DURATION CREDIT BOND PORT			**	111,700,300
MFO PIMCO SHORT TERM FLOATING NAV II			**	57,398,023
MFO WTC CIF II DIVERSIFIED REAL ASSETS SERIES			**	583,442,942
MGAME CORP KRW500			**	95,536
MGM CHINA HLDGS LT HKD1			**	943,226
MGM RESORTS INTERNATIONAL COM			**	17,880
MHP COML MTG TR 2025-MHIL2 COML MTG PASSTHRU CTF CL B 5.48019% 09-15-2040	9/15/2040	5.55%	**	1,249,998
MI TECHNOVATION NPV			**	32,505
MIAMI INTL HLDGS INC COM			**	557,191
MICHELIN (CGDE) EUR0.50 (POST SUBDIVISION)			**	6,774,552
MICHIGAN FIN AUTH REV MUNI 3.384% 12-01-2040	12/1/2040	3.38%	**	5,917,958
MICROCHIP TECHNOLOGY INC 4.9% 03-15-2028	3/15/2028	4.90%	**	1,297,912
MICROCHIP TECHNOLOGY INC COM			**	305,474
MICRON TECH INC COM			**	11,759,177
MICRON TECHNOLOGY INC 2.703% 04-15-2032	4/15/2032	2.70%	**	444,605
MICRON TECHNOLOGY INC 5.3% 01-15-2031	1/15/2031	5.30%	**	2,114,712
MICROSOFT CORP 2.921% 03-17-2052 USD	3/17/2052	2.92%	**	36,849

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MICROSOFT CORP COM			**	370,059,253
MICROSOFT CORP SR NT 2.5% 09-15-2050	9/15/2050	2.50%	**	480,772
MID-AMERICA APARTMENT 1.7% DUE 02-15-2031 BEO	2/15/2031	1.70%	**	298,080
MIDAMERICAN ENERGY 4.4% DUE 10-15-2044	10/15/2044	4.40%	**	563,212
MIDAMERICAN ENERGY 5.858% 09-15-2054	9/15/2054	5.85%	**	206,285
MIDDLEBY CORP COM			**	5,133,129
MIDLAND STS BANCORP INC ILL COM			**	171,879
MIDMICHIGAN HEALTH 3.409% DUE 06-01-2050	6/1/2050	3.41%	**	278,502
MIGOS TICARET A.S COMSTK			**	572,385
MILLER INDS INC TENN COM NEW			**	205,124
MILLERKNOLL INC COM STK USD0.20			**	4,590,474
MILLICOM INTERNATIONAL CELLULAR COM USD1.50 (POST-SUBD)			**	107,886
MILLROSE PROPERTIES INC. COM USD0.01 CL A WI			**	1,897,044
MINDA CORP LTD INR2			**	434,666
MINDSPACE BUS PRK NPV(REIT)			**	261,378
MINERALYS THERAPEUTICS INC COM			**	129,229
MINERVA SA COM NPV			**	114,790
MINISTRY FIN PEOPLES REP CHINA 3.625% 11-13-2028	11/13/2028	3.62%	**	302,428
MINISTRY FIN PEOPLES REP CHINA BD 144A 3.75% 11-13-2030	11/13/2030	3.75%	**	202,260
MINSHENG EDUCATION GROUP CO LTD USD0.00001			**	13,612
MINTO APT REAL UNIT			**	242,620
MIRAE ASSET SEC 2ND PRF KRW5000			**	944,827
MIRAE ASSET SECURITIES CO LTD			**	225,015
MIRAI CORPORATION REIT			**	130,224
MIRUM PHARMACEUTICALS INC COM			**	829,632
MIRVAC GROUP STAPLED SECURITIES			**	449,894
MISSION PRODUCE INC COM			**	64,334
MITIE GROUP ORD GBP0.025			**	146,465
MITRABARA ADIPERDA IDR100			**	7,509
MITSUBISHI ELEC CP NPV			**	14,494,035
MITSUBISHI ESTAT.L REIT			**	5,087
MITSUBISHI HVY IND NPV			**	1,773,683
MITSUBISHI KAKOKI NPV			**	74,069
MITSUBISHI MATERLS NPV			**	1,219,860
MITSUBISHI RESEARC NPV			**	636,703
MITSUBISHI STEEL NPV			**	105,379
MITSUBISHI UFJ 1.538% DUE 07-20-2027	7/20/2027	1.54%	**	4,315,273
MITSUBISHI UFJ 2.309% DUE 07-20-2032	7/20/2032	2.31%	**	1,071,408
MITSUBISHI UFJ 2.757% DUE 09-13-2026	9/13/2026	2.76%	**	299,556
MITSUBISHI UFJ 5.017% DUE 07-20-2028	7/20/2028	5.02%	**	2,085,542
MITSUBISHI UFJ 5.188% DUE 09-12-2036	9/12/2036	5.19%	**	468,198
MITSUBISHI UFJ FIN GRP BDS 3.195% 07-18-2029	7/18/2029	3.20%	**	7,257,466
MITSUBISHI UFJ FIN GRP 5.197% 01-16-2031	1/16/2031	5.20%	**	1,389,494
MITSUBISHI UFJ FINANCIAL GROUP INC 5.242% DUE 04-19-2029	4/19/2029	5.24%	**	862,462
MITSUBISHI UFJ FINANCIAL GROUP INC SR NT2.048% 07-17-2030	7/17/2030	2.05%	**	3,635,613
MITSUBISHI UFJ FINL GROUP INC 5.574% 01-16-2036	1/16/2036	5.57%	**	419,364
MITSUBISHI UFJ FINL GROUP INC SR CALL FXD TO FXD RESET 1.64% 10-13-2027	10/13/2027	1.64%	**	3,695,761
MITSUBISHI UFJ FINL GROUP INC SR CALL NTFXD TO FXD RESET 4.527% 09-12-2031	9/12/2031	4.53%	**	3,079,401

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MIURA CO LTD NPV			**	151,228
MIXI. INC NPV			**	187,895
MIZUHO BANK LTD/NY 03-10-2025 CD FRN 03-06-2026			**	1,484,643
MIZUHO FINANCIAL GROUP NPV			**	5,851,096
MIZUHO FINL GROUP 5.382% 07-10-2030	7/10/2030	5.38%	**	3,187,114
MIZUHO FINL GROUP INC 2.172% DUE 05-22-2032 REG	5/22/2032	2.17%	**	4,356,593
MIZUHO FINL GROUP INC 2.201% 07-10-2031	7/10/2031	2.20%	**	4,554,351
MIZUHO FINL GROUP INC 2.869% 09-13-2030	9/13/2030	2.87%	**	3,146,934
MIZUHO FINL GROUP INC 5.376% 05-26-2030	5/26/2030	5.38%	**	970,918
MKS INC			**	11,973,015
MLP COMPASS DIVERSIFIED HLDGS FORMERLY COMP SH BEN INT			**	264,662
MLP XPLR INFRASTRUCTURE LP COM UNIT LTD PARTNERSHIP INT			**	137,370
MMC NORILSK NICKEL ADR EACH REPR 1/10 SHARE (S			**	8
MMC NORILSK NICKEL PJSC			**	265,182
MMG LTD NPV			**	739,143
MN HOLDINGS BHD NPV			**	135,399
MNTN INC CL A CL A			**	1,179,182
MOBILE TEL SYSTEMS KWD0.1			**	650,453
MOBILE TELESYSTEMS PJSC			**	62,603
MODERNA INC COM			**	1,009,413
MODETOUR NETWORK I KRW500			**	39,397
MODINE MFG CO COM STK			**	2,085,960
MOIL LTD			**	367,105
MOLINA HEALTHCARE INC COM			**	582,227
MOLSON COORS BEVERAGE COMPANY COM USD0.01 CLASS B			**	257,394
MOMENTUM GROUP LTD ZAR0.000001			**	347,162
MONARCH CASINO & RESORT INC COM			**	55,219
MONDAY COM LTD COM NPV			**	26,413
MONDELEZ INTL INC COM			**	16,884,318
MONETA MONEY BANK CZK20.00			**	5,606,120
MONGODB INC CL A CL A			**	193,057
MONOLITHIC PWR SYS INC COM			**	580,070
MONOPAR THERAPEUTICS INC COM NEW			**	168,213
MONSTER BEVERAGE CORP NEW COM			**	26,019,038
MOODYS CORP COM			**	1,550,941
MORGAN STANLEY 1.794% 02-13-2032	2/13/2032	1.79%	**	2,290,437
MORGAN STANLEY 1.928% DUE 04-28-2032	4/28/2032	1.93%	**	615,334
MORGAN STANLEY 2.239% 07-21-2032	7/21/2032	2.24%	**	5,425,674
MORGAN STANLEY 2.475% 01-21-2028	1/21/2028	2.48%	**	4,717,863
MORGAN STANLEY 2.511% 10-20-2032	10/20/2032	2.51%	**	1,571,315
MORGAN STANLEY 2.699% DUE 01-22-2031	1/22/2031	2.70%	**	2,257,667
MORGAN STANLEY 3.125% DUE 07-27-2026	7/27/2026	3.12%	**	307,625
MORGAN STANLEY 3.625% DUE 01-20-2027	1/20/2027	3.62%	**	4,169,553
MORGAN STANLEY 3.772% 01-24-2029	1/24/2029	3.77%	**	3,003,830
MORGAN STANLEY 3.79%-FRN SNR 21/03/30 EUR	3/21/2030	3.79%	**	360,722
MORGAN STANLEY 3.955% 03-21-2035	3/21/2035	3.96%	**	834,596
MORGAN STANLEY 3.971% 07-22-2038	7/22/2038	3.97%	**	225,352
MORGAN STANLEY 4.133% 10-18-2029	10/18/2029	4.13%	**	3,627,936

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MORGAN STANLEY 4.3% DUE 01-27-2045	1/27/2045	4.30%	**	304,119
MORGAN STANLEY 4.35 DUE 09-08-2026	9/8/2026	4.35%	**	7,723,508
MORGAN STANLEY 4.431% 01-23-2030	1/23/2030	4.43%	**	313,923
MORGAN STANLEY 4.654% 10-18-2030	10/18/2030	4.65%	**	1,888,769
MORGAN STANLEY 4.892% 10-22-2036	10/22/2036	4.89%	**	33,774
MORGAN STANLEY 5.042% 07-19-2030	7/19/2030	5.04%	**	2,386,950
MORGAN STANLEY 5.123% DUE 02-01-2029	2/1/2029	5.12%	**	296,097
MORGAN STANLEY 5.164% 04-20-2029	4/20/2029	5.16%	**	11,090,634
MORGAN STANLEY 5.173% 01-16-2030	1/16/2030	5.17%	**	14,146,762
MORGAN STANLEY 5.23% 01-15-2031	1/15/2031	5.23%	**	902,269
MORGAN STANLEY 5.25% 04-21-2034	4/21/2034	5.25%	**	763,230
MORGAN STANLEY 5.32% 07-19-2035	7/19/2035	5.32%	**	1,578,283
MORGAN STANLEY 5.449% 07-20-2029	7/20/2029	5.45%	**	3,846,155
MORGAN STANLEY 5.466% 01-18-2035	1/18/2035	5.47%	**	2,676,992
MORGAN STANLEY 5.652% 04-13-2028	4/13/2028	5.65%	**	2,824,896
MORGAN STANLEY 5.656% 04-18-2030	4/18/2030	5.66%	**	2,542,747
MORGAN STANLEY 5.831% 04-19-2035	4/19/2035	5.83%	**	329,978
MORGAN STANLEY 5.948% 01-19-2038	1/19/2038	5.95%	**	474,189
MORGAN STANLEY 6.342% 10-18-2033	10/18/2033	6.34%	**	241,398
MORGAN STANLEY 6.407% 11-01-2029	11/1/2029	6.41%	**	424,118
MORGAN STANLEY 6.627% 11-01-2034	11/1/2034	6.63%	**	8,962,771
MORGAN STANLEY BANK NA 5.504% 05-26-2028	5/26/2028	5.50%	**	9,320,171
MORGAN STANLEY BK 2.84% DUE 11-15-2049	11/15/2049	2.84%	**	3,587,898
MORGAN STANLEY BK AMER MERRILL LYNCH TR 2017-C34 CL A-SB 3.354% 11-15-2052	11/15/2052	3.35%	**	675,679
MORGAN STANLEY BK N A 4.447% 10-15-2027	10/15/2027	4.45%	**	1,713,640
MORGAN STANLEY BK N A 4.968% 07-14-2028	7/14/2028	4.97%	**	1,698,662
MORGAN STANLEY BK N A 5.016% 01-12-2029	1/12/2029	5.02%	**	11,009,012
MORGAN STANLEY BK N A SALT LAKE CITY UTAH 4.952% 01-14-2028	1/14/2028	4.95%	**	3,879,294
MORGAN STANLEY BK N A SALT LAKE CY GLOBAL NT SER A 3/A2 4.754% 04-21-2026	4/21/2026	4.75%	**	778,472
MORGAN STANLEY COM STK USD0.01			**	52,244,594
MORGAN STANLEY DIRECT LENDING FD 6.15% 05-17-2029	5/17/2029	6.15%	**	1,232,996
MORGAN STANLEY FIXED 1.593% DUE 05-04-2027	5/4/2027	1.59%	**	10,996,728
MORGAN STANLEY FIXED 5.516% 11-19-2055	11/19/2055	5.52%	**	148,757
MORGAN STANLEY FLTG RT 6.296% DUE 10-18-2028	10/18/2028	6.30%	**	308,581
MORGAN STANLEY MTN 1.512% DUE 07-20-2027	7/20/2027	1.51%	**	1,304,282
MORGAN STANLEY PRIVATE BANK 4.734% 07-18-2031	7/18/2031	4.73%	**	2,734,151
MORGAN STANLEY PRIVATE BANK NATIONA 4.204% 11-17-2028	11/17/2028	4.20%	**	2,919,654
MORGAN STANLEY PVT BK 4.465% 11-19-2031	11/19/2031	4.46%	**	1,805,636
MORGAN STANLEY SR NT FIXED / FLTG 4.994%04-12-2029	4/12/2029	4.99%	**	9,363,704
MORGAN STANLEY SR NT FIXED / FLTG 5.192%04-17-2031	4/17/2031	5.19%	**	3,743,707
MORGAN STANLEY SR NT FIXED / FLTG 5.664%04-17-2036	4/17/2036	5.66%	**	32,604
MORI HILLS REIT REIT			**	34,221
MORIROKU CO LTD NPV			**	41,386
MORNINGSTAR INC COM STK			**	1,204,984
MOSAIC CO/THE			**	1,139,047
MOTHERSON SUMI LIMITED DEMAT EQUITY			**	101,793
MOTILAL OSWAL FINA INR1			**	256,241
MOTOR OIL REFIN SA EUR0.75			**	117,898

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MOTOROLA SOLUTIONS 4.6% DUE 02-23-2028	2/23/2028	4.60%	**	70,725
MOTOROLA SOLUTIONS INC			**	5,162,554
MOTOROLA SOLUTIONS INC 2.3% DUE 11-15-2030/08-14-2020 REG	11/15/2030	2.30%	**	208,986
MOTUS HOLDINGS LTD NPV			**	40,685
MOURA DUBEUX ENGEN COM NPV			**	228,927
MOVADO GROUP INC COM			**	158,094
MPI CORPORATION TWD10			**	787,702
MPLUS CORP KRW500			**	49,781
MPLX LP 1.75% DUE 03-01-2026	3/1/2026	1.75%	**	11,217,645
MPLX LP 2.65% DUE 08-15-2030	8/15/2030	2.65%	**	2,595,689
MPLX LP 4% 03-15-2028	3/15/2028	4.00%	**	1,547,158
MPLX LP 4.5% 04-15-2038	4/15/2038	4.50%	**	301,682
MPLX LP 5.0% 03-01-2033	3/1/2033	5.00%	**	301,863
MPLX LP 5.4% 04-01-2035	4/1/2035	5.40%	**	322,624
MPLX LP 5.5% 06-01-2034	6/1/2034	5.50%	**	802,289
MPLX LP 5.95% 04-01-2055	4/1/2055	5.95%	**	314,462
MPLX LP FIXED 4.125% DUE 03-01-2027	3/1/2027	4.12%	**	735,341
MPLX LP SR NT 4.95% 03-14-2052	3/14/2052	4.95%	**	253,217
MR PRICE GROUP COM STK			**	98,092
MSA SAFETY INC COM			**	7,393,664
MSC INDL DIRECT INC CL A COM			**	4,513,058
MTAR TECHNOLOGIES INR10			**	896,911
MTN COML MTG TR FLTG RT 5.0869% DUE 03-15-2039	3/15/2039	5.16%	**	2,498,444
MTU AERO ENGINES A NPV (REGD)			**	5,191,407
MUELLER INDS INC COM			**	1,774,234
MUELLER WTR PRODS INC COM STK			**	148,446
MUENCHENER RUECKVE NPV(REGD)			**	1,067,666
MULTI COMMODITY EX INR10			**	784,407
MULTICAMPUS CO LTD KRW5000			**	20,766
MULTICLASS SR 5410 CL DF FLTG RT 05-25-2054	5/25/2054	5.32%	**	950,063
MULTIPLAN EMPREEND COM NPV			**	308,814
MUNICIPAL ELEC AUTH GA 2.257% 01-01-2029BEO TAXABLE	1/1/2029	2.26%	**	3,572,526
MUNICIPAL ELEC AUTH GA 2.397% 01-01-2030BEO TAXABLE	1/1/2030	2.40%	**	2,395,302
MUNICIPAL ELEC AUTH GA 6.655% 04-01-2057BEO TAXABLE	4/1/2057	6.66%	**	2,109,724
MURATA MANUFACTURING CO. NPV			**	1,791,311
MURPHY OIL CORP COM			**	4,087,500
MXC SOLUTIONS PRIVATE LTD			**	1,076,655
MYLAN N V FIXED 3.95% DUE 06-15-2026	6/15/2026	3.95%	**	4,622,597
MYR GROUP INC DEL COM STK			**	1,954,264
MYRIAD GENETICS INC COM			**	387,020
N-ABLE INC COM			**	412,492
NACHI-FUJIKOSHI CO NPV			**	36,078
NAMEN-AKT VZ HOLDING AG			**	199,543
NAMUGA CO LTD KRW500			**	119,753
NAN YA PRINTED CIR TWD10			**	1,418,978
NANYA TECHNOLOGY C TWD10			**	2,684,267
NAPCO SECURITY TECHNOLOGIES INC			**	782,250
NARAYANA HRUDAYALA INR10			**	53,952

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NASDAQ INC			**	24,583,214
NASDAQ INC 5.55% 02-15-2034	2/15/2034	5.55%	**	293,445
NASDAQ INC 6.1% 06-28-2063	6/28/2063	6.10%	**	158,019
NASPERS NPV POST SPLT			**	1,677,629
NATERA INC COM			**	3,953,864
NATIONAL ALUMINUM			**	941,329
NATIONAL BANK OF CANADA 4.95% 02-01-2028	2/1/2028	4.95%	**	6,180,724
NATIONAL BANK OF CANADA 5.6% 12-18-2028	12/18/2028	5.60%	**	3,461,624
NATIONAL BEVERAGE CORP COM			**	314,276
NATIONAL BK HLDGS CORP CL A COM STK			**	4,637,980
NATIONAL ENERGY SERVICES REU			**	419,187
NATIONAL FERTI.LTD INR10			**	93,257
NATIONAL FL GAS CO 2.95% DUE 03-01-2031	3/1/2031	2.95%	**	1,643,040
NATIONAL GRID PLC 5.418% 01-11-2034	1/11/2034	5.42%	**	777,268
NATIONAL GRID PLC 5.809% 06-12-2033	6/12/2033	5.81%	**	4,154,052
NATIONAL HEALTHCARE CORP COM			**	1,076,979
NATIONAL MEDICAL C SAR10			**	797,314
NATIONAL RURAL UTILITIES COOP FIN 5.15% 06-15-2029	6/15/2029	5.15%	**	335,319
NATIONAL RURAL UTILS COOP 5.6% 11-13-2026	11/13/2026	5.60%	**	353,748
NATIONAL RURAL UTILS COOP FIN CORP MEDIUFLTG RT 10-30-2026	10/30/2026	4.26%	**	3,345,504
NATIONWIDE BLDG 4.85% DUE 07-27-2027	7/27/2027	4.85%	**	5,580,502
NATL AUSTRALIA BK 3.905% DUE 06-09-2027	6/9/2027	3.90%	**	2,771,537
NATL BK CDA MEDIUM FLTG RT 4.702% DUE 03-05-2027	3/5/2027	4.70%	**	3,068,397
NATL BK OF CANADA COM NPV			**	1,737,748
NATL BK OF GREECE			**	1,882,816
NATL FUEL GAS CO COM			**	369,317
NATL HLTH INVS INC 3% DUE 02-01-2031	2/1/2031	3.00%	**	1,635,346
NATL MOBILE TELECO KWD0.1			**	31,117
NATL RURAL UTILS 4.15% DUE 08-25-2028	2/7/2028	4.75%	**	809,432
NATL RURAL UTILS COOP FIN CORP 4.12% 09-16-2027	9/16/2027	4.12%	**	278,329
NATL RURAL UTILS COOP FIN CORP 4.75% 02-07-2028	2/7/2028	4.75%	**	434,678
NATL SECS CLEARING 4.7% DUE 05-20-2030	5/20/2030	4.70%	**	3,989,046
NATURA COSMETICOS SA COM NPV			**	43,234
NATURAL GROCERS BY VITAMIN COTTAGE INC COM USD0.001			**	23,948
NATWEST GROUP PLC 1.642% 06-14-2027	6/14/2027	1.64%	**	4,945,790
NATWEST GROUP PLC 4.892% 05-18-2029	5/18/2029	4.89%	**	16,105,993
NATWEST GROUP PLC 4.964% 08-15-2030	8/15/2030	4.96%	**	408,550
NATWEST GROUP PLC 5.115% 05-23-2031	5/23/2031	5.12%	**	924,454
NATWEST GROUP PLC 5.583% 03-01-2028	3/1/2028	5.58%	**	948,454
NATWEST GROUP PLC 5.778% 03-01-2035	3/1/2035	5.78%	**	635,637
NATWEST GROUP PLC 5.847% DUE 03-02-2027	3/2/2027	5.85%	**	1,457,870
NATWEST GROUP PLC ORD GBP1.0769			**	23,583,811
NATWEST GROUP PLC SR GLBL COCO 5.076% 01-27-2030	1/27/2030	5.08%	**	286,351
NAVAN INC CL A CL A			**	584,068
NAVER CORPORATION KRW500			**	2,232,168
NAVIENT PRIVATE ED LN TR 2020-I 4.79467%04-15-2069	4/15/2069	4.86%	**	3,500,971
NAVIENT PVT ED 5.66% DUE 10-15-2072	10/15/2072	5.66%	**	3,470,774
NAVIN FLUORINE INTERNATIONAL INR2			**	399,675

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NBT BANCORP INC COM			**	2,862,472
NCC SER'B'NPV			**	678,863
NCINO INC NEW COM			**	4,396,619
NCL INDUSTRIES INR10			**	36,196
NCR VOYIX CORP COM STK USD0.01			**	64,260
NCSOFT CORP KRW500			**	303,114
NEC CORP NPV			**	3,611,254
NEDAP (NED APP) NV EUR0.10			**	672,459
NEKTAR THERAPEUTICS COM NEW			**	47,354
NELNET INC CL A CL A			**	69,937
NELNET STUDENT LN TR 2025-C 4.67% 06-22-2065	6/22/2065	4.67%	**	4,762,762
NEMETSCHEK SE ORD NPV			**	25,503
NEO JAPAN INC NPV			**	20,843
NEOGENOMICS INC COM NEW COM NEW			**	4,410
NEOWIZ KRW500			**	106,829
NEPES CORPORATION KRW500			**	47,020
NERDWALLET INC CL A CL A			**	349,305
NESTLE SA			**	10,798,685
NETBAY PLC THB1 (NVDR)			**	42,120
NETEASE CLOUD MUSIC INC			**	4,779
NETEASE INC COMSTK			**	17,951,572
NETFLIX INC 5.4% 08-15-2054	8/15/2054	5.40%	**	311,127
NETFLIX INC 5.875% DUE 11-15-2028	11/15/2028	5.88%	**	1,682,853
NETFLIX INC COM STK			**	31,474,294
NETGEAR INC COM			**	466,144
NETMARBLE CORPORATION			**	23,513
NETSCOUT SYS INC COM			**	135,868
NETSTREIT CORP COM USD0.01			**	3,149,587
NETWEALTH GROUP NPV			**	174,604
NETWEB TECHNOLOGIE INR2			**	857,968
NEUBERGER BERMAN CLO LTD SR 15-20A CL A1R3 FLTG RT 04-15-2039	4/15/2039	5.05%	**	3,735,886
NEULAND LABORITIE INR10			**	40,859
NEUREN PHARMACEUTI NPV			**	165,836
NEUROCRINE BIOSCIENCES INC COM			**	3,322,651
NEVADA PWR CO 6.0% 03-15-2054	3/15/2054	6.00%	**	205,480
NEW CHINA LIFE INS CO LTD			**	28,629
NEW GOLD INC CDA COM			**	12,307
NEW ISSUE HOME DEPOT 30YR USD 3.625% 04-15-2052	4/15/2052	3.62%	**	190,440
NEW POWER PLASMA C KRW100			**	53,209
NEW YORK & FIXED 2.606% DUE 08-01-2060	8/1/2060	2.61%	**	54,701
NEW YORK N Y CITY HSG DEV CORP MULTIFAMILY 5.458% 12-15-2031	12/15/2031	5.46%	**	436,850
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 3.13% 11-01-2028 BEO TAXABLE	11/1/2028	3.13%	**	14,133,324
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 4.375% 05-01-2037 BEO TAXABLE	5/1/2037	4.38%	**	963,751
NEW YORK ST DORM AUTH ST PERS INCOME TAXREV 5.051% 09-15-2027 BEO TAXABLE	9/15/2027	5.05%	**	612,567
NEW YORK ST URBAN DEV CORP REV 3.9% 03-15-2033	3/15/2033	3.90%	**	11,574,518
NEW YORK ST URBAN DEV CORP REV 3.9% 03-15-2033	3/15/2033	3.90%	**	2,789,174
NEW YORK TIMES CO CL A ISIN #US6501111073			**	2,230,603
NEWAMSTERDAM PHARMA CO NV ORD			**	109,906

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NEWBORN TOWN INC COM			**	310,534
NEWELL BRANDS INC COM			**	5,123,106
NEWFIELD EXPL CO 5.375% DUE 01-01-2026	1/1/2026	5.38%	**	503,000
NEWGATE FUND.PLC FRN M/BKD 12/2050 GBP 'A3A'	12/1/2050	4.26%	**	515,465
NEWMONT CORPORATION			**	2,955,260
NEWPRINCES S.P.A. NPV			**	21,282
NEXANS SA EUR1			**	2,246,328
NEXEN TIRE CP KRW500			**	66,249
NEXON CO LTD NPV			**	856,982
NEXT ORD GBP0.10			**	657,074
NEXTDOOR HLDGS INC CL A CL A			**	164,592
NEXTEER AUTOMOTIVE GROUP LIMITED HKD0.1			**	1,298,718
NEXTERA ENERGY CAP 1.9% DUE 06-15-2028	6/15/2028	1.90%	**	1,516,362
NEXTERA ENERGY CAP 3.83% DEB 12/06/2030 CAD1	6/12/2030	3.83%	**	441,549
NEXTERA ENERGY CAP 4.625% DUE 07-15-2027	7/15/2027	4.62%	**	4,436,708
NEXTERA ENERGY CAP 4.67% DEB 12/06/2035 CAD1	6/12/2035	4.67%	**	445,694
NEXTERA ENERGY CAP 5.38% 02-28-2053	2/28/2053	5.25%	**	140,175
NEXTERA ENERGY CAP HLDGS INC 1.875% 01-15-2027	1/15/2027	1.88%	**	2,624,886
NEXTERA ENERGY CAP HLDGS INC 2.25% DUE 06-01-2030/05-12-2020 REG	6/1/2030	2.25%	**	2,526,226
NEXTERA ENERGY CAP HLDGS INC 4.85% 02-04-2028	2/4/2028	4.85%	**	5,643,807
NEXTERA ENERGY CAP HLDGS INC 4.9% 02-28-2028	2/28/2028	4.90%	**	3,645,795
NEXTERA ENERGY CAP HLDGS INC 5.05% 03-15-2030	3/15/2030	5.05%	**	1,912,061
NEXTERA ENERGY CAP HLDGS INC 5.55% 03-15-2054	3/15/2054	5.55%	**	1,647,715
NEXTERA ENERGY CAPITAL 4.685% 09-01-2027	9/1/2027	4.68%	**	2,676,947
NEXTERA ENERGY INC COM			**	21,724,474
NEXTIN INC KRW500			**	822,242
NEXTPOWER INC			**	1,784,710
NEXUS SELECT TRUST INR10			**	28,981
NEXXEN INTERNATIONAL LTD ORD			**	65,413
NGK INSULATORS LTD NPV			**	361,300
NH INVESTMENT & SE PFD KRW5000			**	126,885
NH INVESTMENT AND SECURITIES CO LTD KRW5000			**	30,774
NICE CORPORATION			**	38,269
NICKEL INDUSTRIES LTD NPV			**	311,034
NIDEC CORPORATION NPV			**	349,564
NIHON DENKEI CO NPV			**	99,927
NIHON KOHDEN CORP NPV			**	83,750
NIKE INC CL B			**	963,486
NIKKISO CO LTD NPV			**	743,623
NINE DRAGONS PAPER HKD0.1			**	830,673
NINETY ONE LIMITED NPV			**	14,026
NINETY ONE PLC ORD GBP0.0001			**	146,807
NINTENDO CO LTD NPV			**	270,375
NIPPON AVIONICS CO NPV			**	142,269
NIPPON DRY-CHEMICA NPV			**	46,955
NIPPON EXPRESS HLD NPV			**	164,616
NIPPON KAYAKU CO NPV			**	203,825
NIPPON LIFE INDIA INR10			**	272,920

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NIPPON LIGHT METAL NPV			**	450,636
NIPPON REIT INVEST NPV REIT			**	1,081,635
NIPPON SEIKI CO NPV			**	125,459
NIPPON SHINYAKU CO NPV			**	400,108
NIPPON SHOKUBAI CO NPV			**	6,397
NIPPON SIGNAL CO NPV			**	8,358
NIPPON THOMPSON CO NPV			**	35,965
NIPPON YAKIN KOGYO NPV			**	20,208
NISHIMATSU CONSTCN NPV			**	561,590
NISHIMATSUYA CHAIN NPV			**	37,909
NISHI-NIPPON FINANCIAL HD			**	641,196
NISHIO HOLDINGS CO LTD NPV			**	21,146
NISOURCE FIN CORP 5.65% DUE 02-01-2045	2/1/2045	5.65%	**	87,639
NISOURCE INC 1.7% DUE 02-15-2031	2/15/2031	1.70%	**	1,071,937
NISOURCE INC 5.2% 07-01-2029	7/1/2029	5.20%	**	1,351,664
NISOURCE INC 5.25% DUE 03-30-2028	3/30/2028	5.25%	**	255,368
NISOURCE INC 5.85% 04-01-2055	4/1/2055	5.85%	**	670,452
NISOURCE INC COM			**	2,036,259
NISSAN AUTO 5.93% DUE 03-15-2028	3/15/2028	5.93%	**	597,311
NISSAN AUTO LEASE 4.97% DUE 09-15-2028	9/15/2028	4.97%	**	854,163
NISSAN AUTO LEASE TRUST SR 25-A CL A3 4.88% 03-15-2028	3/15/2028	4.75%	**	12,652,825
NISSAN MOTOR CO NPV			**	346,435
NITTO KOGYO CORP NPV			**	47,255
NLG GLOBAL FDG MEDIUM TERM NTS BOOK 5.4%01-23-2030	1/23/2030	5.40%	**	3,703,713
NMDC ENERGY AED0.5			**	107,644
NMI HOLDINGS INC COMMON STOCK			**	239,397
NN GROUP N.V. EUR0.12			**	7,836,416
NNN REIT INC			**	4,514,095
NNN REIT INC 4.6% DUE 02-15-2031	2/15/2031	4.60%	**	755,947
NODA CORP NPV			**	40,668
NOK CORP NPV			**	1,196,685
NOMURA CO LTD NPV			**	822,438
NOMURA HLDGS INC 2.329% DUE 01-22-2027	1/22/2027	2.33%	**	884,188
NOMURA HLDGS INC 2.999% DUE 01-22-2032	1/22/2032	3.00%	**	5,011,235
NOMURA HLDGS INC 5.491% DUE 06-29-2035	6/29/2035	5.49%	**	1,032,149
NOMURA HLDGS INC 5.783% DUE 07-03-2034	7/3/2034	5.78%	**	1,004,325
NOMURA HLDGS INC FIXED 2.679% DUE 07-16-2030	7/16/2030	2.68%	**	258,993
NOMURA HOLDINGS NPV			**	1,002,653
NOMURA RESEARCH INSTITUTE NPV			**	49,937
NORBIT ASA NOK0.10			**	927,533
NORDEA BK ABP MED 1.5% DUE 09-30-2026	9/30/2026	1.50%	**	2,689,889
NORDEX SE NPV			**	129,960
NORDIC SEMICONDUCT NOK0.01			**	734,568
NORFOLK SOUTHN 2.9% DUE 06-15-2026	6/15/2026	2.90%	**	281,868
NORFOLK SOUTHN 3.05% DUE 05-15-2050	5/15/2050	3.05%	**	230,666
NORFOLK SOUTHN CORP COM			**	8,283,666
NORFOLK SOUTHN FIXED 4.05% DUE 08-15-2052	8/15/2052	4.05%	**	233,624
NORINCHUKIN BK 4.674% DUE 09-09-2030	9/9/2030	4.67%	**	382,817

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NORINCHUKIN BK 5.359% DUE 09-09-2035	9/9/2035	5.36%	**	304,794
NORITAKE CO LTD NPV			**	32,786
NORITSU KOKI CO NPV			**	1,084,025
NORMA GROUP SE NPV			**	166,046
NORSK HYDRO ASA NOK1.098			**	765,173
NORTH PACIFIC BANK NPV			**	315,407
NORTHAM PLATINUM HLDGS LTD NPV			**	200,883
NORTHEASTERN UNIV 2.894% 10-01-2050	10/1/2050	2.89%	**	77,665
NORTHERN OIL & GAS INC COM NEW			**	3,674,569
NORTHERN STAR RESOURCES LTD			**	1,841,722
NORTHERN STATES POWER CO WISCONSIN 5.65%06-15-2054	6/15/2054	5.65%	**	262,554
*NORTHERN TRUST CORP 4.0% DUE 05-10-2027 BEO	5/10/2027	4.00%	**	2,498,454
NORTHRIM BANCORP INC COM			**	47,020
NORTHROP GRUMMAN 4.03% DUE 10-15-2047	10/15/2047	4.03%	**	120,951
NORTHROP GRUMMAN 4.65% 07-15-2030	7/15/2030	4.65%	**	436,985
NORTHROP GRUMMAN 5.15% DUE 05-01-2040	5/1/2040	5.15%	**	199,389
NORTHROP GRUMMAN CORP 4.95% 03-15-2053	3/15/2053	4.95%	**	226,205
NORTHROP GRUMMAN CORP 5.2% 06-01-2054	6/1/2054	5.20%	**	178,221
NORTHROP GRUMMAN CORP COM			**	41,109,290
NORTHWEST NAT HLDG CO COM			**	24,679
NORTHWESTERN ENERGY GROUP INC			**	17,490
NORTHWESTERN UNIV 4.94% 12-01-2035	12/1/2035	4.94%	**	6,134,854
NORWEGIAN AIR SHUT NOK0.10			**	274,201
NORWEGIAN CRUISE LINE HLDGS LTD COM USD0.001			**	231,548
NOTE AB COM STK SEK10			**	129,426
NOV INC COM			**	15,723,780
NOVABEV GROUP 1 01 55052 E 004D ORDINARY SH RUB 100.00			**	35,538
NOVABEV GROUP RUB100 RUB			**	5,452
NOVAGOLD RES INC COM NEW			**	145,746
NOVANTA INC NOVANTA INC			**	736,072
NOVARTIS AG CHF0.49 (REGD)			**	42,798,852
NOVARTIS CAPITAL CORP 3.8% 09-18-2029	9/18/2029	3.80%	**	771,816
NOVATEK MICROELECTRONICS CORP TWD10			**	3,689,948
NOVATEK PJSC RUB0.1(RUB)			**	178,908
NOVO NORDISK A/S SER'B'DKK0.1			**	6,662,316
NOVOCURE LTD COM USD0.00			**	555,718
NOVOLIPETSK STEEL RUB1(RUB)			**	114,129
NRB BEARINGS INR2 (POST SUBDIVISION)			**	46,536
NRG ENERGY INC COM NEW			**	4,110,065
NSD CO LTD NPV			**	39,779
NSK LTD NPV			**	1,389,509
*NT COLLECTIVE ALL COUNTRY WORLD EX-US INVESTABLE MARKET INDEX FUND - DC - NONLEN			**	8,437,620,475
*NT COLLECTIVE ALL COUNTRY WORLD INVESTABLE MARKET INDEX FUND - DC - TIER J			**	1,322,071,125
*NT COLLECTIVE S&P500 INDEX FUND-DC-NON LENDING (TIER J)			**	25,716,302,047
NTN CORP NPV			**	60,506
NTPC LTD INR10			**	75,095
NU HOLDINGS LTD			**	559,283
NU SKIN ENTERPRISES INC CL A CL A			**	44,175

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NUCOR CORP 4.65% 06-01-2030	6/1/2030	4.65%	**	1,454,939
NUCOR CORP COM			**	207,313
NUCOR CORP FIXED 2.979% DUE 12-15-2055	12/15/2055	2.98%	**	15,550
NURIX THERAPEUTICS INC COM			**	433,028
NUTANIX INC CL A CL A			**	4,090,436
NUTRIEN LTD 4.5% 03-12-2027	3/12/2027	4.50%	**	3,661,069
NUTRIEN LTD 4.9% DUE 03-27-2028	3/27/2028	4.90%	**	1,111,955
NUTRIEN LTD 5.875% 12-01-2036	12/1/2036	5.88%	**	178,426
NUTRIEN LTD FIXED 4.125% DUE 03-15-2035	3/15/2035	4.12%	**	9,255
NUTRIEN LTD FIXED 5.25% DUE 01-15-2045	1/15/2045	5.25%	**	188,474
NUVALENT INC CL A CL A			**	1,389,450
NUVOCO VISTAS CORP INR10			**	283,942
NVIDIA CORP COM			**	454,209,292
NVR INC COM STK USD0.01			**	2,399,321
NXP B V / NXP FDG LLC / NXP USA INC SR NT 3.25% 05-11-2041	5/11/2041	3.25%	**	646,381
NXP B V/NXP FUNDING LLC/NXP USA INC 2.5%DUE 05-11-2031	5/11/2031	2.50%	**	498,287
NXP SEMICONDUCTORS N V COM STK			**	37,604,994
NXPT COML MTG TR 2024-STOR 4.31158% 11-05-2041	11/5/2041	4.31%	**	1,985,854
NY N Y TAXABLE-BUILD AMER BDS-F-1 6.271 DUE 12-01-2037	12/1/2037	6.27%	**	6,968,317
NYC COML MTG TR 2025-3BP COML MTG PASSTHRU CTF 144A 4.89316% 02-15-2042	2/15/2042	4.96%	**	886,753
O REILLY 3.55% DUE 03-15-2026	3/15/2026	3.55%	**	241,179
O REILLY AUTOMOTIVE INC NEW 3.6% DUE 09-01-2027	9/1/2027	3.60%	**	55,684
O REILLY AUTOMOTIVE INC NEW 5.75% 11-20-2026	11/20/2026	5.75%	**	3,063,722
O REILLY AUTOMOTIVE INC NEW COM USD0.01			**	33,670,263
OBX 2021-INV2 TR FLTG RT 2.5% DUE 10-25-2051	10/25/2051	2.50%	**	1,276,708
OBX 2022 INV3 TR 3% DUE 02-25-2052	2/25/2052	3.00%	**	1,260,058
OBX 2023-NQM3 TR MTG BACKED NT CL A-1 144A 5.94871% 02-25-2063	2/25/2063	5.95%	**	1,776,169
OCCIDENTAL PETE 3% DUE 02-15-2027	2/15/2027	3.00%	**	2,341,843
OCCIDENTAL PETE CORP 5.0% 08-01-2027	8/1/2027	5.00%	**	66,189
OCCIDENTAL PETE CORP 6.625% DUE 09-01-2030 REG	9/1/2030	6.62%	**	1,088,357
OCEANAGOLD CORP COM NEW NPV			**	2,467,039
OCEANEERING INTL INC COM			**	3,879,644
OCEANFIRST FINL CORP COM			**	790,482
OCHI HLDG CO LTD NPV			**	24,052
OCTAVE SPECIALTY GROUP INC			**	270,511
OCULAR THERAPEUTIX INC COM			**	852,301
ODDITY TECH LTD COMSTK			**	313,404
ODFJELL DRILLING LIMITED USD0.01			**	215,999
OFG BANCORP COM			**	570,442
OFSI BSL XIV CLO FLTG RT 0% DUE 07-20-2037	7/20/2037	5.34%	**	1,816,664
OGE ENERGY CORP COM			**	159,314
OHA CR FDG 18 LTD FLTG RT 5.16763% DUE 04-20-2037	4/20/2037	5.38%	**	1,243,796
OIL REFINERIES LTD COM STK ILS1			**	352,097
OILES CORPORATION NPV			**	92,993
OKAMURA CORP NPV			**	21,943
OKI ELECTRIC IND NPV			**	344,458
OKINAWA FINL GRP NPV			**	51,679
OKLAHOMA GAS & ELEC CO 5.8% 04-01-2055	4/1/2055	5.80%	**	121,642

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
OKLO INC CL A CL A			**	95,871
OKTA INC CL A CL A			**	1,087,447
OKUMURA CORP NPV			**	1,007,018
OLD DOMINION FREIGHT LINE INC COM			**	1,740,480
OLD MUTUAL LTD NPV			**	430,613
OLD REPUBLIC INTERNATIONAL CORP COM STK USD1			**	2,873,768
OLIN CORP COM			**	9,371,417
OLLIES BARGAIN OUTLET HLDGS INC COM			**	3,603,867
OLYMPUS CORP NPV			**	6,976,041
OMNICELL INC COM			**	611,686
OMNICOM GROUP INC 3.6% DUE 04-15-2026	4/15/2026	3.60%	**	3,907,973
OMNICOM GROUP INC COM			**	19,000,475
OMRON CORP NPV			**	472,436
ON24 INC COM			**	55,513
ONCOR ELEC 3.7% DUE 11-15-2028	11/15/2028	3.70%	**	350,765
ONCOR ELEC DELIVERY CO LLC 4.65% 11-01-2029	11/1/2029	4.65%	**	2,215,997
ONCOR ELEC FIXED 4.95% DUE 09-15-2052	9/15/2052	4.95%	**	938,825
ONDAS INC			**	10,401,173
ONE 97 COMMUNICATI INR1			**	140,484
ONE GAS INC 5.1% 04-01-2029	4/1/2029	5.10%	**	1,454,240
ONE GAS INC COM			**	1,502,513
ONE LIBERTY PPTYS INC COM			**	19,762
ONE REIT INC REIT			**	16,818
ONEMAIN DIRECT 5.41% DUE 11-14-2029	11/14/2029	5.41%	**	11,677,496
ONEMAIN FINL 5.84% DUE 09-15-2036	9/15/2036	5.84%	**	9,486,368
ONEMAIN FINL ISSUANCE TR 2020-2 1.75% 09-14-2035	9/14/2035	1.75%	**	604,457
ONEMAIN FINL ISSUANCE TR 2021-1 AST BACKED NT CL A-2 FLTG 4.46834 06-16-2036	6/16/2036	4.74%	**	2,903,368
ONEMAIN FINL ISSUANCE TR 2022-2 ASSET BACKED NT CL A 144A 4.89% 10-14-2034	10/14/2034	4.89%	**	342,943
ONEMAIN HLDGS INC COM			**	827,488
ONEOK INC 4.95% 10-15-2032	10/15/2032	4.95%	**	402,394
ONEOK INC 5.65% 11-01-2028	11/1/2028	5.65%	**	1,838,884
ONEOK INC 5.7% 11-01-2054	11/1/2054	5.70%	**	702,022
ONEOK INC 6.625% DUE 09-01-2053	9/1/2053	6.62%	**	147,199
ONEOK INC NEW 4% DUE 07-13-2027	7/13/2027	4.00%	**	1,123,842
ONEOK INC NEW 4.55% DUE 07-15-2028	7/15/2028	4.55%	**	2,007,966
ONEOK INC NEW 6.5% 09-01-2030	9/1/2030	6.50%	**	1,609,488
ONESPAN INC COM STK USD0.001			**	188,517
ONESPAWORLD HLDGS LTD COM USD0.0001			**	3,036,543
ONESTREAM INC CL A CL A			**	913,155
ONEX CORP SUB-VTG NPV			**	560,371
ONO PHARMACEUTICAL NPV			**	2,544,713
ONTARIO PROV CDA 2.0% 10-02-2029 REG	10/2/2029	2.00%	**	3,992,147
ONTARIO(PROV OF) 3.8% NTS 02/12/2034 CAD1	12/2/2034	3.80%	**	586,132
ONTO INNOVATION INC			**	1,470,466
ONWARD HOLDINGS NPV			**	64,710
OOMA INC COM			**	28,164
OOREDOO QAR1			**	38,442
OPENDOOR TECHNOLOGIES INC COM			**	103,961

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
OPENDOOR TECHNOLOGIES INC WT EXP SER A 11-20-2026			**	61
OPENDOOR TECHNOLOGIES INC WT EXP SER K 11-20-2026			**	106
OPENDOOR TECHNOLOGIES INC WT EXP SER Z 11-20-2026			**	47
OPMOBILITY EUR0.06			**	293,962
OPPLE LIGHTING CO LTD-A STOCK CONNECT			**	979,218
OPT MACHINE VISION A CNY1			**	195,088
OPTEX GROUP COMPAN NPV			**	30,971
OPTIM CORPORATION NPV			**	15,434
OPTION CARE HEALTH INC COM NEW COM NEW			**	840,116
OPTORUN CO LTD NPV			**	132,821
OR ROYALTIES INC			**	1,283,277
ORACLE CORP 1.65% 03-25-2026	3/25/2026	1.65%	**	906,254
ORACLE CORP 2.65% DUE 07-15-2026	7/15/2026	2.65%	**	9,091,143
ORACLE CORP 3.6% DUE 04-01-2040 REG	4/1/2040	3.60%	**	3,987,799
ORACLE CORP 3.6% DUE 04-01-2050 REG	4/1/2050	3.60%	**	1,407,173
ORACLE CORP 3.85% DUE 07-15-2036	7/15/2036	3.85%	**	159,859
ORACLE CORP 3.9% DUE 05-15-2035	5/15/2035	3.90%	**	59,581
ORACLE CORP 4% DUE 07-15-2046	7/15/2046	4.00%	**	111,419
ORACLE CORP 4.2% 09-27-2029	9/27/2029	4.20%	**	1,206,265
ORACLE CORP 4.45% 09-26-2030	9/26/2030	4.45%	**	2,428,940
ORACLE CORP 4.8% 08-03-2028	8/3/2028	4.80%	**	1,849,877
ORACLE CORP 4.8% 09-26-2032	9/26/2032	4.80%	**	873,200
ORACLE CORP 4.9% 02-06-2033	2/6/2033	4.90%	**	362,064
ORACLE CORP 5.55% 02-06-2053	2/6/2053	5.55%	**	303,798
ORACLE CORP 6% 08-03-2055	8/3/2055	6.00%	**	353,951
ORACLE CORP 6.125% 08-03-2065	8/3/2065	6.12%	**	1,599,742
ORACLE CORP COM			**	54,614,216
ORACLE CORP FIXED 2.3% DUE 03-25-2028	3/25/2028	2.30%	**	2,909,338
ORACLE CORP FIXED 2.95% DUE 04-01-2030	4/1/2030	2.95%	**	2,920,527
ORACLE CORP FIXED 3.65% DUE 03-25-2041	3/25/2041	3.65%	**	629,284
ORACLE CORP FIXED 3.85% DUE 04-01-2060	4/1/2060	3.85%	**	5,704,704
ORACLE CORP JAPAN NPV			**	8,415
ORASURE TECHNOLOGIES INC COM			**	112,704
ORICA LIMITED NPV			**	1,147,011
ORIENT O/SEAS INTL USD0.10			**	8,056
ORIENTAL LAND CO LTD NPV			**	147,935
ORIGIN ENERGY LTD NPV			**	140,278
ORION CORPORATION SER'B'NPV			**	3,114,166
ORION RETAIL PROPE ILS2			**	1
ORION S A COM NPV			**	244,427
ORIX CORP NPV			**	293,441
ORIX JREIT INC REIT			**	189,888
ORLA MNG LTD NEW COM			**	4,445
ORLEN SA			**	9,011,275
ORSERO NPV			**	810,309
ORTHOFIX MED INC COM USD0.10			**	241,256
OSAKA GAS CO LTD NPV			**	51,963
OSB GROUP PLC ORD GBP 0.0100			**	613,219

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
OSCAR HEALTH INC CL A CL A			**	1,091,545
OSCAR US FDG XIV LLC NT CL A-4 144A 2.82% 04-10-2029	4/10/2029	2.82%	**	1,011,211
OSG CORP NPV			**	68,546
OTE(HELLENIC TLCM) EUR2.83(CR)			**	595,542
OTIS WORLDWIDE CORP 2.565% DUE 02-15-2030 BEO	2/15/2030	2.56%	**	299,869
OTIS WORLDWIDE CORP COM USD0.01 WI			**	5,046,821
OTOKAR OTOMOTIV VE TRY1			**	30,191
OTSUKA CORP NPV			**	1,466,045
OTSUKA HOLDINGS CO LTD			**	667,973
OUSTER INC COM NEW			**	4,869
OUTFRONT MEDIA INC COM USD0.01(POST REV SPLIT)			**	1,474,269
OVERSEAS PVT INVT 3.43% DUE 05-15-2030	5/15/2030	3.43%	**	3,056,519
OVH GROUPE EUR1			**	8,750
OVINTIV INC COM USD0.01			**	11,379,208
OVS SPA NPV			**	1,832,206
OWENS CORNING NEW 5.5% 06-15-2027	6/15/2027	5.50%	**	1,056,333
OWENS CORNING NEW COM STK			**	1,237,165
OWLET INC CL A NEW			**	91,295
OYO CORP NPV			**	16,106
OZATA DENIZCILIK TRY1			**	5,784
PAC GAS & ELEC CO 3.3% DUE 08-01-2040	8/1/2040	3.30%	**	614,809
PAC GAS & ELEC CO 4.2% DUE 06-01-2041	6/1/2041	4.20%	**	271,466
PAC GAS & ELEC CO 5.9% DUE 10-01-2054	10/1/2054	5.90%	**	591,695
PAC GAS & ELEC CO 6.95% 03-15-2034	3/15/2034	6.95%	**	668,844
PAC GAS & ELEC CO FIXED 2.1% DUE 08-01-2027	8/1/2027	2.10%	**	6,069,714
PAC GAS & ELEC CO FIXED 2.95% DUE 03-01-2026	3/1/2026	2.95%	**	598,473
PAC GAS & ELEC CO FIXED 4.5% DUE 07-01-2040	7/1/2040	4.50%	**	174,812
PAC GAS & ELEC CO FIXED 4.55% DUE 07-01-2030	7/1/2030	4.55%	**	2,685,570
PAC GAS & ELEC CO FIXED 4.95% DUE 07-01-2050	7/1/2050	4.95%	**	525,556
PACCAR FINANCIAL CORP 4.0% 09-26-2029	9/26/2029	4.00%	**	223,518
PACCAR FINANCIAL CORP 4.0% 11-07-2028	11/7/2028	4.00%	**	1,628,307
PACCAR FINANCIAL CORP 4.0% 08-08-2028	8/8/2028	4.00%	**	566,676
PACCAR INC COM			**	28,116,802
PACIFIC GAS & ELEC CO 1ST MTG BD 5% 06-04-2028	6/4/2028	5.00%	**	3,836,910
PACIFIC GAS & ELEC CO 1ST MTG BD 6% 08-15-2035	8/15/2035	6.00%	**	389,044
PACIFIC GAS & ELEC CO 2.5% DUE 02-01-2031/06-19-2020 REG	2/1/2031	2.50%	**	4,235,089
PACIFIC GAS & ELEC CO 3.3% DUE 12-01-2027	12/1/2027	3.30%	**	145,677
PACIFIC GAS & ELEC CO 4.0% 12-01-2046	12/1/2046	4.00%	**	225,628
PACIFIC GAS & ELEC CO 4.45% DUE 4-15-2042	4/15/2042	4.45%	**	82,971
PACIFIC GAS & ELEC CO 5.45% DUE 06-15-2027/06-08-2022 BEO	6/15/2027	5.45%	**	688,296
PACIFIC GAS & ELEC CO 5.55% 05-15-2029	5/15/2029	5.55%	**	7,670,132
PACIFIC GAS & ELEC CO 5.8% 05-15-2034	5/15/2034	5.80%	**	416,089
PACIFIC GAS & ELEC CO 6.15% DUE 01-15-2033	1/15/2033	6.15%	**	1,418,568
PACIFIC GAS & ELEC CO 6.7% 04-01-2053	4/1/2053	6.70%	**	846,995
PACIFIC GAS & ELEC CO 6.75% 01-15-2053	1/15/2053	6.75%	**	1,098,674
PACIFIC GAS & ELECTRIC CO 5.7% 03-01-2035	3/1/2035	5.70%	**	669,430
PACIFIC GAS & ELECTRIC CO 6.4% 06-15-2033	6/15/2033	6.40%	**	2,485,281

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PACIFIC METALS CO NPV			**	328,165
PACIFICORP 2.7% DUE 09-15-2030	9/15/2030	2.70%	**	956,059
PACIFICORP 5.3% 02-15-2031	2/15/2031	5.30%	**	205,964
PACIFICORP 7.375% 09-15-2055	9/15/2055	7.38%	**	1,426,867
PACKAGING CORP AMER COM ISIN US6951561090			**	852,761
PACKAGING CORP AMER SR NT 5.2% 08-15-2035	8/15/2035	5.20%	**	127,111
PAGAYA TECHNOLOGIES LTD COM USD0.0001 CL A			**	4,368
PAGERDUTY INC COM			**	904,629
PAGSEGURO DIGITAL LTD COM USD CLS A			**	1,740,685
PALANTIR TECHNOLOGIES INC CL A CL A			**	8,738,546
PALFINGER AG NPV			**	50,096
PALO ALTO NETWORKS INC COM USD0.0001			**	850,083
PALOMAR HLDGS INC COM			**	181,522
PAN AMERN SILVER CORP COM			**	1,223,286
PAN OCEAN CO LTD			**	22,768
PANAMA REP 6.875% 01-31-2036	1/31/2036	6.88%	**	326,130
PANAMA REP GLOBAL BD 4.3% DUE 04-29-2053REG SINKING FUND 04-29-2051	4/29/2053	4.30%	**	225,030
PANAMA(REPUBLIC OF) 7.875% 03-01-2057	3/1/2057	7.88%	**	232,897
PANASONIC HOLDINGS CORP NPV			**	602,874
PANDORA A/S DKK0.01			**	131,404
PANIN FINANCIAL IDR125			**	11,244
PANTORO GOLD LIMITED			**	21,245
PAPA JOHNS INTL INC COM			**	6,297,079
PAR PACIFIC HOLDINGS INC COM NEW COM NEW			**	839,108
PARADEEP PHOSPHATE INR10			**	531,474
PARAGON BANKING GR ORD GBP1			**	1,592,521
PARAGUAY REP BD 144A 6.65% 03-04-2055	3/4/2055	6.65%	**	554,074
PARKER-HANNIFIN CORP COM			**	5,908,369
PARKIN COMPANY PJS AED0.02			**	313,205
PARTNER COMMUNICAT ILS0.01			**	143,642
PATRICK INDS INC COM			**	531,524
PAYCHEX INC 5.1% 04-15-2030	4/15/2030	5.10%	**	3,290,031
PAYCHEX INC COM			**	445,803
PAYCOM SOFTWARE INC COM			**	25,498
PAYLOCITY HLDG CORP COM			**	5,880,248
PAYONEER GLOBAL INC COM			**	579,647
PAYSAFE LTD COM			**	194,168
PAYSIGN INC COM			**	147,614
PAZ RETAIL AND ENERGY LTD			**	774,428
PC CONNECTION INC COM			**	189,511
PCA CORPORATION NPV			**	37,933
PCCW LIMITED NPV			**	10,407
PDF SOLUTIONS INC COM			**	4,424,718
PECO ENERGY CO 5.25% 09-15-2054	9/15/2054	5.25%	**	170,720
PEDIATRIX MEDICAL GROUP INC			**	106,094
PEGASYSTEMS INC COM			**	13,801,411
PEIJIA MEDICAL LIMITED USD0.0001			**	12,354
PELOTON INTERACTIVE INC			**	696,074

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PENUMBRA INC COM			**	1,261,362
PEPPERDINE UNIV FIXED 3.301% DUE 12-01-2059	12/1/2059	3.30%	**	159,062
PEPSICO INC 4.1% 01-15-2029	1/15/2029	4.10%	**	1,017,016
PEPSICO INC 4.3% 07-23-2030	7/23/2030	4.30%	**	404,415
PEPSICO INC COM			**	12,633,922
PEPTIDREAM INC NPV			**	396,305
PER AARSLEFF HLDNG SER'B'DKK2			**	47,302
PERELLA WEINBERG PARTNERS COM USD0.0001 CL A			**	137,241
PERENTI LIMITED NPV			**	476,447
PERFECT WORLD CO LTD 'A'CNY1 (STOCK CONNECT LINE)			**	1,701,003
PERFORMANCE FOOD GROUP CO COM			**	2,249,169
PERMIAN RES CORP CL A			**	5,137,744
PERNOD RICARD NPV EUR 1.55			**	7,414,548
PERPETUA RES CORP COM NPV			**	129,499
PERPETUAL LIMITED NPV			**	5,923
PERRIGO COMPANY LIMITED COM EUR0.001			**	3,162,387
PERSEUS MINING LTD NPV			**	2,672,122
PERU REP 2.78% 12-01-2060	12/1/2060	2.78%	**	413,782
PERU(REP OF) 6.15% GTD 12/08/2032 PEN	8/12/2032	6.15%	**	3,274,150
PERU(REPUBLIC OF) 7.3% 12/08/2033	8/12/2033	7.30%	**	678,562
PETASYS CO LTD			**	335,205
PETCO HEALTH & WELLNESS CO INC CL A COM CL A COM			**	186,014
PETRO-CDA 7.875% DUE 06-15-2026	6/15/2026	7.88%	**	3,792,594
PETROLEOS MEXICANOS GTD NT 7.69% DUE 01-23-2050 REG	1/23/2050	7.69%	**	224,071
PETRONAS DAGANGAN NPV			**	48,203
PEXIP HOLDINGS AS			**	829,079
PFIZER INC 4.2% 11-15-2030	11/15/2030	4.20%	**	2,056,127
PFIZER INC COM			**	12,501,319
PFIZER INVESTMENT ENTER 5.34% 05-19-2063	5/19/2063	5.34%	**	466,072
PFIZER LTD INR10			**	14,040
PFS FING CORP 4.94999980927% DUE 02-15-2029	2/15/2029	4.95%	**	7,463,131
PFS FING CORP 5.52% DUE 10-15-2028	10/15/2028	5.52%	**	2,064,147
PG& E CORP COM			**	15,321,684
PG&E RECOVERY FDG LLC 2.822% 07-15-2046	7/15/2046	2.82%	**	141,138
PG&E WILDFIRE 3.594% DUE 06-01-2030	6/1/2030	3.59%	**	487,801
PG&E WILDFIRE RECOVERY FDG LLC 4.263% 06-01-2036	6/1/2036	4.26%	**	4,630,885
PG&E WILDFIRE RECOVERY FDG LLC 4.674% 12-01-2051	12/1/2051	4.67%	**	438,240
PG&E WILDFIRE RECOVERY FDG LLC 4.722% 06-01-2037	6/1/2037	4.72%	**	2,973,624
PG&E WILDFIRE RECOVERY FDG LLC SR SECD RECOVERY BD SER 5.099% 06-01-2054	6/1/2054	5.10%	**	1,242,798
PGE POLSKA GRUPA PLN8.55			**	1,561,848
PHARMAENGINE INC SHS			**	76,180
PHARMARESEARCH CO LTD			**	157,781
PHARMARON BEIJING CO LTD 144A			**	59,901
PHARVARIS BV			**	112,748
PHEAA STUDENT LN TR 2021-1 STUD LN AST BACKED NT 144A 4.34176% 05-25-2070	5/25/2070	4.52%	**	1,137,129
PHILEX MINING CORP PHP1			**	14,589
PHILIP MORRIS INTERNATIONAL INC 4.0% 10-29-2030	10/29/2030	4.00%	**	3,738,208
PHILIP MORRIS INTL 3.25% 6/6/2032 3.25% 06/06/2032	6/6/2032	3.25%	**	697,358

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PHILIP MORRIS INTL 4.375% DUE 11-15-2041	11/15/2041	4.38%	**	160,730
PHILIP MORRIS INTL 4.875% DUE 04-30-2035	4/30/2035	4.88%	**	100,523
PHILIP MORRIS INTL 6.375% DUE 05-16-2038	5/16/2038	6.38%	**	223,336
PHILIP MORRIS INTL COM STK NPV			**	11,716,578
PHILIP MORRIS INTL INC 3.125% DUE 03-02-2028	3/2/2028	3.12%	**	4,841,609
PHILIP MORRIS INTL INC 3.875% 10-27-2028	10/27/2028	3.88%	**	1,858,293
PHILIP MORRIS INTL INC 4.125% 04-28-2028	4/28/2028	4.12%	**	1,437,806
PHILIP MORRIS INTL INC 4.625% 10-29-2035	10/29/2035	4.62%	**	328,453
PHILIP MORRIS INTL INC 4.875 DUE 11-15-2043	11/15/2043	4.88%	**	369,873
PHILIP MORRIS INTL INC 4.875% 02-13-2029	2/13/2029	4.88%	**	824,523
PHILIP MORRIS INTL INC 4.875% 02-15-2028	2/15/2028	4.88%	**	2,823,859
PHILIP MORRIS INTL INC 4.89% 04-30-2030	4/30/2030	4.38%	**	2,299,673
PHILIP MORRIS INTL INC 5.125% 02-13-2031	2/13/2031	5.12%	**	8,431,998
PHILIP MORRIS INTL INC 5.375% 02-15-2033	2/15/2033	5.38%	**	418,972
PHILIP MORRIS INTL INC NT 4.25% 10-29-2032	10/29/2032	4.25%	**	197,094
PHILIPPINES(REPUBLIC OF) 5.175% 09-05-2049	9/5/2049	5.18%	**	190,752
PHILLIPS 66 COM			**	343,634
PHILLIPS 66 FIXED 1.3% DUE 02-15-2026	2/15/2026	1.30%	**	2,037,159
PHILLIPS EDISON GROCERY 5.25% 08-15-2032	8/15/2032	5.25%	**	3,141,500
PHINIA INC COM USD0.01 WI			**	560,699
PHISON ELECTRONICS TWD10			**	1,522,891
PHOENIX ED PARTNERS INC COM			**	279,396
PHOENIX FINANCE LTD			**	446,336
PHOENIX MILLS INR2			**	803,127
PHREESIA INC COM			**	626,751
PHX ENERGY SVCS CO COM NPV			**	95,751
PHYSICIANS RLTY L P 2.625% 11-01-2031	11/1/2031	2.62%	**	306,104
PICC PROPERTY & CA 'H'CNY1			**	12,611
PICTON PROP INCOME ORD NPV			**	309,719
PIEDMONT NAT GAS 3.64% DUE 11-01-2046	11/1/2046	3.64%	**	598,950
PIGEON CORP NPV			**	88,417
PILGRIMS PRIDE CORP			**	617,875
PING AN INSURANCE GROUP H CNY1			**	3,670,364
PINNACLE INV MGMT NPV			**	224,612
PINNACLE W. CAP CORP COM			**	2,273,292
PINNACLE WEST CAPITAL CORP 5.15% 05-15-2030	5/15/2030	5.15%	**	1,010,771
PINTEREST INC CL A CL A			**	1,610,177
PIONEER NAT RES CO 1.125% DUE 01-15-2026 REG	1/15/2026	1.12%	**	914,022
PIRAEUS BANK SA EUR0.93			**	39,984
PIXART IMAGING TWD10			**	225,569
PLAINS ALL AMERICAN PIPELINE LP 5.95% 06-15-2035	6/15/2035	5.95%	**	782,920
PLAINS ALL AMERN 4.5% DUE 12-15-2026	12/15/2026	4.50%	**	1,434,305
PLAINS ALL AMERN PIPELN L P / PAA SR NT 5.6% 01-15-2036	1/15/2036	5.60%	**	157,147
PLAINS ALL AMERN PIPELN L P/PAA 4.9% 02-15-2045	2/15/2045	4.90%	**	219,561
PLAN & PLAN DESENV COM NPV			**	22,074
PLANET LABS PBC COM CL A COM USD0.0001 CL A			**	2,455,258
PLAYTECH PLC ORD NPV			**	117,920
PLEXUS CORP COM			**	788,067

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PLOVER BAY TECHNOL HKD0.01			**	7,683
PLUS500 LTD ORD ILS0.01 (DI)			**	535,956
PNC BK N A PITT PA FIXED 4.775% DUE 01-15-2027	1/15/2027	4.78%	**	3,559,907
PNC BK NA 4.543% 05-13-2027	5/13/2027	4.54%	**	8,691,133
PNC FINANCIAL SERVICES 5.3% 01-21-2028	1/21/2028	5.30%	**	227,938
PNC FINANCIAL SERVICES 5.373% 07-21-2036	7/21/2036	5.37%	**	206,127
PNC FINANCIAL SERVICES 5.939% 08-18-2034	8/18/2034	5.94%	**	424,727
PNC FINANCIAL SERVICES GROUP COM STK			**	21,396,077
PNC FINL SVCS 2.55% DUE 01-22-2030	1/22/2030	2.55%	**	2,750,140
PNC FINL SVCS GROUP INC 5.222% 01-29-2031	1/29/2031	5.22%	**	4,452,585
POOL CORP COM STK			**	3,134,561
POONAWALLA FINCORP LIMITED INR2			**	18,914
POONGSAN CORP KRW5000			**	424,285
POP MART INTL GRP LTD			**	487,125
POPULAR INC COM NEW COM USD6 (POST REV SPLIT)			**	4,162,953
PORR AG NPV			**	71,930
PORSCHE INNOVATIVE 4.66% DUE 02-20-2030	2/20/2030	4.66%	**	1,260,303
PORSCHE INNOVATIVE 4.67% DUE 11-22-2027	11/22/2027	4.67%	**	642,555
PORT AUTH N Y & N J 4.458% 10-01-2062 BEO TAXABLE	10/1/2062	4.46%	**	234,619
PORT MORROW ORE TRANSMISSION FACS REV 2.987% 09-01-2036 BEO TAXABLE	9/1/2036	2.99%	**	5,194,635
POSIFLEX TECH INC			**	5,633
POST HLDGS INC 6.5% DUE 03-15-2036	3/15/2036	6.50%	**	600,877
POSTAL REALTY TRUST INC COM USD0.01 CL A			**	60,638
POSTAL SAVINGS BANK OF CHINA (LOCAL 1658)			**	9,187,569
POTLATCHDELTIC CORPORATION			**	9,815,755
POWELL INDS INC COM			**	2,031,904
POWER ASSETS HLDGS NPV			**	187,766
POWER CORP CANADA SUB-VTG NPV			**	596,053
POWER GRID CORP INR10			**	110,245
POWERTECH TECHNOLO TWD10			**	660,715
PP LONDON SUMATRA IDR100.00			**	85,875
PPG IND INC COM			**	17,991,464
PPL CAPITAL FUNDING INC 5.25% 09-01-2034	9/1/2034	5.25%	**	559,321
PPL CORP COM ISIN US69351T1060			**	7,347,196
PRA GROUP INC COM			**	398,998
PRARAM 9 HOSPITAL THB1(NVDR)			**	331,501
PRAXIS PRECISION MEDICINES INC COM NEW			**	2,798,851
PRECISION 4.375% DUE 06-15-2045	6/15/2045	4.38%	**	218,342
PRECISION TSUGAMI HKD1			**	600,396
PREMIUM GROUP CO L NPV			**	25,964
PRESIDENT & FELLOWS HARVARD COLLEGE 4.887% 03-15-2030	3/15/2030	4.89%	**	5,057,822
PRICOL LTD INR1 (POST SCHEME)			**	130,728
PRIMARIS REAL TR UNIT SER A			**	1,688,554
PRIMERICA INC COM			**	37,721
PRIMORIS SVCS CORP COM			**	3,375,118
PRIN FINL GROUP 3.7% DUE 05-15-2029	5/15/2029	3.70%	**	24,599
PRINCIPAL FINL GROUP INC COM STK			**	48,692
PRIORITY TECHNOLOGY HLDGS INC COM			**	12,361

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PRKCM 2023-AFC4 TR 7.225% DUE 11-25-2058	11/25/2058	7.22%	**	886,273
PRM TR 2025-PRM6 COML MTG PASSTHRU CTF CL A 4.4803% 07-05-2033	7/5/2033	4.48%	**	999,114
PRO MEDICUS NPV			**	5,153,136
PROCREDIT HOLDING NPV			**	413,415
PROCTER & GAMBLE COM NPV			**	9,150,057
PROG HOLDINGS INC COM			**	769,247
PROGRESS RESDNTL 2.393% DUE 12-17-2040	12/17/2040	2.39%	**	1,568,291
PROGRESS RESDNTL 2.425% DUE 07-17-2038	7/17/2038	2.42%	**	1,249,307
PROGRESS RESDNTL 3.4% DUE 02-17-2042	2/17/2042	3.40%	**	970,646
PROGRESS RESDNTL 3.4% DUE 04-17-2041	4/17/2041	3.40%	**	2,385,357
PROGRESS RESIDENTIAL 2021-SFR6 TR SINGLEFAMILY RENT PASS 1.524% 07-17-2038	7/17/2038	1.52%	**	3,631,177
PROGRESS RESIDENTIAL 2022-SFR6 TR RENT PASSTHRU CTF CL C 144A 5.195% 07-20-2039	7/20/2039	5.20%	**	2,004,425
PROGRESSIVE CORP OH COM			**	54,843,174
PROLOGIS INC COM			**	29,492,524
PROLOGIS L P 4.75% 01-15-2031	1/15/2031	4.75%	**	4,190,063
PROLOGIS L P 4.875% 06-15-2028	6/15/2028	4.88%	**	815,197
PROLOGIS L P FIXED 2.125% DUE 10-15-2050	10/15/2050	2.12%	**	281,076
PROLOGIS L P SR NT 3.375% 12-15-2027	12/15/2027	3.38%	**	495,853
PROLOGIS LP 3.0% DUE 04-15-2050	4/15/2050	3.00%	**	132,401
PROLOGIS TARGETED 4.25% DUE 01-15-2031	1/15/2031	4.25%	**	298,061
PROMOTORA Y OPERADORA DE INFRACOM NPV			**	64,383
PROSPERITY BANCSHARES INC COM			**	1,819,321
PROTAGONIST THERAPEUTICS INC COM			**	420,717
PROTECTIVE LIFE GF 5.432% 01-14-2032	1/14/2032	5.43%	**	3,125,159
PROTHENA CORP PLC USD0.01			**	287,121
PROTO LABS INC COM			**	54,587
PROVID HLTH & SVCS 2.746% DUE 10-01-2026	10/1/2026	2.75%	**	1,486,902
PRUDENTIAL FINL INC 3.935% DUE 12-07-2049	12/7/2049	3.94%	**	178,798
PRUDENTIAL FINL INC COM			**	484,142
PRUDENTIAL PLC GBP0.05			**	6,455,146
PRYSMIAN SPA NPV			**	1,576,535
PSG FINANCIAL SERVICES LIMITED			**	65,625
PSK INC KRW500			**	102,743
PT BANK DANAMON 'A' IDR50000 & 'B' IDR500			**	96,030
PT BANK NEGARA IND LKD SHS(IDR3750 & IDR187.5)			**	84,281
PT BUMI RESOURCES MINERALS TBK IDR625			**	387,299
PTC INDIA LTD INR10			**	199,549
PTC THERAPEUTICS INC COM			**	2,380,586
PTT EXPLORTN & PRD THB1(NVDR)			**	3,433,937
PTT GLOBAL CHEMICAL PUBLIC CO LTD THB10(NVDR)			**	18,864
PUB SERVICE ENTERPRISE GROUP INC COM			**	144,058
PUB STORAGE COM			**	3,968,015
PUB SVC ELEC & GAS FIXED 3.65% DUE 09-01-2028	9/1/2028	3.65%	**	5,113,625
PUBLIC JOINT STOCK COMPANY MAGNIT RUB0.01(RUB)			**	142,617
PUBLIC SERVICE CO OF OKLAHOMA 5.2% 01-15-2035	1/15/2035	5.20%	**	70,913
PUBLIC SERVICE CO OF OKLAHOMA 5.25% 01-15-2033	1/15/2033	5.25%	**	513,773
PUBLIC SERVICE COLORADO 5.35% 5-15-2034	5/15/2034	5.35%	**	4,632,271
PUBLIC SERVICE ELECTRIC 4.85% 08-01-2034	8/1/2034	4.85%	**	3,537,810

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PUBLIC SERVICE ENTERPRISE 5.2% 04-01-2029	4/1/2029	5.20%	**	200,565
PUBLIC SERVICE ENTERPRISE GROUP INC 5.85% DUE 11-15-2027 BEO	11/15/2027	5.85%	**	1,691,942
PUBLIC SERVICE ENTERPRISE GROUP INC 1.6%DUE 08-15-2030 BEO	8/15/2030	1.60%	**	1,556,988
PUBLIC STORAGE 5.125% 01-15-2029	1/15/2029	5.12%	**	562,412
PUBLIC SVC CO OKLA 2.2% DUE 08-15-2031	8/15/2031	2.20%	**	1,776,399
PUBLIC SVC CO OKLA 5.45% 01-15-2036	1/15/2036	5.45%	**	339,114
PUBLIC SVC ENTERPRISE GROUP INC 4.9% 03-15-2030	3/15/2030	4.90%	**	2,351,715
PUBMATIC INC CL A COM CL A COM			**	224,198
PUGET ENERGY INC 5.725% 03-15-2035	3/15/2035	5.72%	**	437,032
PUGET ENERGY INC FIXED 2.379% DUE 06-15-2028	6/15/2028	2.38%	**	119,675
PUGET ENERGY INC SR NT 5.33% 06-15-2034	6/15/2034	5.33%	**	5,051,830
PULTE GROUP INC			**	2,111
PURE STORAGE INC CL A CL A			**	1,509,601
PUUILO OYJ NPV			**	47,535
PVH CORP COM USD1			**	831,048
PVPTL ASB BK LTD SR MEDIUM TERM NTS BOOK ENTRY 1.625% 10-22-2026	10/22/2026	1.62%	**	1,963,337
PVPTL COMM MORTGAGE TRUST SER 2016-787S CL A BNDS 3.545% 02-10-2036	2/10/2036	3.54%	**	1,789,346
PVPTL DELTA AIR LINES/SKYMILES 4.75% DUE 10-20-2028	10/20/2028	4.75%	**	2,384,635
PVPTL MID-ATLANTIC INTST TRANSMISSION LLC 4.1% DUE 05-15-2028	5/15/2028	4.10%	**	1,561,395
PVT PLBNP PARIBAS SR NON PFD 5.198% 01-10-2030	1/10/2030	5.20%	**	1,453,935
PVTPL 1166 AVE OF THE AMERS COML MTG TR II 2005-C6 COML 5.6896% 10-13-2037	10/13/2037	5.69%	**	1,046,861
PVTPL 37 CAPITAL CLO LTD SR 21-1A CL AR FLTG 10-15-2034	10/15/2034	5.18%	**	3,002,709
PVTPL 37 CAPITAL CLO LTD SR 22-1A CL A1R FLTG RT07-15-2034	7/15/2034	5.19%	**	4,002,907
PVTPL 720 EAST CLO LTD. SR 23-IA CL A1R FLTG RT 04-15-2038	4/15/2038	5.27%	**	2,809,845
PVTPL ABN AMRO BANK N V 5.515% 12-03-2035	12/3/2035	5.52%	**	413,780
PVTPL AFFIRM INC SR 25-X2 CL A 4.45% 10-15-2030	10/15/2030	4.45%	**	1,238,345
PVTPL AIA GROUP LTD 5.4% 09-30-2054	9/30/2054	5.40%	**	192,223
PVTPL AIA GROUP LTD GLOBAL MEDIUM TERM NTS BOO 3.2% DUE 09-16-2040	9/16/2040	3.20%	**	238,503
PVTPL AIB GROUP PLC 5.32% 05-15-2031	5/15/2031	5.32%	**	619,726
PVTPL AIB GROUP PLC 6.608% 09-13-2029	9/13/2029	6.61%	**	5,619,357
PVTPL AIG GLOBAL FDG SR SECD MEDIUM TERMNTS B 5.75% 07-02-2026	7/2/2026	5.75%	**	1,648,394
PVTPL AIMCO SR 22-17A CL A1R FLTG RT 07-20-2037	7/20/2037	5.21%	**	1,991,863
PVTPL AIR CANADA 2017-1AA PTT 3.3% 07-15-2031	7/15/2031	3.30%	**	404,262
PVTPL AIR CDA PASS THRU TR 2017-1 PVTPL AIR CANADA BNDS 3.55% DUE 07-15-2031	7/15/2031	3.55%	**	250,679
PVTPL AIRCASTLE LTD 2.85% DUE 01-26-2028BEO	1/26/2028	2.85%	**	1,749,303
PVTPL AIRCASTLE LTD/AIRCASTLE IRELAND 5.25% 03-15-2030	3/15/2030	5.25%	**	275,829
PVTPL AKER BP ASA 5.125% 10-01-2034	10/1/2034	5.12%	**	196,014
PVTPL AKER BP ASA 5.8% 10-01-2054	10/1/2054	5.80%	**	319,237
PVTPL ALIGNED DATA CTRS ISSUER LLC 21-1A CL A2 1.937% DUE 08-15-2046 BEO	8/15/2046	1.94%	**	2,905,998
PVTPL ALLIANT ENERGY FIN 5.4% 06-06-2027	6/6/2027	5.40%	**	1,170,776
PVTPL AMERICAN HERITAGE AUTO RECEIVABLES TR SR 24-1A CL A3 4.9% 09-17-2029	9/17/2029	4.90%	**	1,161,827
PVTPL AMERICAN MONEY MANAGEMENT CORP SR 22-27A A1R FLTG RT 01-20-2037	1/20/2037	4.96%	**	1,697,604
PVTPL AMERICAN NATL GLOBAL FDG 4.625%12-15-2028	12/15/2028	4.62%	**	3,011,365
PVTPL AMMC CLO 30 LTD/AMMC CLO 30 LLC SR24-30A CL A1 VAR RT DUE 01-15-2037	1/15/2037	5.58%	**	3,536,722
PVTPL AMSR TRUST 21-SFR2 C 958609% 08-17-2026	8/17/2038	1.88%	**	2,105,889
PVTPL AMSR TRUST SR 21-SFR3 CL A 1.476% 10-17-2038	10/17/2038	1.48%	**	2,934,015
PVTPL ANCHORAGE CAP CLO SR 15-7A CL AR3 FLTG RT 04-28-2037	4/28/2037	5.42%	**	8,280,294
PVTPL ANCHORAGE CR FDG LTD SER 15-1A CL ARV 3.9% 07-28-2037 BEO	7/28/2037	3.90%	**	817,945

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PVTPL ANCHORAGE CREDIT FUNDING SR 25-19A CL A 5.036% 10-25-2040	10/25/2040	5.04%	**	1,472,803
PVTPL ANTOFAGASTA PLC 2.375% DUE 10-14-2030/10-14-2020 BEO	10/14/2030	2.38%	**	271,888
PVTPL APEX CR CLO LTD SER 20-1A CLA R FLTG RT 04-20-2035	4/20/2035	5.33%	**	2,241,178
PVTPL APIDOS CLO LTD SER 18-18A CL A1R2 FLTG 01-22-2038	1/22/2038	5.19%	**	17,055,675
PVTPL APIDOS CLO LTD SR 19-32A CL A1R FLTG 01-20-2033	1/20/2033	4.98%	**	222,870
PVTPL AQUA FIN TR 2021-A SR 21-A CL A 1.54% DUE 07-17-2046 BEO	7/17/2046	1.54%	**	800,213
PVTPL ARBOR RLTY COML REAL ESTATE NTS 2021-FL4 SR 21-FL4 CL A 11-15-2036	11/15/2036	5.21%	**	437,608
PVTPL ARES CLO LTD SER 25-ALF9A CL A1 FLTG 03-31-2038	3/31/2038	5.08%	**	6,498,794
PVTPL ARES XXVII CLO LTD SR 13 2A CL A-R3 FLTG 10-28-2034	10/28/2034	5.01%	**	3,901,740
PVTPL ARI FLEET LEASE TR SR 24-A CL A2 5.3%11-15-2032	11/15/2032	5.30%	**	978,451
PVTPL ARI FLEET LEASE TRUST SR 25-B CL A2 4.59% 03-15-2034	3/15/2034	4.59%	**	5,239,236
PVTPL ASHTEAD CAPITAL 2.45% 08-12-2031	8/12/2031	2.45%	**	1,339,994
PVTPL ATHENE GLOBAL FDG MEDIUM TERM SR SECD NT 1.45% 01-08-2026	1/8/2026	1.45%	**	499,775
PVTPL ATHENE GLOBAL FUNDING 4.86% 08-27-2026	3/25/2027	5.52%	**	3,613,617
PVTPL ATHENE GLOBAL FUNDING 4.95% 01-07-2027	1/7/2027	4.95%	**	3,305,050
PVTPL ATHENE GLOBAL FUNDING 5.033% 07-17-2030	7/17/2030	5.03%	**	806,683
PVTPL ATHENE GLOBAL FUNDING 5.38% 01-07-2030	1/7/2030	5.38%	**	7,162,866
PVTPL ATLANTIC AVENUE LTD SR 25-4A CL A FLTG RT 10-15-2038	10/15/2038	5.15%	**	3,211,255
PVTPL ATLAS SR LN FD XIV LTD/ATLAS SR LN FD SR 19-14A CL AR VAR RT 07-20-2032	7/20/2032	5.31%	**	3,793,703
PVTPL AVIATION CAPITAL GROUP 5.125% 04-10-2030	4/10/2030	5.12%	**	1,642,382
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLC SR 2023-8 CL A 6.02% DUE 02-20-2030	2/20/2030	6.02%	**	5,451,260
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLC SRS 20-2 CL A 2.02% DUE 02-20-2027	2/20/2027	2.02%	**	825,982
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLCSER 21-2A CL A 1.66% DUE 02-20-2028	2/20/2028	1.66%	**	17,983,269
PVTPL AVIS BUDGET RENTAL CAR FNDG AESOP 5.36% 06-20-2030	6/20/2030	5.36%	**	3,321,572
PVTPL AVIS BUDGET RENTAL CAR FNDG AESOP SER 23-3A CL A 5.24% DUE 02-22-2028	2/22/2028	5.44%	**	3,238,363
PVTPL AVIS BUDGET RENTAL CAR FNDG AESOP SER 24-3A CL A 5.23% 12-20-2030	12/20/2030	5.23%	**	2,475,857
PVTPL AVOLON HLDGS FDG LTD 2.528% DUE 11-18-2027	11/18/2027	2.53%	**	542,034
PVTPL AVOLON HLDGS FDG LTD 4.7% 01-30-2031	1/30/2031	4.70%	**	601,802
PVTPL AVOLON HLDGS FDG LTD 4.95% 01-15-2028	1/15/2028	4.95%	**	560,710
PVTPL AVOLON HLDGS FDG LTD 5.15% 01-15-2030	1/15/2030	5.15%	**	432,412
PVTPL AVOLON HOLDINGS FNDG LTD 4.95% 10-15-2032	10/15/2032	4.95%	**	4,062,119
PVTPL AVOLON HOLDINGS FNDG LTD 5.75% 11-15-2029	11/15/2029	5.75%	**	197,244
PVTPL AXIS EQUIPMENT FINANCE RECEIVABLESSER 22-2A CL A2 5.3% DUE 06-21-2028	6/21/2028	5.30%	**	69,442
PVTPL BABSON CLO LTD SR 25-3A CL A1 FLTG RT 03-31-2038	3/31/2038	5.38%	**	6,272,037
PVTPL BACARDI LTD GTD NT 144A 4.7% DUE 05-15-2028/04-30-2018 BEO	5/15/2028	4.70%	**	1,410,773
PVTPL BAE SYS PLC 1.9% DUE 02-15-2031/09-15-2020 BEO	2/15/2031	1.90%	**	355,152
PVTPL BAE SYS PLC 5.0% 03-26-2027	3/26/2027	5.00%	**	2,541,574
PVTPL BAE SYS PLC 5.125% 03-26-2029	3/26/2029	5.12%	**	730,210
PVTPL BAIN CAP CR CLO 2022-2/BAIN CAP CLO 20 SR 22-2A CL A1R VAR RT 4-22-2035	4/22/2035	5.01%	**	2,300,587
PVTPL BAIN CAPITAL CREDIT CLO LIMITED SER 25-1A CL A1 FLTG 04-23-2038	4/23/2038	5.02%	**	499,668
PVTPL BAIN CAPITAL CREDIT CLO LIMITED SR 18-2A CLA1R FLTG RT 07-19-2031	7/19/2031	4.96%	**	199,512
PVTPL BAIN CAPITAL CREDIT CLO LIMITED SR20-5A CL ARR FLTG 04-20-2034	4/20/2034	5.03%	**	1,219,750
PVTPL BALLYROCK LTD SR 22-19A CL A1R FLTG RT 04-20-2035	4/20/2035	4.99%	**	1,149,669
PVTPL BANK IRELAND GROUP PLC 5.601% 03-20-2030	3/20/2030	5.60%	**	5,195,080
PVTPL BANK OF IRELAND GROUP 2.029% 09-30-2027	9/30/2027	2.03%	**	610,244
PVTPL BANQUE FED CRED MUTUEL 5.194% 02-16-2028	2/16/2028	5.19%	**	3,886,787
PVTPL BATTALION CLO LTD SR 25-29A CL A1 FLTG RT 03-31-2038	3/31/2038	5.68%	**	6,171,700
PVTPL BAYER US FINANCE LLC 6.375% 11-21-2030	11/21/2030	6.38%	**	642,019

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PVTPL BDS 2021-FL10 LTD/BDS 2021-FL10 LLC 3RD PRTY SECD CL B FLTG 12-18-2036	12/16/2036	5.80%	**	4,997,110
PVTPL BDS 2021-FL10 LTD/BDS 2021-FL10 LLC SR SECD NT CL A FLTG 12-18-2036	12/16/2036	5.20%	**	283,106
PVTPL BEIGNET INV LLC 6.581% 05-30-2049	5/30/2049	6.58%	**	53,356,289
PVTPL BENEFIT STREET PARTNERS CLO LTD SR 20-21A CL A1R2 FLTG 01-15-2039	1/15/2039	5.16%	**	2,003,197
PVTPL BENEFIT STREET PARTNERS CLO LTD SR22-29A CL AR FLTG 01-25-2038	1/25/2038	5.04%	**	1,649,219
PVTPL BIMBO BAKERIES USA INC 5.375% 01-09-2036	1/9/2036	5.38%	**	328,068
PVTPL BIRCH GROVE CLO LTD SER 25-13A CL A1 FLTG 10-23-2038	10/23/2038	5.47%	**	2,104,816
PVTPL BLUEMOUNTAIN CLO LTD SE 15-3A CL A1R FLTG 04-20-2031	4/20/2031	5.15%	**	763,895
PVTPL BLUEMOUNTAIN CLO SER 18-2A CLS A VAR RT 08-15-2031	8/15/2031	5.22%	**	209,695
PVTPL BLUEMOUNTAIN CLO XXII LTD 18-1A CL A-1 FLTG RT 07-15-2031	7/15/2031	5.25%	**	173,175
PVTPL BMW US CAPITAL LLC 4.15% 08-11-2027	8/11/2027	4.15%	**	1,156,814
PVTPL BMW US CAPITAL LLC 4.5% 08-11-2030	8/11/2030	4.50%	**	732,203
PVTPL BNP PARIBAS 1.323% 01-13-2027	1/13/2027	1.32%	**	3,250,222
PVTPL BNP PARIBAS 3.052% 01-13-2031	1/13/2031	3.05%	**	402,691
PVTPL BNP PARIBAS 3.132% 01-20-2033	1/20/2033	3.13%	**	913,334
PVTPL BNP PARIBAS 5.176% 01-09-2030	1/9/2030	5.18%	**	3,105,381
PVTPL BNP PARIBAS 5.283%11-19-2030	11/19/2030	5.28%	**	3,682,440
PVTPL BNP PARIBAS 5.894% 12-05-2034	12/5/2034	5.89%	**	4,386,318
PVTPL BNP PARIBAS FLTG RT 05-09-2029	5/9/2029	4.79%	**	4,546,695
PVTPL BNP PARIBAS MEDIUM TERM NTS BOOK ENTRY 5.335% 06-12-2029	6/12/2029	5.34%	**	5,129,487
PVTPL BNP PARIBAS SR 2.159% 09-15-2029	9/15/2029	2.16%	**	3,287,124
PVTPL BNP PARIBAS SR NON PFD 1.904% 09-30-2028	9/30/2028	1.90%	**	3,175,717
PVTPL BNP PARIBAS SR NON PFD MED 4.4% 08-14-2028	8/14/2028	4.40%	**	1,052,359
PVTPL BOOZ ALLEN HAMILTON INC 144A 3.875% DUE 09-01-2028 BEO	9/1/2028	3.88%	**	155,145
PVTPL BOSTON GAS CO 5.843% 01-10-2035	1/10/2035	5.84%	**	952,286
PVTPL BPCE 6.293% 01-14-2036	1/14/2036	6.29%	**	834,082
PVTPL BPCE SA 5.389% 05-28-2031	5/28/2031	5.39%	**	1,685,941
PVTPL BPCE SA 5.716% 01-18-2030	1/18/2030	5.72%	**	5,339,309
PVTPL BPCE SA 6.027% 05-28-2036	5/28/2036	6.03%	**	315,271
PVTPL BPCE SA 7.003% 10-19-2034	10/19/2034	7.00%	**	724,849
PVTPL BQE FEDERATIVE DU CRED.MUTUEL-BFCM 5.538% 01-22-2030	1/22/2030	5.54%	**	987,765
PVTPL BRITISH AIRWAYS CAPITAL 3.3% 06-15-2034	6/15/2034	3.30%	**	101,724
PVTPL BRITISH AWYS PASS THRU TR 2018-1A 4.125% 09-20-2031	3/20/2033	4.12%	**	245,843
PVTPL BRITISH AWYS PASS THRU TR 2018-1AA 3.8% 09-20-2031	9/20/2031	3.80%	**	276,769
PVTPL BROADCOM INC 3.137% DUE 11-15-2035 BEO	11/15/2035	3.14%	**	2,613,876
PVTPL BROADCOM INC AVGO 3.187 11/15/36 3.187% DUE 11-15-2036/09-30-2021 BEO	11/15/2036	3.19%	**	4,503,698
PVTPL BROADCOM INC NT 4.926% 05-15-2037	5/15/2037	4.93%	**	247,314
PVTPL BUSINESS JET SECS 2022-1 LLC SER 22-1A CL A 4.455% 06-15-2037	6/15/2037	4.46%	**	952,632
PVTPL BX COML MTG TR 2024-XL4 FLTG 02-15-2039	2/15/2039	5.19%	**	1,889,714
PVTPL CADILLAC FAIRVIEW CORP 2.5% DUE 10-15-2031 BEO	10/15/2031	2.50%	**	1,822,763
PVTPL CAIXABANK S A 4.634% 07-03-2029	7/3/2029	4.63%	**	1,301,162
PVTPL CAIXABANK S A 5.673% 03-15-2030	3/15/2030	5.67%	**	5,302,558
PVTPL CAIXABANK S A 6.684% 09-13-2027	9/13/2027	6.68%	**	595,167
PVTPL CAIXABANK SA 5.581% 07-03-2036	7/3/2036	5.58%	**	926,439
PVTPL CAIXABANK SA 6.037% 06-15-2035	6/15/2035	6.04%	**	747,707
PVTPL CAMERON LNG LLC 2.902% 07-15-2031	7/15/2031	2.90%	**	2,659,749
PVTPL CAMERON LNG LLC 3.302% DUE 01-15-2035	1/15/2035	3.30%	**	100,774
PVTPL CANTOR FITZGERALD LP 7.2% 12-12-2028	12/12/2028	7.20%	**	743,359

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PVTPL CAPITAL AUTOMOTIVE REIT SR 23-1A CL A1 5.75% 09-15-2053	9/15/2053	5.75%	**	1,839,210
PVTPL CARLYLE GLOBAL MARKET STRATEGIES SR 17-3A CL A1R2 FLTG RT 10-21-2037	10/21/2037	5.27%	**	8,384,106
PVTPL CARLYLE US CLO 2021-4 LTD CL A-2 FLTG DUE 04-20-2034 BEO	4/20/2034	5.55%	**	2,605,149
PVTPL CARVAL CLO LTD SER 24-3A CL A1 FLTG RT 10-20-2037	10/20/2037	5.27%	**	842,932
PVTPL CASSA DEPOSITI E PRESTIT 5.875% 04-30-2029	4/30/2029	5.88%	**	842,870
PVTPL CASSA DEPOSITI E PRESTITI 4.375% 10-01-2030	10/1/2030	4.38%	**	1,300,938
PVTPL CDP FINANCIAL INC. DTD 11-25-2025 FLTG RT CP 11-24-2026			**	4,499,439
PVTPL CF HIPPOLYTA ISSUER LLC SER 20-1 CL A1 1.69% DUE 07-15-2060 BEO	7/15/2060	1.69%	**	299,143
PVTPL CHENIERE ENERGY PARTNERS 5.55% 10-30-2035	10/30/2035	5.55%	**	281,881
PVTPL CHEVRON PHILLIPS CHEM CO 4.75%05-15-2030	5/15/2030	4.75%	**	131,777
PVTPL CHILE ELECTRICITY LUX MPC 6.01% 07-20-2024	1/20/2033	6.01%	**	375,689
PVTPL CIFC FDG LTD SER 22-4A CL AR FLTG 07-16-2035	7/16/2035	4.98%	**	799,940
PVTPL CIFC FUNDING LTD SER 19-6A CL A2R FLTG RT 07-16-2037	7/16/2037	5.59%	**	1,595,578
PVTPL CITIZENS AUTO RECEIVABLES TR 2023-2 5.74% 10-15-2030	10/15/2030	5.74%	**	1,477,597
PVTPL CLECO POWER LLC 5.3% 01-15-2036	1/15/2036	5.30%	**	202,074
PVTPL CLYDESDALE ACQUISITION HLDGS INC 6.75% 04-15-2032	4/15/2032	6.75%	**	308,482
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL D 144A 5.6896 10/13/2037	10/13/2037	5.69%	**	469,470
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL F 144A 5.6896 10/13/2037	10/13/2037	5.69%	**	358,270
PVTPL CMO ARBOR MULTIFAMILY MTG SECS SER 20-MF1 CL A5 2.7563% DUE 05-15-2053 BEO	5/15/2053	2.76%	**	1,128,652
PVTPL CMO ARROYO MTG TR 2022-2 SR 22-2 CL A1 4.95% DUE 07-25-2057 BEO	7/25/2057	4.95%	**	3,260,704
PVTPL CMO BBCCRE TRUST SER 2015-GTP CL A 3.966% 08-10-2033	8/10/2033	3.97%	**	1,024,831
PVTPL CMO BENCHMARK 2020-IG3 MTG TR SR 20-IG3 CL A2 2.475% UE 09-15-2048	9/15/2048	2.48%	**	2,870,579
PVTPL CMO BFLD COML MTG TR 2025-5MW BFLD2025-5MW A VAR RT DUE 10-10-2042 BEO	10/10/2042	4.67%	**	3,228,730
PVTPL CMO BFLD TRUST SER 24-WRHS CL A FLTG 08-15-2026	7/15/2039	5.24%	**	1,344,565
PVTPL CMO BFLD TRUST SR 24-UNIV CL A FLTG 11-15-2029	11/15/2041	5.24%	**	700,437
PVTPL CMO BFLD TRUST SR 25-660F CL A FLTG 11-15-2042	11/15/2042	5.25%	**	1,709,794
PVTPL CMO BOCA COML MTG TR SR 25-BOCA CL A FLTG 12-15-2042	12/15/2042	5.45%	**	3,003,747
PVTPL CMO BSPRT ISSUER LTD SR 25-FL12 CL A FLTG 01-17-2043	1/17/2043	5.12%	**	997,828
PVTPL CMO BX TR SR 24-AIR2 CL A FLTG 10-15-2041	10/15/2041	5.24%	**	2,472,959
PVTPL CMO BX TR 2021-VIEW VAR RT DUE 06-15-2023 BEO	6/15/2036	5.66%	**	1,499,065
PVTPL CMO BX TR 2021-VIEW VAR RT DUE 06-15-2023 BEO	6/15/2036	6.21%	**	1,998,761
PVTPL CMO BX TR SR 25-LIFE CL A VAR 06-13-2047	6/13/2047	5.88%	**	2,254,113
PVTPL CMO BX TR SR 25-TAIL CL A FLTG RT 06-15-2035	6/15/2035	5.15%	**	2,000,000
PVTPL CMO BX TRUST SR 24-BRBK CL A FLTG 10-15-2041	10/15/2041	6.61%	**	990,315
PVTPL CMO BX TRUST SR 24-PALM CL A FLTG RT 06-15-2037	6/15/2037	5.29%	**	2,597,774
PVTPL CMO BX TRUST SR 25-GW CL B FLTG RT07-15-2042	7/15/2042	5.60%	**	1,002,480
PVTPL CMO BX TRUST VAR RT DUE 07-15-2029BEO	6/15/2041	5.24%	**	1,794,438
PVTPL CMO CIP COML MTG TR 2025-SBAY CIP 25-SBAY VAR RT DUE 10-15-2037 BEO	10/15/2037	5.15%	**	1,851,718
PVTPL CMO COLONY MTG CAP LTD SR 19-IKPR CL A FLTG 11-15-2038	11/15/2038	5.28%	**	410,348
PVTPL CMO CREDIT SUISSE MORTGAGE TRUST SER 2014-USA CL A2 3.953% DUE 09-15-2037	9/15/2037	3.95%	**	1,837,749
PVTPL CMO CSMC 2019-AFC1 TR MTG BACKED NT CL A-1 144A VAR RT DUE 07-25-2049 BEO	7/25/2049	3.57%	**	837,870
PVTPL CMO DBC MORTGAGE TRUST SR 25-DBC CL A FLTG 06-15-2038	11/15/2042	5.10%	**	3,857,977
PVTPL CMO EQUS 2021-EQAZ MTG TR SR 21-EQAZ CL B VAR RT DUE 10-15-2036 BEO	10/15/2038	5.12%	**	1,033,314
PVTPL CMO FS RIALTO ISSUER LTD SR 25-FL10 CL A FRN 02-01-2030	8/19/2042	5.12%	**	999,893
PVTPL CMO GREYSTONE COMMERCIAL REAL ESTATE NOTES SR 25-FL4 CL A FRN 01-15-2043	1/15/2043	5.23%	**	2,000,058
PVTPL CMO GS MTG SECS CORP SER 2017-GPTX CL B 3.103915% FIXED 05-10-2034	5/10/2034	3.10%	**	521,247
PVTPL CMO HERO FDG 2016-3 NT CL A-1 144A3.07999992371% DUE 09-20-2042 BEO	9/20/2042	3.08%	**	9,587
PVTPL CMO HUDSON YARDS SR 25-SPRL CL A FLTG RT 01-13-2030	1/13/2040	5.47%	**	1,483,584

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PVTPL CMO J P MORGAN CHASE COML MOTGAGE SECS SER 20-MKST CL A FRN 12-15-2036 BEO	12/15/2036	5.21%	**	2,397,600
PVTPL CMO MADISON AVENUE TRUST SR 25-11MD CL A VAR 10-15-2042	10/15/2042	4.91%	**	1,004,704
PVTPL CMO MORGAN STANLEY CAP I TR SR 24-NSTB CL A VAR 09-24-2057	9/24/2057	3.90%	**	634,822
PVTPL CMO MORGAN STANLEY CAP I TR SRS 20-CNP CL A VAR RT DUE 04-05-2042	4/5/2042	2.43%	**	1,330,414
PVTPL CMO MSDB TR 2017-712F CL A VAR RT DUE 07-11-2039 BEO	7/11/2039	3.32%	**	6,477,436
PVTPL CMO NEW ORL HOTEL TR 2019-HNLASER 19-HNLA CLS A VAR RT DUE 04-15-2032 BEO	4/15/2032	4.79%	**	1,788,958
PVTPL CMO NEW RESIDENTIAL MTG LN SER 19-RPL3 CL A1 FRN 07-25-2059 BEO	7/25/2059	2.75%	**	157,699
PVTPL CMO NEW RESIDENTIAL MTG LN TR 20-RPL1 CL A-1 VAR RT DUE 11-25-2059	11/25/2059	2.75%	**	141,460
PVTPL CMO NYC COMMERCIAL MORTGAGE TRUST SR 24-3ELV CL A FLTG RT 08-15-2029	8/15/2029	5.74%	**	972,821
PVTPL CMO ONE MKT PLAZA TR SER 2017-1MKT CL A 144A 3.6139% 02-10-2032 BEO	2/10/2032	3.61%	**	4,535,538
PVTPL CMO PRPM SER 23-NQM3 CL A1 STEP 11-25-2068	11/25/2068	6.22%	**	325,447
PVTPL CMO SMB PRIVATE ED LN TR 2022-B 0%DUE 12-31-2049	2/16/2055	3.94%	**	4,016,873
PVTPL CMO SMB PRIVATE ED LN TR 2022-B 0%DUE 12-31-2049 BEO	2/16/2055	5.43%	**	4,875,696
PVTPL CMO TOWD PT MTG TR 2019-4 SER 19-4CLS A1 VAR RT DUE 07-25-2059 BEO	10/25/2059	2.90%	**	535,381
PVTPL CMO TOWD PT MTG TR 2022-4 TPMT 2022-4 A1 VAR RT DUE 09-25-2062 BEO	9/25/2062	3.75%	**	6,312,217
PVTPL CMO TRUST SR 25-ROIC CL A 144A FLTG RT 03-15-2030	3/15/2030	4.89%	**	3,984,457
PVTPL CMO UWM MTG TR 2021-INV3 CL A3 VAR RT DUE 11-25-2051 BEO	11/25/2051	2.50%	**	1,775,028
PVTPL CMO VERUS SECURITIZATION TR 2021-3SER 21-3 CL A2 VAR RT DUE 06-25-2066 BEO	6/25/2066	1.28%	**	684,060
PVTPL CMO VERUS SECURITIZATION TRUST SER 23-5 CL A1 STEP UP DUE 06-25-2068	6/25/2068	6.48%	**	2,024,405
PVTPL CMO VMC FIN 2021-FL4 LLC VMC 2021-FL4 C VAR RT DUE 06-16-2036 BEO	6/16/2036	6.10%	**	966,802
PVTPL CMO WFRBS COML MTG TR 2013-C11 COML PASS THRU CTF CL D VAR RT 03-15-45	3/15/2045	4.07%	**	351,797
PVTPL CMO WSTN TR 2023-MAUI CLA VAR RT 08-05-2027	7/5/2037	6.30%	**	2,036,418
PVTPL CNO GLOBAL FUNDING 4.375% 09-08-2028	9/8/2028	4.38%	**	1,895,937
PVTPL CNO GLOBAL FUNDING 4.7% 12-11-2030	12/11/2030	4.70%	**	3,006,350
PVTPL CNO GLOBAL FUNDING 4.875% 12-10-2027	12/10/2027	4.88%	**	5,064,927
PVTPL CODELCO INC 6.44% 01-26-2036	1/26/2036	6.44%	**	650,625
PVTPL COLLEGE AVE STUDENT LNS 2023-A LLCSER 23-A CL A1 FLTG RT 05-25-2055	5/25/2055	5.77%	**	1,931,211
PVTPL COLLEGE AVE STUDENT LNS SR 23-B CL A1A 6.5% 06-25-2054	6/25/2054	6.50%	**	1,796,536
PVTPL COLUMBIA PIPELINE GROUP 5.097% 10-01-2031	10/1/2031	5.10%	**	269,832
PVTPL COLUMBIA PIPELINES HLDG CO LLC 5.681% 01-15-2034	1/15/2034	5.68%	**	258,052
PVTPL COLUMBIA PIPELINES OPER CO LLC 5.962% 02-15-2055	2/15/2055	5.96%	**	642,243
PVTPL COLUMBIA PIPELINES OPER CO LLC 6.036% 11-15-2033	11/15/2033	6.04%	**	2,391,309
PVTPL COLUMBIA PIPELINES OPER CO LLC 6.544% 11-15-2053	11/15/2053	6.54%	**	363,567
PVTPL CONTINENTAL RESOURCES 2.268% 11-15-2026	11/15/2026	2.27%	**	1,836,660
PVTPL COOPERATIEVE RABOBANK U A 5.71% 01-21-2033	1/21/2033	5.71%	**	10,539,986
PVTPL COOPERATIEVE RABOBANK UA 5.447% 03-05-2030	3/5/2030	5.45%	**	517,057
PVTPL COOPERATIEVE RABOBANK UA 5.564% 02-28-2029	2/28/2029	5.56%	**	3,201,208
PVTPL COREBRIDGE GLOB FUNDING 4.65% 08-20-2027	8/20/2027	4.65%	**	3,361,206
PVTPL COREBRIDGE GLOBAL FUNDING 4.25% 08-21-2028	8/21/2028	4.25%	**	1,093,157
PVTPL COREBRIDGE GLOBAL FUNDING FLTG RT 12-15-2028	12/15/2028	4.56%	**	3,447,649
PVTPL COREVEST AMERN FIN 2019-3 TR SER 19-3 CLS A 2.772% DUE 10-15-2052 BEO	10/15/2052	2.70%	**	59,738
PVTPL COREVEST AMERN FIN 2022-1 TR SR 22-1 CL A VAR RT 12-31-2049	6/17/2055	4.74%	**	1,066,208
PVTPL COTY INC/HFC PRESTIGE/INT US 5.6% 01-15-2031	1/15/2031	5.60%	**	302,729
PVTPL COX COMMUNICATIONS INC NEW NT 3.5% 08-15-2027	8/15/2027	3.50%	**	7,266,306
PVTPL COX COMMUNICATIONS INC NEW NT 144A3.35% DUE 09-15-2026/09-13-2016 BEO	9/15/2026	3.35%	**	1,989,523
PVTPL CQS US CLO LTD SR 25-5A CL A1 FRN 01-17-2039	1/17/2039	5.10%	**	9,825,814
PVTPL CREDICORP CAPITAL SOCIED 9.7%03-05-2045	3/5/2045	9.70%	**	220,663
PVTPL CREDIT ACCEP AUTO LN TR 2023-2 SER 23-2A CL A 5.92% 05-16-2033	5/16/2033	5.92%	**	759,771

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PVTPL CREDIT ACCEP AUTO LN TR SER 23-3A CL A 6.39% 08-15-2033	8/15/2033	6.39%	**	707,295
PVTPL CREDIT ACCEPTANCE AUTO LOAN TRUST SER 24-1A CL A 5.68% 03-15-2034	3/15/2034	5.68%	**	1,003,725
PVTPL CREDIT ACCEPTANCE AUTO LOAN TRUST SER 24-2A CLS C 6.7% 10-16-2034	10/16/2034	6.70%	**	1,314,967
PVTPL CREDIT AGRICOLE S A 6.316% 10-03-2029	10/3/2029	6.32%	**	7,670,172
PVTPL CREDIT AGRICOLE S A LONDON BRH 1.247% 01-26-2027	1/26/2027	1.25%	**	1,031,836
PVTPL CREDIT AGRICOLE SA 5.222% 05-27-2031	5/27/2031	5.22%	**	472,663
PVTPL CREDIT AGRICOLE SA 5.23% 01-09-2029	1/9/2029	5.23%	**	2,257,231
PVTPL CREDIT AGRICOLE SA 5.335% 01-10-2030	1/10/2030	5.34%	**	1,353,456
PVTPL CREDIT AGRICOLE SA 5.862% 01-09-2036	1/9/2036	5.86%	**	1,352,581
PVTPL CSL FINANCE PLC 4.75% DUE 04-27-2052 BEO	4/27/2052	4.75%	**	225,176
PVTPL CVS LEASE BACKED PASS THRU CTF 8.353% DUE 07-10-2031	7/10/2031	8.35%	**	71,751
PVTPL CVS LEASE BACKED PASS THRU SER 2013 TR 4.704 01-10-2036	1/10/2036	4.70%	**	190,439
PVTPL DANONE NT 144A 2.947% DUE 11-02-2026/11-02-2016 BEO	11/2/2026	2.95%	**	1,997,223
PVTPL DANSKE BANK A/S 4.613% 10-02-2030	10/2/2030	4.61%	**	587,427
PVTPL DANSKE BANK A/S 5.427% 03-01-2028	3/1/2028	5.43%	**	5,078,077
PVTPL DANSKE BANK A/S 5.705% 03-01-2030	3/1/2030	5.70%	**	311,915
PVTPL DIAMOND ISSUER LLC 2021-1 SECD CL A 2.305% 11-20-2051	11/20/2051	2.30%	**	1,631,538
PVTPL DNB BK ASA 1.535% 05-25-2027	5/25/2027	1.54%	**	1,424,098
PVTPL DNB BK ASA 4.853% 11-05-2030	11/5/2030	4.85%	**	370,451
PVTPL DNB BK ASA MED TERM NTS BOOK ENTRY 1.605% 03-30-2028	3/30/2028	1.60%	**	4,855,777
PVTPL DOMINICAN REPUBLIC 5.875% 10-28-2035	10/28/2035	5.88%	**	300,540
PVTPL DOMINOS PIZZA MASTER ISSUER SR 25-1A CL A2II 5.217% 07-25-2055	7/25/2055	5.22%	**	14,617,380
PVTPL DT MIDSTREAM 10YR 144A NEW ISSUE 4.3% 04-15-2032	4/15/2032	4.30%	**	367,529
PVTPL DUPONT DE NEMOURS INC 4.725% 11-15-2028	11/15/2028	4.72%	**	3,676,197
PVTPL ECMC GROUP STUDENT LN TR SR 17-2A CL A FLTG RT 05-25-2067	5/25/2067	5.04%	**	2,071,873
PVTPL EDF S A 4.875% DUE 09-21-2038 BEO	9/21/2038	4.88%	**	2,337,740
PVTPL ELECTRICITE DE FRANCE 5.7% 05-23-2028	5/23/2028	5.70%	**	1,136,986
PVTPL ELECTRICITE DE FRANCE 6.375% 01-13-2055	1/13/2055	6.38%	**	209,071
PVTPL ELEMENT FLEET MGMT CORP 5.643% 03-13-2027	3/13/2027	5.64%	**	1,709,267
PVTPL ELEMENT FLEET MGMT CORP 6.271% 06-26-2026	6/26/2026	6.27%	**	2,553,532
PVTPL ELEVATION CLO LTD SR 18-3A CL A1R2 FLTG RT 01-25-2035	1/25/2035	5.16%	**	3,399,950
PVTPL ELMWOOD CLO LTD SR 25-3A CL A FLTG RT 03-22-2038	3/22/2038	5.12%	**	11,517,262
PVTPL EMD FIN LLC 4.125% 08-15-2028	8/15/2028	4.12%	**	1,962,972
PVTPL EMPOWER CLO LTD SR 22-1A CL A1R FLTG 10-20-2037	10/20/2037	5.27%	**	1,254,657
PVTPL EMPOWER CLO LTD SR 25-1A CL A FLTG RT 04-20-2038	7/20/2038	5.19%	**	1,254,045
PVTPL ENCORE CAPITAL GROUP INC 6.625%04-15-2031	4/15/2031	6.62%	**	402,001
PVTPL ENEL FIN INTL N V 4.125% 09-30-2028	9/30/2028	4.12%	**	2,541,393
PVTPL ENEL FIN INTL N V NT 4.75% DUE 05-25-2047	5/25/2047	4.75%	**	276,933
PVTPL ENEL FINANCE INTERNATIONAL N.V 5.125% 06-26-2029	6/26/2029	5.12%	**	1,221,316
PVTPL ENEL FINANCE INTL NV 2.125% 07-12-2028	7/12/2028	2.12%	**	4,754,300
PVTPL ENGIE S A 5.875% 04-10-2054	4/10/2054	5.88%	**	202,575
PVTPL ENI S P A 5.5% 05-15-2034	5/15/2034	5.50%	**	8,368,416
PVTPL ENI S P A 5.95% 05-15-2054	5/15/2054	5.95%	**	238,700
PVTPL ENTERPRISE FLEET FINANCING LLC SER 24-1 CL A3 5.16% 09-20-2030	9/20/2030	5.16%	**	146,773
PVTPL ENTERPRISE FLEET FINANCING LLC SER24-4 CL A3 4.56% 11-20-2028	11/20/2028	4.56%	**	885,052
PVTPL ENTERPRISE FLEET FINANCING LLC SR 24-1 CL A2 6.52% 03-20-2030	3/20/2030	5.23%	**	2,598,102
PVTPL ENTERPRISE FLEET FINANCING LLC SR 24-2 CL A2 5.74% 12-20-2026	12/20/2026	5.74%	**	331,340
PVTPL ENTERPRISE FLEET FINANCING LLC SR 24-2 CL A3 5.61% 04-20-2028	4/20/2028	5.61%	**	3,559,534

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PVTPL ENTERPRISE FLEET FINANCING LLC SR 25-2 CL A3 4.41% 06-20-2029	6/20/2029	4.41%	**	3,110,462
PVTPL ENTERPRISE FLEET FING 2023-2 LLC 5.5% 04-22-2030	4/22/2030	5.50%	**	169,874
PVTPL ENTERPRISE FLEET FING 2023-2 LLC SRS 23-2 CLS A2 5.56% 04-22-2030	4/22/2030	5.56%	**	983,886
PVTPL ENTERPRISE FLEET FING LLC SR 23-3 CL A2 6.4% 03-20-2030	3/20/2030	6.40%	**	1,449,375
PVTPL EQT CORP SR NT 3.125% 05-15-2026	5/15/2026	3.12%	**	551,813
PVTPL EQUITABLE AMER GLOBAL 4.7% 09-15-2032	9/15/2032	4.70%	**	697,451
PVTPL EQUITABLE AMER GLOBAL 4.95% 06-09-2030	6/9/2030	4.95%	**	4,789,868
PVTPL EQUITABLE FINL LIFE 4.6% 04-01-2027	4/1/2027	4.60%	**	5,455,295
PVTPL EXPERIAN FIN PLC 2.75% DUE 03-08-2030	3/8/2030	2.75%	**	3,246,735
PVTPL F G GLOBAL FUNDING 144A 5.875% DUE06-10-2027 BEO	6/10/2027	5.88%	**	3,236,947
PVTPL F G GLOBAL FUNDING 5.875% 01-16-2030	1/16/2030	5.88%	**	311,582
PVTPL F&G GLOBAL FDG 2.0% 09-20-2028	9/20/2028	2.00%	**	374,843
PVTPL F&G GLOBAL FUNDING 4.65% 09-08-2028	9/8/2028	4.65%	**	2,465,332
PVTPL FED DES CAISSES DESJARDINS QUEBEC 1.2% 10-14-2026	10/14/2026	1.20%	**	7,835,095
PVTPL FED DES CAISSES DESJARDINS QUEBEC 4.55% DUE 08-23-2027 BEO	8/23/2027	4.55%	**	5,053,256
PVTPL FIRST INVS AUTO OWNER TR 2023-1 SR 23-1A CL A 6.44% 10-16-2028	10/16/2028	6.44%	**	664,795
PVTPL FIRSTKEY HOMES SR 22-SFR2 CL B 4.5% 07-17-2027	7/17/2039	4.50%	**	3,063,666
PVTPL FIRSTKEY HOMES TRUST SR 22-SFR1 CL B 4.493% 05-19-2039	5/19/2039	4.49%	**	2,493,431
PVTPL FORD CR AUTO OWN TR 2024-REV1 SR 24-1 CL A STEP UP 08-15-2036	8/15/2036	4.87%	**	14,481,998
PVTPL FORD CR AUTO OWNER TR 2023-REV1 231 CL A 4.85% 08-15-2035	8/15/2035	4.85%	**	10,722,760
PVTPL FORD CR AUTO OWNER TR 2023-REV2 SER 23-2 CL A 5.28% 02-15-2036	2/15/2036	5.28%	**	11,233,077
PVTPL FORD CR FLOORPLAN MASTER OWNER TR SR 24-1 CL A1 5.29% 04-15-2029	4/15/2029	5.29%	**	2,646,111
PVTPL FORD CR FLOORPLAN MASTER OWNER TR SER 24-3 CL A-1 4.3% DUE 09-15-2029	9/15/2029	4.30%	**	8,871,882
PVTPL FORTRESS CR BSL VII LTD SR 21-1A CL A-1-R FLTG 07-23-2032	7/23/2032	4.95%	**	956,885
PVTPL FOUNDRY JV HOLDCO LLC 6.1% 01-24-2036	1/25/2036	6.10%	**	534,487
PVTPL FOUNDRY JV HOLDCO LLC 6.3% 01-25-2039	1/25/2039	6.30%	**	211,611
PVTPL FOUNDRY JV HOLDCO LLC. 5.5% 01-25-2031	1/25/2031	5.50%	**	1,953,192
PVTPL FREEDOM MORTGAGE CORPORATION 9.25%02-01-2029	2/1/2029	9.25%	**	731,556
PVTPL FREMF MORTGAGE TRUST SER 16-K59 CL B VAR RT 11-25-2049	11/25/2049	3.56%	**	175,563
PVTPL FREMF MORTGAGE TRUST SER 19-K734 CL B VAR RT 02-25-2051	2/25/2051	4.17%	**	1,275,499
PVTPL FREMF MORTGAGE TRUST SR 19-K97 CL B VAR RT 09-25-2051	9/25/2051	3.77%	**	1,734,018
PVTPL GA GLOBAL FDG 01-06-2027	1/6/2027	2.25%	**	147,245
PVTPL GA GLOBAL FDG TR 5.5% 01-08-2029	1/8/2029	5.50%	**	2,056,929
PVTPL GA GLOBAL FUNDING TRUST 5.9% 01-13-2035	1/13/2035	5.90%	**	1,281,411
PVTPL GALAXY CLO LTD SER 24-33A CL A1 FLTG RT 04-20-2037	4/20/2037	5.43%	**	1,735,843
PVTPL GENERAL MOTORS CO SER 24-4A CL A1 4.73% 11-15-2029	11/15/2029	4.73%	**	2,487,979
PVTPL GENERAL MOTORS SR 24-1 CL A1 5.13%03-15-2029	3/15/2029	5.13%	**	6,590,419
PVTPL GENERATE CLO 8 LTD/GENERATE SR 8A CL A1R2 FLTG 01-20-2038	1/20/2038	5.26%	**	9,283,456
PVTPL GILDAN ACTIVEWEAR INC 10-07-2030	10/7/2030	4.70%	**	891,404
PVTPL GLENCORE FDG LLC 6.125% 10-06-2028	10/6/2028	6.12%	**	2,135,471
PVTPL GLENCORE FDG LLC FLTG RT 10-01-2026	10/1/2026	4.77%	**	1,351,147
PVTPL GLENCORE FUNDING LLC 5.186% 04-01-2030	4/1/2030	5.19%	**	1,543,650
PVTPL GLENCORE FUNDING LLC 5.371% 04-04-2029	4/4/2029	5.37%	**	2,493,610
PVTPL GM FINANCIAL REVOLVING RECEIVABLESSER 23-2 CL A 5.77% 08-11-2036	8/11/2036	5.77%	**	5,774,286
PVTPL GM FINL REVOLVING RECEIVABLES TR SER 24-2 CL A 4.52% 03-11-2037	3/11/2037	4.52%	**	10,998,592
PVTPL GM FINL REVOLVING RECEIVABLES TR SR 24-1 CL A 4.9% 12-11-2036	12/11/2036	4.98%	**	3,909,526
PVTPL GOLUB CAP PARTNERS CLO LTD SR 20-48A CL A1R FLTG RT 04-17-2038	4/17/2038	4.98%	**	1,003,295
PVTPL GOODGREEN 2017-1 TR NT CL A 144A 3.74% DUE 10-15-2052 BEO	10/15/2052	3.74%	**	42,444

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PVTPL GOODGREEN 2017-2 NT CL A 144A 3.26% DUE 10-15-2053 BEO	10/15/2053	3.26%	**	87,761
PVTPL GOODMAN US FIN FOUR LLC 4.625% DUE05-04-2032 BEO	5/4/2032	4.62%	**	1,978,462
PVTPL GOODMAN US FIN THREE LLC 3.7% DUE 03-15-2028	3/15/2028	3.70%	**	989,724
PVTPL GOODMAN US FINANCE SIX LLC 5.125% 10-07-2034	10/7/2034	5.12%	**	377,479
PVTPL GPMT 2021-FL3 LTD/GPMT 2021-FL3 LLC SR SECD NT CL A FLTG 07-16-2035	7/16/2035	5.35%	**	124,954
PVTPL GPMT LTD SR 21-FL4 CL A FLTG RT 11-15-2036	12/15/2036	5.20%	**	1,802,510
PVTPL GREENSAIF PIPELINES BIDCO S A R L 6.1027% 08-23-2042	8/23/2042	6.10%	**	2,399,590
PVTPL GREENSKY HOME IMPT ISSUER TR SER 25-3 CL A2 4.59% 12-27-2060	12/27/2060	4.59%	**	271,015
PVTPL GREYWOLF CLO I LTD SR 20-3RA CL A1R2 FLTG 04-22-2033	4/22/2033	5.09%	**	3,485,011
PVTPL GUARDIAN LIFE INSURANCE CORP 3.7% 01-22-2070	1/22/2070	3.70%	**	67,162
PVTPL GUATEMALA REP 6.25% 08-15-2036	8/15/2036	6.25%	**	418,000
PVTPL HEALTH CARE SERVICE CORP 5.2% 06-15-2029	6/15/2029	5.20%	**	435,932
PVTPL HERO FDG 2017-3 NT CL A2 3.95% 09-20-2048	9/20/2048	3.95%	**	198,655
PVTPL HERO FDG SER 2017-1A NT CL A2 4.46% 09-20-2047 BEO	9/20/2047	4.46%	**	35,583
PVTPL HERTZ VEH FING III LLC SR 23-4A CL A 6.15% 03-25-2030	3/25/2030	6.15%	**	1,047,174
PVTPL HILTON GRAND VACATIONS TR SER 25-3EXT CL A 4.56% 10-25-2044	10/25/2044	4.56%	**	561,758
PVTPL HILTON GRAND VACATIONS TRUST SR 24-2A CL 5.5% 03-25-2038	3/25/2038	5.50%	**	918,825
PVTPL HPS CORPORATE LENDING FD 5.85% 06-05-2030	6/5/2030	5.85%	**	607,460
PVTPL HUNGARY REP 6.0% 09-26-2035	9/26/2035	6.00%	**	625,203
PVTPL HYUNDAI AUTO LEASE SECURITIZAT SR 25-B CL A3 4.53% 04-17-2028	4/17/2028	4.53%	**	2,214,919
PVTPL HYUNDAI CAP AMER MEDIUM TERM NTS BOOK EN 1.5% DUE 06-15-2026	6/15/2026	1.50%	**	429,949
PVTPL HYUNDAI CAPITAL AMERICA 4.25% 09-18-2028	9/18/2028	4.25%	**	1,821,275
PVTPL HYUNDAI CAPITAL AMERICA 4.3% 09-24-2027	9/24/2027	4.30%	**	2,410,842
PVTPL HYUNDAI CAPITAL AMERICA 4.85% 03-25-2027	3/25/2027	4.85%	**	3,895,144
PVTPL HYUNDAI CAPITAL AMERICA 5.3% 03-19-2027	3/19/2027	5.30%	**	2,358,110
PVTPL HYUNDAI CAPITAL AMERICA 5.3% 06-24-2029	6/24/2029	5.30%	**	1,030,088
PVTPL HYUNDAI CAPITAL AMERICA 5.45% 06-24-2026	6/24/2026	5.45%	**	949,467
PVTPL HYUNDAI CAPITAL AMERICA 5.95% 08-21-2026	9/21/2026	5.95%	**	4,320,631
PVTPL IMPERIAL BRANDS FIN PLC 5.5% 02-01-2030	2/1/2030	5.50%	**	3,638,936
PVTPL IMPERIAL BRANDS FIN PLC GTD SR NT 144A 6.125 DUE 07-27-2027/07-27-2022 BEO	7/27/2027	6.12%	**	564,130
PVTPL INTERNATIONAL FLAVORS & FRAGRANCES 2.3% 11-01-2030 USD	11/1/2030	2.30%	**	451,677
PVTPL INTESA SANPAOLO S P A 7.2% 11-28-2033	11/28/2033	7.20%	**	1,029,558
PVTPL INTESA SANPAOLO S P A 7.8% 11-28-2053	11/28/2053	7.80%	**	257,288
PVTPL J P MORGAN MTG TR SER 21-14 CL A11 FLTG DUE 05-25-2052	5/25/2052	4.82%	**	1,361,582
PVTPL JACKSON NATL LIFE GLOBAL 4.6% 10-01-2029	10/1/2029	4.60%	**	2,005,660
PVTPL JACKSON NATL LIFE GLOBAL 4.7% 06-05-2028	6/5/2028	4.70%	**	5,051,694
PVTPL JACKSON NATL LIFE GLOBAL 4.9% 01-13-2027	1/13/2027	4.90%	**	2,436,597
PVTPL JAMESTOWN CLO LTD SER 19-14A CL A1RR FLTG 10-20-2034	10/20/2034	4.92%	**	6,996,007
PVTPL JAMESTOWN CLO LTD SR 22-18A CL AR FLTG RT 07-25-2035	7/25/2035	5.13%	**	7,605,164
PVTPL JANE STR GROUP LLC/JSG FIN INC 6.125% 11-01-2032	11/1/2032	6.12%	**	407,058
PVTPL JBS USA HLDG LUX S A R L/JBS USA FOOD C 5.5% 01-15-2036	1/15/2036	5.50%	**	406,722
PVTPL JBS USA HLDG LUX S A R L/JBS USA FOOD C 6.375% 04-15-2066	4/15/2066	6.38%	**	353,465
PVTPL JBS USA HOLD/FOOD GRP/CO 6.25% 03-01-2056	3/1/2056	6.25%	**	393,627
PVTPL JBS USA SARL/FOOD/GRP 5.95% 04-20-2035	4/20/2035	5.95%	**	179,000
PVTPL JBS USA SARL/FOOD/GRP 6.375% 02-25-2055	2/25/2055	6.38%	**	662,915
PVTPL JERSEY CENTRAL POWER & LIGHT CO 4.15% 01-15-2029	1/15/2029	4.15%	**	1,618,203
PVTPL KBC GROUP NV 4.932% 10-16-2030	10/16/2030	4.93%	**	1,605,280

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PVTPL KBC GROUP NV 5.796% 01-19-2029	1/19/2029	5.80%	**	9,109,878
PVTPL KKR CLO SER 21 CL A FLTG 04-15-2031	4/15/2031	5.17%	**	631,459
PVTPL KKR FINANCIAL CLO LTD SER 36A CL AR FLTG 10-15-2034	10/15/2034	5.05%	**	5,798,751
PVTPL KKR FINANCIAL CLO LTD SR 42A CL ARFLTG RT 07-20-2034	7/20/2034	5.03%	**	4,299,103
PVTPL KKR GROUP FIN CO LLC 3.25% 12-15-2051	12/15/2051	3.25%	**	932,347
PVTPL KREF 2022-FL3 LTD CL A FLTG 02-15-2039	2/17/2039	5.18%	**	1,630,770
PVTPL KUWAIT INTL BOND 4.652% 10-09-2035	10/9/2035	4.65%	**	199,302
PVTPL LCM 31 LTD SR SECD NT CL A-R FLTG 07-20-2034	7/20/2034	5.16%	**	2,301,687
PVTPL LIBERTY MUT GROUP INC 4.569% DUE 02-01-2029 BEO	2/1/2029	4.57%	**	6,712,829
PVTPL LIBERTY UTILITIES CO 5.577% 01-31-2029	1/31/2029	5.58%	**	611,880
PVTPL LINCOLN FINL GLOBAL FDG 4.625% 08-18-2030	8/18/2030	4.62%	**	1,414,629
PVTPL LOANCORE 2021-CRE6 ISSUER LTD SER 21-CRE6 CL A FLTG 11-15-2038	11/15/2038	5.16%	**	203,181
PVTPL LPL HLDGS INC 4.625% 11-15-2027	11/15/2027	4.62%	**	804,998
PVTPL LRECS SER 25-CRE1 CL A FLTG 08-19-2043	8/19/2043	5.50%	**	7,309,889
PVTPL LSEG US FINANCE CORP 5.297% 03-28-2034	3/28/2034	5.30%	**	620,795
PVTPL M&T EQUIPMENT NOTES SER 25-1A CL A2 4.7% 12-16-2027	12/16/2027	4.70%	**	423,031
PVTPL MACQUARIE AIRFINANCE HLDGS LTD 5.15% 03-17-2030	3/17/2030	5.15%	**	405,768
PVTPL MACQUARIE GROUP LTD SR MEDIUM 3.763% 11-28-2028	11/28/2028	3.76%	**	143,908
PVTPL MACQUARIE GROUP LTD SR NT 2.691%06-23-2032	6/23/2032	2.69%	**	409,671
PVTPL MADISON PARK FUNDING LTD SER 21-39A CL AR FLTG 10-22-2034	10/22/2034	5.11%	**	2,200,577
PVTPL MADISON PARK FUNDING LTD SR 16-22A CL AR2 FLTG RT 01-15-2038	1/15/2038	5.21%	**	5,108,049
PVTPL MADISON PK FDG LXIII LTD/MADISON PK FD SR 23-63A CL A1R VAR RT 07-21-2038	7/21/2038	5.27%	**	1,445,520
PVTPL MADISON PK FDG XXXIII LTD CL A-R FLTG 10-15-2032	10/15/2032	5.19%	**	3,442,403
PVTPL MARATHON CLO LTD SR 21-16A CL A1AR FLTG RT 04-15-2034	4/15/2034	5.01%	**	9,991,872
PVTPL MARBLE PT CLO XVIII LTD SR 20-2A CL A1R2 FLTG RT 03-15-2038	3/15/2038	5.11%	**	6,500,884
PVTPL MARS INC 4.6% 03-01-2028	3/1/2028	4.60%	**	7,876,488
PVTPL MARS INC 4.8% 03-01-2030	3/1/2030	4.80%	**	553,220
PVTPL MARS INC 5.2% 03-01-2035	3/1/2035	5.20%	**	8,692,608
PVTPL MARS INC 5.65% 05-01-2045	5/1/2045	5.65%	**	517,580
PVTPL MARS INC 5.7% 05-01-2055	5/1/2055	5.70%	**	130,036
PVTPL MASSMUTUAL GLOBAL 4.95% 01-10-2030	1/10/2030	4.95%	**	5,634,241
PVTPL MASSMUTUAL GLOBAL FDG II FLTG 08-01-2028	8/1/2028	4.59%	**	2,380,688
PVTPL MASSMUTUAL GLOBAL FUNDIN 5.15%05-30-2029	5/30/2029	5.15%	**	2,163,854
PVTPL MENLO SER 24-1A CL A1 FLTG 01-20-2038	1/20/2038	5.30%	**	16,566,535
PVTPL MERCEDES-BENZ FIN NORTH AMER LLC 4.8% 11-13-2026	11/13/2026	4.80%	**	1,114,739
PVTPL MERITAGE HOMES CORP 3.875% 04-15-2029	4/15/2029	3.88%	**	3,936,176
PVTPL MET TOWER GLOBAL FUNDING 4.0% 10-01-2027	10/1/2027	4.00%	**	676,352
PVTPL MF1 MULTIFAMILY HOUSING MORTGAGE SER 24-FL15 CL A FLTG RT 08-18-2041	8/18/2041	5.42%	**	1,503,004
PVTPL MF1 MULTIFAMILY HOUSING MORTGAGE SR 22-FL8 CL A FLTG 02-19-2037	2/19/2037	5.08%	**	3,245,322
PVTPL MGM CHINA HLDGS LTD 7.125% 06-26-2031	6/26/2031	7.12%	**	1,480,730
PVTPL MILOS CLO LTD/MILOS CLO LLC SR 17-1A CL AR FLTG 10-20-2030	10/20/2030	5.22%	**	1,536,458
PVTPL MMAF EQUIPMENT FINANCE LLC SR 24-ACL A3 4.95% 07-14-2031	7/14/2031	4.95%	**	775,704
PVTPL MMAF EQUIPMENT FINANCE LLC SR 25-ACL A3 5.45% 08-13-2032	8/13/2032	4.82%	**	1,945,282
PVTPL MOLEX ELECTR TECHNOLOGIES LLC 4.75% 04-30-2028	4/30/2028	4.75%	**	531,831
PVTPL MONONGAHELA PWR CO 3.55% DUE 05-15-2027 BEO	5/15/2027	3.55%	**	2,286,322
PVTPL MRCD MORTGAGE TRUST SER 19-PARK CL A 2.71752% 12-15-2036	12/15/2036	2.72%	**	420,000
PVTPL MVW OWNER TRUST SER 19-2A CL B 2.44% 10-20-2038	10/20/2038	2.44%	**	134,871
PVTPL NATIONWIDE BLDG 5.537% 07-14-2036	7/14/2036	5.54%	**	413,879

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PVTPL NATIONWIDE BLDG SOC SR NON-PFD 6.557% 10-18-2027	10/18/2027	6.56%	**	5,094,514
PVTPL NATWEST MARKETS PLC FLTG RT 03-21-2030	3/21/2030	4.89%	**	1,213,140
PVTPL NATWEST MKTS PLC 5.41% DUE 05-17-2029 BEO	5/17/2029	5.41%	**	918,584
PVTPL NAVIENT PRIVATE ED LN TR 2020-A NTCL A-2B VAR RT DUE 11-15-2068	11/15/2068	4.76%	**	110,413
PVTPL NAVIENT PRIVATE ED REFI LN SER 20-BA CL A2 2.12% 01-15-2069 BEO	1/15/2069	2.12%	**	354,454
PVTPL NAVIENT PRIVATE ED REFI LN TR 2019-FA CL A2 2.6% DUE 08-15-2068	8/15/2068	2.60%	**	506,147
PVTPL NAVIENT PRIVATE ED REFI LN TR 2021-B SER 21-BA CL A .94% 07-15-2069	7/15/2069	0.94%	**	354,050
PVTPL NAVIENT PRIVATE ED REFI LN TR 2021-F SR 21-FA CL A 1.11% 02-18-2070	2/18/2070	1.11%	**	3,238,177
PVTPL NAVIENT PRIVATE ED REFI LN TR SR 2019-C CL A-2 02-15-2068	2/15/2068	3.13%	**	222,840
PVTPL NAVIENT PRIVATE ED REFI LN TR SRS 20-HA CL A 1.31% DUE 01-15-2069	1/15/2069	1.31%	**	1,735,455
PVTPL NAVIENT PVT ED LN TR 2015-B NT CL A-3 FLTG RATE 144A VAR RT DUE 07-16-2040	7/16/2040	5.31%	**	436,518
PVTPL NAVIENT PVT ED REFI LN TR 2020-G SER 20-GA CL A 1.17% DUE 09-16-2069 BEO	9/16/2069	1.17%	**	880,385
PVTPL NAVIENT PVT ED REFI LN TR 2023-A NT CL A 144A 5.51 DUE 10-15-2071BEO	10/15/2071	5.51%	**	1,416,383
PVTPL NAVIENT REFINANCE LN TR SR 25-C CL A 4.8% 10-15-2055	10/15/2055	4.80%	**	5,345,482
PVTPL NAVIENT STUDENT LOAN TRUST SER 21-A CL A 0.84% DUE 05-15-2069 BEO	5/15/2069	0.84%	**	178,978
PVTPL NAVIENT STUDENT LOAN TRUST SR 23-BA CL A1A 6.48% 03-15-2072	3/15/2072	6.48%	**	529,883
PVTPL NBN CO LTD 4.0% 10-01-2027	10/1/2027	4.00%	**	1,114,290
PVTPL NBN CO LTD 4.25% 10-01-2029	10/1/2029	4.25%	**	1,401,136
PVTPL NBN CO LTD 5.75% 10-06-2028	10/6/2028	5.75%	**	610,545
PVTPL NELNET STUDENT LN TR SER 17-3A CL A FLTG 02-25-2066	2/25/2066	4.84%	**	2,487,116
PVTPL NELNET STUDENT LN TR SER 21-BA CL AFX 1.42% 04-20-2062	4/20/2062	1.42%	**	281,704
PVTPL NELNET STUDENT LN TR SR 25-BA CL A1B FLTG 05-17-2055	5/17/2055	5.33%	**	4,745,670
PVTPL NELNET STUDENT LOAN TRUST SR 25-AA CL A1B FRN 03-15-2057	3/15/2057	5.08%	**	1,766,391
PVTPL NESTLE CAPITAL CORPORATION 5.1% 03-12-2054	3/12/2054	5.10%	**	305,317
PVTPL NETFLIX INC 4.875% DUE 06-15-2030/10-25-2019 BEO	6/15/2030	4.88%	**	1,415,755
PVTPL NEUBERGER BERMAN LN ADVISERS CLO SR 17-26A CL AR2 FLTG 10-18-2038	10/18/2038	5.24%	**	3,994,252
PVTPL NEW RESIDENTIAL MTG LN TR SER 22-SFR1 CL B 2.849% DUE 02-17-2027 BEO	2/17/2039	2.85%	**	1,958,130
PVTPL NEW YORK LIFE GLOBAL FDG 2.35% 07-14-2026	7/14/2026	2.35%	**	44,643
PVTPL NEW YORK LIFE INS CO 3.75% DUE 05-15-2050	5/15/2050	3.75%	**	632,678
PVTPL NEW YORK ST ELEC & GAS CORP 5.65% 08-15-2028	8/15/2028	5.65%	**	1,516,065
PVTPL NEW YORK ST ELEC & GAS CORP SR NT 144A 3.25% DUE 12-01-2026/11-29-2016 BEO	12/1/2026	3.25%	**	96,297
PVTPL NEW YORK STATE ELECTRIC & GAS CORP 5.3% 08-15-2034	8/15/2034	5.30%	**	2,888,058
PVTPL NGPL PIPECO LLC 3.25% DUE 07-15-2031 BEO	7/15/2031	3.25%	**	138,152
PVTPL NIAGARA MOHAWK POWER 5.996% 07-03-2055	7/3/2055	6.00%	**	264,590
PVTPL NIAGARA MOHAWK PWR CORP NEW SR NT 144A 1.96% DUE 06-27-2030/06-25-2020 BEO	6/27/2030	1.96%	**	902,027
PVTPL NISSAN MOTOR ACCEPTANCE CORP 2.75%03-09-2028	3/9/2028	2.75%	**	1,710,291
PVTPL NORTHERN NAT GAS CO DEL SR BD 144A4.3% 01-15-2049	1/15/2049	4.30%	**	200,880
PVTPL NORTHWESTERN MUT LIFE INS CO 6.17%05-29-2055	5/29/2055	6.17%	**	511,140
PVTPL NORTHWESTERN MUTUA 3.45% DUE 03-30-2051 BEO	3/30/2051	3.45%	**	216,743
PVTPL NORTHWESTERN MUTUAL GLBL 4.96% 01-13-2030	1/13/2030	4.96%	**	2,359,833
PVTPL NORTHWOODS CAPITAL LTD SR 18-12BA CL AR FLTG RT 06-15-2031	6/15/2031	4.91%	**	1,990,874
PVTPL NRG ENERGY INC 4.734% 10-15-2030	10/15/2030	4.73%	**	2,608,704
PVTPL NRG ENERGY INC 5.407% 10-15-2035	10/15/2035	5.41%	**	214,836
PVTPL NTT FIN CORP 03/04/2026 1.162% DUE04-03-2026/03-03-2021 BEO	4/3/2026	1.16%	**	2,321,317
PVTPL NTT FIN CORP 4.62% 07-16-2028	7/16/2028	4.62%	**	1,989,773
PVTPL NTT FIN CORP 5.502% 07-16-2035	7/16/2035	5.50%	**	373,446
PVTPL NTT FIN CORP SR NT 144A 4.372% DUE07-27-2027/07-27-2022 BEO	7/27/2027	4.37%	**	1,211,457
PVTPL NTT FINANCE CORP 07-16-2030	7/16/2030	4.88%	**	203,859

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PVTPL NTT FINANCE CORP 4.567% 07-16-2027	7/16/2027	4.57%	**	3,305,248
PVTPL NTT FINANCE CORP 5.171% 07-16-2032	7/16/2032	5.17%	**	298,145
PVTPL OCEAN TRAILS CLO SR 20-8A CL A1R2 FLTG 03-15-2038	3/15/2038	5.09%	**	6,314,627
PVTPL OCP CLO LTD SER 23-26A CL AR FLTG 04-17-2037	4/17/2037	4.96%	**	8,988,599
PVTPL OCTAGON INVESTMENT PARTNERS LTD SR19-2A CL A1R2 FLTG RT 10-15-2033	10/15/2033	4.99%	**	6,073,452
PVTPL OCTAGON INVT PARTNERS 20-3A CL A1R2 FLTG 01-15-2038	1/15/2038	5.26%	**	752,717
PVTPL OCTANE RECEIVABLES TR 23-1A CL C 6.37% 09-20-2029	9/20/2029	6.37%	**	4,468,618
PVTPL OCTANE RECEIVABLES TRUST SER 23-3ACL A2 6.44% 03-20-2029	3/20/2029	6.44%	**	308,548
PVTPL OFSI FUND LTD SR 21-10A CL AR FLTGRT 04-20-2034	4/20/2034	5.15%	**	2,600,893
PVTPL OHA CR PARTNERS XI LTD SR 15-11A CL A1R2 FLTG RT 04-20-2037	4/20/2037	5.34%	**	486,799
PVTPL OHIO EDISON COMPANY 4.95% 12-15-2029	12/15/2029	4.95%	**	1,197,330
PVTPL OMERS FINANCE TRUST 4.375% 03-20-2030	3/20/2030	4.38%	**	2,692,836
PVTPL OMERS FINANCE TRUST 5.5% 11-15-2033	11/15/2033	5.50%	**	4,048,704
PVTPL ONCOR ELEC DELIVERY CO LLC 5.8% 04-01-2055	4/1/2055	5.80%	**	383,677
PVTPL ONCOR ELECTRIC DELIVERY 4.5% 03-20-2027	3/20/2027	4.50%	**	978,939
PVTPL ONEMAIN FINL ISSUANCE SRS 20-2A CL B 2.21% DUE 09-14-2035 BEO	9/14/2035	2.21%	**	1,208,956
PVTPL ONT TEACHERS CADILLAC FAIRVIEW 4.125% 02-01-2029	2/1/2029	4.12%	**	817,560
PVTPL OPORTUN FUNDING LLC SR 25-A CL B 5.3% 02-08-2033	2/8/2033	5.30%	**	334,944
PVTPL OZLM XXIV LTD / OZLM XXIV LLC 20/07/2032 VAR RT DUE 07-20-2032 BEO	7/20/2032	5.31%	**	1,307,313
PVTPL PACIFIC LIFE GLOBAL FDG II 4.5% 08-28-2029	8/28/2029	4.50%	**	3,638,661
PVTPL PACIFIC LIFE GLOBAL FDG II FLTG RT 02-04-2027	2/4/2027	4.39%	**	1,251,024
PVTPL PACIFIC LIFE GLOBAL FDG II MEDIUM TERM TR 00802 FLTG 07-10-2028	7/10/2028	4.75%	**	3,154,361
PVTPL PACIFIC LIFE GLOBAL FDG II MTN 4.875% 07-17-2032	7/17/2032	4.88%	**	3,055,987
PVTPL PACIFIC LIFECORP 5.125% 01-30-2043	1/30/2043	5.12%	**	237,110
PVTPL PALMER SQUARE CLO LTD SR 15-1A CL A1A5 FLTG RT 05-21-2034	5/21/2034	4.92%	**	10,247,265
PVTPL PARK AVENUE INSTITUTIONAL ADVISERS SR 21-1A CL A1AR FRN 01-20-2034	1/20/2034	4.99%	**	5,797,175
PVTPL PARK BLUE CLO LTD SR 22-2A CL A1R FLTG RT 07-20-2037	7/20/2037	5.30%	**	682,507
PVTPL PENFED AUTO RECEIVABLES OWNER SER 24-A CL A3 4.7% 06-15-2029	6/15/2029	4.70%	**	3,063,515
PVTPL PENNSYLVANIA ELEC CO FIXED 3.6%06-01-2029 BEO	6/1/2029	3.60%	**	244,792
PVTPL PENNSYLVANIA HIGHER ED ASSISTANCE A VAR RT DUE 11-25-2065	11/25/2065	4.94%	**	457,277
PVTPL PENSKE TRUCK LEASING CO L P / PTL FIN CORP 5.55% 05-01-2028	5/1/2028	5.55%	**	1,831,490
PVTPL PENSKE TRUCK LEASING CO L P / PTL FIN CORP 5.75% 05-24-2026	5/24/2026	5.75%	**	4,585,765
PVTPL PENSKE TRUCK LEASING CO L P/PTL FIN CO 1.7% DUE 06-15-2026 BEO	6/15/2026	1.70%	**	66,231
PVTPL PENSKE TRUCK LEASING CO L P/PTL FIN CO 6.05% 08-01-2028	8/1/2028	6.05%	**	2,578,276
PVTPL PERNOD RICARD S A NT 144A 3.25% DUE 06-08-2026/06-08-2016 BEO	6/8/2026	3.25%	**	3,644,822
PVTPL PERU(REPUBLIC OF) 6.15% 08-12-2032	8/12/2032	0.06%	**	9,044,668
PVTPL PFS FING CORP SR 25-B CL A 4.85% 02-15-2030	2/15/2030	4.85%	**	3,189,659
PVTPL PIKES PEAK CLO SER 23-12A CL AR FLTG 04-20-2038	4/20/2038	5.10%	**	2,494,054
PVTPL PORSCHE FINL AUTO SECURITIZATION TR SR 23-1A CLS A4 4.72% 06-23-2031	6/23/2031	4.72%	**	1,358,617
PVTPL PPIB CAP INC C 2.75% 11-02-2027	11/2/2027	2.75%	**	246,145
PVTPL PRIN LIFE GLOBAL FLTG RT 5.183737% 08-18-2028	8/18/2028	4.68%	**	771,650
PVTPL PRINCIPAL LIFE GLOBAL FDG II 4.8% 01-09-2028	1/9/2028	4.80%	**	4,548,656
PVTPL PRKCM TRUST SER 23-AFC3 CL A1 6.584% 09-25-2058	9/25/2058	6.58%	**	1,121,518
PVTPL PROGRESS RESIDENTIAL TRUST SER 22-SFR6 CL B 4.997% 07-20-2039	7/20/2039	5.00%	**	1,003,511
PVTPL PROLOGIS TARGETED US 5.25% 01-15-2035	1/15/2035	5.25%	**	713,642
PVTPL PROLOGIS TARGETED US 5.25% 04-01-2029	4/1/2029	5.25%	**	4,296,866
PVTPL PROLOGIS TARGETED US 5.5% 04-01-2034	4/1/2034	5.50%	**	1,248,619
PVTPL PROTECTIVE LIFE CORP 5.35% 12-15-2035	12/15/2035	5.35%	**	3,038,542

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PVTPL PROTECTIVE LIFE GF 5.467% 12-08-2028	12/8/2028	5.47%	**	1,326,601
PVTPL PSP CAPITAL INC 3.75% 10-02-2029	10/2/2029	3.75%	**	3,000,411
PVTPL PT FREEPORT INDONESIA NT 4.763% DUE04-14-2027	4/14/2027	4.76%	**	225,426
PVTPL QUIKRETE HLDGS INC 6.375% 03-01-2032	3/1/2032	6.38%	**	416,360
PVTPL RABOBANK NEDERLAND GLOBAL MED TM NT TRANCHE # TR 00088 4.655% 8-22-2028	8/22/2028	4.66%	**	3,283,157
PVTPL RAD CLO 6 LTD/RAD CLO SR 19 6A CL A1R FLTG 10-20-2037	10/20/2037	5.27%	**	5,111,089
PVTPL RECKITT BENCKISER TREAS SVCS BNDS 3.0% DUE 06-26-2027	6/26/2027	3.00%	**	6,105,759
PVTPL REGATTA XVI FUNDING LTD SR 19-2A CL A1R FLTG RT 01-15-2033	1/15/2033	5.10%	**	6,316,336
PVTPL RENEW 2017-1 FDG NT CL A 144A 3.67% DUE 09-20-2052 BEO	9/20/2052	3.67%	**	19,675
PVTPL RENTOKIL TERMINIX LLC 5.0% 04-28-2030	4/28/2030	5.00%	**	204,621
PVTPL REPSOL E&P CAP MARKETS 5.976% 09-16-2035	9/16/2035	5.98%	**	291,206
PVTPL RGA GLOBAL FDG 2.7% 01-18-2029	1/18/2029	2.70%	**	2,195,071
PVTPL RISERVA CLO LTD SR 16-3A CL AR3 FLTG 01-18-2034	1/18/2034	4.93%	**	3,143,311
PVTPL ROCC TRUST SER 24-CNTR CL A 5.38834% 11-13-2041	11/13/2041	5.39%	**	193,876
PVTPL ROCHE HLDGS INC 5.338% 11-13-2028	11/13/2028	5.34%	**	557,095
PVTPL ROCKFORD TOWER CLO 2018-2 LTD SER 2018-2A CLS A FLTG 10-20-2031	10/20/2031	5.31%	**	706,142
PVTPL ROCKFORD TOWER CLO LTD SR 2017-3 CL A FLTG DUE 10-20-2030	10/20/2030	5.34%	**	99,332
PVTPL ROMARK WM-R LTD SER 2018-1A CL A-1 FLTG 04-20-2031	4/20/2031	5.18%	**	1,665,296
PVTPL ROYAL CARIBBEAN CRUISES LTD 5.5% DUE 04-01-2028 BEO	4/1/2028	5.50%	**	2,007,937
PVTPL RWE FINANCE US LLC 5.125% 09-18-2035	9/18/2035	5.12%	**	388,833
PVTPL SAMMONS FINANCIAL GLOBAL 5.05% 01-10-2028	1/10/2028	5.05%	**	1,422,092
PVTPL SAMMONS FINL GLOBAL 4.95% 06-12-2030	6/12/2030	4.95%	**	5,074,402
PVTPL SAMMONS FINL GROUP FLTG DUE 09-02-2027	9/2/2027	4.67%	**	3,514,360
PVTPL SANDSTONE PEAK LTD SR 21-1A CL A1R FLTG RT 10-15-2034	10/15/2034	5.18%	**	3,300,120
PVTPL SANTANDER BANK AUTO CREDIT-LIN SER 24-A CL B 5.622% 06-15-2032	6/15/2032	5.62%	**	1,652,729
PVTPL SANTOS FINANCE LTD 5.75% 11-13-2035	11/13/2035	5.75%	**	468,428
PVTPL SAUDI ARABIA (KINGDOM OF) 5.75% 01-16-2054	1/16/2054	5.75%	**	198,049
PVTPL SAUDI ARABIAN OIL CO 5.25% 07-17-2034	7/17/2034	5.25%	**	1,029,159
PVTPL SAUDI ARABIAN OIL CO 6.375% 06-02-2055	6/2/2055	6.38%	**	627,794
PVTPL SAUDI ARABIAN OIL CO GLOBAL 5.75%07-17-2054	7/17/2054	5.75%	**	195,107
PVTPL SBA TOWER TR SR 2020-1 CL 1C 1.884% 07-15-2050	7/15/2050	1.88%	**	1,698,104
PVTPL SBNA AUTO LEASE TR SR 24-A CL A4 5.24% 01-22-2029	1/22/2029	5.24%	**	286,159
PVTPL SCF EQUIPMENT LEASING SR 25-1A CL A3 5.11% 11-21-2033	11/21/2033	5.11%	**	495,217
PVTPL SCF EQUIPMENT TRUST LLC SER 24-1A CLS A3 5.52% DUE 01-20-2032	1/20/2032	5.52%	**	239,526
PVTPL SCF EQUIPMENT TRUST LLC SR 25-2A CL A3 4.33% 06-20-2036	6/20/2036	4.33%	**	627,240
PVTPL SERBIA (REPUBLIC) 6% 06-12-2034	6/12/2034	6.00%	**	310,657
PVTPL SES GLOBAL AMERS HLDGS GP SR NT 5.3 DUE 03-25-2044	3/25/2044	5.30%	**	206,852
PVTPL SFS AUTO RECEIVABLES SECURITIZATION TR 2 SER 23-1A CL B 01-22-2030	1/22/2030	5.71%	**	512,069
PVTPL SFS AUTO RECEIVABLES SECURITIZATION TR 2 SER 23-1A CL C 5.97% 02-20-2031	2/20/2031	5.97%	**	822,900
PVTPL SFS AUTO RECEIVABLES SECURITIZATIONSR 23-1A CL A4 5.47% 12-20-2029	12/20/2029	5.47%	**	4,473,793
PVTPL SIEMENS FUNDING BV 5.9% 05-28-2065	5/28/2065	5.90%	**	209,492
PVTPL SIXTH STREET CLO LTD SR 18-12A CL A1R2 FLTG RT 01-17-2039	1/17/2039	4.87%	**	6,508,514
PVTPL SLAM LLC SR 25-1A CL A 5.807% 05-15-2050	5/15/2050	5.81%	**	2,078,676
PVTPL SLM STUD LN TR 2004-3 STUD LN BKD NT CL 144A A-6B VAR RT DUE 10-25-2064	10/25/2064	5.12%	**	1,944,376
PVTPL SMB PRIVATE ED LN TR 2014-A SER 23-B CL A1B FLTG RT 10-16-2056	10/16/2056	5.78%	**	843,818
PVTPL SMB PRIVATE ED LN TR 2020-B VAR RTDUE 07-15-2053 BEO	7/15/2053	4.96%	**	3,309,978
PVTPL SMB PRIVATE ED LN TR SE 2018-A CLA-2B FLTG RATE DUE 02-15-2036	2/15/2036	4.66%	**	62,089
PVTPL SMB PRIVATE ED LN TR SER 17-B CL A-2B FLTG RATE 10-15-2035	10/15/2035	4.61%	**	13,183

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PVTPL SMB PRIVATE ED LN TR SER 20-A CL 2A2 2.23% 09-15-2037 BEO	9/15/2037	2.23%	**	371,428
PVTPL SMB PRIVATE ED LN TR SER 24-C CL A1A 5.5% 06-17-2052	6/17/2052	5.50%	**	2,748,199
PVTPL SMB PRIVATE EDUACATION LN TR 2023-C NT CL A-1A 5.67% 11-15-2052	11/15/2052	5.67%	**	565,052
PVTPL SMB PRIVATE EDUCATION LOAN TRUST 20SR 23-A CLS A1B 01-15-2053	1/15/2053	5.48%	**	1,091,930
PVTPL SMB PRIVATE EDUCATION LOAN TRUST SER 24-E CL A1A 5.09% 10-16-2056	10/16/2056	5.09%	**	1,667,861
PVTPL SMB PRIVATE EEDUCATION LN TR SER 24-A CL A1B 03-15-2056	3/15/2056	5.43%	**	1,545,203
PVTPL SMB PVT ED LN TR 2022-C DUE 05-16-2050 BEO	5/16/2050	5.83%	**	1,194,863
PVTPL SMBC AVIATION CAP FIN DAC 5.7% 07-25-2033	7/25/2033	5.70%	**	3,138,630
PVTPL SMITHFIELD FOODS INC 4.25% 02-01-2027	2/1/2027	4.25%	**	4,155,906
PVTPL SOCIAL PROFESSIONAL LOAN PROGRAM LLC SR 21-B CL AFX 1.14% 02-15-2047	2/15/2047	1.14%	**	2,321,081
PVTPL SOCIETE GENERALE 2.889% 06-09-2032/	6/9/2032	2.89%	**	371,474
PVTPL SOCIETE GENERALE 4.027% 01-21-2043	1/21/2043	4.03%	**	169,757
PVTPL SOCIETE GENERALE 5.249% 05-22-2029	5/22/2029	5.25%	**	7,316,158
PVTPL SOCIETE GENERALE 5.5% 04-13-2029	4/13/2029	5.50%	**	4,205,160
PVTPL SOCIETE GENERALE 6.066% 01-19-2035	1/19/2035	6.07%	**	1,057,181
PVTPL SOCIETE GENERALE MEDIUM TERM NTS BOOK EN DUE 01-10-2034/01-10-2023 BEO	1/10/2034	6.69%	**	2,290,257
PVTPL SOFI CONSUMER LN PROGRAM 2025-1 SR25-1 CL B 5.12% DUE 02-27-2034 BEO	2/27/2034	5.12%	**	1,365,127
PVTPL SOFI CONSUMER LOAN PROGRAM SR 25-4CL A 4.24% 08-25-2035	8/25/2035	4.24%	**	4,032,368
PVTPL SOFI PROFESSIONAL LN PROGRAM SER 19-C CL A2FX 2.8% 11-16-2048	11/16/2048	2.37%	**	470,875
PVTPL SOFI PROFESSIONAL LN PROGRAM SR 20-A CL A2FX 2.54% 05-15-2046	5/15/2046	2.54%	**	1,451,247
PVTPL SOLRR AIRCRAFT 2021-1 LTD/SOLRR AIRCRA SR 21-1 CL A 2.636% 10-15-2046	10/15/2046	2.64%	**	2,124,609
PVTPL SOUND POINT CLO LTD SR 20-3A CLA1RFLTG RT 01-25-2032	1/25/2032	5.14%	**	920,727
PVTPL SOUND POINT CLO LTD SR 21-1A CL B1R FLTG 04-25-2034	4/25/2034	5.51%	**	1,451,573
PVTPL SOUND POINT CLO XX LTD (US) SER 18-2A CLS A FLTG RT 07-26-2031	7/26/2031	5.22%	**	209,706
PVTPL SOUND PT CLO LTD SER 17-4A CL A1 FLTG RATE 01-20-2031 BEO	1/21/2031	5.27%	**	202,761
PVTPL SP POWERASSETS LTD GLOBAL MEDIUM TERM NT 3% DUE 09-26-2027 BEO	9/26/2027	3.00%	**	2,041,816
PVTPL STANDARD CHARTERED PLC 5.545% 01-21-2029	1/21/2029	5.54%	**	5,075,105
PVTPL STANDARD CHARTERED PLC 5.688% 05-14-2028	5/14/2028	5.69%	**	2,581,928
PVTPL STANDARD CHARTERED PLC 6.296% 07-06-2034	7/6/2034	6.30%	**	1,624,454
PVTPL STANDARD CHARTERED PLC 7.767% DUE 11-16-2028/11-16-2022 BEO	11/16/2028	7.77%	**	2,301,258
PVTPL STELLANTIS FIN US INC 5.75% 03-18-2030	3/18/2030	5.75%	**	516,145
PVTPL STELLANTIS FINANCE US INC 2.0% DUE01-29-2027	1/29/2027	1.71%	**	583,210
PVTPL STREAM INNOVATIONS 2025-1 ISSUER TRUST SR 25-1A CL A 5.05% 09-15-2045	9/15/2045	5.05%	**	668,859
PVTPL SUMITOMO MITSUI TRUST BANK LTD 5.65% DUE 03-09-2026	3/9/2026	5.65%	**	1,158,875
PVTPL SWEDBANK AB MEDIUM TERM NTS BOOK ENTRY 1 6.136% 09-12-2026	9/12/2026	6.14%	**	615,389
PVTPL SYMPHONY CLO LTD SR 20-22A CL A1ARFLTG RT 04-18-2033	4/18/2033	5.06%	**	4,110,509
PVTPL SYMPHONY CLO LTD SR 22-32A CL AR FLTG RT 10-23-2035	10/23/2035	5.42%	**	2,101,028
PVTPL SYMPHONY CLO XIX LTD/SYMPHONY CLO XIX SR SECD NT CL A FLTG 04-16-2031	4/16/2031	5.12%	**	244,467
PVTPL TCW CLO 2019-1 AMR LTD SR 19-1A CLASNR FLTG RT 08-16-2034	8/16/2034	5.15%	**	3,003,509
PVTPL TCW GEM LTD SR 20-1A CL A1R3 FLTG RT 04-20-2034	4/20/2034	4.93%	**	7,741,075
PVTPL TESLA AUTO LEASE TRUST SR 24-B CL A3 4.82% 10-20-2027	10/20/2027	4.82%	**	3,823,556
PVTPL TEXAS EASTN TRANSMISSION LP 3.5% DUE 01-15-2028 BEO	1/15/2028	3.50%	**	2,473,342
PVTPL TOWD POINT ASSET TRUST SER21-SL1 CL A2 FLTG 11-20-2061	11/20/2061	4.55%	**	499,451
PVTPL TOWD PT MTG TR FLTG RT SER 19-HY2 CL A1 12-25-2048 BEO	5/25/2058	4.85%	**	54,924
PVTPL TOWD PT MTG TR SER 18-2 CL A1 VAR 03-25-2058	3/25/2058	3.25%	**	34,661
PVTPL TOWD PT MTG TR SER 2019-HY3 CL A1A FLTG 12-25-2048	10/25/2059	4.85%	**	1,421,324
PVTPL TOYOTA AUTO LOAN EXTENDED NOTE SER 23-1A CL A 4.93% DUE 06-25-2036	6/25/2036	4.93%	**	9,082,560
PVTPL TOYOTA AUTO LOAN EXTENDED NOTE SR 25-1A CL A 4.65% DUE 05-25-2038 BEO	5/25/2038	4.65%	**	6,022,981

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PVTPL TOYOTA LEASE OWNER TRUST SER 24-B CL A3 4.21% 09-20-2027	9/20/2027	4.21%	**	1,101,901
PVTPL TOYOTA LEASE OWNER TRUST SR 25-B CL A3 3.96% 11-20-2028	11/20/2028	3.96%	**	5,614,738
PVTPL TRESTLES CLO VIII LTD SR 25-8A CL A1 FLTG RT 06-11-2035	6/11/2035	5.63%	**	695,761
PVTPL TRIMARAN CAVU LTD SR 19-1A CL A1R FLTG RT 01-20-2037	1/20/2037	5.07%	**	7,753,798
PVTPL TRINITAS CLO LTD SR 21-17A CL AR FLTG10-20-2034	10/20/2034	5.03%	**	4,199,095
PVTPL TRINITAS CLO LTD SR 22-19A CL A1R FLTG RT 10-20-2033	10/20/2033	4.99%	**	3,479,478
PVTPL TRINITAS CLO LTD SR 24-29A CL A FLTG RT 07-23-2037	7/23/2037	5.35%	**	1,836,314
PVTPL TRINITAS CLO XI LTD 19-11A A1RR FLTG 07-15-2034	7/15/2034	5.09%	**	17,500,457
PVTPL UBER TECHNOLOGIES INC 15/08/2029 4.5% DUE 08-15-2029/08-15-2025 BEO	8/15/2029	4.50%	**	5,680,699
PVTPL UBS GROUP AG 1.305% 02-02-2027	2/2/2027	1.30%	**	2,198,308
PVTPL UBS GROUP AG 11/02/2032 2.095% DUE02-11-2032/02-11-2031 BEO	2/11/2032	2.10%	**	696,435
PVTPL UBS GROUP AG 3.869% 01-12-2018	1/12/2029	3.87%	**	1,243,208
PVTPL UBS GROUP AG 4.151% 12-23-2029	12/23/2029	4.15%	**	4,167,626
PVTPL UBS GROUP AG 4.194% 04-01-2031	4/1/2031	4.19%	**	1,695,437
PVTPL UBS GROUP AG 4.751% DUE 05-12-2028BEO	5/12/2028	4.75%	**	5,041,107
PVTPL UBS GROUP AG 4.988% 08-05-2033 BEO	8/5/2033	4.99%	**	5,079,325
PVTPL UBS GROUP AG 5.01% 03-23-2037	3/23/2037	5.01%	**	785,102
PVTPL UBS GROUP AG 5.379% 09-06-2045	9/6/2045	5.38%	**	885,490
PVTPL UBS GROUP AG 5.428% 02-08-2030	2/8/2030	5.43%	**	1,561,337
PVTPL UBS GROUP AG 6.301% 09-22-2034	9/22/2034	6.30%	**	218,526
PVTPL UBS GROUP AG VAR RT 05-14-2032	5/14/2032	3.09%	**	4,783,005
PVTPL UBS GROUP FDG SWITZ AG SR 4.253% DUE 03-23-2028	3/23/2028	4.25%	**	5,296,430
PVTPL VAR ENERGI ASA 7.5% DUE 01-15-2028/11-15-2022 BEO	1/15/2028	7.50%	**	1,588,744
PVTPL VENTURE CDO LTD SER 19-36A CL A1AR FLTG 04-20-2032	4/20/2032	5.28%	**	1,044,724
PVTPL VICI PPTYS L P/VICI NT 4.625% DUE 12-01-2029	12/1/2029	4.62%	**	3,165,937
PVTPL VICI PPTYS L P/VICI NT CO INC 3.875% DUE 02-15-2029 BEO	2/15/2029	3.88%	**	367,906
PVTPL VICI PPTYS L P/VICI NT CO INC 4.125% DUE 08-15-2030	8/15/2030	4.12%	**	4,659,843
PVTPL VICI PPTYS L P/VICI NT CO INC 4.5%DUE 01-15-2028 BEO	1/15/2028	4.50%	**	571,281
PVTPL VICI PROPERTIES INC 4.5% 09-01-2026	9/1/2026	4.50%	**	4,072,075
PVTPL VICI PROPERTIES INC 5.75% DUE 02-01-2027 BEO	2/1/2027	5.75%	**	1,263,124
PVTPL VISTRA OPERATIONS CO LLC 4.3% DUE 07-15-2029	7/15/2029	4.30%	**	3,905,095
PVTPL VISTRA OPERATIONS CO LLC 3.7% 01-30-2027	1/30/2027	3.70%	**	3,053,444
PVTPL VISTRA OPERATIONS CO LLC 4.3% 10-15-2028	10/15/2028	4.30%	**	1,922,542
PVTPL VISTRA OPERATIONS CO LLC 4.6% 10-15-2030	10/15/2030	4.60%	**	2,548,967
PVTPL VISTRA OPERATIONS CO LLC 5.05% 12-30-2026	12/30/2026	5.05%	**	1,958,881
PVTPL VOLKSWAGEN GROUP AMER FIN LLC 5.65% 09-12-2028	9/12/2028	5.65%	**	585,784
PVTPL VOLKSWAGEN GROUP AMER FIN LLC 3.2% DUE 09-26-2026	9/26/2026	3.20%	**	1,998,939
PVTPL VOLKSWAGEN GROUP AMER FIN LLC 4.95%08-15-2029	8/15/2029	4.95%	**	3,001,371
PVTPL VOLKSWAGEN GROUP AMER FIN LLC GTD NT 6.45% 11-16-2030	11/16/2030	6.45%	**	751,707
PVTPL VOLKSWAGEN GROUP AMERICA 4.45% 09-11-2027	9/11/2027	4.45%	**	598,499
PVTPL VOLKSWAGEN GROUP AMERICA 4.55% 09-11-2028	9/11/2028	4.55%	**	356,815
PVTPL VOLVO FINANCIAL EQUIPMENT LLC SR 24-1A CL A4 4.29% 07-15-2031	7/15/2031	4.29%	**	554,004
PVTPL VOLVO FINL EQUIP LLC SER 24-1A CL A3 4.29% 10-16-2028	10/16/2028	4.29%	**	602,476
PVTPL VOLVO FINL EQUIP LLC SR 25-1A CL A3 4.46% 05-15-2029	5/15/2029	4.46%	**	957,775
PVTPL WEIR GROUP PLC 5.35% 05-06-2030	5/6/2030	5.35%	**	5,924,063
PVTPL WESTGATE RESORTS SR 24-1A CL A 6.06% 6.06% 01-20-2038	1/20/2038	6.06%	**	742,906
PVTPL WESTLAKE AUTOMOBILE RECEIVABLE 2023-3 SR 23-3A CL B 5.92% 09-15-2028	9/15/2028	5.92%	**	1,441,407
PVTPL WHEELS FLEET LEASE FDG 1 LLC SR 24-1A CL A1 5.49% 02-18-2039	2/18/2039	5.49%	**	1,242,024

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PVTPL WHEELS FLEET LEASE FUNDING 1 LLC SR 25-3A CL A1 0.0% 09-18-2040	9/18/2040	4.08%	**	2,206,109
PVTPL WIND RIVER CLO LTD SR 16-1KRA CL A1R3 FLTG RT 10-15-2034	10/15/2034	4.96%	**	1,390,651
PVTPL WISE CLO 2023-2 LTD/WISE CLO 2023-2 LL SER 23-2A CL A FLTG 01-15-2037	1/15/2037	5.70%	**	1,753,262
PVTPL XSTRATA FIN CDA LTD GTD NT 5.3 DUE10-25-2042 BEO	10/25/2042	5.55%	**	126,145
PVTPL ZAIS ZAIS CLO 13 LTD SR 19-13A CL A1AR FRN 07-15-2032	7/15/2032	5.20%	**	452,297
PVTPLSAMMONS FINL GROUP 6.875% 04-15-2034	4/15/2034	6.88%	**	877,271
Q TECHNOLOGY GROUP CO LTD HKD0.01			**	133,058
QANTAS AIRWAYS NPV			**	2,112,399
QBE INS GROUP NPV			**	9,868
QIAGEN NV ORD EUR0.01 (POST REV SPLT)			**	5,808,475
QNITY ELECTRONICS INC COM			**	705,701
QUAKER CHEM CORP COM			**	4,589,449
QUALCOMM INC 2.15% DUE 05-20-2030	5/20/2030	2.15%	**	258,090
QUALCOMM INC COM			**	3,552,366
QUANEX BLDG PRODS CORP COM STK			**	3,297,903
QUANTA SVCS INC 2.9% DUE 10-01-2030	10/1/2030	2.90%	**	655,720
QUANTA SVCS INC 4.3% DUE 08-09-2028	8/9/2028	4.30%	**	6,812,443
QUANTA SVCS INC 4.75% 08-09-2027	8/9/2027	4.75%	**	1,736,089
QUANTA SVCS INC COM			**	1,749,439
QUANTA SVCS INC SR NT 3.05% 10-01-2041	10/1/2041	3.05%	**	252,516
QUANTA SVCS INC SR NT 5.1% 08-09-2035	8/9/2035	5.10%	**	401,671
QUANTUMSCAPE CORP COM USD0.0001 CL A			**	26,925
QUE PROV CDA MEDIUM TERM NTS BOOK ENT TRANCHE # TR 00050 7.14 2-27-26	2/27/2026	7.14%	**	522,081
QUEBEC PROV CDA 2.75% DUE 04-12-2027 BEO	4/12/2027	2.75%	**	899,050
QUEBEC PROV CDA PROVINCE DE QUEBEC GLOBAL NOTE 7.5% DUE 09-15-2029 BEO	9/15/2029	7.50%	**	4,287,771
QUEBEC(PROV OF) 4.45% NTS 01/09/2034 CAD1	9/1/2034	4.45%	**	4,140,775
QUEBECOR INC CLASS'B'SUB-VTG NPV			**	852,395
QUESS CORP LTD INR10			**	154,502
QUEST DIAGNOSTICS INC 2.95% DUE 06-30-2030 BEO	6/30/2030	2.95%	**	236,680
QUEST DIAGNOSTICS INC 4.6% 12-15-2027	12/15/2027	4.60%	**	784,458
QUEST DIAGNOSTICS INC COM			**	1,451,926
QUINSTREET INC COM STK			**	487,114
QXO INC COM PAR VALUE $0.00001 NEW			**	4,153,812
R&D COMPUTER CO LTD NPV			**	2,435
RABOBANK NEDERLAND 1.98% DUE 12-15-2027	12/15/2027	1.98%	**	2,015,229
RADICO KHAITAN INR2			**	165,508
RADIUM LIFE TECH C TWD10			**	27,406
RADNET INC COM STK			**	2,557,327
RADWARE LTD COM STK			**	776,854
RAI WAY SPA NPV			**	44,689
RAIA DROGASIL SA COM NPV			**	1,416,000
RAIFFEISEN BK INTL NPV (REGD)			**	2,380,013
RAINBOW TOURS SA PLN0.10			**	282,527
RAITO KOGYO CO LTD NPV			**	71,265
RALLIS INDIA LTD INR1			**	379,872
RALPH LAUREN CORP CL A CL A			**	2,490,475
RAMBUS INC DEL COM			**	4,752,735
RAMELIUS RESOURCES NPV			**	466,989

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
RANDSTAD N.V. EUR0.10			**	1,196,546
RANGE RES CORP COM			**	259,090
RANGER ENERGY SVCS INC COM CL A COM CL A			**	51,027
RANK GROUP PLC ORD GBP0.1388888			**	129,833
RAPID7 INC COM			**	904,658
RAPT THERAPEUTICS INC COM NEW			**	8,129
RAS AL KHAIMAH AED1			**	126,128
RASAN INFORMATION SAR1			**	738,728
RASIYAT HOLDING CO KWD0.10			**	88,186
RATEGAIN TRAVEL TE INR1			**	70,440
RATOS AB SER'B'NPV			**	815,209
RAYDIUM SEMI-CONDU TWD10			**	246,718
RAYMOND JAMES FNCL INC COM STK			**	173,598
RAYONIER ADVANCED MATLS INC COM			**	192,744
RB GLOBAL INC COM NPV			**	8,223,119
RBL BANK LIMITED INR10			**	227,815
REALTEK SEMICOND TWD10			**	3,517,258
REALTY INCOME CORP .75% DUE 03-15-2026	3/15/2026	0.75%	**	546,277
REALTY INCOME CORP 2.7% 02-15-2032	2/15/2032	2.70%	**	904,308
REALTY INCOME CORP 3% DUE 01-15-2027	1/15/2027	3.00%	**	22,796
REALTY INCOME CORP 3.25% DUE 01-15-2031 REG	1/15/2031	3.25%	**	1,624,624
REALTY INCOME CORP 3.25% DUE 06-15-2029	6/15/2029	3.25%	**	1,044,978
REALTY INCOME CORP 5.125% 04-15-2035	4/15/2035	5.12%	**	173,261
REALTY INCOME CORP 5.975% 09-01-2054	9/1/2054	5.38%	**	222,506
RECHI PRECISION CO LTD TWD10			**	163,384
RECKITT BENCK GRP ORD GBP0.10			**	2,581,500
RECRUIT HLDGS CO L NPV			**	8,703,355
RED RIV BANCSHARES INC COM			**	19,286
RED ROCK RESORTS INC CL A CL A			**	1,003,900
RED VIOLET INC COM USD0.001 WHEN ISSUED			**	643,364
REDDIT INC CL A CL A			**	2,772,922
REGAL REXNORD CORPORATION COM STK USD0.01			**	1,118,210
REGENCY CTRS CORP COM			**	1,580,718
REGENERON PHARMACEUTICALS INC COM			**	13,092,459
REGIS HEALTHCARE LIMITED NPV			**	24,661
REGIS RESOURCES LT NPV			**	2,979,727
REINET INVESTMENTS ORD NPV			**	47,639
REINSURANCE GROUP AMER INC COM NEW STK			**	5,331,262
REITMANS(CANADA) CLASS'A'NON VTG NPV			**	33,148
RELAY THERAPEUTICS INC COM			**	9,035
RELIANCE INC COM NPV			**	669,312
RELIANCE INDS INR10(100%DEMAT)			**	3,736,434
RELX CAP INC 4.75% 03-27-2030	3/27/2030	4.75%	**	875,626
RELX PLC			**	10,942,964
RENAISSANCE RE HLDGS LTD COM			**	9,653,347
RENASANT CORP COM			**	4,733,709
RENAULT SA EUR3.81			**	333,167
RENEW WIND ENERGY AP 2 PVT LTD / SR SECDNT 144A 4.5% 07-14-2028	7/14/2028	4.50%	**	1,726,154

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
REN-REDES ENERGET EUR1(REGD)			**	284,220
REORG/ANYWHERE MERGER COMPASS 2V1JAT3 01-09-2026			**	16,440
REORG/MIND CHANGE DEFINIUM 2G1EAW5 01-15-2026			**	157,065
REORG/PINNACLE MERGER PINNACLE 2G16AX5 02 JAN 2026			**	722,158
REORG/QIAGEN EXCHANGE QIAGEN 2H19AL5 01-08-2026			**	819,533
REORG/SYNOVUS MERGER PINNACLE 2G16AX5 01-02-2026			**	4,331,427
REP BANCORP INC KY CDT-CL A COM STK			**	26,561
REP OF SOUTH AFRICA 8.75% 28/02/2048	2/28/2048	8.75%	**	92,868
REPCO HOME FIN LTD INR10			**	160,458
REPLIGEN CORP COM STK USD0.01			**	6,940,126
REPT BATTERO ENERG CNY1 H			**	286,170
REPUBLIC OF CHILE 4.34% 03-07-2042	3/7/2042	4.34%	**	408,940
REPUBLIC OF GUATEMALA 5.375% DUE 04-24-2032 REG	4/24/2032	5.38%	**	201,900
REPUBLIC OF PANAMA SENIOR SECURED TERM LN 05/03/2027	3/5/2027	—%	**	234,420
REPUBLIC OF POLAND 5.5% 03-18-2054	3/18/2054	5.50%	**	268,146
REPUBLIC OF TURKIYE 7.625% 05-15-2034	5/15/2034	7.62%	**	977,362
REPUBLIC SVCS INC COM			**	2,075,219
REPUBLICA ORIENT URUGUAY 5.25% T-BOND 09-10-2060	9/10/2060	5.25%	**	420,075
RESOLUTE MINING NPV			**	157,662
RESOLUTION FDG CORP FED BOOK ENTRY PRIN STRIPS GENERIC PRIN PMT 04-15-2030	4/15/2030	—%	**	2,008,170
RESOURCES CONNECTION INC COM			**	83,185
REUNERT NPV			**	19,606
REVOLUTION MEDICINES INC COM			**	2,923,474
REVVITY INC			**	39,764
REXEL EUR5			**	2,277,909
REXFORD INDUSTRIAL REALTY INC 5.0% DUE 06-15-2028	6/15/2028	5.00%	**	1,221,215
REYNOLDS AMERN INC FIXED 5.85% DUE 08-15-2045	8/15/2045	5.85%	**	384,860
RGA GLOBAL FDG 4.35% DUE 08-25-2028	8/25/2028	4.35%	**	2,556,684
RGA GLOBAL FDG 4.6% DUE 11-25-2030	11/25/2030	4.60%	**	3,001,449
RGA GLOBAL FDG 5.448% DUE 05-24-2029	5/24/2029	5.45%	**	2,381,294
RGA GLOBAL FDG MEDIUM TERM SR SECD TRANCHE # TR 00006 5.05% 12-06-2031	12/6/2031	5.05%	**	2,553,326
RH COM			**	910,978
RHB BANK BHD NPV			**	202,155
RHEINMETALL AG NPV			**	1,638,985
RHEON AUTO MACHNRY NPV			**	24,118
RHYTHM PHARMACEUTICALS INC COM			**	889,395
RIBBON COMMUNICATIONS INC COM STK USD0.0001			**	74,261
RICH HONOUR INTERN TWD10			**	15,324
RICHWAVE TECHNOLOGY CORPORATION TWD10			**	60,152
RICOH CO LTD NPV			**	1,247,378
RINGKJOBING LNDOBK DKK1			**	1,332,194
RINNAI CORP NPV			**	1,493,100
RIO TINTO FIN USA 5.125% DUE 03-09-2053	3/9/2053	5.12%	**	289,652
RIO TINTO FIN USA PLC 4.5% 03-14-2028	3/14/2028	4.50%	**	483,658
RIO TINTO FIN USA PLC 4.875% 03-14-2030	3/14/2030	4.88%	**	2,360,408
RIO TINTO FIN USA PLC 5.75% 03-14-2055	3/14/2055	5.75%	**	317,116
RIO TINTO FINANCE (USA)PLC 4.375% 03-12-2027	3/12/2027	4.38%	**	271,829
RIO TINTO ORD GBP0.10			**	6,418,100

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
RIOT PLATFORMS INC COM NPV			**	150,089
RISO KAGAKU CORP NPV			**	41,402
RITHM CAPITAL CORP			**	652,757
RIYAD BANK SAR10			**	306,812
RIYADH CABLES GROUP CO. SAR10			**	973,531
RLI CORP COM			**	17,275
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A2A'	6/12/2044	4.21%	**	1,918,919
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A3A'	6/12/2044	4.23%	**	417,470
RMAC SECS NO 1 PLC FRN MTG 06/44 EUR REGS'A2C'	6/12/2044	2.18%	**	309,063
ROBERT HALF INC COM USD0.001			**	8,472,127
ROBINHOOD MKTS INC COM CL A COM CL A			**	566,179
ROBLOX CORP COM USD0.0001 CL A			**	1,669,785
ROCHE HLDGS AG GENUSSCHEINE NPV			**	48,849,499
ROCKET COS INC CL A CL A			**	408,612
ROCKET LAB CORP COM			**	2,725,174
ROCKWELL AUTOMATION			**	2,355,430
ROGERS 2.9% DUE 11-15-2026	11/15/2026	2.90%	**	141,546
ROGERS COMMUNICATIONS INC 3.2% 03-15-2027	3/15/2027	3.20%	**	2,839,625
ROGERS COMMUNICATIONS INC 4.5% 03-15-2042	3/15/2042	4.50%	**	372,973
ROGERS COMMUNICATIONS INC 5.0% 02-15-2029	2/15/2029	5.00%	**	3,474,492
ROGERS CORP COM			**	181,309
ROHM CO LTD NPV			**	1,590,520
ROKU INC COM CL A COM CL A			**	4,898,757
ROLLS ROYCE HLDGS ORD GBP0.20			**	21,554,038
ROMANIA(REP OF) 5.25% MTN 10/03/30 EUR1000	3/10/2030	5.25%	**	615,614
ROMANIA(REP OF) 5.375% MTN 07/06/33 EUR1000	6/7/2033	5.38%	**	2,498,262
ROPER TECHNOLOGIES INC			**	6,021,719
ROPER TECHNOLOGIES INC 4.2% 09-15-2028	9/15/2028	4.20%	**	250,780
ROPER TECHNOLOGIES INC 4.25% 09-15-2028	9/15/2028	4.25%	**	1,098,335
ROPER TECHNOLOGIES INC 4.75% 02-15-2032	2/15/2032	4.75%	**	187,286
ROPER TECHNOLOGIES INC 4.9% 10-15-2034	10/15/2034	4.90%	**	64,975
ROSNEFT OIL CO RUB0.01(RUB)			**	113,275
ROSS STORES INC COM			**	1,027,338
ROYAL BANK OF CANADA 4.498% 08-06-2029	8/6/2029	4.50%	**	4,964,128
ROYAL BANK OF CANADA 4.51% 10-18-2027	10/18/2027	4.51%	**	3,773,261
ROYAL BANK OF CANADA 4.715% 03-27-2028	3/27/2028	4.72%	**	7,975,913
ROYAL BANK OF CANADA 4.875% 01-19-2027	1/19/2027	4.88%	**	5,021,847
ROYAL BANK OF CANADA 4.969% 08-02-2030	8/2/2030	4.97%	**	363,862
ROYAL BANK OF CANADA FLTG 02-04-2031	2/4/2031	4.94%	**	501,928
ROYAL BANK OF CANADA MTN 4.522% 10-18-2028	10/18/2028	4.52%	**	3,242,808
ROYAL BANK OF CANADA MTN 4.95% 02-01-2029	2/1/2029	4.95%	**	224,943
ROYAL BK CDA 6% DUE 11-01-2027	11/1/2027	6.00%	**	67,492
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NTS BOOK ENTRY 5.2% 07-20-2026	7/20/2026	5.20%	**	898,319
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT1.15% 07-14-2026	7/14/2026	1.15%	**	456,471
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT3.875% 05-04-2032	5/4/2032	3.88%	**	4,815,487
ROYAL BK CDA MONTREAL QUE COM NPV			**	308,757
ROYAL BK OF CANADA COM NPV			**	1,536,320
ROYAL CARIBBEAN GROUP COM STK			**	283,941

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG ORD SH			**	15,333,439
ROYAL GOLD INC COM STK USD0.01			**	785,128
ROYAL UNIBREW A/S DKK2 (POST SPLIT)			**	93,046
ROYALTY PHARMA PLC 4.45% 03-25-2031	3/25/2031	4.45%	**	399,315
RPM INTL INC			**	50,128
RR KABEL LTD INR5			**	17,731
RTX CORP 5.75% 11-08-2026	11/8/2026	5.75%	**	6,630,446
RTX CORP 6.0% 03-15-2031	3/15/2031	6.00%	**	3,438,793
RTX CORPORATION 2.375% 03-15-2032	3/15/2032	2.38%	**	892,261
RTX CORPORATION 2.82% 09-01-2051	9/1/2051	2.82%	**	513,253
RTX CORPORATION 2.25% DUE 07-01-2030	7/1/2030	2.25%	**	2,508,453
RTX CORPORATION 3.125% 05-04-2027	5/4/2027	3.12%	**	2,000,690
RTX CORPORATION 3.5% 03-15-2027 USD	3/15/2027	3.50%	**	942,510
RTX CORPORATION 4.125% 11-16-2028	11/16/2028	4.12%	**	2,932,769
RTX CORPORATION 4.15% 05-15-2045	5/15/2045	4.15%	**	167,502
RTX CORPORATION 4.35% DUE 04-15-2047	4/15/2047	4.35%	**	263,535
RTX CORPORATION 5.375% 02-27-2053	2/27/2053	5.38%	**	96,474
RTX CORPORATION COMSTK			**	58,048,301
RUBIS EUR1.25(POST SPLIT)			**	79,448
RUBRIK INC COM USD0.000025 CL A			**	270,586
RUSH ENTERPRISES INC CL A CL A			**	5,215,459
RUSH STREET INTERACTIVE INC COM USD0.0001 CL A			**	3,818,986
RXSIGHT INC COM			**	174,014
RYDER SYS INC COM			**	2,728,073
RYDER SYSTEM INC 2.85% 03-01-2027	3/1/2027	2.85%	**	1,539,937
RYDER SYSTEM INC 4.9% 12-01-2029	12/1/2029	4.90%	**	558,840
RYDER SYSTEM INC 4.95% 09-01-2029	9/1/2029	4.95%	**	623,037
RYDER SYSTEM INC 5.25% 06-01-2028	6/1/2028	5.25%	**	2,227,178
RYDER SYSTEM INC 5.375% 03-15-2029	3/15/2029	5.38%	**	648,211
RYDER SYSTEM INC 5.5% 06-01-2029	6/1/2029	5.50%	**	241,626
RYERSON HLDG CORP COM STOCK			**	319,809
RYMAN HOSPITALITY PPTYS INC COM			**	4,716,807
S & T BANCORP INC COM STK			**	377,445
S FOODS INC NPV			**	67,727
S INDIA BK LTD COMSTK			**	67,606
S&P GLOBAL INC 2.45% 03-01-2027	3/1/2027	2.45%	**	1,596,349
S&P GLOBAL INC 2.7% 03-01-2029	3/1/2029	2.70%	**	1,102,350
S&P GLOBAL INC 2.9% 03-01-2032	3/1/2032	2.90%	**	521,673
S&P GLOBAL INC COM			**	3,976,910
S.W. AIRL CO COM			**	99,357
SABIC AGRI-NUTRIEN SAR10			**	151,759
SABINE PASS FIXED 4.2% DUE 03-15-2028	3/15/2028	4.20%	**	2,724,262
SABINE PASS LIQUEFACTION LLC 4.5% DUE 05-15-2030 REG	5/15/2030	4.50%	**	1,741,673
SABINE PASS LIQUEFACTION LLC 5.0% 03-15-2027	3/15/2027	5.00%	**	8,812,753
SABRA HEALTH CARE REIT INC COM			**	29,774
SABRA HLTH CARE 3.9% DUE 10-15-2029	10/15/2029	3.90%	**	1,274,163
SAFEHOLD INC NEW COM			**	2,820
SAFEHOLD OPER PARTNERSHIP LP 2.85% 01-15-2032	1/15/2032	2.85%	**	586,456

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SAFETY INS GROUP INC COM			**	186,984
SAFILO GROUP NPV			**	148,839
SAGILITY LIMITED			**	169,586
SAIA INC COM STK			**	8,232,875
SAINSBURY(J) ORD GBP0.28571428			**	1,896,704
SAINT MARC HOLDING NPV			**	27,530
SAIZERIYA COMPANY NPV			**	227,248
SAKAI CHEMICAL IND NPV			**	28,403
SALES TAX SECURITIZATION CORP ILL 3.238%01-01-2042 BEO TAXABLE	1/1/2042	3.24%	**	6,824,495
SALESFORCE INC COM USD0.001			**	27,428,516
SAMPO OYJ/SH CL COMMON STOCK			**	634,107
SAMSUNG CARD KRW5000			**	32,247
SAMSUNG E&A CO LTD KRW5000			**	664,111
SAMSUNG ELECTRO-MECHANICS CO KRW5000 009150			**	345,712
SAMSUNG ELECTRONIC KRW100			**	29,852,191
SAMSUNG FIRE & MARINE INS.CO.LTD			**	1,558,397
SAMSUNG SECURITIES KRW5000			**	1,287,710
SAMTY RESIDENTIAL REIT			**	45,338
SAN DIEGO CALIF REDEV AGY SUCCESSOR AGY TX ALLOCATION 3.5 09-01-2028 BEO TAXABLE	9/1/2028	3.50%	**	1,302,496
SAN DIEGO GAS & ELEC CO 4.95% 08-15-2028	8/15/2028	4.95%	**	84,067
SAN DIEGO GAS & ELEC CO 5.4% 04-15-2035	4/15/2035	5.40%	**	3,110,411
SAN DIEGO GAS & ELEC CO 5.55% 04-15-2054	4/15/2054	5.55%	**	190,293
SAN DIEGO GAS & ELECTRIC CO 4.1% 06-15-2049	6/15/2049	4.10%	**	436,874
SAN-A CO LTD NPV			**	809,062
SAN-AI OBBLI CO LTD NPV			**	20,211
SANDFIRE RESOURCES LTD			**	2,204,336
SANDISK CORP COM			**	1,705,101
SANDOZ GROUP AG CHF0.05			**	1,030,789
SANDS CHINA LTD 4.3% 01-08-2026	1/8/2026	3.80%	**	1,798,520
SANDVIK AB NPV			**	1,430,351
SANGAMO THERAPEUTICS INC COM			**	1,160
SANIL ELECTRIC CO KRW500			**	960,218
SANIONA AB NPV			**	234,576
SANKI ENGINEERING NPV			**	1,472,124
SANKYO CO LTD NPV			**	110,235
SANMINA CORP COM			**	34,516
SANOFI EUR2			**	2,033,846
SANOFI SPONSORED ADR			**	675,290
SANTA ANA CALIF PENSION OBLIG 1.665% 08-01-2028 BEO TAXABLE	8/1/2028	1.66%	**	4,256,590
SANTA ANA CALIF PENSION OBLIG 1.869% 08-01-2029 BEO TAXABLE	8/1/2029	1.87%	**	2,728,655
SANTA ANA CALIF PENSION OBLIG 2.089% 08-01-2030 BEO TAXABLE	8/1/2030	2.09%	**	1,466,242
SANTAM LIMITED NPV			**	39,366
SANTANDER DR AUTO 4.96% DUE 11-15-2028	11/15/2028	4.96%	**	2,110,015
SANTANDER DR AUTO 5% DUE 11-15-2029	11/15/2029	5.00%	**	5,565,599
SANTANDER DR AUTO 5.61% DUE 07-17-2028	7/17/2028	5.61%	**	188,708
SANTANDER DR AUTO 5.77% DUE 11-15-2030	11/15/2030	5.77%	**	2,444,618
SANTANDER DR AUTO 5.84% DUE 06-17-2030	6/17/2030	5.84%	**	5,254,016
SANTANDER DR AUTO 6.02% DUE 09-15-2028	9/15/2028	6.02%	**	1,023,878

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SANTANDER DR AUTO 6.43% DUE 02-18-2031	2/18/2031	6.43%	**	8,003,342
SANTANDER DR AUTO RECEIVABLES TR 4.49% 09-15-2031	9/15/2031	4.49%	**	4,803,446
SANTANDER DR AUTO RECEIVABLES TR ASSET BACKED CTF CL C 6.69% 03-17-2031	3/17/2031	6.69%	**	1,359,720
SANTANDER DR AUTO RECEIVABLES TR SER 24-4 CL B 4.93% 09-17-2029	9/17/2029	4.93%	**	705,292
SANTANDER DR AUTO RECEIVABLES TR SR 25-4 CL C 4.66% 01-15-2032	1/15/2032	4.66%	**	170,443
SANTANDER DRIVE AUTO REC SER 24-1 CL A3 5.25% 04-17-2028	4/17/2028	5.25%	**	190,421
SANTANDER DRIVE AUTO REC TR 2012-6 SER 24-A CLS C 4.95% 04-15-2030	4/15/2030	4.95%	**	2,425,566
SANTANDER DRIVE AUTO REC TR SER 24-4 CLS A3 4.85% 01-16-2029	1/16/2029	4.85%	**	1,379,300
SANTANDER DRIVE AUTO RECEIVABLES SER 24-5 CL B 4.63% 08-15-2029	8/15/2029	4.63%	**	2,010,463
SANTANDER DRIVE AUTO RECEIVABLES TR SER 23-4 CL B 5.77% DUE 12-15-2028	12/15/2028	5.77%	**	853,097
SANTANDER DRIVE AUTO RECEIVABLES TR SER 23-4 CL C 6.04% DUE 12-15-2031	12/15/2031	6.04%	**	3,793,467
SANTANDER DRIVE AUTO RECEIVABLES TR 2022AUTO LN NT CL C 4.86% 08-15-2029	8/15/2029	4.49%	**	3,435,984
SANTANDER DRIVE AUTO RECEIVABLES TR SER 25-3 CL C 4.68% 09-15-2031	9/15/2031	4.68%	**	473,015
SANTANDER DRIVE AUTO RECEIVABLES TR SR 25-1 CL C 5.04% 03-17-2031	3/17/2031	5.04%	**	399,796
SANTANDER DRIVE AUTO RECEIVABLES TRUST SR 24-3 CL C 6.03% 08-15-2030	8/15/2030	5.64%	**	5,254,856
SANTANDER DRIVE AUTO SER 24-1 CL B 5.23% 12-15-2028	12/15/2028	5.23%	**	351,556
SANTANDER HLDGS USA INC 2.49% 01-06-2028	1/6/2028	2.49%	**	1,722,193
SANTANDER HLDGS USA INC 5.353% 09-06-2030	9/6/2030	5.35%	**	767,783
SANTANDER UK GROUP FIXED 2.896% 03-15-2032	3/15/2032	2.90%	**	2,665,316
SANTANDER UK GROUP FLTG RT 5.136% DUE 09-22-2036	9/22/2036	5.14%	**	637,808
SANTANDER UK GROUP HLDGS PLC 2.469% 01-11-2028	1/11/2028	2.47%	**	687,940
SANTANDER UK GROUP HLDGS PLC 5.694% 04-15-2031	4/15/2031	5.69%	**	2,921,327
SANTANDER UK GROUP HOLDINGS PLC 6.534% 01-10-2029	1/10/2029	6.53%	**	1,254,189
SANTEN PHARM CO NPV			**	1,809,145
SANY HEAVY EQUIPME HKD0.1			**	353,810
SANYO CHEMICAL IND NPV			**	29,972
SAP SE			**	16,791,086
SAPUTO INC COM NPV			**	105,479
SAREPTA THERAPEUTICS INC COM			**	414,863
SARTORIUS AG NON VTG PRF NPV			**	1,723,073
SASOL LTD NPV			**	361,670
SASSEUR REAL REIT FUND			**	386,849
SATO CORPORATION NPV			**	88,844
SATS ASA NOK2.125			**	694,187
SAUDI ARABIAN MINI SAR10			**	63,001
SAUDI AWWAL BANK			**	204,667
SAUDI ELECTRIC CO SAR10			**	44,179
SAUDI NATIONAL BANK SAR10			**	208,770
SAVARA INC COM			**	177,994
SBA COMMUNICATIONS CORP COM USD0.01 CL A			**	759,019
SBA TOWER TR 2.328% DUE 07-15-2052	7/15/2052	2.33%	**	4,036,438
SBERBANK OF RUSSIA			**	716,368
SBERBANK OF RUSSIA SPON ADR			**	1,065
SBM OFFSHORE NV EUR0.25			**	1,548,071
SBNA AUTO LEASE TR 6.51% DUE 04-20-2027	4/20/2027	6.51%	**	314,732
SCALES CORP LT NPV			**	107,929
SCANDIC HOTELS GRO NPV			**	291,305

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SCANDINAVIAN TOBAC DKK1			**	56,793
SCANSOURCE INC COM			**	518,482
SCATEC ASA NOK0.025			**	590,389
SCB X PCL THB10 (NVDR)			**	603,561
SCCU AUTO 5.11% DUE 06-15-2029	6/15/2029	5.11%	**	1,107,414
SCE RECOVERY FDG 5.541% DUE 09-15-2052	9/15/2052	5.54%	**	6,241,217
SCE RECOVERY FUNDING LLC 4.453% 03-15-2036	3/15/2036	4.45%	**	3,917,568
SCF EQUIP LEASING 6.17% DUE 05-20-2032	5/20/2032	6.17%	**	1,660,280
SCG HOTEL ISSUER INC COML MTG PASSTHRU CTF CL A 5.18019% 09-15-2042	9/15/2042	5.25%	**	3,204,996
SCHINDLER-HLDG AG CHF0.10 (PTG CERT)			**	3,744,485
SCHNEIDER ELECTR INR2			**	100,473
SCHNEIDER ELECTRIC EUR4.00			**	20,287,541
SCHNEIDER NATL INC WIS CL B CL B			**	4,936,331
SCHOLAR ROCK HLDG CORP COM			**	2,800,347
SCHOLASTIC CORP COM			**	216,566
SCHWAB CHARLES .9% DUE 03-11-2026	3/11/2026	0.90%	**	3,748,575
SCHWAB CHARLES 3.2% DUE 01-25-2028	1/25/2028	3.20%	**	320,620
SCHWAB CHARLES 3.2% DUE 03-02-2027	3/2/2027	3.20%	**	89,294
SCHWAB CHARLES CORP COM NEW			**	13,271,145
SCHWAB CHARLES CORP NEW 5.875% 08-24-2026	8/24/2026	5.88%	**	1,167,684
SCHWAB(CHARLES)CORP 1.95% 12-01-2031 BEO	12/1/2031	1.95%	**	7,625,326
SCIENCE APPLICATIONS INTL CORP NEW COM USD0.0001			**	21,441
SCIENTECH CORPORAT TWD10			**	31,890
SCOR SE EUR7.876972			**	1,540,620
SCOTTS MIRACLE-GRO CLASS'A'COM NPV			**	5,778,342
SCREEN HOLDINGS CO LTD NPV			**	641,705
SCROLL CORP NPV			**	307,761
SEABOARD CORP DEL COM			**	208,907
SEACOAST BKG CORP FLA COM NEW COM NEW			**	7,646,591
SEADRILL LIMITED			**	295,968
SEAGATE TECHNOLOGY HOLDINGS PLC			**	1,831,068
SEALED AIR CORP NEW COM STK			**	26,971
SECRETARIA TESOURO 0% T-BILL 01/04/26 BRL1000	4/1/2026	—%	**	21,465,703
SEEGENE INC KRW500			**	241,445
SEI INVTS CO COM			**	384,346
SEIKITOKYU KOGYO NPV			**	50,497
SEIKO EPSON CORP NPV			**	784,370
SEKISUI JUSHI CORP NPV			**	14,955
SELECT MED HLDGS CORP COM			**	18,087
SELECT WATER SOLUTIONS INC			**	3,602,332
SELECTIVE INS GROUP INC COM			**	602,675
SELECTQUOTE INC COM			**	34,066
SEMPRA 5.4% 08-01-2026	8/1/2026	5.40%	**	580,718
SEMPRA 6% DUE 10-15-2039	10/15/2039	6.00%	**	187,863
SEMPRA ENERGY 3.8% DUE 02-01-2038	2/1/2038	3.80%	**	284,213
SEMTECH CORP COM			**	5,290,205
SENAO NETWORKS INC TWD10			**	16,613
SENSEONICS HLDGS INC COM NEW			**	374,124

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SENTINELONE INC CL A COM CL A COM			**	1,079,250
SERABI GOLD PLC ORD GBP0.10			**	364,160
SERBIA (REPUBLIC) 1% SNR MTN 23/09/2028 EUR	9/23/2028	1.00%	**	1,977,086
SERBIA (REPUBLIC) 6% SNR MTN 12/06/34 USD1000	6/12/2034	6.00%	**	517,762
SERCOMM CORP TWD10			**	27,867
SERVICE CORP INTL COM			**	1,346,854
SERVICE STREAM LTD NPV			**	487,198
SERVICENOW INC COM USD0.001			**	50,919,896
SERVICETITAN INC CL A CL A			**	11,289
SERVISFIRST BANCSHARES INC COMMON STOCK			**	5,471,906
SEVEN & I HOLDINGS NPV			**	9,935,539
SEVEN BANK NPV			**	20,633
SEVERSTAL PJSC GDR EACH REPR 1 ORD 'REGS'			**	994
SFS GROUP AG CHF0.1 (REGD)			**	111,581
SG COML MTG SECS 3.055% DUE 10-10-2048	10/10/2048	3.06%	**	3,267,513
SGS SA CHF0.04 (REGD)			**	61,816
SHAKE SHACK INC CL A CL A			**	1,202,371
SHANGHAI ELECTRIC 'H'CNY1			**	83,531
SHANGHAI HENLIUS BIOTECH I-H			**	93,819
SHARJAH ISLAMIC BK AED1			**	803,586
SHARKNINJA COM USD0.0001			**	6,357,710
SHELL FIN US INC 4.0% 05-10-2046	5/10/2046	4.00%	**	136,262
SHELL FINANCE US INC 3.75% 09-12-2046	9/12/2046	3.75%	**	390,845
SHELL FINANCE US INC 4.75% 01-06-2036	1/6/2036	4.75%	**	545,291
SHELL PLC ORD EUR0.07			**	1,785,412
SHENG SIONG GROUP NPV			**	298,585
SHENZHEN BINGCHUAN A CNY1			**	217,965
SHERWIN-WILLIAMS 3.45% DUE 06-01-2027	6/1/2027	3.45%	**	1,181,930
SHERWIN-WILLIAMS CO 4.3% 08-15-2028	8/15/2028	4.30%	**	10,789,299
SHERWIN-WILLIAMS CO 4.5% 08-15-2030	8/15/2030	4.50%	**	1,168,989
SHERWIN-WILLIAMS CO COM			**	4,975,157
SHIBAURA MACHINE CO LTD			**	16,402
SHIKOKU BANK NPV			**	19,067
SHIKOKU ELEC POWER NPV			**	122,659
SHIMIZU CORP NPV			**	401,777
SHINDENGEN ELECTRC NPV			**	38,585
SHIN-ETSU CHEMICAL NPV			**	11,729,771
SHINHAN FINANCIAL GROUP CO LTD KRW5000 055550			**	1,933,457
SHINNIHONSEIYAKU C NPV			**	102,161
SHINSEGAE INC. KRW5000			**	180,893
SHOE CARNIVAL INC COM			**	98,917
SHOPIFY INC CL A SUB VTG SHS SHOPIFY INC			**	16,175,875
SHORE BANCSHARES INC COM			**	32,266
SHOUCHENG HOLDINGS LTD			**	62,645
SHOWBOX CORP COMMMON STOCK			**	29,302
SHR TR 2024-LXRY 7.05% 10-15-2041	10/15/2041	5.70%	**	1,002,082
SHRIRAM PISTONS & INR10			**	427,629
SHURGARD SELF NPV			**	268,065

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SIAM CEMENT PCL-NVDR			**	209,681
SICHUAN EXPRESSWAY 'H'CNY1			**	14,783
SIEMENS AG NPV(REGD)			**	2,989,858
SIEMENS ENERGY AG NPV			**	4,828,940
SIERRA TIMESHARE 2021-1 RECEIVABLES VACATION TIMESHARE LN BKD .99 11-20-2037	11/20/2037	0.99%	**	223,093
SIGA TECHNOLOGIES INC COM			**	136,919
SIGMAROC PLC COMMON STOCK			**	101,389
SIGNET JEWELERS LTD ORD USD0.18			**	1,893,394
SIGURD MICROELECTR TWD10			**	693,353
SIHUAN PHARM HLDG COMSTK			**	21,966
SILICON LABORATORIES INC COM			**	1,515,728
SIMCERE PHARMACEU. NPV			**	595,155
SIMMONS FIRST NATL CORP CL A $0.01 PAR CL A $0.01 PAR			**	726,649
SIMON PPTY GROUP L FIXED 3.25% 09-13-2049	9/13/2049	3.25%	**	138,468
SIMON PPTY GROUP L P 4.375% 10-01-2030	10/1/2030	4.38%	**	4,214,300
SIMPLO TECHNOLOGY TWD10			**	79,980
SIMPSON MFG INC COM			**	5,070,158
SINGAPORE EXCHANGE NPV			**	5,727,627
SINGAPORE TECHNOLOGIES ENGINEERING			**	2,560,047
SINGAPORE TELECOMMUNICATIONS NEW COM STK			**	4,730,797
SINO BIOPHARMACEUT HKD0.025			**	524,826
SINOFERT HOLDINGS HKD0.1			**	47,336
SINOPAC FIN HLDGS TWD10			**	49,662
SINOPEC ENGINEERIN 'H' CNY1			**	622,464
SIRIUSPOINT LTD COM USD0.1			**	33,711
SITE CTRS CORP COM PAR $			**	251,144
SITIME CORP COM			**	510,713
SJS ENTERPRISES LT INR10			**	18,871
SK DISCOVERY CO LT KRW5000			**	20,463
SK GAS KRW5000			**	55,604
SK HYNIX INC 000660			**	24,556,829
SK INC KRW200			**	1,817,428
SKANDINAVISKA ENSKILDA BANKEN AB PUBL 4.5% 09-03-2030	9/3/2030	4.50%	**	703,431
SKISTAR AB SER'B'NPV			**	74,548
SKYWARD SPECIALTY INS GROUP INC COM			**	39,099
SKYWORKS SOLUTIONS INC COM			**	3,263,332
SKYWORTH GROUP LIMITED			**	45,794
SL CORPORATION KRW500			**	71,836
SL GREEN RLTY CORP COM			**	730,434
SLB LIMITED COM			**	12,128,042
SLEEP NUMBER CORP COM			**	157,720
SLIDE INS HLDGS INC COM			**	3,506,361
SLM CORP 6.5% 01-31-2030	1/31/2030	6.50%	**	103,492
SLM PRIVATE CR STUDENT LN TR 2007-A STUDLN BACKED NT A-4 FLTG 12-16-2041BEO	12/16/2041	4.22%	**	2,714,077
SLM PRIVATE CR STUDENT LN TR ASSTBCKD SER 2005-A CL A4 FLTG 12-15-2038 BEO	12/15/2038	4.29%	**	390,061
SLM STUDENT LN 3-7 3.8%-FRN A/BKD 15/12/33 EUR	12/15/2033	2.65%	**	134,593
SLR INVT CORP COM STK			**	85,648
SMALL BUSINESS 5.67999982834% DUE 06-01-2028	6/1/2028	5.68%	**	15,182

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SMART-CORE HOLDING USD0.00001			**	28,059
SMARTFINANCIAL INC COM NEW COM NEW			**	37,434
SMARTSTOP SELF STORAGE REIT INC COM USD0.001			**	622,172
SMB PRIVATE ED LN TR 2020-PT-B PVT ED LNBACKED EXCHANGE 1.6% 09-15-2054	9/15/2054	1.60%	**	2,200,521
SMB PRIVATE ED LN TR 2021-A PVT ED LN BKD NT CL A-2A1 4.52467% 01-15-2053	1/15/2053	4.59%	**	727,312
SMB PRIVATE ED LN TR 2021-E PVT ED LN BKS NTS CL A-1A 1.68% 02-15-2051	2/15/2051	1.68%	**	697,637
SMB PRIVATE ED LN TR 2025-B PVT ED LN BACKED NT 144A 5.02% 03-17-2053	3/17/2053	5.02%	**	1,916,827
SMB PVT ED LN TR 4.48% DUE 05-16-2050	5/16/2050	4.48%	**	1,740,046
SMB PVT ED LN TR 5.13% DUE 04-15-2054	4/15/2054	5.13%	**	4,489,938
SMB PVT ED LN TR 5.38% DUE 01-15-2053	1/15/2053	5.38%	**	536,671
SMB PVT ED LN TR FLTG RT 4.80668% DUE 06-17-2052	6/17/2052	5.07%	**	2,581,454
SMC CORP NPV			**	868,608
SMITH & NEPHEW PLC 5.15% 03-20-2027	3/20/2027	5.15%	**	1,572,877
SMITH A O CORP COM			**	306,845
SMITHFIELD FOODS INC COM			**	800,307
SMITHS NEWS PLC			**	146,275
SMK CORP NPV			**	42,091
SMRT 2022-MINI COML MTG PASSTHRU CTF CL B 5.031% 01-15-2039	1/15/2039	5.10%	**	2,494,698
SMUCKER J M CO COM NEW			**	6,234,898
SMURFIT WESTROCK LTD			**	2,272,481
SNAM SPA X GLOBAL B NT 144A 5.75% 05-28-2035	5/28/2035	5.75%	**	627,613
SNAM SPA X GLOBAL C NT 144A 6.5% 05-28-2055	5/28/2055	6.50%	**	2,988,048
SNAP INC SNAP INC			**	469,077
SNOWFLAKE INC CL A CL A			**	40,123,796
SOBHA LTD INR10			**	149,795
SOCIETE GENERALE 5.25% DUE 02-19-2027	2/19/2027	5.25%	**	2,048,196
SOCIETE GENERALE EUR1.25			**	16,805,064
SOCIONEXT INC NPV			**	780,842
SODICK CO LTD NPV			**	476,377
SOFI PROFESSIONAL LN PROGRAM 2020-C POSTGRADUATE LN AST BKD NT 1.95% 02-15-2046	2/15/2046	1.95%	**	319,537
SOFI TECHNOLOGIES INC COM			**	1,592,111
SOFTCREATE HLDGS C NPV			**	28,912
S-OIL CORP KRW2500			**	414,957
SOJITZ CORPORATION			**	149,042
SOKEN CHEM & ENG NPV			**	52,192
SOLAR INDUSTRIES INDIA LTD INR2			**	68,431
SOLARA ACTIVE PHAR INR10			**	194,817
SOLAREDGE TECHNOLOGIES INC COM			**	122,901
SOLARIA ENERGIA Y COMSTK			**	952,368
SOLARIS ENERGY INFRA STRUCTURE INC			**	4,530,160
SOLARIS RESOURCES COM NPV			**	102,300
SOLENO THERAPEUTICS INC COM PAR			**	943,038
SOLID PWR INC COM CL A			**	98,439
SOLSTICE ADVANCED MATLS INC COM			**	17,343
SOLVENTUM CORP 5.4% 03-01-2029	3/1/2029	5.40%	**	2,113,096
SOMPO HOLDINGS INC			**	10,658,723
SONIC AUTOMOTIVE INC CL A			**	527,418
SONIC HEALTHCARE NPV			**	30,788

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SONOCO PRODS CO 5.0% 09-01-2034	9/1/2034	5.00%	**	99,231
SONOS INC COM			**	1,586,599
SONOVA HOLDING AG CHF0.05 (REGD)			**	3,861,512
SONY FINANCIAL GROUP INC NPV			**	28,382
SONY GROUP CORPORA NPV			**	18,201,640
SOPRA STERIA GROUP			**	94,780
SOUTH AFRICA(REPUBLIC OF) 6.25% BDS 31/03/36 ZAR	3/31/2036	6.25%	**	71,850
SOUTH BOW CORPOR COM NPV			**	24,786
SOUTH PLAINS FINL INC COM			**	18,857
SOUTH32 LTD NPV			**	844,327
SOUTHERN CALI EDISON 5.45% 06-01-2031	6/1/2031	5.45%	**	724,945
SOUTHERN CALIF EDISON CO 4.125% 03-01-2048	3/1/2048	4.12%	**	605,235
SOUTHERN CALIF EDISON CO 5.3% 03-01-2028	3/1/2028	5.30%	**	899,769
SOUTHERN CALIF EDISON CO 5.65% 10-01-2028	10/1/2028	5.65%	**	2,552,208
SOUTHERN CALIF EDISON CO SR NT 2.75% 02-01-2032	2/1/2032	2.75%	**	1,870,943
SOUTHERN CALIF GAS CO 5.75% 06-01-2053	6/1/2053	5.75%	**	209,446
SOUTHERN CO 3.25% DUE 07-01-2026	7/1/2026	3.25%	**	1,500,321
SOUTHERN CO 3.7% DUE 04-30-2030 REG	4/30/2030	3.70%	**	2,291,396
SOUTHERN CO 4.4% DUE 07-01-2046	7/1/2046	4.40%	**	296,340
SOUTHERN CO 4.85% 06-15-2028	6/15/2028	4.85%	**	988,802
SOUTHERN CO 5.2% 06-15-2033	6/15/2033	5.20%	**	401,267
SOUTHERN CO 5.5% 03-15-2029	3/15/2029	5.50%	**	3,061,085
SOUTHERN CO COM STK			**	25,755,654
SOUTHERN CO GAS CAP 3.15% 09-30-2051	9/30/2051	3.15%	**	227,254
SOUTHERN CO GAS CAP 3.25% 06-15-2026	6/15/2026	3.25%	**	2,788,102
SOUTHERN CO GAS CAP 4.05% 09-15-2028	9/15/2028	4.05%	**	2,591,819
SOUTHERN CO GAS CAPITAL 5.1% 09-15-2035	9/15/2035	5.10%	**	146,388
SOUTHERN FIRST BANCSHARES COM			**	5,873
SOUTHERN MO BANCORP INC COM			**	38,487
SOUTHERN POWER COMPANIES 4.25% 10-01-2030	10/1/2030	4.25%	**	703,790
SOUTHERN PWR CO 5.15% DUE 09-15-2041	9/15/2041	5.15%	**	57,938
SOUTHN CAL EDISON 1.2% DUE 02-01-2026	2/1/2026	1.20%	**	298,913
SOUTHN CAL EDISON 2.85% DUE 08-01-2029	8/1/2029	2.85%	**	663,256
SOUTHN CAL EDISON 3.65% DUE 03-01-2028	3/1/2028	3.65%	**	346,062
SOUTHN CAL EDISON 4% DUE 04-01-2047	4/1/2047	4.00%	**	222,041
SOUTHN CAL EDISON CO 5.55 DUE 01-15-2036BEO	1/15/2036	5.55%	**	165,762
SOUTHN CAL GAS CO 5.45% DUE 06-15-2035	6/15/2035	5.45%	**	3,544,975
SOUTHN COPPER CORP DEL COM			**	1,314,329
SOUTHWEST GAS CORP 5.45% 03-23-2028	3/23/2028	5.45%	**	307,644
SOUTHWESTERN ELEC PWR CO 5.3% 04-01-2033	4/1/2033	5.30%	**	720,270
SOUTHWESTERN PUBLIC SERVICE CO 3.75% 06-15-2049	6/15/2049	3.75%	**	185,341
SOUTHWESTN ELEC 3.9% DUE 04-01-2045	4/1/2045	3.90%	**	74,626
SPACE CO LTD NPV			**	39,682
SPAR GROUP LIMITED ZAR			**	45,145
SPAREBANK 1 NORD-NORGE GRUNNFONDSBEVIS NOK50			**	610,019
SPAREBANK 1 SMN NOK25			**	1,630,407
SPAREBANKEN NORGE NOK25 GRUNNFONDSBEVIS			**	196,040
SPAREK.SJAELLAND-F DKK10			**	87,567

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SPCL1 GEN ELEC CAP CORP 5.875% DUE 01-14-2038	1/14/2038	5.88%	**	184,720
SPEED TECH TWD10			**	40,254
SPOTIFY TECHNOLOGY S A COM EUR0.025			**	15,747,694
SPRINT CAP CORP 6.875% DUE 11-15-2028	11/15/2028	6.88%	**	1,276,318
SPROUTS FMRS MKT INC COM			**	732,008
SPRUCE BIOSCIENCES INC COM NEW			**	60,193
SPYRE THERAPEUTICS INC COM NEW COM USD0.0001 POST REV SPLIT			**	251,564
SS&C TECHNOLOGIES HLDGS INC COM			**	2,367,771
SSR MNG INC COM NPV			**	283,448
ST GALLER KTBK AG CHF80 (REGD)			**	192,435
STANDARD CHARTERED PLC SHS			**	5,322,316
STANDARDAERO INC. COM USD0.01			**	2,359,217
STANFORD UNIVERSIT 4.679% 03-01-2035	3/1/2035	4.68%	**	5,149,528
STANLEY AGRICULTUR 'A'CNY1			**	355,165
STANLEY BLACK & DECKER INC 3.4% 03-01-2026	3/1/2026	3.40%	**	3,728,675
STANLEY BLACK & DECKER INC 6.0% 03-06-2028	3/6/2028	6.00%	**	1,872,098
STANLEY BLACK & DECKER INC COM			**	13,810,138
STANLEY ELECTRIC NPV			**	259,208
STAR PETROLEUM PLC THB6.92 (NVDR)			**	445,220
STARBUCKS CORP COM			**	874,352
STARK TECHNOLOGY TWD10			**	28,835
STARWOOD MTG 1.172% DUE 05-25-2065	5/25/2065	1.17%	**	113,797
STARWOOD MTG 1.431% DUE 05-25-2065	5/25/2065	1.43%	**	164,470
STARWOOD MTG 1.486% DUE 04-25-2065	4/25/2065	1.49%	**	33,271
STATE OF ISRAEL 5.625% 02-19-2035	2/19/2035	5.62%	**	522,144
STATE OF ISRAEL 5.375% 02-19-2030	2/19/2030	5.38%	**	827,180
STATE OF ISRAEL 5.5% 03-12-2034	3/12/2034	5.50%	**	621,304
STATE STR CORP 4.536% DUE 02-28-2028	2/28/2028	4.54%	**	1,652,322
STATE STR CORP 4.543% 04-24-2028	4/24/2028	4.54%	**	2,402,898
STATE STR CORP 4.784% 10-23-2036	10/23/2036	4.78%	**	498,383
STATE STR CORP COM			**	16,719,696
STATE STR CORP FLTG RT 3.031% DUE 11-01-2034	11/1/2034	3.03%	**	1,364,242
STATE STR CORP FLTG RT 4.53% DUE 02-20-2029	2/20/2029	4.53%	**	1,261,261
STATE STR CORP FLTG RT 4.821% DUE 01-26-2034	1/26/2034	4.82%	**	578,348
STATE STREET BANK & TRUST 4.594% 11-25-2026	11/25/2026	4.59%	**	1,786,022
STATE STREET CORPP 4.729% 02-28-2030	2/28/2030	4.73%	**	292,879
STEEL DYNAMICS INC 3.45% DUE 04-15-2030 BEO	4/15/2030	3.45%	**	96,708
STEEL DYNAMICS INC 4.0% 12-15-2028	12/15/2028	4.00%	**	4,603,920
STEEL DYNAMICS INC 5.75% 05-15-2055	5/15/2055	5.75%	**	329,869
STEEL DYNAMICS INC COM			**	432,775
STEEL DYNAMICS INC SR NT 5.375% 08-15-2034	8/15/2034	5.38%	**	399,497
STELLA JONES INC COM NPV			**	975,044
STELLANTIS N.V COM EUR0.01			**	104,403
STEPAN CO COM			**	3,772,840
STEPSTONE GROUP INC CL A CL A			**	1,398,713
STEVANATO GROUP S.P.A. COM NPV			**	5,150,559
STEWART INFORMATION SVCS CORP COM			**	13,560
STH AFRICA(REP OF) 8% SNR 31/01/2030 ZAR1000	1/31/2030	8.00%	**	1,208,358

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
STH AFRICA(REP OF) 8.5% SNR 31/01/2037 ZAR1000	1/31/2037	8.50%	**	269,366
STH AFRICA(REP OF) 8.875% SNR 28/02/35 ZAR1000	2/28/2035	8.88%	**	16,877,697
STH AFRICA(REP OF) 9% SNR 31/01/2040 ZAR1000	1/31/2040	9.00%	**	84,719
STICHTING AK RABOBANK CERTIFICATEN 6.5% 31/12/2049	12/31/2049	6.50%	**	558,000
STIFEL FINL CORP COM			**	1,597,432
STITCH FIX INC CL A CL A			**	407,710
STOKE THERAPEUTICS INC COM			**	215,197
STONERIDGE INC COM			**	50,170
STOREBRAND ASA SER'A'NOK5			**	1,611,714
STRABAG SE NPV (BR)			**	50,324
STRATEGIC ED INC			**	87,017
STRATTEC SEC CORP COM			**	273,419
STRIDES PHARMA SCIENCE LIMITED			**	381,569
STRUCTURED ASSET INVT LN TR 2004-2 MTG PASSTHRU CTF CL A4 03-25-2034 REG	3/25/2034	4.55%	**	133,715
STRYKER CORP			**	20,618,285
STRYKER CORP 3.65% 03-07-2028	3/7/2028	3.65%	**	567,911
STRYKER CORP 4.55% 02-10-2027	2/10/2027	4.55%	**	1,760,938
STRYKER CORP 4.7% 02-10-2028	2/10/2028	4.70%	**	1,461,001
STWD 2025-FL4 LLC FLTG RT 5.12536% DUE 11-19-2042	11/19/2042	5.18%	**	1,249,105
STX METAL CO LTD KRW2500			**	513,248
SUAL PHOTONICS TWD10			**	260,371
SUBARU CORPORATION NPV			**	394,201
SUMITOMO CHEMICAL CO. LTD NPV			**	108,312
SUMITOMO CORP NPV			**	186,448
SUMITOMO ELECTRIC NPV			**	581,071
SUMITOMO HEAVY IND NPV			**	341,460
SUMITOMO METAL MINING CO LTD NPV			**	4,056
SUMITOMO MITSUI FINANCIAL GROUP NPV			**	20,412,279
SUMITOMO MITSUI FINL GROUP INC 1.402% 09-17-2026	9/17/2026	1.40%	**	2,094,278
SUMITOMO MITSUI FINL GROUP INC 5.464% 01-13-2026	1/13/2026	5.46%	**	954,675
SUMITOMO MITSUI FINL GROUP INC 5.52% 01-13-2028	1/13/2028	5.52%	**	4,168,524
SUMITOMO MITSUI FINL GROUP INC 5.716% 09-14-2028	9/14/2028	5.72%	**	543,868
SUMITOMO MITSUI FINL GROUP INC 5.88% 07-13-2026	7/13/2026	5.88%	**	3,852,849
SUMITOMO MITSUI FINL GROUP INC FIXED 3.04% 07-16-2029	7/16/2029	3.04%	**	752,019
SUMITOMO MITSUI TR BK LTD 4.5% 03-13-2028	3/13/2028	4.50%	**	4,307,030
SUMITOMO OSAKA CEM NPV			**	351,526
SUMITOMO PHARMA CO LTD NPV			**	11,831
SUMITOMO SEIKA NPV			**	51,676
SUN FRONTIER FUDOS NPV			**	15,311
SUN INC NPV			**	24,348
SUN INTL LTD ZAR0.08			**	14,819
SUN KING TECHNOLOGY GROUP LTD			**	153,432
SUNAC CHINA HLDGS HKD0.10			**	31,136
SUNCOKE ENERGY INC COM USD0.01			**	450,727
SUNCOR ENERGY INC 4% DUE 11-15-2047	11/15/2047	4.00%	**	304,784
SUNCOR ENERGY INC COM NPV 'NEW'			**	8,865,454
SUNDRUG CO LTD NPV			**	961,498
SUNOCO LOGISTICS PARTNER 4.0% 10-01-2027	10/1/2027	4.00%	**	1,852,235

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SUNOCO LOGISTICS PARTNERS 5.4% 10-01-2047	10/1/2047	5.40%	**	549,920
SUNOCOCORP LLC COM UNIT REPSTG LLC UINTS			**	8,969
SUNONWEALTH ELECTR TWD10			**	582,327
SUNOPTA INC COM			**	153,284
SUNPLUS INNOVATION TWD10			**	80,513
SUNREX TECHNOLOGY TWD10			**	100,476
SUNTORY BEVERAGE & NPV			**	1,094,709
SUNWAY CONSTRUCTION GROUP BHD MYR0.2			**	735,605
SUNWAY REAL ESTATE REIT			**	465,928
SUPER GROUP SGHC LTD			**	178,055
SUPERNUS PHARMACEUTICALS INC COM STK			**	1,133,806
SURGUTNEFTEGAS PJS RUB1(RUB)			**	58,232
SURYA CITRA MEDIA IDR10			**	33,466
SUSCO PCL THB1(NVDR)			**	35,143
SUSTAINED INFRASTR SAR10			**	302,952
SUTTER HEALTH TAXABLE BD SER 2025A 5.537% 08-15-2035	8/15/2035	5.54%	**	1,778,344
SUZUKI MOTOR CORP NPV			**	7,616,596
SVENSKA HANDELSBANKEN SER'A'NPV (P/S)			**	5,815
SWEDBANK AB MEDIUM 1.538% DUE 11-16-2026	11/16/2026	1.54%	**	1,518,806
SWEPCO STORM RECOVERY FU 4.88% 09-01-2041	9/1/2041	4.88%	**	4,007,743
SWIRE PACIFIC 'B' NPV			**	3,726
SWIRE PROPERTIES LTD HKD1			**	23,720
SWISSQUOTE GP HLDG CHF0.20 (REGD)(POST SUBD)			**	143,239
SY HOLDINGS GROUP LTD HKD0.01			**	335,869
SYMBOTIC INC COM USD0.0001 CLASS A			**	4,347,546
SYMPHONY LTD INR2			**	72,683
SYNCHRONY CARD ISSUANCE TR SER 23-A2 CL A 5.74% 10-15-2029	10/15/2029	5.74%	**	9,231,054
SYNCHRONY FINANCIAL 5.019% 07-29-2029	7/29/2029	5.02%	**	2,403,645
SYNCHRONY FINANCIAL 5.935% 08-02-2030	8/2/2030	5.94%	**	1,568,271
SYNCHRONY FINL 3.95% DUE 12-01-2027	12/1/2027	3.95%	**	391,180
SYNCHRONY FINL FLTG RT 5.45% DUE 03-06-2031	3/6/2031	5.45%	**	3,190,987
SYNDAX PHARMACEUTICALS INC COM			**	1,399,266
SYNGENE INTERNATIONAL LTD INR10 COMM			**	194,700
SYNOPSYS INC 4.65% 04-01-2028	4/1/2028	4.65%	**	5,071,390
SYNOPSYS INC 4.85% 04-01-2030	4/1/2030	4.85%	**	2,446,874
SYNOPSYS INC 5.0% 04-01-2032	4/1/2032	5.00%	**	408,957
SYNOPSYS INC 5.15% 04-01-2035	4/1/2035	5.15%	**	1,461,319
SYNOPSYS INC 5.7% 04-01-2055	4/1/2055	5.70%	**	318,432
SYNOPSYS INC COM			**	2,478,712
SYNTHOMER PLC COMMON STOCK			**	674
SYRMA SGS TECH LTD INR10			**	52,311
SYSCO CORP 5.1% 09-23-2030	9/23/2030	5.10%	**	309,983
SYSCO CORP COM			**	599,468
SYSTEM ENERGY RES INC FIRST MTG BD 5.3% 12-15-2034	12/15/2034	5.30%	**	2,632,807
SYSTEM RESEARCH CO NPV			**	32,361
SYSTEM SUPPORT HOLDINGS INC			**	49,816
T RAD CO LTD JPY50			**	62,854
TAB GIDA SANAYI VE TRY1			**	305,688

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TAC CONSUMER PCL THB0.25 (NVDR)			**	65,060
TACHI-S CO LTD NPV			**	388,042
TACTILE SYS TECHNOLOGY INC COM			**	1,247
TAEKWANG IND CO KRW5000			**	19,043
TAG IMMOBILIEN AG NPV			**	1,337,928
TAICHUNG COMM BANK TWD10			**	7,306
TAIHO KOGYO NPV			**	17,700
TAIKISHA LTD NPV			**	63,064
TAIKO BANK NPV			**	29,040
TAIWAN PCB TECHVES TWD10			**	14,503
TAIWAN SEMICON MAN TWD10			**	59,640,999
TAIWAN SURFACE MOU TWD10			**	51,616
TAKARA & CO LTD			**	60,098
TAKASAGO THML ENG NPV			**	90,542
TAKEDA PHARMACEUTICAL 5.3% 07-05-2034	7/5/2034	5.30%	**	775,564
TAKEDA PHARMACEUTICAL CO LTD SR NT 3.025% 07-09-2040	7/9/2040	3.02%	**	322,328
TAKE-TWO INTERACTIVE SOF 5.6% 06-12-2034	6/12/2034	5.60%	**	261,127
TAKE-TWO INTERACTIVE SOFTWARE INC COM STK USD0.01			**	4,268,532
TAKE-TWO INTERACTIVE SOFTWARE INC 4.95% 04-14-2023	3/28/2028	4.95%	**	2,210,403
TAKE-TWO INTERACTIVE SOFTWARE INC 5.0% 03-28-2026	3/28/2026	5.00%	**	2,833,911
TAKUMA CO LTD NPV			**	28,445
TALANX AG NPV			**	1,437,432
TALEN ENERGY CORP NEW COM			**	1,906,061
TANDEM DIABETES CARE INC COM NEW COM USD0.001(POST REV SPLT)			**	1,408,039
TANGER INC			**	887,542
TANSEISHA CO LTD NPV			**	187,133
TAPESTRY INC COM USD0.01			**	1,260,068
TARGA RES CORP 4.35% 01-15-2029	1/15/2029	4.35%	**	1,223,313
TARGA RES CORP 4.9% 09-15-2030	9/15/2030	4.90%	**	2,529,453
TARGA RES CORP COM			**	478,778
TARGA RES PARTNERS LP/TARGA RES FIN 5.5% SNR NTS 03-01-2030 USD	3/1/2030	5.50%	**	3,601,344
TARSUS PHARMACEUTICALS INC COM			**	7,779
TASMEA LIMITED NPV			**	157,879
TATA CHEMICALS INR10			**	19,888
TATA CONSULTANCY S INR1			**	3,050,797
TATA STEEL LTD INR1.00(POST SUBDIVISION)			**	64,798
TATNEFT PJSC RUB1(RUB)			**	302,739
TAURON POLSKA ENER PLN5.00			**	322,171
TAV HAVALIMANLARI TRY1			**	199,315
TAYLOR MORRISON HOME CORP COM USD0.00001			**	1,453,206
TAZMO CO LTD NPV			**	102,660
TCL ELECTRONICS HOLDINGS LTD			**	342,733
TCO COML MTG TR 2024-DPM COML MTG PASS THRU CTF CL A 4.9231% 12-15-2039	12/15/2039	4.99%	**	2,109,563
TD SYNNEX CORP 6.1% 04-12-2034	4/12/2034	6.10%	**	846,700
TDK CORP NPV			**	2,285,126
TE CONNECTIVITY PLC COM USD0.01			**	7,565,163
TEACHERS INS & 3.3% DUE 05-15-2050	5/15/2050	3.30%	**	3,441,013
TEACHERS INS & 4.27% DUE 05-15-2047	5/15/2047	4.27%	**	387,047

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TECAN GROUP AG CHF0.10 (REGD)			**	212,802
TECHMATRIX CORP NPV			**	147,605
TECHNIPFMC PLC COM USD1			**	2,612,241
TECHNOGYM S P A			**	1,310,516
TECNICAS REUNIDAS ORD EUR0.10			**	353,152
TECNOGLASS INC COMMON STOCK			**	2,721,356
TECSYS INC COM NPV			**	42,484
TEEKAY CORPORATION COM STK USD0.001			**	130,113
TEEKAY TANKERS LTD (BM) COM USD0.01 CL A			**	692,697
TEGMA GESTAO LOGIS COM NPV			**	30,376
TEGNA INC COM			**	13,801
TEIJIN LTD NPV			**	49,292
TEIKOKU ELECTRIC M NPV			**	142,977
TEJAS NETWORKS LTD COMN STOCK			**	118,166
TEL AVIV STK COM			**	316,075
TELECOM ITALIA SPA NPV			**	943,533
TELEDYNE TECHNOLOGIES INC COM			**	4,023,531
TELEDYNE TECHNOLOGIES INC NT 1.6% 04-01-2026	4/1/2026	1.60%	**	651,498
TELEFLEX INC COM			**	5,108,228
TELEFONICA EMISIONES S A U 5.213% 03-08-2047 REG	3/8/2047	5.21%	**	265,086
TELKOM INDONESIA (PERSERO) TBK IDR50			**	1,582,539
TELKOM SA SOC LTD ZAR10			**	435,039
TELOS CORP MD COM			**	22,226
TEMAIRAZU INC NPV			**	45,194
TEMPUS AI INC COM USD0.0001 CL A			**	24,151
TENCENT HLDGS LTD HKD0.00002			**	20,563,089
TENET HEALTHCARE CORP COM NEW .			**	1,105,678
TENN VALLEY AUTHORITY 1.5% 09-15-2031	9/15/2031	1.50%	**	70,349
TENN VALLEY AUTHORITY 5.25% 02-01-2055	2/1/2055	5.25%	**	1,549,891
TENNESSEE VALLEY AUTH FED BOOK ENTRY CPNGENERIC INT PMT 04-01-2028	4/1/2028	—%	**	2,710,140
TENNESSEE VALLEY AUTHORITY 4.375% 08-01-2034	8/1/2034	4.38%	**	2,429,108
TENNESSEE VY AUTH 4.875% 05-15-2035	5/15/2035	4.88%	**	17,210,229
TENNESSEE VY AUTH GLOBAL POWER BD SER A 4.625% DUE 09-15-2060 REG	9/15/2060	4.62%	**	40,204
TENNESSEE VY AUTH GLOBAL PWR BD SER A 4.25% DUE 09-15-2065 REG	9/15/2065	4.25%	**	59,639
TENNESSEE VY AUTH TENN VALLEY AUTH 4.875% DUE 01-15-2048 REG	1/15/2048	4.88%	**	299,417
TERADYNE INC COM			**	3,666,801
TERAWULF INC COM USD0.10			**	802,921
TERNS PHARMACEUTICALS INC COM			**	394,062
TERUMO CORP NPV			**	5,165,772
TERWIN MTG TR 2003-6HE ASSET BKD CTF CL A-1 FLTG 11-25-2033 REG	11/25/2033	4.79%	**	14,746
TES CO LTD KRW500			**	241,468
TESCO ORD GBP0.0633333			**	8,523,069
TESLA INC COM USD0.001			**	82,337,886
TEST RESEARCH INC TWD10			**	79,232
TETRA TECH INC NEW COM			**	277,644
TEXAS HEALTH RES FIXED 2.328% DUE 11-15-2050	11/15/2050	2.33%	**	248,973
TEXAS INSTRUMENTS INC COM			**	28,849,652
TEXAS NAT GAS SECURITIZATION FIN CORP RE0.0% SER 23-1 CL A1 04-01-2035	4/1/2035	5.10%	**	4,813,397

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TEXAS ROADHOUSE INC COMMON STOCK			**	6,950,918
TEXTRON INC 3.9% 09-17-2029	9/17/2029	3.90%	**	1,501,935
TEXTRON INC FIXED 2.45% DUE 03-15-2031	3/15/2031	2.45%	**	635,139
TF1 - TV FRANCAISE EUR0.20			**	55,862
TG THERAPEUTICS INC COM			**	766,981
THAI LIFE INSURANC THB1 (NVDR)			**	105,738
THAI OIL PCL THB10(NVDR)			**	98,270
THAIFOODS GROUP THB1 (NVDR)			**	340,364
THE A2 MILK CO LTD NPV			**	678,374
THE BEAUTY HEALTH CO CL A			**	34,897
THE CIGNA GROUP			**	41,927,437
THE HARTFORD INSURANCE GROUP INC COM USD0.01			**	7,620,891
THE MARZETTI COMPANY			**	808,124
THE PEOPLE S INSUR 'H'CNY1			**	15,610
THE REAL BROKERAGE INC COM NPV (POST REVSPLIT)			**	339,216
THE TRADE DESK INC COM CL A COM CL A			**	671,854
THERAVANCE BIOPHARMA INC COM			**	33,846
THERMO FISHER SCIENTIFIC INC 5.0% 12-05-2026	12/5/2026	5.00%	**	558,452
THERMO FISHER SCIENTIFIC INC COM USD1			**	4,038,187
THIRD COAST BANCSHARES INC COM			**	25,847
THK CO LTD NPV			**	38,346
THOMSON REUTERS CORPORATION			**	726,766
THOR INDS INC COM STK			**	4,035,650
THYSSENKRUPP AG NPV			**	382,260
TI CLOUD INC USD0.0001			**	10,243
TIANGONG INTERNATI USD0.0025			**	471,957
TIANNENG BATTERY G CNY1 (SHANGHAI STOCK CONNEC			**	286,532
TIANRUN CRANKSHAFT CO. LTD. 'A'CNY1(STOCK CONNECT)			**	181,301
TIGER BRANDS ZAR0.10			**	139,577
TIM S.A.. COM NPV			**	318,506
TIME DOTCOM BHD NPV			**	60,336
TIME WARNER CABLE 4.5% DUE 09-15-2042	9/15/2042	4.50%	**	331,745
TIMKEN CO COM			**	10,710,086
TIPS MUSIC LIMITED INR1(POST SUBD)			**	37,702
TIS INC			**	959,203
TISCO FINANCIAL GR THB10(NVDR)			**	1,036,080
TJX COS INC COM NEW			**	6,467,903
TK CHEMICAL CORP KRW500			**	24,144
TKMS AG & CO KGAA NPV			**	61,484
TLB CO LTD KRW500			**	171,984
T-MOBILE US INC COM			**	4,602,714
T-MOBILE USA INC 2.05% DUE 02-15-2028	2/15/2028	2.05%	**	4,286,517
T-MOBILE USA INC 2.25% DUE 02-15-2026	2/15/2026	2.25%	**	569,695
T-MOBILE USA INC 2.55% 02-15-2031	2/15/2031	2.55%	**	5,943,142
T-MOBILE USA INC 2.625% DUE 04-15-2026 BEO	4/15/2026	2.62%	**	1,192,261
T-MOBILE USA INC 3.0% DUE 02-15-2041 BEO	2/15/2041	3.00%	**	1,176,873
T-MOBILE USA INC 3.375% 04-15-2029	4/15/2029	3.38%	**	4,385,112
T-MOBILE USA INC 3.875% 04-15-2030	4/15/2030	3.88%	**	9,171,889

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
T-MOBILE USA INC 4.5% DUE 04-15-2050	4/15/2050	4.50%	**	347,315
T-MOBILE USA INC 4.7% 01-15-2035	1/15/2035	4.70%	**	2,362,345
T-MOBILE USA INC 4.75% 02-01-2028	2/1/2028	4.75%	**	1,670,680
T-MOBILE USA INC 4.95% DUE 03-15-2028	3/15/2028	4.95%	**	696,056
T-MOBILE USA INC 5.15% 04-15-2034	4/15/2034	5.15%	**	1,023,961
T-MOBILE USA INC 5.2% DUE 01-15-2033 BEO	1/15/2033	5.20%	**	3,503,665
T-MOBILE USA INC 5.75% 01-15-2054	1/15/2054	5.75%	**	137,887
T-MOBILE USA INC 5.875% DUE 11-15-2055	11/15/2055	5.88%	**	110,238
T-MOBILE USA INC FIXED 3.75% DUE 04-15-2027	4/15/2027	3.75%	**	5,981,898
T-MOBILE USA INC SR SECD NT 1.5% 02-15-2026	2/15/2026	1.50%	**	7,704,959
TN VY AUTH FED BOOK ENTRY CPNSTRIPS GENERIC INT PMT 09-15-2028 (UNDDATE) REG	9/15/2028	—%	**	679,199
TN VY AUTH FED BOOK ENTRY PRIN STRIPS GENERIC PRIN PMT 06-15-2035 (UNDDATE)	6/15/2035	—%	**	290,036
TOA CORP (CONST) NPV			**	39,735
TOA ROAD CORP NPV			**	100,543
TOAGOSEI CO LTD NPV			**	9,425
TOAST INC COM USD0.000001 CLASS A			**	5,960,354
TOBACCO SETTLEMENT FIN AUTH WEST VA AST BACKED 3.151 06-01-2032 BEO TAXABLE	6/1/2032	3.15%	**	4,800,540
TOBU RAILWAY CO Y50			**	47,168
TODA CORP NPV			**	66,230
TOFU RESTAURANT CO TWD10			**	26,480
TOKAI HLDGS CORP NPV			**	47,586
TOKAI RIKA CO NPV			**	65,581
TOKAI TOKYO FINANCIAL HOLDINGS INC			**	1,866,570
TOKYO ELECTRON NPV			**	8,889,547
TOKYO SEIMITSU CO NPV			**	368,407
TOKYU CONST(NEW) NPV			**	1,419,694
TOLL BROS FIN CORP 4.35% DUE 02-15-2028	2/15/2028	4.35%	**	1,876,635
TOLL BROS INC COM			**	910,031
TOMONY HOLDINGS IN NPV			**	26,509
TON YI INDL CORP TWD10			**	30,025
TONGGUAN GOLD GP L HKD0.1			**	25,181
TOPBUILD CORP COM			**	5,348,376
TOPCO SCIENTIFIC C TWD10			**	74,092
TOPY INDUSTRIES NPV			**	17,771
TOREX GOLD RES INC COM NPV (POST REV SPLT)			**	1,716,495
TORO CO COM			**	3,230,669
TOROMONT INDUSTRIE COM STK NPV			**	157,479
TORONTO DOMINION 4.108% DUE 06-08-2027	6/8/2027	4.11%	**	2,743,070
TORONTO DOMINION 5.298% DUE 01-30-2032	1/30/2032	5.30%	**	606,371
TORONTO DOMINION BANK 4.574% 06-02-2028	6/2/2028	4.57%	**	4,526,849
TORONTO DOMINION BANK 4.98% 04-05-2027	4/5/2027	4.98%	**	1,326,739
TORONTO DOMINION BANK 5.156% 01-10-2028	1/10/2028	5.16%	**	70,581
TORONTO DOMINION BK 4.861% 01-31-2028	1/31/2028	4.86%	**	2,518,230
TORONTO DOMINION BK ONT COVERED BD 144A 5.141% 09-13-2029	9/13/2029	5.14%	**	8,355,427
TORONTO DOMINION FIXED 5.532% 07-17-2026	7/17/2026	5.53%	**	896,253
TORONTO-DOMINION BANK 4.693% 09-15-2027	9/15/2027	4.69%	**	759,880
TORONTO-DOMINION BANK MTN 2.8% DUE 03-10-2027	3/10/2027	2.80%	**	3,450,487
TORONTO-DOMINION COM NPV			**	20,276,985

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TORRENT PHARM INR5			**	77,103
TORUNLAR GYO TRY1 (C SHARES)			**	97,345
TOSEI CORPORATION NPV			**	21,895
TOSHIBA TEC CORP NPV			**	194,035
TOSHO CO LTD NPV			**	30,853
TOTAL CAP INTL 3.127% DUE 05-29-2050 REG	5/29/2050	3.13%	**	528,564
TOTAL CAP INTL 3.461% DUE 07-12-2049	7/12/2049	3.46%	**	143,419
TOTALENERGIES CAP 5.425% 09-10-2064	9/10/2064	5.42%	**	140,883
TOTALENERGIES CAPITAL SA 5.488% 04-05-2054	4/5/2054	5.49%	**	145,728
TOTALENERGIES SE			**	10,865,503
TOTECH CORP NPV			**	14,029
TOTVS SA COM NPV TOTS3			**	3,100,086
TOVIS CO LTD KRW500			**	40,979
TOWA PHARMACEUTICAL CO. LTD NPV			**	23,222
TOWD PT MTG TR 2020-1 MTG PASS THRU CTF CL A1 2.71% 01-25-2060	1/25/2060	2.71%	**	124,461
TOWD PT MTG TR 2020-2 ASSET BACKED NT CLA1A VAR RT 04-25-2060	4/25/2060	1.64%	**	185,054
TOWER SEMICONDUCTOR LTD			**	1,167,977
TOWNGAS SMART ENERGY CO LTD HKD0.10			**	44,137
TOYO KANETSU KK NPV			**	715,437
TOYODA GOSEI NPV			**	508,141
TOYOTA AUTO 4.48% DUE 11-15-2027	11/15/2027	4.48%	**	2,275,466
TOYOTA AUTO RECEIVABLES OWNER TR SER 25-A CL A3 4.64% 08-15-2029	8/15/2029	4.64%	**	12,887,180
TOYOTA AUTO RECEIVABLES OWNER TRUST SER 23-C CL A3 5.16% DUE 04-17-2028	4/17/2028	5.16%	**	208,725
TOYOTA AUTO RECEIVABLES OWNER TRUST SER 23-D CL A3 5.54% DUE 08-15-2028	8/15/2028	5.54%	**	1,598,742
TOYOTA AUTO RECEIVABLES SER 23-A CL A4 4.42% 08-15-2028	8/15/2028	4.42%	**	905,107
TOYOTA BOSHOKU CP NPV			**	455,320
TOYOTA MOTOR CORP NPV			**	605,919
TOYOTA MTR CR CORP 4.35% 10-08-2027	10/8/2027	4.35%	**	515,007
TOYOTA MTR CR CORP 4.5% 05-14-2027	5/14/2027	4.50%	**	1,548,892
TOYOTA MTR CR CORP 4.75% 07-21-2027	7/21/2027	4.26%	**	1,598,924
TOYOTA MTR CR CORP 5.4% 11-20-2026	11/20/2026	5.40%	**	1,595,998
TOYOTA MTR CR CORP MEDIUM TERM NTS BOOK 5.0% DUE 03-19-2027	3/19/2027	5.00%	**	1,584,616
TP ICAP GROUP PLC ORD GBP0.25			**	980,106
TPG PARTNERS LLC CL A COM			**	1,856,914
TPR CO LTD NPV			**	39,534
TRACTOR SUPPLY CO COM			**	1,163,933
TRADEWEB MKTS INC CL A CL A			**	1,661,708
TRANE TECHNOLOGIES PLC COM USD1			**	19,647,984
TRANS-ALLEGHENY INTST LINE CO SR NT 144A5% 01-15-2031	1/15/2031	5.00%	**	205,686
TRANSALTA CORP MTN COM NPV			**	15,198
TRANSDIGM GROUP INC COM			**	1,330
TRANSMEDICS GROUP INC COM			**	2,301,496
TRANSMISSORA ALIAN UNITS (1 COM & 2 PRF)			**	329,672
TRANSUNION COM			**	17,857,523
TRANSURBAN FIN CO 2.45% DUE 03-16-2031	3/16/2031	2.45%	**	159,437
TRAVELERS COS INC COM STK			**	35,985,714
TRAVERE THERAPEUTICS INC COM			**	174,429

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TRCNTNTL GAS PIPE 3.25% DUE 05-15-2030	5/15/2030	3.25%	**	1,366,380
TRCNTNTL GAS PIPE 7.25% DUE 12-01-2026	12/1/2026	7.25%	**	1,491,565
TRE HLDGS CORP NPV			**	2,053
TREEHOUSE FOODS INC COM			**	4,742
TREND MICRO INC NPV			**	2,746,068
TREVI THERAPEUTICS INC COM			**	257,474
TREX CO INC COM			**	3,357,717
TRI POINTE HOMES INC			**	1,265,251
TRICO BANCSHARES COM STK			**	105,351
TRIDENT LTD INR1 (POST SUB/DIV)			**	155,277
TRINET GROUP INC COM USD0.000025			**	745,038
TRINITY HLTH CORP 3.434% DUE 12-01-2048	12/1/2048	3.43%	**	174,891
TRIP COM GROUP LTD USD0.00125			**	2,537,432
TRIPOD TECHNOLOGY TWD10			**	444,614
TRIPUTRA AGRO PERS IDR100			**	95,568
TRITAX BIG BOX REIT PLC ORD			**	306,666
TRIUMPH FINANCIAL INC COM USD0.01			**	3,292,710
TRUIST BANK 4.136% 10-23-2029	10/23/2029	4.14%	**	1,454,435
TRUIST BK 4.671% 05-20-2027	5/20/2027	4.67%	**	2,000,425
TRUIST FINANCIAL CORPORATION 1.887%06-07-2029	6/7/2029	1.89%	**	1,107,094
TRUIST FINANCIAL CORPORATION 5.435% 01-24-2030	1/24/2030	5.44%	**	1,635,824
TRUIST FINANCIAL CORPORATION 7.161% 10-30-2029	10/30/2029	7.16%	**	232,008
TRUIST FINL CORP 5.711% 01-24-2035	1/24/2035	5.71%	**	1,001,352
TRUIST FINL CORP COM			**	13,148,912
TRUIST FINL CORP SR MED TERM NTS 5.122% 01-26-2034	1/26/2034	5.12%	**	209,184
TRUIST FINL CORP SR MED TERM NTS BOOK EN6.047% 06-08-2027	6/8/2027	6.05%	**	6,291,542
TRUIST FINL CORP VAR RT 1.267% DUE 03-02-2027	3/2/2027	1.27%	**	915,396
TRUST ANADOLU TRY1 (C SHARES)			**	301,116
TRUST DOGAL ENERJI TRY1 (C SHARES)			**	387,757
TRUSTCO BK CORP N Y COM NEW			**	69,930
TRUSTEES OF 2.612% DUE 07-01-2026	7/1/2026	2.61%	**	992,751
TRUSTEES OF PRINCETON UNIV 6.647% 07-01-2030	7/1/2030	4.65%	**	4,506,002
TRUSTMARK CORP COM			**	120,394
TRUWORTHS INTERNAT ZAR0.00015			**	5,559
TSI HOLDINGS CO LTD			**	442,257
TSMC ARIZ CORP 2.5% DUE 10-25-2031	10/25/2031	2.50%	**	2,298,476
TSUBAKIMOTO CHAIN NPV			**	107,722
TSUGAMI CORP NPV			**	47,656
TSUKADA GLOBAL HOLDINGS INC. NPV			**	30,693
TSUKISHIMA HOLDINGS CO LTD NPV			**	525,896
TSY INFL IX N/B 1.75% 01-15-2034	1/15/2034	1.85%	**	20,459,736
TSY INFL IX N/B TII 0 1/8 01/15/32 01-15-2032	1/15/2032	0.15%	**	1,181,982
TTY BIOPHARM COMPA TWD10			**	300,886
TUHU CAR INC. USD0.00002 A			**	249,249
TULARE CNTY CALIF PENSION OBLIG 4.009% 06-01-2028 BEO TAXABLE	6/1/2028	4.01%	**	1,000,217
TULARE CNTY CALIF PENSION OBLIG 4.109% 06-01-2029 BEO TAXABLE	6/1/2029	4.11%	**	2,279,947
TUNG HO STEEL ENT TWD10			**	32,387
TUPRAS(T PETR RAF) TRY1 (A SHARES)			**	480,996

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TURK HAVA YOLLARI TRY1 (A SHARES)			**	95,816
TURK TELEKOMUNIKAS TRY1 (D SHARES)			**	281,040
TURKIYE GARANTI BK TRY1			**	634,584
TURKIYE IS BANKASI TRY1 (C SHARES)			**	187,555
TURKIYE SINAI KALK TRY1			**	56,705
TURKIYE VAKIFLAR TRY1 (D SHARES)			**	178,532
TURNING PT BRANDS INC COM			**	106,882
TUTOR PERINI CORP COM			**	212,856
TUYA INC SPON ADS EACH REP 1 CL A ORD SHS			**	18,169
TWILIO INC CL A CL A			**	3,192,861
TX NAT GAS SECURITIZATION FIN CORP 5.169% 04-01-2041	4/1/2041	5.17%	**	611,910
TYCO ELECTRONICS 3.7% DUE 02-15-2026	2/15/2026	3.70%	**	3,255,428
TYLER TECHNOLOGIES INC COM STK			**	16,950,493
TYM CORP			**	48,419
TYRA BIOSCIENCES INC COM			**	173,514
TYSON FOODS INC 4.875% DUE 08-15-2034	8/15/2034	4.88%	**	95,872
TYSON FOODS INC 5.4% 03-15-2029	3/15/2029	5.40%	**	357,572
TYSON FOODS INC CL A COM (DELAWARE)			**	1,682,394
U S BANCORP 5.083% 05-15-2031	5/15/2031	5.08%	**	319,782
U S BANCORP 5.775% 06-12-2029	6/12/2029	5.78%	**	4,138,091
U S BANCORP MEDIUM TERM NTS- BOOK 5.384%01-23-2030	1/23/2030	5.38%	**	181,361
U S BK NATL ASSN CIN OH MEDIUM 4.507% 10-22-2027	10/22/2027	4.51%	**	3,450,935
UBER TECHNOLOGIES INC 4.15% 01-15-2031	1/15/2031	4.15%	**	3,540,853
UBER TECHNOLOGIES INC 4.8% 09-15-2034	9/15/2034	4.80%	**	284,938
UBER TECHNOLOGIES INC 5.35% 09-15-2054	9/15/2054	5.35%	**	572,308
UBER TECHNOLOGIES INC COM USD0.00001			**	12,105,010
UBER TECHNOLOGIES INC SR NT 4.3% 01-15-2030	1/15/2030	4.30%	**	2,484,420
UBER TECHNOLOGIES INC SR NT 4.8% 09-15-2035	9/15/2035	4.80%	**	358,118
UBISOFT ENTERTAIN NPV			**	85,917
UBS (NINGBO ORIENT WIRES AND CABLES CO) P-NOTE 29/10/2026			**	812,024
UBS (SHENZHEN ENVICOOL TECHNOLO-A) P-NOTE 16/07/2026			**	1,254,493
UBS AG LONDON BRH 1.25% 06-01-2026	6/1/2026	1.25%	**	3,316,789
UBS AG STAMFORD CT 4.864% 01-10-2028	1/10/2028	4.86%	**	8,459,174
UBS GROUP AG 0.65%-FRN SNR EMTN 14/01/2028 EUR100000	1/14/2028	0.65%	**	576,349
UBS GROUP AG 6.442% 08-11-2028	8/11/2028	6.44%	**	2,110,000
UBS GROUP AG FLTG RT 1.364% DUE 01-30-2027	1/30/2027	1.36%	**	538,789
UBS GROUP AG FLTG RT 5.617% DUE 09-13-2030	9/13/2030	5.62%	**	626,970
UBS GROUP AG USD0.10 (REGD)			**	25,218,220
UCB NPV			**	768,654
UCHIDA YOKO CO JPY50			**	20,537
UDR INC MEDIUM TERM NTS BOOK ENTRY 2.1% 08-01-2032	8/1/2032	2.10%	**	342,426
UFP INDUSTRIES INC COM USD1.00			**	4,402,176
UIPATH INC CL A CL A			**	29,879
UK(GOVT OF) 4.375% BDS 31/07/54 GBP0.01	7/31/2054	4.38%	**	4,128,631
UK(GOVT OF) 5.375% BDS 31/01/56 GBP0.01	1/31/2056	5.38%	**	415,177
UK(GOVT OF) IDX/LKD GTD 22/03/2051 GBP	3/22/2051	0.17%	**	114,493
UK(GOVT OF) IDX/LKD SNR 22/03/2068 GBP	3/22/2068	0.20%	**	10,835
UK(GOVT OF) IDX/LKD SNR 22/11/2042 GBP	11/22/2042	1.20%	**	186,715

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
UL SOLUTIONS INC CL A CL A			**	6,559,575
ULTRAGENYX PHARMACEUTICAL INC COM			**	1,523,865
ULVAC INC NPV			**	1,472,506
UNDER ARMOUR INC CL C COM			**	15,350
UNICAJA BANCO EUR0.25			**	285,137
UNICREDIT SPA NPV			**	1,274,201
UNILEVER INDONESIA IDR2			**	62,572
UNILEVER PLC ORD GBP0.035			**	7,101,201
UNION ELEC CO 4.0% DUE 04-01-2048	4/1/2048	4.00%	**	278,879
UNION ELECTRIC COMPANY 5.125% 03-15-2055	3/15/2055	5.12%	**	183,833
UNION ELECTRIC COMPANY 5.25% 01-15-2054	1/15/2054	5.25%	**	196,554
UNION PAC CORP 3.95% DUE 08-15-2059	8/15/2059	3.95%	**	253,404
UNION PAC CORP COM			**	26,971,449
UNION PROPERTIES AED0.666			**	31,026
UNION SEMICONDUCT KRW500			**	61,566
UNIPRES CORP NPV			**	641,225
UNI-PRESIDENT CHIN HKD0.01			**	97,140
UNISYS CORP COM NEW			**	59,158
UNITED AIRLINES 2019-1A 2.7% 11-01-2033	11/1/2033	2.70%	**	386,343
UNITED AIRLINES HOLDINGS INC COM USD0.01			**	20,575
UNITED AIRLINES INC 5.45% 08-15-2038	8/15/2038	5.45%	**	656,114
UNITED AIRLS INC 2018-1B PASS THRU TR 4.6% 09-01-2027	9/1/2027	4.60%	**	78,643
UNITED AIRLS INC 2019-1AA PASS THRU TR 4.15% 08-25-2031	8/25/2031	4.15%	**	130,928
UNITED ARROWS LTD NPV			**	253,834
UNITED FIRE GROUP INC COM USD0.001			**	45,946
UNITED MEXICAN 7.375% 05-13-2055	5/13/2055	7.38%	**	215,400
UNITED MEXICAN STATES 5.375% 03-22-2033	3/22/2033	5.38%	**	1,976,054
UNITED MEXICAN STATES 5.85% 07-02-2032	7/2/2032	5.85%	**	410,964
UNITED MEXICAN STATES 6.4% 05-07-2054	5/7/2054	6.40%	**	710,770
UNITED MEXICAN STATES 6.625% 01-29-2038	1/29/2038	6.62%	**	663,666
UNITED MEXICAN STS 3.75% 01-11-2028	1/11/2028	3.75%	**	614,790
UNITED MEXICAN STS 4.75% DUE 04-27-2032 REG	4/27/2032	4.75%	**	1,948,000
UNITED MEXICAN STS BDS 2.659% DUE 05-24-2031/11-24-2020 REG	5/24/2031	2.66%	**	273,230
UNITED MEXICAN STS GLOBAL NT 3.25% DUE 04-16-2030 REG	4/16/2030	3.25%	**	661,150
UNITED MEXICAN STS GLOBAL NT 3.771% 05-24-2061	5/24/2061	3.77%	**	153,875
UNITED PARCEL SERVICE 5.95% 05-14-2055	5/14/2055	5.95%	**	321,395
UNITED RENTALS INC COM			**	6,404,149
UNITED STATES OF AMER 0% TBILL 02-03-2026	2/3/2026	—%	**	29,906,247
UNITED STATES OF AMER 3.5% 11-15-2028	11/15/2028	3.50%	**	105,866,227
UNITED STATES OF AMER TREAS BILLS 0% T-BILL 04-16-2026	4/16/2026	—%	**	11,877,869
UNITED STATES OF AMER TREAS BILLS 0% T-BILL 02-12-2026	2/12/2026	—%	**	59,754,598
UNITED STATES OF AMER TREAS BILLS 0% T-BILL03-19-2026	3/19/2026	—%	**	12,406,953
UNITED STATES OF AMER TREAS BOND 3.125% 11-15-2028	11/15/2028	3.12%	**	1,978,359
UNITED STATES OF AMER TREAS BONDS 4.25% 05-15-2039	5/15/2039	4.25%	**	4,618,117
UNITED STATES OF AMER TREAS BONDS 4.125% 08-15-2044	8/15/2044	4.12%	**	15,553,987
UNITED STATES OF AMER TREAS BONDS 2.0% 08-15-2051	8/15/2051	2.00%	**	3,267,115
UNITED STATES OF AMER TREAS BONDS 2.75 BDS DUE 08-15-2042 USD100'BONDS 08/42'	8/15/2042	2.75%	**	232,465
UNITED STATES OF AMER TREAS BONDS 2.875% 05-15-2052	8/15/2047	2.75%	**	280,797

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
UNITED STATES OF AMER TREAS BONDS 3% DUE08-15-2052	8/15/2052	3.00%	**	3,597,656
UNITED STATES OF AMER TREAS BONDS 3.375% 05-15-2044	5/15/2044	3.38%	**	8,119,070
UNITED STATES OF AMER TREAS BONDS 3.625%02-15-2053	2/15/2053	3.62%	**	4,066,211
UNITED STATES OF AMER TREAS BONDS 4.0% 11-15-2042	8/15/2048	3.00%	**	6,859,566
UNITED STATES OF AMER TREAS BONDS 4.25% 02-15-2054	8/15/2052	3.00%	**	23,881,633
UNITED STATES OF AMER TREAS BONDS 4.375% 08-15-2043	8/15/2043	3.62%	**	6,669,208
UNITED STATES OF AMER TREAS BONDS 4.5% 02-15-2044	5/15/2048	3.12%	**	20,486,781
UNITED STATES OF AMER TREAS BONDS 4.5% 11-15-2054	11/15/2054	4.50%	**	8,999,766
UNITED STATES OF AMER TREAS BONDS 4.625%02-15-2055	2/15/2055	4.62%	**	46,728,363
UNITED STATES OF AMER TREAS BONDS 4.75% 08-15-2055	2/15/2052	2.25%	**	42,827,875
UNITED STATES OF AMER TREAS BONDS 4.875% 08-15-2045	8/15/2045	4.88%	**	171,101,693
UNITED STATES OF AMER TREAS NOTES 2.25% 08-15-2027	8/15/2027	2.25%	**	20,887,313
UNITED STATES OF AMER TREAS NOTES 4.125% 05-31-2032	5/31/2032	4.12%	**	6,381,402
UNITED STATES OF AMER TREAS NOTES 4.5% DUE 11-15-2033	11/15/2033	4.50%	**	11,377,695
UNITED STATES OF AMER TREAS NOTES .75% 08-31-2026	8/31/2026	0.75%	**	2,027,225
UNITED STATES OF AMER TREAS NOTES 1.125% 01-15-2033	1/15/2033	1.23%	**	20,005,191
UNITED STATES OF AMER TREAS NOTES 1.5% DUE 01-31-2027 REG	1/31/2027	1.50%	**	4,893,359
UNITED STATES OF AMER TREAS NOTES 1.875% 07-15-2034	7/15/2034	1.95%	**	14,928,621
UNITED STATES OF AMER TREAS NOTES 2.125%01-15-2035	1/15/2035	2.19%	**	42,899,818
UNITED STATES OF AMER TREAS NOTES 2.875%DUE 05-15-2032 REG	5/15/2032	2.88%	**	21,622,609
UNITED STATES OF AMER TREAS NOTES 3.25% DUE 06-30-2029	6/30/2029	3.25%	**	8,506,273
UNITED STATES OF AMER TREAS NOTES 3.375%09-15-2028	9/15/2028	3.38%	**	71,393,457
UNITED STATES OF AMER TREAS NOTES 3.375%12-31-2027	12/31/2027	3.38%	**	49,371,326
UNITED STATES OF AMER TREAS NOTES 3.5% 10-31-2027	10/31/2027	3.50%	**	15,414,417
UNITED STATES OF AMER TREAS NOTES 3.5% 04-30-2028	4/30/2028	3.50%	**	2,100,082
UNITED STATES OF AMER TREAS NOTES 3.625% 03-31-2030	3/31/2030	3.62%	**	2,397,281
UNITED STATES OF AMER TREAS NOTES 3.75% 06-30-2030	6/30/2030	3.75%	**	5,818,578
UNITED STATES OF AMER TREAS NOTES 3.75% 04-15-2028	4/15/2028	3.75%	**	66,446,266
UNITED STATES OF AMER TREAS NOTES 3.75% 08-15-2027	8/15/2027	3.75%	**	15,279,188
UNITED STATES OF AMER TREAS NOTES 3.75% 08-31-2026	8/31/2026	3.75%	**	200,216
UNITED STATES OF AMER TREAS NOTES 3.875% 10-15-2027	10/15/2027	3.88%	**	33,888,783
UNITED STATES OF AMER TREAS NOTES 3.875%03-31-2027	3/31/2027	3.88%	**	4,720,563
UNITED STATES OF AMER TREAS NOTES 3.875%12-31-2029	12/31/2029	3.88%	**	4,243,601
UNITED STATES OF AMER TREAS NOTES 3.875%12-31-2030	12/31/2030	3.75%	**	6,109,055
UNITED STATES OF AMER TREAS NOTES 4% 01-15-2027	1/15/2027	4.00%	**	28,256,200
UNITED STATES OF AMER TREAS NOTES 4.0% 02-28-2030	2/28/2030	4.00%	**	79,253,867
UNITED STATES OF AMER TREAS NOTES 4.0% 06-30-2028	6/30/2028	4.00%	**	910,758
UNITED STATES OF AMER TREAS NOTES 4.0% 01-31-2031	1/31/2031	4.00%	**	26,255,138
UNITED STATES OF AMER TREAS NOTES 4.0% 02-15-2034	2/15/2034	4.00%	**	22,820,545
UNITED STATES OF AMER TREAS NOTES 4.125% 02-28-2027	2/28/2027	4.12%	**	96,699,088
UNITED STATES OF AMER TREAS NOTES 4.125% 03-31-2029	3/31/2029	4.12%	**	1,525,547
UNITED STATES OF AMER TREAS NOTES 4.125% 11-15-2027	11/15/2027	4.12%	**	1,911,779
UNITED STATES OF AMER TREAS NOTES 4.125%07-31-2028	7/31/2028	4.12%	**	913,676
UNITED STATES OF AMER TREAS NOTES 4.25% 01-15-2028	1/15/2028	4.25%	**	5,622,451
UNITED STATES OF AMER TREAS NOTES 4.25% 02-15-2028	2/15/2028	4.25%	**	81,193,758
UNITED STATES OF AMER TREAS NOTES 4.25% 08-31-2030	8/31/2030	4.12%	**	7,944,117
UNITED STATES OF AMER TREAS NOTES 4.25% 11-15-2034	11/15/2034	4.25%	**	3,376,818
UNITED STATES OF AMER TREAS NOTES 4.375% 05-15-2034	5/15/2034	4.38%	**	8,190,625

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
UNITED STATES OF AMER TREAS NOTES 4.375%12-15-2026	12/15/2026	4.38%	**	40,479,664
UNITED STATES OF AMER TREAS NOTES 4.625%09-30-2028	9/30/2028	4.62%	**	2,160,047
UNITED STATES OF AMER TREAS NOTES 4.875%DUE 10-31-2028	10/31/2028	4.88%	**	1,242,938
UNITED STATES OF AMER TREAS NOTES DTD 4.625% 02-15-2035	2/15/2035	4.62%	**	21,842,461
UNITED STATES OF AMER TREAS NOTES FLTG RT 01-31-2026	1/31/2026	3.85%	**	3,999,921
UNITED STATES TREAS 2.375% DUE 02-15-2042 REG	8/15/2043	3.62%	**	3,177,465
UNITED STATES TREAS 4.625% 06-15-2027	6/15/2027	4.62%	**	7,899,825
UNITED STATES TREAS BDS 2.25% DUE 08-15-2046	8/15/2046	2.25%	**	198,281
UNITED STATES TREAS BDS 2.875% DUE 11-15-2046	11/15/2046	2.88%	**	296,594
UNITED STATES TREAS BDS 0 DEB 15/02/2040USD1000 4.625 DUE 02-15-2040REG	2/15/2040	4.62%	**	2,535,059
UNITED STATES TREAS BDS 1.875% DUE 02-15-2051 REG	2/15/2050	2.00%	**	702,002
UNITED STATES TREAS BDS 1.875% DUE 02-15-2041 REG	11/15/2054	4.50%	**	10,939,500
UNITED STATES TREAS BDS 15/05/2042 3.25%DUE 05-15-2042 REG	2/15/2044	3.62%	**	17,494,769
UNITED STATES TREAS BDS 2.0% 02-15-2052	2/15/2052	2.25%	**	3,048,438
UNITED STATES TREAS BDS 2.25% 05-15-2041 REG	2/15/2055	4.62%	**	575,859
UNITED STATES TREAS BDS 2.25% 08-15-2049	8/15/2049	2.25%	**	2,646,164
UNITED STATES TREAS BDS 2.25% DUE 05-15-2051 REG	5/15/2051	2.38%	**	3,229,336
UNITED STATES TREAS BDS 2.875 DUE DUE 05-15-2043	5/15/2043	2.88%	**	8,026,758
UNITED STATES TREAS BDS 3.0% DUE 08-15-2048	8/15/2048	3.00%	**	6,261,059
UNITED STATES TREAS BDS 3.0% DUE 02-15-2048	2/15/2048	3.00%	**	298,906
UNITED STATES TREAS BDS 3.625 DUE 02-15-2044 TBOND	2/15/2044	3.62%	**	1,723,438
UNITED STATES TREAS BDS 3.625 DUE 08-15-2043	8/15/2043	3.62%	**	1,299,668
UNITED STATES TREAS BDS 4.375% DUE 11-15-2039	11/15/2039	4.38%	**	989,609
UNITED STATES TREAS BDS 4.625% 11-15-2045	11/15/2045	4.62%	**	980,781
UNITED STATES TREAS BDS 4.625% 05-15-2044	2/15/2053	3.62%	**	1,562,768
UNITED STATES TREAS BDS 4.625% 11-15-2044	5/15/2051	2.38%	**	18,248,149
UNITED STATES TREAS BDS BD 3.125% DUE 02-15-2043 REG	2/15/2043	3.12%	**	4,440,956
UNITED STATES TREAS BDS BDS 3% DUE 05-15-2042 REG	5/15/2042	3.00%	**	161,547
UNITED STATES TREAS BDS DTD 3.125% 05-15-2048	5/15/2048	3.12%	**	1,144,043
UNITED STATES TREAS BDS DTD 00271 1.125%DUE 08-15-2040	8/15/2040	1.12%	**	1,891,523
UNITED STATES TREAS BDS DTD 02/15/2023 3.875% 02-15-2043	2/15/2043	3.88%	**	2,166,937
UNITED STATES TREAS BDS DTD 11/15/2012 2.75% DUE 11-15-2042 REG	11/15/2042	2.75%	**	4,474,156
UNITED STATES TREAS BDS DTD 11/15/2020 1.625% 11-15-2050	8/15/2048	3.00%	**	105,531
UNITED STATES TREAS BDS DTD 2.75% 08-15-2047	8/15/2047	2.75%	**	11,909,852
UNITED STATES TREAS BDS TBOND FIXED 3% 02-15-2049	2/15/2049	3.00%	**	9,894,888
UNITED STATES TREAS BDS TREASURY BOND 2.375% DUE 11-15-2049 REG	11/15/2049	2.38%	**	1,096,965
UNITED STATES TREAS INFL INDEX NTS 0.5% 01-15-2028	1/15/2028	0.66%	**	5,551,649
UNITED STATES TREAS NTS 1.25% DUE 12-31-2026	12/31/2026	1.25%	**	22,499,171
UNITED STATES TREAS NTS 2.875% 08-15-2028	8/15/2028	2.88%	**	26,770,750
UNITED STATES TREAS NTS 3.75% 05-15-2028	5/15/2028	3.75%	**	132,429,564
UNITED STATES TREAS NTS .125% DUE 07-15-2030	7/15/2030	0.16%	**	2,399,183
UNITED STATES TREAS NTS .5% DUE 04-30-2027 REG	4/30/2027	0.50%	**	10,437,761
UNITED STATES TREAS NTS .625% DUE 07-15-2032 REG	7/15/2032	0.70%	**	7,789,376
UNITED STATES TREAS NTS 1.5% DUE 11-30-2028 BEO	11/30/2028	1.50%	**	18,633,386
UNITED STATES TREAS NTS 1.875% DUE 02-15-2032 REG	2/15/2032	1.88%	**	25,944,147
UNITED STATES TREAS NTS 2.375% 03-31-2029	3/31/2029	2.38%	**	15,065,244
UNITED STATES TREAS NTS 3.375% 11-30-2027	11/30/2027	3.38%	**	12,792,354
UNITED STATES TREAS NTS 3.5% 09-30-2027	9/30/2027	3.50%	**	32,860,266

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS NTS 3.5% 12-15-2028	12/15/2028	3.50%	**	115,806,555
UNITED STATES TREAS NTS 3.625% 08-31-2027	8/31/2027	3.62%	**	4,841,132
UNITED STATES TREAS NTS 3.625% 12-31-2030	12/31/2030	3.62%	**	75,343,299
UNITED STATES TREAS NTS 3.875% 06-30-2030	6/30/2030	3.88%	**	25,209
UNITED STATES TREAS NTS 3.875% 07-15-2028	7/15/2028	3.88%	**	32,853,715
UNITED STATES TREAS NTS 3.875% 09-30-2029	9/30/2029	3.88%	**	22,202,813
UNITED STATES TREAS NTS 3.875% 12-31-2032	12/31/2032	3.88%	**	30,136,502
UNITED STATES TREAS NTS 30/04/2028 1.25%DUE 04-30-2028 BEO	4/30/2028	1.25%	**	147,280,273
UNITED STATES TREAS NTS 4.0% 12-15-2027	12/15/2027	4.00%	**	2,756,873
UNITED STATES TREAS NTS 4.25% 06-30-2029	6/30/2029	4.25%	**	26,051,836
UNITED STATES TREAS NTS 4.25% 08-15-2035	8/15/2035	4.25%	**	6,681,053
UNITED STATES TREAS NTS 4.25% 11-30-2026	11/30/2026	4.25%	**	16,098,250
UNITED STATES TREAS NTS 4.375% 11-30-2030	11/30/2030	4.38%	**	7,002,406
UNITED STATES TREAS NTS 4.625% 11-15-2026	11/15/2026	4.62%	**	36,175,734
UNITED STATES TREAS NTS 4.875% 10-31-2030	10/31/2030	4.88%	**	3,574,781
UNITED STATES TREAS NTS DTD 4.625% 05-31-2031	5/31/2031	4.62%	**	8,335,938
UNITED STATES TREAS NTS DTD 03/15/2025 3.875% 03-15-2028	3/15/2028	3.88%	**	135,759,811
UNITED STATES TREAS NTS DTD 04/30/2022 2.875% 04-30-2029	4/30/2029	2.88%	**	5,870,156
UNITED STATES TREAS NTS DTD 04/30/2025 3.875% 04-30-2030	4/30/2030	3.88%	**	50,349,000
UNITED STATES TREAS NTS DTD 05/31/2023 3.75% 05-31-2030	5/31/2030	3.75%	**	5,417,719
UNITED STATES TREAS NTS DTD 06/30/2021 1.25% 06-30-2028	6/30/2028	1.25%	**	2,840,039
UNITED STATES TREAS NTS DTD 06/30/2022 3.25% DUE 06-30-2027	6/30/2027	3.25%	**	2,925,140
UNITED STATES TREAS NTS DTD 09/30/2021 1.25% 09-30-2028	9/30/2028	1.25%	**	1,223,270
UNITED STATES TREAS NTS DTD 09/30/2023 4.625% 09-30-2030	9/30/2030	4.62%	**	3,536,266
UNITED STATES TREAS NTS DTD 09/30/2025 3.875% 09-30-2032	9/30/2032	3.88%	**	13,857,770
UNITED STATES TREAS NTS DTD 10/31/2022 4% 10-31-2029	10/31/2029	4.00%	**	4,054,844
UNITED STATES TREAS NTS DTD 11/15/2016 2.0% 11-15-2026 REG	11/15/2026	2.00%	**	47,464,930
UNITED STATES TREAS NTS DTD 3.875% 11-30-2029	11/30/2029	3.88%	**	48,069,877
UNITED STATES TREAS SEC STRIP DISC NT 02-15-2049	2/15/2049	—%	**	208,087
UNITED STATES TREAS SEC STRIPPED 11-15-2048	11/15/2048	—%	**	72,531
UNITED STATES TREAS SEC STRIPPED INT PMT 08-15-2045 (UNDDATE) REG	8/15/2045	—%	**	178,343
UNITED STATES TREAS SEC STRIPPED INT PMT00122 02-15-2040 (UNDDATE) REG	2/15/2040	—%	**	512,746
UNITED STATES TREAS SEC STRIPPED INT PMT00521 05-15-2029 (UNDDATE) REG	5/15/2029	—%	**	2,653,225
UNITED STATES TREAS SEC STRIPPED INT PMT00753 05-15-2036 (UNDDATE) REG	5/15/2036	—%	**	847,279
UNITED STATES TREAS SEC STRIPPED INT PMT00765 02-15-2038 (UNDDATE) REG	2/15/2038	—%	**	809,428
UNITED STATES TREAS SEC STRIPPED INT PMT00835 08-15-2032 (UNDDATE) BEO	8/15/2032	—%	**	7,284,323
UNITED STATES TREAS SEC STRIPPED INT PMT00839 08-15-2034 (UNDDATE) REG	8/15/2034	—%	**	3,477,972
UNITED STATES TREAS SEC STRIPPED INT PMT00840 02-15-2035 (UNDDATE) REG	2/15/2035	—%	**	1,947,595
UNITED STATES TREAS SEC STRIPPED INT PMT00841 08-15-2035 (UNDDATE) REG	8/15/2035	—%	**	2,016,739
UNITED STATES TREAS SEC STRIPPED INT PMT00842 02-15-2036 (UNDDATE) REG	2/15/2036	—%	**	6,612,938
UNITED STATES TREAS SEC STRIPPED INT PMT00873 08-15-2036	8/15/2036	—%	**	479,496
UNITED STATES TREAS SEC STRIPPED INT PMT00882 05-15-2031	5/15/2031	—%	**	11,698,719
UNITED STATES TREAS SEC STRIPPED INT PMT00888 05-15-2034 (UNDDATE) REG	5/15/2034	—%	**	5,637,343
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 02-15-2045 (UNDDATE) REG	2/15/2045	—%	**	279,367
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 05-15-2041	5/15/2041	—%	**	2,777,192
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 05-15-2042 (UNDDATE) REG	5/15/2042	—%	**	143,299
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 08-15-2041 (UNDDATE) REG	8/15/2041	—%	**	2,029,369
UNITED STATES TREAS SEC STRIPPED INT PMTNT 194 08-15-2040 (UNDDATE) REG	8/15/2040	—%	**	1,526,870

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
UNITED STATES TREASURY 2.25% 11-15-2027	11/15/2027	2.25%	**	2,933,789
UNITED STS TREAS NTS 0.125% 07-15-2031	7/15/2031	0.15%	**	788,788
UNITED STS TREAS NTS 1.25% 03-31-2028	3/31/2028	1.25%	**	9,329,141
UNITED STS TREAS NTS DTD .875% 11-15-2030	11/15/2030	0.88%	**	3,500,156
UNITED THERAPEUTICS CORP DEL COM STK			**	2,254,993
UNITEDHEALTH GROUP 4.75% DUE 07-15-2045	7/15/2045	4.75%	**	342,870
UNITEDHEALTH GROUP 5.75% DUE 07-15-2064	7/15/2064	5.75%	**	980,572
UNITEDHEALTH GROUP 5.875% DUE 02-15-2053	2/15/2053	5.88%	**	485,523
UNITEDHEALTH GROUP 6.05% DUE 02-15-2063	2/15/2063	6.05%	**	205,134
UNITEDHEALTH GROUP FIXED 2.95% DUE 10-15-2027	10/15/2027	2.95%	**	1,129,084
UNITEDHEALTH GROUP INC 2.0% 05-15-2030	5/15/2030	2.00%	**	136,932
UNITEDHEALTH GROUP INC 3.05% DUE 05-15-2041 BEO	5/15/2041	3.05%	**	319,357
UNITEDHEALTH GROUP INC 4.5% 04-15-2033	4/15/2033	4.50%	**	7,484,332
UNITEDHEALTH GROUP INC 4.75% 07-15-2026	7/15/2026	4.75%	**	960,333
UNITEDHEALTH GROUP INC 4.8% 01-15-2030	1/15/2030	4.80%	**	2,931,255
UNITEDHEALTH GROUP INC 5.05% 04-15-2053	4/15/2053	5.05%	**	244,505
UNITEDHEALTH GROUP INC 5.778% 07-15-2044	7/15/2044	5.50%	**	368,273
UNITEDHEALTH GROUP INC COM			**	42,707,981
UNITEDHEALTH GROUP INC SR NT 4.25% 01-15-2029	1/15/2029	4.25%	**	6,335,911
UNITIL CORP COM			**	83,995
UNITY BANCORP NJ			**	55,185
UNITY SOFTWARE INC COM			**	7,641,498
UNIV CALIF REGTS MED CTR POOLED REV 3.256% 05-15-2060 BEO TAXABLE	5/15/2060	3.26%	**	194,487
UNIV CALIF REGTS MED CTR POOLED REV 4.132% DUE 05-15-2032 REG	5/15/2032	4.13%	**	1,829,913
UNIVERSAL CORP VA COM			**	214,482
UNIVERSAL DISPLAY CORP COM			**	5,778,858
UNIVERSAL INS HLDGS INC COM			**	444,031
UNIVERSAL MICROWAV TWD10			**	1,426,266
UNIVERSAL ROBINA PHP1			**	34,455
UNIVERSAL SCIENTIFIC IND 'A'CNY1 (STOCK CONNECT)			**	782,971
UNIVEST FINANCIAL CORP			**	35,457
UNO MINDA LIMITED			**	277,276
UNUM GROUP			**	777,093
UNUM GROUP 5.25% 12-15-2035	12/15/2035	5.25%	**	3,182,238
UNUSUAL MACHS INC NEV COM USD0.01			**	1,708,421
UNVL HEALTH SERVICES INC CL B COM			**	1,153,762
URANIUM ENERGY CORP COM			**	1,084,757
URBAN EDGE PPTYS COM			**	1,338,195
US BANCORP			**	29,056,975
US BANCORP 5.046% 02-12-2031	2/12/2031	5.05%	**	1,514,169
US BANCORP 5.678% 01-23-2035	1/23/2035	5.68%	**	195,712
US BANK NA CINCINNATI 4.73% 05-15-2028	5/15/2028	4.73%	**	2,006,493
US FOODS HLDG CORP COM			**	2,316,768
US TREAS BDS DTD 02-15-2011 4.75% DUE 02-15-2041 REG	2/15/2041	4.75%	**	245,063
US TREAS BDS DTD 05-16-2011 4.375 DUE 05-15-2041 REG	5/15/2041	4.38%	**	87,989
US TREAS SEC 0 DUE 11-15-2041	11/15/2041	—%	**	729,354
US TREAS SEC 4.5 DUE 08-15-2039 REG	8/15/2039	4.50%	**	1,607,625
US TREAS SEC STRIPPED INT PMT 0 STRIP 15/11/2028 USD1000 11-15-2028 REG	11/15/2028	—%	**	1,805,120

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
US TREAS SEC STRIPPED INT PMT GENERIC TINT PMT 08-15-2028 REG	8/15/2028	—%	**	4,555,905
US TREAS SEC STRIPPED INT PMT NT 200 0 11-15-2040 REG	11/15/2040	—%	**	2,026,194
US TREAS SEC STRIPPED INT PMT ZCP NT 2060 2-15-2041 REG	2/15/2041	—%	**	2,181,881
US TREASURY N/B 2% DUE 02-15-2050 REG	2/15/2050	2.00%	**	5,578,389
US TREASURY N/B 3.125% DUE 08-31-2027 REG	8/31/2027	3.12%	**	106,145,362
US TREASURY N/B 3.375% 05-15-2033	5/15/2033	3.38%	**	3,851,875
US TREASURY N/B 3.5% 10-15-2028	10/15/2028	3.50%	**	51,793,557
US TREASURY N/B 3.625% 09-15-2027	9/15/2027	3.38%	**	48,568,476
US TREASURY N/B 3.875% 06-15-2028	6/15/2028	3.88%	**	52,620,475
US TREASURY N/B 3.875% 08-15-2034	8/15/2034	3.88%	**	8,232,538
US TREASURY N/B 4.75% 02-15-2045	8/15/2042	2.75%	**	534,227
US TREASURY N/B 4.75% 05-15-2055	2/15/2043	3.88%	**	113,509
US TREASURY N/B 5.0% T-BOND 05-15-2045	2/15/2043	3.12%	**	8,366,138
USAA CAP CORP 4.375% DUE 06-01-2028	6/1/2028	4.38%	**	580,209
USANA HEALTH SCIENCES INC CDT-SHS			**	239,270
USD INTEREST BEARING DEPOSIT			**	30,098,930
USHIO INC NPV			**	71,916
UTD AIRLS INC 2018-1AA PASS THRU TR 3.5% 09-01-2031	9/1/2031	3.50%	**	128,892
UTD AIRLS INC 3.7% DUE 09-01-2031	9/1/2031	3.70%	**	434,925
UTD AIRLS PASS 3.1% DUE 01-07-2030	1/7/2030	3.10%	**	2,722,510
UTD INTEGRATION SE TWD10			**	1,268,535
UTD MEXICAN STS TRANCHE # TR 00026 4.75 DUE 03-08-2044	3/8/2044	4.75%	**	626,240
UTD PLANT BERHAD MYR1			**	608,904
UTD STATES TREAS 2.75% DUE 07-31-2027	7/31/2027	2.75%	**	14,535,199
UTD STATES TREAS 3.5% DUE 11-30-2030	11/30/2030	3.50%	**	1,743,913
UTD STATES TREAS 3.625% DUE 08-15-2028	8/15/2028	3.62%	**	60,073,483
UTD STATES TREAS 4.375% DUE 12-31-2029	12/31/2029	4.38%	**	10,376,961
UTD STATES TREAS SEC STRIPPED INT GENERIC TINT PMT 0% 05-15-2050	5/15/2050	—%	**	444,153
UTD STATES TREAS ZERO CPN 0% DUE 02-15-2030	2/15/2030	—%	**	4,287,164
UTD STATES TREAS ZERO CPN 0% DUE 02-15-2042	2/15/2042	—%	**	2,359,397
UTD STATES TREAS ZERO CPN 0% DUE 02-15-2051	2/15/2051	—%	**	846,597
UTD STATES TREAS ZERO CPN 0% DUE 05-15-2043	5/15/2043	—%	**	919,116
UTD STATES TREAS ZERO CPN 0% DUE 05-15-2044	5/15/2044	—%	**	360,209
UTD STATES TREAS ZERO CPN 0% DUE 08-15-2042	8/15/2042	—%	**	3,414,254
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2042	11/15/2042	—%	**	204,636
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2043	11/15/2043	—%	**	3,688,557
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2044	11/15/2044	—%	**	1,998,700
UTD TRACTORS IDR250			**	1,656,600
UWM MTG TR 2.5% DUE 12-25-2051	12/25/2051	2.50%	**	1,273,662
UWM MTG TR 3% DUE 01-25-2052	1/25/2052	3.00%	**	1,354,377
UWM MTG TR FLTG RT 4.82419% DUE 11-25-2051	11/25/2051	4.82%	**	1,414,179
V F CORP COM			**	4,805,809
V TECHNOLOGY NPV			**	36,244
VA ELEC & PWR CO 4.45 02-15-2044	2/15/2044	4.45%	**	101,416
VAL NATL BANCORP COM			**	3,167,266
VALARIS LTD COM USD0.40			**	44,503
VALE OVERSEAS LTD 6.4% 06-28-2054	6/28/2054	6.40%	**	122,460
VALEO SE EUR1			**	1,751,053

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
VALERO ENERGY CORP COM STK NEW			**	2,195,223
VALERO ENERGY CORP NEW 2.8% 12-01-2031	12/1/2031	2.80%	**	3,539,893
VALOR HOLDINGS NPV			**	23,650
VALUECOMMERCE CO.L NPV			**	53,881
VALVOLINE INC COM			**	6,639,919
VANDA PHARMACEUTICALS INC COM			**	80,262
VAR ENERGI ASA 5.875% DUE 05-22-2030	5/22/2030	5.88%	**	1,040,879
VAR ENERGI ASA SR NT 144A 5% 05-18-2027	5/18/2027	5.00%	**	6,492,392
VAREX IMAGING CORP COM			**	242,716
VARONIS SYS INC COM			**	1,526,184
VARROC ENGINEERING INR1			**	288,895
VATTI CORPORATION A'CNY1 (STOCK CONNECT LINE)			**	394,778
VAUDOISE ASSURANCES HOLDINGS CHF25(REGD)(POST SUBD)			**	284,860
VAULT MINERALS LTD NPV			**	571,368
VAXCYTE INC COM			**	315,459
VEEVA SYS INC CL A COM CL A COM			**	16,954,765
VEIDEKKE NOK0.50			**	74,968
VELOCITY FINL INC COM			**	12,020
VENTAS INC REIT			**	3,108,045
VENTAS REALTY LP 5.0% 01-15-2035	1/15/2035	5.00%	**	3,559,944
VENTAS RLTY LTD PARTNERSHIP 3.0% 01-15-2030 REG	1/15/2030	3.00%	**	716,009
VENTIA SERVICES NPV			**	217,282
VENTURE 37 CLO LTD / VENTURE 37 CLO 0% 07-15-2032	7/15/2032	5.15%	**	1,506,815
VENTURE GLOBAL 4.125% DUE 08-15-2031	8/15/2031	4.12%	**	454,404
VENTYX BIOSCIENCES INC COM			**	53,331
VERA KONSEPT TRY1			**	98,190
VERALTO CORP COM			**	4,693,851
VERALTO CORP SR NT 5.5% 09-18-2026	9/18/2026	5.50%	**	1,334,275
VERIS RESIDENTIAL INC COM STK USD0.01			**	16,591
VERISIGN INC COM			**	840,607
VERISK ANALYTICS INC COM USD0.001			**	6,863,480
VERIZON 5.401% DUE 07-02-2037	7/2/2037	5.40%	**	7,657,893
VERIZON 5.875% DUE 11-30-2055	11/30/2055	5.88%	**	431,027
VERIZON COMMUNICATIONS 4.78% 02-15-2035	2/15/2035	4.78%	**	5,184,361
VERIZON COMMUNICATIONS INC 2.875% DUE 11-20-2050 BEO	11/20/2050	2.88%	**	747,056
VERIZON COMMUNICATIONS INC NT 2.355% 03-15-2032	3/15/2032	2.36%	**	9,109,955
VERIZON COMMUNICATIONS INC NT 5% 01-15-2036	1/15/2036	5.00%	**	994,097
VERIZON FIXED 2.55% DUE 03-21-2031	3/21/2031	2.55%	**	1,129,476
VERIZON MASTER TR 4.17% 08-20-2030	8/20/2030	4.17%	**	8,049,486
VERIZON MASTER TR SER 23-7 CL A1A 0.0567% 11-20-2029	11/20/2029	5.67%	**	5,080,255
VERTEX PHARMACEUTICALS INC COM			**	22,580,502
VERTIV HOLDINGS LLC COM USD0.0001			**	5,578,814
VERUS SECURITIZATION TR 2021-3 MTG BACKED NT CL A-3 144A 1.437% 06-25-2066	6/25/2066	1.44%	**	1,711,309
VESTAS WIND SYSTEM DKK0.20			**	429,247
VESTIS CORP COM			**	746,266
VIATRIS INC SR NT 2.7% 06-22-2030	6/22/2030	2.70%	**	4,066,034
VIATRIS INC SR NT 3.85% 06-22-2040	6/22/2040	3.85%	**	841,893
VIAVI SOLUTIONS INC COM NPV			**	636,851

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
VIBRA ENERGIA S.A. COM NPV			**	1,262,062
VICAT SA EUR4			**	74,531
VICI PPTYS INC COM			**	462,405
VICI PPTYS LP 4.75% 04-01-2028	4/1/2028	4.75%	**	1,202,870
VICI PPTYS LP 4.95% DUE 02-15-2030 BEO	2/15/2030	4.95%	**	2,035,757
VICI PPTYS LP 5.625% 04-01-2035	4/1/2035	5.62%	**	409,377
VICI PROPERTIES LP 4.75% 02-15-2028	2/15/2028	4.75%	**	5,100,813
VICI PROPERTIES LP 5.125% 11-15-2031	11/15/2031	5.12%	**	304,345
VICTORIAS SECRET & CO COM			**	16,901
VIENNA INS GRP AG NPV (BR)			**	164,239
VIKING HOLDINGS LTD			**	1,975,629
VIKING THERAPEUTICS INC COM			**	465,818
VINCI EUR2.50			**	1,838,404
VIOMI TECHNOLOGY CO LTD SPON ADS EACH REPR 3 ORD SHS			**	24,627
VIPER ENERGY INC NEW CL A			**	1,341,272
VIPER ENERGY PARTNERS LL 4.9% 08-01-2030	8/1/2030	4.90%	**	6,399,129
VIPER ENERGY PARTNETS LL 5.7% 08-01-2035	8/1/2035	5.70%	**	306,159
VIRGINIA ELEC & PWR CO 4.65 DUE 08-15-2043	8/15/2043	4.65%	**	179,866
VIRGINIA ELEC & PWR CO 5.55% 08-15-2054	8/15/2054	5.55%	**	107,127
VIRGINIA ELEC & PWR CO 5.6% 09-15-2055	9/15/2055	5.60%	**	146,167
VIRGINIA PWR FUEL SECURITIZATION LLC 4.877% 05-01-2033	5/1/2033	4.88%	**	11,333,875
VIRGINIA PWR FUEL SECURITIZATION LLC 5.088% 05-01-2029	5/1/2029	5.09%	**	408,621
VIRIDIAN THERAPEUTICS INC COM			**	185,133
VIRIDIEN EUR1 (POST CONSOLIDATION)			**	2,542
VIRTU FINL INC CL A CL A			**	832,800
VIRTUS INVT PARTNERS INC COM			**	195,454
VISA INC COM CL A STK			**	43,497,509
VISHAL MEGA MART INR10			**	959,662
VISHAY INTERTECHNOLOGY INC COM STK			**	4,261,248
VISTEON CORP COM NEW COM NEW			**	164,903
VISTRA CORP COM USD0.01			**	607,730
VITA COCO CO INC COM			**	1,313,111
VITAL FARMS INC COM			**	3,054,263
VM INC KRW100			**	298,656
VMED O2 UK FING I 5.625% SNR SEC 15/04/32 EUR	4/15/2032	5.62%	**	1,540,093
VMWARE INC 1.4% 08-15-2026	8/15/2026	1.40%	**	3,937,834
VMWARE INC 3.9% 08-21-2027	8/21/2027	3.90%	**	9,865,462
VMWARE LLC SR NT 1.8% 08-15-2028	8/15/2028	1.80%	**	122,972
VODACOM GROUP LIMI ZAR0.01			**	433,976
VODAFONE GROUP ORD USD0.2095238			**	9,011
VODAFONE GROUP PLC 5.75% 06-28-2054	6/28/2054	5.75%	**	1,247,192
VODAFONE QATAR QAR1			**	346,058
VOESTALPINE AG NPV			**	238,892
VOLKSWAGEN AG NON VTG PRF NPV			**	128,060
VOLKSWAGEN AUTO 5.8% DUE 04-20-2028	4/20/2028	5.80%	**	2,203,736
VOLKSWAGEN AUTO LN 5.48% DUE 12-20-2028	12/20/2028	5.48%	**	6,403,653
VOLKSWAGEN AUTO LOAN ENHANCED TRUST SER 23-1 CL A3 5.02% 06-20-2028	6/20/2028	5.02%	**	1,413,769
VOLKSWAGEN GROUP 4.35% DUE 06-08-2027	6/8/2027	4.35%	**	2,769,474

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
VOLKSWAGEN GROUP 5.05% DUE 03-27-2028	3/27/2028	5.05%	**	2,782,411
VOLKSWAGEN GROUP 5.25% DUE 03-22-2029	3/22/2029	5.25%	**	1,717,128
VOLTAMP TRANSFORME INR10			**	40,361
VOLUTION GRP PLC ORD GBP0.01			**	104,853
VOLVO CAR AB SER'B'NPV			**	71,532
VONTOBEL HLDG AG CHF1 (REGD)			**	175,065
VOYA 24-4A 5.64316987991% 07-20-2037	7/20/2037	5.23%	**	8,779,894
VOYA FINL INC COM			**	662,261
VOYAGER TECHNOLOGIES INC CL A CL A			**	347,453
VSE CORP COM			**	385,623
VT HOLDINGS CO LTD NPV			**	18,466
VTEX COM USD0.0001 CL A			**	244,118
VULCABRAS AZALEIA SA			**	8,781
VULCAN MATERIALS CO 4.95% 12-01-2029	12/1/2029	4.95%	**	1,673,484
VULCAN MATERIALS CO COM			**	16,525,932
W P CAREY INC 2.25% DUE 04-01-2033	4/1/2033	2.25%	**	717,924
W P CAREY INC 2.4% DUE 02-01-2031	2/1/2031	2.40%	**	81,195
W P CAREY INC 4.25% DUE 10-01-2026	10/1/2026	4.25%	**	1,413,130
W P CAREY INC COM			**	452,129
W VA UNIV HLTH SYS 3.129% DUE 06-01-2050	6/1/2050	3.13%	**	261,631
WABASH NATL CORP COM			**	279,689
WABTEC CORP COM			**	1,255,086
WALKER & DUNLOP INC COM .			**	5,282,373
WALMART INC 4.5% DUE 04-15-2053	4/15/2053	4.50%	**	719,153
WALMART INC 4.5% DUE 09-09-2052 BEO	9/9/2052	4.50%	**	123,781
WALMART INC COM			**	60,376,867
WALT DISNEY CO			**	42,052,805
WANGUO GOLD GROUP HKD0.025			**	39,211
WANT WANT CHINA HO USD0.02			**	21,461
WARBY PARKER INC CL A COM CL A COM			**	3,287,022
WARNER BROS DISCOVERY INC			**	10,606
WARNER MUSIC GROUP CORP CL A CL A			**	6,786,658
WARNERMEDIA HLDGS 3.755% 03-15-2027	3/15/2027	3.76%	**	688,338
WARRIOR MET COAL INC COM			**	207,905
WARTSILA EUR3.50			**	4,673,917
WASION HOLDINGS LTD			**	613,611
WASTE CONNECTIONS INC 5.0% 03-01-2034	3/1/2034	5.00%	**	2,609,409
WASTE MGMT INC DEL 4.95% 07-03-2027	7/3/2027	4.95%	**	224,757
WASTE MGMT INC DEL COM STK			**	145,668
WATERBRIDGE INFRASTRUCTURE LLC CL A SHS REPSTG LTD LIAB CO			**	2,225,972
WATERS CORP COM			**	18,232
WATSCO INC COM			**	3,065,234
WAVE LIFE SCIENCES PTE LTD COM NPV			**	418,200
WAYFAIR INC CL A CL A			**	5,065,283
WD 40 CO COM STK			**	596,410
WEALTHFRONT CORP COM			**	1,056,813
WEATHERFORD INTL LTD COMMON STOCK			**	4,431,159
WEAVE COMMUNICATIONS INC COM			**	246,652

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
WEAVER NETWORK TEC A CNY1			**	276,907
WEBLINK INTERNATIO TWD10			**	45,436
WEC ENERGY GROUP 5.15% DUE 10-01-2027	10/1/2027	5.15%	**	1,465,514
WEC ENERGY GROUP INC 4.75% DUE 01-09-2026	1/9/2026	4.75%	**	3,877,425
WEC ENERGY GROUP INC COM			**	1,517,358
WEIBO CORPORATION USD0.00025 A			**	56,844
WEICHAI POWER CO H CNY1			**	1,457,314
WELLS FARGO & CO 2.572% 02-11-2031	2/11/2031	2.57%	**	3,122,031
WELLS FARGO & CO 2.879% 10-30-2030	10/30/2030	2.88%	**	1,271,554
WELLS FARGO & CO 3.068% 04-30-2041	4/30/2041	3.07%	**	684,394
WELLS FARGO & CO 3.9%-FRN SNR 22/07/2032EUR	7/22/2032	3.90%	**	240,689
WELLS FARGO & CO 4.4% DUE 06-14-2046	6/14/2046	4.40%	**	100,545
WELLS FARGO & CO 4.611% 04-25-2053	4/25/2053	4.61%	**	190,354
WELLS FARGO & CO 4.808% 07-25-2028	7/25/2028	4.81%	**	4,854,531
WELLS FARGO & CO 4.9% 01-24-2028	1/24/2028	4.90%	**	8,602,532
WELLS FARGO & CO 5.605% 04-23-2036	4/23/2036	5.60%	**	703,568
WELLS FARGO & CO 5.606% DUE 01-15-2044	1/15/2044	5.61%	**	347,891
WELLS FARGO & CO FLTG RT 5.013% 04-04-2051	4/4/2051	5.01%	**	632,970
WELLS FARGO & CO MEDIUM TERM SR NTS 6.491% 10-23-2034	10/23/2034	6.49%	**	620,843
WELLS FARGO & CO MEDIUM TERM SR NTS BOOK3.526% 03-24-2028	3/24/2028	3.53%	**	1,344,339
WELLS FARGO & CO MEDIUM TERM SR NTS BOOK5.15% 04-23-2031	4/23/2031	5.15%	**	6,676,958
WELLS FARGO & CO NEW COM STK			**	76,445,809
WELLS FARGO & COMPANY 3.584% 05-22-2028	5/22/2028	3.58%	**	2,647,781
WELLS FARGO & COMPANY 4.078% 09-15-2029	9/15/2029	4.08%	**	4,752,537
WELLS FARGO & COMPANY 4.897% 07-25-2033	7/25/2033	4.90%	**	5,085,530
WELLS FARGO & COMPANY 4.97% 04-23-2029	4/23/2029	4.97%	**	15,320,740
WELLS FARGO & COMPANY 5.198% 01-23-2030	1/23/2030	5.20%	**	2,689,874
WELLS FARGO & COMPANY 5.389% 04-24-2034	4/24/2034	5.39%	**	4,099,431
WELLS FARGO & COMPANY 5.499% 01-23-2035	1/23/2035	5.50%	**	18,155,026
WELLS FARGO & COMPANY 5.557% 07-25-2034	7/25/2034	5.56%	**	2,541,133
WELLS FARGO & COMPANY 5.574% 07-25-2029	7/25/2029	5.57%	**	4,280,284
WELLS FARGO & COMPANY 5.707% 04-22-2028	4/22/2028	5.71%	**	5,864,816
WELLS FARGO & COMPANY 6.303% 10-23-2029	10/23/2029	6.30%	**	4,285,942
WELLS FARGO AND COMPANY 5.211% 12-03-2035	12/3/2035	5.21%	**	788,004
WELLS FARGO BK N A 5.45% DUE 08-07-2026	8/7/2026	5.45%	**	2,020,719
WELLS FARGO CARD ISSUANCE TRUST SER 25-A1 CL A 4.34% 05-15-2030	5/15/2030	4.34%	**	5,795,255
WELLS FARGO COML 3.426% DUE 03-15-2059	3/15/2059	3.43%	**	1,460,465
WELLS FARGO COML 3.862% DUE 12-15-2039	12/15/2039	3.86%	**	1,843,946
WELLS FARGO COML 5.309% DUE 08-15-2057	8/15/2057	5.31%	**	1,160,454
WELLS FARGO COML 5.92% DUE 11-15-2057	11/15/2057	5.92%	**	6,846,372
WELLS FARGO COML FLTG RT 3.7487% DUE 06-15-2036	6/15/2036	3.75%	**	1,690,750
WELLS FARGO COML MTG TR 2016-C36 SR 16-C36 CL A3 2.807% 11-15-2059	11/15/2059	2.81%	**	834,995
WELLS FARGO COML MTG TR 2017-C40 SR 17-C40 CL A2 2.495% 10-15-2050	10/15/2050	2.50%	**	402,477
WELLS FARGO COML MTG TR 2017-C40 CL A-SB 3.395% 10-15-2050 10-15-2050	10/15/2050	3.40%	**	866,181
WELLS FARGO COML MTG TR 2017-C41 CL A-SB 3.39% 11-15-2050	11/15/2050	3.39%	**	1,899,409
WELLS FARGO COML MTG TR 2021-C59 COML MTG PASSTHRU CTF CL 1.354% 04-15-2054	4/15/2054	1.35%	**	3,675,904
WELLS FARGO COML MTG TR 2021-C59 COML MTG PASSTHRU CTF CL 2.298% 04-15-2054	4/15/2054	2.30%	**	1,638,339
WELLS FARGO COML MTG TR 2022-C62 COML MTG PASS THRU CTF CL 3.589% 04-15-2055	4/15/2055	3.59%	**	7,669,055

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
WELLS FARGO COML MTG TR 2025-5C5 5.59% 07-15-2058	7/15/2058	5.59%	**	1,437,158
WELLS FARGO COML SER 2018-C44 CL ASB 4.167% 05-15-2051	5/15/2051	4.17%	**	1,840,702
WELLTOWER INC COM REIT			**	252,244
WELLTOWER OP LLC 4.5% 07-01-2030	7/1/2030	4.50%	**	5,935,886
WERNER ENTERPRISES INC COM			**	8,350,553
WESCO INTL INC COM			**	2,706,942
WESDOME GOLD MIN L COM NPV			**	1,688,807
WESFARMERS LTD NPV			**	29,903
WEST AFRICAN RES NPV			**	45,056
WESTAMERICA BANCORPORATION COM			**	98,625
WESTAR ENERGY INC FIXED 3.25% 09-01-2049	9/1/2049	3.25%	**	102,508
WESTERN MIDSTREAM OPERATING LP 5.25% 02-01-2050	2/1/2050	5.25%	**	270,353
WESTERN UN CO FIXED 1.35% DUE 03-15-2026	3/15/2026	1.35%	**	1,788,705
WESTERN-SOUTHERN 4.7% DUE 12-10-2032	12/10/2032	4.70%	**	2,987,157
WESTGOLD RESOURCES NPV			**	357,136
WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORP 4.7% 09-15-2028	9/15/2028	4.70%	**	3,680,289
WESTINGHOUSE AIR FIXED 3.45% DUE 11-15-2026	11/15/2026	3.45%	**	4,656,469
WESTLAKE 4.72% DUE 11-15-2029	11/15/2029	4.72%	**	3,013,014
WESTLAKE 6.68% DUE 04-17-2028	4/17/2028	6.68%	**	1,415,968
WESTLAKE 7.01% DUE 11-15-2028	11/15/2028	7.01%	**	1,023,724
WESTLAKE CORPORATION COM USD0.01			**	473,364
WESTN DIGITAL CORP COM			**	3,133,074
WESTN GAS PARTNERS 4.65% DUE 07-01-2026	7/1/2026	4.65%	**	2,880,532
WESTN MIDSTREAM 5.5% DUE 12-15-2035	12/15/2035	5.50%	**	219,436
WESTPAC BKG CORP 4.184% DUE 05-22-2028	5/22/2028	4.18%	**	6,312,278
WESTPAC BKG CORP 4.322% DUE 11-23-2031	11/23/2031	4.32%	**	289,818
WESTPAC BKG FIXED 2.668% DUE 11-15-2035	11/15/2035	2.67%	**	453,230
WESTPAC NEW 4.902% DUE 02-15-2028	2/15/2028	4.90%	**	5,091,192
WESTPORTS HOLDINGS NPV			**	260,585
WEX INC COM			**	921,888
WEYERHAEUSER CO FIXED 4% DUE 04-15-2030	4/15/2030	4.00%	**	4,738,350
WEYERHAEUSER CO SR NT 4% 03-09-2052	3/9/2052	4.00%	**	774,620
WH GROUP LTD USD0.0001			**	18,379
WHITE MOUNTAINS INSURANCE GROUP COM STOCK			**	8,993,714
WHITECAP RESOURCES INC COMMON STOCK			**	45,304
WHITESTONE REIT COMMON SHARES			**	155,304
WI TREASURY N/B 28/02/2029 1.875% 02-28-2029	2/28/2029	1.88%	**	3,800,625
WI TREASURY SEC 3% DUE 05-15-2045 REG	5/15/2045	3.00%	**	471,344
WI TREASURY SEC 3.375% DUE 11-15-2048 REG	11/15/2048	3.38%	**	41,021,648
WI TREASURY SEC 3.875% 05-15-2043	2/15/2052	2.25%	**	9,003,906
WI TREASURY SEC 4.0% 11-15-2035	11/15/2035	4.00%	**	4,851,345
WILH WILHEL. HLDG SER'A'NOK20			**	266,957
WILLDAN GROUP INC COM			**	222,973
WILLIAMS CO INC COM			**	310,408
WILLIAMS COMPANIES INC 5.15% 03-15-2034	3/15/2034	5.15%	**	2,974,053
WILLIAMS COMPANIES INC 5.4% DUE 03-02-2026	3/2/2026	5.40%	**	4,680,188
WILLIAMS COS INC 5.8% 11-15-2054	11/15/2054	5.80%	**	843,176
WILLIAMS PARTNERS 3.75% DUE 06-15-2027	6/15/2027	3.75%	**	257,042

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
WILLIAMS PARTNERS 4.9% DUE 01-15-2045	1/15/2045	4.90%	**	404,229
WILLIAMS PARTNERS 5.1% DUE 09-15-2045	9/15/2045	5.10%	**	764,001
WILLIAMS PARTNERS 5.4% DUE 03-04-2044	3/4/2044	5.40%	**	240,483
WILLIAMS SONOMA INC COM			**	1,516,051
WILLSCOT HOLDINGS CORPORATION COM			**	1,854,755
WILSON BAYLY HOLME ZAR0.01			**	33,105
WIN SEMICONDUCTORS TWD10			**	2,003,533
WINBOND ELECTRONIC TWD10			**	1,056,800
WINGSTOP INC COM			**	5,662,468
WINMARK CORP COM			**	1,021,259
WINNEBAGO INDS INC COM			**	5,832,044
WISDOM TREE INC			**	696,171
WIX.COM LTD COM ILS0.01			**	5,271,067
WOLTERS KLUWER EUR0.12			**	1,158,587
WOLVERINE WORLD WIDE INC COM			**	509,616
WONDER HI-TECH TWD10			**	156,306
WONIK IPS COM STK			**	1,015,849
WONIK PNE CO LTD KRW500			**	24,783
WOODSIDE FIN LTD 5.4% 05-19-2030	5/19/2030	5.40%	**	1,541,784
WOODWARD INC COM			**	6,949,732
WOORI FINANCIAL GR KRW5000			**	870,798
WORKDAY INC CL A COM USD0.001			**	36,190,430
WORKDAY INC SR NT 3.5% 04-01-2027	4/1/2027	3.50%	**	2,108,438
WORKDAY INC SR NT 3.8% 04-01-2032	4/1/2032	3.80%	**	3,124,092
WORKIVA INC COM CL A COM CL A			**	4,414,706
WORLD FINANCIAL NETWORK CR CARD MASTER TRUST 4.62% 05-15-2031	5/15/2031	4.62%	**	5,057,999
WORLD FINL NETWORK CR CARD MASTER SER 2023-A AST BACKED NT CL 5.02% 03-15-2030	3/15/2030	5.02%	**	1,039,005
WORLD FINL NETWORK CR SR 24-A CL A 5.47 5.47% 5.47% 02-17-2031	2/15/2031	5.47%	**	9,162,800
WORLD KINECT CORPORATION COM USD0.01			**	669,161
WORLD OMNI AUTO 5.61% DUE 02-15-2028	2/15/2028	5.61%	**	155,000
WORLD OMNI AUTO RECEIVABLES SER 22-B CL A3 3.25% 07-15-2027	7/15/2027	3.25%	**	62,312
WORLD OMNI AUTO RECEIVABLES TR SR 24-B CL A3 5.27% 09-17-2029	9/17/2029	5.27%	**	5,312,032
WORLD OMNI AUTO RECEIVABLES TR SR 25-A CL A3 4.73% 03-15-2030	3/15/2030	4.99%	**	1,248,523
WORLD OMNI AUTO RECEIVABLES TR SR 25-A CL A2A 4.49% 04-17-2028	4/17/2028	4.49%	**	1,028,987
WORLD OMNI AUTO RECEIVABLES TR SR 25-B CL A3 4.34% 09-16-2030	9/16/2030	4.34%	**	322,861
WORLD OMNI AUTO RECEIVABLES TRUST SER 23-C CL A3 5.15% DUE 11-15-2028	11/15/2028	5.15%	**	5,722,319
WORLD OMNI SLECT 4.39% DUE 08-15-2031	8/15/2031	4.39%	**	2,252,753
WORLDWIDE PLAZA TR 3.5263% DUE 11-10-2036 BEO	11/10/2036	3.53%	**	1,439,823
WORLEY LTD			**	109,582
WP CAREY INC 2.45% 02-01-2032	2/1/2032	2.45%	**	770,933
WRKCO INC 3% DUE 06-15-2033	6/15/2033	3.00%	**	223,119
WT MICROELECTRONIC TWD10			**	274,693
WUXI APPTEC CO LTD CNY1 H			**	125,539
WYETH NT 5.95 DUE 04-01-2037/03-27-2007 BEO	4/1/2037	5.95%	**	539,067
WYNDHAM HOTELS & RESORTS INC COM			**	3,145,638
WYNN RESORTS LTD COM			**	218,519
XCEL ENERGY INC 4.75% 03-21-2028	3/21/2028	4.75%	**	405,300
XCEL ENERGY INC COM			**	18,425,485

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
XD INC COM			**	29,994
XEBIO HOLDINGS CO NPV			**	101,030
XENCOR INC COM			**	416,478
XENIA HOTELS & RESORTS INC COM			**	578,991
XENON PHARMACEUTICALS INC COMMON STOCK			**	883,178
XERIS BIOPHARMA HLDGS INC COM			**	236,654
XIABUXIABU CATERIN USD0.000025			**	23,945
XIAMEN JIHONG CO 'A'CNY1			**	1,057,548
XIAMEN XIANGYU CO. LTD. 'A'CNY1 (STOCK CONNECT)			**	477,148
XIN POINT HLDGS LT HKD0.1			**	47,238
XOMETRY INC CL A COM CL A COM			**	4,027,784
XP INC COM USD0.00001 CLASS A			**	383,582
XPENG INC USD0.00001 A CLASS			**	450,440
XPERI INC COM			**	110,027
XPO INC COM			**	9,198,253
XTB SA PLN0.05			**	684,999
XTEP INTERNATIONAL HKD0.01			**	32,746
XYLEM INC 3.25% DUE 11-01-2026	11/1/2026	3.25%	**	3,368,987
XYLEM INC FIXED 2.25% DUE 01-30-2031	1/30/2031	2.25%	**	408,664
YAHAGI CONSTRUCT NPV			**	25,303
YAKULT HONSHA CO NPV			**	10,935
YALE UNIV 4.701% DUE 04-15-2032	4/15/2032	4.70%	**	3,810,151
YAMABIKO CORPO NPV			**	109,972
YAMAHA CORP NPV			**	59,244
YAMAMAH CEMENT CO SAR10			**	19,100
YAMANA GOLD INC FIXED 4.625% 12-15-2027	12/15/2027	4.62%	**	1,599,551
YANGZIJIANG SHIPBU NPV (SGD)			**	1,154,137
YANKEY ENGINEERING TWD10			**	173,151
YAPI KREDI BANKASI TRY1			**	1,686,794
YARA INTERNATIONAL ASA 144A 4.75% DUE 06-01-2028 BE	6/1/2028	4.75%	**	1,310,771
YATSEN HLDG LTD ADR NEW			**	16,622
YEXT INC COM			**	31,015
YIXIN GROUP LTD USD0.0001			**	11,676
YIXINTANG PHARMACE 'A'CNY1			**	264,387
YOKOGAWA B HOLDING NPV			**	75,266
YOKOGAWA ELECTRIC NPV			**	1,097,635
YOKOWO CO LTD NPV			**	119,513
YOUNGONE HOLDINGS CO LTD KRW500			**	15,686
YTL CORP BHD WARRANT 31/12/2099			**	21,698
YUEXIU TRANSPORT I HKD0.10			**	23,092
ZABKA GROUP SA NPV			**	1,340,445
ZAMIL IND INV CO SAR10			**	318,231
ZAPTEC ASA			**	252,603
ZBOM HOME (STOCK CONNECT)			**	469,564
ZEALAND PHARMA A/S			**	1,679,292
ZEHNDER GROUP CHF0.05 (REGD) 'A'			**	106,244
ZETRIX AI BERHAD NPV			**	68,644
ZHAOJIN MINING IND 'H'CNY1			**	9,873

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ZHEJIANG EXPRESS 'H'CNY1			**	101,330
ZHEJIANG LEAPMOTOR CNY1 H			**	46,849
ZHEJIANG SEMIR GARMENT CO LTD 'A'CNY1 (STOCK CONNECT LINE)			**	502,405
ZHEJIANG TAOTAO CNY1 A			**	633,705
ZHEN DING TECHNOLO TWD10			**	1,125,316
ZHIHU INC SPONSORED ADR NEW			**	17,332
ZIGEXN CO LTD NPV			**	76,103
ZIJIN MINING GROUP LTD 'H'CNY0.1			**	613,919
ZILLOW GROUP INC COM USD0.0001			**	2,360,622
ZILLOW GROUP INC COM USD0.0001 CLASS C			**	208,549
ZIMMER BIOMET HLDGS 4.7% 02-19-2027	2/19/2027	4.70%	**	5,220,160
ZIMMER BIOMET HLDGS 5.05% 02-19-2030	2/19/2030	5.05%	**	308,715
ZIMMER BIOMET HLDGS INC COM			**	6,069,600
ZIMMER BIOMET HLDGS INC NT 2.6% 11-24-2031	11/24/2031	2.60%	**	551,575
ZIONS BANCORPORATION N A			**	521,474
ZIPRECRUITER INC CL A CL A			**	205,374
ZOETIS INC 4.15% 08-17-2028	8/17/2028	4.15%	**	845,943
ZOETIS INC SR NT 5% 08-17-2035	8/17/2035	5.00%	**	379,774
ZON OPTIMUS SGPS SA			**	222,275
ZOOMLION HEAVY INDUSTRY SCIENC			**	1,124,738
ZOZO INC			**	3,848,003
ZSCALER INC COM			**	1,801,609
ZUMIEZ INC COM			**	295,563
ZURICH INSURANCE GROUP AG CHF0.10			**	12,488,727
Metropolitan Life (wrap contract)			**	81,490,178
Prudential (wrap contract)			**	70,033,789
RGA (wrap contract)			**	19,273,940
Royal Bank of Canada (wrap contract)			**	83,883,392
Voya (wrap contract)			**	113,706,227

TOTAL				$79,601,237,708

*PARTICIPANT LOANS (Interest from 3.25% to 9.50% maturing through December 2045)			**	$719,542,358

*Party-in-interest

**Cost information is not required for participant directed investment and therefore is not included.
				(Concluded)

THE BOEING COMPANY 401(k) RETIREMENT PLAN
FORM 5500, SCHEDULE H, LINE 4(a) - SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
FOR THE YEAR ENDED DECEMBER 31, 2025

Participant Contributions Transferred Late to Plan (1)	Total That Constitute Nonexempt Prohibited Transactions
Check here if Late Participant Loan Repayments are included: ☐	Contributions Not Corrected (2)	Contributions Corrected Outside VFCP (3)	Contributions Pending Correction in VFCP	Total Fully Corrected Under VFCP and PTE 2002-51
$7,583	$253	$7,330	$—	$—

(1) The Boeing Distribution Services, Inc. Retirement Plan (“BDSI Plan”) was merged into the Plan effective December 31, 2024. Prior to this merger, participant contributions from various pay periods in 2024 were remitted late to the BDSI Plan.

(2) Contributions of $253 were remitted to the BDSI Plan in 2024. Lost earnings are in the process of being calculated and will be remitted to the Plan once finalized.

(3) Contributions of $5,627 were remitted to the BDSI Plan in 2024 and contributions of $1,703 were remitted to the Plan in 2025. Lost earnings were remitted to the Plan in 2025.

THE BOEING COMPANY 401(k) RETIREMENT PLAN
FORM 5500, SCHEDULE G, PART III - SCHEDULE OF NONEXEMPT TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2025

Party Involved	Relationship to Plan	Description of Transaction	Cost of Asset	Current Value of Asset	Net Gain on Each Transaction
Morningstar	Service provider	Plan assets were inadvertently used to make an overpayment to a third-party provider.	$4,700	$5,011	$311

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOEING COMPANY
401(k) RETIREMENT PLAN

June 16, 2026	/s/ Michael J. Cleary
Date	Michael J. Cleary
Senior Vice President and Controller